NEW ENGLAND POWER POOL


                RESTATED NEW ENGLAND POWER POOL AGREEMENT


                FERC ELECTRIC THIRD REVISED RATE SCHEDULE NO. 5



            (As amended through the Sixty-Ninth Agreement
             Amending New England Power Pool Agreement)











                          TABLE OF CONTENTS           SHEET NO.


PART ONE INTRODUCTION

SECTION 1 DEFINITIONS 1.1 Accepted Electric Industry Practice 1.2 Adjusted Load
1.3 Adjusted Monthly Peak 1.4 Adjusted Net Interchange 1.5 Administrative Procedures 1.6 AGC Capability 1.7 AGC Entitlement 1.8 Agreement 1.9 Annual Transmission Revenue Requirements 1.10 Automatic Generation Control or AGC 1.11 Balloting Agent 1.12 Bid Price 1.13 Bilateral Transaction 1.14 Clearing Price
1.15 CMS 1.16 CMS/MSS Effective Date 1.17 Commission 1.18 Congestion 1.19 Congestion Component 1.20 Congestion Cost 1.21 Congestion Revenue 1.22 Congestion Revenue Fund 1.23 Control Area 1.24 Curtailment 1.25 Day-Ahead 1.26 Day-Ahead Market 1.27 Demand Bid 1.28 Demand Bid Price 1.29 Direct Assignment Facilities 1.30 Dispatch Day 1.31 Dispatchable Load 1.32 Dispatch Price 1.33 Distribution Company 1.34 Distribution Company Load Zone 1.35 EHV PTF 1.36 Electrical Load 1.37 Eligible Customer 1.38 End User Behind-the-Meter Generation
1.39 End User Organization 1.40 End User Participant 1.41 Energy 1.42 Energy Entitlement 1.43 Entitlement 1.44 Entity 1.45 Excepted Transaction 1.46 External Node 1.47 Facilities Study 1.48 FCR 1.49 Financial Congestion Right 1.50 Firm Contract 1.51 First Effective Date 1.52 Governance Only Member 1.53 HQ Contracts
1.54 HQ Energy Banking Agreement 1.55 HQ Interconnection 1.56 HQ Interconnection Agreement 1.57 HQ Interconnection Capability Credit 1.58 HQ Interconnection Transfer Capability 1.59 HQ Net Interconnection Capability Credit 1.60 HQ Phase I Energy Contract 1.61 HQ Phase I Percentage 1.62 HQ Phase I Transfer Credit
1.63 HQ Phase II Firm Energy Contract 1.64 HQ Phase II Gross Transfer Responsibility 1.65 HQ Phase II Net Transfer Responsibility 1.66 HQ Phase II Percentage 1.67 HQ Phase II Transfer Credit 1.68 HQ Use Agreement 1.69 Hub 1.70 Hub Price 1.71 Installed Capability 1.72 Installed Capability Entitlement 1.73 Installed Capability Responsibility 1.74 Installed System Capability 1.75 Interchange Transactions 1.76 Internal Point-to-Point Service 1.77 Interruption
1.78 ISO 1.79 Kilowatt 1.80 Large End User 1.81 Liaison Committee 1.82 Load 1.83 Load Asset Contract 1.84 Load Zone 1.85 Local Network 1.86 Local Network Service
1.87 Location 1.88 Locational Price 1.89 Lost Opportunity Cost 1.90 Lower Voltage PTF 1.91 Marginal Loss 1.92 Marginal Loss Component 1.93 Marginal Loss Revenue 1.94 Marginal Loss Revenue Fund 1.95 Market Products 1.96 Market Rules
1.97 Markets Committee 1.98 Megawatt 1.99 Monthly 1.100 MSS 1.101 NEPOOL 1.102 NEPOOL Control Area 1.103 NEPOOL Installed Capability 1.104 NEPOOL Installed Capability Responsibility 1.105 NEPOOL Objective Capability 1.106 NEPOOL Market
1.107 NEPOOL System Rules 1.108 NEPOOL Transmission System 1.109 NERC 1.110 {Net Hourly Load Obligation for Energy 1.111 New Unit 1.112 No-Load Price 1.113 Nodal Price 1.114 Node 1.115 Non-Participant 1.116 NPCC 1.117 OASIS 1.118 Operable Capability 1.119 Operating Reserve 1.120 Operating Reserve Entitlement 1.121 Other HQ Energy 1.122 Participant 1.123 Participants Committee 1.124 Pool-Planned Facility 1.125 Pool-Planned Unit 1.126 Power Year 1.127 Prior NEPOOL Agreement 1.128 Proxy Unit 1.129 PTF 1.130 Publicly Owned Entity 1.131 Real-Time 1.132 Real-Time Market 1.133 Reference Node 1.134 Regional Network Service 1.135 Related Person 1.136 Reliability Committee 1.137 Reliability Standards 1.138 Reliability Must Run 1.139 Reliability Region 1.140 {Reserve Contract 1.141 {Reserve Price 1.142 Resource 1.143 Review Board43 1.144 RMR
1.145 RMR Charge 1.146 RMR Uplift 1.147 Scheduled Dispatch Period 1.148 Second Effective Date 1.149 Sector 1.149A Self-Schedule 1.149B Self-Supply 1.150 Service Agreement 1.151 Settlement Obligation 1.152 Shift Factor 1.153 Small End User 1.154 Standard Offer Obligation 1.155 Start-Up Price 1.156 Summer Capability 1.157 Summer Period 1.158 Supply Obligation 1.159 Supply Offer 1.160 Supply Offer Price 1.161 System Contract 1.162 System Impact Study 1.163 System Operator 1.164 Target Availability Rate 1.165 Tariff 1.166 Tariff Committee
1.167 Technical Committees 1.168 Third Effective Date 1.169 Through or Out Service 1.170 Transition Period 1.171 Transmission Customer 1.172 Transmission Owner 1.173 Transmission Owners Committee 1.174 Transmission Provider 1.175 Unit Contract 1.176 Withdrawal Factor 1.177 Winter Capability 1.178 Winter Period
1.179 Zonal Price 1.180 4-Hour Reserve 1.181 4-Hour Reserve Entitlement 1.182 10-Minute Spinning Reserve 1.183 10-Minute Non-Spinning Reserve 1.184 30-Minute Operating Reserve 1.185 Modification of Certain Definitions When a Participant Purchases a Portion of Its Requirements from Another Participant Pursuant to Firm Contract

SECTION 2  PURPOSE; EFFECTIVE DATES
2.1  Purpose
2.2  Effective Dates; Transitional Provisions

SECTION 3  MEMBERSHIP
3.1  Membership
3.2  Operations Outside the Control Area
3.3  Lack of Place of Business in New England
3.4  Obligation for Deferred Expenses
3.5  Financial Security

SECTION 4  STATUS OF PARTICIPANTS
4.1  Treatment of Certain Entities as Single Participant
4.2  Participants to Retain Separate Identities

SECTION 5  NEPOOL OBJECTIVES AND COOPERATION BY PARTICIPANTS
5.1  NEPOOL Objectives
5.2  Cooperation by Participants

PART TWO GOVERNANCE

SECTION 6 COMMITTEE ORGANIZATION AND VOTING 6.1 Principal Committees 6.2 Sector Representation 6.3 Appointment of Members and Alternates 6.4 Term of Members 6.5 Regular and Special Meetings 6.6 Notice of Meetings 6.7 Attendance 6.8 Quorum
6.9 Voting Definitions 6.10 Voting On Proposed Actions 6.11 Voting On Amendments
6.12 Designated Representatives and Proxies 6.13 Limits on Representatives 6.14 Adoption of Bylaws 6.15 Joint Meetings of Technical Committees

SECTION 7 PARTICIPANTS COMMITTEE
7.1  Officers
7.2  Adoption of Budgets
7.3  Establishing Reliability Standards
7.4  Appointment and Compensation of NEPOOL Personnel
7.5  Duties and Authority
7.6  Attendance of Participants at Committee Meeting
7.7  Appeal of Actions to Review Board

SECTION 8  RELIABILITY COMMITTEE
8.1  Officers
8.2  Notice to Members and Alternates of Participants Committee
8.3  Voting; Appeal of Actions
8.4  Responsibilities
8.5  Establishment of Subcommittees and Task Forces
8.6  Further Powers and Duties

SECTION 9  TARIFF COMMITTEE
9.1  Officers
9.2  Notice to Members and Alternates of Participants Committee
9.3  Voting; Appeal of Actions
9.4  Responsibilities
9.5  Establishment of Subcommittees and Task Forces
9.6  Further Powers and Duties

SECTION 10 MARKETS COMMITTEE
10.1  Officers
10.2 Notice to Members and Alternates of Participants Committee 10.3 Voting; Appeal of Actions 10.4 Responsibilities 10.5 Establishment of Subcommittees and Task Forces 10.6 Further Powers and Duties 10.7 Development of Rules Relating to Non-Participant Supply and Demand-side Resources

SECTION 11   FURTHER RESTRUCTURING

SECTION 11A REVIEW BOARD 11A.1 Organization 11A.2 Composition 11A.3 Qualifications 11A.4 Term 11A.5 Meetings 11A.6 Bylaws
11A.7 Procedure on Appeal of Participant Committee Action or Failure to Take Action
11A.8  Effect of a Review Board Decision
11A.9
11A.10
11A.11

SECTION 11B TRANSMISSION OWNERS COMMITTEE 11B.1 Organization 11B.2 Membership 11B.3 Appointment of Members and Alternates 11B.4 Term of Members 11B.5 Regular and Special Meetings 11B.6 Notice of Meetings 11B.7 Attendance 11B.8 Votes 11B.9 Appointment of Task Forces or Working Groups 11B.10 Officers 11B.11 Adoption of Bylaws 11B.12 Review of Committee Actions

SECTION 11C LIAISON COMMITTEE 11C.1 Organization; Duties 11C.2 Membership 11C.3 Regular and Special Meetings 11C.4 Notice of Meetings 11C.5 Attendance 11C.6 Officers

PART THREE     MARKET PROVISIONS

SECTION 12 INSTALLED CAPABILITY OBLIGATIONS AND PAYMENTS 12.0 Continuing Reliability Measures 12.1 Obligations to Provide Installed Capability 12.2 Computation of Installed Capability Responsibilities
12.3  [Deleted.]
12.4  [Deleted.]
12.5  Consequences of Deficiencies in Installed Capability Responsibility
12.6  [Deleted]
12.7  Payments to Participants Furnishing Installed Capability

SECTION 13 OPERATION, GENERATION, OTHER RESOURCES, AND INTERRUPTIBLE CONTRACTS
13.1 Maintenance and Operation in Accordance with Accepted Electric Industry Practice 13.2 Central Dispatch 13.3 Maintenance and Repair 13.4 Objectives of Day-to-Day System Operation 13.5 Satellite Membership

SECTION 14   INTERCHANGE TRANSACTIONS
14.1 Obligation for Energy, Operating Reserve and Automatic Generation Control
14.2 Obligation to Bid or Schedule, and Right to Receive Energy, Operating Reserve and Automatic Generation Control 14.3 Amount of Energy, Operating Reserve and Automatic Generation Control Received or Furnished 14.4 Payments by Participants Receiving Energy Service, Operating Reserve and Automatic Generation Control 14.5 Payments to Participants Furnishing Energy Service, Operating Reserve, and Automatic Generation Control 14.6 Energy Transactions with Non-Participants 14.7 Participant Purchases Pursuant to Firm Contracts and System Contracts 14.8 Determination of Energy Clearing Price 14.9 Determination of Operating Reserve Clearing Price 14.10 Determination of AGC Clearing Price
14.11 Funds to or from which Payments are to be Made 14.12 Development of Rules Relating to Nuclear and Hydroelectric Generating Facilities, Limited-Fuel Generating Facilities, and Interruptible Loads 14.13 Dispatch and Billing Rules During Energy Shortages 14.14 Congestion Uplift 14.14A CMS/MSS Implementation Studies Related to Congestion 14.15 Additional Uplift Charges

SECTION 14A PARTICIPANT MARKET TRANSACTIONS ON AND AFTER THE CMS/MSS EFFECTIVE DATE 14A.1 Supply Obligations and Settlement Obligations for Energy, Operating Reserve, 4-Hour Reserve and Automatic Generation Control 14A.2 Right to Receive Service 14A.3 Participation in the Day-Ahead Market 14A.4 Nature of Demand Bids and Supply Offers; Limitations; Self-Schedules and Self-Supplies 14A.5 Scheduling Procedures in the Day-Ahead Market 14A.6 Participation in the Real-Time Market 14A.7 Scheduling Procedures in the Real-Time Market 14A.8 Settlement Obligation Payments for Energy, Operating Reserves, 4-Hour Reserves and Automatic Generation Control 14A.9 Supply Obligation Payments For Energy, Operating Reserves, 4-Hour Reserves and Automatic Generation Control 14A.10 Contract and Scheduling Authority 14A.11 Bilateral Transactions and Participant Transactions with Non- Participants 14A.12 Determination of Locational Prices 14A.13 Determination of Operating Reserve and 4-Hour Reserve Clearing Prices 14A.14 Determination of AGC Clearing Price 14A.15 Funds to or from which Payments are to Be Made 198WW14A.16 Marginal Losses 14A.17 Congestion Cost and Revenues 14A.18 Market Monitoring and Reports 14A.19 Additional Uplift ChargesPART FOUR TRANSMISSION PROVISIONS

SECTION 15  OPERATION OF TRANSMISSION FACILITIES
15.1 Definition of PTF
15.2 Maintenance and Operation in Accordance with Accepted Electric Industry Practice
15.3 Central Dispatch
15.4 Maintenance and Repair
15.5 Additions to or Upgrades of PTF

SECTION 16  SERVICE UNDER TARIFF
16.1 Effect of Tariff
16.2 Obligation to Provide Regional Service
16.3 Obligation to Provide Local Network Service
16.4 Transmission Service Availability
16.5 Transmission Information
16.6 Distribution of Transmission Revenues

SECTION 17  POOL-PLANNED UNIT SERVICE
17.1 Effective Period
17.2 Obligation to Provide Service
17.3 Rules for Determination of Facilities Covered by Particular Transactions
17.4 Payments for Uses of EHV PTF During the Transition Period
17.5 Payments for Uses of Lower Voltage PTF
17.6 Use of Other Transmission Facilities by Participants
17.7 Limits on Individual Transmission Charges

SECTION 17A     TRANSMISSION OWNERS RESERVED RIGHTS
17A.1
17A.2
17A.3
17A.4
17A.5
17A.6
17A.7
17A.8

PART FIVE GENERAL

SECTION 18 GENERATION AND TRANSMISSION FACILITIES 18.1 Designation of Pool-Planned Facilities 18.2 Construction of Facilities
18.3 Protective Devices for Transmission Facilities and Automatic Generation Control Equipment
18.4 Review of Participant's Proposed Plans
18.5 Participant to Avoid Adverse Effect

SECTION 19  EXPENSES
19.1 Annual Fee
19.2  NEPOOL Expenses
19.3  Restructuring Costs

SECTION 20  INDEPENDENT SYSTEM OPERATOR

SECTION 21  MISCELLANEOUS PROVISIONS
21.1  Alternative Dispute Resolution
21.2 Payment of Pool Charges; Termination of Status as Participant 21.3 Assignment 21.4 Force Majeure 21.5 Waiver of Defaults 21.6 Other Contracts 21.7 Liability and Insurance 21.8 Records and Information 21.9 Consistency with NPCC and NERC Standards 21.10 Construction 21.11 Amendment 21.12 Termination 21.13 Notices to Participants, Committees, Committee Members, or the System Operator
21.14 Severability and Renegotiation 21.15 No Third-Party Beneficiaries 21.16 Counterparts

ATTACHMENT A  METHODOLOGY FOR DETERMINATION OF TRANSMISSION FLOWS
ATTACHMENT B  NEPOOL OPEN ACCESS TRANSMISSION TARIFF
ATTACHMENT C  RELIABILITY REGIONS









THIS AGREEMENT dated as of the first day of September, 1971, as amended, was entered into by the signatories thereto for the establishment by them of a bulk power pool to be known as NEPOOL and is restated by an amendment dated as of December 1, 1996 and amended by subsequent amendments.

In consideration of the mutual agreements and undertakings herein, the signatories hereby agree as follows:

                                    PART ONE
                                  INTRODUCTION

                                    SECTION 1
                                   DEFINITIONS

Whenever used in this Agreement, in either the singular or the plural number, the terms contained in this Section shall have the meanings set forth herein. If a term is identified in this Section with an asterisk (*), the definition may be modified in certain cases pursuant to the last subsection of this Section 1. If a term includes language in brackets ([ ]), such language shall become effective automatically on the CMS/MSS Effective Date. Certain definitions are included in braces ({ }). These definitions are still subject to further modification or deletion and will not become effective except pursuant to a further Commission order. To the extent appropriate to reflect the understandings of this introductory text, future composite copies of this Agreement may remove brackets ([]), and braces ({ }), and part or all of this explanatory introductory language, and may renumber the definitions, without further specific amendment to or restatement of this Agreement.

1.1 Accepted Electric Industry Practice shall mean any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgement in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Accepted Electric Industry Practice is not limited to a single, optimum practice method or act to the exclusion of others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the region.

1.2 Adjusted Load * (not less than zero) of a Participant during any particular hour is the Participant's Load during such hour less any Kilowatts received (or Kilowatts which would have been received except for the application of Section 14.7(b)) by such Participant pursuant to a Firm Contract.

1.3 Adjusted Monthly Peak of a Participant for a month is its Monthly Peak, provided that if there has been a transfer between Participants, in whole or part, of the responsibilities under this Agreement during such month pursuant to a Firm Contract, the Adjusted Monthly Peak of each such Participant shall reflect the effect of such transaction, but the Adjusted Monthly Peak of a Participant shall not be changed from the Monthly Peak to reflect the effect of any other transaction.

1.4 Adjusted Net Interchange of a Participant for an hour is (a) the Kilowatts produced by or delivered to the Participant from its Energy Entitlements or pursuant to arrangements entered into under Section 14.6, as adjusted in accordance with Market Rules approved by the Markets Committee to take account of associated electrical losses, as appropriate, minus (b) the sum of (i) the Electrical Load of the Participant for the hour, and (ii) the kilowatthours delivered by such Participant to other Participants pursuant to Firm Contracts or System Contracts, in accordance with the treatment agreed to pursuant to
Section 14.7(a), together with any associated electrical losses. This section shall terminate and be of no further force and effect after final settlement with respect to services rendered until the CMS/MSS Effective Date.

1.5 Administrative Procedures are procedures adopted by the System Operator in order to fulfill its responsibilities to apply and implement NEPOOL System Rules.

1.6 AGC Capability of an electric generating unit or combination of units is the maximum dependable ability of the unit or units to increase or decrease the level of output within a time frame specified by Market Rules approved by the Markets Committee, in response to a remote direction from the System Operator in order to maintain currently proper power flows into and out of the NEPOOL Control Area and to control frequency.

1.7 AGC Entitlement is the right for the purposes of settlement to all or a portion of the AGC Capability of a generating unit or units to which an Entity is entitled as an owner (either sole or in common) or as a purchaser under a Unit Contract, reduced by any portion thereof which such Entity is selling pursuant to a Unit Contract. An AGC Entitlement in a generating unit or units may, but need not, be combined with any other Entitlements relating to such generating unit or units and may be transferred separately from the related Installed Capability Entitlement, Energy Entitlement[, 4-Hour Reserve Entitlement] or Operating Reserve Entitlement.

1.8 Agreement is this restated contract and attachments, including the Tariff, as amended and restated from time to time.

1.9 Annual Transmission Revenue Requirements of a Participant's PTF or of all Participants' PTF for purposes of this Agreement are the amounts determined in accordance with Attachment F to the Tariff.

1.10 Automatic Generation Control or AGC is a measure of the ability of a generating unit or portion thereof to respond automatically within a specified time to a remote direction from the System Operator to increase or decrease the level of output in order to control frequency and to maintain currently proper power flows into and out of the NEPOOL Control Area.

1.11 Balloting Agent is the Secretary of the Participants Committee.

1.12 Bid Price is the amount which a Participant offers to accept, in a notice furnished to the System Operator by it or on its behalf in accordance with the Market Rules approved by the Markets Committee, as compensation for (i) furnishing Installed Capability to other Participants pursuant to this Agreement, or (ii) preparing the start up or starting up or increasing the level of operation of, and thereafter operating, a generating unit or units to provide Energy to other Participants pursuant to this Agreement, or (iii) having a unit or units available to provide Operating Reserve to other Participants pursuant to this Agreement, or (iv) having a unit or units available to provide AGC to other Participants pursuant to this Agreement, or (v) providing to other Participants Installed Capability, Energy, Operating Reserve and/or AGC pursuant to a Firm Contract or System Contract in accordance with Section 14.7. This definition shall terminate and be of no further force and effect after final settlement with respect to services rendered before the CMS/MSS Effective Date.

1.13 Bilateral Transaction is a transaction, including a Firm Contract, System Contract, Load Asset Contract or other contract, between two or more Participants submitted for the transfer of Settlement Obligations in accordance with the Market Rules with respect to Installed Capability, Energy at one or more Locations within the NEPOOL Control Area, Operating Reserve[, 4-Hour Reserve] and/or AGC. When used in the plural form, it may be any or all such arrangements or combinations thereof, as the context requires.

1.14 Clearing Price is the amount determined for Energy, Operating Reserve and AGC pursuant to Sections 14.8, 14.9 and 14.10, respectively, until the CMS/MSS Effective Date, and thereafter pursuant to Sections 14A.8(a), 14A.8(b) and 14A.8(c), respectively.

1.15 CMS is the Congestion management system under the NEPOOL arrangements, including Locational Prices for Energy and Financial Congestion Rights.

1.16 CMS/MSS Effective Date is the date on which the provisions of Section 14A shall become fully effective and supersede the provisions of Section 14. The CMS/MSS Effective Date shall be a date fixed by the Participants Committee which occurs after NEPOOL System Rules and computer programs to fully implement
Section 14A of the Agreement and Schedules 13, 14 and 15 of the Tariff are in place and at least thirty (30) days have elapsed since the Participants Committee has provided notice to the Commission of the proposed CMS/MSS Effective Date.

1.17  Commission is the Federal Energy Regulatory Commission.

1.18 Congestion is a condition of the NEPOOL Transmission System in which transmission limitations prevent unconstrained regional economic dispatch of the power system. Following the CMS/MSS Effective Date, Congestion is the condition that results in the Congestion Component of the Locational Price at one Location being different from the Congestion Component of the Locational Price at another Location during any given hour of the Dispatch Day in the Day-Ahead Market and Real-Time Market.

1.19 Congestion Component is the component of the Nodal Price that reflects the marginal cost of Congestion at a given Node or External Node relative to the Reference Node. When used in connection with Zonal Price and Hub Price, the term Congestion Component refers to the Congestion Components of the Nodal Prices that comprise the Zonal Price and Hub Price averaged or weighted in the same way that Nodal Prices are averaged or weighted to determine the Zonal Price and Hub Price, respectively.

1.20 Congestion Cost is the cost of Congestion as defined in Section 14.14 of the Agreement and Section 24 of the Tariff for services until the CMS/MSS Effective Date. On and after the CMS/MSS Effective Date, Congestion Cost is the cost of Congestion as measured by the difference between the Congestion Components of the Locational Prices at different Locations and/or Reliability Regions on the NEPOOL Transmission System.

1.21 Congestion Revenue for each hour is the surplus revenue, if any, for each hour after netting the revenues paid and collected for the Congestion Components of Locational Price for all Energy transactions on the NEPOOL Transmission System, including Energy deliveries by Non-Participant Transmission Customers taking service under the Tariff, as settled in accordance with the Market Rules. Congestion Revenue is calculated for each hour of the Dispatch Day in the Day-Ahead Market and Real-Time Market as provided in Section E of Schedule 14 of the Tariff and the applicable Market Rules.

1.22 Congestion Revenue Fund is the fund of Congestion Revenue administered by the System Operator in accordance with Section 14A.17 of the Agreement, Schedules 13 and 14 of the Tariff, and the applicable Market Rules.

1.23 Control Area is an electric power system or combination of electric power systems to which a common automatic generation control scheme is applied in order to:

(i) match, at all times, the power output of the generators within the electric power system(s) and capacity and energy purchased from entities outside the electric power system(s), with the load within the electric power system(s);

(ii) maintain scheduled interchange with other Control Areas, within the limits of Accepted Electric Industry Practice;

(iii) maintain the frequency of the electric power system(s) within reasonable limits in accordance with Accepted Electric Industry Practice and the criteria of the applicable regional reliability council or the NERC; and

(iv) provide sufficient generating capacity to maintain operating reserves in accordance with Accepted Electric Industry Practice.

1.24 Curtailment is a reduction in firm or non-firm transmission service in response to a transmission capacity shortage as a result of system reliability conditions.

1.25 Day-Ahead is the calendar day immediately preceding a Dispatch Day for which Participants submit Demand Bids and Supply Offers in accordance with applicable Market Rules and the System Operator schedules Resources for Energy, Operating Reserve, 4-Hour Reserve and AGC in accordance with applicable NEPOOL System Rules.

1.26 Day-Ahead Market is the market provided for in Section 14A and conducted in the calendar day immediately preceding a Dispatch Day in which Energy, Operating Reserve, 4-Hour Reserve and AGC are scheduled for a Dispatch Day, based on the Day-Ahead Demand Bids and Supply Offers and applicable NEPOOL System Rules.

1.27 Demand Bid is a proposal by a Participant to receive and pay for Energy, at a specified Location and at a specified Demand Bid Price, that is submitted to the System Operator pursuant to the Agreement and applicable Market Rules, and includes information with respect to the quantity to be received and paid for and other matters complying with the Market Rules.

1.28 Demand Bid Price is the price specified by a Participant to the System Operator in a Demand Bid for Energy at a specified Location.

1.29 Direct Assignment Facilities are facilities or portions of facilities that are Non-PTF and are constructed for the sole use/benefit of a particular Transmission Customer requesting service under the Tariff or Generator Owner requesting an interconnection. Direct Assignment Facilities shall be specified in a separate agreement with the Transmission Provider whose transmission system is to be modified to include and/or interconnect with said Facilities, shall be subject to applicable Commission requirements and shall be paid for by the Transmission Customer or a Generator Owner in accordance with the separate agreement and not under the Tariff.

1.30 Dispatch Day is the period beginning at the minute ending 0001 and ending at 2400 each day.

1.31 Dispatchable Load is any portion of the Electrical Load of a Participant that meets the requirements of the Market Rules to qualify as Operating Reserve or 4-Hour Reserve or to have its Energy consumption modified in Real-Time because of its ability to respond to remote dispatch instructions from the System Operator. A Demand Bid to receive and pay for Energy at an External Node shall, if scheduled, be considered a Dispatchable Load for the purposes of the Day-Ahead Market and the Real-Time Market.

1.32 Dispatch Price of a generating unit or combination of units, or a Firm Contract or System Contract permitted to be bid to supply Energy in accordance with Section 14.7(b) until the CMS/MSS Effective Date or permitted to be included in a Supply Offer for Energy in accordance with 14A.11(b) on and after the CMS/MSS Effective Date, is the price to provide Energy from the unit or units or Firm Contract or System Contract, as determined pursuant to the Market Rules to incorporate the Bid Price or Supply Offer Price, as appropriate, for such Energy and any loss adjustments, if and as appropriate under applicable Market Rules.

1.33  Distribution Company has the meaning specified in Section 14A.12(b).

1.34 Distribution Company Load Zone has the meaning specified in Section 14A.12(b).

1.35 EHV PTF are PTF transmission lines which are operated at 230 kV or above and related PTF facilities, including transformers which link other EHV PTF facilities, but do not include transformers which step down from 230 kV or a higher voltage to a voltage below 230 kV.

1.36 Electrical Load (in Kilowatts) of a Participant during any particular hour is the total during such hour (eliminating any distortion arising out of (i) Interchange Transactions, or (ii) transactions across the system of such Participant, or (iii) deliveries between Entities constituting a single Participant, or (iv) other electrical losses, if and as appropriate), of

(a) kilowatthours provided by such Participant to its retail customers for consumption, plus

(b)  kilowatthours of use by such Participant, plus

(c) kilowatthours of electrical losses and unaccounted for use by the Participant on its system, plus

(d) kilowatthours used by such Participant for pumping Energy for its Entitlements in pumped storage hydroelectric generating facilities, plus

(e)  kilowatthours delivered by such Participant to Non-Participants, plus

(f) kilowatthours of Electrical Load responsibility incurred due to a transfer from another Participant pursuant to a Load Asset Contract for Electrical Load, minus

(g) kilowatthours of Electrical Load responsibility transferred to another Participant pursuant to a Load Asset Contract for Electrical Load. The Electrical Load of a Participant may be calculated in any reasonable manner which substantially complies with this definition.

1.37 Eligible Customer is the following: (i) Any Participant that is engaged, or proposes to engage, in the wholesale or retail electric power business is an Eligible Customer under the Tariff. (ii) Any electric utility (including any power marketer), Federal power marketing agency, or any other entity generating electric energy for sale or for resale is an Eligible Customer under the Tariff. Electric energy sold or produced by such entity may be electric energy produced in the United States, Canada or Mexico. However, with respect to transmission service that the Commission is prohibited from ordering by Section 212(h) of the Federal Power Act, such entity is eligible only if the service is provided pursuant to a state requirement that the Transmission Provider with which that entity is directly interconnected offer the unbundled transmission service, or pursuant to a voluntary offer of such service by the Transmission Provider with which that entity is directly interconnected. (iii) Any end user taking or eligible to take unbundled transmission service pursuant to a state requirement that the Transmission Provider with which that end user is directly interconnected offer the transmission service, or pursuant to a voluntary offer of such service by the Transmission Provider with which that end user is directly interconnected, is an Eligible Customer under the Tariff.

1.38 End User Behind-the-Meter Generation is generation that has all three of the following attributes: (a) it is owned by a Governance Only Member; and (b) it is used to meet that Governance Only Member's load or, for any hour in which the output of the End User Behind-the-Meter Generation owned by the Governance Only Member exceeds its Electrical Load, another Participant which is not a Governance Only Member is obligated under tariff or contract to report such excess to the ISO pursuant to applicable Market Rules; and (c) it is delivered to the Governance Only Member without the use of PTF or another Entity's transmission or distribution facilities.

1.39 End User Organization is an End User Participant which is (a) a registered tax-exempt non-profit organization with (i) an organized board of directors and
(ii) a membership (A) of at least 100 Entities that buy electricity at wholesale or retail in the New England states or (B) with an aggregate peak monthly demand (non-coincident) for load in New England, including load served by End User Behind-the-Meter Generation, of at least ten (10) megawatts or (b) a municipality or other governmental agency located in New England which does not meet the definition of Publicly Owned Entity.

1.40 End User Participant is a Participant which is a consumer of electricity in the NEPOOL Control Area that generates or purchases electricity primarily for its own consumption or a non-profit group representing such consumers.

1.41 Energy is electrical energy, measured in kilowatthours or megawatthours.

1.42 Energy Entitlement is a right for purposes of settlement to all or a portion of the electric output of a generating unit at the Node where such unit is interconnected to the NEPOOL Transmission System to which an Entity is entitled as an owner (either sole or in common) or as a purchaser pursuant to a Unit Contract, reduced by any portion thereof which such Entity is selling pursuant to a Unit Contract. An Energy Entitlement in a generating unit or units may, but need not, be combined with any other Entitlements relating to such generating unit or units and may be transferred separately from the related Installed Capability Entitlement, Operating Reserve Entitlements[, 4-Hour Reserve Entitlement] or AGC Entitlement.

1.43 Entitlement is an Installed Capability Entitlement, Energy Entitlement, Operating Reserve Entitlement[, 4-Hour Reserve Entitlement] or AGC Entitlement. When used in the plural form, it may be any or all such Entitlements or combinations thereof, as the context requires.

1.44 Entity is any person or organization whether the United States of America or Canada or a state or province or a political subdivision thereof or a duly established agency of any of them, a private corporation, a partnership, an individual, an electric cooperative or any other person or organization recognized in law as capable of owning property and contracting with respect thereto that is either:

(a) engaged in the electric power business (the generation and/or transmission and/or distribution of electricity for consumption by the public or the purchase, as a principal or broker, of Installed Capability, Energy, Operating Reserve, [4-Hour Reserve] and/or AGC for resale); or

(b) a consumer of electricity in the NEPOOL Control Area that generates or purchases electricity primarily for its own consumption or a non-profit group representing such consumers.

1.45 Excepted Transaction is a transaction specified in Section 25 of the Tariff for the applicable period specified in that Section, or in Sections 25A and 25B of the Tariff.

1.46 External Node is a bus or buses used for establishing a Locational Price for Energy received by Participants from, or delivered by Participants to, a neighboring Control Area.

1.47 Facilities Study is an engineering study conducted pursuant to this Agreement or the Tariff by the System Operator and/or one or more affected Participants to determine the required modifications to the NEPOOL Transmission System, including the cost and scheduled completion date for such modifications, that will be required to provide a requested transmission service or interconnection.

1.48  FCR is a Financial Congestion Right.

1.49 Financial Congestion Right is a financial instrument that evidences the rights and obligations specified in Schedule 14 of the Tariff.

1.50 Firm Contract is any contract, other than a Unit Contract, for the purchase of Installed Capability, Energy [at a Location], Operating Reserves[, 4-Hour Reserves] and/or AGC, pursuant to which the purchaser's right to receive such Installed Capability, Energy, Operating Reserves[, 4- Hour Reserves] and/or AGC is subject only to the supplier's inability to satisfy its obligations thereunder as the result of events beyond the supplier's reasonable control.

1.51  First Effective Date is March 1, 1997.

1.52 Governance Only Member is an End User Participant that participates in NEPOOL for governance purposes only and elects to be a Governance Only Member before its application is approved by NEPOOL.

1.53 HQ Contracts are the HQ Interconnection Agreement, the HQ Phase I Energy Contract, and the HQ Phase II Firm Energy Contract.

1.54 HQ Energy Banking Agreement is the Energy Banking Agreement entered into on March 21, 1983 by Hydro-Quebec, the Participants, New England Electric Transmission Corporation and Vermont Electric Transmission Company, Inc., as it may be amended from time to time.

1.55 HQ Interconnection is the United States segment of the transmission interconnection which connects the systems of Hydro-Quebec and the Participants. "Phase I" is the United States portion of the 450 kV HVDC transmission line from a terminal at the Des Cantons Substation on the Hydro- Quebec system near Sherbrooke, Quebec to a terminal having an approximate rating of 690 MW at a substation at the Comerford Generating Station on the Connecticut River. "Phase II" is the United States portion of the facilities required to increase to approximately 2000 MW the transfer capacity of the HQ Interconnection, including an extension of the HVDC transmission line from the terminus of Phase I at the Comerford Station through New Hampshire to a terminal at the Sandy Pond Substation in Massachusetts. The HQ Interconnection does not include any PTF facilities installed or modified to effect reinforcements of the New England AC transmission system required in connection with the HVDC transmission line and terminals.

1.56 HQ Interconnection Agreement is the Interconnection Agreement entered into on March 21, 1983 by Hydro-Quebec and the Participants, as it may be amended from time to time.

1.57 HQ Interconnection Capability Credit of a Participant for a month during the Base Term (as defined in Section 1.63) of the HQ Phase II Firm Energy Contract is the sum in Kilowatts of (1)(a) the Participant's percentage share, if any, of the HQ Phase I Transfer Capability times (b) the HQ Phase I Transfer Credit, plus (2)(a) the Participant's percentage share, if any, of the HQ Phase II Transfer Capability, times (b) the HQ Phase II Transfer Credit. The Participants Committee shall establish appropriate HQ Interconnection Capability Credits to apply for a Participant which has such a percentage share (i) during an extension of the HQ Phase II Firm Energy Contract, and (ii) following the expiration of the HQ Phase II Firm Energy Contract.

1.58 HQ Interconnection Transfer Capability is the transfer capacity of the HQ Interconnection under normal operating conditions, as determined in accordance with Accepted Electric Industry Practice. The "HQ Phase I Transfer Capability" is the transfer capacity under normal operating conditions, as determined in accordance with Accepted Electric Industry Practice, of the Phase I terminal facilities as determined initially as of the time immediately prior to Phase II of the Interconnection first being placed in service, and as adjusted thereafter only to take into account changes in the transfer capacity which are independent of any effect of Phase II on the operation of Phase I. The "HQ Phase II Transfer Capability" is the difference between the HQ Interconnection Transfer Capability and the HQ Phase I Transfer Capability. Determinations of, and any adjustment in, transfer capacity shall be made by the Markets Committee in accordance with a schedule consistent with that followed by it in its determination of the Winter Capability and Summer Capability of generating units.

1.59 HQ Net Interconnection Capability Credit of a Participant at a particular time is its HQ Interconnection Capability Credit at the time in Kilowatts, minus a number of Kilowatts equal to (1) the percentage of its share of the HQ Interconnection Transfer Capability committed or used by it for an "Entitlement Transaction" at the time under the HQ Use Agreement, times (2) its HQ Interconnection Capability Credit for the current month.

1.60 HQ Phase I Energy Contract is the Energy Contract entered into on March 21, 1983 by Hydro-Quebec and the Participants, as it may be amended from time to time.

1.61 HQ Phase I Percentage is the percentage of the total HQ Interconnection Transfer Capability represented by the HQ Phase I Transfer Capability.

1.62 HQ Phase I Transfer Credit is 60/69 of the HQ Phase I Transfer Capability, or such other fraction of the HQ Phase I Transfer Capability as the Participants Committee may establish.

1.63 HQ Phase II Firm Energy Contract is the Firm Energy Contract dated as of October 14, 1985 between Hydro-Quebec and certain of the Participants, as it may be amended from time to time. The "Base Term" of the HQ Phase II Firm Energy Contract is the period commencing on the date deliveries were first made under the Contract and ending on August 31, 2000.

1.64 HQ Phase II Gross Transfer Responsibility of a Participant for any month during the Base Term of the HQ Phase II Firm Energy Contract (as defined in
Section 1.63) is the number in Kilowatts of (a) the Participant's percentage share, if any, of the HQ Phase II Transfer Capability for the month times (b) the HQ Phase II Transfer Credit. Following the Base Term of the HQ Phase II Firm Energy Contract, and again following the expiration of the HQ Phase II Firm Energy Contract, the Participants Committee shall establish an appropriate HQ Phase II Gross Transfer Responsibility that shall remain in effect concurrently with the HQ Interconnection Capability Credit.

1.65 HQ Phase II Net Transfer Responsibility of a Participant for any month is its HQ Phase II Gross Transfer Responsibility for the month minus a number of Kilowatts equal to (1) the highest percentage of its share of the HQ Interconnection Transfer Capability committed or used by it on any day of the month for an "Entitlement Transaction" under the HQ Use Agreement, times (2) its HQ Phase II Gross Transfer Responsibility for the month.

1.66 HQ Phase II Percentageis the percentage of the total HQ Interconnection Transfer Capability represented by the HQ Phase II Transfer Capability.

1.67 HQ Phase II Transfer Credit is 90/131 of the HQ Phase II Transfer Capability, or such other fraction of the HQ Phase II Transfer Capability as the Participants Committee may establish.

1.68 HQ Use Agreement is the Agreement with Respect to Use of Quebec Interconnection dated as of December 1, 1981 among certain of the Participants, as amended and restated as of September 1, 1985 and as it may be further amended from time to time.

1.69 Hub is a specific set of pre-defined Nodes, approved by the Participants Committee, for which a Locational Price will be calculated and which can be used to establish a reference price for Energy purchases and the transfer of Settlement Obligations for Energy and for the designation of FCRs in accordance with Schedule 14 of the Tariff.

1.70 Hub Price in each hour of the Dispatch Day in the Day-Ahead Market and the Real-Time Market is the price used for Energy purchases and Settlement Obligations for Energy which are treated as being transferred at a Hub in the hour. Hub Prices are calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

1.71 Installed Capability of an electric generating unit or combination of units during the Winter Period is the Winter Capability of such unit or units and during the Summer Period is the Summer Capability of such unit or units.

1.72 Installed Capability Entitlement is (a) the right to all or a portion of the Installed Capability of a generating unit or units to which an Entity is entitled as an owner (either sole or in common) or as a purchaser pursuant to a Unit Contract, (b) reduced by any portion thereof which such Entity is selling pursuant to a Unit Contract, and (c) further reduced or increased, as appropriate, to recognize rights to receive or obligations to supply Installed Capability pursuant to Firm Contracts or System Contracts in accordance with
Section 14.7(a). An Installed Capability Entitlement relating to a unit or units may, but need not, be combined with any other Entitlements relating to such generating unit or units and may be transferred separately from the related Energy Entitlement, Operating Reserve Entitlements, or AGC Entitlement.

1.73 Installed Capability Responsibility * of a Participant for any month is the number of Kilowatts determined in accordance with Section 12.2.

1.74 Installed System Capability of a Participant at a particular time is (i) the sum of such Participant's Installed Capability Entitlements plus (ii) its HQ Net Interconnection Capability Credit at the time.

1.75 Interchange Transactions are transactions deemed to be effected under
Section 12 of the Prior NEPOOL Agreement prior to the Second Effective Date, and transactions deemed to be effected under Section 14 of this Agreement on and after the Second Effective Date.

1.76 Internal Point-to-Point Service is the transmission service by that name provided pursuant to Section 19 of the Tariff.

1.77  Interruption

(a) Until the CMS/MSS Effective Date, Interruption is a reduction in non- firm transmission service due to economic reasons pursuant to Section 28.7 of the Tariff, other than a reduction which results from a failure to dispatch a generating resource, including a contract, used in a transaction requiring Through or Out Service which is out of merit order.

(b) On and after the CMS/MSS Effective Date, Interruption is a reduction in non-firm transmission service due to economic reasons pursuant to Section 28.7 of the Tariff, other than a reduction which results from a failure to dispatch a generating resource, including a Supply Offer or a Demand Bid at an External Node, used in a transaction requiring Through or Out Service which is out of merit order.

1.78 ISO is the Independent System Operator which is responsible for the continued operation of the NEPOOL Control Area from the NEPOOL control center and the administration of the Tariff, subject to regulation by the Commission.

1.79  Kilowatt is a kilowatthour per hour.

1.80 Large End User is an End User Participant which is considered for this purpose to be (a) a single end user with a peak monthly demand (non- coincident) for load in New England, including load served by End User Behind-the-Meter Generation, of at least one (1) megawatt, or (b) a group of two or more corporate entities each with a peak monthly demand (non- coincident) for load in New England, including load served by End User Behind-the-Meter Generation, of at least 0.35 megawatts that together totals at least one (1) megawatt.

1.81 Liaison Committee is the committee whose responsibilities are specified in Section 11C.

1.82 Load * (in Kilowatts) of a Participant during any particular hour is the total during such hour (eliminating any distortion arising out of (i) Interchange Transactions, or (ii) transactions across the system of such Participant, or (iii) deliveries between Entities constituting a single Participant, or (iv) other electrical losses, if and as appropriate) of

(a) kilowatthours provided by such Participant to its retail customers for consumption (excluding any kilowatthours which may be classified as interruptible under Market Rules approved by the Markets Committee), plus

(b) kilowatthours delivered by such Participant pursuant to Firm Contracts to its wholesale customers for resale, plus

(c) kilowatthours of use by such Participant, exclusive of use by such Participant for the operation and maintenance of its generating unit or units, plus

(d) kilowatthours of electrical losses and unaccounted for use by the Participant on its system.

The Load of a Participant may be calculated in any reasonable manner which substantially complies with this definition.

For the purposes of calculating a Participant's Annual Peak, Adjusted Monthly Peak, Adjusted Annual Peak and Monthly Peak, the Load of a Participant shall be adjusted to eliminate any distortions resulting from voltage reductions. In addition, upon the request of any Participant, the Markets Committee shall make, or supervise the making of, appropriate adjustments in the computation of Load for the purposes of calculating any Participant's Annual Peak, Adjusted Monthly Peak, Adjusted Annual Peak and Monthly Peak to eliminate any distortions resulting from emergency load curtailments which would significantly affect the Load of any Participant.

1.83 Load Asset Contract is a transaction for the transfer of responsibility for Electrical Load (and may include Electrical Load qualifying as Dispatchable
Load), Installed Capability, or the rights to compensation for Operating Reserve to the extent the transfer relates to Dispatchable Load, the terms of which shall conform to the requirements of applicable Market Rules.

1.84 Load Zone is a Reliability Region, except as otherwise provided in Section 14A.12(b) of the Agreement and Schedule 13 of the Tariff.

1.85 Local Network is the transmission facilities constituting a local network identified on Attachment E to the Tariff, and any other local network or change in the designation of a Local Network as a Local Network which the Participants Committee may designate or approve from time to time. The Participants Committee may not unreasonably withhold approval of a request by a Participant that it effect such a change or designation.

1.86 Local Network Service is the service provided, under a separate tariff or contract, by a Participant that is a Transmission Provider to another Participant, or other entity connected to the Transmission Provider's Local Network to permit the other Participant or entity to efficiently and economically utilize its resources to serve its load.

1.87  Location is a Node, External Node, Load Zone, or Hub.

1.88 Locational Price is the price of Energy at a Location or Reliability Region, calculated in accordance with Section 14A.12 of the Agreement and
Schedule 13 of the Tariff. The Locational Price for a Node is the Nodal Price at that Node; the Locational Price for an External Node is the Nodal Price at that External Node; the Locational Price for a Load Zone or Reliability Region is the Zonal Price for that Load Zone or Reliability Region, respectively; and the Locational Price for a Hub is the Hub Price for that Hub.

1.89 Lost Opportunity Cost is the amount determined for a Resource, other than a Dispatchable Load, in accordance with Section 14A.13(d).

1.90 Lower Voltage PTF are all PTF facilities other than EHV PTF.

1.91 Marginal Loss is the additional Energy required to overcome transmission losses or the decrease in Energy consumed through losses on the NEPOOL Transmission System associated with serving a small increment of demand at a Node or External Node. The cost of Marginal Losses at each Location, relative to the cost of Marginal Losses at the Reference Node, is reflected in the Marginal Loss Component of the Locational Price at that Location.

1.92 Marginal Loss Component is the component of the Nodal Price at a given Node or External Node that reflects the Marginal Loss at that Node or External Node. When used in connection with Hub Price or Zonal Price, the term Marginal Loss Component refers to the Marginal Loss Components of the Nodal Prices that comprise the Hub Price or Zonal Price, which Marginal Loss Components are averaged or weighted in the same way that Nodal Prices are averaged or weighted to determine the Hub Price and Zonal Price, respectively.

1.93 Marginal Loss Revenue for each hour is the surplus revenue, if any, that is collected by the System Operator after netting payments for Energy under Sections 14A.8 and 14A.9, and subtracting Congestion Revenue, as settled in accordance with the Market Rules.

1.94 Marginal Loss Revenue Fund is the fund of Marginal Loss Revenue administered by the System Operator in accordance with Section 14A.16 of the Agreement, Schedule 13 of the Tariff, and the applicable Market Rules.

1.95 Market Products are Installed Capability, Operable Capability, Energy, each category of Operating Reserve and AGC.

1.96 Market Rules are the system rules and operating procedures adopted pursuant to the System Operator Agreement in connection with the administration of the NEPOOL Market.

1.97 Markets Committee is the committee whose responsibilities are specified in
Section 10 and which may have additional responsibilities under a proper delegation of authority by the Participants Committee. To the extent practicable, references in the Agreement to the Markets Committee shall include the prior Regional Market Operations Committee as the predecessor of the Markets Committee.

1.98 Megawatt is a measure of the rate at which Energy is produced and is equal to a megawatthour per hour. Use of the term Megawatt shall be construed to include fractional Megawatts.

1.99 Monthly Peak of a Participant for a month is the maximum Adjusted Load of the Participant during any hour in the month.

1.100  MSS is the multi-settlement system provided for in Section 14A.

1.101 NEPOOL is the New England Power Pool, the power pool created under and governed by this Agreement, and the Entities collectively participating in the New England Power Pool as Participants.

1.102 NEPOOL Control Area is the integrated electric power system to which a common Automatic Generation Control scheme and various operating procedures are applied by or under the supervision of the System Operator in order to:

(i) match, at all times, the power output of the generators within the electric power system and capacity and Energy purchased from entities outside the electric power system, with the load within the electric power system;

(ii) maintain scheduled interchange with other interconnected systems, within the limits of Accepted Electric Industry Practice;

(iii) maintain the frequency of the electric power system within reasonable limits in accordance with Accepted Electric Industry Practice and the criteria of the NPCC and NERC; and

(iv) provide sufficient generating capacity to maintain operating reserves in accordance with Accepted Electric Industry Practice.

1.103 NEPOOL Installed Capability at any particular time is the sum of the Installed System Capabilities of all Participants at such time.

1.104 NEPOOL Installed Capability Responsibility for any month is the sum of the Installed Capability Responsibilities of all Participants during that month.

1.105 NEPOOL Objective Capability for any year or period during a year is the minimum NEPOOL Installed Capability, treating the reliability benefits of the HQ Interconnection as Installed Capability, as established by the Participants Committee, required to be provided by the Participants in aggregate for the period to meet the reliability standards established by the Participants Committee pursuant to Section 7.5(e).

1.106 NEPOOL Market is the market for electric energy, capacity and certain ancillary services within the NEPOOL Control Area.

1.107 NEPOOL System Rules are the Market Rules, the NEPOOL Information Policy, the Administrative Procedures, the Reliability Standards and any other system rules, procedures or criteria for the operation of the NEPOOL System and administration of the NEPOOL Market, the NEPOOL Agreement and the NEPOOL Tariff.

1.108 NEPOOL Transmission System is the system of transmission facilities defined as PTF.

1.109  NERCis the North American Electric Reliability Council.

1.110 {Net Hourly Load Obligation for Energy ("NHLO") of a Participant for an hour is an amount equal to (i) the Participant's Electrical Load for the hour,
(ii) plus or minus, as appropriate, the Settlement Obligations for Energy which the Participant transfers to or assumes from another Participant pursuant to a Bilateral Transaction (other than a Load Asset Contract already reflected in the determination of the Participant's Electrical Load) in which the quantity of Settlement Obligation for Energy transferred from the Participant purchaser to the Participant seller thereunder is expressed in terms of a percentage (with or without an optional cap on the total transfer) of the Participant purchaser's Energy obligation, where the obligation is calculated as the Electrical Load of the Participant purchaser less megawatthours of Energy sales by the Participant purchaser to Non- Participants. The Bilateral Transaction identified in (ii) includes a transaction which is submitted in accordance with Market Rule 4, Appendix 4- D, "Internal Obligation Transfer Contracts" and is described in the second bullets of Market Rule 12, Appendix 12-A-1, Sections B.IIa.4 and D.II.a4, as such Market Rules were in effect on December 31, 1999.}

1.111 New Unit is an electric generating unit (including a unit or units owned by a Non-Participant in which a Participant has an Entitlement under a Unit Contract) first placed into commercial operation after May 1, 1987 (or, in the case of a unit or units owned by a Non-Participant, in which a Participant's Unit Contract Entitlement became effective after May 1, 1987) and not listed on Exhibit B to the Prior NEPOOL Agreement.

1.112 No-Load Price is the price, in dollars per hour, for a generating unit that must be paid to Participants with Energy Entitlements in the unit for being scheduled in the Day-Ahead Market, in addition to the Start-Up Price and Supply Offer Price for Energy, for each hour that the generating unit is scheduled in the Day-Ahead Market.

1.113 Nodal Price in each hour of the Dispatch Day in the Day-Ahead Market and Real-Time Market is the price for Energy received or furnished at a Node or External Node in the hour, as calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

1.114 Node is a point on the NEPOOL Transmission System where Energy is received or furnished, and for which Nodal Prices are calculated.

1.115  Non-Participant is any entity which is not a Participant.

1.116  NPCC is the Northeast Power Coordinating Council.

1.117 OASIS is the Open Access Same-Time Information System of the System Operator.

1.118 Operable Capability of an electric generating unit or units in any hour is the portion of the Installed Capability of the unit or units which is operating or available to respond within an appropriate period (as identified in Market Rules approved by the Markets Committee) to the System Operator's call to meet the Energy and/or Operating Reserve and/or AGC requirements of the NEPOOL Control Area during a Scheduled Dispatch Period or is available to respond within an appropriate period to a schedule submitted by a Participant for the hour in accordance with Market Rules approved by the Markets Committee.

1.119 Operating Reserve is any or a combination of 10-Minute Spinning Reserve, 10-Minute Non-Spinning Reserve, and 30-Minute Operating Reserve, as the context requires.

1.120 Operating Reserve Entitlement is the right to all or a portion of the Operating Reserve of any category which can be provided by a Resource to which an Entity is entitled as an owner (either sole or in common), as a supplier of Dispatchable Load, or as a purchaser pursuant to a Unit Contract, reduced by any portion thereof which such Entity is selling pursuant to a Unit Contract. An Operating Reserve Entitlement in any category relating to a generating unit or units may, but need not, be combined with any other Entitlements relating to such generating unit or units and may be transferred separately from the other categories of Operating Reserve Entitlements related to such unit or units and from the related Installed Capability Entitlement, Energy Entitlement[, 4-Hour Reserve Entitlement] or AGC Entitlement.

1.121 Other HQ Energy is Energy purchased under the HQ Phase I Energy Contract which is classified as "Other Energy" under that contract.

1.122 Participant is an eligible Entity (or group of Entities which has elected to be treated as a single Participant pursuant to Section 4.1) which is a signatory to this Agreement and has become a Participant in accordance with
Section 3.1 until such time as such Entity's status as a Participant terminates pursuant to Section 21.2.

1.123 Participants Committee is the committee whose responsibilities are specified in Section 7. To the extent applicable, references in the Agreement to the Participants Committee shall include the prior Management Committee or Executive Committee as the predecessor of the Participants Committee.

1.124 Pool-Planned Facility is a generation or transmission facility designated as "pool-planned" pursuant to Section 18.1.

1.125 Pool-Planned Unit is one of the following units: New Haven Harbor Unit 1 (Coke Works), Mystic Unit 7, Canal Unit 2, Potter Unit 2, Wyman Unit 4, Stony Brook Units 1, 1A, 1B, 1C, 2A and 2B, Millstone Unit 3, Seabrook Unit 1 and Waters River Unit 2 (to the extent of 7 megawatts of its Summer Capability and 12 megawatts of its Winter Capability).

1.126 Power Year is (i) the period of twelve (12) months commencing on November 1, in each year to and including 1997; (ii) the period of seven (7) months commencing on November 1, 1998; and (iii) the period of twelve (12) months commencing on June 1, 1999 and each June 1 thereafter.

1.127 Prior NEPOOL Agreement is the NEPOOL Agreement as in effect on December 1, 1996.

1.128 Proxy Unit is a hypothetical electric generating unit which possesses a Winter Capability, equivalent forced outage rate, annual maintenance outage requirement, and seasonal derating determined in accordance with Section 12.2(a)(2).

1.129 PTF are the pool transmission facilities defined in Section 15.1, and any other new transmission facilities which the Reliability Committee determines, in accordance with criteria approved by the Participants Committee and subject to review by the System Operator, should be included in PTF.

1.130 Publicly Owned Entity is an Entity which is either a municipality or an agency thereof, or a body politic and public corporation created under the authority of one of the New England states, authorized to own, lease and operate electric generation, transmission or distribution facilities, or an electric cooperative, or an organization of any such entities.

1.131 Real-Time is a current period of a Dispatch Day for which the System Operator dispatches Resources for Energy and AGC, designates Resources for AGC and Operating Reserve and, if necessary, activates 4-Hour Reserves.

1.132 Real-Time Market is the market provided for in Section 14A in which obligations and prices with respect to Energy, Operating Reserve, 4-Hour Reserve and AGC are determined from the actual dispatch and designations by the System Operator during a Dispatch Day, based on applicable Demand Bids and Supply Offers and NEPOOL System Rules.

1.133 Reference Node is the Node identified by the System Operator in accordance with the NEPOOL System Rules relative to which all mathematical quantities pertaining to physical operation, including Shift Factors and Withdrawal Factors, shall be calculated with respect to the dispatch of the system and the derivation of Locational Prices.

1.134 Regional Network Serviceis the transmission service by that name provided pursuant to Section 14 of the Tariff.

1.135  Related Personof a Participant is:

(a) for all Participants, either (i) a corporation, partnership, business trust or other business organization 10% or more of the stock or equity interest in which is owned directly or indirectly by, or is under common control with, the Participant, or (ii) a corporation, partnership, business trust or other business organization which owns directly or indirectly 10% or more of the stock or other equity interest in the Participant, or (iii) a corporation, partnership, business trust or other business organization 10% or more of the stock or other equity interest in which is owned directly or indirectly by a corporation, partnership, business trust or other business organization which also owns 10% or more of the stock or other equity interest in the Participant, or (iv) a natural person, or a member of such natural person's immediate family, who is, or within the last 12 months has been, an officer, director, partner, employee, or representative in NEPOOL activities of, or natural person having a material ongoing business or professional relationship directly related to NEPOOL activities with, the Participant or any corporation, partnership, business trust or other business organization related to the Participant pursuant to clauses (i), (ii) or (iii) of this Section 1.135(a); and

(b) for all End User Participants which are also natural persons, a Related Person is (i) a member of such End User's immediate family, or (ii) a Participant and any corporation, partnership, business trust, or other business organization related to the Participant pursuant to clauses (i), (ii) or (iii) of Section 1.135(a), of which such End User Participant, or a member of such End User Participant's immediate family, is, or within the last twelve (12) months has been, an officer, director, partner, or employee of, or with which an individual End User Participant has, or within the last twelve (12) months had, a material ongoing business or professional relationship directly related to NEPOOL activities, or (iii) another Participant which, within the last twelve
(12) months, has paid a portion of the End User Participant's expenses under
Section 19 of this Agreement, or (iv) a corporation, partnership, business trust or other business organization in which the End User Participant owns stock and/or equity with a fair market value in excess of $50,000.

(c) Notwithstanding the foregoing, for the purposes of this definition, an individual shall not be deemed to have or had a material on-going business relationship directly related to NEPOOL activities with any corporation, partnership, business trust, other business organization or Publicly Owned Entity solely as a result of being served, as a customer, with electricity or gas.

1.136 Reliability Committee is the committee whose responsibilities are specified in Section 8 and which may have additional responsibilities under a proper delegation of authority by the Participants Committee. To the extent practicable, references in the Agreement to the Reliability Committee shall include the prior Market Reliability Planning Committee or the prior Regional Transmission Planning Committee as the predecessor of the Reliability Committee.

1.137 Reliability Standards are those rules, standards, procedures and protocols approved by the Participants Committee pursuant to Section 7.3, or its predecessors, that set forth specifics concerning how the System Operator shall exercise its authority over matters pertaining to the reliability of the bulk power system.

1.138 Reliability Must Run is a Resource or portion of a Resource that is scheduled in the Day-Ahead Market by the System Operator out of merit in order to create sufficient local Operating Reserve to preserve reliability within a Reliability Region.

1.139 Reliability Region is, as of March 31, 2000, any one of the regions identified in Attachment C to the Agreement. Subsequent to March 31, 2000, the System Operator, in a filing with the Commission and following consultation with the Reliability Committee, may reconfigure Reliability Regions and add or subtract Reliability Regions as necessary over time to reflect changes to the grid or changes in patterns of usage and intra-zonal Congestion. Reliability Regions reflect the operating characteristics of, and the major transmission constraints on, the NEPOOL Transmission System.

1.140 {Reserve Contract is a contract entered into pursuant to Section 14A.10(c) between the System Operator and a Participant under which the Participant agrees to furnish 10-Minute Non-Spinning Reserve, 30-Minute Operating Reserve and/or 4-Hour Reserve.}

1.141 {Reserve Price is the price a Participant agrees to accept in a Reserve Contract for furnishing 10-Minute Non-Spinning Reserve, 30-Minute Operating Reserve and/or 4-Hour Reserve.}

1.142 Resource means a generating unit, a Dispatchable Load, or a Supply Offer to supply service from another Control Area at an External Node.

1.143  Review Boardis the board whose responsibilities are specified in
Section 11A.

1.144  RMR is Reliability Must Run.

1.145 RMR Charge is the charge to Participants pursuant to Section 14A.19(d) to recover RMR Uplift.

1.146 RMR Uplift is the uplift for RMR determined in accordance with Section 14A.19(d).

1.147 Scheduled Dispatch Period is the shortest period for which the System Operator performs and publishes a projected dispatch schedule based on projected Electrical Load and actual Bid Prices and Participant-directed schedules for Resources submitted in accordance with Section 14.2(d) until the CMS/MSS Effective Date, and based on projected Electrical Load, Demand Bids, Supply Offers, and Self-Schedules and Self-Supplies submitted in accordance with applicable Market Rules for periods on and after the CMS/MSS Effective Date.

1.148  Second Effective Date is May 1, 1999.

1.149  Sector has the meaning specified in Section 6.2.

1.149A Self-Schedule is the action of a Participant in scheduling its Resource, in accordance with applicable Market Rules, to provide service in an hour, whether or not in the absence of that action the Resource would have been scheduled or dispatched to provide the service by the System Operator.

1.149B Self-Supply is the action of a Participant in designating its Resource in accordance with applicable Market Rules to meet its own service requirements in whole or in part.

1.150 Service Agreement is the initial agreement and any amendments or supplements thereto entered into by the Transmission Customer and the System Operator for service under the Tariff.

1.151 Settlement Obligation prior to the CMS/MSS Effective Date, is an obligation as defined in Section 14.1(a) for Energy, Section 14.1(b) for Operating Reserve and Section 14.1(c) for AGC, and all applicable Market Rules and, on and after the CMS/MSS Effective Date, is an obligation as defined in
Section 14A.1(b) for Energy, Section 14A.1(c) for Operating Reserve, Section 14A.1(d) for 4-Hour Reserve and Section 14A.1(e) for AGC, and all applicable Market Rules.

1.152 Shift Factor is the factor which relates to the change in power flow over the PTF that results from an increment of generation at a given Node or External Node and a corresponding increment of load at the Reference Node, relative to the size of the increment of generation. Shift Factors are used to calculate Locational Prices in accordance with Section 14A.12 of the Agreement and
Schedule 13 of the Tariff.

1.153 Small End User is a End User Participant which does not otherwise meet the definition of Large End User or End User Organization.

1.154 Standard Offer Obligation has the meaning specified in Section 14A.12(b)(ii) of the Agreement and Schedule 13 of the Tariff.

1.155 Start-Up Price is the price, in dollars, that must be paid for a generating unit to Participants with Energy Entitlements in the unit each time the unit is scheduled in the Day-Ahead Market to start up.

1.156 Summer Capability of an electric generating unit or combination of units is the maximum dependable load carrying ability in Kilowatts of such unit or units (exclusive of capacity required for station use) during the Summer Period, as determined by the Markets Committee in accordance with Section 10.4(d).

1.157 Summer Period in each Power Year is the four-month period from June through September.

1.158 Supply Obligation is an obligation as defined in Section 14A.1(a) for Energy, Operating Reserve, 4-Hour Reserve, and/or AGC.

1.159 Supply Offer is a proposal to furnish Energy at a Node or External Node, Operating Reserve, 4-Hour Reserve and/or AGC from a Resource that meets the applicable requirements set forth in the Market Rules that a Participant with Supply Offer authority for the Resource submits to the System Operator pursuant to the Agreement and applicable Market Rules, and includes a Supply Offer Price and information with respect to the quantity proposed to be furnished, technical parameters for the Resource, timing and other matters.

1.160 Supply Offer Price is the price specified to the System Operator in a Supply Offer to provide Energy, Operating Reserve, AGC and/or 4-Hour Reserve from a Resource pursuant to this Agreement and applicable Market Rules.

1.161 System Contract is any contract for the purchase of Installed Capability, Energy [at a Location], Operating Reserves[, 4-Hour Reserves] and/or AGC, other than a Unit Contract, pursuant to which the purchaser is entitled to a specifically determined or determinable amount of such Installed Capability, Energy, Operating Reserves[, 4-Hour Reserves] and/or AGC.

1.162 System Impact Study is an assessment pursuant to Part V, VI or VII of the Tariff of (i) the adequacy of the NEPOOL Transmission System to accommodate a request for the interconnection of a new or materially changed generating unit or a new or materially changed interconnection to another Control Area or new Regional Network Service, Internal Point-to-Point Service or Through or Out Service, and (ii) whether any additional costs may be required to be incurred in order to provide the interconnection or transmission service.

1.163 System Operator is the central dispatching agency provided for in this Agreement which has responsibility for the operation of the NEPOOL Control Area from the NEPOOL control center and the administration of the Tariff. The System Operator is ISO New England Inc., unless replaced by a substitute independent system operator, a regional transmission organization or an entity that forms a part of a regional transmission organization that has, in each case, been approved by the Commission.

1.164 Target Availability Rate is the assumed availability of a type of generating unit utilized by the Participants Committee in its determination pursuant to Section 7.5(e) of NEPOOL Objective Capability.

1.165 Tariff is the NEPOOL Open Access Transmission Tariff set out in Attachment B to the Agreement, as modified and amended from time to time.

1.166 Tariff Committee is the committee whose responsibilities are specified in
Section 9 and which may have additional responsibilities under a proper delegation of authority by the Participants Committee. To the extent practicable, references in the Agreement to the Tariff Committee shall include the prior Regional Transmission Operations Committee as the predecessor of the Tariff Committee.

1.167 Technical Committees are the Reliability Committee, the Tariff Committee and the Markets Committee.

1.168 Third Effective Date is the date on which all Interchange Transactions shall begin to be effected on the basis of separate Bid Prices for each type of Entitlement. The Third Effective Date shall be fixed at the discretion of the Participants Committee to occur within six months to one year after the Second Effective Date, or at such later date as the Commission may fix on its own or pursuant to a request by the Participants Committee.

1.169 Through or Out Service is the transmission service by that name provided pursuant to Section 18 of the Tariff.

1.170 Transition Period is the six- year period commencing on March 1, 1997.

1.171 Transmission Customer is any Eligible Customer that (i) is a Participant which is not required to sign a Service Agreement with respect to a service to be furnished to it in accordance with Section 48 of the Tariff or (ii) executes, on its own behalf or through its Designated Agent, a Service Agreement, or (iii) requests in writing, on its own behalf or through its Designated Agent, that NEPOOL file with the Commission a proposed unexecuted Service Agreement in order that the Eligible Customer may receive transmission service under the Tariff.

1.172 Transmission Owner is a Transmission Provider which makes its PTF available under the Tariff and owns a Local Network listed in Attachment E to the Tariff which is not a Publicly Owned Entity, including any affiliate of a Transmission Provider that owns transmission facilities that are made available as part of the Transmission Provider's Local Network; provided that if a Transmission Provider is not listed in Attachment E to the Tariff on May 10, 1999, the Transmission Provider must also (i) own, or lease with rights equivalent to ownership, PTF with an original capital investment in its PTF as of the end of the most recent year for which figures are available from annual reports submitted to the Commission in Form 1 or any similar form containing comparable annualized data of at least $30,000,000, and (ii) provide transmission service to non-affiliated customers pursuant to an open access transmission tariff on file with the Commission.

1.173 Transmission Owners Committee is the committee whose responsibilities are specified in Section 11B.

1.174 Transmission Provider is the Participants, collectively, which own PTF and are in the business of providing transmission service or provide service under a local open access transmission tariff, or in the case of a state or municipal or cooperatively-owned Participant, would be required to do so if requested pursuant to the reciprocity requirements specified in the Tariff, or an individual such Participant, whichever is appropriate.

1.175 Unit Contract is a purchase contract pursuant to which the purchaser is in effect currently entitled, [at a specified Location], either (i) to a specifically determined or determinable portion of the capability of a specific electric generating unit or units, or (ii) to a specifically determined or determinable amount of Installed Capability, Energy, Operating Reserves[, 4-Hour Reserves] and/or AGC if, or to the extent that, a specific electric generating unit or units is or can be operated.

1.176 Withdrawal Factor is the factor which measures the proportion of a small increment of power injected at a given Node that can be withdrawn at the Reference Node (with any difference between the amounts injected and withdrawn attributable to Marginal Losses). Withdrawal Factors are used to calculate Locational Prices in accordance with Section 14A.12 of the Agreement and
Schedule 13 of the Tariff.

1.177 Winter Capability of an electric generating unit or combination of units is the maximum dependable load carrying ability in Kilowatts of such unit or units (exclusive of capacity required for station use) during the Winter Period, as determined by the Markets Committee in accordance with Section 10.4(d).

1.178 Winter Period in each Power Year is (i) the seven-month period from November through May and the month of October for the Power Year commencing on November 1 in 1997 or a prior Power Year; (ii) the seven-month period from November through May for the Power Year commencing on November 1, 1998; and
(iii) the eight-month period from October through May for the Power Year commencing on June 1, 1999 and each June 1 thereafter.

1.179 Zonal Price in each hour of the Dispatch Day in the Day-Ahead Market and the Real-Time Market is the price for Energy received in a Load Zone or Reliability Region in the hour, as calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

1.180 4-Hour Reserve is an option for Energy, which can be called upon by the System Operator in one or more hours of the Dispatch Day for at least the minimum period defined in the NEPOOL System Rules and for the number of hours offered and at Energy prices at least equal to the prices set forth in a Day-Ahead Supply Offer (unless such prices are reduced in a Real-Time Supply Offer) and to or from which Energy can be adjusted within four hours in response to dispatch instructions and in accordance with applicable NEPOOL System Rules, from one of the following Resources to the extent the Resource providing 4-Hour Reserve has not been scheduled to provide Energy, Operating Reserve or AGC in the Day-Ahead Market: (i) a generating unit capable of providing Energy; (ii) a load capable of reducing its consumption of Energy within four hours, including Demand Bids at External Nodes; and (iii) to the extent permitted by applicable NEPOOL System Rules, a Supply Offer to supply Energy from another Control Area at an External Node.

1.181 4-Hour Reserve Entitlement is the right for the purpose of satisfying a Supply Obligation for Energy from all or a portion of the 4-Hour Reserve which can be provided by a Resource to which an Entity is entitled as an owner (either sole or in common), as a supplier of load or as a purchaser pursuant to a Unit Contract, reduced by any portion thereof which such Entity is selling pursuant to a Unit Contract. A 4-Hour Reserve Entitlement in a generating unit or units may, but need not, be combined with any other Entitlements relating to such generating unit or units and may be transferred separately from the related {Installed Capability Entitlement,} Energy Entitlement, Operating Reserve Entitlement or AGC Entitlement.

1.182  10-Minute Spinning Reserve

(a) Until the CMS/MSS Effective Date, in an hour is the contingency protection benefit for the system available from the combination of the following Resources that are designated by the System Operator in accordance with the Market Rules to be available: (i) the Megawatts available from an electric generating unit or units that are synchronized to the system (including units outside the NEPOOL Control Area to the extent permitted by applicable Market Rules), unloaded during all or part of the hour, and capable of providing contingency protection by loading to supply Energy immediately on demand, increasing the Energy output over no more than ten minutes to the full amount of generating capacity so designated, and sustaining such Energy output for so long as the System Operator determines in accordance with the Market Rules is necessary; and (ii) any Dispatchable Load of a Participant that the System Operator is able to verify as capable of providing contingency protection by immediately on demand reducing Energy requirements within ten minutes and maintaining such reduced Energy requirements for so long as the System Operator determines in accordance with the Market Rules is necessary.

(b) On and after the CMS/MSS Effective Date, in an hour is an option for Energy, which can be called upon by the System Operator in such hour at Energy prices at least equal to the prices set forth in a Day-Ahead Supply Offer (unless such prices are reduced in a Real-Time Supply Offer), from one of the following Resources to the extent the Resource in the Day-Ahead Market has not been scheduled or in the Real-Time Market has not been dispatched for Energy and to or from which Energy can be adjusted within ten (10) minutes in response to dispatch instructions and sustaining such adjusted level of Energy for so long as the System Operator determines in accordance with the Market Rules is necessary: (i) a generating unit that is synchronized to the system; or (ii) a Dispatchable Load; and (iii) to the extent permitted by applicable Market Rules, a Supply Offer to supply Energy from another Control Area at an External Node.

1.183  10-Minute Non-Spinning Reserve

(a) Until the CMS/MSS Effective Date, in an hour is the contingency protection benefit for the system available from the combination of the following Resources that are designated by the System Operator in accordance with the Market Rules to be available: (i) the Megawatts available from an electric generating unit or units that are not synchronized to the system (including units outside the NEPOOL Control Area to the extent permitted by applicable Market Rules), during all or part of the hour, and capable of providing contingency protection by loading to supply Energy within ten minutes to the full amount of generating capacity so designated, and sustaining such Energy output for so long as the System Operator determines in accordance with the Market Rules is necessary;
(ii) any Dispatchable Load of a Participant that the System Operator is able to verify as capable of providing contingency protection by reducing Energy requirements within ten minutes and maintaining such reduced Energy requirements for so long as the System Operator determines in accordance with the Market Rules is necessary; and (3) any other Resources that were able to be designated for the hour as 10-Minute Spinning Reserve but were not designated by the System Operator for such purpose in the hour.

(b) On and after the CMS/MSS Effective Date, in an hour is an option for Energy, which can be called upon by the System Operator in such hour at Energy prices at least equal to the prices set forth in a Day-Ahead Supply Offer (unless such prices are reduced in a Real-Time Supply Offer), from one of the following Resources to the extent the Resource in the Day-Ahead Market has not been scheduled or in the Real-Time Market has not been dispatched for Energy or for AGC or 10-Minute Spinning Reserve, and to or from which Energy can be adjusted within ten (10) minutes in response to dispatch instructions and which is capable of sustaining such adjusted level of Energy for so long as the System Operator determines in accordance with Market Rules is necessary: (i) a generating unit capable of providing such Energy; (ii) a Dispatchable Load; and
(iii) to the extent permitted by applicable Market Rules, a Supply Offer to supply Energy from another Control Area at an External Node.

1.184  30-Minute Operating Reserve

(a) Until the CMS/MSS Effective Date, in an hour is the contingency protection benefit for the system available from the combination of the following Resources that are designated by the System Operator in accordance with the Market Rules to be available: (i) the Megawatts available from an electric generating unit or units (including units outside the NEPOOL Control Area to the extent permitted by applicable Market Rules) that are capable of providing contingency protection by loading to supply Energy within thirty minutes of demand at an output equal to its full amount of generating capacity so designated and sustaining Energy output for so long as the System Operator determines in accordance with the Market Rules is necessary; (ii) any Dispatchable Load of a Participant that the System Operator is able to verify as capable of providing contingency protection by reducing Energy requirements within thirty minutes and maintaining such reduced Energy requirements for so long as the System Operator determines in accordance with the Market Rules is necessary; and (3) any other Resources that were able to be designated for the hour as 10-Minute Spinning Reserve or 10-Minute Non- Spinning Reserve but were not designated by the System Operator for such purposes in the hour.

(b) On and after the CMS/MSS Effective Date, in an hour is an option for Energy, which can be called upon by the System Operator in such hour at Energy prices at least equal to the prices set forth in a Day-Ahead Supply Offer (unless such prices are reduced in a Real-Time Supply Offer) from one of the following Resources to the extent the Resource in the Day-Ahead Market has not been scheduled or in the Real-Time Market has not been dispatched for Energy or designated for AGC, 10-Minute Spinning Reserve, or 10-Minute Non- Spinning Reserve, and to or from which Energy can be adjusted in response to dispatch instructions within thirty (30) minutes and which are capable of sustaining such adjusted level of Energy for so long as the System Operator determines in accordance with the Market Rules is necessary: (i) a generating unit capable of providing such Energy; (ii) a Dispatchable Load; and (iii) to the extent provided in applicable Market Rules, a Supply Offer to supply Energy from another Control Area at an External Node.

1.185 Modification of Certain Definitions When a Participant Purchases a Portion of Its Requirements from Another Participant Pursuant to Firm Contract.

Definitions marked by an asterisk (*) are modified as follows when a Participant purchases a portion of its requirements of electricity from another Participant pursuant to a Firm Contract:

(a) If the Firm Contract limits deliveries to a specifically stated number of Kilowatts and requires payment of a demand charge thereon (thus placing the responsibility for meeting additional demands on the purchasing Participant):

(1) in computing the Adjusted Load of the purchasing Participant, the Kilowatts received pursuant to such Firm Contract shall be deemed to be the number of Kilowatts specified in the Firm Contract; and

(2) in computing the Load of the supplying Participant, the Kilowatts delivered pursuant to such Firm Contract shall be deemed to be the number of Kilowatts specified in the Firm Contract.

(b) If the Firm Contract does not limit deliveries to a specifically stated number of Kilowatts, but entitles the Participant to receive such amounts of electricity as it may require to supply its electric needs (thus placing the responsibility for meeting additional demands on the supplying Participant):

(1) the Installed Capability Responsibility of the purchasing Participant shall be equal to the amount of its Installed Capability Entitlements;

(2) in computing the Adjusted Load of the purchasing Participant, the Kilowatts received pursuant to such Firm Contract shall be deemed to be a quantity Rl; and

(3) in computing the Load of the supplying Participant, the Kilowatts delivered pursuant to such Firm Contract shall be deemed to be a quantity Rl. The quantity Rl equals (i) the Load of the purchasing Participant less (ii) the amount of the purchasing Participant's Installed Capability Entitlements multiplied by a fraction (EQUATION) wherein:

X  is the maximum Load of the purchasing Participant in the month, and

Y is the NEPOOL Installed Capability Responsibility multiplied by the purchasing Participant's fraction P determined pursuant to Section 12.2(a)(1), computed as if the Firm Contract did not exist.

Terms used in this Agreement that are not defined above, or in the sections in which such terms are used, shall have the meanings customarily attributed to such terms in the electric power industry in New England.

[Next Sheet is 58]



                                    SECTION 2

                            PURPOSE; EFFECTIVE DATES

2.1 Purpose. This Restated NEPOOL Agreement is intended to provide for a restructuring of the New England Power Pool by modifying the pool's governance and market provisions to take account of a changed competitive environment, by modifying the transmission responsibilities of the Participants so that the pool will perform the functions of a regional transmission group and provide service to Participants and Non-Participants under a regional open access transmission tariff, and by providing for the activation of the ISO and the execution of a contract between the ISO and NEPOOL to define the ISO's responsibilities.

2.2 Effective Dates; Transitional Provisions. The provisions of Parts One, Two, Four and Five of this Agreement and the Tariff became effective on the First Effective Date and replaced on the First Effective Date the provisions of Sections 1-8, inclusive, 10, 11, 13, 14.2, 14.3, 14.4 and 16 of the Prior NEPOOL Agreement. The provisions of Sections 12.1(a), 12.2, 12.4 (as to Installed Capability only), 12.5 and 12.7(a) of this Agreement became effective on April 1, 1998 and replaced on such date the provisions of Section 9 of the Prior NEPOOL Agreement.

The effectiveness of the remaining Sections of this Restated NEPOOL Agreement shall be delayed pending the preparation of implementing criteria, rules and standards and computer programs. These Sections became effective on the Second Effective Date and replaced on the Second Effective Date the remaining provisions of the Prior NEPOOL Agreement, which continued in effect until the Second Effective Date.

As provided in Section 14, certain portions of Section 14 which became effective on the Second Effective Date will be superseded on the Third Effective Date by other portions of Section 14.

[Next Sheet is 60]



                                    SECTION 3
                                   MEMBERSHIP

3.1 Membership. Those Entities which are Participants in NEPOOL on the First Effective Date shall continue to be Participants. Any other Entity may, upon compliance with such reasonable conditions as the Participants Committee may prescribe, become a Participant by depositing a counterpart of this Agreement as theretofore amended, duly executed by it, with the Secretary of the Participants Committee, accompanied by a certified copy of a vote of its board of directors, or such other body or bodies as may be appropriate, duly authorizing its execution and performance of this Agreement, and a check in payment of the application fee described below.

Any such Entity which satisfies the requirements of this Section 3.1 shall become a Participant, and this Agreement shall become fully binding and effective in accordance with its terms as to such Entity, as of the first day of the second calendar month following its satisfaction of such requirements; provided that an earlier or later effective time may be fixed by the Participants Committee with the concurrence of such Entity or by the Commission.

The application fee to be paid by each Entity seeking to become a Participant shall be in addition to the annual fee provided by Section 19.1 and shall be $500 for an applicant which qualifies for membership only as an End User Participant, and $5,000 for all other applicants, or such other amount as may be fixed by the Participants Committee.

3.2 Operations Outside the Control Area. Subject to the reciprocity requirements of the Tariff, if a Participant serves a Load, or has rights in supply or demand-side resources or owns transmission and/or distribution facilities, located outside of the NEPOOL Control Area, such Load and resources shall not be included for purposes of determining the Participant's rights, responsibilities and obligations under this Agreement, except that the Participant's Entitlements in facilities or its rights in demand side- resources outside the NEPOOL Control Area shall be included in such determinations if, to the extent, and while such Entitlements are used for retail or wholesale sales within the NEPOOL Control Area or such Entitlements or rights are designated by a Participant for purposes of meeting its obligations under Section 12 of this Agreement.

3.3 Lack of Place of Business in New England. If and for so long as a Participant does not have a place of business located in one of the New England states, the Participant shall be deemed to irrevocably (1) submit to the jurisdiction of any Connecticut state court or United States Federal court sitting in Connecticut (the state whose laws govern this Agreement) over any action or proceeding arising out of or relating to this Agreement that is not subject to the exclusive jurisdiction of the Commission, (2) agree that all claims with respect to such action or proceeding may be heard and determined in such Connecticut state court or Federal court, (3) waive any objection to venue or any action or proceeding in Connecticut on the basis of forum non conveniens, and (4) agree that service of process may be made on the Participant outside Connecticut by certified mail, postage prepaid, mailed to the Participant at the address of its member on the Participants Committee as set out in the NEPOOL roster or at the address of its principal place of business.

3.4 Obligation for Deferred Expenses. NEPOOL may provide for the deferral on the books of the Participants from time to time of capital or other expenditures, and the recovery of the deferred expenses in subsequent periods. Any Entity which becomes a Participant during the recovery period for any such deferred expenses shall be obligated, together with the continuing Participants, for its share of the current and deferred expenses pursuant to Section 19.2.

3.5 Financial Security. For an Entity applying to become a Participant or any continuing Participant that the Participants Committee reasonably determines may fail to meet its financial obligations under the Agreement, the Participants Committee may require reasonable credit review procedures which shall be made in accordance with standard commercial practices. In addition, the Participants Committee may prescribe for such Entity or Participant a requirement that the Entity or Participant provide and maintain in effect an irrevocable letter of credit as security to meet its responsibilities and obligations under the Agreement, or an alternative form of security proposed by the Entity or Participant and acceptable to the Participants Committee and consistent with commercial practices established by the Uniform Commercial Code that protects the Participants against the risk of non-payment.

[Next Sheet is 64]




                                    SECTION 4

                             STATUS OF PARTICIPANTS

4.1 Treatment of Certain Entities as Single Participant. All Entities which are controlled by a single person (such as a corporation or a business trust) which owns at least seventy-five percent of the voting shares of, or equity interest in, each of them shall be collectively treated as a single Participant for purposes of this Agreement, if they each elect such treatment. They are encouraged to do so. Such an election shall be made in writing and shall continue in effect until revoked in writing.

In view of the long-standing arrangements in Vermont, Vermont Electric Power Company, Inc. and any other Vermont electric utilities which elect in writing to be grouped with it shall be collectively treated as a single Participant for purposes of this Agreement; provided, however, that any Vermont electric utility which is a Publicly Owned Entity may elect to join the Publicly Owned Entity Sector and be treated as a member of that Sector for purposes of governance, annual fees and NEPOOL expense allocation, without losing the benefits of single Participant status for any other purpose under this Agreement.

4.2 Participants to Retain Separate Identities. The signatories to this Agreement shall not become partners by reason of this Agreement or their activities hereunder, but as to each other and to third persons, they shall be and remain independent contractors in all matters relating to this Agreement. This Agreement shall not be construed to create any liability on the part of any signatory to anyone not a party to this Agreement. Each signatory shall retain its separate identity and, to the extent not limited hereby, its individual freedom in rendering service to its customers.

[Next Sheet is 66]



                                    SECTION 5
                 NEPOOL OBJECTIVES AND COOPERATION BY PARTICIPANTS

5.1 NEPOOL Objectives. The objectives of NEPOOL are, through joint planning, central dispatching, cooperation in environmental matters and coordinated construction, central dispatch by the Error! Reference source not found. of the operation and coordinated maintenance of electric supply and demand-side resources and transmission facilities, the provision of an open access regional transmission tariff and the provision of a means for effective coordination with other power pools and utilities situated in the United States and Canada,

(a) to assure that the bulk power supply of the NEPOOL Control Area conforms to proper standards of reliability;

(b) to create and maintain open, non-discriminatory, competitive, unbundled markets for Energy, capacity, and ancillary services that function efficiently in a changing electric power industry and have access to regional transmission at rates that do not vary with distance;

(c) to attain maximum practicable economy, consistent with proper standards of reliability and the maintenance of competitive markets, in such bulk power supply; and

(d) to provide access to competitive markets within the NEPOOL Control Area and to neighboring regions;

and to provide for equitable sharing of the resulting responsibilities, benefits and costs.

5.2 Cooperation by Participants. In order to attain the objectives of NEPOOL set forth in Section 5.1, each Participant shall observe the provisions of this Agreement in good faith, shall cooperate with all other Participants and shall not either alone or in conjunction with one or more other Entities take advantage of the provisions of this Agreement so as to harm another Participant or to prejudice the position of any Participant in the electric power business.



                                    PART TWO
                                   GOVERNANCE


                                    SECTION 6
                        COMMITTEE ORGANIZATION AND VOTING

6.3 Principal Committees. There shall be four principal NEPOOL Committees (the "Principal Committees"), as follows:

(a) the Participants Committee which shall have the responsibilities specified in Section 7;

(b) the Reliability Committee which shall have the responsibilities specified in Section 8;

(c)  the Tariff Committee which shall have the responsibilities specified in
Section 9; and

(d)  the Markets Committee which shall have the responsibilities specified in
Section 10.

In addition, there shall be a Transmission Owners Committee and a Liaison Committee, which shall have the responsibilities specified in Sections 11B and 11C, respectively, and such other committees as may be established from time to time by the Participants Committee.

6.4 Sector Representation. The members of each Principal Committee shall each belong to a single sector for voting purposes ("Sector"). Each Participant shall be obligated to designate in a notice to the Secretary of the Participants Committee a Sector that it or its Related Persons is eligible to join and that it elects to join for purposes of all of the Principal Committees; provided, however, that a Participant and the Participants which are its Related Persons shall not be eligible to join the End User Sector if any one of them is not eligible to join the End User Sector. A Participant and its Related Persons shall together be entitled to join only one Sector and shall have no more than one vote on each Principal Committee.

The Sectors for each Principal Committee, the criteria for eligibility for membership in each Sector and the minimum requirement which a Participant must meet as a member of a Sector in order to appoint a voting member of the Sector and Committee are as follows:

(a) a Generation Sector, which a Participant shall be eligible to join if (i) it
(A) owns or leases with rights equivalent to ownership facilities for the generation of electric energy that are located within the NEPOOL Control Area which are currently in operation, or (B) has proposed generation for operation within the NEPOOL Control Area either which has received approvals under Sections 18.4 and/or 18.5 within the past two years or for which completed environmental air or environmental siting applications have been filed or permits exist, and (ii) it is not a Publicly Owned Entity. Purchasing all or a portion of the output of a generation facility shall not be sufficient to qualify a Participant to join the Generation Sector.

A Participant which joins the Generation Sector shall be entitled but not required to designate an individual voting member of each Principal Committee, and an alternate to the member, if its operating or proposed generation facilities in the NEPOOL Control Area have or will have, when placed in operation, an aggregate Winter Capability of at least 15 MW.

A Participant which joins the Generation Sector but elects not to or is not eligible to designate an individual voting member, shall be represented by a group voting member and an alternate to that member for each Principal Committee (collectively, the "Generation Group Member"). The Generation Group Member shall be appointed by a majority of the Participants in the Generation Sector electing or required to be represented by that member. The Generation Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other Participants in the Generation Sector which meet the 15 MW threshold and designate an individual voting member. The Generation Group Member shall be entitled to split his or her vote.

(b) a Transmission Sector, which a Participant shall be eligible to join if it is a Transmission Provider and is not a Publicly Owned Entity. Taking transmission service shall not be sufficient to qualify a Participant to join the Transmission Sector.

A Participant which joins the Transmission Sector shall be entitled to designate an individual voting member of each Principal Committee, and an alternate to the member, if it owns or leases with rights equivalent to ownership PTF with an original capital investment in its PTF as of the end of the most recent year for which figures are available from annual reports submitted to the Commission in Form 1 or any similar form containing comparable annualized data of at least $30,000,000. A Transmission Provider with facilities which were included as PTF prior to December 31, 1998 only pursuant to clause (3) of the definition of PTF pursuant to Section 15.1 shall be entitled to designate an individual voting member of each Principal Committee, and an alternate to the member, whether or not PTF which it owns or leases with rights equivalent to ownership which has an original capital investment of at least $30,000,000, so long as such Transmission Provider continues to own PTF.

A Participant which joins the Transmission Sector but which is not entitled to designate an individual voting member of each Principal Committee because (i) it, together with all of its Related Persons, does not meet the $30,000,000 threshold or (ii) it no longer owns PTF and it does not have a Related Person that is entitled to designate an individual voting member for each Principal Committee in another Sector, together with the other Participants in the Transmission Sector which for the same reasons are unable to designate an individual voting member, shall be represented by a group voting member of each Principal Committee (the "Transmission Group Member"), and an alternate to that member. The Transmission Group Member and alternate shall be appointed by a majority vote of all Participants in the Transmission Sector required to be represented by that Member. The Transmission Group Member shall have the same percentage of the Sector vote as the individual voting members designated by other Participants in the Transmission Sector which meet the $30,000,000 threshold unless and until the original capital investment in PTF of the Participants represented by the Transmission Group Member equals or exceeds twice the $30,000,000 threshold amount. If the aggregate original capital investment in PTF equals or exceeds twice the $30,000,000 threshold amount, the percentage of the Sector votes assigned to the Transmission Group Member shall equal the number of full multiples of the $30,000,000 threshold, provided that the Transmission Group Member shall in no event be entitled to more than twenty-five percent (25%) of the Sector vote. For example, if Participants represented by the Transmission Group Member have an aggregate original capital investment in PTF in the NEPOOL Control Area totaling $70,000,000, the Transmission Group Member will have the same percentage of such votes as two ($70,000,000/$30,000,000 Threshold = 2.33) individual voting members designated by individual Participants, provided that there are at least six other members in the Sector so the Transmission Group Member does not have more than twenty-five percent (25%) of the Transmission Sector vote. The Transmission Group Member shall be entitled to split his or her vote.

(c) a Supplier Sector, which a Participant shall be eligible to join if (i) it engages in, or is licensed or otherwise authorized by a state or federal agency with jurisdiction to engage in, power marketing, power brokering or load aggregation within the NEPOOL Control Area or it had been engaged on and before December 31, 1998 solely in the distribution of electricity in the NEPOOL Control Area, and (ii) it is not a Publicly Owned Entity. A Participant which joins the Supplier Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member.

(d) a Publicly Owned Entity Sector, which all Participants which are Publicly Owned Entities are eligible to join and shall join, and which End User Participants are eligible to join if there is not an activated End User Sector. A Participant which joins the Publicly Owned Entity Sector shall be entitled to designate a voting member of each Principal Committee, and an alternate to the member, except for

End User Participants whose voting interests while they are in the Publicly Owned Entity Sector are defined in Section 6.2(e) below.

(e) an End User Sector, which an End User Participant is eligible to join provided all of its Related Persons which are Participants are also eligible to join the End User Sector. Participants which join the End User Sector shall be entitled to designate an individual voting member of each Principal Committee and an alternate to the member; provided, however, that a voting member, and the alternate to the member, designated by a Small End User shall not be a Related Person of another Participant in a Sector other than the End User Sector.

Until the total number of End User Participants electing to join the End User Sector and eligible to designate an individual voting member ("End User Votes") is at least ten (10), all End User Participants electing to join the End User Sector shall be members of the Publicly Owned Entity Sector. So long as the total number of End User Votes is less than three (3), the End User Participants in the Publicly Owned Entity Sector shall be represented on each Principal Committee by a single voting member. During such time as there are at least three (3), but less than ten (10), End User Votes, End User Participants electing to join the End User Sector shall become a sub- sector of the Publicly Owned Entity Sector. Such sub-sector shall have twenty percent (20%) of the Publicly Owned Entity Sector's vote, and each individual voting member of such sub-sector shall be allocated a per capita share of the sub-sector's vote. The End User Sector shall become fully operational automatically as soon, and shall remain operational so long as, there are at least ten (10) End User Votes.

The System Operator shall have the right to designate, by written notice delivered to the Secretary of the appropriate Principal Committee, a non- voting member and an alternate to each Principal Committee. All Participants have the right to join and be a member of a Sector. If a Participant ceases to be eligible to be a member of the Sector which it previously joined and is not eligible to join another existing Sector other than the End User Sector, it shall have the right to remain and vote in the Sector in which the Participant is currently a member for up to one year. By the end of such year, the NEPOOL Participants Committee shall make a filing with the Commission pursuant to which the Participant can join another Sector that either exists or is created pursuant to the NEPOOL Participants Committee filing. Separate Sectors may be created, and the membership of existing Sectors may be modified, by amendment of the Agreement.

6.5 Appointment of Members and Alternates. A Participant or group of Participants shall designate, by a written notice delivered to the Secretary of the appropriate Committee, the voting member appointed by it for the Committee and an alternate of the member. In the absence of the member, the alternate shall have all the powers of the member, including the power to vote. A Participant may change the Sector of which it is a member. Other than for Sector changes required by Section 6.4(c), a change in the Sector in which a Participant is a member shall become effective beginning on the first annual meeting of the Participants Committee following notice of such change.

6.6 Term of Members. Each voting member of a Principal Committee shall hold office until either (a) such member is replaced by the Participant or group of Participants which appointed the member, or (b) the appointing Participant ceases to be a Participant, or (c) the appointing Participant (or its Related Person) is no longer eligible to be in the Sector to which it belongs, but is eligible to join a different Sector. Replacement of a member shall be effected by delivery by a Participant or group of Participants of written notice of such replacement to the Secretary of the appropriate Committee.

6.7 Regular and Special Meetings. Each Principal Committee shall hold its annual meeting in December or January at such time and place as the Chair shall designate and shall hold other meetings in accordance with a schedule adopted by the Committee or at the call of the Chair. Five or more voting members of a Principal Committee may call subject to the notice provisions of Section 6.6 a special meeting of the Committee in the event that the Chair fails to schedule such a meeting within three business days following the Chair's receipt from such members of a request specifying the subject matters to be acted upon at the meeting.

6.8 Notice of Meetings. Written or electronic notice of each meeting of a Principal Committee shall be given to each Participant, whether or not such Participant is entitled to appoint an individual voting member of the Committee, not less than three business days prior to the date of the meeting in the case of the Technical Committees and five business days prior to the date of the meeting for the Participants Committee.

A notice of meeting shall specify the principal subject matters expected to be acted upon at the meeting. In addition, such notice shall include, or specify internet location of, all draft resolutions to be voted at the meeting (which draft resolutions may be subject to amendment of intent but not subject matter during the meeting), and all background materials deemed by the Chair or Secretary to be necessary to the Committee to have an informed opinion on such matters. Motions raised for which no draft resolutions or background materials have been provided may not be acted upon at a meeting and shall be deferred to a subsequent meeting which is properly noticed.

6.9 Attendance. Regular and special meetings may be conducted in person, by telephone, or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other. In order to vote during the course of a meeting, attendance is required in person or by telephone or other real time electronic means by a voting member or its alternate or a duly designated agent who has been given, in writing, the authority to vote for the member on all matters or on specific matters in accordance with Section 6.12.

6.10 Quorum. All actions by a Principal Committee, other than a vote by the Participants Committee by written ballot to amend the NEPOOL Agreement or Tariff, shall be taken at a meeting at which the members in attendance pursuant to Section 6.7 constitute a Quorum. A Quorum requires the attendance by members which satisfy the Sector Quorum requirements (as defined in Section 6.9) for a majority of the activated Sectors. No action may be taken by a Principal Committee unless a Quorum is present; provided, however, that if a Quorum is not present, the voting members then present shall have the power to adjourn the meeting from time to time until a Quorum shall be present.

6.11 Voting Definitions. For purposes of this Section 6.9 and Sections 6.10,
6.11 and 6.13, the following terms shall have the following respective meanings:

(a) Sector Voting Share: for each active Sector, is the quotient obtained by dividing one hundred percent (100%) by the number of active Sectors. For example, if there are five active Sectors, the Sector Voting Share of each of the Sectors is twenty percent (20%). The aggregate Sector Voting Shares shall equal one hundred percent (100%).

(b) Sector Quorum: for a Sector shall be the lesser of (i) fifty percent (50%) or more (rounded to the next higher whole number) of the voting members of the Sector, or (ii) five (5) or more voting members of the Sector for the Participants Committee or three (3) or more voting members of the Sector for the Technical Committees.

(c) Member Fixed Voting Share: for a Committee voting member, whether or not the member is in attendance, is the quotient obtained by dividing (i) the Sector Voting Share of the Sector to which the Participant or group of Participants which appointed the Committee voting member belongs by (ii) the total number of Committee voting members appointed by members of that Sector, adjusted, if necessary, to take into account (A) the manner in which the voting shares of End User Participants are to be determined while they are members of the Publicly Owned Entity Sector, and (B) any required change in the voting share of a Group Member, in each case as determined in accordance with Section 6.2.

(d) Member Adjusted Voting Share: for a Committee voting member which casts an affirmative or negative vote on a proposed action or amendment and which has been appointed by a Participant or group of Participants which are members of a Sector satisfying its Sector Quorum requirement for the proposed action or amendment, is the quotient obtained by dividing (i) the Sector Voting Share of that Sector by (ii) the number of voting members appointed by members of that Sector which cast affirmative or negative votes on the matter, adjusted, if necessary, for End User Participants and group voting members as provided in the definition of "Member Fixed Voting Share".

(e) NEPOOL Vote: with respect to a proposed action or amendment is the sum of
(i) the Member Adjusted Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action or amendment and which have been appointed by a Participant or group of Participants which are members of a Sector satisfying its Sector Quorum requirements and (ii) the Member Fixed Voting Shares of the voting members of the Committee which cast an affirmative vote on the proposed action or amendment and which have been appointed by a Participant or group of Participants which are members of a Sector which fails to satisfy its Sector Quorum requirements.

(f) Minimum Response Requirement: with respect to a proposed amendment to this Agreement or Tariff means that the ballots received by the Balloting Agent from Participants relating to the proposed amendment before the end of the appropriate time specified in Section 6.11(c) must satisfy the following thresholds:

(i) the sum of the Member Fixed Voting Shares of the Participant voting members whose ballots are received must equal at least fifty percent (50%); and

(ii) the Participants whose voting members timely return ballots for or against the amendment must include Participants that are represented by voting members having at least fifty percent (50%) of the Member Fixed Voting Shares in each of a majority of the activated Sectors.

6.12 Voting On Proposed Actions. All matters to be acted upon by a Principal Committee shall be stated in the form of a motion by a voting member, which must be seconded. Only one motion and any one amendment to that motion may be pending at one time. Passage of a motion requires a NEPOOL Vote as determined pursuant to Section 6.9 equal to or greater than two thirds of the aggregate Sector Voting Shares. Voting members not in attendance or represented at a meeting as specified in Section 6.7 or abstaining shall not be counted as affirmative or negative votes.

6.13 Voting On Amendments. Subject to Section 21.11 and Section 17A, amendments to the NEPOOL Agreement or Tariff shall be accomplished as follows:

(a) Amendments shall be drafted by a standing or ad hoc NEPOOL committee or a Participant and sent to the Participants Committee for its consideration.

(b) The Participants Committee shall take action pursuant to Section 6.10 to direct the Balloting Agent to circulate ballots for approval of the draft Amendment to each Participant for execution by its voting member or alternate on the Participants Committee or such Participant's duly authorized officer.

(c) In order to be counted, ballots must be executed and returned to the Balloting Agent for NEPOOL in accordance with the following schedule:

(i) If the ballots are delivered to each Participant by regular mail, properly executed ballots must be returned to and received by the Balloting Agent within ten (10) business days after deposit of such ballots in the mail by the Balloting Agent, and

(ii) If the ballots are delivered to each Participant by overnight delivery, facsimile, electronic mail or hand delivery, then properly executed ballots must be returned to and received by the Balloting Agent within five (5) business days after (A) deposit of such ballots with an overnight delivery courier if delivered by overnight delivery, or (B) transmission of such ballots by the Balloting Agent if delivered by facsimile or electronic mail, or (C) receipt by the Participant if delivered by hand delivery.

(iii) If the Minimum Response Requirement for an amendment has not been received by the Balloting Agent within the schedule identified in subsection (i) or (ii) above, the Balloting Agent shall send notice by overnight delivery, facsimile, electronic mail or hand delivery to all non-responding Participants and shall count any additional properly executed ballots which it receives within five (5) business days after such notice. The date by which properly executed ballots must be returned and received by the Balloting Agent shall be specified by the Balloting Agent in the notice accompanying such ballots.

(d) A Participant may appeal to the Review Board or submit for resolution pursuant to the alternative dispute resolution provisions of Section 21.1 a proposed amendment for which ballots have been circulated, provided that such appeal is taken or submission is presented before the end of the tenth (10th) business day after the Participants Committee has taken action to direct the Balloting Agent to circulate ballots for approval of the draft amendment, by giving to the Secretary of the Participants Committee a signed and written notice of appeal or submission. The appeal shall be moot, or submission shall be deemed withdrawn, if the amendment is not approved in balloting by the Participants Committee. If the amendment is approved, a valid appeal or submission shall stay the filing with the Commission of any amendment to the NEPOOL Agreement or Tariff until either (i) a decision on the appeal by the Review Board, or (ii) the earlier of resolution pursuant to Section 21.1 or termination pursuant to Section 21.1.B(2) of the suspension effects of the submission.

(e) In order for a proposed amendment to the NEPOOL Agreement or Tariff to be approved by the Participants Committee, the following criteria must be satisfied:

(i) The Minimum Response Requirement must be satisfied with respect to the proposed amendment.

(ii) The affirmative ballot votes with respect to the proposed amendment must equal or exceed two thirds of the aggregate Sector Voting Shares.

6.14 Designated Representatives and Proxies. The vote of any member of a Principal Committee or the member's alternate, other than a ballot on an amendment, may be cast by another person pursuant to a written, standing designation or proxy; provided, however, that the vote of a member or alternate to that member representing a Small End User may not be cast by a Participant or a Related Person of a Participant in a Sector other than the End User Sector. A designation or proxy shall be dated not more than one year previous to the meeting and shall be delivered by the member or alternate to the Secretary of the Committee at or prior to any votes being taken at the meeting at which the vote is cast pursuant to such designation or proxy. A single individual may be the designated representative of or be given the proxy of the voting members representing any number of Participants of any one Sector or Participants from multiple Sectors.

6.15 Limits on Representatives. In the Generation Sector, no one person may exercise more than twenty-five percent (25%) of that Sector's total Member Fixed Voting Shares without the unanimous written agreement of all members of the Generation Sector. In the End User Sector, no one person may vote on behalf of more than five (5) Small End Users. Except as otherwise provided herein, other Sectors may by unanimous written agreement elect to impose limits on the voting power any one individual may have in that

Sector through being the designated representative of multiple voting members or carrying multiple proxies from voting members of that Sector. Notice of any such limits on voting power must be posted on the System Operator home page and be capable of being accessed by all Participants.

6.16 Adoption of Bylaws. The Participants Committee shall adopt bylaws, consistent with this Agreement, governing procedural matters including the conduct of its meetings and those of the other Principal Committees. If there is any conflict between such bylaws and the Agreement, the Agreement shall control. A Principal Committee may vote to waive its bylaws for a particular meeting, provided the motion to effect the waiver is approved in accordance with Section 6.10.

6.17 Joint Meetings of Technical Committees. It is recognized that responsibilities of the Technical Committees may overlap in certain areas. In areas of overlap, the Reliability Committee is responsible for addressing reliability matters, the Markets Committee is responsible for addressing market implications of actions or recommendations, and the Tariff Committee is responsible for addressing issues relating to transmission and ancillary services. The Chairs of the Technical Committees, with input from the Liaison Committee Co-Chairs or entire Liaison Committee, as appropriate, shall prioritize and sequence Technical Committee activities to ensure full and proper input by Participants while maximizing the efficiency of the decision making process. To the extent appropriate and desirable, the Technical Committees are authorized and encouraged to hold meetings, and to conduct studies and exercise responsibilities, jointly with other Technical Committees.

[Next Sheet is 90]



                                    SECTION 7
                             PARTICIPANTS COMMITTEE

7.1 Officers. At its annual meeting, the Participants Committee shall elect from among its members a Chair and Vice-Chair; it shall also elect a Secretary who shall not be a member. These officers shall have the powers and duties usually incident to such offices and as set forth in the Committee bylaws.

7.2 Adoption of Budgets. At each annual meeting, the Participants Committee shall adopt a NEPOOL budget for the ensuing calendar year. In adopting budgets the Participants Committee shall give due consideration to the budgetary requests of each committee. The Participants Committee may modify any NEPOOL budget from time to time after its adoption.

7.3 Establishing Reliability Standards. It shall be the duty of the Participants Committee, after review of reports, recommendations and actions of the System Operator and the Reliability Committee and such other matters as the Participants Committee deems pertinent, to establish or approve Reliability Standards for the bulk power supply of NEPOOL. Such Reliability Standards shall be consistent with the directives of NERC and the NPCC and shall be reviewed periodically by the Participants Committee and revised as the Participants Committee deems appropriate.

7.4 Appointment and Compensation of NEPOOL Personnel. The Participants Committee shall determine what personnel are desirable for the effective operation and administration of NEPOOL and shall fix or authorize the fixing of the compensation for such persons. In addition, the Participants Committee shall determine what resources are desirable for the effective operation of the Technical Committees and shall, on its own or pursuant to the recommendation of a Technical Committee, authorize the incurrence of such expenses as may be required to enable the Technical Committee, or its subgroups, to properly perform their duties, including, but not limited to, the retention of a consultant or the procurement of computer time.

7.5  Duties and Authority.

(a) The Participants Committee shall have the duty and requisite authority to administer, enforce and interpret the provisions of this Agreement and any other agreement or document approved by the Participants Committee or its predecessor in order to accomplish the objectives of NEPOOL including the making of any decision or determination necessary under any provision of this Agreement or any other agreement or document approved by the Participants Committee or its predecessor and not expressly specified to be decided or determined by any other body.

(b) The Participants Committee shall have the authority to provide for such facilities, materials and supplies as the Participants Committee may determine are necessary or desirable to carry out the provisions of this Agreement.

(c) The Participants Committee shall have, in addition to the authority provided in Section 7.3, the authority, after consultation with other NEPOOL committees and the System Operator, to establish or approve consistent standards with respect to any aspect of arrangements between Participants and Non-Participants which it determines may adversely affect the reliability of NEPOOL, and to review such arrangements to determine compliance with such standards.

(d) The Participants Committee, or its designee, shall have the authority to act on behalf of all Participants in carrying out any action properly taken pursuant to the provisions of this Agreement. Without limiting the foregoing general authority, the Participants Committee, or its designee, shall have the authority on behalf of all Participants to execute any contract, lease or other instrument which has been properly authorized pursuant to this Agreement including, but not limited to, one or more contracts with the System Operator, and to file with the Commission and other appropriate regulatory bodies: (i) this Agreement and documents amending or supplementing this Agreement, including the Tariff, (ii) contracts with Non- Participants or the System Operator, and (iii) related tariffs, rate schedules and certificates of concurrence. The Participants Committee shall, in addition, have the authority to represent NEPOOL in proceedings before the Commission.

(e) The Participants Committee shall have the duty and requisite authority, after consultation with other NEPOOL committees and the System Operator, to fix the NEPOOL Objective Capability for each month of each Power Year prior to the beginning of the Power Year and thereafter to review at least annually the anticipated Load of the NEPOOL Participants and NEPOOL Installed Capability for each month of such Power Year and to make such adjustments in the NEPOOL Objective Capability as the Participants Committee may determine on the basis of such review. Since changes in the circumstances which must be assumed by the Participants Committee in fixing NEPOOL Objective Capability for a future period can significantly affect the required level of NEPOOL Objective Capability for that period, the Participants Committee shall, where appropriate, also determine the effect on NEPOOL Objective Capability of significant changes in circumstances from those assumed, either by fixing alternative NEPOOL Objective Capabilities, or by adopting adjustment factors or formulas.

(f) The Participants Committee shall have the duty and requisite authority to establish or approve schedules fixing the amounts to be paid by Participants and Non-Participants to permit the recovery of expenses incurred in furnishing some or all of the services furnished by NEPOOL either directly or through the System Operator.

(g) The Participants Committee shall have the duty and requisite authority to provide for the sharing by Participants, on such basis as the Participants Committee may deem appropriate, of payments and costs which are not otherwise reimbursed under this Agreement and which are incurred by Participants or under arrangements with Non-Participants and approved or authorized by the Committee as necessary in order to meet or avoid short-term deficiencies in the amount of resources available to meet the Pool's reliability objectives.

(h) The Participants Committee shall have the authority, at the time that it acts on an Entity's application pursuant to Section 3.1 to become a Participant, to waive, conditionally or unconditionally, compliance by such Entity with one or more of the obligations imposed by this Agreement if the Participants Committee determines that such compliance would be unnecessary or inappropriate for such Entity and the waiver for such Entity will not impose an additional burden on other Participants.

(i) The Participants Committee shall have the authority to establish standard conditions and waivers with respect to applications by Entities for membership in NEPOOL and to modify such standard conditions and waivers as appropriate in connection with changed circumstances with respect to such applicants, provided that the Participants Committee determines that the standard conditions and waivers for such Entities will not impose an additional burden on other Participants.

(j) The Participants Committee shall have the duty and requisite authority to act on appeals to it from the actions of other Principal Committees if delegated to such Committees by the Participants Committee pursuant to Section 7.5(k), to appoint the Review Board, and to appoint a special committee to administer NEPOOL's alternate dispute resolution procedures or to take any other action if it determines that such action is necessary or appropriate to achieve a prompt resolution of disputes under the provisions of Section 21.1.

(k) The Participants Committee shall have the authority to delegate its powers and duties to one or more of the Technical Committees, the System Operator, or other entity as it sees fit provided that (i) such delegation is clearly stated and approved by a Participant Committee action, (ii) such delegation does not violate any other provision set forth herein, and (iii) the action of such entity on any matter delegated to it may be appealed by any Participant to the Participants Committee provided such an appeal is taken prior to the end of the tenth business day following the action of the Technical Committee, the System Operator, or such entity by giving to the Secretary of the Participants Committee a signed and written notice of appeal, a copy of which the Secretary shall provide to the System Operator and each member and alternate of the Participants Committee. Pending action on the appeal by the Participants Committee, the giving of a notice of appeal as aforesaid shall suspend the action appealed from.

(l) The Participants Committee shall have the duty and requisite authority to establish the NEPOOL Information Policy.

(m) The Participants Committee shall have the duty and requisite authority to adopt and approve, amend and approve or resubmit to one or more Technical Committees for additional comment, any matter submitted to the Participants Committee by a Technical Committee.

(n) The Participants Committee shall have such further powers and duties as are conferred or imposed upon it by other sections of this Agreement.

7.6 Attendance of Participants at Committee Meeting. Each Participant which does not have the right to designate an individual voting member of the Participants Committee shall, with the exception of meetings held pursuant to Section 11B.9 and meetings in executive session pursuant to Section 11B.10, be entitled to attend any meeting of the Committee or any other NEPOOL committee, and shall have a reasonable opportunity to express views on any matter to be acted upon at the meeting.

7.7 Appeal of Actions to Review Board. Any Participant which otherwise has the ability to submit a matter for resolution under Section 21.1 may, in lieu of submitting a dispute as to a Participants Committee action or failure to take action for resolution pursuant to Section 21.1, appeal such matter to the Review Board. Except as otherwise provided in Section 6.11, such an appeal shall be taken prior to the end of the tenth business day following the meeting of the Participants Committee to which the appeal relates by giving to the Secretary of the Participants Committee by hand delivery, facsimile, electronic mail or regular mail a signed and written notice of appeal, a copy of which the Secretary shall provide to each Participant. If no appeal of a Participants Committee action or failure to take action is taken, and the action or failure to take action is not submitted for resolution pursuant to Section 21.1, within such time period, that Participants Committee action or failure to take action shall be final and effective. If an appeal is taken, pending action on the appeal by the Review Board, the giving of a notice of appeal as aforesaid shall suspend the action appealed from. To the extent any action taken relates to the approval of a rule or procedure which must be filed with the Commission, the rule or procedure shall not be filed until the time for appeal or submission for dispute resolution has elapsed and, if an appeal has been filed or submission for dispute resolution has been made, either (i) a decision on the appeal has been issued by the Review Board, or (ii) the earlier of resolution pursuant to
Section 21.1 of the matter submitted for dispute resolution or the termination pursuant to Section 21.1.B(2) of the suspension effect of such submission.

[Next Sheet is 100]




                                    SECTION 8
                              RELIABILITY COMMITTEE

8.1 Officers. The Reliability Committee shall have a Chair, Vice-Chair and Secretary. The Chair and Secretary of the Reliability Committee shall be appointed by the System Operator from time to time in accordance with Section 20(j). The Chair will be responsible for presiding at meetings of the Committee and establishing agendas for its meetings in conjunction with the Vice-Chair and shall have the powers and duties as set forth in the Committee bylaws. The Secretary shall have the powers and duties usually incident to such office and as set forth in the Committee bylaws. The Chair and Secretary shall have no voting rights. The Vice-Chair shall be elected by the Reliability Committee from among its voting members from time to time. The Vice-Chair shall have the powers and duties usually incident to such office and such powers and duties as set forth in the Committee bylaws, including, without limitation, the responsibility to develop in conjunction with the Chair, Committee meeting agendas.

8.2 Notice to Members and Alternates of Participants Committee. Prior to the end of the fifth business day following a meeting of the Reliability Committee, the Secretary of the Reliability Committee shall give written notice to the System Operator and each member and alternate of the Participants Committee of any action taken by the Reliability Committee at such meeting.

8.3 Voting; Appeal of Actions. Votes taken by the Reliability Committee shall be binding on the Participants only for those matters in which the Committee has specifically designated authority under this Agreement or has been properly delegated authority by the Participants Committee pursuant to Section 7.5(k).

Any Participant may appeal to the Participants Committee any binding action taken by the Reliability Committee. Such an appeal shall be taken prior to the end of the tenth business day following the meeting of the Reliability Committee to which the appeal relates by giving to the Secretary of the Participants Committee a signed and written notice of appeal, a copy of which the Secretary shall provide to the System Operator and each member and alternate of the Participants Committee. Pending action on the appeal by the Participants Committee, the giving of a notice of appeal as aforesaid shall suspend the action appealed from.

8.4 Responsibilities. The Reliability Committee shall perform the following functions, in conjunction with the System Operator as appropriate, and shall recommend action to the System Operator, Participants Committee or Transmission Owners, as appropriate, with respect thereto:

(a) provide input to the Participants Committee, Transmission Owners, and System Operator, as appropriate, on transmission facilities and the development of a regional transmission plan in order to achieve the objectives of NEPOOL;

(b) following appropriate study, recommend NEPOOL Objective Capability for each Power Year;

(c) periodically review the procedures used to calculate NEPOOL Installed Capability, NEPOOL Objective Capability and NEPOOL Capability Responsibility;

(d) periodically prepare short and long term load forecasts for use in NEPOOL studies and operations and to meet requirements of regulatory agencies;

(e) review communications and liaison arrangements between NEPOOL and governmental authorities on power supply, environmental, load forecasting, and transmission issues;

(f) coordinate the collection and exchange of necessary system data and future plans related to reliability for use in NEPOOL planning and to meet requirements of regulatory agencies;

(g) coordination of studies of, and provide information to Participants on, maintenance schedules for the supply and demand-side resources and transmission facilities of the Participants;

(h) based on appropriate studies, recommend for Participants Committee approval Reliability Standards to assure the reliable operation and facilitate the efficient operation of the NEPOOL Control Area bulk power system and those operating rules which guide the implementation of the Reliability Standards. Such Reliability Standards and operating rules shall include, without limitation, the following:

(i) standards to determine the current Annual Peak, Adjusted Annual Peak, Monthly Peak, Adjusted Monthly Peak, and aggregate obligations of the Participants in each of the NEPOOL Markets;

(ii) standards to establish short and long term load forecasts for use in NEPOOL operations and to meet requirements of regulatory agencies;

(iii) standards with respect to the administration and enforcement of, and reporting pursuant to, NERC and NPCC policies and requirements;

(iv) standards for use in planning and design of the NEPOOL interconnected bulk power system;

(v) standards to ensure the continuous reliability of the bulk power transmission system, such standards to include, without limitation, criteria and rules relating to protective equipment, transfer limits, voltage schedules, voltage guides, operating guides, sub-area reserves, switching, voltage control, load shedding, emergency and restoration procedures, and the coordination of scheduling of the operation and maintenance of supply and demand-side resources and transmission facilities of the Participants;

(vi) standards for determining the capabilities of each electric generating unit or combination of units in which a Participant has an Entitlement in a uniform manner applying generally accepted engineering principles; and

(vii) as appropriate, reliability standards for interpool coordination transactions.

(i) review proposed supply and demand-side resource plans and the proposed transmission and interconnection plans of Participants pursuant to Section 18.4 and, based on such review, recommend action regarding such proposed plans;

(j) make recommendations regarding procedures for dispatch infrastructure (i.e. voice and data communications protocols, AGC pulsing arrangements, Energy Management System and System Control and Data Acquisition interfaces, Satellite relations, etc.);

(k) provide input and make recommendations with respect to the reliability considerations of general system operations (i.e. commitment/ decommitment, real time dispatch, review and approval of distribution of reserves, etc.);

(l) recommend to the Participants Committee the retention of a consultant, procurement of computer time, or the incurrence of consultant expenses or such other expenses as may be required to enable the Reliability Committee, its subcommittees, and task forces properly to perform their duties;

(m) make recommendations to the Participants Committee, Transmission Owners, and System Operator, as appropriate, with respect to development and amendment of interconnection procedures and documents related to such procedures; and

(n) to the extent appropriate, develop criteria, guidelines and methodologies to assure consistency in monitoring and assessing conformance of Participant and regional transmission plans to accepted reliability criteria.

8.5 Establishment of Subcommittees and Task Forces. The Reliability Committee shall have the authority to establish subcommittees and task forces for particular studies.

8.6 Further Powers and Duties. The Reliability Committee shall have such further powers and duties as are consistent with the duties and responsibilities set forth herein or as may be properly delegated to it by the Participants Committee.

[Next Sheet is 108]



                                    SECTION 9
                                TARIFF COMMITTEE

9.1 Officers. The Tariff Committee shall have a Chair, Vice-Chair and Secretary. The Chair and Secretary of the Tariff Committee shall be appointed by the System Operator from time to time in accordance with Section 20(j). The Chair will be responsible for presiding at meetings of the Committee and establishing agendas for its meetings in conjunction with the Vice-Chair and shall have the powers and duties as set forth in the Committee bylaws. The Secretary shall have the powers and duties usually incident to such office and as set forth in the Committee bylaws. The Chair and Secretary shall have no voting rights. The Vice-Chair shall be elected by the Tariff Committee from among its voting members from time to time. The Vice-Chair shall have the powers and duties usually incident to such office and such powers and duties as set forth in the Committee bylaws, including, without limitation, the responsibility to develop in conjunction with the Chair, Committee meeting agendas.

9.2 Notice to Members and Alternates of Participants Committee. Prior to the end of the fifth business day following a meeting of the Tariff Committee, the Secretary of the Tariff Committee shall give written notice to the System Operator and each member and alternate of the Participants Committee of any action taken by the Tariff Committee at such meeting.

9.3 Voting; Appeal of Actions. Votes taken by the Tariff Committee shall be binding on the Participants only for those matters in which the Committee has specifically designated authority under this Agreement or has been properly delegated authority by the Participants Committee pursuant to Section 7.5(k).

Any Participant may appeal to the Participants Committee any binding action taken by the Tariff Committee. Such an appeal shall be taken prior to the end of the tenth business day following the meeting of the Tariff Committee to which the appeal relates by giving to the Secretary of the Participants Committee a signed and written notice of appeal, a copy of which the Secretary shall provide to the System Operator and each member and alternate of the Participants Committee. Pending action on the appeal by the Participants Committee, the giving of a notice of appeal as aforesaid shall suspend the action appealed from.

9.4 Responsibilities. The Tariff Committee shall perform the following functions, in conjunction with the System Operator as appropriate, and shall recommend action to the System Operator, Participants Committee or Transmission Owners, as appropriate, with respect thereto:

(a) develop appropriate billing procedures for transmission and ancillary services pursuant to this Agreement and the Tariff;

(b) develop and recommend to the Participants Committee and the Transmission Owners Committee, as appropriate, (i) amendments, additions and other changes to the Tariff and (ii) related Tariff rules;

(c) providing input to the System Operator on the development of Administrative Procedures with respect to the administration of the Tariff and the OASIS;

(d) to the extent appropriate, conduct and/or review such studies and make such determinations as are assigned to the Committee pursuant to this Agreement and the Tariff with respect to financial treatment of additions to or upgrades of PTF; and

(e) recommend to the Participants Committee the retention of a consultant, procurement of computer time, or the incurrence of consultant expenses or such other expenses as may be required to enable the Tariff Committee, its subcommittees, and task forces properly to perform their duties.

9.5 Establishment of Subcommittees and Task Forces. The Tariff Committee shall have the authority to establish subcommittees and task forces for particular studies.

9.6 Further Powers and Duties. The Tariff Committee shall have such further powers and duties as are consistent with the duties and responsibilities set forth herein or as may be properly delegated to it by the Participants Committee.

[Next Sheet is 112]




                                   SECTION 10
                                MARKETS COMMITTEE

10.1 Officers. The Markets Committee shall have a Chair, Vice-Chair and Secretary. The Chair and Secretary of the Markets Committee shall be appointed by the System Operator from time to time in accordance with Section 20(j). The Chair will be responsible for presiding at meetings of the Committee and establishing agendas for its meetings in conjunction with the Vice-Chair and shall have the powers and duties as set forth in the Committee bylaws. The Secretary shall have the powers and duties usually incident to such office and as set forth in the Committee bylaws. The Chair and Secretary shall have no voting rights. The Vice-Chair shall be elected by the Markets Committee from among its voting members from time to time. The Vice-Chair shall have the powers and duties usually incident to such office and such powers and duties as set forth in the Committee bylaws, including, without limitation, the responsibility to develop in conjunction with the Chair, Committee meeting agendas.

10.2 Notice to Members and Alternates of Participants Committee. Prior to the end of the fifth business day following a meeting of the Markets Committee, the Secretary of the Markets Committee shall give written notice to the System Operator and each member and alternate of the Participants Committee of any action taken by the Markets Committee at such meeting.

10.3 Voting; Appeal of Actions. Votes taken by the Markets Committee shall be binding on the Participants only for those matters in which the Committee has specifically designated authority under this Agreement or has been properly delegated authority by the Participants Committee pursuant to Section 7.5(k).

Any Participant may appeal to the Participants Committee any binding action taken by the Markets Committee. Such an appeal shall be taken prior to the end of the tenth business day following the meeting of the Markets Committee to which the appeal relates by giving to the Secretary of the Participants Committee a signed and written notice of appeal, a copy of which the Secretary shall provide to the System Operator and each member and alternate of the Participants Committee. Pending action on the appeal by the Participants Committee, the giving of a notice of appeal as aforesaid shall suspend the action appealed from.

10.4 Responsibilities. The Markets Committee shall perform the following functions, in conjunction with the System Operator as appropriate, and shall recommend action to the System Operator, Participants Committee or Transmission Owners, as appropriate, with respect thereto:

(a) based on appropriate studies, develop market procedures to assure the reliable operation and facilitate the efficient operation of the NEPOOL Control Area bulk power supply;

(b) (i) evaluate studies of the market implications of maintenance schedules for the supply and demand-side resources and transmission facilities of the Participants and operable capacity margins, and (ii) develop market procedures for scheduling maintenance for supply and demand resources and transmission resources;

(c) to the extent appropriate to assure the efficient operation of the NEPOOL Markets, develop reasonable standards, criteria and rules relating to protective equipment, switching, voltage control, load shedding, emergency and restoration procedures, and the operation and maintenance of supply and demand-side resources and transmission facilities of the Participants;

(d) develop procedures for determining the market implications of the seasonal capabilities of each electric generating unit or combination of units in which a Participant has an Entitlement;

(e) develop procedures for determining as appropriate from time to time the current Annual Peak, Adjusted Annual Peak, Monthly Peak, Adjusted Monthly Peak, Installed Capability Responsibility, and obligations for Energy, Operating Reserve and AGC of each Participant;

(f) develop Market Rules and periodically review and recommend changes thereto as appropriate. Such Market Rules shall include, without limitation, the following:

(i) submission of Bid Prices and the determination of prices for each of the NEPOOL Markets;

(ii) determination for each Participants of its obligations under each of the NEPOOL Markets;

(iii) establishment or approval of appropriate billing procedures for market transactions pursuant to this Agreement;

(iv) calculation and equitable apportionment of losses incurred in connection with Interchange Transactions; and

(v) interpool market contract coordination as appropriate.

(g) develop operating procedures relating to the administration of the NEPOOL Markets and periodically review and recommend changes thereto as appropriate; and

(h) recommend the retention of a consultant, procurement of computer time, or the incurrence of consultant expenses or such other expenses as may be required to enable the Markets Committee, its subcommittees, and task forces properly to perform their duties.

10.5 Establishment of Subcommittees and Task Forces. The Markets Committee shall have the authority to establish subcommittees and task forces for particular studies.

10.6 Further Powers and Duties. The Markets Committee shall have such further powers and duties as are consistent with the duties and responsibilities set forth herein or as may be properly delegated to it by the Participants Committee.

10.7 Development of Rules Relating to Non-Participant Supply and Demand-side Resources. It is recognized that arrangements between Participants and Non-Participants with respect to the Non-Participants' supply and demand-side resources may create special problems in the application of Sections 12 and 14. Accordingly, the Markets Committee shall analyze such special problems and recommend to the Participants Committee appropriate rules for reflecting such resources in the Installed System Capability of a Participant which enters into such an arrangement and for the treatment of such arrangements for Energy, Operating Reserve and AGC purposes. Upon approval by the Participants Committee, such rules shall supersede the provisions of Sections 12 and 14 (and the related definitions in Section 1) to the extent of any conflict therewith upon acceptance by the Commission.

[Next Sheet is 118]



                                   SECTION 11
                              FURTHER RESTRUCTURING

The NEPOOL Participants undertake to finalize by March 31, 2000 the negotiation of more comprehensive arrangements for the reassignment of appropriate administrative responsibilities to the System Operator in the Interim ISO Agreement.



                                   SECTION 11A
                                  REVIEW BOARD

11A.1 Organization. There shall be a Review Board which, in addition to responsibility under Section 11B.12, shall be responsible for ruling on appeals taken from actions of the Participants Committee and for advising the Participants Committee as to the issues raised on any appeals before it provided that appeals from actions of the System Operator shall not be taken to the Review Board. In ruling on appeals, the Review Board shall consider, among other things, whether the action is consistent with Commission policies. In addition, if the appeal relates to an amendment to the Agreement or market rule, the Review Board shall consider the extent to which such amendment imposes a burden on the Participants which do not vote in favor of the amendment that is materially greater in degree than that imposed on the Participants which have voted in favor of the amendment. The Review Board shall not have the right to review or otherwise participate in actions of the System Operator or to take any action with respect to any matter involving a dispute between the System Operator and either NEPOOL or any Participant. The Participants agree that the process of selecting the Review Board shall commence upon the initial formation of the Participants Committee. Until the initial organization of the Review Board is completed, the Board of Directors of the System Operator or a committee thereof consisting of not less than three System Operator Directors designated by the System Operator Board of Directors shall perform the functions of the Review Board, provided that the provisions of Sections 11A.2 through 11A.6 shall not be applicable to the Board of Directors of the System Operator acting as a Review Board. All expenses incurred by the System Operator as a result of the Board of Directors in acting as the Review Board shall be NEPOOL expenses.

11A.2 Composition. The Review Board shall be composed of five members. The Review Board Members shall initially be selected by the Participants Committee from a slate of candidates. An independent consultant, retained by the Participants Committee, shall prepare a list of persons qualified and willing to serve on the Review Board. A subcommittee appointed by the Participants Committee shall review the list and distribute to the members of the Participants Committee a slate from among the list proposed by the independent consultant, along with information on the background and experience of the persons on the slate appropriate to evaluating their fitness for service on the Review Board. If the Participants Committee fails to select a full Review Board from the slate proposed by the subcommittee, the Committee shall direct the independent consultant to propose a further list of nominees for consideration at the next regular meeting of the Participants Committee. Thereafter, prior to the expiration of a Review Board Member's term, and upon the occurrence of any vacancy on the Board, the Participants Committee shall select a successor Member.

11A.3 Qualifications. The Review Board Members shall be independent experts knowledgeable about issues typically faced by entities engaged in energy production, transmission, distribution and sale under Federal or State regulation. A Review Board Member shall not be, and shall not have been at any time within five years of election to the Review Board, a director, officer or employee of a Participant or of a Related Person of a Participant. While serving on the Review Board, a Review Board Member shall have no direct business relationship or other affiliation with any Participant or its Related Persons and shall otherwise be subject to the same independence requirements imposed on Directors of the System Operator Board of Directors.

11A.4 Term. A Review Board Member shall serve for a term of three years; provided, however, that two of the Review Board Members selected initially shall be chosen by lot to serve a term of two years, two of the Review Board Members selected initially shall be chosen by lot to serve a term of three years and the other Review Board Member selected initially shall serve a term of four years.

11A.5 Meetings. Meetings of the Review Board may be conducted in person or by telephone or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other.

11A.6 Bylaws. To the extent not inconsistent with any provision of this Agreement, the Participants Committee shall adopt bylaws establishing procedures for the Review Board's activities as it may deem appropriate, including but not limited to bylaws governing the scheduling, noticing and conduct of meetings of the Review Board, a code of conduct, selection of a Chair and Vice-Chair of the Review Board, and action by the Review Board without a meeting. Such bylaws shall not modify or be inconsistent with any of the rights or obligations established by this Agreement.

11A.7 Procedure on Appeal of Participant Committee Action or Failure to Take Action.

(a) Submission of an Appeal: A Participant seeking review ("Appealing Party") by the Review Board of action of the Participants Committee shall give written notice of the appeal in accordance with Section 7.7, and the appeal shall have the suspension effect specified in Section 7.7.

(b) Intervenors and Time Limits: Any other Participant that wishes to participate in the appeal proceeding hereunder shall give signed written notice to the Secretary of the Participants Committee no later than ten (10) business days after the Appealing Party has given notice of appeal and shall upon the approval of the Review Board be permitted to participate in the appeal.

(c) Procedural Rules: The procedural rules (if any), for the conduct of the appeal shall be determined by the Review Board in consultation with the Participants Committee and each Appealing Party on a case-by-case basis.

(d) Pre-hearing Submissions: Each Appealing Party shall provide the Review Board, within 15 days of the giving of its notice of appeal or such other time as permitted by the Review Board, a brief written statement of its complaint and a statement of the remedy or remedies it seeks, accompanied by copies of any documents or other materials it wishes the Review Board to review. The Participants Committee and, as appropriate, any other Participant participating in the appeal will provide the Review Board, within 10 days of the Appealing Party's submission or such other time as permitted by the Review Board, copies of the minutes of all NEPOOL committee meetings at which the matter was discussed and if deemed appropriate by the Participants Committee or otherwise requested by the Review Board a brief description of the action (or failure to act) being appealed and a brief statement explaining why the Participants Committee believes its action (or failure to act) should be upheld by the Review Board, together with copies of documents or other materials referenced in such submission for the Review Board to review and materials, if any, which interested Participants provide to the Secretary of the Participants Committee and reasonably request be submitted to the Review Board.

In addition, each party shall designate one or more individuals to be available to answer questions the Review Board may have on the documents or other materials submitted. The answers to all such questions shall be reduced to writing by the party providing the answer and a copy shall be made available to any requesting Participant.

(e) Hearing: A hearing (if any) will be held as soon as is reasonably practicable.

(f) Decision: The Review Board's decision, to the extent practicable, shall be due, within ninety (90) days of the giving of notice of the appeal.

11A.8  Effect of a Review Board Decision.

(a) Each Review Board Member shall have one vote and a decision of the Review Board, either to grant or deny an appeal, shall require affirmative votes by a majority of the Review Board Members but not less than three (3) such Members.

(i) Appeal denied. If the Review Board denies the appeal, the action of the Participants Committee will be final and effective, subject to Commission acceptance if and as required.

(ii) Appeal granted. If the Review Board grants the appeal, the Review Board's determination (granting the appeal) will be final and the action of the Participants Committee shall not take effect.

(b) If the Review Board grants an appeal, the Review Board may submit a proposed resolution of the matter that was the subject of the appeal to the Participants Committee. The Participants Committee may, but is not required to, take further action with regard to the matter. If the Participants Committee votes on an action regarding the matter (including a vote not to act on the matter), the action or non-action of the Participants Committee shall be subject to further appeal by any Participant to the Review Board in accordance with Section 7.7. Any proposed resolution that the Review Board submits to the Participants Committee is advisory only.

11A.9 An action or failure to act once appealed by a Participant to the Review Board may not be subject to the alternative dispute resolution provisions of
Section 21.1, regardless of the outcome of the appeal. Conversely, an action or failure to act submitted for resolution by a Participant pursuant to Section
21.1 may not be brought before the Review Board. If more than one Participant appeals and/or submits for alternative dispute resolution under Section 21.1 the same issue, the Participant that first takes such action shall determine whether the issue is to be heard by the Review Board or considered under Section 21.1; provided that each Participant challenging an action or failure to take action shall have the same opportunity to present its case and may not be excluded from participating under Section 11A.7(b).

11A.10 Any action taken or failure to take action by the Review Board does not restrict or limit in any way the rights of a Participant to seek review by the Commission, or a review in any other forum available to the Participant and there shall be no requirement to submit an appeal to the Review Board concerning any amendment, action or inaction by the Participants Committee prior to a Participant exercising any such rights to seek review by the Commission or any other forum with jurisdiction.

11A.11 The Review Board may not take action that is inconsistent with or infringes upon any of the rights set forth in Section 17A.

[Next Sheet is 128]



                                   SECTION 11B
                          TRANSMISSION OWNERS COMMITTEE

11B.1 Organization. There shall be a Transmission Owners Committee established pursuant to this Section 11B which shall implement the rights reserved to Transmission Owners by Section 17A.

11B.2 Membership. Membership on the Transmission Owners Committee shall be open to all Transmission Owners, regardless of their individual choices in Sector membership under Section 6.2.

11B.3 Appointment of Members and Alternates. A Transmission Owner shall join the Transmission Owners Committee by written notice delivered to the Secretary of the Transmission Owners Committee, and shall designate in the notice the initial member appointed by it for the Committee and an alternate of the member. In the absence of the member, the alternate shall have all the powers of the member, including the power to vote.

11B.4 Term of Members. A member of the Transmission Owners Committee appointed by a Transmission Owner shall serve until replaced by the Transmission Owner which appointed it or until such Transmission Owner ceases to be a Participant or otherwise lose its right to appoint the member. Appointment or replacement of a member shall be effected by a Transmission Owner by giving written notice of such appointment or replacement to the Secretary of the Transmission Owners Committee.

11B.5 Regular and Special Meetings. The Transmission Owners Committee shall hold its annual meeting in December or January at such time and place as the Chair shall designate and shall hold other meetings in accordance with a schedule adopted by the Committee or at the call of the Chair. Thirty percent (30%) or more of the voting members of the Transmission Owners Committee may call a special meeting of the Committee in the event that the Chair shall fail to call such a meeting within three business days following the Chair's receipt from such members of a request specifying the subject matters to be acted upon at the meeting.

11B.6 Notice of Meetings. Written notice of each meeting of the Transmission Owners Committee shall be given to each Transmission Owner and to other Participants not less than five (5) business days prior to the date of the meeting.

11B.7 Attendance. Regular and special meetings may be conducted in person, by telephone, or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other. In order to vote during the course of a meeting, attendance is required in person or by telephone or other real time electronic means by a voting member or its alternate or a duly designated agent who has been given, in writing, the authority to vote for the member on all matters or the proxy to vote for the member on specific matters.

11B.8 Votes. Any action taken by the Transmission Owners Committee shall require the concurrence of:

(i) representatives of at least two-thirds of the Transmission Owners provided that Transmission Owners that are Related Persons to one another shall together have a single vote; and

(ii) representatives of Transmission Owners having at least two-thirds of the Weighted Votes of all Transmission Owners, where each Transmission Owner's Weighted Vote is equal to its original capital investment in its PTF as of the end of the most recent year for which figures are available.

Notwithstanding the foregoing, if a vote is taken and paragraph (i) above is satisfied but paragraph (ii) above is not, the action being voted on by the Transmission Owners Committee shall pass if (1) there are seven or more Transmission Owners on the Committee and fewer than three Transmission Owners oppose the action or (2) there are less than seven Transmission Owners on the Committee and only one Transmission Owner opposes the action.

11B.9 Appointment of Task Forces or Working Groups. The Transmission Owners Committee shall have the authority to appoint task forces or working groups to address matters for which the Committee is responsible. Notwithstanding Section 7.6, such tasks force or working groups may be limited to Transmission Owners only.

11B.10 Officers. At its annual meeting, the Transmission Owners Committee shall elect from its members a Chair and a Vice-Chair; it shall also elect a Secretary who need not be a member of the Committee. These officers shall have the powers and duties usually incident to such offices, including the right to convene an executive session of the Transmission Owners Committee to consider and vote upon submittals to the Commission or litigation strategy.

11B.11 Adoption of Bylaws. The Transmission Owners Committee may adopt bylaws, consistent with this Agreement, governing procedural matters including the conduct of its meetings.

11B.12 Review of Committee Actions. To the extent the Commission determines, pursuant to Section 17A.7, that Transmission Owners have the exclusive right to make unilateral filings under Section 205 of the Federal Power Act, a Transmission Owner may either submit a dispute for resolution pursuant to
Section 21.1 or appeal to the Review Board any action taken by the Transmission Owners Committee with respect to such a Section 205 filing. Such a submission or appeal shall be taken prior to the end of the tenth business day following the meeting of the Transmission Owners Committee to which the submission or appeal relates by giving to the Secretary of the Transmission Owners Committee a signed and written notice of submission or appeal. Pending action on an appeal by the Review Board, the giving of a notice of appeal as aforesaid shall suspend the action appealed from. For purposes of the application of the dispute resolution process of Section 21.1 and the suspension effect of a submission to alternative dispute resolution, Section 21.1 shall be applied as if the Transmission Owners Committee were the Participants Committee.



                                   SECTION 11C
                                LIAISON COMMITTEE

11C.1 Organization; Duties. There shall be a Liaison Committee which shall be an advisory committee only responsible to act as a steering committee for managing NEPOOL business through the committee process and facilitating communications between NEPOOL and the System Operator and among Participants. The Liaison Committee's duties as a steering committee include, without limitation, recommending that matters be assigned to particular committees for action where the subject matter of a proposed rule or other action potentially falls in the purview of more than one committee and assuring appropriate input from other committees as needed.

11C.2 Membership. The Liaison Committee shall have the following members: the Chair and Vice-Chair of each of the Principal Committees; the Chair of the Transmission Owners Committee; a Participant representative of each Sector that is not otherwise represented on the Liaison Committee; the chief executive officer of the System Operator; and two members of the System Operator's Board of Directors.

11C.3 Regular and Special Meetings. The Liaison Committee shall hold meetings in accordance with a schedule adopted by the Committee or at the call of the Co-Chairs.

11C.4 Notice of Meetings. Written notice of each meeting of the Liaison Committee shall be given to each member of the Committee and all members of the Participants Committee not less than five business days prior to the date of the meeting.

11C.5 Attendance. Regular and special meetings may be conducted in person, by telephone, or other electronic means by means of which all persons participating in the meeting can communicate in real time with each other. Participants Committee members and alternates may attend meetings of the Liaison Committee. Any individual that is not a member of the Liaison Committee may participate at a meeting at the invitation of a Co-Chair.

11C.6 Officers. The Co-Chairs of the Liaison Committee shall be the chief executive officer of the System Operator and the Chair of the Participants Committee. The Liaison Committee shall elect a Secretary who need not be a member of the Committee. These officers shall have the powers and duties usually incident to such offices.

[Next Sheet is 135]



                                   PART THREE
                                MARKET PROVISIONS

                                   SECTION 12
                              INSTALLED CAPABILITY
                            OBLIGATIONS AND PAYMENTS

12.1  Continuing Reliability Measures.

(a) Commencing in 2000 the System Operator shall perform, and furnish to Participants, an annual, independent "Regional Resource Adequacy Assessment" to determine whether adequate generation and transmission resources are in place or under development to assure that regional and subregional reliability standards established for NEPOOL can be met.

(b) During 2000, the Participants Committee shall commence development of alternative, market-based reliability assurance mechanisms. A status report on this development effort shall be submitted to the Commission and furnished to Participants on or before January 1, 2001

(c) Certain provisions of the Agreement that impose obligations on Participants, including Participants with generation and transmission resources, were contained within the Agreement at a time when wholesale power and transmission services were subject to very different regulatory rules and an Operable Capability market and Installed Capability auction market were included within the Agreement. During 2000, concurrent with the review pursuant to Section 12.0(b) and in recognition of the implementation of CMS and MSS, the Participants Committee shall also identify those of such obligations, if any, that should be eliminated, modified, or replaced.

12.1 Obligations to Provide Installed Capability. Each Participant shall have Installed System Capability during each hour of each month at least sufficient to satisfy its Installed Capability Responsibility for the month.

12.2  Computation of Installed Capability Responsibilities.

(a) (1) At the conclusion of each month, the System Operator under the direction of the Participants Committee shall determine each Participant's tentative Installed Capability Responsibility in Kilowatts for such month in accordance with the following formula:

X   = (P(A-N)+Np)(1+T) - C(Dp)

As used in this Section 12.2(a)(1), the symbols used in the formula and the additional symbols defined below have the following meanings:

X is the Participant's tentative Installed Capability Responsibility for the month.

P is the value of the Participant's fraction for the month as determined in accordance with the following formula:

P = (Fp + Dp) / (F + D), wherein:

Fp is the Participant's Adjusted Monthly Peak for the month less any Kilowatts received by such Participant pursuant to a contract of a type that traditionally has been treated by NEPOOL as a firm contract for the purposes of this Section prior to January 1, 1999, but which does not constitute a Firm Contract as defined in this Agreement.

Dp is the Participant's actual or potential load reduction resulting from its NEPOOL Interruptible and Dispatchable Loads for the month.

F is the aggregate for the month of the Adjusted Monthly Peaks for all Participants less any Kilowatts received by any Participant pursuant to a contract of a type that traditionally has been treated by NEPOOL as a firm contract for the purposes of this Section prior to January 1, 1999, but which does not constitute a Firm Contract as defined in this Agreement.

D is the aggregate for the month of the actual or potential load reduction resulting from all Participants' NEPOOL Interruptible and Dispatchable Loads.

C is the factor, which when multiplied by D in megawatts, results in the reduction to NEPOOL Objective Capability that would result from including D in the determination of NEPOOL Objective Capability. The value for C shall be adopted by the Participants Committee each time it fixes NEPOOL Objective Capability pursuant to Section 7.5(e).

A is the NEPOOL Objective Capability in megawatts for the month as fixed by the Participants Committee pursuant to Section 7.

N is the aggregate of the New Unit Adjustments for all Participants for the month as determined by the Participants Committee in accordance with Section 12.2(a)(2).

Np is the aggregate of the Participant's New Unit Adjustments for the month, as determined by the Participants Committee, and is equal to the aggregate of the Participant's adjustments for each New Unit included in its Installed System Capability during the hour of the coincident peak load of the Participants for the month. The Participant's adjustment for each New Unit may be positive or negative and shall be the product of (i) the Participant's Installed Capability Entitlement in the New Unit during the hour of the coincident peak load of the Participants for the month, times (ii) the New Unit Adjustment Factor applicable to the New Unit as determined in accordance with Section 12.2(a)(2).

T is the Participant's Unit Availability Adjustment Factor for the month. T may be positive or negative and shall be determined in accordance with the following formula:

T = (I-H) x J x R, wherein:
         100

I for the Participant for the month is the percentage which represents the weighted average (using the Installed Capability of each Installed Capability Entitlement for such month for the weighting) of the Four Year Installed Capability Target Availability Rates of the Installed Capability Entitlements which are included in the Participant's Installed System Capability during the hour of the coincident peak load of the Participants for the month. The Four Year Target Availability Rate for an Installed Capability Entitlement for any month is the average of the monthly Target Availability Rates for the forty-eight months which comprise the period of four consecutive calendar years ending within the Power Year which includes such month, as determined on the basis of the Target Availability Rates for each of the forty-eight months, and as applied on a basis which is consistent with the fuel or maturity status of the unit for each of the forty-eight months; provided, however, that for the purpose of determining the Four Year Target Availability Rate (i) for months included within the Power Year which commences June 1, 1999, the determination shall be made for the months of June through October on the basis of the calendar years 1995 through 1998, and shall be made for the months of November through May on the basis of the calendar years 1996 through 1999, and (ii) for months included within the Power Year which commences June 1, 2000, the determination shall be made on the basis of the calendar years 1996 through 1999. The Target Availability Rates shall be those utilized by the Participants Committee in its most recent determination of NEPOOL Objective Capability pursuant to Section 7.

H for the Participant for the month is the percentage which represents the weighted average (using the Installed Capability of each Installed Capability Entitlement for such month for the weighting) of the Four Year Actual Availability Rates of the Installed Capability Entitlements which are included in the Participant's Installed System Capability during the hour of the coincident peak load of the Participants for the month. The Four Year Actual Availability Rate for an Installed Capability Entitlement for any month is the percentage which represents the average of the amounts determined for H1 for the four applicable Twelve-Month Measurement Periods within the forty-eight months which comprise the period of four consecutive calendar years ending within the Power Year which includes such month; provided, however, that for the purpose of determining the Four Year Actual Availability Rate (i) for months included within the Power Year which commences June 1, 1999, the determination shall be made for the months of June through October on the basis of the calendar years 1995 through 1998, and shall be made for the months of November through May on the basis of the calendar years 1996 through 1999, and (ii) for months included within the Power Year which commences June 1, 2000, the determination shall be made on the basis of the calendar years 1996 through 1999. A Twelve-Month Measurement Period is a period of twelve sequential months. For purposes of this sequence, the first month in the four years and the immediately succeeding months shall be considered to follow the forty-eighth month in the four-year period. The four applicable Twelve-Month Measurement Periods to be used in the determination of H1 for an Installed Capability Entitlement shall be the four sequential Twelve-Month Measurement Periods out of the twelve possible combinations which yield the highest H1.

H1 for an Installed Capability Entitlement in a unit or combination of units for a Twelve-Month Measurement Period is its Actual Availability Rate. The Actual Availability Rate of an Installed Capability Entitlement for a Twelve-Month Measurement Period is a percentage and shall be the greater of:

(i) the percentage of (a) the amount of generation which could have been received with respect to the Installed Capability Entitlement if the unit or combination of units had been fully available at its full Installed Capability throughout the Twelve-Month Measurement Period, which is represented by (b) the amount of generation which was actually available during such period, or

(ii) the average Target Availability Rate expressed as a percentage for the Installed Capability Entitlement for the Twelve-Month Measurement Period less twenty percentage points. The average Target Availability Rate of an Installed Capability Entitlement for a Twelve-Month Measurement Period is a percentage and is the average of the monthly Target Availability Rates for the months which comprise the Twelve-Month Measurement Period, as determined on the basis of the Target Availability Rates for each of the twelve months, and as applied on a basis which is consistent with the fuel or maturity status of the unit or combination of units for each month in the Twelve-Month Measurement Period. The Target Availability Rates shall be those utilized by the Participants Committee in its most recent determination of NEPOOL Objective Capability pursuant to
Section 7.

J for the month is the estimated percentage point change in NEPOOL Objective Capability which would be required as a result of a one percentage point change in the weighted average equivalent availability rate of the generating units in which the Participants have Installed Capability Entitlements. The value for J shall be adopted by the Participants Committee each time it fixes NEPOOL Objective Capability pursuant to Section 7.

R for the month is the phase-out factor for the month, which shall be as follows:

R=0.75 for the Power Year beginning November 1, 1997. R=0.50 for the 12 month period beginning November 1, 1998. R=0.25 for the 12 month period beginning November 1, 1999. R=0 for the 12 month period beginning November 1, 2000 and all subsequent 12 month periods.

(2) A New Unit Adjustment Factor for a New Unit shall be determined to assign the effects of the New Unit on NEPOOL

Objective Capability to those Participants with Entitlements in the New Unit. The New Unit Adjustment Factor for each New Unit for each month shall be determined by the System Operator under the direction of the Participants Committee in accordance with the following formula:

n = R(K1(c-C) + K2(f-F) + K3(m-M) + K4(d-D) + K5(f-F)c2)

As used in this Section 12.2(a)(2), the symbols used in the formula have the following meanings:

R is the phase out factor as defined in Section 12.2(a)(1) above.

n is the New Unit Adjustment Factor, expressed as a fraction, for the month for a New Unit.

c  is the Winter Capability of the New Unit.

C is the Winter Capability of the Proxy Unit, which shall be the number of Kilowatts, as determined by the Participants Committee, which would result in the NEPOOL Objective Capability being approximately the same if the generating units in which the Participants have Installed Capability Entitlements were all units possessing Proxy Unit characteristics.

f is the equivalent forced outage rate of the New Unit, expressed as a fraction of a year, utilized in the determination by the Participants Committee of NEPOOL Objective Capability for the month.

F is the equivalent forced outage rate of the Proxy Unit. F, a fraction, shall be the weighted average equivalent forced outage rate (using the Winter Capability of each generating unit for such weighting) of the generating units in which the Participants have Installed Capability Entitlements, adjusted to compensate for the rounding of the annual maintenance outage requirement of the Proxy Unit.

m is the four-year average annual maintenance outage requirement of the New Unit, expressed as a fraction of a year. The data used to determine m shall include the annual maintenance outage requirements for the current Power Year and the next three Power Years, as utilized for the New Unit in the most recent determination by the Participants Committee of NEPOOL Objective Capability pursuant to Section 7.

M is the annual maintenance outage requirement of the Proxy Unit. M shall be a fraction, the numerator of which shall be the number of weeks (rounded to the nearest full number) that most closely approximates the weighted four- year average annual maintenance outage requirement (using the Winter Capability of each generating unit for such weighting) for the generating units in which the Participants have Installed Capability Entitlements, and the denominator of which shall be 52 weeks.

d is the summer derating of the New Unit, expressed as a fraction of the Winter Capability of the New Unit.

D is the summer derating of the Proxy Unit. D shall be a fraction and shall be equal to the weighted average fractional summer derating (using the Winter Capability of each generating unit for such weighting) of the generating units in which the Participants have Installed Capability Entitlements.

K1, K2, K3, K4, and K5

are conversion coefficients for each of the Summer and Winter Periods, determined by regression analysis such that the product for the Installed Capability of a New Unit times its New Unit Adjustment Factor approximates the effect on NEPOOL Objective Capability of the New Unit.

Proxy Unit characteristics and conversion coefficients contained in the formula shall be adopted by the Participants Committee and reviewed every five years (or more frequently if the Participants Committee determines that exceptional circumstances require an earlier review) and revised as necessary.

If a New Unit has unique characteristics affecting NEPOOL Objective Capability which are not adequately reflected in the New Unit Adjustment Factor formula, the Participants Committee shall determine for such New Unit a New Unit Adjustment Factor which accounts for the New Unit's unique characteristics.

The New Unit Adjustment Factor for any Restricted Unit (as defined in Section 15.37B of the Prior NEPOOL Agreement) for which proposed plans were submitted subsequent to November 1, 1990 for review pursuant to Section 18.4 or its predecessor section in the Prior NEPOOL Agreement (or, in the case of a unit with a rated capacity of less than 5 MW, for which notification was first given to NEPOOL subsequent to November 1, 1990) and for the Peabody Municipal Light Plant's Waters River #2 unit shall be determined in accordance with the formula previously specified in Section 12.2(a)(2), modified as follows:

n = R(K1(c-C) + K2(f-F) + K3(m-M) + K4(d-D) +K5(f-F)c2) + K6(2500-a)

The symbols used in the above formula, as modified, shall have the meanings previously specified, except that the symbols "K6" and "a" shall have the following meanings:

K6 is a scaling factor of 0.0001.

a is as follows:

for units with more than 2500 annual hours available for operation, "a" =
2500,

for units with annual hours available for operation between 500 and 2500, inclusive, "a" = annual hours available for operation,

and for units with annual hours available for operation less than 500 hours, "a" = -7500;

provided, however, that a Participant may elect to avoid, in whole or part, the effect on its Installed Capability Responsibility of a Restricted Unit's availability being limited to 2500 hours or less a year by agreeing to leave unfilled a portion of its dispatchable load allocation in accordance with rules adopted by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.

(b) The tentative Installed Capability Responsibilities of the Participants for any month, as determined in accordance with Section 12.2(a), shall be adjusted in accordance with this Section 12.2(b) in the event the value of H for any Participant for any of the Twelve-Month Measurement Periods applicable to the Participant for the month is increased in accordance with Section 12.2(a) because of the application of paragraph (ii) of the definition of H1. In such event the System Operator under the direction of the Participants Committee shall determine each Participant's tentative Installed Capability Responsibility for the month with and without the application of said paragraph (ii). The difference between the sum of all Participants' tentative Installed Capability Responsibilities, with and without the application of said paragraph (ii) for the month, shall be added to the tentative Installed Capability Responsibilities of the Participants, as determined in accordance with Section 12.2(a), in proportion to said tentative Installed Capability Responsibilities, thereby establishing each Participant's adjusted tentative Installed Capability Responsibility for the month.

(c) For each month, the System Operator under the direction of the Participants Committee shall determine the sum of all Participants' adjusted tentative Installed Capability Responsibilities, as initially determined in accordance with Section 12.2(a) and as adjusted in accordance with Section 12.2(b), if
Section 12.2(b) is applicable for such month. If the sum is less than, or equal to, the minimum NEPOOL Installed Capability during the month, then the adjusted tentative Installed Capability Responsibility as determined pursuant to Section 12.2(a) or 12.2(b), whichever is applicable, for each Participant is the final Installed Capability Responsibility for each Participant. If the sum is greater than such minimum NEPOOL Installed Capability, then each Participant's final Installed Capability Responsibility shall be its adjusted tentative Installed Capability Responsibility as determined pursuant to Section 12.2(a) or 12.2(b), whichever is applicable, multiplied by the ratio of the minimum NEPOOL Installed Capability during the month to the sum of the adjusted tentative Installed Capability Responsibilities for the month.

(d) It is recognized that the treatment of fuel conversions, dual fuel units, immature units, new Installed Capability Entitlements, cogeneration and small power-producing facilities, Unit Contracts and other contract arrangements, units with unusual maintenance cycles, and various other matters can result in special problems in the determination of Unit Availability Adjustment Factors and New Unit Adjustments. Accordingly, the Markets Committee shall analyze such special problems and recommend to the Participants Committee for approval appropriate Market Rules to be applied in taking such matters into account in the determination of Unit Availability Adjustment Factors and New Unit Adjustments.

12.3  [Deleted.].

12.4  [Deleted.].

12.5  Consequences of Deficiencies in Installed Capability Responsibility.

(a) At the conclusion of each month, the System Operator shall determine whether each Participant has satisfied its Installed Capability Responsibility obligation for the month. If the minimum monthly Installed System Capability of a Participant during the month was less than its Installed Capability Responsibility, the number of Kilowatts of its deficiency shall be computed and the Participant shall be deemed to purchase from other Participants through NEPOOL Kilowatts of surplus Installed System Capability equal to the amount of its deficiency and shall pay to NEPOOL for the month any applicable fees for services assessed pursuant to Section 19.2 plus the product of its total Kilowatts of deficiency and the Installed Capability deficiency charge. For purposes of this Section 12, the minimum monthly Installed System Capability of a Participant for a month is the Participant's lowest Installed System Capability for any hour during the month. Retirements made on the last day of any month shall not be deducted from Installed System Capability for that month.

(b) The Installed Capability deficiency charge shall be an administratively-determined charge approved by the Participants Committee, except that, if the Participants Committee is unable to finally approve such a charge on or before July 28, 2000, the Installed Capability deficiency charge shall be the charge determined by the System Operator, until such time as the Participants Committee finally approves a different charge.

(c) The Installed Capability deficiency charge that is to become effective on August 1, 2000 is subject to the acceptance and/or approval by the Commission of the materials filed in compliance with the Commission's June 28, 2000 order in Docket Nos. EL00-62-000, et al. Pending Commission action on such charge, any collections for deficiencies in Installed Capability on and after August 1, 2000 shall be subject to refund or surcharge back to August 1, 2000 if the deficiency charge accepted and/or approved by the Commission is different from the charge identified in the compliance filing.

(d) The Installed Capability Responsibility deficiency charges for each month shall be divided among and paid to those Participants whose minimum monthly Installed System Capabilities during such month exceeded their Installed Capability Responsibilities, in proportion to the amounts of their respective excesses over their Installed Capability Responsibilities.

12.6  [Deleted].

12.7 Payments to Participants Furnishing Installed Capability. Participants that are deemed pursuant to Section 12.5 to furnish any surplus in their Installed System Capability to other Participants shall receive therefor their pro rata shares on a Kilowatt basis of all payments made by Participants for the month under Section 12.5, excluding any applicable fees for services assessed pursuant to Section 19.2. If two or more Participants with excess Installed System Capability have bid Kilowatts at the Installed Capability Clearing Price, but not all the excess Installed System Capability bid at such price is required to meet shortages of Installed System Capability, then the excess Installed System Capability bid at the Installed Capability Clearing Price that each such Participant shall be deemed to have furnished shall be the Kilowatts of excess Installed System Capability bid by the Participant at that price multiplied by the ratio of (i) the total Kilowatts of excess Installed System Capability bid at the Installed Capability Clearing Price needed to meet the shortages to (ii) the total Kilowatts of excess Installed System Capability bid by all Participants at the Installed Capability Clearing Price.

[Next Sheet is 157]

Sheet 157 is intentionally blank.

[Next Sheet is 158]



                                  SECTION 13
                   OPERATION, GENERATION, OTHER RESOURCES,
                           AND INTERRUPTIBLE CONTRACTS

13.1 Maintenance and Operation in Accordance with Accepted Electric Industry Practice. Each Participant shall, to the fullest extent practicable, cause all generating facilities and other resources owned or controlled by it to be designed, constructed, maintained and operated in accordance with Accepted Electric Industry Practice.

13.2 Central Dispatch. Subject to the following sentence, each Participant shall, to the fullest extent practicable, subject all generating facilities and other resources owned or controlled by it to central dispatch by the System Operator; provided, however, that each Participant shall at all times be the sole judge as to whether or not and to what extent safety requires that at any time any of such facilities will be operated at less than full capacity or not at all. Each Participant may remove from central dispatch a generating facility or other resources owned or controlled by it if and to the extent such removal is permitted by rules and standards approved by the Participants Committee

13.3 Maintenance and Repair. Each Participant shall, to the fullest extent practicable: (a) cause generating facilities and other resources owned or controlled by it to be withdrawn from operation for maintenance and repair only in accordance with maintenance schedules reported to and published by the System Operator from time to time in accordance with procedures established or approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter, (b) restore such facilities to good operating condition with reasonable promptness, and (c) accelerate or delay maintenance and repair at the reasonable request of the System Operator in accordance with market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.

13.4 Objectives of Day-to-Day System Operation. The day-to-day scheduling and coordination through the System Operator of the operation of generating units and other resources shall be designed to assure the reliability of the bulk power system of the NEPOOL Control Area. Such activity shall:

(a) satisfy the NEPOOL Control Area's Operating Reserve requirements, including the proper distribution of those Operating Reserves

(b) satisfy the Automatic Generation Control requirements of the NEPOOL Control Area; and

(c) satisfy the Energy requirements of all Electrical Load of the Participants,

all at the lowest practicable aggregate dispatch costs to the NEPOOL Control Area based upon Participant-directed schedules and Bids until the CMS/MSS Effective Date and based upon Self-Schedules, Self-Supplies, Supply Offers and Demand Bids on and after that Date.

13.5 Satellite Membership. Each Participant which is responsible for the operation of transmission facilities rated 69 kV or above in the NEPOOL Control Area or generating units and other resources which are subject to central dispatch by NEPOOL, or which is responsible for implementing voltage reduction and load shedding procedures in the NEPOOL Control Area, shall become a member of the appropriate satellite dispatching center; provided that by mutual agreement among the affected Participants and the appropriate satellite, a Participant may be excused from joining the satellite if it has arranged with a satellite member to assume responsibility to the satellite for its facilities or obligations



                                   SECTION 14
                            INTERCHANGE TRANSACTIONS

14.1  Obligation for Energy, Operating Reserve and Automatic Generation
Control.

This Section 14 shall remain in effect for service under this Agreement until the CMS/MSS Effective Date and shall be superseded by the provisions of Section 14A of this Agreement for service on and after the CMS/MSS Effective Date.

(a) Each Participant shall have for each hour an Energy obligation equal to its Electrical Load plus the kilowatthours delivered by such Participant to other Participants in the hour pursuant to Firm Contracts or System Contracts, together with any associated electrical losses.

(b) Each Participant shall have for each hour Operating Reserve obligations equal to its share of the quantity of each category of Operating Reserve required for the NEPOOL Control Area in the hour.

Subject to adjustment pursuant to Section 14.6, a Participant's share of each category of Operating Reserve required for any hour shall be determined in accordance with the following formula:

ORp=SAp + [(OR-SA) (ELp/EL)], wherein

Orp is the Participant's share of that category of Operating Reserve for the hour.

Sap is the number of Kilowatts, if any, of that category of Operating Reserve for the hour that the Participants Committee determines should be assigned specifically to such Participant and not be shared by all Participants.

OR is the aggregate number of Kilowatts of that category of Operating Reserve determined by the System Operator in accordance with the directions of the Participants Committee to be required for the NEPOOL Control Area for the hour that is not assigned to Non-Participants.

SA is the aggregate number of Kilowatts of that category of Operating Reserve for the hour that the Participants Committee determines should not be shared by all Participants, but not including Operating Reserve assigned to Non-Participants.

Elp is the Participant's Electrical Load for the hour.

EL  is the sum of ELp for all Participants.

(c) Each Participant shall have for each hour an AGC obligation equal to its share of AGC required for the NEPOOL Control Area in the hour. Subject to adjustment pursuant to Section 14.6, a Participant's share of AGC required for any hour shall be determined in accordance with the following formula:

AGCp=AGC (ELp/EL), wherein

AGCp is the Participant's share of AGC for the hour.

AGC is the total amount of AGC determined by the System Operator in accordance with market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter to be required for the NEPOOL Control Area for the hour that is not assigned to Non-Participants.

ELp and EL are as defined in Section 14.1(b).

14.2 Obligation to Bid or Schedule, and Right to Receive Energy, Operating Reserve and Automatic Generation Control.

(a) A Participant which has Energy Entitlements shall submit to or have on file with the System Operator, in accordance with the market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter, one or more bids for the Energy Entitlements for which the Participant is permitted to bid specifying the Bid Price at which it will furnish Energy through NEPOOL to other Participants under this Agreement or to Non- Participants for ancillary services under the Tariff, or pursuant to arrangements with Non-Participants entered into under Section 14.6, except to the extent such Entitlements are scheduled by the Participant consistent with Section 14.2(d).

(b) A Participant which has Operating Reserve Entitlements or AGC Entitlements shall also submit to or have on file with the System Operator, in accordance with the market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter, one or more bids for each such Entitlement for which the Participant is permitted to bid specifying the Bid Prices at which it will furnish 10-Minute Spinning Reserve, 10-Minute Non-Spinning Reserve, 30-Minute Operating Reserve and/or AGC through NEPOOL to other Participants under this Agreement or to Non-Participants for ancillary services under the Tariff, except to the extent such Entitlements are scheduled by the Participant consistent with Section 14.2(d).

(c) Except as emergency circumstances may result in the System Operator requiring load curtailments by Participants, each Participant shall be entitled to receive from the other Participants (or from the service made available from Non-Participants pursuant to arrangements entered into under Section 14.6) such amounts, if any, of Energy, Operating Reserve, and AGC as it requires and Non-Participants shall be entitled to receive from Participants the amount of ancillary services to which they are entitled pursuant to the Tariff. If, for any hour, load curtailments are required, the amount that Participants and Non-Participants with shortages are entitled to receive shall be proportionally reduced by the System Operator in a fair and non-discriminatory manner in light of the circumstances.

(d) All Bid Prices for Entitlements shall be submitted in accordance with market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter. If a Bid Price is not submitted for any such Entitlement, the Bid Price shall be deemed to be zero. For a generating unit in which there are multiple Entitlement holders, only one Participant shall be permitted to submit Bid Prices for Energy, Operating Reserve and/or AGC Entitlements for such unit or to direct the scheduling of the unit for any Scheduled Dispatch Period. The Entitlement holders in each unit with multiple Entitlement holders shall designate a single Participant that will be permitted to submit Bid Prices and/or to direct the scheduling of the unit. In the event that more than one Participant is designated, or if the Entitlement holders do not designate a single Participant, then Bid Prices for the unit shall be based on its replacement cost of fuel, which shall be furnished to the System Operator by the Participant responsible for furnishing such information as of December 1, 1996. Further, any schedules for the unit will be submitted to the System Operator by such Participant. Nothing in this Agreement shall affect the rights of any Entitlement holder under the contractual arrangements among such Entitlement holders relating to the unit. Prior to the Third Effective Date, Bid Prices must be submitted for the next Scheduled Dispatch Period for all Energy, Operating Reserve and AGC Entitlements in generating unit or units and Energy Entitlements pursuant to Firm Contracts or System Contracts which may be scheduled by the buyer in accordance with Section 14.7(b) no later than noon on the preceding day or such later time as is specified in the market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter. On and after the Third Effective Date, such Bid Prices shall be submitted for each hour of the day and the notice period for such Bid Prices shall be reduced to one hour or such shorter time as the System Operator determines from time to time is practical while maintaining reliability and meeting its other obligations to the Participants, except that such notice period shall be longer than one hour if and to the extent that the System Operator reasonably determines that such notice is the shortest notice that is technically feasible at that time to maintain reliability and meet its other obligations to the Participants. The System Operator shall notify the Participants following its receipt of all Bid Prices of the expected dispatch schedule for the next Scheduled Dispatch Period. The System Operator shall reduce the notice required for Bid Prices and the applicable Scheduled Dispatch Period to the minimum time technically and practically feasible while maintaining reliability and meeting its other obligations to the Participants.

Energy, Operating Reserve and/or AGC Entitlements in a generating unit or units may also be scheduled directly by the Participants permitted to submit Bid Prices for such Entitlements, but only in accordance with this Section 14.2(d) and market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter consistent herewith. Subject to the right of the System Operator to direct changes to schedules in order to ensure reliability in the NEPOOL Control Area or any neighboring control area, a Participant permitted to bid its Energy, Operating Reserve, and/or AGC Entitlements in a generating unit or units, or required to make Energy deliveries, may submit an hour-to-hour schedule for the operation or dispatch of such Entitlements during a Scheduled Dispatch Period at or before the time that Bid Prices are required to be submitted for such period. In addition, prior to the Third Effective Date, a Participant permitted to bid a unit or units may submit a short- notice schedule for the operation or dispatch of any or all of the Energy available from such unit or units during the current or a subsequent Scheduled Dispatch Period following the time that the System Operator notifies the appropriate Participants of their expected Entitlement commitments for that Scheduled Dispatch Period; provided that, for each such short-notice schedule, the Participant has not been advised by the System Operator that the Energy, Operating Reserve or AGC Entitlements from the unit or units covered by the Participant's schedule are expected to be used during the Scheduled Dispatch Period to meet the region's Energy, Operating Reserve and/or AGC requirements, and provided further that the Participant short- notice schedule is only to facilitate transactions during such period from resources or to load located outside the NEPOOL Control Area; and provided further that such schedule is furnished at least one hour in advance of the start of the transaction. In addition, a Participant may, on the same short notice, schedule System Contracts with Non-Participants from resources or to load located outside of the NEPOOL Control Area.

14.3 Amount of Energy, Operating Reserve and Automatic Generation Control Received or Furnished.

(a) For purposes of Sections 14.4, 14.5, and 14.8, the amount of Energy which a Participant is deemed to receive or furnish in any hour shall be the amount of its Adjusted Net Interchange. If the Adjusted Net Interchange is negative, the Participant shall be deemed to be receiving Energy in the hour. If the Adjusted Net Interchange is positive, the Participant shall be deemed to be furnishing Energy in the hour.

(b) For purposes of Sections 14.4, 14.5, and 14.9, prior to the Third Effective
Date: the amount of each category of Operating Reserve which a Participant is deemed to receive in any hour is the Kilowatts of such Operating Reserve assigned to the Participant for the hour under Section 14.1(b) less any Kilowatts provided in the hour by the Participant in accordance with the market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter to meet any Operating Reserve requirements that were specifically assigned to it and not shared by all Participants; the amount of Operating Reserve of each category that the Participant is deemed to have furnished under the Agreement in the hour is the amount of such Operating Reserve designated by the System Operator to be provided in the hour by the Participant's applicable Operating Reserve Entitlements, minus any Kilowatts used in the hour by the Participant in accordance with the market operation rules to meet any Operating Reserve requirements that were specifically assigned to it and not shared by all Participants. For purposes of Sections 14.4, 14.5, and 14.9, on and after the Third Effective Date, the amount of each category of Operating Reserve which a Participant is deemed to have received or furnished in any hour is the difference between the Kilowatts of such Operating Reserve assigned to the Participant for the hour under Section 14.1(b) and the Kilowatts of such Operating Reserve designated by the System Operator to be provided in the hour by the Participant's applicable Operating Reserve Entitlements.

(c) For purposes of Sections 14.4, 14.5, and 14.10, prior to the Third Effective Date, the amount of AGC which a Participant is deemed to have received in an hour is the AGC assigned to the Participant for the hour under Section 14.1(c), and the amount a Participant is deemed to have furnished in the hour is the AGC designated by the System Operator to be provided in the hour by the Participant's AGC Entitlements. For purposes of Sections 14.4, 14.5, and 14.10, on and after the Third Effective Date, the amount of AGC which a Participant is deemed to have received or furnished in an hour is the difference between the AGC assigned to the Participant for the hour under Section 14.1(c) and the AGC designated by the System Operator to be provided in the hour by the Participant's AGC Entitlements.

14.4 Payments by Participants Receiving Energy Service, Operating Reserve and Automatic Generation Control.

(a) For every hour in which a Participant's Adjusted Net Interchange is negative, the number of megawatthours of its Energy deficiency shall be computed and the Participant shall pay for the hour the product of its total megawatthours of deficiency and the Energy Clearing Price applicable for the hour as determined in accordance with Section 14.8, together with any applicable uplift charges assessed to the Participant under Sections 14.14 and 14.15 of this Agreement and Section 24 of the Tariff and any applicable fees for services assessed pursuant to Section 19.2.

(b) For every hour in which a Participant is deemed to receive Operating Reserve of any category in accordance with Section 14.3(b), the number of Kilowatts it is deemed to receive for the hour in each category shall be computed. The Participant shall pay therefor for the hour any applicable uplift charge assessed under Section 14.15 and any applicable fees for services assessed pursuant to Section 19.2 plus the product of (i) the aggregate amount paid to Participants for that category of Operating Reserve for the hour pursuant to
Section 14.5(b) and (ii) a fraction of which the numerator is the Kilowatts of that category of Operating Reserve deemed under Section 14.3(b) to have been received by the Participant for the hour and the denominator is the aggregate Kilowatts of that category of Operating Reserve deemed under Section 14.3(b) to have been received by all Participants for the hour.

(c) For every hour in which a Participant is deemed under Section 14.3(c) to have received AGC, the amount it is deemed to receive shall be computed and the Participant shall pay therefor any applicable uplift charge assessed under
Section 14.15 and any applicable fees for services assessed pursuant to Section
19.2 plus the product of (i) the aggregate amount paid to Participants for AGC for the hour pursuant to Section 14.5(c) and (ii) a fraction of which the numerator is the AGC the Participant is deemed under Section 14.3(c) to have received for the hour and the denominator is the aggregate amount of AGC all Participants are deemed under Section 14.3(c) to have received for the hour.

14.5 Payments to Participants Furnishing Energy Service, Operating Reserve, and Automatic Generation Control.

(a) Subject to the provisions of Section 14.12, a Participant that is deemed in an hour to furnish Energy service to other Participants pursuant to Section 14.3, or to Non-Participants for ancillary services under the Tariff or pursuant to arrangements entered into under Section 14.6, shall receive for each megawatthour furnished by it the Energy Clearing Price for the hour determined in accordance with Section 14.8 or the Bid Price for that megawatthour, if higher than the Energy Clearing Price and the unit is either within the Energy Clearing Price Block (as defined in Section 14.8(c)) or is operated out of merit if such higher Bid Price is appropriately paid pursuant to market operation rules governing out-of-merit generation approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter. In addition, to the extent that the System Operator reduces Energy production from a generating unit or units in order to provide VAR support, Participants with Entitlements in such unit or units may receive their lost opportunity costs if and to the extent provided for by market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.

(b) A Participant that is deemed in an hour to furnish Operating Reserve under the Agreement shall receive for each Kilowatt of each category of Operating Reserve furnished by it the applicable Operating Reserve Clearing Price as defined and determined in accordance with Section 14.9 or the Bid Price to provide such Kilowatt, if higher than the Operating Reserve Selling Price for the hour.

(c) A Participant that is deemed in an hour to furnish AGC under the Agreement shall receive therefor an amount calculated as follows:

(i) the AGC Clearing Price for the hour as defined and determined in accordance with Section 14.10, times the change in AGC output of the Participant's AGC Entitlements which the System Operator requested in the hour, times an appropriate unit conversion factor as determined in accordance with market operation rules approved by the Markets

Committee prior to the activation of the Participants Committee or the Participants Committee thereafter; plus

(ii) an AGC reservation payment for each AGC Entitlement that the System Operator designated for AGC in the hour calculated as (A) the AGC Clearing Price in effect for the hour, times (B) the level of AGC the System Operator determines to be available in the hour from the Entitlement, times (C) the portion of the hour during which the System Operator had designated the Entitlement for AGC; plus

(iii) a payment that compensates the Participant for its lost opportunity cost, if any, for the operation of the generating unit or combination of units designated for AGC in the hour below the desired level of output in order to provide AGC, as determined in accordance with Market Rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.

(d) In no event shall Participants be paid for lost opportunity costs resulting from a generating unit being dispatched down or off to accommodate transmission constraints, and nothing in this Agreement or the Market Rules shall provide for any such payment

14.6  Energy Transactions with Non-Participants.

(a) The Participants Committee is authorized to enter into contracts on behalf of and in the names of all Participants (i) with power pools or other entities in one or more other control areas to purchase or furnish emergency Energy (and related services) that is available for the System Operator to schedule in order to ensure reliability in the NEPOOL Control Area or neighboring control areas, and (ii) with Non-Participants pursuant to which ancillary services will be provided by the Participants pursuant to the Tariff. The terms of any such contractual arrangement shall not require the furnishing of emergency service to any other control area until the service needs of all Participants have been provided for with the least expensive resources practicable. Energy purchased in any hour from Non-Participants under a contract entered into pursuant to this
Section 14.6(a) shall be deemed to be furnished to, and paid for by, Participants entitled to or requiring such Energy in the hour pursuant to this
Section 14 at the higher of the Energy Clearing Price for the hour or the price paid to the Non- Participant for the Energy.

(b) The Participants Committee is authorized to provide for the day-to-day scheduling through the System Operator of the HQ Phase II Firm Energy Contract, in accordance with the HQ Use Agreement, as if the Contract were a contract covering Energy transactions with a Non-Participant entered into pursuant to
Section 14.6(a). The HQ Phase II Firm Energy Contract shall not be deemed a Firm Contract for purposes of this Agreement. Energy received in an hour from Hydro-Quebec pursuant to the HQ Energy Banking Agreement, and Energy purchased in any hour from Hydro-Quebec pursuant to the HQ Phase II Firm Energy Contract or any other HQ Contract shall be deemed to be Energy furnished to each Participant entitled to such Energy for the hour in the amount reflected for the Participant in the System Operator's scheduling of Energy deliveries in the hour from Hydro-Quebec; except that emergency Energy received from Hydro-Quebec under the HQ Interconnection Agreement shall be deemed to be Energy provided to (and shall be paid for by) Participants requiring such emergency Energy in the hour. The System Operator shall schedule such Energy deliveries to accommodate, to the maximum extent possible, the schedule of Energy deliveries from Hydro-Quebec requested by the Participant. The Participants deemed to have received such Energy shall pay therefor the higher of the Energy Clearing Price (together with any applicable uplift charges under Sections 14.14 and/or 14.15 of this Agreement and/or Section 24 of the Tariff and any applicable fees for services assessed pursuant to Section 19.2) or the price paid to Hydro-Quebec for the Energy (or in the case of Energy received under the HQ Energy Banking Agreement, the price paid for the related Energy deliveries to Hydro-Quebec under the Agreement and any amount payable to Hydro-Quebec with respect to the transaction).

14.7  Participant Purchases Pursuant to Firm Contracts and System Contracts.

(a) A Participant may undertake to transfer all or select portions of its settlement rights and obligations under this Agreement to or from another Participant with respect to any of the NEPOOL markets pursuant to a Bilateral Transaction. Such transfer of settlement rights and obligations under this Agreement shall be as agreed to between the two parties to the Bilateral Transaction and shall be submitted to the System Operator in accordance with the Market Rules. If and to the extent necessary to implement the agreement between the parties, such Market Rules, upon approval by the Participants Committee, shall supersede the provisions of the Agreement that otherwise apply for determination of the respective settlement rights and obligations of the parties.

(b) In the event a Participant has the right to receive Energy, Operating Reserve and/or AGC from a Non-Participant under a System Contract or a Firm Contract, such Contract shall be treated as nearly as possible as if it were a Unit Contract for an Energy Entitlement, Operating Reserve Entitlement and/or AGC Entitlement, as applicable, provided that, in the case of Energy, Operating Reserve, and/or AGC, the System Contract or Firm Contract permits the scheduling of deliveries of such Energy, Operating Reserve and/or AGC to be subject in whole or part to central dispatch through the System Operator in accordance with Market Rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.

14.8 Determination of Energy Clearing Price. For each hour, the System Operator shall determine the Energy Clearing Price as follows:

(a) The System Operator shall rank in the order of lowest to highest (i) the Dispatch Prices derived from the Bid Prices to furnish Energy in the hour and
(ii) the cost to NEPOOL of any Energy received from Non-Participants in the hour pursuant to contracts referenced in Section 14.6.

(b) The Energy Clearing Price shall be the weighted average of the Dispatch Prices (or NEPOOL cost) of the "Energy Clearing Price Block" as defined in the next sentence. The Energy Clearing Price Block shall be identified for each hour in accordance with market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter to reflect those resources with the highest Dispatch Prices or NEPOOL cost that were centrally dispatched by the System Operator for Energy deemed to have been furnished to the Participants, excluding resources that were dispatched out of merit as determined in accordance with market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.

14.9  Determination of Operating Reserve Clearing Price.

(a) For each hour as necessary, the System Operator shall determine the Operating Reserve Clearing Price for each category of Operating Reserve as follows:

(i) The System Operator shall determine the aggregate Kilowatts of the applicable category of Operating Reserve that are deemed pursuant to Section 14.3(b) to have been received by Participants for the hour.

(ii) For 10-Minute Non-Spinning Reserve and 30-Minute Operating Reserve, the System Operator shall rank in the order of lowest to highest the Bid Prices of the resources designated by the System Operator for that category of Operating Reserve for the hour. The applicable Operating Reserve Clearing Price for 10-Minute Non-Spinning Reserve or 30-Minute Operating Reserve shall be the weighted average of the highest Bid Prices for the 1000 Kilowatts (or such other number as may be specified by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter) of that category of Operating Reserve that are designated by the System Operator for use in the hour.

(iii) For 10-Minute Spinning Reserve the System Operator shall rank in order of lowest to highest the 10-Minute Spinning Reserve Lost Opportunity Prices (as defined in Section 14.9(b)) of the resources designated by the System Operator for the hour. The Operating Reserve Clearing Price for 10- Minute Spinning Reserve shall be the weighted average for the 1000 Kilowatts (or such other number as may be specified by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter) of the highest 10-Minute Spinning Reserve Lost Opportunity Prices for the hour of the Entitlements that were designated by the System Operator for use in the hour.

(b) The System Operator shall determine a 10-Minute Spinning Reserve Lost Opportunity Price for each hour for use in determining the Operating Reserve Clearing Price for 10-Minute Spinning Reserve. For the purposes of Section 14.9, the 10-Minute Spinning Reserve Lost Opportunity Price for a Participant's resource shall be the amount by which the Energy Clearing Price for the hour exceeds the resource's Dispatch price (not less than zero), plus the Bid Price in the hour for each resource to provide 10-Minute Spinning Reserve.

14.10 Determination of AGC Clearing Price. For each hour, the System Operator shall determine the AGC Clearing Price. The AGC Clearing Price shall be the weighted average "AGC Capability Price" for the "AGC Clearing Price Block," as both terms are defined below in this Section 14.10. The AGC Capability Price for each hour for each AGC Entitlement designated by the System Operator to provide AGC in the hour shall be a cost per unit of AGC capability based on the Bid Price for the Entitlement for the hour divided by the amount of AGC available in the hour from that Entitlement. The AGC Clearing Price Block shall be identified by the System Operator for each hour in accordance with market operation rules approved by the Markets Committee prior to the activation of the Participants Committee or the Participants Committee thereafter to reflect those AGC resources with the highest Bid Prices that were designated by the System Operator to provide AGC in the hour and were deemed pursuant to Section 14.3(c) to have been received by Participants for the hour.

14.11  Funds to or from which Payments are to be Made.

(a) All payments for Energy, Operating Reserves or AGC furnished or received, all uplift charges paid pursuant to this Section 14 of this Agreement and
Section 24 of the Tariff, and all fees for services paid pursuant to Section 19.2, and any payments by Non-Participants for ancillary services under Schedules 2-7 to the Tariff or pursuant to arrangements referenced in Section 14.6, shall be allocated each month through the Pool Interchange Fund as follows:

Step One. For each week in which Energy is delivered or received under the HQ Energy Banking Agreement, all payments with respect to transactions under that Agreement shall be made to or from the Energy Banking Fund provided for in
Section 14.11(b).

Step Two. (i) For each week in which Pre-Scheduled Energy (as defined in the HQ Phase I Energy Contract) is purchased pursuant to the HQ Phase I Energy Contract, the aggregate amount which is paid pursuant to Section 14.6(b) for such Energy by each Participant which is a participant in the Phase I arrangements with Hydro-Quebec shall be determined and paid on the Participant's account into the Phase I Savings Fund.

(ii) For each week in which Energy is purchased pursuant to the HQ Phase II Firm Energy Contract, the aggregate amount which is paid pursuant to Section 14.6(b) for such Energy by each Participant which is a participant in the Phase II arrangements with Hydro-Quebec shall be determined and paid on the Participant's account into the Phase II Savings Fund.

Step Three. For each week in which Other HQ Energy is purchased pursuant to the HQ Phase I Energy Contract or Energy is purchased pursuant to the HQ Interconnection Agreement, the aggregate amount paid pursuant to Section 14.6(b) for such Energy shall be determined for each Participant which is a participant in the Phase I or Phase II arrangements with Hydro-Quebec. Such amount shall be allocated between the Participant's share of the Phase I Savings Fund and the Participant's share of the Phase II Savings Fund created under the HQ Use Agreement in the same ratio as (A) the sum of (x) the number of kilowatthours of Other HQ Energy deemed to be purchased by the Participant during the week and
(y) the HQ Phase I Percentage of the number of kilowatthours deemed to be purchased by the Participant under the HQ Interconnection Agreement during the week, bears to (B) the HQ Phase II Percentage of the number of kilowatthours purchased under the HQ Interconnection Agreement during the week.

Step Four. The balance remaining in the Pool Interchange Fund after Steps One through Three shall be retained in the Pool Interchange Fund for the month and shall be used and disbursed after each month in the following order:

(i) (A) amounts owed to Non-Participants (other than Hydro-Quebec) for the month under contracts entered into with them pursuant to Section 14.6(a) shall be paid, and (B) amounts owed to Hydro-Quebec for the month for Energy deemed to be furnished pursuant to Section 14.6(b) to Participants which are not participants in the Phase I or Phase II arrangements with Hydro-Quebec shall be paid and, in the event the price paid by any such Participant for such Energy is the Energy Clearing Price, the excess, if any, of the Energy Clearing Price over the amount owed to Hydro-Quebec shall be paid to the Participant;

(ii) amounts paid by Participants for applicable fees for services assessed pursuant to Section 19.2 shall be used to reduce NEPOOL expenses; and

(iii) amounts owed to Participants for the month pursuant to Section 14.5 shall then be paid.

(b) HQ Energy Banking Fund. All amounts allocated to the HQ Energy Banking Fund for each month shall be used and disbursed as follows:

(i) Participants which furnish Energy for delivery to Hydro-Quebec under the HQ Energy Banking Agreement shall receive therefor from their share of the Energy Banking Fund the amount to which they are entitled for such service in accordance with Section 14.5.

(ii) amounts required to be paid to Hydro-Quebec under the HQ Energy Banking Agreement shall be paid from the shares of the Fund of the Participants engaging in transactions under the HQ Energy Banking Agreement for the month in accordance with their respective interests in the transactions for the month. If there is not enough in any such share, the Participants with the deficient shares shall be billed and pay into their shares of the Fund the amounts required for payments to Hydro-Quebec.

(iii) subject to the remaining provisions of this Section, at the end of each month any balance remaining in each Participant's share of the HQ Energy Banking Fund shall (I) in the case of any Participant which is not a participant in the Phase I or Phase II arrangements with Hydro-Quebec, be paid to such Participant, and (II) in the case of any Participant which is a participant in the Phase I or Phase II arrangements with Hydro-Quebec, be paid to the Escrow Agent under the HQ Use Agreement to be held and disbursed by it through the Phase I Savings Fund and Phase II Savings Fund created under the HQ Use Agreement, and shall be allocated between the Participant's share of said Funds as follows:

(A) the balance remaining in the Participant's share of the HQ Energy Banking Fund for the month shall be divided by the number of kilowatthours deemed to be received by the Participant under the HQ Energy Banking Agreement during the month to determine an average savings amount per kilowatthour;

(B) for any hour during the month in which the number of kilowatthours received by NEPOOL under the HQ Energy Banking Agreement exceeded the HQ Phase I Transfer Capability, an amount equal to (A) the Participant's share of the excess of (1) the number of kilowatthours received over (2) the HQ Phase I Transfer Capability times (B) the average savings amount per kilowatthour determined for that Participant under (i) above shall be allocated to the Phase II Savings Fund; and

(C) the remaining balance of the Participant's share of the HQ Energy Banking Fund for the month shall be allocated to the Phase I Savings Fund.

It is recognized that, in view of the time which may elapse between the delivery of Energy to or by Hydro-Quebec in an Energy Banking transaction under the HQ Energy Banking Agreement and the return of the Energy, the amounts of Energy delivered to and received from Hydro-Quebec, after adjustment for losses, may not be in balance at the end of a particular month.

Further, if as of the end of any month and after adjustment for electrical losses, the cumulative amount of Energy so received from Hydro-Quebec exceeds the amount so delivered, the aggregate amount paid by Participants for the excess Energy pursuant to Section 14.6(b) shall be paid to the Energy Banking Fund. The Escrow Agent under the HQ Use Agreement shall hold and invest these funds. On the return of the excess Energy to Hydro-Quebec, the amount so held by the Escrow Agent shall be repaid to Hydro-Quebec and Participants in accordance with the Energy Banking Agreement.

(c) Phase I HQ Savings Fund. The aggregate amount allocated to each Participant's share of the Phase I HQ Savings Fund for each month shall be used, first, to pay to Hydro-Quebec the amount owed to it for the month for Energy furnished under the Phase I HQ Energy Contract and the HQ Phase I Percentage of the amount owed to it for the month for Energy furnished to the Participants under the HQ Interconnection Agreement. The balance of the amount allocated to the Fund for the month shall be paid to the Escrow Agent under the HQ Use Agreement to be held and disbursed by it through the Phase I HQ Savings Fund created thereunder in accordance with each Participant's contribution to such balance.

(d) Phase II HQ Savings Fund. The aggregate amount allocated to the Phase II HQ Savings Fund for each month shall be used, first, to pay to Hydro- Quebec the amount owed to it for the month for Energy deemed to be furnished to the Participant under the Phase II HQ Firm Energy Contract and the HQ Phase II Percentage of the amount owed to it for the month for Energy deemed to be furnished to the Participant under the HQ Interconnection Agreement. The balance of the amount allocated to the Fund for the month shall be paid to the Escrow Agent under the HQ Use Agreement to be held and disbursed by it through the Phase II HQ Savings Fund created thereunder in accordance with each Participant's contribution to such balance.

14.12  Development of Rules Relating to Nuclear and Hydroelectric
Generating Facilities, Limited-Fuel Generating Facilities, and Interruptible Loads.

It is recognized that the central dispatch of Energy available from nuclear generating facilities and from pondage associated with hydroelectric generating facilities and from interruptible loads and of pumping Energy for pumped storage hydroelectric generating facilities and other limited-fuel generating facilities involves special problems which must be resolved to assure fair and non-discriminatory treatment of Participants having Entitlements in such generating facilities or having such interruptible loads or any other Participants involved in such transactions. Accordingly, the Markets Committee shall analyze such special problems and recommend to the Participants Committee for approval appropriate rules for dispatching such facilities (including, but not limited to, bids for dispatchable pumping load at pumped storage facilities), for handling such interruptible loads and for paying for Energy, Operating Reserve and AGC involved in such transactions on a basis consistent with the principles underlying this Section 14; and upon approval by the Participants Committee such rules shall supersede the provisions of Sections 12 and 14 to the extent of any conflict.

14.13 Dispatch and Billing Rules During Energy Shortages. It is recognized that Energy shortages can result in special problems which must be resolved to assure that dispatch and billing provisions do not prevent achievement of the objectives specified in Section 13.4. Accordingly, the Markets Committee shall analyze such special problems and recommend to the Participants Committee for approval appropriate dispatch and billing rules to be applied during periods when the Participants Committee determines that there is, or is anticipated to be, an Energy shortage which adversely affects the bulk power supply of the NEPOOL Control Area and any adjoining areas served by Participants.

Upon approval by the Participants Committee, such rules shall supersede the economic dispatch and billing provisions of this Agreement to the extent of any conflict therewith for the duration of such Energy shortage period.

14.14  Congestion Uplift.

(a) It shall be the responsibility of the Participants Committee to review prior to January 1, 2000 the Congestion Costs incurred with the new market arrangements contemplated by Section 14 of this Agreement and with retail access, and to determine whether subsection (b) of this Section, together with an amendment specifying the rights of Participants and Non-Participants across a constrained interface within the NEPOOL Control Area and to make other necessary or appropriate changes in subsection (b), all of the provisions of which shall be considered for modification, or some other modified or substitute provision dealing with the allocation of Congestion Costs in a constrained transmission area, should be made effective on March 1, 2000 and after the preparation of necessary implementing rules and computer software or on an earlier or later effective date. If the Participants Committee determines that such a provision should be made effective, it shall recommend to the Participants any required amendment to the Agreement and/or the Tariff and a schedule for implementation which will permit sufficient time for the development of necessary rules and computer software. If the Participants Committee is unable to agree on such a determination prior to January 1, 2000 any Participant or group of Participants may propose such an amendment and schedule in a filing with the Commission.

(b) Commencing on the implementation effective date of an order by the Commission directing a different allocation of congestion costs, whenever limitations in available transmission capacity in any hour require that the System Operator dispatch out-of-merit resources that are bid by the Participants in any area which is determined to be a constrained transmission area in accordance with Market Rules, the System Operator shall determine for the constrained transmission area the aggregate Congestion Costs for the hour.

[Next Sheet is 196]

Such Congestion Costs for each hour shall be allocated to and paid by Participants and Non-Participants as a congestion uplift as follows:

(i) In accordance with market operation rules approved by the Regional Market Operations Committee and the Regional Transmission Operations Committee prior to the activation of the Participants Committee or the Participants Committee thereafter, the System Operator shall identify for each Participant and Non-Participant the difference in megawatt hours, if any, between (A) Electrical Load served by the Participant or Non-Participant in the constrained area and transactions by the Participant or Non- Participant occurring in the hour which utilized the constrained interface to move Energy through the constrained area and (B) the Participant's or Non- Participant's in-merit Energy Entitlements located in

[Next Sheet is 197]

the constrained area that were used in the hour to serve such Electrical Load, taking into account Firm Contracts and System Contracts between Participants and electrical losses, if and as appropriate.

(ii) The System Operator shall identify for each Participant and Non-Participant the megawatt hours, if any, of the rights of that Participant or Non-Participant to use the then effective transfer capability across the constrained interface.

(iii) The System Operator shall identify for each Participant and Non-Participant the megawatt hours, if any, by which the amount determined pursuant to clause (i) above for that Participant or Non-Participant exceeds the amount determined for that Participant or Non-Participant pursuant to clause (ii) above. If the clause (i) amount exceeds the clause (ii) amount, the Participant or Non-Participant shall be responsible for paying a share of the aggregate Congestion Costs in proportion to the Participant's or Non- Participant's share of the aggregate amount of such excesses for all Participants and Non-Participants, and such Congestion Costs shall be included, as a transmission charge, in the Regional Network Service,

Internal Point-to-Point Service or Through or Out Service charge, whichever is applicable.

(c) As used in this Section 14.14, the "Congestion Cost" of an out-of-merit resource for an hour means the product of (i) the difference between its Dispatch Price and the Energy Clearing Price for the hour, times (ii) the number of megawatt hours of out-of-merit generation produced by the resource for the hour.

14.14A  CMS/MSS Implementation Studies Related to Congestion.

(a) Study of Transmission Constraints and Reliability Regions. The Participants Committee shall commission a study to determine whether the implementation of CMS and MSS is likely to result in substantial, adverse impacts on any load pockets within New England. As an additional component of this study, there shall be an initial determination of the existence or lack of workable competition in the NEPOOL Markets in Reliability Regions, Load Zones and any load pockets. This study shall commence on or before July 1, 2000 and shall be completed no later than December 31, 2000. If the results of this study determine that there is likely to be substantial adverse impacts on any load pocket due to the implementation CMS and MSS, the Participants Committee shall undertake to develop new measures to mitigate such impacts. Unless or until new measures are implemented to replace or supplement existing measures, the System Operator shall apply existing NEPOOL System Rules to mitigate such impacts to the extent possible and appropriate. In evaluating whether there will be substantial adverse impacts, the study shall take into account planned transmission enhancements to increase transfer capability into any load pocket, the anticipated operation of new or expanded generating units and anticipated retirements of existing generating units, the anticipated value of FCRs and revenues from the sale thereof that will be available to load in any load pocket, the concentration of ownership of generation and responsibilities for serving load in the load pocket, and the anticipated load response to such adverse impacts.

(b) Study of Market Rule and Procedure 17 ("Market Rule 17"). Before the CMS/MSS Effective Date, the System Operator and Participants shall review Market Rule 17 and consider changes, where appropriate, to that Market Rule in light of the implementation of CMS and MSS. The review shall be supervised and assisted by persons who have recognized antitrust expertise and experience and are retained by or on behalf of the Participants Committee. At a minimum, before the CMS/MSS Effective Date, Market Rule 17 shall be amended to prescribe the process to determine whether a Reliability Region or load pocket within a Reliability Region is workably competitive and, if a Reliability Region or load pocket is determined not to be workably competitive, the types of mitigation measures available to be applied to remedy such situation.

14.15 Additional Uplift Charges. It is recognized that the System Operator may be required from time to time to dispatch resources out of merit for reasons other than those covered by Section 14.14 of this Agreement and Section 24 of the Tariff. Accordingly, if and to the extent appropriate, feasible and practical, dispatch and operational costs shall be categorized and allocated as uplift costs to those Participants and Non-Participants that are responsible for such costs. Such allocations shall be determined in accordance with Market Rules that are consistent with this Agreement and any applicable regulatory requirements and approved by the Regional Market Operations Committee prior to the activation of the Participants Committee or the Participants Committee thereafter.



                              SECTION 14A

                    PARTICIPANT MARKET TRANSACTIONS
                 ON AND AFTER THE CMS/MSS EFFECTIVE DATE


This Section 14A shall become effective, and shall supersede Section 14 in its entirety, for service under this Agreement on and after the CMS/MSS Effective Date. Certain provisions of this Section 14A are subject to further modification to comply with requirements of the Commission's June 28, 2000 order in Docket Nos. EL00-62-000, et al. and further Commission orders with respect thereto. This Section 14A shall have no effect for service or charges under this Agreement prior to the CMS/MSS Effective Date unless specific provisions are made applicable earlier pursuant to the Market Rules. This Section 14A specifies the rights and obligations of Participants under the Agreement with respect to the supply of, and payment for, Energy, Operating Reserve, 4-Hour Reserve and AGC.

14A.1 Supply Obligations and Settlement Obligations for Energy, Operating Reserve, 4-Hour Reserve and Automatic Generation Control.

(a) Supply Obligation. Each Participant with a Resource or an Entitlement in a Resource that is scheduled in the Day-Ahead Market by the System Operator, in accordance with an applicable Supply Offer, Self-Schedule or designation for Self-Supply, to provide Energy at a Node or External Node, Operating Reserve, 4-Hour Reserve and/or AGC shall have a Day-Ahead Market Supply Obligation for the service scheduled in the amount so scheduled. The Day-Ahead Market Supply Obligation shall be satisfied by the Participant for each hour in one of the following two ways: (i) the Participant shall furnish or cause to be furnished in Real-Time such service under this Section 14A each hour pursuant to the schedule; or (ii) the Participant shall pay at the applicable Real-Time Nodal Price or Clearing Price for such amounts which it has not furnished or caused to be furnished in accordance with clause (i). Each Participant with a Resource or an Entitlement in a Resource that is scheduled in the Day-Ahead Market or that submits a Supply Offer, or that is scheduled pursuant to a Self-Schedule or designated pursuant to a Self-Supply in the Real-Time Market, for Energy at a Node or External Node, Operating Reserve or AGC, shall have a Real-Time Market Supply Obligation for each hour for which it is so scheduled or designated. Its Real-Time Market Supply Obligation for Energy shall be equal to the amounts of Energy at a Node or External Node it provides in the Real-Time Market in response to dispatch instructions by the System Operator (including dispatch instructions pursuant to a Self-Schedule or Self-Supply). Its Real-Time Market Supply Obligations for each category of Operating Reserve and/or AGC shall be equal to the amount of such service it is designated by the System Operator to provide in the Real-Time Market (including service designated by the Participant for Self-Supply and accepted by the System Operator).

(b) Energy Settlement Obligation. Each Participant shall have for each hour a Day-Ahead Market Settlement Obligation for Energy at each Location equal to the megawatthours, if any, of its Demand Bid accepted by the System Operator in the Day-Ahead Market for Energy at that Location, adjusted up or down, as appropriate, to reflect Bilateral Transactions entered into by the Participant that transfer for the hour all or part of a Day-Ahead Market Settlement Obligation for Energy at that Location to or from another Participant. Each Participant also shall have for each hour a Real-Time Market Settlement Obligation for Energy at each Location equal to the megawatthours, if any, of its Electrical Load at that Location for the hour, adjusted up or down, as appropriate, to reflect Bilateral Transactions entered into by the Participant that transfer for the hour all or part of a Real-Time Market Settlement Obligation for Energy at that Location to or from another Participant. A Settlement Obligation for Energy shall require the Participant to pay, or entitle the Participant to be paid, in accordance with the provisions of Section 14A.8(a) and applicable Market Rules.

(c) Operating Reserve Settlement Obligation. Settlement Obligations for each category of Operating Reserve for each hour are established by allocating the total Megawatts of that category designated for the hour in Real-Time by the System Operator to Participants under the Agreement and to Non-Participants under the Tariff. Each Participant shall have for each hour a Settlement Obligation for each category of Operating Reserve that, subject to adjustment pursuant to Section 14A.11, shall be the number of Megawatts determined in accordance with the following formula:

ORp = SAp + [(OR-SA) (ELp/EL)] + ADJor, wherein

Orp is the Megawatts of the Participant's Settlement Obligation for that category of Operating Reserve for the hour.

Sap is the number of Megawatts, if any, of that category of Operating Reserve for the hour that is determined pursuant to applicable Market Rules as properly being assigned specifically to such Participant and not shared by all Participants.

OR is the aggregate number of Megawatts of that category of Operating Reserve designated by the System Operator in the Real-Time Market in accordance with applicable NEPOOL System Rules to be required for the NEPOOL Control Area for the hour.

SA is the aggregate number of Megawatts of that category of Operating Reserve for the hour that is determined pursuant to applicable Market Rules as properly not being shared by all Participants, including Operating Reserve assigned to Non-Participants.

Elp is the Participant's Electrical Load for the hour.

EL  is the sum of ELp for all Participants.

ADJor is the adjustment required to reflect the amount of that category of Operating Reserve that the Participant has Self-Supplied and all Bilateral Transactions entered into by the Participant that transfer for the hour all or part of a Settlement Obligation for that category of Operating Reserve to or from another Participant but have not been reflected in the Participant's Electrical Load for the hour.

A Settlement Obligation for Operating Reserve shall require the Participant to pay in accordance with the provisions of Section 14A.8(b) and applicable Market Rules.

(d) 4-Hour Reserve Settlement Obligation. Each Participant shall have for each hour a Settlement Obligation for 4-Hour Reserve to the extent provided for in
Section 14A.8(d), adjusted up or down as appropriate to reflect all Bilateral Transactions entered into by the Participant that transfer all or a part of the Settlement Obligation for 4-Hour Reserve to or from another Participant. A Settlement Obligation for 4-Hour Reserve shall require the Participant to pay in accordance with Section 14A.8(d) and applicable Market Rules.

(e) AGC Settlement Obligation. Settlement Obligations for AGC for each hour are established by allocating the total AGC designated for the hour in the Real-Time Market by the System Operator to Participants under the Agreement and Non-Participants under the Tariff. Each Participant shall have for each hour a Settlement Obligation for AGC that, subject to adjustment pursuant to Section 14A.11, shall be determined in accordance with the following formula:

AGCp = AGC (ELp/EL) + ADJAGC, wherein

AGCp is the Participant's share of AGC for the hour.

AGC is the total amount of AGC determined by the System Operator in accordance with applicable NEPOOL System Rules to be required for the NEPOOL Control Area for the hour that is not assigned to Non-Participants.

ELp and EL are as defined in Section 14A.1(c).

ADJAGC is the adjustment required to reflect all Bilateral Transactions entered into by the Participant to transfer all or part of a Settlement Obligation for AGC to or from another Participant but that have not been reflected in the Participant's Electrical Load for the hour and the amount, if any, that the Participant has, in accordance with applicable Market Rules, Self-Supplied.

A Settlement Obligation for AGC shall require the Participant to pay in accordance with Section 14A.8(c) and applicable Market Rules.

14A.2 Right to Receive Service. Except as emergency circumstances may result in the System Operator requiring load curtailments by Participants, and subject to the availability of transmission capacity, each Participant shall be entitled to receive from other Participants (or from the service made available from Non-Participants pursuant to arrangements entered into under Section 14A.11) such amounts, if any, of Energy, Operating Reserve, 4-Hour Reserve and AGC as it requires. If, for any hour, load curtailments or other emergency measures are required, the amount of services that Participants are entitled to receive shall be reduced by the System Operator in a fair and non-discriminatory manner in light of the circumstances and applicable NEPOOL System Rules.

14A.3 Participation in the Day-Ahead Market.

(a) Demand Bids and Supply Offers for the Day-Ahead Market shall be submitted by Participants for each hour of the Dispatch Day, in accordance with this Agreement and applicable Market Rules. Such Demand Bids and Supply Offers shall include the information required by the Market Rules.

(b) Any Participant with authority to submit a Supply Offer in accordance with
Section 14A.4 for a Resource that is eligible to supply Energy at a Node or External Node, Operating Reserve, 4-Hour Reserve or AGC, or for load that is capable of reducing its consumption within four hours to supply 4-Hour Reserve, may submit in the Day-Ahead Market to, or have on file with, the System Operator, a Supply Offer for each such Resource or load reduction, to the extent permitted by and in accordance with Section 14A.4 and applicable Market Rules; provided that as one alternative to submitting Supply Offers for Operating Reserve and/or 4-Hour Reserve, a Participant desiring to provide such services may enter into a Reserve Contract with the System Operator pursuant to Section 14A.10(c) covering such services.

(c) Any Participant wishing to purchase Energy in the Day-Ahead Market may submit to, or have on file with, the System Operator in accordance with applicable Market Rules a Day-Ahead Demand Bid or Bids specifying Demand Bid Prices for such Energy in each hour of the Dispatch Day at any Location, including the Hub.

(d) Any Participant wishing to sell Energy into the Day-Ahead Market from a Control Area outside the NEPOOL Control Area may do so by submitting a Supply Offer for Energy in the Day-Ahead Market at an External Node. Participants wishing to purchase Energy in the Day-Ahead Market for sale outside of the NEPOOL Control Area may do so by submitting a Demand Bid in the Day-Ahead Market at an External Node.

(e) Any Participant seeking to Self-Schedule a Resource in the Day-Ahead Market or to affect its Day-Ahead Settlement Obligation through a Bilateral Transaction, a Self-Supply of Operating Reserve, or a Self-Supply of AGC to the extent permitted by applicable Market Rules, shall submit or cause to be submitted all necessary information with respect thereto to the System Operator in accordance with Section 14A.4(i) or Section 14A.11 and applicable Market Rules.

(f) In accordance with Market Rules, any Participant seeking to effect a transaction that moves Energy through or out of the NEPOOL Control Area by combining a Demand Bid at an External Node with a Supply Offer at any other Node may elect to specify the maximum Congestion Cost it is willing to pay to have its transaction scheduled or, once scheduled, to keep that transaction from being wholly or partially curtailed.

14A.4 Nature of Demand Bids and Supply Offers; Limitations; Self- Schedules and Self-Supplies.

(a) Carry Over Procedures: If a Supply Offer or Demand Bid is not submitted for a Resource in the Day-Ahead Market, the Supply Offer or Demand Bid shall be deemed to be the last valid Supply Offer or Demand Bid on file with the System Operator, except for Supply Offers and Demand Bids at External Nodes, which shall be deemed to be unavailable. If a Supply Offer or Demand Bid for Dispatchable Load is not submitted for a Resource in the Real-Time Market, the Supply Offer or Demand Bid shall be deemed to be the Supply Offer or Demand Bid submitted in the Day-Ahead Market, except for Supply Offers and Demand Bids at External Nodes which shall not carry over and must be submitted in accordance with applicable Market Rules.

For a generating unit in which there are multiple Entitlement holders, only one Participant shall be permitted to submit Supply Offers for such unit. The Entitlement holders in each unit with multiple Entitlement holders shall designate a single Participant that will be permitted to submit Supply Offers and/or to direct the scheduling of the unit. In the event that more than one Participant is designated, or if the Entitlement holders do not designate a single Participant, then the Supply Offer Price for Energy for the unit shall be based on the replacement cost of fuel. Such Supply Offer Price, operational parameters and other information required under the Market Rules to be furnished to the System Operator shall be furnished to the System Operator by the Participant validly furnishing replacement cost of fuel as of December 31, 1996. Nothing in this Agreement shall affect the rights of any Entitlement holder under the contractual arrangements among such Entitlement holders relating to a generating unit.

(b) Each Supply Offer for Energy shall specify the Node or External Node where the Energy will be provided. Each Demand Bid shall specify the Location where the Energy will be received. Supply Offers and Demand Bids at External Nodes shall be adjusted as appropriate by the System Operator to account for transmission losses on Non-PTF, if any, between the PTF and the transmission facilities of the neighboring Control Area. Metered values for Electrical Load on the Non-PTF shall be adjusted as appropriate by the System Operator to account for transmission losses on the Non-PTF, if any, between the PTF and the transmission facilities of the neighboring Control Area. The System Operator shall post on its Internet website loss factors for each External Node.

(c) Each Supply Offer for Energy from a generating unit or Supply Offer at an External Node in the Day-Ahead Market shall contain the information required by applicable Market Rules and shall, at a minimum, specify the offered incremental Energy prices, and may include a Start-Up Price and No- Load Price, if any, and operational parameters. Each Supply Offer for Energy from Resources in the Real-Time Market shall specify, in addition to the Node or External Nodes, only incremental Energy prices. Each Supply Offer Price for incremental Energy from a segment of a Resource shall be equal to or greater than the Supply Offer Price for any lesser quantity of Energy.

Each Demand Bid shall contain the information required by the applicable Market Rules and shall at a minimum state the bid decremental prices of Energy. Each Demand Bid Price for a block of Energy shall be equal to or less than the Price for any lesser quantity of Energy.

(d) Supply Offers may be submitted in the Day-Ahead Market for 10-Minute Spinning Reserve, 10-Minute Non-Spinning Reserve, 30-Minute Operating Reserve, 4-Hour Reserve, and AGC. Each Supply Offer shall specify a separate Supply Offer Price for the service offered.

(e) Supply Offers for 10-Minute Spinning Reserve, 10-Minute Non-Spinning Reserve, and/or 30-Minute Operating Reserve may be submitted in the Real-Time Market only for fast start resources, as defined in the Market Rules. Each Supply Offer shall specify a separate Supply Offer Price for the service offered. Supply Offers for AGC also may be submitted in the Real-Time Market from a generating unit and shall specify the Supply Offer Price for such service.

(f) To the extent a Resource qualifies to provide Operating Reserve or 4- Hour Reserve and is not self-scheduled or has not submitted a Supply Offer to provide such service(s), a Supply Offer to provide Energy from a Resource in any hour in the Day-Ahead Market may also be considered in accordance with the Market Rules to be a Supply Offer to provide Operating Reserve or 4-Hour Reserve at the Resource's Lost Opportunity Cost for such hour based on its Day-Ahead Supply Offer Price for Energy. The Supply Offer Price for a category of Operating Reserve or 4-Hour Reserve from a Resource in an hour shall be the greater for such hour of the submitted Supply Offer Price for such service or the Lost Opportunity Cost.

Each Supply Offer to provide Energy from a Resource other than a Dispatchable Load in any hour in the Real-Time Market is also a Supply Offer to provide Operating Reserve at the Resource's Lost Opportunity Cost for such hour based on its Real-Time Energy Supply Offer Price if and to the extent such Resource qualifies to provide Operating Reserve under the applicable Market Rules. For Resources submitting Supply Offers for Operating Reserve in the Real-Time Market pursuant to Section 14A.4(e) or as otherwise permitted under the Agreement or the Market Rules, the Supply Offer Price for service from the

Resource in each hour shall be the greater of the submitted Supply Offer Price or the Lost Opportunity Cost for such hour.

(g) Each Real-Time Supply Offer Price for Energy from the portion of a Resource scheduled to provide Operating Reserve, 4-Hour Reserve or AGC in the Day-Ahead Market shall be less than or equal to the Day-Ahead Supply Offer Price for Energy for such portion.

Each Real-Time Supply Offer Price for AGC from the portion of a generating unit eligible to provide AGC and scheduled to provide Energy, Operating Reserve, AGC or 4-Hour Reserve in the Day-Ahead Market shall be less than or equal to the Day-Ahead Supply Offer Price for AGC from such generating unit.

Each Real-Time Supply Offer Price for any category of Operating Reserve for the portion of a Resource scheduled to provide Operating Reserve Day-Ahead and eligible to submit a Supply Offer Price for that portion of the Resource for that category of Operating Reserve in the Real-Time Market shall be less than or equal to the Day-Ahead Supply Offer Price for such category of Operating Reserve from such portion of that Resource.

(h) If there are multiple Supply Offers for Energy submitted by Participants in the Day-Ahead or Real-Time Market specifying the same effective Supply Offer Price (as adjusted for Marginal Losses), and no lower Supply Offer Prices (as adjusted for Marginal Losses) are available in the applicable Market to meet the next decrement of load at that Node or External Node, then ties will be broken in accordance with or scheduled amounts pro rated in accordance with the Market Rules.

(i) Each Participant with authority to submit Supply Offers for a Resource may submit a Self-Schedule for Energy from its Resources in either the Day- Ahead or Real-Time-Market in accordance with applicable Market Rules. The Self-Schedule defines the Participant's plan to provide Energy from a given generating unit or to consume Energy for a Dispatchable Load (e.g., a pumped storage facility in the pumping mode), or to import or export Energy at an External Node. The Self-Scheduled Energy from a generating unit or consumed by a Dispatchable Load must satisfy the operating parameters included in the applicable Supply Offer or Demand Bid. For a Self-Schedule of a Resource other than a Dispatchable Load to be accepted, the Participant submitting that Self-Schedule must also submit at least one or more Supply Offer Prices, each equal to or less than zero, for the Energy associated with the entire Self-Scheduled portion of that Resource.

14A.5 Scheduling Procedures in the Day-Ahead Market.

(a) The System Operator shall perform for each Dispatch Day in accordance with the NEPOOL System Rules a security constrained unit commitment schedule using a computer algorithm which simultaneously minimizes the total cost for: (i) supplying Energy to satisfy accepted Demand Bids in the Day-Ahead Market; (ii) providing the quantity of Operating Reserves and AGC required by NEPOOL System Rules; and (iii) providing any necessary 4-Hour Reserves in accordance with
Section 14A.5(f) and applicable NEPOOL System Rules. The schedule shall take into account all Self-Schedules and Self-Supplies submitted by Participants for the Day-Ahead Market. In accordance with the NEPOOL System Rules, the schedule shall also take into account, among other things, phase shifters and other power flow control devices, transmission system limitations, including but not limited to internal system limitations and external interface limits, and contingencies reasonably identified pursuant to criteria posted on the System Operator's Internet website that may constrain outputs or require additional supply in specific locations.

(b) The amount of each category of Operating Reserve scheduled in the Day- Ahead Market by the System Operator shall be in accordance with the NEPOOL System Rules, shall take into account the grid and generator configuration for the Dispatch Day, and may be price sensitive in whole or in part such that the required amount of Operating Reserve decreases as the price for Operating Reserve increases. Any NEPOOL System Rule in effect before the CMS/MSS Effective Date designed to maintain reliability while producing just and reasonable charges and payments for Operating Reserves during times of emergency or shortages of available Energy and/or Operating Reserves shall remain in effect on and after the CMS/MSS Effective Date unless and until subsequently amended, and may be in addition to or in lieu of the establishment of price sensitive Operating Reserve requirements.

(c) The simultaneous optimization process used to determine schedules in the Day- Ahead Market shall ensure that all portions of Resources with Supply Offers not scheduled to provide Energy shall cascade to the markets for AGC, Operating Reserves and 4-Hour Reserves to the extent such Resources are eligible to provide those services and consistent with the Supply Offer Prices established in accordance with Section 14A.4. This process shall also ensure that all portions of Resources with Supply Offers not scheduled to provide Energy may be considered for meeting the requirements to provide AGC, Operating Reserves and 4-Hour Reserves.

(d) In the scheduling of Resources for Operating Reserves, 4-Hour Reserves and AGC in the Day-Ahead Market, the simultaneous optimization process shall use the following principles: Resources that are Self-Scheduled pursuant to applicable Market Rules to provide Energy shall be reflected in the schedule in accordance with the Self-Schedule except as provided below; Resources that are designated for Self-Supply in accordance with applicable Market Rules shall be reflected in the schedules to the extent they are so designated except as provided below; Resources, to the extent not scheduled or Self- Scheduled for Energy or designated for Self-Supply and eligible to provide Operating Reserve, shall be scheduled by the System Operator based on the higher of their Lost Opportunity Costs, if any, or their applicable Day-Ahead Supply Offer Prices; and Resources, to the extent not scheduled or Self- Scheduled for Energy or designated for Self-Supply and eligible to provide AGC, shall be scheduled based on their Lost Opportunity Costs, if any, plus their Day-Ahead Supply Offer Prices for AGC. The System Operator may direct changes to any Self-Schedule and/or Self-Supply if, but only to the extent, necessary for reliability.

(e) At the conclusion of the scheduling process set forth in Section 14A.5(a), the System Operator shall publish each day in accordance with the Market Rules and in a way that is consistent with the NEPOOL Information Policy the information required by Section 14A.18. The System Operator's schedule for the Day-Ahead Market shall identify to each Entitlement holder, the expected start and shut down times for all of its Resources or Entitlements that are scheduled in the Day-Ahead Market

(f) If the System Operator's Day-Ahead forecast of the NEPOOL load exceeds the aggregate of the Participants' Demand Bids accepted in the Day-Ahead Market for any hour of the Dispatch Day, the System Operator may schedule, in accordance with the applicable NEPOOL System Rules, 4-Hour Reserves to be available to cover part or all of the difference.

14A.6 Participation in the Real-Time Market.

(a) Supply Offers and Demand Bids for the Real-Time Market shall be submitted by Participants for each hour of the Dispatch Day of the Real-Time Market, to the extent permitted by and in accordance with Section 14A.4 and applicable Market Rules. Such Supply Offers and Demand Bids shall include the information required by the Market Rules.

(b) Each Participant with authority to submit a Supply Offer in accordance with
Section 14A.4 for a Resource that is eligible to supply Energy, Operating Reserve, or AGC, may submit in the Real-Time Market to, or have on file with, the System Operator, or modify, a Supply Offer for each such Resource, to the extent permitted by and in accordance with applicable Market Rules and subject to the limitations of Section 14A.4(g). New or modified Supply Offers may, among other matters, (i) offer Energy at a Node or External Node, Operating Reserves and AGC from a generating unit not scheduled in the Day-Ahead Market which can be dispatched by the System Operator in the Real-Time Market, (ii) increase or decrease the Supply Offer Price for Energy from a Resource scheduled in the Day-Ahead Market, (iii) reduce the Supply Offer Price for Energy from a generating unit scheduled to provide AGC, Operating Reserves, or 4-Hour Reserves in the Day-Ahead Market, and (iv) propose new Supply Offers and/or Demand Bids at External Nodes.

(c) Each Participant seeking to Self-Schedule its Resource in the Real-Time Market or to affect its Real-Time Settlement Obligation through a Bilateral Transaction, a Self-Supply of Operating Reserve, or a Self-Supply of AGC to the extent permitted by applicable Market Rules, shall submit or cause to be submitted all necessary information with respect thereto to the System Operator in accordance with Section 14A.4(i) or Section 14A.11 and applicable Market Rules.

14A.7 Scheduling Procedures in the Real-Time Market.

(a) A Participant at its own cost may bring on line a generating unit not scheduled to operate in the Day-Ahead Market, after giving such notice as is required by the Market Rules, and receiving the System Operator's approval, so that the generating unit can be dispatched by the System Operator based on the Participant's Real-Time Energy Supply Offer. The Participant electing to bring its generating unit on line in accordance with this Section 14A.7 shall not be entitled to any uplift under Section 14A.19 with respect to its costs in this instance, although such Participant may qualify for uplift under other provisions of this Agreement or applicable Market Rules.

(b) The System Operator shall centrally dispatch all available Resources, including Self-Scheduled Resources, in Real-Time in accordance with NEPOOL System Rules, based on the schedule in the Day-Ahead Market, increases or decreases in load, the occurrence of contingencies, and the submission of new or modified Real-Time Demand Bids or Supply Offers, new or modified Self- Schedules and new or modified Self-Supply designations made in accordance with applicable Market Rules. This dispatch shall also include adjustments to the Day-Ahead Market schedule to reflect the activation of resources scheduled for 4-Hour Reserve if necessary to maintain system reliability.

(c) The amount of each category of Operating Reserve designated in the Real-Time Market by the System Operator shall be in accordance with the NEPOOL System Rules, shall take into account the grid and generator configuration for the Dispatch Day, and may be price sensitive in whole or in part such that the required amount of Operating Reserve decreases as the price for Operating Reserve increases. Any NEPOOL System Rule in effect before the CMS/MSS Effective Date designed to maintain reliability while producing just and reasonable charges and payments for Operating Reserves during times of emergency or shortages of available Energy and/or Operating Reserves shall remain in effect on and after the CMS/MSS Effective Date unless and until subsequently amended, and may be in addition to or in lieu of the establishment of price sensitive Operating Reserve requirements.

(d) A simultaneous optimization process shall be used to determine the Energy, AGC and Operating Reserve to be provided by each Resource in the Real-Time Market. This process shall ensure that all portions of Resources with Supply Offers not scheduled to provide Energy shall cascade to the markets for AGC and Operating Reserves to the extent such Resources are eligible to provide those services and consistent with Supply Offer Prices established in accordance with
Section 14A.4. This process shall also ensure that all portions of Resources with Supply Offers not dispatched to provide Energy may be considered for meeting the requirements to provide AGC and Operating Reserves.

(e) In selecting Resources to provide Operating Reserves and AGC in Real- Time, the simultaneous optimization process shall use the following principles:
Resources that are Self-Scheduled to provide Energy in accordance with applicable Market Rules shall be reflected in the dispatch to the extent they so perform, except as provided below; Resources that are permitted by Market Rules to be designated for Self-Supply and are so designated shall be reflected in the dispatch to the extent they are so designated and perform or remain available, except as provided below; Resources, to the extent not scheduled or Self-Scheduled for Energy or designated for Self-Supply and eligible to provide 10-Minute Spinning Reserve in the Real-Time Market, shall be designated by the System Operator based on their Lost Opportunity Costs, if any. Resources, to the extent not scheduled or Self-Scheduled for Energy or designated for Self-Supply and eligible to provide 10-Minute Non-Spinning Reserves or 30 Minute Operating Reserves shall be designated based on the higher of their Lost Opportunity Costs, if any, or their applicable Supply Offer Prices. Generating units, to the extent they are not scheduled or Self-Scheduled for Energy or designated for Self-Supply and eligible to provide AGC, shall be designated based on their Lost Opportunity Costs, if any, plus their Real-Time Supply Offer Prices for AGC. The System Operator may direct changes to any Self-Schedule and/or Self- Supply if, but only to the extent, necessary for reliability.

(f) Supply Offers and Demand Bids at External Nodes will be dispatched in the Real-Time Market based on the Real-Time Supply Offer Price and Demand Bid Price, respectively, for the hour. If the net aggregate amount of service pursuant to eligible Supply Offers or Demand Bids at an External Node would exceed the applicable interface limit, then Supply Offers with the lowest price or the Demand Bids with the highest price shall be scheduled. If such competing Supply Offers and/or Demand Bids have the same prices, ties will be broken or transactions pro rated in accordance with the Market Rules.

14A.8 Settlement Obligation Payments for Energy, Operating Reserves, 4- Hour Reserves and Automatic Generation Control.

(a) For each hour in which a Participant has a Settlement Obligation for Energy at a Location in the Day-Ahead Market pursuant to Section 14A.1(b), the Participant shall pay or receive for the megawatthours of the Settlement Obligation at that Location at the applicable Day-Ahead Market Locational Price for that hour, as determined in accordance with Section 14A.12. For each hour in which a Participant has a Settlement Obligation for Energy at a Location in the Real-Time Market pursuant to Section 14A.1(b), the Participant either (i) shall pay the applicable hourly Real-Time Market Locational Price for the number of megawatthours, if any, by which the Participant's Settlement Obligation for Energy received at that Location in the Real-Time Market is more than the Participant's Settlement Obligation for Energy received at that Location in the Day-Ahead Market, or (ii) shall receive the applicable hourly Real-Time Market Locational Price for the number of megawatthours, if any, by which the Participant's Settlement Obligation for Energy received at that Location in the Real-Time Market is less than the Participant's Settlement Obligation for Energy received at that Location in the Day-Ahead Market, as determined in accordance with Section 14A.12. The Participant shall also pay any applicable uplift charges under Section 14A.19. A Participant shall pay the Zonal Price for Energy received in a Load Zone unless it elects, in accordance with applicable Market Rules, to pay the Nodal Price for such Energy.

(b) For each hour in which a Participant has a Settlement Obligation for Operating Reserve pursuant to Section 14A.1(c), the Participant shall pay for Operating Reserve in each category in which it has an obligation a percentage share of the aggregate payments to Participants pursuant to Section 14A.9 for satisfying their Supply Obligations for each such category of Operating Reserve for the hour equal to the Participant's percentage share of the total Settlement Obligations for Operating Reserve of such category for the hour, as determined pursuant to Section 14A.1(c). In addition, the Participant shall pay any applicable uplift charge assessed under Section 14A.19.

(c) For each hour in which a Participant has a Settlement Obligation for AGC pursuant to Section 14A.1(e), the Participant shall pay a percentage of the aggregate payments to Participants pursuant to Section 14A.9 for satisfying their Supply Obligations for AGC for the hour equal to the Participant's percentage share of the total Settlement Obligation for AGC for the hour as determined pursuant to Section 14A.1(e).

(d) For any hour in which the System Operator schedules 4-Hour Reserves in the Day-Ahead Market, the aggregate payment to Participants pursuant to Section 14A.9 for satisfying their Supply Obligations for 4-Hour Reserves for the hour shall be allocated to Participants and paid by them as follows:

Step 1. The hourly per Megawatt cost for 4-Hour Reserve for the hour shall be determined by dividing the total 4-Hour Reserve payments pursuant to Section 14A.9 for the hour by the number of Megawatts of 4-Hour Reserve scheduled in the Day-Ahead Market to be available in the hour.

Step 2. If a Participant's Net Hourly Load Obligation for Energy for the hour is positive and exceeds the Participant's accepted Demand Bids for the hour in the Day-Ahead Market, it shall pay for each Megawatt of such excess the per Megawatt cost determined in accordance with Step 1 above, but not more than its pro rata share of the 4-Hour Reserve cost for the hour.

Step 3. If the allocation in Step 2 above is insufficient to recover the full 4-Hour Reserve cost for the hour, the remaining cost shall be allocated to all Participants for the hour, including those required to make payments in accordance with Step 2, in proportion to their shares of the aggregate Net Hourly Load Obligation for Energy for the hour.

The provisions of Step 2 and Step 3 above are subject to future modifications to comply with the Commission's June 28, 2000 order in Docket Nos. EL00-62- 000, et al., and future orders pertaining thereto, with respect to the allocation of uplift costs and in light of filings concerning the use of Net Hourly Load Obligation for Energy as an allocation factor, and Steps 2 and 3 do not become effective except pursuant to a future Commission order.

14A.9 Supply Obligation Payments For Energy, Operating Reserves, 4-Hour Reserves and Automatic Generation Control.

(a) Subject to the provisions of Section 14A.16, each Participant with a Supply Obligation for Energy in an hour in the Day-Ahead Market at any Node or External Node shall receive for each megawatthour scheduled at the Node or External Node in the Day-Ahead Market the Day-Ahead Nodal Price for the hour at that Node or External Node, as determined in accordance with Section 14A.12. Subject to the provisions of Section 14A.16, a Participant with a Supply Obligation for Energy at any Node or External Node in an hour in the Real-Time Market that is more than the Participant's Supply Obligation for Energy at that Node or External Node for the hour in the Day-Ahead Market, shall receive for each additional megawatthour of such excess the Real-Time Market Nodal Price for the hour at that Node or External Node, as determined in accordance with Section 14A.12. Subject to the provisions of Section 14A.16, each Participant with a Supply Obligation for Energy at any Node or External Node in an hour in the Real-Time Market that is less than the Participant's Supply Obligation for Energy at that Node or External Node for the hour in the Day-Ahead Market shall pay for each megawatthour of such deficiency the Real-Time Market Nodal Price for the hour at that Node or External Node, as determined in accordance with Section 14A.12. In addition, Participants may receive or be required to pay applicable uplift charges, if any, pursuant to Section 14A.19 or the Market Rules and to pay for 4-Hour Reserves pursuant to Section 14A.8(d).

(b) Each Participant with a Supply Obligation for Operating Reserve or 4- Hour Reserve in an hour in the Day-Ahead Market shall receive for each Megawatt of each category of Operating Reserve and/or 4-Hour Reserve scheduled the applicable Day-Ahead Market Operating Reserve Clearing Price or 4-Hour Reserve Clearing Price, as appropriate, as determined in accordance with Section 14A.13. For any hour in which the Participant's Supply Obligation for Operating Reserve of any category in the Real-Time Market exceeds the Participant's Supply Obligation for such service for the hour in the Day-Ahead Market, the Participant shall receive for the additional Megawatts the applicable Real-Time Market Operating Reserve Clearing Price for the hour, as determined in accordance with Section 14A.13. For any hour in which the Participant's Supply Obligation for Operating Reserve of any category in the Real-Time Market is less than the Participant's Supply Obligation for such service for the hour in the Day-Ahead Market, the Participant shall pay for each Megawatt of such deficiency the applicable Real-Time Market Operating Reserve Clearing Price for the hour, as determined in accordance with Section 14A.13. If a Participant has a Supply Obligation for 4-Hour Reserve in any hour in the Day-Ahead Market and fails to provide all or a portion of the Energy from its 4-Hour Reserve in response to the System Operator's dispatch instructions, the Participant shall pay the Real-Time Market 30-Minute Operating Reserve Clearing Price for each Megawatt not provided, in addition to any payments required under Section 14A.8(d).

(c) Each Participant with a Supply Obligation for AGC in an hour in the Day-Ahead Market shall receive for the scheduled amount the Day-Ahead Market AGC Clearing Price for the hour, as determined in accordance with Section 14A.14. For any hour in which the Participant's Supply Obligation for AGC in the Real-Time Market exceeds the Participant's Supply Obligation for AGC for the hour in the Day-Ahead Market, the Participant shall receive for such excess the Real-Time Market AGC Clearing Price for the hour, as determined in accordance with Section 14A.14. For any hour in which the Participant's Supply Obligation for AGC in the Real-Time Market is less than the Participant's Supply Obligation for AGC for the hour in the Day-Ahead Market, the Participant shall pay for such deficiency the Real-Time Market AGC Clearing Price for the hour, as determined in accordance with Section 14A.14.

(d) In no event shall Participants be paid lost opportunity costs resulting from a generating unit being dispatched down or off to accommodate transmission constraints, and nothing in this Agreement or the Market Rules shall provide for any such payment.

14A.10  Contract and Scheduling Authority.

(a) The Participants Committee is authorized to enter into contracts on behalf of and in the names of all Participants with Non-Participants to purchase or furnish emergency Energy that is available for the System Operator to schedule in order to ensure reliability in the NEPOOL Control Area or neighboring Control Areas. For sales to another Control Area, the terms of any such contractual arrangement shall not require the furnishing of such emergency service until the service needs of all Participants have been provided for with the least expensive resources practicable. Emergency purchases pursuant to this Section 14A.10 should not be required unless the Participants have been unable to furnish such Supply Offers as the System Operator determines are required to ensure reliability. For emergency purchases and sales pursuant to this Section 14A.10, the treatment of the transaction with the Non-Participant in the determination of a Locational Price shall be in accordance with applicable Market Rules. Energy (and related services) from any such emergency purchases shall be deemed to be furnished to and shall be paid for by Participants with Settlement Obligations in the Real-Time Market, in accordance with this Section 14A.10(a) and applicable Market Rules.

(b) The NEU Management Committee (as defined in the HQ Use Agreement) is authorized to provide for the day-to-day scheduling through the System Operator of the HQ Phase II Firm Energy Contract, in accordance with the HQ Use Agreement, as if the Contract were a contract covering Energy transactions with a Non-Participant entered into pursuant to Section 14A.10(a). Energy received in an hour from Hydro-Quebec pursuant to the HQ Energy Banking Agreement, and Energy purchased in any hour from Hydro-Quebec pursuant to the HQ Phase II Firm Energy Contract any other HQ Contract shall be deemed to be Energy furnished at the appropriate External Node to each Participant which has submitted a Supply Offer at the appropriate External Node for such Energy for the hour in the amount reflected for the Participant in the System Operator's scheduling of Energy deliveries in the hour from Hydro-Quebec; except that emergency Energy received from Hydro-Quebec under the HQ Interconnection Agreement shall be deemed to be Energy provided to (and shall be paid for by) Participants requiring such emergency Energy in the hour. The System Operator shall schedule such Energy deliveries to accommodate, to the extent possible, the schedule of Energy deliveries from Hydro-Quebec requested by the Participants within their Supply Offers. The Participants deemed to have received such Energy shall have a corresponding Supply Obligation and shall satisfy this and all other Supply Obligations at this External Node and all other Nodes in accordance with Section 14A.1, 14A.8 and 14A.9. The Participants are responsible for paying to Hydro-Quebec the price for Energy deliveries under the HQ Phase II Firm Energy Contract and under the HQ Energy Banking Agreement.

(c) The System Operator is authorized in accordance with applicable Market Rules to enter into Reserve Contracts with individual Participants under which the System Operator pays for and receives options or rights to all or a portion of 10-Minute Non-Spinning Reserve, 30-Minute Operating Reserve and/or 4-Hour Reserve from generating units or Dispatchable Loads for forward periods, such as a week or a month, as determined by the System Operator. Such Reserve Contracts shall be in accordance with applicable Market Rules and shall be entered into with Participants which offer the service in response to a request for proposals, shall include the Reserve Price at which the Operating Reserve or 4-Hour Reserve will be made available and the price at which Energy will be furnished on the activation of the Operating Reserve or 4-Hour Reserve, and shall contain standard terms and conditions specified by the System Operator in accordance with the Market Rules.

14A.11  Bilateral Transactions and Participant Transactions with Non-
Participants.

(a) Two Participants may undertake to transfer all or select portions of the Settlement Obligations of one of them under this Agreement to the other Participant with respect to any of the NEPOOL Markets pursuant to a Bilateral Transaction. Such transfer of Settlement Obligations under this Agreement shall be as agreed to between the two parties to the Bilateral Transaction and shall be submitted to the System Operator in accordance with the Market Rules. Each Bilateral Transaction submitted shall specify whether the transaction is to settle in the Day-Ahead Market or the Real-Time Market and, if it is for Energy, a Location.

(b) In the event a Participant has the right to receive Energy, Operating Reserve, 4-Hour Reserve and/or AGC from a Non-Participant under a System Contract, such Contract may be submitted to the System Operator in a Supply Offer as a proposal to furnish Energy, Operating Reserve, 4-Hour Reserve, and/or AGC, to the extent the System Contract permits central dispatch by the System Operator in accordance with the Market Rules and otherwise qualifies for such service.

14A.12  Determination of Locational Prices.

The System Operator shall calculate Locational Prices for the Day-Ahead and Real-Time Markets as described below.

(a) Nodal Prices. The System Operator shall calculate the Nodal Price at each Node for each hour of the Dispatch Day for the Day-Ahead Market using the Day-Ahead unit commitment model, and for the Real-Time Market using the Real-Time scheduling software. In calculating Nodal Prices the System Operator shall use the Demand Bids and Supply Offers submitted pursuant to Sections 14A.3, 14A.4 and 14A.6. The Real-Time Nodal Price at each Node for each hour shall be the time interval weighted-average of the Clearing Prices calculated at that Node for each time interval within that hour, except as noted in subsection
(d) below with respect to the prices used for Real-Time settlements at External Nodes.

The System Operator shall calculate Nodal Prices for an hour for the Day- Ahead Market or the Real-Time Market at a given Node i using the following formula, or a formula similar in substance and effect:

(EQUATION)

where:

(EQUATION)      the Nodal Price at Node i in $/megawatthour;

(EQUATION)      the marginal cost in $/megawatthour, based on Demand Bids and
Supply Offers, to serve additional load at the Reference Node;

(EQUATION)      the Marginal Loss Component of the Nodal Price at Node i in
$/megawatthour; and

(EQUATION) the Congestion Component of the Nodal Price at Node i in $/megawatthour.

The Marginal Loss Component of the Nodal Price at any Node i on the NEPOOL Transmission System is calculated using the equation

(EQUATION)

in which WFi, the Withdrawal Factor at Node i relative to the system Reference Node, is calculated using the following equation:

(EQUATION)

where:

L = NEPOOL Transmission System losses;

Pi = the net amount of Energy injected into the NEPOOL Transmission System at Node i; and

(EQUATION)  = the ratio of: (1) the amount by which NEPOOL Transmission

System losses occurring in the Day-Ahead Schedule or Real-Time dispatch would have increased, as calculated by the System Operator's Day-Ahead or Real-Time computer algorithm, if a very small additional amount of Energy had been injected at Node i (in addition to the injections and withdrawals already scheduled to occur on the NEPOOL Transmission System in the Day-Ahead schedule or occurring on the NEPOOL Transmission System in the Real-Time dispatch), to
(2) the size of the additional injection of Energy at Node i.

The Congestion Component of the Nodal Price at Node i is calculated using the equation:

(EQUATION),

where:

K = the set of thermal or interface constraints;

GFik = the Shift Factor for the generator at Node i on constraint k in the pre- or post-contingency case that limits flows across that constraint; and

(EQUATION) = the reduction in system cost that results from an incremental relaxation of constraint k, expressed in $/megawatthour.

Substituting the equations for calculating the Marginal Loss Component and the Congestion Component of the Nodal Price for the terms and into the equation for calculating the Nodal Price for a given Node i yields:

(EQUATION)

(b) Zonal Prices. For Congestion pricing purposes, Load Zones based on Reliability Regions have been established and Zonal Prices shall be calculated by the System Operator for each Load Zone. Each Load Zone shall be coterminous with a Reliability Region, except that a Participant which owns and operates distribution lines and other facilities used for the distribution of Energy to retail customers in a single state in New England and which is subject to regulation by the public utility regulatory authority in that state (a "Distribution Company"), which (i) serves retail customers in more than one Reliability Region in a single state and (ii) is subject to a state-imposed obligation to provide its retail customers with a power supply at fixed prices for a limited time period following the commencement of retail access ("Standard Offer Obligation"), may elect, by notice to the System Operator and the Secretary of the Participants Committee, within the time prescribed by the Market Rules, to have its entire service territory treated as a single Load Zone (a "Distribution Company Load Zone") until its Standard Offer Obligation ends. In addition, Vermont shall be a single Load Zone for those Distribution Companies in Vermont that maintain their single Participant status for settlement purposes with other Distribution Companies in Vermont pursuant to
Section 4 of the Agreement even if Vermont spans more than one Reliability Region. The election by one or more Distribution Companies in Vermont not to be treated as a single Participant with other Vermont Participants shall not affect the Load Zone for the remaining Distribution Companies in Vermont maintaining the single Participant election.

After consulting with the Participants, the System Operator may reconfigure Reliability Regions and add or subtract Reliability Regions as necessary over time to reflect changes to the grid, patterns of usage and intrazonal Congestion. The System Operator shall file any such changes with the Commission.

The System Operator shall calculate Zonal Prices for each Reliability Region for both the Day-Ahead and Real-Time Markets for each hour using a load- weighted average of the Nodal Prices for the Nodes within that Reliability Region. The load weights used in calculating the Day-Ahead Zonal Prices for the Reliability Region shall be determined in accordance with applicable Market Rules and shall be based on the Demand Bids for the Nodes that make up that Reliability Region. The System Operator shall determine, in accordance with applicable Market Rules, the load weights used in Real-Time based on the calculated Real-Time load distribution. The System Operator shall calculate Zonal Prices for Reliability Regions using the following formula, or a formula similar in substance and effect, where the Zonal Price for a Reliability Region j can be written as:

(EQUATION),

where:

(EQUATION)  = Zonal Price for Reliability Region j in $/megawatthour;

(EQUATION)   is as defined in Section 14A.12(a);

(EQUATION)   is the Marginal Loss Component of the Zonal Price for

Reliability Region j in $/megawatthour;

(EQUATION)   is the Congestion Component of the Zonal Price for Reliability

Region j in $/megawatthour;

Nj = the set of Nodes that make up the Reliability Region j; and

Wij = the load-weighting factor for Node i used to calculate the Zonal Price for Reliability Region j, determined such that the weighting factors for any given Reliability Region sum to one.

For a Distribution Company Load Zone, the Zonal Price shall be determined by the weighted average of the Zonal Prices for the Reliability Regions making up the Load Zone, with the weights equal to that Distribution Company's share of the load in each of those Reliability Regions. The load weights used in calculating the Day-Ahead Zonal Prices for the Distribution Company Load Zones shall be determined in accordance with applicable Market Rules and shall be based on the Demand Bids for the Nodes that make up the Distribution Company Load Zones.

The System Operator shall determine, in accordance with applicable Market Rules, the load weights used in Real-Time based on the calculated Real-Time load distribution. The System Operator shall calculate Zonal Prices for each hour of the Dispatch Day for Distribution Company Load Zones using the following formula: Zonal Price equals the Distribution Company's load in each Reliability Region making up the Distribution Company Load Zone times the Zonal Price for each such Reliability Region summed for all such Reliability Regions making up the Distribution Company Load Zone, divided by the sum of the Distribution Company's load in each Reliability Region making up the Distribution Company Load Zone. The Congestion and Marginal Loss Components of the Zonal Price for each Distribution Company Load Zone shall be calculated as the weighted average of the Congestion and Marginal Loss Components, respectively, of the Zonal Prices in the Reliability Regions making up that Load Zone, using the same weights that are used to calculate the Zonal Price for that Distribution Company Load Zone.

(c) Hub Prices. On behalf of the Participants, the System Operator shall maintain and facilitate the use of a Hub or Hubs for the Energy market, comprised of a set of Nodes within NEPOOL, which Nodes shall be identified by the System Operator on its Internet website. The System Operator has used the following criteria to establish an initial Hub and shall use the same criteria to establish any additional Hubs:

(i) each Hub shall contain a sufficient number of Nodes to try to ensure that a Hub Price can be calculated for that Hub at all times;

(ii) each Hub shall contain a sufficient number of Nodes to ensure that the unavailability of, or an adjacent line outage to, any one Node or set of Nodes would have only a minor impact on the Hub Price;

(iii) each Hub shall consist of Nodes with a relatively high rate of service availability;

(iv) each Hub shall consist of Nodes among which transmission service is relatively unconstrained; and

(v) no Hub shall consist of a set of Nodes for which directly connected load and/or generation at that set of Nodes is dominated by any one entity or its affiliates.

The System Operator shall calculate hourly Hub Prices for both the Day-Ahead and Real-Time Markets using a fixed-weighted average of the Nodal Prices that comprise the Hub. The System Operator shall calculate Hub Prices using the following formula, or a formula similar in substance and effect, where the Hub Price for a Hub j can be written as:

(EQUATION)

where:

(EQUATION) =  Hub Price for Hub j in $/megawatthour;

(EQUATION)  is as defined in Section 14A.12(a);

(EQUATION) is the Marginal Loss Component of the Hub Price for Hub j in $/megawatthour;

(EQUATION) is the Congestion Component of the Hub Price for Hub j in $/megawatthour;

Hj = the set of Nodes in Hub j; and

WijH = the load weighting factor for Node i used to calculate the Hub Price for Hub j, determined such that the weighting factors for any given Hub sum to one.

Participants may transfer their Settlement Obligations at the Hub Price in the Day-Ahead and Real-Time Markets pursuant to Bilateral Transactions. In accordance with Section 14A.8 of the Agreement, Participants with Settlement Obligations for Energy at the Hub shall pay or be charged the Hub Price for such Settlement Obligations.

(d) Nodal Prices for External Nodes. The System Operator shall calculate Nodal Prices for External Nodes. The External Nodes shall be identified in applicable Market Rules. External Nodes shall be used for pricing Energy transactions by

Participants receiving Energy from or delivering Energy to neighboring Control Areas. The Nodal Prices for External Nodes shall be calculated in the same way as Nodal Prices for Nodes, with the exception of the calculation of the Marginal Loss Component of the price.

The Marginal Loss Component of Nodal Prices for External Nodes shall be calculated so as to ensure that it does not include the effect of withdrawals at a Node or External Node on the cost of losses incurred outside the NEPOOL Control Area. In order to accomplish this, a hypothetical transaction will be modeled, in which an increment of load at each External Node is served by an increment of generation at the Reference Node. The amount of Energy that would flow out of the NEPOOL Transmission System over each interconnection point between the NEPOOL Transmission System and an adjoining Control Area or the Non-PTF transmission system will be calculated next. Finally, the Marginal Loss Component of the Nodal Price at each External Node will be calculated as the weighted average of the Marginal Loss Components at each of the interconnection points between the NEPOOL Transmission System and an adjoining Control Area or the Non-PTF transmission system. The weight assigned to each interconnection will be equal to the proportion of the total amount of Energy delivered off of the NEPOOL Transmission System in association with this hypothetical transaction that flows over that interconnection. As a result, the Marginal Loss Component of the price at each External Node will only include the effects on Marginal Losses on the NEPOOL Transmission System.

The Shift Factors for each External Node determine the proportion of the Energy in such a transaction that would flow over each interconnection point between the NEPOOL Transmission System and external Control Areas or the Non- PTF transmission system and, therefore, the Marginal Loss Component of the Nodal Price at an External Node i shall be calculated using the following equation, or a formula similar in substance and effect:

(EQUATION)

where:

(EQUATION) = the Marginal Loss Component of the Nodal Price at an External Node i in $/megawatthour;

I      = the set of interconnection points between the NEPOOL Transmission
System and adjacent Control Areas or the Non-PTF transmission system;

GFin = Shift Factor at External Node i for the interconnection line that passes through Node n; and

(WFn - 1) (EQUATION) = the Marginal Loss Component of the Nodal Price at Node n in $/megawatthour, where WFn is the withdrawal factor at Node n and (EQUATION) is as defined in Section 14A.12(a).

The price used for Real-Time settlements at External Nodes will be the Real-Time price as determined based on the Real-Time dispatch except in the circumstance in which imports or exports were constrained in the hour ahead scheduling process either by constraints that are not monitored in Real-Time or by closed interface constraints that are not affected by internal dispatchable generators. In this special circumstance, the price used for Real-Time settlements of imports from External Nodes will be the lower of the Real-Time price at the External Node or the hour ahead price at the External Node. Similarly, in this situation, the price used for Real-Time settlements of exports to External Nodes will be the higher of the Real-Time price at the External Node or the hour ahead price at the External Node.

(e) Additional Rules and Procedures. Consistent with this Section 14A.12, the implementation of its provisions shall further be detailed, defined and carried out pursuant to Market Rules.

14A.13  Determination of Operating Reserve and 4-Hour Reserve Clearing
Prices.

(a) Operating Reserve and 4-Hour Reserve shall be scheduled in the Day-Ahead Market and designated in the Real-Time Market in accordance with the simultaneous optimization processes described in Sections 14A.5 and 14A.7, respectively, and the NEPOOL System Rules. As a result, in the Day-Ahead Market and Real-Time Market, the respective Clearing Price for an hour for 10-Minute Spinning Reserve shall equal or exceed the Clearing Price for 10-Minute-Non-Spinning Reserve, which shall equal or exceed the Clearing Price for 30-Minute Operating Reserve, which shall equal or exceed the Clearing Price for 4-Hour Reserve.

(b) For each hour, in accordance with the NEPOOL System Rules, the System Operator shall calculate the Operating Reserve Clearing Price for each category of Operating Reserve in the Day-Ahead Market and the Real-Time Market as follows:

(i) The System Operator shall determine the aggregate Megawatts of the applicable category of Operating Reserve that are scheduled for the hour in the Day-Ahead Market or designated for the hour in the Real-Time Market.

(ii) For each category of Operating Reserve in each of the Day-Ahead Market and Real-Time Market, the System Operator shall rank in the order of lowest to highest the Reserve Prices, Lost Opportunity Costs and Supply Offer Prices, as applicable, of the Resources scheduled by the System Operator for that category of Operating Reserve for the hour for the Day-Ahead Market or designated each interval during the hour in the Real-Time Market.

(iii) The Operating Reserve Clearing Price per Megawatt for each category of Operating Reserve in each Market shall be the time-weighted average of the highest Reserve Prices, Lost Opportunity Costs or Supply Offer Prices, as applicable, for that category of Operating Reserve that are scheduled for the hour in the Day-Ahead Market or designated each interval during the hour in the Real-Time Market by the System Operator, as determined in accordance with the applicable Market Rules.

(c) For each hour in the Day-Ahead Market for which the System Operator calculates it requires 4-Hour Reserves, the System Operator shall determine the 4-Hour Reserve Clearing Price as follows:

(i) The System Operator shall determine the aggregate Megawatts of 4-Hour Reserves scheduled for the hour in the Day-Ahead Market.

(ii) The System Operator shall rank from lowest to highest the Reserve Prices, Lost Opportunity Costs and Supply Offer Prices, as applicable, of the Resources scheduled for 4-Hour Reserves for the hour in the Day-Ahead Market.

(iii) The 4-Hour Reserve Clearing Price per Megawatt in the Day-Ahead Market shall be the highest Reserve Prices, Lost Opportunity Costs or Supply Offer Prices, as applicable, for 4-Hour Reserves that are scheduled by the System Operator for the hour in accordance with applicable Market Rules.

(d) The System Operator shall calculate a Lost Opportunity Cost for each hour for a Resource, other than Dispatchable Load, which shall, for each increment of Supply Offer Megawatts, be equal to the product of (i) the amount, if any, by which the Nodal Price for the hour at the Node or External Node where Energy from the Resource would be supplied in the Day-Ahead Market or Real-Time Market exceeds the Resource's Energy Supply Offer Price, for that increment of Supply Offer Megawatts, for that market and (ii) the additional Megawatts, in that increment of Supply Offer Megawatts, the Resource would have been scheduled or dispatched to in the Day-Ahead Market or Real-Time Market, respectively, had it been scheduled or dispatched to supply Energy at the Megawatt level specified in its Supply Offer relating to its Supply Offer Price and operating parameters.

14A.14 Determination of AGC Clearing Price.

For each hour, the System Operator shall determine an AGC Clearing Price for the Day-Ahead Market and for the Real-Time Market. In the case of each Market, the AGC Clearing Price shall be the time-weighted average "AGC Capability Price," as defined below in this Section 14A.14. The AGC Capability Price for a generating unit furnishing AGC per the System Operator's schedule for the hour in the Day-Ahead Market or designated each interval during the hour in the Real-Time Market shall be equal to (A) the cost per unit of making the AGC capability of a generating unit available based on the AGC Supply Offer Price for the Entitlement for the hour, plus any Lost Opportunity Cost, divided by (B) the amount of AGC scheduled in the hour in the Day-Ahead Market or designated in the interval in the Real-Time Market from that Resource. The AGC Capability Price used to determine the AGC Clearing Price shall be the highest AGC Supply Offer for the generating units that, in the case of the Day-Ahead Market, were scheduled by the System Operator to provide AGC for the hour, or, in the case of the Real-Time Market, were designated each interval during the hour to provide AGC beyond their Supply Obligations for AGC in the Day-Ahead Market.

14A.15 Funds to or from which Payments are to Be Made.

(a) All payments for Energy (except for payments to or from the Congestion Revenue Fund and the Marginal Loss Revenue Fund), Operating Reserve, 4-Hour Reserve and AGC furnished or received, all uplift charges paid pursuant to this
Section 14A of this Agreement, and any payments by Non-Participants for ancillary services under Schedules 2 through 7 to the Tariff or pursuant to arrangements referenced in Section 14A.10, shall be allocated each month through the Pool Interchange Fund as follows:

Step One. For each week in which Energy is delivered or received under the HQ Energy Banking Agreement, all payments with respect to transactions under that Agreement shall be made to or from the Energy Banking Fund provided for in
Section 14A.15(b).

Step Two. (i) For each week in which Pre-Scheduled Energy (as defined in the HQ Phase I Energy Contract) is purchased pursuant to the HQ Phase I Energy Contract, the aggregate amount which is paid pursuant to Section 14A.10(b) for such Energy by each Participant which is a participant in the Phase I arrangements with Hydro-Quebec shall be determined and paid on the Participant's account into the Phase I Savings Fund.

(ii) For each week in which Energy is purchased pursuant to the HQ Phase II Firm Energy Contract, the aggregate amount which is paid pursuant to Section 14A.10(b) for such Energy by each Participant which is a participant in the Phase II arrangements with Hydro-Quebec shall be determined and paid on the Participant's account into the Phase II Savings Fund.

Step Three. For each week in which Other HQ Energy is purchased pursuant to the HQ Phase I Energy Contract or Energy is purchased pursuant to the HQ Interconnection Agreement, the aggregate amount paid pursuant to Section 14A.10(b) for such Energy shall be determined for each Participant which is a participant in the Phase I or Phase II arrangements with Hydro-Quebec. Such amount shall be allocated between the Participant's share of the Phase I Savings Fund and the Participant's share of the Phase II Savings Fund created under the HQ Use Agreement in the same ratio as (A) the sum of (x) the number of kilowatthours of Other HQ Energy deemed to be purchased by the Participant during the week and (y) the HQ Phase I Percentage of the number of kilowatthours deemed to be purchased by the Participant under the HQ Interconnection Agreement during the week, bears to (B) the HQ Phase II Percentage of the number of kilowatthours purchased under the HQ Interconnection Agreement during the week.

Step Four. The balance remaining in the Pool Interchange Fund after Steps One through Three shall be retained in the Pool Interchange Fund for the month and shall be used and disbursed after each month in the following order:

(i) (A) amounts owed to Non-Participants (other than Hydro-Quebec) for the month under contracts entered into with them pursuant to Section 14A.10(a) shall be paid, and (B) amounts owed to Hydro-Quebec for the month for Energy deemed to be furnished pursuant to Section 14A.10(b) to Participants which are not participants in the Phase I or Phase II arrangements with Hydro- Quebec shall be paid and, in the event the price paid by any such Participant for such Energy is the applicable Locational Price, the excess, if any, of such Locational Price over the amount owed to Hydro-Quebec shall be paid to the Participant; and

(ii) amounts owed to Participants for the month pursuant to this Section 14A shall then be paid.

(b) HQ Energy Banking Fund. All amounts allocated to the HQ Energy Banking Fund for each month shall be used and disbursed as follows:

(i) Participants which furnish Energy for delivery to Hydro-Quebec under the HQ Energy Banking Agreement shall receive from their share of the Energy Banking Fund the amount to which they are entitled for such service in accordance with
Section 14A.9.

(ii) amounts required to be paid to Hydro-Quebec under the HQ Energy Banking Agreement shall be paid from the shares of the Fund of the Participants engaging in transactions under the HQ Energy Banking Agreement for the month in accordance with their respective interests in the transactions for the month. If there is not enough in any such share, the Participants with the deficient shares shall be billed and pay into their shares of the Fund the amounts required for payments to Hydro-Quebec.

(iii) subject to the remaining provisions of this Section, at the end of each month any balance remaining in each Participant's share of the HQ Energy Banking Fund shall (I) in the case of any Participant which is not a participant in the Phase I or Phase II arrangements with Hydro-Quebec, be paid to such Participant, and (II) in the case of any Participant which is a participant in the Phase I or Phase II arrangements with Hydro-Quebec, be paid to the Escrow Agent under the HQ Use Agreement to be held and disbursed by it through the Phase I Savings Fund and Phase II Savings Fund created under the HQ Use Agreement, and shall be allocated between the Participant's share of said Funds as follows:

(A) the balance remaining in the Participant's share of the HQ Energy Banking Fund for the month shall be divided by the number of kilowatthours deemed to be received by the Participant under the HQ Energy Banking Agreement during the month to determine an average savings amount per kilowatthour;

(B) for any hour during the month in which the number of kilowatthours received by NEPOOL under the HQ Energy Banking Agreement exceeded the HQ Phase I Transfer Capability, an amount equal to (a) the Participant's share of the excess of (1) the number of kilowatthours received over (2) the HQ Phase I Transfer Capability times (b) the average savings amount per kilowatthour determined for that Participant under (A) above shall be allocated to the Phase II Savings Fund; and

(C) the remaining balance of the Participant's share of the HQ Energy Banking Fund for the month shall be allocated to the Phase I Savings Fund.

It is recognized that, in view of the time which may elapse between the delivery of Energy to or by Hydro-Quebec in an Energy Banking transaction under the HQ Energy Banking Agreement and the return of the Energy, the amounts of Energy delivered to and received from Hydro-Quebec, after adjustment for losses, may not be in balance at the end of a particular month.

Further, if as of the end of any month and after adjustment for electrical losses, the cumulative amount of Energy so received from Hydro-Quebec exceeds the amount so delivered, the aggregate amount paid by Participants for the excess Energy pursuant to Section 14A.10(b) shall be paid to the Energy Banking Fund. The Escrow Agent under the HQ Use Agreement shall hold and invest these funds. On the return of the excess Energy to Hydro-Quebec, the amount so held by the Escrow Agent shall be repaid to Hydro-Quebec and Participants in accordance with the Energy Banking Agreement.

(c) Phase I HQ Savings Fund. The aggregate amount allocated to each Participant's share of the Phase I HQ Savings Fund for each month shall be used, first, to pay to Hydro-Quebec the amount owed to it for the month for Energy furnished under the Phase I HQ Energy Contract and the HQ Phase I Percentage of the amount owed to it for the month for Energy furnished to the Participants under the HQ Interconnection Agreement. The balance of the amount allocated to the Fund for the month shall be paid to the Escrow Agent under the HQ Use Agreement to be held and disbursed by it through the Phase I HQ Savings Fund created thereunder in accordance with each Participant's contribution to such balance.

(d) Phase II HQ Savings Fund. The aggregate amount allocated to the Phase II HQ Savings Fund for each month shall be used, first, to pay to Hydro-Quebec the amount owed to it for the month for Energy deemed to be furnished to the Participant under the Phase II HQ Firm Energy Contract and the HQ Phase II Percentage of the amount owed to it for the month for Energy deemed to be furnished to the Participants under the HQ Interconnection Agreement. The balance of the amount allocated to the Fund for the month shall be paid to the Escrow Agent under the HQ Use Agreement to be held and disbursed by it through the Phase II HQ Savings Fund created thereunder in accordance with each Participant's contribution to such balance.

14A.16  Marginal Losses.

(a) Marginal Loss Cost. Marginal Loss cost shall be reflected in and recovered through the Marginal Loss Components of Locational Prices. Participants pay for Marginal Loss cost by paying the Locational Price for Energy. Locational Prices shall be calculated in accordance with Section 14A.12 of the Agreement and
Schedule 13 of the Tariff.

(b) Marginal Loss Revenue. To the extent that there is any Marginal Loss Revenue in any settlement period, such revenue shall be collected in a Marginal Loss Revenue Fund and allocated to load-serving entities in proportion to their Net Hourly Load Obligations for Energy in accordance with the Market Rules.

(c) Additional Rules and Procedures. Consistent with this Section 14A.16, the implementation of its provisions shall further be detailed, defined and carried out pursuant to Market Rules.

14A.17  Congestion Cost and Revenues.

(a) Congestion Cost. When Congestion exists, Congestion Cost shall be reflected in and recovered through the Congestion Components of Locational Prices. Participants pay for Congestion Costs by paying the Locational Price for Energy. Locational Prices shall be calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

(b) Congestion Revenue. For each hour of the Dispatch Day in the Day-Ahead and Real-Time Markets, the System Operator shall calculate and collect Congestion Revenue and maintain a Congestion Revenue Fund.

(c) Additional Rules and Procedures. Consistent with this Section 14A.17, the implementation of its provisions shall further be detailed, defined and carried out pursuant to Market Rules.

14A.18  Market Monitoring and Reports.

(a) The System Operator shall complete and circulate to the Participants Committee and post on its Internet website for each month a market monitoring report. The monthly report shall be completed no later than sixty (60) days after the close of the calendar month of market activities covered by the report and shall contain the following information for each Load Zone and Reliability
Region: (a) separately identified Congestion Costs, RMR Uplift and any other amounts that are paid for by Load Zone and/or Reliability Region, (b) the number of Supply Offers from Participants that were not Related Persons of each other and that were capable of meeting the marginal load within the Load Zone and/or Reliability Region to the extent that the number falls below limits prescribed in the Market Rules, (c) the aggregate import limitation to the Load Zone and/or Reliability Region, (d) the existence and a description of internal transmission constraints within the Load Zone and/or Reliability Region and (e), to the extent disclosure can be made consistent with the NEPOOL Information Policy, patterns of behavior that the System Operator has identified in the course of market monitoring that may affect price or other charges that are paid for Energy in the Load Zone and/or Reliability Region in a manner not consistent with the conditions that would prevail in a competitive market. If the System Operator has not commenced or taken corrective action with respect to Supply Offers, Demand Bids, or other behavior inconsistent with the conditions that would prevail in a competitive market identified in one of its monthly reports within thirty (30) days of the issuance of that report, any Participant may commence a complaint proceeding at the Commission to seek remediation of such behavior. The Participant or Participants initiating such a complaint proceeding shall, upon the issuance of a protective order by the Commission covering confidentiality and other relevant matters and subject to the terms of such protective order, be entitled to access to the data underlying the System Operator's conclusions as to behavior inconsistent with conditions that would prevail in a competitive market. The ability to initiate such a complaint proceeding at the Commission shall not prejudice the ability of such complaining Participant or Participants to pursue market power issues in any other forum. Nothing in this section shall preclude any Participant from contesting, in the context of a proceeding involving the issuance of a protective order by the Commission, the disclosure or other release of confidential information.

(b) Studies Related to Congestion. The System Operator shall perform, on an ongoing basis, an evaluation of the effectiveness, efficiency and workability of the each of the main components of the CMS, including, without limitation, the system of Locational Prices and FCRs. Within sixty (60) days after the first anniversary of the CMS/MSS Effective Date, the System Operator shall issue a written report to the Participants Committee at least ten (10) business days prior to a Participants Committee meeting for discussion and shall not further distribute that report publicly until after the Participants Committee meeting. Such report shall contain in detail the System Operator's evaluations, conclusions and recommendations, if any, for changes to the CMS. To the extent practicable, the System Operator shall retain all data necessary to analyze the CMS.

(c) Day-Ahead Market Information Reports. The System Operator shall make available as provided below for the Day-Ahead Market each day in accordance with the Market Rules and in a way that is consistent with the NEPOOL Information Policy the following items, but not limited to:

(i)  Each Participant shall be notified of the following:

(A) The set of accepted Supply Offers for Resources, including Supply Offers at External Nodes, that will define the prices and quantities of the Participant's Supply Obligations for the Dispatch Day with respect to Energy, Operating Reserve, 4-Hour Reserve and AGC for each hour in the Day-Ahead Market. These schedules shall define expected start-up, loading levels, and shut down schedules for the Participant's Resources.

(B) The set of accepted Demand Bids, including Demand Bids at External Nodes, that will define the Participant's Settlement Obligations to pay for a specified quantity of Energy at each specified Location for each hour in the Day-Ahead Market.

(ii) the System Operator shall publish on a daily basis the following information:

(A) Day-Ahead Locational Prices for each hour of the Dispatch Day determined in accordance with Section 14A.12, as well as all non-confidential data and assumptions used by the System Operator to calculate each such price. These prices will include Nodal Prices at all Nodes and External Nodes for Resources, Zonal Prices for each Load Zone, and Hub Prices for each Hub. In posting Locational Prices, the System Operator shall include all components of such prices, including the Nodal Price at the Reference Node, the Marginal Loss Component, and the Congestion Component.

(B) The aggregate quantities of Supply Offers and Demand Bids accepted in each hour of the Day-Ahead Market.

(C) Hourly Clearing Prices and the amounts scheduled in the Day-Ahead Market for Operating Reserves, 4-Hour Reserves, and AGC.

(D) The System Operator's load forecast for each hour of the Dispatch Day compared to accepted Demand Bids.

(E) The projected Net Supply Offer Shortfall Uplift as determined pursuant to
Section 14A.19(a) and RMR Uplift and costs for voltage support for each Reliability Region.

(d) Real-Time Market Information Reports. The System Operator shall publish for the Real-Time Market during the Dispatch Day, in a way that is consistent with the NEPOOL Information Policy the following items, but not limited to:

(i) Real-Time Market Locational Prices, including the Nodal Prices (including External Nodes), Zonal Prices, and Hub Prices, as well as all non- confidential data and assumptions used by the System Operator to calculate each such price. As far in advance of each hour of the Real-Time Market as is feasible, the System Operator shall post its estimate of the Locational Prices for the remainder of the Dispatch Day.

(ii) As far in advance of each hour of the Real-Time Market as is feasible, updates to the load forecast.

(iii) Hourly Clearing Prices and amounts designated in the Real-Time Market for Operating Reserves and AGC.

(iv) Actual loads compared to forecasted load and accepted Demand Bids.

(e) Special Reporting. The System Operator shall publish with the Real-Time Market information the following data concerning emergency purchases and sales and Reserve Contracts entered into pursuant to Section 14A.10:

(i) The hourly price and schedule for Energy under the emergency purchase or sale.

(ii) Prices and quantities at which the Operating Reserve or 4-Hour Reserve are scheduled or designated by the System Operator for the hour pursuant to Reserve Contracts.

14A.19  Additional Uplift Charges.

(a) Net Supply Offer Shortfall Uplift. It is anticipated that a generating unit may be scheduled by the System Operator in the Day-Ahead Market for all or part of a day when the Supply Offer Costs (as defined below) exceed the aggregate revenues received pursuant to this Section 14A for the generating unit from all Day-Ahead Markets. A Net Supply Offer Shortfall Uplift shall be calculated as provided in this Section 14A.19 to provide for payment of this shortfall to the affected generator and allocation of such difference. Except as provided below, each generating unit scheduled by the System Operator in the Day-Ahead Market shall be entitled to receive its Supply Offer Costs, provided that the foregoing evaluation shall be made only on an aggregate basis for the total hours scheduled to supply Energy, Operating Reserves, 4-Hour Reserves, and/or AGC in the Dispatch Day and not on an individual hour-by-hour basis, and shall be made only on a single Day-Ahead Market basis, so that, for example, the net shortfall for a unit scheduled for a particular Dispatch Day shall be entitled to this treatment only for the hours in that first Dispatch Day in that Day-Ahead Market even if the unit's minimum run time extends beyond the Dispatch Day. Any shortfall between Supply Offer Costs and aggregate market revenues in the subsequent period during uninterrupted operation of the Resource for hours that extend beyond the satisfaction of the Resource's minimum run time, will be addressed through the Net Supply Offer Shortfall Uplift determined for that Dispatch Day. Cost responsibility for this difference shall be allocated among Participants in accordance with subsection (c) of this Section 14A.19 for those hours in which the generating unit is scheduled to provide service during the Dispatch Day, with the allocation among such hours determined in accordance with applicable Market Rules.

For purposes of this Section 14A.19, "Supply Offer Costs" for a generating unit shall mean the aggregate of the Start-Up Price, if applicable, plus the summation for the Dispatch Day of the No Load Price in each applicable hour and the product in each applicable hour of the applicable Supply Offer Prices and the amounts of Energy, Operating Reserve, 4-Hour Reserve and AGC scheduled from the unit in the Day-Ahead Market.

The Net Supply Offer Shortfall Uplift is calculated as the Supply Offer Costs of a generating unit minus the aggregate revenues received by a Participant for the amounts of Energy, Operating Reserve, 4-Hour Reserve and AGC scheduled from the unit in the Day-Ahead Market for that Dispatch Day.

A Participant with an Entitlement in a generating unit that is Self-Scheduled in the Day-Ahead Market shall only be entitled to receive payment of a Net Supply Offer Shortfall Uplift associated with the unit during hours that the unit is not Self-Scheduled. The calculation of Net Supply Offer Shortfall Uplift for a Self Scheduled unit shall exclude No-Load costs for the hours the unit is Self-Scheduled and include revenues associated with the difference between the applicable Clearing Price and Supply Offer Price for the service from the unit beyond the Self-Scheduled service. If the System Operator schedules a generating unit to start-up and operate in the hours immediately prior to, and/or continue operation for a period beyond, the hours for which the unit was Self-Scheduled in the Day-Ahead Market, the Start-Up Price shall not be included in Supply Offer Costs for the purpose of determining whether the generating unit is entitled to receive a Net Supply Offer Shortfall Uplift for the hours of the Dispatch Day for which the unit was not Self-Scheduled.

(i) Real-Time Uplift. There may be circumstances where the Real-Time Nodal Price for Energy paid to a generating unit in the Real-Time Market is less than the Real-Time Supply Offer Price for the generating unit. These circumstances may be caused by the time-weighted averaging calculation of the Real-Time Market Nodal Prices or as a result of the System Operator dispatching certain fast response generating units within an hour in response to anticipated system conditions in that hour. In such circumstances, the generating unit shall receive a Real-Time Uplift equal to the difference between the Real-Time Nodal Price and the corresponding Supply Offer Price for those megawatthours produced at the higher Supply Offer Price but only to the extent those megawatthours were produced pursuant to the dispatch instructions of the System Operator as described in the Market Rules.

(ii) Allocation of Net Supply Offer Shortfall Uplift. Where payment is due to a Participant under Section 14A.19(a), the aggregate amount of such payments shall be recovered from Participants, including the Participant to which such payment is made, as an uplift charge to be paid in accordance with this Section 14A.19(c).

Net Supply Offer Shortfall Uplift will first be allocated among the Energy market and the three Operating Reserve Markets based on cost causation principles in accordance with applicable Market Rules. Net Supply Offer Shortfall Uplift will be allocated to specific markets to the extent that the benefit of incurring the uplift is recognized in that market because incurring the uplift relieved an otherwise binding constraint affecting the Clearing Price in that market. To the extent that incurrance of the uplift benefits more than one market such uplift will be allocated pro rata to all four markets in accordance with the aggregate Settlemen

Obligations (in dollars) in the Energy and Operating Reserve markets adjusted as specified in the Market Rules.

Charges for Net Supply Offer Shortfall Uplift allocated to the Day-Ahead Energy Market ("Regional Energy Uplift") shall be determined for each hour and paid by each Participant in accordance with the following formula:

(EQUATION)

in which

DACH is the amount to be paid by the Participant pursuant to this Section 14A.19(c) provided that if this amount is negative the Participant shall neither pay nor receive credit for such amount.

UCa is the sum for the hour of uplift payments to generators made pursuant to
Section 14A.19(a) in the Day-Ahead Market.

XDAi is the Settlement Obligation for Energy of the Participant for the hour in the Day-Ahead Market adjusted for Bilateral Transactions as to which both the buyer(s) and the seller(s) elect or have elected to transfer Regional Energy Uplift obligations in the Day-Ahead Market with respect to any Bilateral Transaction in accordance with the Market Rules.

XDA is the aggregate Settlement Obligation for Energy of all Participants for the hour in the Day-Ahead Market adjusted for Bilateral Transactions as to which both the buyer(s) and the seller(s) elect or have elected to transfer Regional Energy Uplift obligations in the Day-Ahead Market with respect to any Bilateral Transactions in accordance with the Market Rules.

SSDAi is the amount of the Participant's Self-Supply of its Day-Ahead Settlement Obligation for Energy that is actually supplied in the Real-Time Market from the Self-Scheduled Resources of the Participant.

SSDA is the aggregate of Participants' Self-Supply of their Day-Ahead Settlement Obligations for Energy that are supplied in the Real-Time Market from the Self-Scheduled Resources of those Participants.

Charges for Net Supply Offer Shortfall Uplift allocated to each Operating Reserve Market ("Regional Operating Reserve Uplift") shall be determined for each hour and paid by each Participant in accordance with an equivalent calculation to that specified for the Energy Market, as follows. The calculation for each Operating Reserve Market will be specified in the Market Rules and will be based on the Settlement Obligation for the relevant category of Operating Reserve after accounting for those Bilateral Transactions described in the definitions of XDAi and XDA above with respect to the relevant category of Operating Reserve.

(iii) Allocation of Real-Time Uplift. Where payment is due to a Participant under Section 14A.19(b), the aggregate amount of such payments shall be recovered from Participants, including the Participant to which such payment is made, as an uplift charge to be paid in accordance with this Section 14A.19(d).

Charges for Real-Time Uplift allocated to Participants in the Real-Time Energy Market ("Real-Time Energy Uplift") shall be determined for each hour and paid by each Participant in accordance with the following formula:

(EQUATION)

in which

RTCH is the amount to be paid by the Participant pursuant to this Section 14A.19(d) provided that if this amount is negative the Participant shall neither pay nor receive credit for such amount.

UCb is the sum for the hour of uplift payments to generators made pursuant to
Section 14A.19(b) in the Real-Time Market.

XRTi is the Settlement Obligation for Energy of the Participant for the hour in the Real-Time Market adjusted for Bilateral Transactions as to which both the buyer(s) and the seller(s) elect or have elected to transfer Real-Time Energy Uplift obligations in the Real-Time Market with respect any Bilateral Transaction in accordance with the Market Rules.

XRT is the aggregate Settlement Obligation for Energy of all Participants for the hour in the Real-Time Market adjusted for Bilateral Transactions as to which both the buyer(s) and the seller(s) elect or have elected to transfer Real-Time Energy Uplift obligations in the Real-Time Market with respect to any Bilateral Transactions in accordance with the Market Rules.

SSRTi is the amount of the Participant's Self-Supply of its Real-Time Settlement Obligation for Energy that is actually supplied in the Real-Time Market from the Self-Scheduled Resources of the Participant.

SSRT is the aggregate of Participants' Self-Supply of their Real-Time Settlement Obligations for Energy that are supplied in the Real-Time Market from the Self-Scheduled Resources of those Participants.

(iv) Uplift Allocation And Pre-Existing Contracts. With respect to any Bilateral Transaction entered into prior to September 26, 2000 (the "Effective Date"), the allocation of Regional Energy Uplift cost responsibility, Regional Operating Reserve Uplift cost responsibility and Real-Time Energy Uplift cost responsibility provided for in Sections 14A.19(c) and 14A.19(d) shall not alter the obligations of either the buyer or seller under such Bilateral Transaction as of the date immediately prior to the Effective Date without the agreement of both the buyer and seller.

(v) RMR Uplift. It is also anticipated that it may be necessary from time to time to schedule a Participant's generating unit or Dispatchable Load to provide Operating Reserve in one or more hours at prices for Operating Reserve that exceed the applicable Clearing Price for that Operating Reserve service in the Day-Ahead Market in order to satisfy locational Operating Reserve requirements in a particular Reliability Region or Reliability Regions in accordance with applicable Market Rules. When this occurs the Participant providing such service shall be entitled to receive for the Dispatch Day the aggregate of the applicable Supply Offer Prices for Operating Reserve to provide the requested Operating Reserve service for all of the scheduled hours in the Dispatch Day. This comparison of Supply Offer Price against Clearing Price for the applicable Operating Reserve products shall be made on an aggregate basis for all hours scheduled in the Day-Ahead Market for that Dispatch Day, and not on an individual hour-by-hour basis.

Where payment is made to a Participant under these circumstances, the amount by which the payment to the Participant exceeds the amount that would be paid if the Participant had only received the applicable Day-Ahead Market Operating Reserve Clearing Prices for the scheduled service during the hours in question shall be recovered as RMR Uplift from Participants which are obligated to pay under the Settlement Obligations for Operating Reserve associated with load in the affected Reliability Region or Reliability Regions for the hours during which the service is scheduled in the Dispatch Day.

Except as provided below, RMR Uplift shall be paid by each Participant for each hour in accordance with the following formula:

(EQUATION)

in which

CHd is the amount to be paid by a Participant pursuant to this Section 14A.19(f) for RMR Uplift for the affected Reliability Region(s).

UCd is the aggregate RMR Uplift payments to Participants for the hour for out of merit services for the affected Reliability Region(s) to be allocated and paid pursuant to this Section 14A.19(f).

Eli is the number of kilowatthours of Electrical Load of the Participant for the hour in the affected Reliability Region(s).

ELRR is the aggregate number of kilowatthours of Electrical Load of all Participants for the hour in the affected Reliability Region(s).

ADJRR is the total uplift charge adjustment for the Participant required to reflect Operating Reserve that the Participant has Self-Supplied and all Bilateral Transactions entered into by the Participant for the transfer of Settlement Obligations for Operating Reserve pursuant to Section 14A.1(c) for the hours to the extent that each Bilateral Transaction is not reflected in the Participant's Electrical Load for the hour. The adjustment for each Bilateral Transaction shall equal the pro rata portion of the transferring Participant's Operating Reserve Settlement Obligations covered by such Bilateral Transaction. The adjustment shall be negative for all Bilateral Transactions under which the Participant transfers its Settlement Obligations for Operating Reserve to another Participant; the adjustment shall be positive for all Bilateral Transactions under which the Participant assumes the Settlement Obligations for Operating Reserve of another Participant.

Notwithstanding the foregoing, the first six million dollars ($6,000,000) of the RMR Uplift under this Section 14A.19(f) shall be allocated for each hour among and paid by all Participants which have Settlement Obligations for Operating Reserve for the hour in accordance with the formula in Section 14A.1(c) for each of the following two periods:

(i)  the twelve-month period commencing on the CMS/MSS  Effective Date; and

(ii) the period commencing on the first anniversary of the CMS/MSS Effective Date and ending on December 31, 2004.

Any such RMR Uplift in excess of six million dollars ($6,000,000) with respect to either period shall be allocated among and paid by the Participants with Settlement Obligations for Operating Reserve associated with load in the affected Reliability Region(s) in accordance with the formula of this Section 14A.19(f).

[Next Sheet is 199]



                                    PART FOUR
                             TRANSMISSION PROVISIONS

                                   SECTION 15
                      OPERATION OF TRANSMISSION FACILITIES

15.16 Definition of PTF. PTF or pool transmission facilities are the transmission facilities owned by Participants rated 69 kV or above required to allow energy from significant power sources to move freely on the New England transmission network, and include:

1. All transmission lines and associated facilities owned by Participants rated 69 kV and above, except for lines and associated facilities that contribute little or no parallel capability to the NEPOOL Transmission System (as defined in the Tariff). The following do not constitute PTF:

(a) Those lines and associated facilities which are required to serve local load only.

(b) Generator leads, which are defined as radial transmission from a generation bus to the nearest point on the NEPOOL Transmission System.

(c)  Lines that are normally operated open.

2. Parallel linkages in network stations owned by Participants (including substation facilities such as transformers, circuit breakers and associated equipment) interconnecting the lines which constitute PTF.

3. If a Participant with significant generation in its transmission and distribution system (initially 25 MW) is connected to the New England network and none of the transmission facilities owned by the Participant qualify to be included in PTF as defined in (1) and (2) above, then such Participant's connection to PTF will constitute PTF if both of the following requirements are met for this connection:

(a)  The connection is rated 69 kV or above.

(b) The connection is the principal transmission link between the Participant and the remainder of the New England PTF network.

4. Rights of way and land owned by Participants required for the installation of facilities which constitute PTF under (1), (2) or (3) above. The Reliability Committee shall review at least annually the status of transmission lines and related facilities and determine whether such facilities constitute PTF and shall prepare and keep current a schedule or catalogue of PTF facilities.

The following examples indicate the intent of the above definitions:

(i)  Radial tap lines to local load are excluded.

(ii) Lines which loop, from two geographically separate points on the NEPOOL Transmission System, the supply to a load bus from the NEPOOL Transmission System are included.

(iii) Lines which loop, from two geographically separate points on the NEPOOL Transmission System, the connections between a generator bus and the NEPOOL Transmission System are included.

(iv) Radial connections or connections from a generating station to a single substation or switching station on the NEPOOL Transmission System are excluded, unless the requirements of paragraph (3) above are met.

Transmission facilities owned by a Related Person of a Participant which are rated 69 kV or above and are required to allow Energy from significant power sources to move freely on the New England transmission network shall also constitute PTF provided (i) such Related Person files with the Secretary of the Participants Committee its consent to such treatment; and (ii) the Participants Committee determines that treatment of the facility as PTF will facilitate accomplishment of NEPOOL's objectives. If a facility constitutes PTF pursuant to this paragraph, it shall be treated as "owned" by a Participant for purposes of the Tariff and the other provisions of Part Four of the Agreement.

15.17 Maintenance and Operation in Accordance with Accepted Electric Industry Practice. Each Participant which owns or operates PTF or other transmission facilities rated 69 kV or above shall, to the fullest extent practicable, cause all such transmission facilities owned or operated by it to be designed, constructed, maintained and operated in accordance with Accepted Electric Industry Practice.

15.18 Central Dispatch. Each Participant which owns or operates PTF or other transmission facilities rated 69 kV or above shall, to the fullest extent practicable, subject all such transmission facilities owned or operated by it to central dispatch by the System Operator; provided, however, that each Participant shall at all times be the sole judge as to whether or not and to what extent safety requires that at any time any of such facilities will be operated at less than their full capability or not at all.

15.19 Maintenance and Repair. Each Participant shall, to the fullest extent practicable: (a) cause transmission facilities owned or operated by it to be withdrawn from operation for maintenance and repair only in accordance with maintenance schedules reported to and published by the System Operator in accordance with procedures approved or established by the Tariff Committee from time to time, (b) restore such facilities to good operating condition with reasonable promptness, and (c) in emergency situations, accelerate maintenance and repair at the reasonable request of the System Operator in accordance with rules approved by the Tariff Committee.

15.20 Additions to or Upgrades of PTF. The possible need for an addition to or upgrade of PTF may be identified in connection with the planning process of
Section 51 of the Tariff, an application or request for service under the Tariff, or a request for the installation of or material change to a generation or transmission facility, or may be separately identified by a NEPOOL committee, a Participant or the System Operator. In such cases, a study, if necessary, to assess available transmission capacity and, if necessary, a System Impact Study and a Facility Study, shall be performed by the affected Participant(s) in whose Local Network(s) the addition or upgrade would or might be effected or their designee(s), or the Reliability Committee and/or the System Operator, in the case of a System Impact Study, or the Committee's or the System Operator's designee(s), with review of the study by the System Operator if it does not perform the study. Studies to assess available transmission capacity and System Impact Studies and Facilities Studies shall be conducted, as appropriate, in accordance with the affected Participant's Local Network Service Tariff, or in accordance with the applicable methodology specified in Attachments C and D to the Tariff, and the provisions of the Local Network Service Tariff or the applicable provisions of Attachments I and J to the Tariff shall apply, as appropriate, with respect to the payment of the costs of the study and the other matters covered thereby.

Responsibility for the costs of new PTF or any modification or other upgrade of PTF shall be determined, to the extent applicable, in accordance with Parts V and VI and Schedules 11 and 12 of the Tariff, including without limitation the provisions relating to responsibility for the costs of new PTF or modifications or other upgrades to PTF exceeding regional system, regulatory or other public requirements set forth in Section (3)(b) of Schedule 11 to the Tariff and
Schedule 12 of the Tariff

Sheet 206 is intentionally blank.



                                   SECTION 16
                              SERVICE UNDER TARIFF

16.1 Effect of Tariff. The Tariff specifies the terms and conditions under which the Participants will provide regional transmission service through NEPOOL. This
Section 16 specifies various rights and obligations with respect to the revenues to be collected by NEPOOL for the Participants under the Tariff and related matters.

16.2 Obligation to Provide Regional Service. The Participants which own PTF shall collectively provide through NEPOOL regional transmission service over their PTF facilities, and the facilities of their Related Persons which constitute PTF in accordance with Section 15.1, to other Participants and other Eligible Customers pursuant to the Tariff. The Tariff provides open access for all of the types of regional transmission service required by Participants and other Eligible Customers over PTF and it is intended to be the only source of such service, except for service provided for Excepted Transactions.

16.3 Obligation to Provide Local Network Service. Each Participant which owns transmission facilities other than PTF shall provide service over such facilities to other Participants or other Eligible Customers connected to the Transmission Provider's transmission system pursuant to a tariff (a "Local Network Service Tariff") filed by the Transmission Provider with the Commission. A Participant is also obligated to provide service under its Local Network Service Tariff or otherwise (i) to permit a Participant or other Entity with an Entitlement in a generating unit in the Participant's local network to deliver the output of the generating unit to an interconnection point on PTF and (ii) to permit the delivery to an Eligible Customer taking Internal Point-to-Point Service under the Tariff of the Energy and/or capacity covered by its Completed Application for that Internal Point-to-Point Service.

A Local Network Service Tariff shall provide:

(i) for a pro rata allocation of monthly revenue requirements not otherwise paid for through charges to Eligible Customers for Local Point-to-Point Service among the Transmission Provider's Network Customers receiving service under the tariff on the basis of their loads during the hour in the month in which the total connected load to the Local Network is at its maximum, without any adjustment for credits for generation;

(ii) for the recovery under the Local Network Service Tariff from Eligible Customers taking Regional Network Service and Internal Point-to-Point Service of that portion of the Transmission Provider's annual transmission revenue requirements with respect to PTF which is not recovered through the distribution of revenues from Regional Network Service or Internal Point-to- Point Service pursuant to Section 16.6;

(iii) that where all or a part of the load of a Participant or other Eligible Customers taking service under the tariff is connected directly to PTF, the Participant or other Eligible Customers receiving the service shall pay each Year during the Transition Period for such service with respect to the load directly connected to PTF the percentage specified in the schedule below of the applicable Local Network Service Tariff charge for service across non-PTF transmission facilities and shall have no obligation to pay charges for service across non-PTF transmission facilities with respect to that portion of the connected load after the Transition Period, but shall continue to pay its share of any other Local Network Service costs directly associated with the PTF-connected load; provided that in the event of any inconsistency between the foregoing provisions and the terms of any Excepted Transaction which is listed in Attachment G-1 to the Tariff, the Excepted Transaction shall control:

            Year One   Year Two   Year Three   Year Four   Years Five and Six

% of charge
to be paid    100%      80%         60%          40%            20%

(iv) that if the Transmission Provider receives a distribution pursuant to
Section 16.6 from NEPOOL out of revenues paid for Through or Out Service, the amounts received shall reduce its Local Network Service revenue requirements; and

(v) that if the Transmission Provider receives transmission revenues from an Eligible Customer taking Local Network Service from that Transmission Provider with respect to an Excepted Transaction, the amounts received shall reduce the amount due from such Eligible Customer connected to the Transmission Provider's transmission system for Local Network Service provided thereto by the Transmission Provider rather than reducing the

Transmission Provider's total cost of service, except that any reductions to the amount due from Eligible Customers for Excepted Transactions identified in
Section 25(1) and (2) of the Tariff shall be made only for service rendered through February 28, 1999, and such reductions shall cease and shall be replaced thereafter in their entirety with the credits under the NEPOOL Tariff, provided in accordance with Sections 25A and 25B of the Tariff.

16.4 Transmission Service Availability. The availability of transmission capacity to provide transmission service under the Tariff shall be determined in accordance with the Tariff. In determining the availability of transmission capacity, existing committed uses of the Participants' transmission facilities shall include uses for existing firm loads and reasonably forecasted changes in such loads, and for Excepted Transactions.

16.5 Transmission Information. Information concerning (i) available transmission capacity, (ii) transmission rates and (iii) system conditions that may give rise to Interruptions or Curtailments shall be made available to all Participants and Non-Participants through the OASIS on a timely and non-discriminatory basis. All Participants owning PTF or other transmission facilities rated 69 kV or higher shall make available to the System Operator the information required to permit the maintenance of the OASIS in compliance with Commission Order 889 and any other applicable Commission orders; provided that no Participant shall be required to furnish information which is required to be treated as confidential in accordance with NEPOOL policy without appropriate arrangements to protect the confidentiality of such information.

16.6 Distribution of Transmission Revenues. Payments required by the Tariff for the use of the NEPOOL Transmission System shall be made to NEPOOL and shall be distributed by it in accordance with this Section 16.6.

A. Regional Network Service Revenues. Revenues received by NEPOOL for providing Regional Network Service each month during the Transition Period shall be distributed to those Participants owning PTF or those load-serving Participants supporting PTF which are obligated to take and pay for Regional Network Service and/or Internal Point-to-Point Service in accordance with the Tariff, in part on the basis of allocated flows for the region as determined in accordance with the methodology specified in Attachment A to this Agreement and in part in proportion to the respective Annual Transmission Revenue Requirements for PTF of such owners and supporters, in accordance with the following Schedule:

             Year One  Year Two  Year Three  Year Four  Year Five   Year Six

Allocated
Flows:         25%       20%        15%        10%         5%        2.5%
Annual
Transmission

Revenue
Requirements: 75%       80%         85%       90%         95%       97.5%

Revenues received by NEPOOL for providing Regional Network Service each month after the Transition Period shall be distributed to the Participants owning or supporting PTF in proportion to their respective Annual Transmission Revenue Requirements for PTF.

B. Through or Out Service Revenues. The revenues received by NEPOOL each month for providing Through or Out Service shall be distributed among the Participants owning PTF on the basis of allocated flows for the transaction determined in accordance with the methodology specified in Attachment A to this Agreement; provided that for service provided during the Transition Period but not thereafter, for an "Out" transaction which originates on the system of a Participant which owns the PTF interconnection facilities on the New England side of the interface with the other Control Area over which the transaction is delivered, 100% of the megawatt mile flows with respect to the transaction shall be deemed to occur on such Participant's system.

C. Internal Point-to-Point Service Revenues. The revenues received by NEPOOL each month for providing Internal Point-to-Point Service shall be distributed among those load-serving Participants owning or supporting PTF which are obligated to take and pay for Regional Network Service and/or Internal Point-to-Point Service in accordance with the Tariff, in proportion to their respective Annual Transmission Revenue Requirements for PTF under Attachment F to the Tariff.

D. Ancillary Service Payments. The revenues received by NEPOOL pursuant to
Schedule 1 to the Tariff (scheduling, system control and dispatch service) will be used to reimburse NEPOOL, the System Operator (if the System Operator does not receive revenues for that service under a separate tariff) and Participants for the costs which are reflected in the charges for such service. The revenues received by NEPOOL pursuant to Schedules 2-7 to the Tariff shall be distributed prior to the Second Effective Date in accordance with the continuing provisions of the Prior NEPOOL Agreement and the rules adopted thereunder, and shall be distributed on or after the Second Effective Date in accordance with Section 14.

E. Congestion Payments. Any congestion uplift charge received as a payment for transmission service pursuant to Section 24 of the Tariff for any hour shall be applied in accordance with Section 14.5(a) in payment for Energy service.

[Next Sheet is 216]


                                   SECTION 17
                            POOL-PLANNED UNIT SERVICE

17.1 Effective Period. The provisions contained in this Section 17 shall continue in effect for the period to and including February 28, 2001, and shall be of no effect after that date.

17.2 Obligation to Provide Service. Until February 28, 2001, each Participant shall provide service over its PTF facilities under this Section 17 rather than under the Tariff, for the following purposes:

(a) the transfer to a Participant's system of its ownership interest or its Unit Contract Entitlement under a contract entered into by it before November 1, 1996 in a Pool-Planned Unit which is off its system;

(b) the transfer to a Participant's system of its Entitlement in a purchase under a contract entered into by it before November 1, 1996 (including a purchase under the HQ Phase II Firm Energy Contract) from Hydro-Quebec where the line over which the transfer is made into New England is the HQ Interconnection; and

(c) the transfer to a Non-Participant of its Entitlement in a Pool-Planned Unit pursuant to an arrangement which has been approved prior to November 1, 1996 by the Participants Committee.

17.3 Rules for Determination of Facilities Covered by Particular Transactions. It is anticipated that it may be necessary with respect to a particular transmission use under subsection (a), (b) or (c) of Section 17.2 to determine whether the transaction is effected entirely over PTF, entirely over facilities that are not PTF, or partially over each.

The following rules shall be controlling in the determination of the facilities required to effect the use:

(a) To the extent that EHV PTF is available to effect the transaction, over all or part of the distance to be covered, the use shall be deemed to be effected on such EHV PTF over such portion of the distance to be covered.

(b) To the extent that EHV PTF is not available for the entire distance to be covered by the use, but Lower Voltage PTF is available to cover all or part of the distance not covered by EHV PTF, the transaction shall be deemed to be effected on such Lower Voltage PTF.

If a Participant has ownership or contractual rights with respect to an Excepted Transaction which are independent of this Agreement and the Tariff and are adequate to provide for a transfer of the types specified in subsections 17.2(a), (b) or (c), and such rights are not limited to the transfer in question, the transfer shall be deemed to have been effected pursuant to such rights and not pursuant to the provisions of this Agreement. A copy of each instrument establishing such rights, or an opinion of counsel describing and authenticating such rights, shall be filed with the Secretary of the Participants Committee.

17.4  Payments for Uses of EHV PTF During the Transition Period.

(a) Each Participant shall pay each month for its uses of EHV PTF for transfers of Entitlements pursuant to subsections (a) or (b) of Section 17.2, one-twelfth of the NEPOOL EHV PTF Participant Summer or Winter Wheeling Rate in effect for the calendar year ending December 31, 1996, as determined in accordance with the Prior NEPOOL Agreement, for each Kilowatt of its current Entitlements which qualify for transfer pursuant to subsections (a) or (b) of Section 17.2, except as otherwise provided in Section 17.3; provided that such payment shall be required with respect to only one-half the Kilowatts covered by a NEPOOL Exchange Arrangement (as hereinafter defined).

Each Participant which is a party to the HQ Phase II Firm Energy Contract (other than a Participant (i) whose system is directly interconnected to the HQ Interconnection or (ii) which has contractual rights independent of this Agreement and the Tariff which give it direct access to the HQ Interconnection and which are not limited to transfers of Energy delivered over the HQ Interconnection) shall also pay each month for the use of EHV PTF for deliveries under the Phase II Firm Energy Contract during the Base Term of the HQ Phase II Firm Energy Contract, one-twelfth of the NEPOOL EHV PTF Participant Summer or Winter Wheeling Rate in effect for the calendar year ending December 31, 1996, as determined in accordance with the Prior NEPOOL Agreement, for each Kilowatt of its HQ Phase II Net Transfer Responsibility for the month. If, and to the extent that, such Responsibility continues for any period by which the term of said Contract extends beyond the Base Term, each such Participant shall continue to pay the above rate during the extension period with respect to its continuing Responsibility. A Participant shall not be deemed to be directly interconnected to the HQ Interconnection for purposes of this paragraph solely because of its participation in arrangements for the support and/or use of PTF facilities installed or modified to effect reinforcements of the New England AC transmission system required in connection with the HQ Interconnection. A copy of each contract establishing rights independent of this Agreement and the Tariff which provides direct access to the HQ Interconnection, or an opinion of counsel describing and authenticating such rights, shall be filed with the Secretary of the Participants Committee.

The NEPOOL EHV PTF Participant Summer Wheeling Rate for any calendar year shall be applicable to the months in the Summer Period.

The NEPOOL EHV PTF Participant Winter Wheeling Rate for any calendar year shall be applicable to the months in the Winter Period.

A NEPOOL Exchange Arrangement is one entered into by two Participants each of which has an ownership interest in a Pool-Planned Unit on its own system pursuant to which each sells out of its ownership interest, a Unit Contract Entitlement to the other for a period of time which is, in whole or part, the same for both sales. Such an arrangement shall constitute a NEPOOL Exchange Arrangement even though the beginning and ending dates of the two Unit Contract sale periods are different, but only for the period for which both sales are in effect. If for any period the number of Kilowatts covered by the two Unit Contract Entitlements of a NEPOOL Exchange Agreement are not the same, the portion of the larger Entitlement which exceeds the amount of the smaller Entitlement shall not be deemed to be covered by such NEPOOL Exchange Arrangement for purposes of this Section 17.4.

(b) Each Participant shall pay each month for its use of EHV PTF for a transfer of an Entitlement in a Pool-Planned Unit to a Non-Participant pursuant to
Section 17.2(c) such charge as is fixed by the Participants Committee at the time of its approval of the sale, and filed with the Commission.

(c) Fifty percent of all amounts required to be paid with respect to transfers by a Participant pursuant to subsection (a) or (b) of Section 17.2 shall be paid to a pool transmission fund and distributed monthly among the Participants in proportion to the respective amounts of their costs with respect to EHV PTF for the calendar year 1996 as determined in accordance with the Prior NEPOOL Agreement.

(d) The remaining 50% of all amounts required to be paid with respect to transfers by a Participant pursuant to subsections (a) or (b) of Section 17.2 shall be paid to, and retained by, the Participant on whose system the transfer originates, or in the event the EHV PTF system of such Participant is supported in part by other Participants, then to the Participant on whose system the transfer originates and such other Participants in proportion to the respective shares of the costs of such EHV PTF system borne by each of them or in such other manner as the Participants involved may jointly direct; provided that the Participant on whose system the transfer originates shall have the right to waive such 50% payment in whole or part as to a particular transfer except that no such waiver may adversely affect the payments to any other Participant which is supporting in part the originating system's EHV PTF system.

17.5 Payments for Uses of Lower Voltage PTF. Each Participant which uses another Participant's Lower Voltage PTF pursuant to this Section 17 shall pay each month to the owner of such Lower Voltage PTF (1) for each Kilowatt of its use of such Lower Voltage PTF for transfer of Entitlements pursuant to Subsections 17.2(a),
(b) or (c) during the month, and (2) during the Base Term of the HQ Phase II Firm Energy Contract (and during any extension of the term of said Contract if and to the extent its HQ Phase II Net Transfer Responsibility continues during the extension period) for each Kilowatt of its HQ Phase II Net Transfer Responsibility for the month, the owner's Lower Voltage PTF Winter Wheeling Rate or Summer Wheeling Rate for the 1996 calendar year, as determined in accordance with the Prior NEPOOL Agreement; except that the requirements for such payments shall terminate on March 1, 1999 for Participants receiving network service under both the Tariff and applicable Local Network Service Tariff.

17.6 Use of Other Transmission Facilities by Participants. For the period to and including February 28, 1999, each Participant which has no direct connection between its system and PTF shall be entitled to use the non-PTF transmission facilities of any other Participant required to reach its system for any of the purposes for which PTF may be used under Section 17.2. Such use shall be effected, and payment made, in accordance with the other Participant's filed open access tariff.

17.7 Limits on Individual Transmission Charges. Any charges for transmission service pursuant to this Section 17 by any Participant to another Participant shall be just, reasonable and not unduly discriminatory or preferential. No provision of this Section 17 shall be construed to waive the right of any Participant to seek review of any charge, term or condition applicable to such transmission service by another Participant by the Commission or any other regulatory authority having jurisdiction of the transaction.

[Next Sheet is 225]



                             SECTION 17A
                       TRANSMISSION OWNERS RESERVED RIGHTS

Notwithstanding any other provision of this Agreement, or any other agreement or amendment made in connection with the restructuring of NEPOOL, each Transmission Owner shall retain all of the rights set forth in this Section 17A; provided, however, that such rights shall be exercised in a manner consistent with the Transmission Owner's rights and obligations under the Federal Power Act and the Commission's rules and regulations thereunder.

17A.1 Each Transmission Owner shall have the right at any time unilaterally to file pursuant to Section 205 of the Federal Power Act to change the revenue requirements underlying its component of the rates for service under the NEPOOL Tariff and the transmission-related provisions of this Agreement.

17A.2 Nothing in this Agreement shall restrict any rights, to the extent such rights exist: (a) of Transmission Owners that are parties to a merger, acquisition or other restructuring transaction to make a filing under Section 205 of the Federal Power Act with respect to the reallocation or redistribution of revenues among such Transmission Owners; or (b) of any Transmission Owner to terminate its participation in NEPOOL pursuant to Section 21.2 of this Agreement, notwithstanding any effect its withdrawal from NEPOOL may have on the distribution of transmission revenues among other Transmission Owners. Further, nothing in this Agreement shall be interpreted to permit the adoption of a rate design change that is inconsistent with any settlement under the Tariff accepted by the Commission without the consent of all signatories to the settlement.

17A.3 Each Transmission Owner retains all rights that it otherwise has incident to its ownership of its assets, including, without limitation, its PTF and non-PTF, including the right to build, acquire, sell, merge, dispose of, retire, use as security, or otherwise transfer or convey all or any part of its assets, including, without limitation, the right, individually or collectively, to amend or terminate the Transmission Owner's relationship with the ISO in connection with the creation of an alternative arrangement for the ownership and/or operation of its transmission facilities on an unbundled basis (e.g., a transmission company), subject to necessary regulatory approvals and to any approvals required under applicable provisions of this Agreement. This section is not intended to reduce or limit any other rights of a Transmission Owner as a signatory to this Agreement.

17A.4 The obligation of any Transmission Owner to expand or modify its transmission facilities in accordance with the Tariff shall be subject to the Transmission Owners' right to recover, pursuant to appropriate financial arrangements contained in Commission-accepted tariffs or agreements, all reasonably incurred costs, plus a reasonable return on investment, associated with constructing and owning or financing such expansions or modifications to its facilities.

17A.5 Each Transmission Owner shall have the right to adopt and implement procedures it deems necessary to protect its electric facilities from physical damage or to prevent injury or damage to persons or property.

17A.6 Each Transmission Owner retains the right to take whatever actions it deems necessary to fulfill its obligations under local, state or federal law.

17A.7 In addition to having the rights reserved under other provisions of this
Section 17A, all Participants retain the right to take any position before the Commission, and any appellate court with jurisdiction to review a Commission determination, or to seek a determination by the Commission, regarding whether, and the extent to which, the Transmission Owners may retain the exclusive right to make unilateral filings under Section 205 of the Federal Power Act to amend the Tariff and the transmission related provisions of this Agreement. If and to the extent the Commission rules that the Transmission Owners do not retain such rights, then any such amendment that is not subject to any of Section 17A.1 through 17A.6 may be filed with the Commission only upon the approval by the Participants Committee of the amendment under Section 6.11, including Section 6.11(d). If and to the extent the Commission rules that the Transmission Owners do retain such rights, then the Transmission Owners, acting through the Transmission Owners Committee, shall have the exclusive right to make unilateral filings under Section 205 of the Federal Power Act to amend the Tariff and the transmission-related provisions of this Agreement, other than filings subject to Sections 17A.1 or 17A.2.

17A.8 (a) Notwithstanding anything to the contrary in this Agreement, the rights of each Participant under the Federal Power Act shall be preserved.

(a) Any dispute over whether a matter falls within the scope of any of the rights reserved under this Section 17A will be subject to resolution pursuant to
Section 11.A.

(b) No amendment to any provision of this Section 17A or Section 11B may be adopted without the agreement of the Transmission Owners specified in Section 11B.

(c) Any agreement entered into between NEPOOL and a System Operator shall require the System Operator to respect the rights reserved under this Section 17A.

[Next Sheet is 230]




                                    PART FIVE
                                     GENERAL

                                   SECTION 18
                    GENERATION AND TRANSMISSION FACILITIES

18.8 Designation of Pool-Planned Facilities. At the request of a Participant, the Participants Committee shall designate as "pool-planned" a generating or transmission facility, for purposes of Chapter 164, Sections 11-22 of the Massachusetts General Laws, to be constructed by the Participant or its Related Person if the Participants Committee determines that the facility is consistent with NEPOOL planning. Designation of a transmission facility as a Pool-Planned Facility does not determine whether or not the facility is PTF. The Participants Committee may not unreasonably withhold designation as a Pool-Planned Facility of a generation unit or other facility proposed by one or more Participants.

18.9 Construction of Facilities. Subject to Sections 13.1, 15.2, 15.5, 18.3,
18.4 and 18.5, and to the provisions of the Tariff, each Participant shall have the right to determine whether, and to what extent, additions to and modifications in its generating and transmission facilities shall be made. However, each Participant shall give due consideration to recommendations made to it by the Participants Committee or the System Operator for any such additions or modifications and shall follow such recommendations unless it determines in good faith that the recommended actions would not be in its best interest.

18.10 Protective Devices for Transmission Facilities and Automatic Generation Control Equipment. Each Participant shall install, maintain and operate such protective equipment and switching, voltage control, load shedding and emergency facilities as the Participants Committee may determine to be required in order to assure continuity of service and the stability of the interconnected transmission facilities of the Participants. Until the Second Effective Date, each Participant shall also install, maintain and operate such Automatic Generation Control equipment as the Participants Committee may determine to be required in order to maintain proper frequency for the interconnected bulk power system of the Participants and to maintain proper power flows into and out of the NEPOOL Control Area.

18.11 Review of Participant's Proposed Plans. Each Participant shall submit to the System Operator, Participants Committee, the Reliability Committee, and the Markets Committee or the Tariff Committee, as appropriate, for review by them, in such form, manner and detail as the Participants Committee may reasonably prescribe, (i) any new or materially changed plan for additions to, retirements of, or changes in the capacity of any supply and demand-side resources or transmission facilities rated 69 kV or above subject to control of such Participant, and (ii) any new or materially changed plan for any other action to be taken by the Participant which may have a significant effect on the stability, reliability or operating characteristics of its system or the system of any other Participant. No significant action (other than preliminary engineering action) leading toward implementation of any such new or changed plan shall be taken earlier than sixty days (or ninety days, if the System Operator or the Participants Committee determines that it requires additional time to consider the plan and so notifies the Participant in writing within the sixty days) after the plan has been submitted to the Committees. Unless prior to the expiration of the sixty or ninety days, whichever is applicable, the Participants Committee notifies the Participant in writing that it has determined that implementation of the plan will have a significant adverse effect upon the reliability or operating characteristics of its system or of the systems of one or more other Participants, the Participant shall be free to proceed. The time limits provided by this Section 18.4 may be changed with respect to any such submission by agreement between the Participants Committee and the Participant required to submit the plan.

18.12 Participant to Avoid Adverse Effect. If the Participants Committee notifies a Participant pursuant to Section 18.4 that implementation of the Participant's plan has been determined to have a significant adverse effect upon the reliability or operating characteristics of its system or the systems of one or more other Participants, the Participant shall not proceed to implement such plan unless the Participant or the Non-Participant on whose behalf the Participant has submitted its plan takes such action or constructs at its expense such facilities as the Participants Committee determines to be reasonably necessary to avoid such adverse effect; provided that if the plan is for the retirement of a supply or demand-side resource, the Participant may proceed with its plan only if, after engaging in good faith negotiations with persons designated by the Participants Committee to address the adverse effects on reliability or operating characteristics, the negotiations either address the adverse effects to the satisfaction of the Participants Committee, or no satisfactory resolution can be achieved on terms acceptable to the parties within 90 days of the Participant's receipt of the Participants Committee's notice. Any agreement resulting from such negotiations shall be in writing and shall be filed in accordance with the Commission's filing requirements if it requires any payment.



                                   SECTION 19
                                    EXPENSES

19.1 Annual Fee. Each Participant shall pay to NEPOOL in January of each year an annual fee, which shall be applied toward NEPOOL expenses, as follows:

(a) Each End User Participant which is a Small End User or an End User Organization shall pay an annual fee of $500.

(b) Each End User Participant which is a Large End User shall pay an annual fee of $500; plus an additional fee of $500 per megawatt hour of its highest Energy use during any hour in the preceding year (net of any use of on-site generation) up to a maximum of $5,000; plus an additional fee of $200 per megawatt hour for each megawatt hour by which its highest Energy use during any hour in the preceding year (net of any use of on-site generation during such hour) exceeded 20 megawatt hours.

(c) Each Participant which is a Publicly Owned Entity and a member of the Publicly Owned Entity Sector shall pay an annual fee of $5,000, except that any such Participant which is engaged in electricity distribution and had annual Energy sales of less than 30,000 megawatt hours in the preceding year shall pay an annual fee of $500, and the difference between $5,000 and $500 for each such Participant shall be paid, as an additional fee, by the remaining Participants which are Publicly Owned Entities and members of the Publicly Owned Entity Sector.

(d) Each Participant other than an End User Participant or a Publicly Owned Entity shall pay an annual fee of $5,000.

19.2 NEPOOL Expenses. Commencing on January 1, 1999, most expenses of the System Operator are recovered by it directly from Participants and Non- Participants under the ISO's Tariff for Transmission Dispatch and Power Administration (the "ISO Tariff") or through direct charges for services rendered by the ISO, and have ceased to be NEPOOL expenses. At that time, the payment of a portion of NEPEX expenses from the Savings Fund in accordance with the Prior NEPOOL Agreement also terminated.

Further, commencing on January 1, 1999 through June 30, 1999, the balance of NEPOOL expenses remaining to be paid after the application of (i) the annual fee to be paid pursuant to Section 19.1 and (ii) any fees or other charges for services or other revenues received by NEPOOL, or collected on its behalf by the System Operator, shall, except as otherwise provided in Section 19.3, be allocated among and paid monthly by the Participants in accordance with their respective voting shares, as determined in accordance with the Agreement provisions in effect during such period.

Commencing as of July 1, 1999, such balance of NEPOOL expenses for July and subsequent months shall be divided equally into as many shares as there are active Sectors pursuant to Sector 6.2 (other than an End User Sector) and each Sector's share shall be paid monthly by the Participants in each such Sector (other than an End User Sector) in such manner as the Participants in each Sector may determine by unanimous vote and advise the ISO, provided that if the Participants in a Sector fail to agree unanimously on the allocation of their Sector's share, the Participants in the Sector shall pay for such Sector share in the same proportion as the vote they are entitled to in the Sector. Participants in the Sector that are represented by a group voting member shall subdivide their portion of the Sector's share of expenses in such a manner as they may determine by unanimous agreement; provided that if there is not unanimous agreement among the Participants represented by a group member as to how to allocate their portion of the Sector's share of expenses, such portion shall be allocated among the Participants represented by that group member as follows: (i) for each Participant in the Generation Sector represented by a group voting member, the portion will be allocated in the same proportion that the Megawatts of generation owned by the Participants represents of the total Megawatts owned by Participants represented by the group voting member; and (ii) for Participants in the Transmission Sector, the portion will be allocated equally among the Participants represented by the group member. Notwithstanding the foregoing, no portion of such balance shall be paid by End User Participants and, until such time as an End User Sector is activated, the monthly share allocated to the Publicly Owned Entity Sector shall be reduced by one-twelfth of the aggregate annual fees paid by End Users for the year pursuant to Section
19.1 and one-third of the amount of such reduction shall be allocated to each of the other three Sectors.

19.3  Restructuring Costs.

(a) The expense of restructuring NEPOOL ("Restructuring Expense"), including but not limited to (i) software development, hardware and system software costs for implementation of the Tariff and the new market system, (ii) the costs of the formation of the Independent System Operator and related separation costs, (iii) legal and consultant costs related to the amendment of the NEPOOL Agreement (including the Tariff) and the proceeding with respect thereto at the Federal Energy Regulatory Commission, and (iv) capital expenditures and capitalized project costs of the Independent System Operator, shall be funded (to the extent not already funded or funded separately by the ISO) and amortized according to this Section 19.3.

(b) The Restructuring Expense incurred (other than certain capital expenditures and capitalized project costs funded separately by the ISO) before the Second Effective Date (the "Early Restructuring Expense") has been funded during the period prior to such date by those entities which have been the Participants during such period. Commencing at the Second Effective Date, the Early Restructuring Expense shall be amortized in equal monthly amounts and repaid over the next 60 months with interest thereon from the date of payment to August 18, 2000 at the rate of 8% per annum, and thereafter at the rate of 10.78% per annum. Each month during the first twenty months of such period each Participant shall pay its percentage "X", as determined below, of 1/60th of the Early Restructuring Expense, plus accumulated interest, and each Participant or other Entity which previously paid an unreimbursed portion of the aggregate Early Restructuring Expense shall be entitled to receive each month its percentage "Y", as determined below, of the aggregate amount to be paid for the month including accumulated interest. "X" and "Y" shall be determined in accordance with the following formulas:


(EQUATION)       in which

X is the percentage to be paid for a month by a Participant of the aggregate amount payable pursuant to this subsection (b) by all Participants for the month.

A is the amount payable by the Participant for the month under Schedule 2 (Energy Administration Services) of the ISO Tariff (as defined in Section 19.2) as amended or revised from time to time.

A1 is the aggregate amount payable by all Participants for the month under
Schedule 2 (Energy Administration Services) of the ISO Tariff as amended or revised from time to time.

(EQUATION) in which

Y is the percentage to be received for a month by a Participant or other Entity of the aggregate amount to be received pursuant to this subsection (b) by all Participants or other Entities for the month.

B is the amount of Early Restructuring Expense paid by the Participant or other Entity which has not previously been reimbursed.

B1 is the aggregate amount of Early Restructuring Expense paid by all Participants and other Entities which has not previously been reimbursed.

Each month commencing on or after January 1, 2001 and continuing until the Early Restructuring Expense has been fully amortized and repaid (including the payment of all interest thereon), each Participant shall pay its percentage "W", as determined below, of 1/60th of the Early Restructuring Expense, plus accumulated interest, and each Participant or other Entity which previously paid an unreimbursed portion of the aggregate Early Restructuring Expense shall be entitled to receive each month its percentage "Y", as determined in accordance with the formula set forth therefor in this Section 19.3(b), of the aggregate of the amount paid for the month, including accumulated interest. "W" shall be determined in accordance with the following formula:

(EQUATION)

W is the percentage to be paid for the month by a Participant of the aggregate amount payable pursuant to this subsection (b) by all Participants for the month.

EL is the Participant's total Electrical Load, expressed in total kilowatthours, for the month.

G is the sum, expressed in total kilowatthours, of (i) the Participant's share of the amount of energy that is generated in the month by generating units in which the Participant has a direct ownership interest as a sole or joint owner and which is subject to NEPOOL central dispatch, (ii) the Participant's share of the amount of energy generated in the month by generating units in which the Participant has an indirect ownership interest as a shareholder, as a general or limited partner or as a member of a limited liability company and which is subject to NEPOOL central dispatch, provided that the corporation, partnership or limited liability company is not itself a Participant, (iii) the Participant's share of the amount of energy generated in the month by any other generating unit in which the Participant has an interest under a lease or other contractual arrangement, provided that the other party to the arrangement is itself not a Participant, (iv) the share of any Related Person of the Participant of the amount of energy generated in the month by any other generating unit which is subject to NEPOOL central dispatch in which such Related Person has one of the interests described in clauses (i), (ii) and (iii) above, provided that such Related Person is not itself a Participant, and (v) the amount of energy imported into the NEPOOL Control Area in the month by the Participant or any Related Person of the Participant, provided that the Related Person is not itself a Participant (the items described in this subparagraph are collectively referred to as a Participant's "Generating Shares"); provided, however, that if two or more Participants have entered into a Unit Contract for Energy, the purchasing Participant(s), and not the selling Participant(s), thereunder shall be credited with the amount of energy to which the purchasing Participant(s) are entitled under that Unit Contract for purposes of calculating the Generating Shares of each such Participant.

PEL is the maximum Electrical Load, expressed in total kilowatts, of the Participant during any hour in the month (the "Peak Electrical Load").

GP is the maximum Generating Shares, expressed in total kilowatts, of the Participant during any hour in the month (the "Generating Peak").

EL1 is the aggregate Electrical Load, expressed in total kilowatts, of all Participants for the month.

G1 is the aggregate Generating Shares, expressed in total kilowatthours, of all Participants for the month.

PEL1 is the aggregate Peak Electrical Load, expressed in total kilowatts, of all Participants for the month.

GP1 is the aggregate Generating Peak, expressed in total kilowatts, of all Participants for the month.

[Next Sheet is 241

(c) The Restructuring Expense incurred on the Second Effective Date and to but not including January 1, 2000 or thereafter shall be funded each month by the Participants in proportion to the Member Fixed Voting Shares (as defined in Section 6.9(c)) of each Participant as in effect at the beginning of the month provided, however, that in calculating the allocation of this portion of the Restructuring Expense, the Member Fixed Voting Shares of End User Participants that participate in NEPOOL for governance purposes only in accordance with NEPOOL's Standard Membership Conditions, Waivers and Reminders ("Governance Only End User Participants") shall not be included in such calculations and the amounts that would otherwise have been payable by such Governance Only End User Participants will be allocated to all of the other Participants on the basis of their Member Fixed Voting Shares.

(d) The Restructuring Expense incurred on or after January 1, 2000 (the "Late Restructuring Expense") shall be funded for each month, on an as incurred basis, by the Participants to the extent that the ISO does not obtain an alternative source of funds for certain portions of the Late Restructuring Expense. In 2000, such Late Restructuring Expense shall initially be funded for each month by the Participants in proportion to their charges under the ISO Tariff for the prior month. In 2001 and thereafter, on an as-incurred basis, the ISO shall allocate the incrementally incurred Late Restructuring Expense among the various schedules to the ISO Tariff that is in effect at that time in a manner that best matches the elements comprising the incrementally incurred Late Restructuring Costs to the types of service to be covered by each schedule to the ISO Tariff, and the portion of the Late Restructuring Expense to be funded by the Participants that has been allocated to each such schedule to the ISO Tariff for such year shall be funded in each month by the Participants in proportion to their charges under such schedule for the prior month; provided, however, that in the event that the Commission accepts (i) an amendment to the ISO Agreement (as defined in Section 20(a) hereof) providing that in the event of a termination or resignation of the ISO, all assets purchased by the ISO with funds provided by the Participants for which the Participants have not been reimbursed shall be transferred without further consideration to the Participants or their designee (which amendment shall be mutually acceptable to the ISO and the Participants Committee) and (ii) an amendment to the ISO Tariff or a separate tariff for the ISO pursuant to which the ISO collects certain portions of the Late Restructuring Expense thereunder, such portions of the Late Restructuring Expense shall be funded directly under the ISO Tariff or such separate tariff for the ISO and shall not be initially collected hereunder. Each item of the Late Restructuring Expense funded by the Participants in each calendar year (either hereunder, under the ISO Tariff or under a separate tariff for the ISO) shall be amortized in equal monthly amounts and repaid over a period of time determined by the ISO in accordance with generally accepted accounting principles in effect at the time of determination and taking into consideration the depreciation period, if any, of the particular asset giving rise to such item of the Late Restructuring Expense, such repayment to include interest thereon from the date of payment at the rate of 10.78% per annum. For each item of the Late Restructuring Expense funded by the Participants (regardless of whether it was incurred before, on or after January 1, 2001 and whether it was funded hereunder, under the ISO Tariff or under a separate tariff for the ISO) and during the time in which amounts are being amortized and repaid for such item, the ISO shall determine to which schedule or schedules of the then effective ISO Tariff such item relates, and the ISO, acting as agent for the Participants initially providing the funding for such item, shall recover the amounts being repaid that are associated with such item plus accrued interest from the Participants using the allocation methodology set forth in such schedule or schedules to the ISO Tariff. The ISO shall provide the amounts recovered to the applicable Participants according to which Participants funded the item of the Late Restructuring Expense for which the subject amounts have been recovered.

(e) The funding methodology set forth in subsection (d) shall terminate automatically upon the implementation of a permanent restructuring funding methodology acceptable to the Participants Committee and the ISO, to the extent superseded by such permanent restructuring funding methodology.



                              SECTION 20
                     INDEPENDENT SYSTEM OPERATOR

(a) The Participants Committee is authorized and directed to approve one or more agreements to be entered into with the ISO (the "ISO Agreement") and any amendments to the ISO Agreement which the Committee may deem necessary or appropriate from time to time. The ISO Agreement shall specify the rights and responsibilities of NEPOOL and the ISO, for the continued operation of the NEPOOL control center by the ISO as the control center operator for the NEPOOL Control Area and the administration of the Tariff. In addition, the ISO shall be responsible for the furnishing of billing and other services required by NEPOOL.

(b) The fees and charges of the ISO (other than those recovered under the ISO Tariff, as defined in Section 19.2, and fees and charges for services which are separately billed), and any indemnification payable under the ISO Agreement, shall be shared by the Participants in accordance with Section 19.

(c) The Participants shall provide to the ISO the financial support, information and other resources necessary to enable the ISO to provide the services specified in the ISO Agreement, or in this Agreement, in accordance with Accepted Electric Industry Practice and subject to the budgeting, approval and dispute resolution provisions of the ISO Agreement and this Agreement.

(d) The Participants shall provide appropriate funding for the acquisition of land, structures, fixtures, equipment and facilities, and other capital expenditures and capitalized project expenditures for the ISO, which are included in the annual budget for the ISO in accordance with the provisions of the ISO Agreement, or otherwise specifically approved by the Participants Committee, but only to the extent that the ISO does not obtain such funding from other sources. All such land, structures, fixtures, equipment and facilities, and other capital assets, and all software or other intellectual property or rights to intellectual property or other assets acquired or developed by the ISO with funding provided by the Participants pursuant to this Agreement in order to carry out its responsibilities under the ISO Agreement shall be the property of the Participants or shall be acquired by the Participants under lease in accordance with arrangements approved by the Participants Committee. For those Participants subject to the Public Utility Holding Company Act of 1935 ("PUHCA"), any such acquisition by those

Participants is subject to PUHCA approval to the extent such acquisition requires approval under PUHCA. Unless otherwise agreed by the Participants, any funding by the Participants of the acquisition, or lease, of land, structures, fixtures, equipment and facilities, and other capital and/or capitalized project related expenditures, or the acquisition of other assets, and the ownership thereof, or the obligations of Participants as lessees, shall be in accordance with Section 19.3 of this Agreement, the ISO Tariff or a separate tariff for the ISO. The Participants shall make all such assets (including the assets of the existing NEPOOL headquarters and control center) available for use by the ISO in carrying out its responsibilities under the ISO Agreement. The ISO Agreement shall require the ISO, on behalf of the Participants, to maintain and care for, insure as appropriate, and pay any property taxes relating to, assets made available for its use.

(e) The ISO Agreement shall require the ISO to refrain from any action that would create any lien, security interest or encumbrance of any kind upon the facilities, equipment or other assets of any Participant, or upon anything that becomes affixed to such facilities, equipment or other assets. The Participants and the ISO shall include in the ISO Agreement a provision that, upon the request of an Participant, the ISO shall (i) provide a written statement that it has taken no action that would create any such lien, security interest or encumbrance, and (ii) take all actions within the control of the ISO, at the direction and expense of the requesting Participant, required for compliance by such Participant with the provisions of its mortgage relating to such facilities, equipment or other assets.

(f) The ISO shall have the right to appoint a non-voting member and an alternate to each NEPOOL committee other than the Participants Committee. The member appointed to each committee shall have all of the rights of any other member of the committee except the right to vote.

(g) The ISO shall have the same rights as a Participant to appeal to the Participants Committee any action taken by any other NEPOOL committee, and shall be entitled to appear before the Participants Committee on any such appeal. Further, the ISO shall be entitled to submit any dispute with respect to a vote of the Participants Committee to approve, modify, or reject a proposed action to resolution in accordance with Section 21.1, whether or not the action could have been submitted by a Participant in accordance with Section 21.1A. In addition, the ISO shall be entitled to submit any dispute with respect to a vote of the Participants Committee which denies an appeal to the Participants Committee by the ISO or which takes action on any rulemaking issue to the Board of Directors of the ISO for determination, subject to the right of the Participants Committee to seek a review in accordance with the Alternate Dispute Resolution procedures or by the Commission. The ISO shall give notice of any such submission to the Secretary of the Participants Committee within ten days of the action of the Participants Committee and shall mail a copy of such notice to each member of the Participants Committee. Pending final action on the submission in accordance with Section 21.1 or by the Board of Directors of the ISO or the Commission, as appropriate, the giving of notice of the submission shall suspend the Participants Committee's action. Unless the Board of Directors of the ISO acts within 60 days of the ISO's notice to the Participants Committee, the Participants Committee action will be deemed to be approved.

(h) The ISO Agreement shall specify the ISO's independent authority with respect to rulemaking.

(i) NEPOOL and its committees and the ISO shall consult and coordinate from time to time with the relevant state regulatory, siting and other authorities of the six New England states on operating, planning and other issues of concern to the states. The New England Conference of Public Utilities Commissioners, Inc. ("NECPUC") or its designee shall be furnished notices of meetings of all NEPOOL committees and the Board of Directors of the ISO, and minutes of their meetings. NECPUC and other state authorities shall be provided an appropriate opportunity to appear at meetings of the NEPOOL committees and the Board of Directors of the ISO and to present their views. Representatives of NEPOOL and the ISO shall be designated to attend meetings of NECPUC or any committee or task force of NECPUC, to the extent NECPUC or its committee or task force may deem such attendance appropriate.

(j) Appointment of Technical Committee Officers. The System Operator shall, after its chief executive officer has conferred with the Participant members of the Liaison Committee regarding such appointment(s), appoint the Chair and Secretary of each of the Technical Committees. Each individual appointed by the System Operator shall be an independent person not affiliated with any Participant. Before appointing an individual to the position of Chair or Secretary, the System Operator shall notify the Committee to which such officer is being appointed of the proposed assignment and, consistent with its personnel practices, provide any other information about the individual reasonably requested by the Committee. In the event that a Technical Committee determines that the performance of the Chair or Secretary of the Committee is not satisfactory, the Committee shall provide notice to the System Operator that such performance deficiencies must be corrected within 60 days. If the Committee determines that the performance deficiencies have not been corrected within the 60-day period, the Committee may vote to remove the officer, subject to appeal to the Participants Committee. A vote of the Technical Committee to remove its officer shall be immediately effective and binding on the System Operator and shall cause the System Operator to appoint a replacement officer in accordance with the provisions of this Section 20(j) unless an appeal to the Participants Committee has been taken prior to the end of the tenth business day following the vote to remove the officer in which case the vote for removal shall be subject to the outcome of such appeal. A vote of the Participants Committee with respect to any such appeal shall be immediately effective and binding on the System Operator and not subject to any further appeals.


                                   SECTION 21
                            MISCELLANEOUS PROVISIONS

21.1  Alternative Dispute Resolution.

A.  General:

If the ISO is aggrieved by a vote of the Participants Committee to approve, modify or reject a proposed action under this Agreement, including the Tariff, it may submit the matter for resolution hereunder. If the Participants Committee is aggrieved by an action of the ISO Board of Directors ("ISO Board") under this Agreement, including the Tariff or the ISO Agreement (as defined in Section 20(a)), the Participants Committee may submit the matter for resolution hereunder; provided, however, that if the action of the ISO relates to rulemaking, the Participants Committee may submit the matters for resolution under this Section 21.1 only with the concurrence of the ISO. Any Participant which is aggrieved by a vote of the Participants Committee to approve, modify or reject a proposed action under this Agreement, including the Tariff, may, as provided below, submit the matter for resolution hereunder if the vote:

(1) requires such Participant to make a payment or to take any action pursuant to this Agreement; or

(2) reduces the amount of any receipt or forbids, pursuant to this Agreement, the taking of any action by the Participant; or

(3) fails to afford it any right to which it is entitled under the provisions of this Agreement or imposes on it a burden to which it is not subject under the provisions of this Agreement; or

(4) results in the termination of the Participant's status as a Participant or imposes any penalty on the Participant; or

(5) results in an allocation of transmission or other facilities support obligations; or

(6) fails to grant in full an application for transmission service pursuant to the Tariff.

No legal or regulatory proceeding (except those reasonably necessary to toll statutes of limitations, claims for laches or other bars to later legal or regulatory action) shall be initiated by any Participant with respect to any such matter while proceedings are pending under this Section with respect to the matter.

B.  Procedure:

(1) Submission of a Dispute: The ISO or a Participant seeking review of a vote of the Participants Committee shall give written notice to the Secretary of the Participants Committee within ten business days of the vote, and shall mail or telecopy a copy of its notice to each member of the Participants Committee. Where the Participants Committee is seeking review of an action of the ISO Board, the Participants Committee shall give written notice to the Secretary of the ISO Board. The provider of notice under this Section shall be referred to herein as the "Aggrieved Party."

(2) Suspension of Action: If the ISO seeks review of a vote of the Participants Committee pursuant to this Section, the vote to be reviewed shall be suspended pending resolution of such review by the arbitrator or the Commission if raised in regulatory proceedings. If a Participant seeks such a review, the vote to be reviewed shall be suspended for up to 90 days following the giving of the Participant's notice pending resolution of any arbitration proceeding unless the Participants Committee determines that the suspension will imperil the stability or reliability of the NEPOOL Control Area bulk power supply.

(3) Aggrieved Party Options: (i) If the notice is to seek review of a vote of the Participants Committee, the Aggrieved Party's notice to the Participants Committee shall invoke arbitration as described herein in its notice pursuant to paragraph B(1), and may also initiate mediation with the agreement of the Participants Committee, while reserving such Party's right to proceed with the arbitration if mediation does not resolve the matter within 20 days of the giving of the Party's notice or such longer period as may be fixed by mutual agreement of the Participants Committee and the Aggrieved Party. Notwithstanding the initiation of mediation, the arbitration proceeding shall proceed concurrently with the selection of the arbitrator pursuant to paragraph C(1) of this Section 21.1.

(i) If the notice is to seek review of an ISO action, the Participants Committee's notice to the ISO Board shall (subject to the concurrence of the ISO for actions relating to rulemaking as provided in Section 21.1A) invoke arbitration as described herein in its notice pursuant to paragraph B(1), and may also initiate mediation with the agreement of the ISO Board, while reserving the Participants Committee's right to proceed with the arbitration if mediation does not resolve the matter within 20 days of the giving of the Participants Committee's notice or such longer period as may be fixed by mutual agreement of the ISO Board and the Participants Committee. Notwithstanding the initiation of mediation, the arbitration proceeding shall proceed concurrently with the selection of the arbitrator pursuant to paragraph C(1) of this Section 21.1.

(4) Mediation Positions not to be Used Elsewhere: All mediation proceedings pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(5) Time Limits; Duration: Any other Participant that wishes to participate in an arbitration proceeding hereunder shall give signed written notice to the Secretary of the Participants Committee, and to the Secretary of the ISO Board if the ISO is involved in such arbitration, no later than ten calendar days after the giving of the notice of arbitration. The arbitration procedure shall not exceed 90 calendar days from the date of the Aggrieved Party's notice invoking arbitration to the arbitrator's decision unless the parties agree upon a longer or shorter time. All agreements by the ISO or the aggrieved Participant and the Participants Committee to use mediation shall establish a schedule which will control unless later changed by mutual agreement.

C.  Arbitration:

(1) Selection of Arbitrator: The ISO or the aggrieved Participant and the Participants Committee shall attempt to choose by mutual agreement a single neutral arbitrator to hear the dispute. If the ISO or the Participant and the Participants Committee fail to agree upon a single arbitrator within ten calendar days of the giving of notice of arbitration to the Secretary of the Participants Committee or the Secretary of the ISO Board, as the case may be, the American Arbitration Association shall be asked to appoint an arbitrator. In either case, the arbitrator shall be knowledgeable in matters involving the electric power industry, including the operation of control areas and bulk power systems, and shall not have any substantial business or financial relationships with the ISO, NEPOOL or its Participants (other than previous experience as an arbitrator) unless otherwise mutually agreed by the ISO or the aggrieved Participant and the Participants Committee.

(2) Costs: NEPOOL shall be responsible for all of the costs of the proceeding if it is initiated by the ISO or by the Participants Committee. If a proceeding is initiated by an aggrieved Participant, each party shall be responsible for the following costs, if applicable:

(i) its own costs incurred during the arbitration process (except that this does not preclude billing the aggrieved Participant for its share of NEPOOL Expenses that may include the Participants Committee's arbitration costs); plus

(ii) One half of the common costs of the arbitration including, but not limited to, the arbitrator's fee and expenses, the rental charge for a hearing room and the cost of a court reporter and transcript, if required.

(3) Hearing Location: Unless otherwise mutually agreed, the site for all arbitration hearings shall be NEPOOL counsel's office.

D.  Rules and Procedures:

(1) Procedure and Discovery: The procedural rules (if any), the conduct of the arbitration and the availability, extent and duration of pre-hearing discovery (if any), which shall be limited to the minimum necessary to resolve the matters in dispute, shall be determined by the arbitrator in his/her sole discretion at or prior to the initial hearing.

(2) Pre-hearing Submissions: The Aggrieved Party shall provide the arbitrator with a brief written statement of its complaint and a statement of the remedy or remedies it seeks, accompanied by copies of any documents or other materials it wishes the arbitrator to review. The Participants Committee will provide the arbitrator with a copy of this Agreement and all relevant implementing documents, a brief description of the action being arbitrated, copies of the minutes of all NEPOOL committee meetings at which the matter was discussed, a brief statement explaining why the Participants Committee believes its decision should be upheld by the arbitrator, and copies of any documents or other materials the Participants Committee wishes the arbitrator to review. If the Participants Committee is the Aggrieved Party, the ISO Board will provide copies of minutes of the ISO Board meetings at which the matter was discussed, a brief statement explaining why the ISO Board believes its decision should be upheld by the arbitrator, and copies of any documents or other materials the ISO Board wishes the arbitrator to review. These submissions shall be made within five days after the selection of the arbitrator.

In addition, each party shall designate one or more individuals to be available to answer questions the arbitrator may have on the documents or other materials submitted by that party. The answers to all such questions shall be reduced to writing by the party providing the answer and a copy shall be furnished to the other party.

(3) Initial Hearing: An initial hearing will be held no later than 10 days after the selection of the arbitrator and shall be limited to issues raised in the pre-hearing filings. The scheduling of further hearings at the request of either party or on the arbitrator's own motion shall be within the sole discretion of the arbitrator.

(4) Decision: The arbitrator's decision shall be due, unless the deadline is extended by mutual agreement of the ISO or the aggrieved Participant and the Participants Committee, within sixty days of the initial hearing or within ninety days of the Aggrieved Party's initiation of arbitration, whichever occurs first. The arbitrator shall be authorized only to interpret and apply the provisions of this Agreement and the arbitrator shall have no power to modify or change the Agreement in any manner.

(5) Effect of Arbitration Decision: The decision of the arbitrator will be conclusive in a subsequent regulatory or legal proceeding as to the facts determined by the arbitrator but will not be conclusive as to the law or constitute precedent on issues of law in any subsequent regulatory or legal proceedings.

An aggrieved party may initiate a proceeding with a court or with the Commission with respect to the arbitration or arbitrator's decision only:

if the arbitration process does not result in a decision within the time period specified and the proceeding is initiated within thirty days after the expiration of such time period; or

on the grounds specified in Sections 10 and 11 of Title 9 of the United States Code for judicial vacation or modification of an arbitration award and the proceeding is initiated within thirty days of the issuance of the arbitrator's decision.

(6) Other Disputes: In the event a dispute arises with a Non-Participant which receives or is eligible to receive service under this Agreement or the Tariff with respect to such service, the Non-Participant shall have the right to have the dispute considered by the Participants Committee. In the event the Non-Participant is aggrieved by the Participants Committee's vote on the dispute, and the vote has any of the effects specified in paragraph A of this
Section 21.1, the aggrieved Non-Participant may require that the dispute be resolved in accordance with this Section 21.1. To the extent that NEPOOL provides services to Non-Participants under separate agreements, the Participants Committee shall incorporate the provisions of this Section by reference in any such agreement, in which case the term "Participant" shall be deemed for purposes of the dispute resolution provisions to include such Non-Participant purchasers of NEPOOL services.

21.2  Payment of Pool Charges; Termination of Status as Participant.

(a) Any Participant shall have the right to terminate its status as a Participant upon no less than six months' prior written notice given to the Secretary of the Participants Committee.

(b) If at any time during the term of this Agreement a receiver or trustee of a Participant is appointed or a Participant is adjudicated bankrupt or an order for relief is entered under the Federal Bankruptcy Code against a Participant or if there shall be filed against any Participant in any court (pursuant to the Federal Bankruptcy Code or any statute of Canada or any state or province) a petition in bankruptcy or insolvency or for reorganization or for appointment of a receiver or trustee of all or a portion of the Participant's property, and within ninety days after the filing of such a petition against the Participant, the Participant shall fail to secure a discharge thereof, or if any Participant shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy or insolvency law or shall make an assignment for the benefit of creditors, the Participants Committee may terminate such Participant's status as a Participant as of any time thereafter.

(c) Each Participant is obligated to pay when due in accordance with NEPOOL procedures all amounts invoiced to it by NEPOOL, or by the ISO on behalf of NEPOOL. If the Participant fails to meet this requirement for continuation of service, the actions described in subsection (d) of this Section 21.2 may be taken. If a Participant disputes a NEPOOL invoice with respect to charges for transmission service in whole or part, it shall be entitled to continue to receive service under the Agreement and the Tariff, so long as the Participant
(i) continues to make all payments not in dispute, and (ii) pays into an independent escrow account the portion of the invoice in dispute, pending resolution of the dispute.

(d) In the event a Participant fails to pay when due in accordance with NEPOOL System Rules (including, without limitation, the NEPOOL Billing Policy attached to the Tariff (the "Billing Policy")) all amounts invoiced to it by NEPOOL, or by the ISO on behalf of NEPOOL (a "Payment Default"), or the Participant fails to comply with the Financial Assurance Policy for NEPOOL Members attached to the Tariff (the "Member Financial Assurance Policy"), or the Participant fails to perform any other obligations under the Agreement or the Tariff, and such failure continues for at least ten days, NEPOOL, or the ISO on behalf of NEPOOL, may (but shall not be required to) notify such Participant in writing, electronically and by first class mail sent in each case to such Participant's member or alternate on the Participants Committee or billing contact, that it is in default, and NEPOOL may initiate a proceeding before the Commission to terminate such Participant's status as a Participant. Either simultaneously with the giving of the notice described in the preceding sentence or within ten days thereafter (unless the default or failure giving rise to such notice is cured during such period), NEPOOL, or the ISO on behalf of NEPOOL, shall notify each other member and alternate on the Participants Committee and each Participant's billing contact of the identity of the Participant receiving such notice, whether such notice relates to a Payment Default, to a failure to comply with the Member Financial Assurance Policy, or to another failure to perform obligations under the Agreement or the Tariff, and the actions the ISO plans to take and/or has taken in response to such default or failure. Pending Commission action on such termination, NEPOOL may suspend service, in whole or part, to the Participant on or after 50 days after the giving of notice and the initiation of such proceeding, in accordance with

[Next Sheet is 265]


Commission policy, unless the Participant cures the default within such 50- day period.

(e) If the status of a Participant as a Participant is terminated pursuant to this Section 21.2 or any other provision of this Agreement, such former Participant's generation and transmission facilities shall continue to be subject to such NEPOOL or other requirements relating to reliability as the Commission may approve in acting on the termination, for so long as the Commission may direct. Further, if any of such former Participant's transmission facilities are required in order to permit transactions among any of the remaining Participants pursuant to this Agreement or the Tariff, all pending requests for transmission service under the Tariff relating to such Participant's facilities shall be followed to completion under the Participant's own tariff and all existing service over the Participant's facilities shall continue to be provided under the Tariff for a period of three years. It is the intent of this subsection that no such termination should be allowed to jeopardize the reliability of the bulk power facilities of any remaining Participant or should be allowed to impose any unreasonable financial burden on any remaining Participant.

(f) No such termination of a Participant's status as a Participant shall affect any obligation of, or to, such former Participant incurred prior to the effective time of such termination.

21.3 Assignment. The Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the respective signatories hereto, but no assignment of a signatory's interests or obligations under the Agreement or any portion thereof shall be made without the written consent of the Participants Committee, except as otherwise permitted by the Tariff, or except in connection with a sale, merger, or consolidation which results in the transfer of all or a portion of a signatory's generation or transmission assets to, and the assumption of all of the obligations of the signatory under this Agreement (or in the case of a transfer of a portion of a signatory's generation or transmission assets, the assumption of obligations of the signatory under this Agreement with respect to such assets) by, an acquiring or surviving Entity which either is, or concurrently becomes, a Participant, or agrees to assume such of the signatory's obligations with respect to such assets as the Participants Committee may reasonably require, or except in connection with the grant of a security interest in a Participant's assets as security for bonds or other financing.

21.4 Force Majeure. A Participant shall not be considered to be in default in respect of any obligation hereunder if prevented from fulfilling such obligation by an event of Force Majeure. An event of Force Majeure means any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, any Curtailment, any order, regulation or restriction imposed by a court or governmental military or lawfully established civilian authorities, or any other cause beyond a Participant's control, provided that no event of Force Majeure affecting any Participant shall excuse that Participant from making any payment that it is obligated to make under this Agreement. A Participant whose performance under this Agreement is hindered by an event of Force Majeure shall make all reasonable efforts to perform its obligations under this Agreement, and shall promptly notify the Participants Committee of the commencement and end of any event of Force Majeure.

21.5 Waiver of Defaults. No waiver of the performance by a Participant of any obligation under this Agreement or with respect to any default or any other matter arising in connection with this Agreement shall be effective unless given by the Participants Committee. Any such waiver by the Participants Committee in any particular instance shall not be deemed a waiver with respect to any subsequent performance, default or matter.

21.6 Other Contracts. No Participant shall be a party to any other agreement which in any manner is inconsistent with its obligations under this Agreement.

21.7  Liability and Insurance.

(a) Each Participant will indemnify and save each of the other Participants, its officers, directors and Related Persons (each an "Indemnified Party") harmless from and against all actions, claims, demands, costs, damages and liabilities asserted by a third party against the Indemnified Party seeking indemnification and arising out of or relating to bodily injury, death or damage to property caused by or sustained on facilities owned or controlled by such Participant that are the subject of this Agreement, or caused by a failure to act in accordance with this Agreement by the Participant from which indemnification is sought, except (i) to the extent that such liabilities result from the negligence or willful misconduct of the Participant seeking indemnification, and
(ii) each Participant shall be responsible for all claims of its own employees, agents and servants growing out of any workmen's compensation law. The amount of any indemnity payment under the provisions of this Section 21.7 shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by the Indemnified Party in respect of the indemnified action, claim, demand, cost, damage or liability. Notwithstanding the foregoing, no Participant shall be liable to any Indemnified Party for any claim for loss of profits or revenues, attorneys' fees or costs, cost of capital or financing, loss of goodwill or cost of replacement power arising from a Participant's carrying out, or failing to carry out, any obligations contemplated by this Agreement or for any other indirect, incidental, special, consequential, punitive, or multiple damages or loss; provided, however, that nothing herein shall reduce or limit the obligations of any Participant to Non-Participants.

(b) Each Participant shall furnish, at its sole expense, such insurance coverage as the Participants Committee may reasonably require with respect to its obligation pursuant to Section 21.7(a).

21.8 Records and Information. Each Participant shall keep such records as may reasonably be required by a NEPOOL committee or the System Operator, and shall furnish to such committee or the System Operator such records, reports and information (including forecasts) as it may reasonably require, provided the confidentiality thereof is protected in accordance with NEPOOL's information policy.

21.9 Consistency with NPCC and NERC Standards. The standards, criteria and rules adopted by NEPOOL committees under this Agreement shall be consistent with those adopted by the NPCC and NERC or any successor to either.

21.10  Construction.

(a) The Table of Contents contained in this Agreement and the headings of the Sections of this Agreement are intended for convenience only and shall not be deemed to be part of this Agreement or considered in construing it.

(b) This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Connecticut.

21.11 Amendment. Subject to Section 17A and the provisions of this Section, this Agreement, including the Tariff, and any attachment or exhibit hereto may be amended from time to time by vote of the Participants in accordance with Section 6.11.

Any amendment to this Agreement approved in accordance with Section 6.11 and/or
Section 17A shall be in writing and shall become effective, and shall bind all Participants regardless of whether they have executed a ballot in favor of such amendment, on the date specified in the amendment, subject to acceptance or approval by the Commission. Nothing herein shall be construed to prevent any Participant from challenging any proposed amendment before a court or regulatory agency on the ground that the proposed amendment or its application to the Participant is in violation of law or of this Agreement.

21.12 Termination. This Agreement shall continue in effect until terminated, in accordance with the Commission's regulations, by Participants represented by members of the Participants Committee having Member Fixed Voting Shares equal to at least 70% of the Member Fixed Voting Shares of all Participants. No such termination shall relieve any party of any obligation arising prior to the effective time of such termination.

21.13 Notices to Participants, Committees, Committee Members, or the System Operator.

(a) Any notice, demand, request or other communication required or authorized by this Agreement to be given to any Participant shall be in writing, and shall be
(1) personally delivered to the Participants Committee member or alternate representing that Participant; (2) mailed, postage prepaid, to the Participant at the address of its member on the Participants Committee as set out in the NEPOOL roster; (3) sent by facsimile ("faxed") to the Participant at the fax number of its member on the Participants Committee as set out in the NEPOOL roster; or (4) delivered electronically to the Participant at the electronic mail address of its member on the Participants Committee or at the address of its principal office. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Participants Committee, who shall cause such change to be reflected in the NEPOOL roster.

(b) Any notice, demand, request or other communication required or authorized by this Agreement to be given to any NEPOOL committee shall be in writing and shall be delivered to the Secretary of the committee. Each such notice shall either be personally delivered to the Secretary, mailed, postage prepaid, or sent by facsimile ("faxed") to the Secretary at the address or fax number set out in the NEPOOL roster, or delivered electronically to the Secretary. The designation of such address may be changed at any time by written notice delivered to each Participant.

(c) Any notice, demand, request or other communication required or authorized by this Agreement to be given to a member or alternate to that member of a Principal Committee (for the purposes of this Section 21.13, individually or collectively, the "Committee Member") shall be (1) personally delivered to the Committee Member; (2) mailed, postage prepaid, to the Committee Member at the address of the Committee Member set out in the NEPOOL roster; (3) sent by facsimile ("faxed") to the Committee Member at the fax number of the Committee Member set out in the NEPOOL roster; or (4) delivered electronically to the Committee Member at the electronic mail address of the Committee Member set out in the NEPOOL roster. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Principal Committee on which the Committee Member serves, who shall cause such change to be reflected in the NEPOOL roster.

(d) Any notice, demand, request or other communication required or authorized by this Agreement to be given to the System Operator shall be in writing, and shall be (1) personally delivered to the Participants Committee member or alternate appointed by the System Operator; (2) mailed, postage prepaid, to the System Operator at the address of its member on the Participants Committee as set out in the NEPOOL roster; (3) sent by facsimile ("faxed") to the System Operator at the fax number of its member on the Participants Committee as set out in the NEPOOL roster; or (4) delivered electronically to the System Operator at the electronic mail address of its member on the Participants Committee or at the address of its principal office. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Participants Committee, who shall cause such change to be reflected in the NEPOOL roster.

(e) To the extent that the Participants Committee is required to serve upon any Participant a copy of any document or correspondence filed with the Commission under the Federal Power Act or the Commission's rules and regulations thereunder, by or on behalf of any Principal Committee, such service may be accomplished by electronic delivery to the Participant at the electronic mail address of its Participants Committee member and alternate. The designation of any such address may be changed at any time by written notice delivered to the Secretary of the Participants Committee.

(f) Any such notice, demand or request so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any such notice, demand, request or other communication sent by regular mail or by facsimile ("faxed") or delivered electronically shall be deemed given when received by the Participant, Committee Member, System Operator, or Secretary of the NEPOOL committee, whichever is applicable.

21.14 Severability and Renegotiation. If any provision of this Agreement is held by a court or regulatory authority of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated, except as otherwise explicitly provided in this Section.

If any provision of this Agreement is held by a court or regulatory authority of competent jurisdiction to be invalid, void or unenforceable, or if the Agreement is modified or conditioned by a regulatory authority exercising jurisdiction over this Agreement, the Participants shall endeavor in good faith to negotiate such amendment or amendments to this Agreement as will restore the relative benefits and obligations of the Participants under this Agreement immediately prior to such holding, modification or condition. If after sixty days such negotiations are unsuccessful the Participants may exercise their withdrawal or termination rights under this Agreement.

21.15 No Third-Party Beneficiaries. Except for the provisions of this Agreement and the Tariff which provide for service to Non-Participants, this Agreement is intended to be solely for the benefit of the Participants and their respective successors and permitted assigns and, unless expressly stated herein, is not intended to and shall not confer any rights or benefits on any third party (other than successors and permitted assigns) not a signatory hereto.

21.16 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument and as if all the parties to all of the counterparts had signed the same instrument. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon, and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more signature pages.

IN WITNESS WHEREOF, the signatories have caused this Agreement to be executed by their duly authorized officers or representatives.


Sheet Nos. 279 through 299 are reserved for future use.



                                  ATTACHMENT A

                                 METHODOLOGY FOR
                                DETERMINATION OF
                               TRANSMISSION FLOWS

The methodology for determining parallel path transmission flows to be used in determining the distribution of revenues received for Regional Network Service provided during the Transition Period, or for Through or Out Service, is as follows, and shall be determined (1) on the basis of the flows for all transactions in the NEPOOL Control Area ("Regional Flows") for the purpose of allocating during the Transition Period Regional Network Service revenues, and
(2) on the basis of the flows for the particular transaction ("Transaction Flows") for the purpose of allocating revenues during or after the Transition Period from the furnishing of Through or Out Service:

A.  Responsibility for Calculations

The calculation of megawatt mile allocations in accordance with this methodology shall be performed under the direction of the Reliability Committee.

B.  Periodic Review

Calculations of MW-Mile allocations shall be performed whenever significant changes to the transmission system load flows, as determined by the Reliability Committee, occur.

C.  Facilities Included in the Analysis

1.  Transmission Lines

A calculation of MW-miles shall be determined for all PTF lines.

2.  Generators

The analysis shall include all generators with a Winter Capability equal to or greater than 10.0 MW. Multiple generators connected to a single bus with a total Winter Capability equal to or greater than 10.0 MW shall also be included.

3.  Transformers

All transformers connecting PTF transmission lines shall be included in the analysis.

D.  Determination of Rate Distribution

1.  General

Modeling of the transmission system shall be performed using a system simulation program and associated cases as approved by the Reliability Committee.

2.  Determination of Regional Flows

The change in real power flow (MW) over each transmission line and transformer shall be determined for each generator (or group of generators on a single bus) by determining the absolute value of the difference between the flows on each facility with the generator(s) modeled off and while operating at its net Winter Capability. In addition, a generator shall be simulated at each transmission line tie to the NEPOOL Control Area and changes in flow determined for this generator off or while generating at a level of 100 MW. Loads throughout the NEPOOL Control Area shall be proportionally scaled to account for differences in generator output and electrical losses. The changes in flow shall be multiplied by the length of each respective line. Changes in flow through transformers shall be multiplied by a factor of five. Changes in flow through phase-shifting transformers shall be multiplied by a factor of ten. The resulting values represent the MW-miles associated with each facility.

3.  Determination of Transaction Flows

a.  Definition of Supply and Receipt Areas

For the purposes of these calculations, areas of supply and receipt shall be determined by the Reliability Committee.

These areas shall be based on the system boundaries of each Local Network.

b.  Calculation of MW-Miles

The change in real power flow (MW) over each transmission line and transformer shall be determined for each combination of supply and receipt areas by determining the absolute value of the difference between the flows on each facility following a scaled increase of the supplying areas generation by 100 MW. Loads in the area of receipt shall be scaled to account for changes in generation and electrical losses. In instances where the areas of supply and/or receipt are outside the NEPOOL Control Area, the changes in real power flow will be determined only for facilities within the NEPOOL Control Area. The changes in flow shall then be multiplied by the length of each respective line. Changes in flow through transformers shall be multiplied by a factor of five.

Changes in flow through phase-shifting transformers shall be multiplied by a factor of ten. The resulting values represent the MW-miles associated with each facility.

4.  Assignment of MW-Miles to Participants

Each Participant shall have assigned to it the MW-miles associated with each PTF facility for which it has full ownership and for which there are no arrangements in effect by which other Participants support the facility. For facilities that are jointly owned and/or supported, each Participant shall be assigned MW-miles in proportion to the percentage of its ownership of jointly-owned facilities and/or the percentage of its support for facilities that are jointly supported to the extent such support payments are included in the determination of Annual Transmission Revenue Requirements


                                  ATTACHMENT B

                   NEPOOL OPEN ACCESS TRANSMISSION TARIFF

               See FERC Electric Tariff, Fourth Revised Volume 1.




                                  ATTACHMENT C

                               RELIABILITY REGIONS

                             NEW ENGLAND POWER POOL


                           RESTATED NEPOOL OPEN ACCESS
                               TRANSMISSION TARIFF


           FERC ELECTRIC TARIFF, FOURTH REVISED VOLUME NO. 1







             (As amended through the Sixty-Ninth Agreement
               Amending New England Power Pool Agreement)




I.     COMMON SERVICE PROVISIONS
1     Definitions
1.1     Administrative Costs
1.2     Agreement
1.3     Ancillary Services
1.4     Annual Transmission Revenue Requirements
1.5     Application
1.6     ARR
1.7     ARR Allocation
1.8     Auction Revenue Right
1.9     Auction Revenue Right Holder
1.10     Backyard Generation
1.11     Business Day
1.12     CMS
1.13     CMS/MSS Effective Date
1.14     Commission
1.15     Completed Application
1.16     Compliance Effective Date
1.17     Congestion
1.18     Congestion Component
1.19     Congestion Cost
1.20     Congestion Paying Entity
1.21     Congestion Revenue
1.22     Congestion Revenue Fund
1.23     Congestion Revenue Shortfall
1.24     Congestion Revenue Surplus
1.25     Control Area
1.26     Curtailment
1.27     Day-Ahead
1.28     Day-Ahead Market
1.29     Delivering Party
1.30     Demand Bid
1.31     Demand Bid Price
1.32     Designated Agent
1.33     Direct Assignment Facilities
1.34     Direct Interconnection Transmission Costs
1.35     Dispatch Day
1.36     Distribution Company
1.37     Distribution Company Load Zone
1.38     Economic Upgrade
1.39     Elective Transmission Upgrade
1.40     Eligible Customer
1.41     Energy
1.42     Energy Imbalance Service
1.43     Entitlement
1.44     Excepted Transaction
1.45     External Node
1.46     Facilities Study
1.47     FCR
1.48     FCR Auction
1.49     FCR Auction Revenue
1.50     FCR Auction Revenue Fund
1.51     FCR Holder
1.52     FCR Payment
1.53     Financial Congestion Right
1.54     Firm Contract
1.55     Firm Point-To-Point Transmission Service
1.56     Firm Transmission Service
1.57     Generator Interconnection Related Upgrade
1.58     Generator Owner
1.59     Good Utility Practice
1.60     Hub
1.61     Hub Price
1.62     HQ Interconnection
1.63     HQ Phase II Firm Energy Contract
1.64     Import Transaction
1.65     Interchange Transactions
1.66     Interest
1.67     Internal Point-to-Point Service
1.68     Internal Point-to-Point Service Rate
1.69     Interruption
1.70     ISO
1.71     Load Asset Contract
1.72     Load Ratio Share
1.73     Load Shedding
1.74     Load Zone
1.75     Local Network
1.76     Local Network Service
1.77     Local Point-To-Point Service
1.78     Location
1.79     Locational Price
1.80     Long-Term Firm Service
1.81     Marginal Loss
1.82     Marginal Loss Component
1.83     Marginal Loss Revenue
1.84     Marginal Loss Revenue Fund
1.85     Market Rules
1.85     A Merchant Transmission Facility
1.86     Minimum Interconnection Standard
1.87     Monthly Network Load
1.88     Monthly Peak
1.89     Monthly Peak Load
1.90     Native Load Customers
1.91     NEMA
1.92     NEMA ARRs
1.93     NEMA Contract
1.94     NEMA LSE
1.95     NEMA or "Northeast Massachusetts" Upgrade
1.96     NEPOOL
1.97     NEPOOL Control Area
1.98     NEPOOL System Rules
1.99     NEPOOL Transmission Plan
1.100     NEPOOL Transmission System
1.101     NERC
1.102     Network Customer
1.103     Network Integration Transmission Service
1.104     Network Load
1.105     Network Operating Agreement
1.106     Network Operating Committee
1.107     Network Resource
1.108     Network Upgrades
1.109     Nodal Price
1.110     Node
1.111     Non-Firm Point-To-Point Transmission Service
1.112     Non-Participant
1.113     Non-PTF
1.114     Northeast Massachusetts Upgrade
1.115     NPCC
1.116 Open Access Same-Time Information System (OASIS) 1.117 Operating Reserve - 10-Minute Non-Spinning Reserve Service 1.118 Operating Reserve - 10-Minute Spinning Reserve Service 1.119 Operating Reserve - 30-Minute Reserve Service
1.120 Participant 1.121 Participant RNS Rate 1.122 Participants Committee 1.123 Point(s) of Delivery 1.124 Point(s) of Receipt 1.125 Point-To-Point Transmission Service 1.126 Pool-Planned Unit 1.127 Pool PTF Rate 1.128 Pool RNS Rate 1.129 Pool-Supported PTF 1.130 Power Purchaser 1.131 Prior NEPOOL Agreement 1.132 PTF or Pool Transmission Facilities 1.133 Pre-1997 PTF Rate 1.134 Publicly Owned Entity 1.135 Quick Fix Upgrade 1.136 Reactive Supply and Voltage Control From Generation Sources Service 1.137 Real-Time 1.138 Real-Time Market 1.139 Receiving Party 1.140 Reference Node 1.141 Regional Network Service 1.142 Regulation and Frequency Response Service 1.143 Reliability Region 1.144 Reliability Upgrade 1.145 Reserved Capacity 1.146 Scheduling, System Control and Dispatch Service 1.147 Second Effective Date 1.148 Service Agreement 1.149 Service Commencement Date 1.150 Settlement Obligation 1.151 Shift Factor 1.152 Short-Term Firm Service 1.153 Standard Offer Obligation 1.154 Supply Obligation
1.155 Supply Offer 1.156 System Contract 1.157 System Impact Study 1.158 System Operator 1.159 Target FCR Payment 1.160 Tariff 1.161 Third-Party Sale 1.162 Through or Out Service 1.163 Third Effective Date 1.164 Ties 1.165 Transition Period 1.166 Transmission Customer 1.167 Transmission Owner 1.168 Transmission Owners Committee 1.169 Transmission Provider 1.170 Transmission System Upgrade
1.171 Unit Contract 1.172 Use 1.173 Withdrawal Factor 1.174 Year 1.175 Zonal Price 2 Purpose of This Tariff 3 Initial Allocation and Renewal Procedures 3.1 Initial Allocation of Available Transmission Capability 3.2 Reservation Priority for Existing Firm Service Customers 3.3 Initial Election of Optional Internal Point-to-Point Service 4 Ancillary Services 4.1 Scheduling, System Control and Dispatch Service 4.2 Reactive Supply and Voltage Control from Generation Sources Service 4.3 Regulation and Frequency Response Service 4.4 Energy Imbalance Service 4.5 Operating Reserve - 10-Minute Spinning Reserve Service 4.6 Operating Reserve - 10-Minute Non-Spinning Reserve Service 4.7 Operating Reserve - 30-Minute Reserve Service 4.8 System Restoration and Planning Service 5 Open Access Same-Time Information System (OASIS) 6 Local Furnishing and Other Tax-Exempt Bonds 6.1 Participants That Own Facilities Financed by Local Furnishing or Other Tax-Exempt Bonds 6.2 Alternative Procedures for Requesting Transmission Service - Local Furnishing Bonds 6.3 Alternative Procedures for Requesting Transmission Service - Other Tax-Exempt Bonds 7 Reciprocity 8 Billing and Payment; Accounting 8.1 Participant Billing Procedure 8.2 Non-Participant Billing Procedure 8.3 Interest on Unpaid Balances 8.4 Customer Default 8.5 Study Costs and Revenues 9 Regulatory Filings 10 Force Majeure and Indemnification
10.1 Force Majeure 10.2 Indemnification 11 Creditworthiness 12 Dispute Resolution Procedures 12.1 Internal Dispute Resolution Procedures 12.2 Rights Under The Federal Power Act 13 Stranded Costs 13.1 General 13.2 Commission Requirements 13.3 Wholesale Contracts 13.4 Right to Seek or Contest Recovery Unimpaired II. REGIONAL NETWORK SERVICE (NETWORK INTEGRATION TRANSMISSION SERVICE) 14 Nature of Regional Network Service 14.1 Rules for Import Transactions Conducted in Conjunction with Regional Network Service: 15 Availability of Regional Network Service 15.1 Provision of Regional Network Service 15.2 Eligibility to Receive Regional Network Service 16 Payment for Regional Network Service 17 Procedure for Obtaining Regional Network Service
III. THROUGH OR OUT SERVICE; INTERNAL POINT-TO-POINT SERVICE 18 Through or Out Service 18.1 Provision of Through or Out Service 18.2 Use of Through or Out Service 19 Internal Point-to-Point Service 19.1 Provision of Internal Point-to-Point Service 19.2 Use of Internal Point-to-Point Service 19.3 Use by a Transmission Customer 20 Payment for Through or Out Service 21 Payment for Internal Point-to-Point Service 22 Reservation of Capacity for Point-to-Point Transmission Service IV. SERVICE DURING THE TRANSITION PERIOD; CONGESTION COSTS; EXCEPTED TRANSACTIONS 23 Transition Arrangements 24 Congestion Costs and Congestion Revenue 25 Excepted Transactions 25A Phase I Credit and Uplift Charge With Respect to Excepted Transactions 25B Phase II Credit and Uplift Charge With Respect to Certain Excepted Transactions V. POINT-TO-POINT TRANSMISSION SERVICE Preamble 26 Scope of Application of Part V 27 Nature of Firm Point-To-Point Transmission Service 27.1 Term 27.2 Reservation Priority 27.3 Use of Firm Point-To-Point Transmission Service by the Participants That Own PTF 27.4 Service Agreements 27.5 Transmission Customer Obligations for Facility Additions or Redispatch Costs 27.6 Curtailment of Firm Transmission Service 27.7 Classification of Firm Point-To-Point Transmission Service 27.8 Scheduling of Firm Point-To-Point Transmission Service 28 Nature of Non-Firm Point-To-Point Transmission Service 28.1 Term 28.2 Reservation Priority 28.3 Use of Non-Firm Point-To-Point Transmission Service by the Transmission Provider 28.4 Service Agreements 28.5 Classification of Non-Firm Point-To-Point Transmission Service
28.6 Scheduling of Non-Firm Point-To-Point Transmission Service 28.7 Curtailment or Interruption of Service 29 Service Availability 29.1 General Conditions 29.2 Determination of Available Transmission Capability 29.3 Initiating Service in the Absence of an Executed Service Agreement 29.4 Obligation to Provide Transmission Service that Requires Expansion or Modification of the Transmission System 29.5 Deferral of Service 29.6 Real Power Losses 29.7 Load Shedding 30 Transmission Customer Responsibilities 30.1 Conditions Required of Transmission Customers 30.2 Transmission Customer Responsibility for Third-Party Arrangements 31 Procedures for Arranging Firm Point-To-Point Transmission Service 31.1 Application 31.2 Completed Application 31.3 Deposit 31.4 Notice of Deficient Application 31.5 Response to a Completed Application 31.6 Execution of Service Agreement 31.7 Extensions for Commencement of Service 32 Procedures for Arranging Non-Firm Point-To-Point Transmission Service 32.1 Application 32.2 Completed Application 32.3 Reservation of Non-Firm Point-To-Point Transmission Service 32.4 Determination of Available Transmission Capability 33 Additional Study Procedures For Firm Point-To-Point Transmission Service Requests 33.1 Notice of Need for System Impact Study 33.2 System Impact Study Agreement and Cost Reimbursement 33.3 System Impact Study Procedures 33.4 Facilities Study Procedures 33.5 Facilities Study Modifications 33.6 Due Diligence in Completing New Facilities 33.7 Partial Interim Service 33.8 Expedited Procedures for New Facilities 34 Procedures if New Transmission Facilities for Firm Point-To-Point Transmission Service Cannot be Completed 34.1 Delays in Construction of New Facilities 34.2 Alternatives to the Original Facility Additions 34.3 Refund Obligation for Unfinished Facility Additions 35 Provisions Relating to Transmission Construction and Services on the Systems of Other Utilities 35.1 Responsibility for Third-Party System Additions 35.2 Coordination of Third-Party System Additions 36 Changes in Service Specifications 36.1 Modifications on a Non-Firm Basis 36.2 Modification on a Firm Basis 37 Sale, Assignment or Transfer of Transmission Service 37.1 Procedures for Sale, Assignment or Transfer of Service 37.2 Limitations on Assignment or Transfer of Service 37.3 Information on Assignment or Transfer of Service 38 Metering and Power Factor Correction at Receipt and Delivery Points(s) 38.1 Transmission Customer Obligations 38.2 NEPOOL Access to Metering Data 38.3 Power Factor 39 Compensation for New Facilities and Redispatch Costs VI. REGIONAL NETWORK SERVICE (NETWORK INTEGRATION TRANSMISSION SERVICE) 40 Nature of Regional Network Service 40.1 Scope of Service 40.2 Transmission Provider Responsibilities 40.3 Network Integration Transmission Service 40.4 Secondary Service 40.5 Real Power Losses
40.6 Restrictions on Use of Service 41 Initiating Service 41.1 Condition Precedent for Receiving Service 41.2 Application Procedures 41.3 Technical Arrangements to be Completed Prior to Commencement of Service 41.4 Network Customer Facilities 41.5 Filing of Service Agreement 42 Network Resources 42.1 Designation of Network Resources 42.2 Designation of New Network Resources 42.3 Termination of Network Resources 42.4 Network Customer Redispatch Obligation
42.5 Transmission Arrangements for Network Resources Not Physically Interconnected With The NEPOOL Transmission System 42.6 Limitation on Designation of Resources 42.7 Use of Interface Capacity by the Network Customer 43 Designation of Network Load 43.1 Network Load 43.2 New Network Loads Connected With the NEPOOL Transmission System 43.3 Network Load Not Physically Interconnected with the NEPOOL Transmission System 43.4 New Interconnection Points 43.5 Changes in Service Requests 43.6 Annual Load and Resource Information Updates 44 Additional Study Procedures For Network Integration Transmission Service Requests 44.1 Notice of Need for System Impact Study 44.2 System Impact Study Agreement and Cost Reimbursement 44.3 System Impact Study Procedures 44.4 Facilities Study Procedures 45 Load Shedding and Curtailments
45.1 Procedures 45.2 Transmission Constraints 45.3 Cost Responsibility for Relieving Transmission Constraints 45.4 Curtailments of Scheduled Deliveries
45.5 Allocation of Curtailments 45.6 Load Shedding 45.7 System Reliability 46 Rates and Charges 46.1 Determination of Network Customer's Monthly Network Load 47 Operating Arrangements 47.1 Operation under The Network Operating Agreement
47.2 Network Operating Agreement 47.3 Network Operating Committee 48 Scope of Application of Part VI to Participants VII. TRANSMISSION PLANNING, ADDITIONS AND MODIFICATIONS 49 General 50 Interconnection Procedures and Requirements 50.1 Interconnection of Generating Unit Under the Minimum Interconnection Standard
50.2 Interconnection of Elective Transmission Upgrades 51 Regional Transmission Planning and Expansion 51.1 General 51.2 Responsibilities of the Transmission Expansion Advisory Committee, Transmission Planning Committee and System Operator 51.3 NEPOOL Transmission Plan: Principles, Scope, and Contents 51.4 Procedures for Developing a NEPOOL Transmission Plan 51.5 Procedures for the Conduct of Enhancement and Expansion Studies 51.6 Request for Proposals ("RFP") Process For Upgrades 51.7 Obligations of Transmission Owners to Build 51.8 Merchant Transmission Facilities; Compliance 51.9 Alternative Remedies 52 "Quick Fix" Measures SCHEDULE 1 Scheduling, System Control and Dispatch Service
SCHEDULE 2 Reactive Supply and Voltage Control from Generation Sources Service
SCHEDULE 3 Regulation and Frequency Response Service (Automatic Generation Control) SCHEDULE 4 Energy Imbalance Service SCHEDULE 5 Operating Reserve - 10-Minute Spinning Reserve Service SCHEDULE 6 Operating Reserve - 10-Minute Non-Spinning Reserve Service SCHEDULE 7 Operating Reserve - 30-Minute Reserve Service SCHEDULE 8 Through or Out Service - The Pool PTF Rate SCHEDULE 9 Regional Network Service SCHEDULE 10 Internal Point-to-Point Service SCHEDULE 11 Generator Interconnection Related Upgrade Costs SCHEDULE 12 Reliability Upgrade, Economic Upgrade and Elective Transmission Upgrade Costs SCHEDULE 13 Locational Prices; Congestion Cost; Congestion Revenue; Marginal Loss Cost; Marginal Loss Revenue
     A.     Calculation of Locational Prices
B.     Congestion Cost
C.     Congestion Revenue
D.     Marginal Loss Cost and Marginal Loss Revenue
E.     Additional Rules and Procedures
SCHEDULE 14  Financial Congestion Rights ("FCRs")
A.     FCR Holder Status and Transfer of FCRs
     B.     FCR Designation and Simultaneous Feasibility
     C.     FCR Payments
     D.     FCR Settlements
     E.     Congestion Revenue Shortfalls or Surpluses
     F.     FCR Auctions
     G.     FCRs as Options
     H.     Additional Rules and Procedures
SCHEDULE 15  Auction Revenue Rights
     A.     First Stage of ARR Allocation
     B.     Second Stage of ARR Allocation
     C.     Third Stage of ARR Allocation
     D.     Fourth Stage of ARR Allocation
     E.     Payments to ARR Holders
     F.     Annual and Monthly ARR Adjustments
     G.     Incremental ARRs
     H     Additional Rules and Procedures
SCHEDULE 16 System Restoration and Planning Service from Generators ATTACHMENT A Form of Service Agreement for Through or Out Service or Internal Point-To-Point Service ATTACHMENT B Form Of Service Agreement For Regional Network Service ATTACHMENT C Methodology To Assess Available Transmission Capability ATTACHMENT D Methodology for Completing a System Impact Study ATTACHMENT E Local Networks ATTACHMENT F Annual Transmission Revenue Requirements ATTACHMENT G: List of Excepted Transaction Agreements ATTACHMENT G-1: List of Excepted Agreements ATTACHMENT G-2: List of Certain Arrangements over External Ties ATTACHMENT H Form of Network Operating Agreement ATTACHMENT I Form of System Impact Study Agreement ATTACHMENT J Form of Facilities Study Agreement ATTACHMENT K 1997 Twelve CP Network Load Data NEPOOL 1997 12 CP Network Load ATTACHMENT L Financial Assurance Policy for NEPOOL Members ATTACHMENT M Financial Assurance Policy for NEPOOL Non-Participant Transmission Customers ATTACHMENT N New England Power Pool Billing Policy IMPLEMENTATION RULE - SCHEDULE 1 Scheduling, System Control and Dispatch Service IMPLEMENTATION RULE - SCHEDULE 2 Reactive Supply and Voltage Control from Generation Sources Service IMPLEMENTATION RULE - ATTACHMENT F Annual Transmission Revenue Requirements



I.     COMMON SERVICE PROVISIONS

1     Definitions

Whenever used in this Tariff, in either the singular or the plural number, the terms contained in this Section shall have the meanings set forth herein. If a term includes language in brackets ([ ]), such language shall become effective automatically on the CMS/MSS Effective Date. Certain definitions and language within definitions are included in braces ({ }). Such definitions and language are still subject to further modification or deletion and will not become effective except pursuant to a further Commission order. To the extent appropriate to reflect the understandings of this introductory text, future composite copies of this Tariff may remove brackets ([ ]), braces ({ }) and text included therein, and this explanatory introductory language, and may renumber the definitions, without further specific amendment to or restatement of this Tariff. Terms used in this Tariff that are not defined in this Tariff shall have the meanings customarily attributed to such terms by the electric utility industry in New England.

1.1 Administrative Costs: Those costs incurred in connection with the review of Applications for transmission service and the carrying out of System Impact Studies and Facilities Studies.

1.2 Agreement: The Restated New England Power Pool Agreement dated as of September 1, 1971, as amended and restated from time to time, of which this Tariff forms a part.

1.3 Ancillary Services: Those services that are necessary to support the transmission of electric capacity and energy from resources to loads while maintaining reliable operation of the NEPOOL Transmission System in accordance with Good Utility Practice.

1.4 Annual Transmission Revenue Requirements: The annual revenue requirements of a Participant's PTF or of all Participants' PTF for purposes of this Tariff shall be the amount determined in accordance with Attachment F to this Tariff.

1.5 Application: A written request by an Eligible Customer for transmission service pursuant to the provisions of this Tariff.

1.6   ARR:  An Auction Revenue Right.

1.7  ARR Allocation:  The allocation of ARRs described in Schedule 15.

1.8 Auction Revenue Right: The right to receive FCR Auction Revenues in accordance with Schedule 15 and Section 49 of the Tariff.

1.9 Auction Revenue Right Holder: An entity which is the record holder of an Auction Revenue Right in the register maintained by the System Operator.

1.10 Backyard Generation: Generation which interconnects directly with distribution facilities dedicated solely to load not designated as Network Load. Any distribution facilities which are shared with Network Load will not qualify.

1.11 Business Day: Any day other than a Saturday or Sunday or a national or Massachusetts holiday.

1.12 CMS: The Congestion management system under the NEPOOL arrangements, including Locational Prices for Energy and Financial Congestion Rights.

1.13 CMS/MSS Effective Date: The date on which the provisions of Section 14A of the Agreement shall become fully effective and supersede the provisions of
Section 14 of the Agreement. The CMS/MSS Effective Date shall be a date fixed by the Participants Committee which occurs after NEPOOL System Rules and computer programs to fully implement Section 14A of the Agreement and Schedules 13, 14 and 15 of the Tariff are in place and at least thirty (30) days have elapsed since the Participants Committee has provided notice to the Commission of the proposed CMS/MSS Effective Date.

1.14  Commission:  The Federal Energy Regulatory Commission.

1.15 Completed Application: An Application that satisfies all of the information and other requirements of this Tariff, including any required deposit.

1.16  Compliance Effective Date:  October 1, 1998.

1.17 Congestion: A condition of the NEPOOL Transmission System in which transmission limitations prevent unconstrained regional economic dispatch of the power system. Following the CMS/MSS Effective Date, Congestion is the condition that results in the Congestion Component of the Locational Price at one Location being different from the Congestion Component of the Locational Price at another Location during any given hour of the Dispatch Day in the Day-Ahead Market and Real-Time Market.

1.18 Congestion Component: The component of the Nodal Price that reflects the marginal cost of Congestion at a given Node or External Node relative to the Reference Node. When used in connection with Zonal Price and Hub Price, the term Congestion Component refers to the Congestion Components of the Nodal Prices that comprise the Zonal Price and Hub Price averaged or weighted in the same way that Nodal Prices are averaged or weighted to determine the Zonal Price and Hub Price, respectively.

1.19 Congestion Cost: The cost of Congestion as defined in Section 14.14 of the Agreement and Section 24 of the Tariff for services until the CMS/MSS Effective Date. On and after the CMS/MSS Effective Date, Congestion Cost is the cost of Congestion as measured by the difference between the Congestion Components of the Locational Prices at different Locations and/or Reliability Regions on the NEPOOL Transmission System.

1.20 Congestion Paying Entity: For the purpose of the allocation of FCR Auction Revenues to ARR Holders as provided for in Schedule 15, a Participant, other than a Transmission Customer, that is responsible for paying for both (i) the Congestion Cost associated with supplying Energy to serve load, and (ii) the RMR Charge for RMR Uplift (as defined in Section 14A.19 of the Agreement) associated with serving load. The term Congestion Paying Entity shall be deemed to include, but not be limited to, the Load Asset Contract purchaser.

1.21 Congestion Revenue: For each hour is the surplus revenue, if any, for each hour after netting the revenues paid and collected for the Congestion Components of Locational Price for all Energy transactions on the NEPOOL Transmission System, including Energy deliveries by Non-Participant Transmission Customers taking service under the Tariff, as settled in accordance with the Market Rules. Congestion Revenue is calculated for each hour of the Dispatch Day in the Day-Ahead Market and Real-Time Market as provided in Section E of Schedule 14 of the Tariff and the applicable Market Rules.

1.22 Congestion Revenue Fund: The fund of Congestion Revenue administered by the System Operator in accordance with Section 14A.17 of the Agreement, Schedules 13 and 14 of the Tariff, and the applicable Market Rules.

1.23 Congestion Revenue Shortfall: The amount, if any, by which Congestion Revenues collected by the System Operator in a month are less than the sum of the Target FCR Payments for that month. A Congestion Revenue Shortfall is managed in accordance with Schedule 14.

1.24 Congestion Revenue Surplus: The amount, if any, by which Congestion Revenues collected by the System Operator in a month exceed the sum of the Target FCR Payments for that month. A Congestion Revenue Surplus is managed in accordance with Schedule 14.

1.25 Control Area: An electric power system or combination of electric power systems to which a common automatic generation control scheme is applied in order to:

(1) match, at all times, the power output of the generators within the electric power system(s) and capacity and energy purchased from entities outside the electric power system(s), with the load within the electric power system(s);

(2) maintain scheduled interchange with other Control Areas, within the limits of Good Utility Practice;

(3) maintain the frequency of the electric power system(s) within reasonable limits in accordance with Good Utility Practice and the criteria of the applicable regional reliability council or the North American Electric Reliability Council; and

(4) provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

1.26 Curtailment: A reduction in firm or non-firm transmission service in response to a transmission capacity shortage as a result of system reliability conditions.

1.27 Day-Ahead: The calendar day immediately preceding a Dispatch Day for which Participants submit Demand Bids and Supply Offers in accordance with applicable NEPOOL System Rules and the System Operator schedules Resources for Energy, Operating Reserve, 4-Hour Reserve and AGC (as defined in the Agreement) in accordance with applicable NEPOOL System Rules.

1.28 Day-Ahead Market: The market provided for in Section 14A of the Agreement and conducted in the calendar day immediately preceding a Dispatch Day in which Energy, Operating Reserve, 4-Hour Reserve and AGC (as defined in the Agreement) are scheduled for a Dispatch Day, based on the Day-Ahead Demand Bids and Supply Offers and applicable NEPOOL System Rules.

1.29 Delivering Party: The entity supplying capacity and/or energy to be transmitted at Point(s) of Receipt under this Tariff.

1.30 Demand Bid: A proposal by a Participant to receive and pay for Energy, at a specified Location and at a specified Demand Bid Price, that is submitted to the System Operator pursuant to the Agreement and applicable Market Rules, and includes information with respect to the quantity to be received and paid for and other matters complying with the Market Rules.

1.31 Demand Bid Price: The price specified by a Participant to the System Operator in a Demand Bid for Energy at a specified Location.

1.32 Designated Agent: Any entity that performs actions or functions required under the Tariff on behalf of NEPOOL, an Eligible Customer, or a Transmission Customer.

1.33 Direct Assignment Facilities: Facilities or portions of facilities that are Non-PTF and are constructed for the sole use/benefit of a particular Transmission Customer requesting service under this Tariff or a Generator Owner requesting an interconnection. Direct Assignment Facilities shall be specified in a separate agreement with the Transmission Provider whose transmission system is to be modified to include and/or interconnect with said Facilities, shall be subject to applicable Commission requirements and shall be paid for by the Transmission Customer or a Generator Owner or in accordance with the separate agreement and not under this Tariff.

1.34 Direct Interconnection Transmission Costs: Has the meaning specified in Section 2 of Schedule 11 of the Tariff.

1.35 Dispatch Day: The period beginning at the minute ending 0001 and ending at 2400 each day.

1.36  Distribution Company:  Has the meaning specified in Section (A)(2) of
Schedule 13.

1.37  Distribution Company Load Zone:  Has the meaning specified in Section
(A)(2) of Schedule 13.

1.38 Economic Upgrade: Those additions and upgrades that are not related to the interconnection of a generator, and are designed to reduce or eliminate Congestion Cost, where the net present values of the reduction in, or elimination of, Congestion Cost exceeds the net present value of the cost of the transmission addition or upgrade.

1.39 Elective Transmission Upgrade: An addition to or modification of the NEPOOL Transmission System that is not: (i) a Generator Interconnection Related Upgrade; (ii) a Reliability Upgrade (including a NEMA Upgrade, as appropriate);
(iii) an Economic Upgrade (including a NEMA Upgrade, as appropriate); (iv) a Quick Fix Upgrade; or (v) initially proposed in an Elective Transmission Upgrade Application filed with the System Operator in accordance with Section 50.2 on a date after the addition or modification already has been otherwise identified in the current NEPOOL Transmission Plan (other than as an Elective Transmission Upgrade) in publication as of the date of that application. An Elective Transmission Upgrade may increase transfer capability of the NEPOOL Transmission System, may increase the reliability or stability of the NEPOOL Transmission System above the requirements and criteria established by NERC, NPCC or the NEPOOL Reliability Committee, or may reduce Congestion Costs into Load Zones or at Nodes into or within the NEPOOL Control Area.

1.40 Eligible Customer: (i) Any Participant that is engaged, or proposes to engage, in the wholesale or retail electric power business is an Eligible Customer under the Tariff. (ii) Any electric utility (including any power marketer), Federal power marketing agency, or any other entity generating electric energy for sale or for resale is an Eligible Customer under the Tariff. Electric energy sold or produced by such entity may be electric energy produced in the United States, Canada or Mexico. However, with respect to transmission service that the Commission is prohibited from ordering by Section 212(h) of the Federal Power Act, such entity is eligible only if the service is provided pursuant to a state requirement that the Transmission Provider with which that entity is directly interconnected offer the unbundled transmission service, or pursuant to a voluntary offer of such service by the Transmission Provider with which that entity is directly interconnected. (iii) Any end user taking or eligible to take unbundled transmission service pursuant to a state requirement that the Transmission Provider with which that end user is directly interconnected offer the transmission service, or pursuant to a voluntary offer of such service by the Transmission Provider with which that end user is directly interconnected, is an Eligible Customer under the Tariff.

1.41 Energy: Is electrical energy measured in kilowatthours or megawatthours.

1.42 Energy Imbalance Service: This service is the form of Ancillary Service described in Schedule 4.

1.43 Entitlement: An Installed Capability Entitlement, Energy Entitlement, Operating Reserve Entitlement[, 4-Hour Reserve Entitlement], or AGC Entitlement, in each case as defined in the Agreement. When used in the plural form, it may be any or all such Entitlements or combinations thereof, as the context requires.

1.44 Excepted Transaction: A transaction specified in Section 25 for the applicable period specified in that Section, or in Sections 25A and 25B.

1.45 External Node: A bus or buses used for establishing a Locational Price for Energy received by Participants from, or delivered by Participants to, a neighboring Control Area.

1.46 Facilities Study: An engineering study conducted pursuant to the Agreement or this Tariff by the System Operator and/or one or more affected Participants to determine the required modifications to the NEPOOL Transmission System, including the cost and scheduled completion date for such modifications, that will be required to provide a requested transmission service or interconnection.

1.47  FCR:  A Financial Congestion Right.

1.48 FCR Auction: The periodic auction of FCRs conducted by the System Operator or another authorized agent of the NEPOOL Participants in accordance with
Schedule 14.

1.49: The revenue collected from the sale of FCRs in FCR Auctions. FCR Auction Revenue is payable to FCR Holders who submit their FCRs for sale in the FCR Auction in accordance with Schedule 14 and to ARR Holders in accordance with
Schedule 15.

1.50  FCR Auction Revenue Fund:  The fund containing the FCR Auction Revenue.

1.51 FCR Holder: An entity that acquires an FCR through the FCR Auction or a subsequent bilateral arrangement pursuant to Schedule 14 of the Tariff and registers with the System Operator as the holder of the FCR in accordance with
Schedule 14 of the Tariff and applicable NEPOOL System Rules.

1.52 FCR Payment: The payment made either from the Congestion Revenue Fund to an FCR Holder or to the Congestion Revenue Fund by an FCR Holder in accordance with
Schedule 14 of the Tariff and applicable NEPOOL System Rules.

1.53 Financial Congestion Right: A financial instrument that evidences the rights and obligations specified in Schedule 14 of the Tariff.

1.54 Firm Contract: Any contract, other than a Unit Contract, for the purchase of Installed Capability, Energy [at a Location], Operating Reserves[, 4-Hour Reserves], and/or AGC (as defined in the Agreement) pursuant to which the purchaser's right to receive such Installed Capability, Energy, Operating Reserves[, 4-Hour Reserves] and/or AGC is subject only to the supplier's inability to make deliveries thereunder as the result of events beyond the supplier's reasonable control.

1.55 Firm Point-To-Point Transmission Service: Point-To-Point Transmission Service which is reserved and/or scheduled between specified Points of Receipt and Delivery in accordance with the applicable procedure specified in Part V of this Tariff.

1.56 Firm Transmission Service: Service for Native Load Customers, firm Regional Network Service (Network Integration Transmission Service), service for Excepted Transactions, Firm Internal Point-To-Point Transmission Service, or Firm Through or Out Service.

1.57 Generator Interconnection Related Upgrade: An addition to or modification of the NEPOOL Transmission System pursuant to Section 50.1 to effect the interconnection of a new generating unit or an existing generating unit whose capacity is being materially changed and increased, whether or not the interconnection is being effected to meet the Minimum Interconnection Standard. As to Category A Projects (as defined in Schedule 11), a Generator Interconnection Related Upgrade also includes an upgrade beyond that required to satisfy the Minimum Interconnection Standard for which the Generator Owner has committed to pay prior to October 29, 1998.

1.58 Generator Owner: Any Participant or Non-Participant that owns, in whole or part, a generating unit whether located within or outside the NEPOOL Control Area. As used in Section 50 and Schedules 11 and 12 of this Tariff, Generator Owner also includes any Participant or Non-Participant that proposes to site a new generating unit at a site owned or controlled by it, or which it has the right to acquire or control, located in the NEPOOL Control Area.

1.59 Good Utility Practice: Any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, methods, or acts generally accepted in the region.

1.60 Hub: A specific set of pre-defined Nodes, approved by the Participants Committee, for which a Locational Price will be calculated and which can be used to establish a reference price for Energy purchases and the transfer of Energy Settlement Obligations and for the designation of FCRs in accordance with
Schedule 14.

1.61 Hub Price: In each hour of the Dispatch Day in the Day-Ahead Market and the Real-Time Market is the price used for Settlement Obligations for Energy which are treated as being transferred at a Hub in the hour. Hub Prices are calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

1.62 HQ Interconnection: The United States segment of the transmission interconnection which connects the systems of Hydro-Quebec and the Participants. "Phase I" is the United States portion of the 450 kV HVDC transmission line from a terminal at the Des Cantons Substation on the Hydro- Quebec system near Sherbrooke, Quebec to a terminal having an approximate rating of 690 MW at a substation at the Comerford Generating Station on the Connecticut River. "Phase II" is the United States portion of the facilities required to increase to approximately 2000 MW the transfer capacity of the HQ Interconnection, including an extension of the HVDC transmission line from the terminus of Phase I at the Comerford Station through New Hampshire to a terminal at the Sandy Pond Substation in Massachusetts. The HQ Interconnection does not include any PTF facilities installed or modified to effect reinforcements of the New England AC transmission system required in connection with the HVDC transmission line and terminals.

1.63 HQ Phase II Firm Energy Contract: The Firm Energy Contract dated as of October 14, 1985 between Hydro-Quebec and certain of the Participants, as it may be amended from time to time.

1.64 Import Transaction: An energy delivery originating outside the NEPOOL Control Area that uses the PTF to deliver energy to Network Load within the NEPOOL Control Area, except for a delivery that uses a direct interconnection between the NEPOOL Control Area and the Hydro-Quebec transmission system that existed as of January 1, 2000.

1.65 Interchange Transactions: Are transactions deemed to be effected under
Section 14 of the Agreement prior to the CMS/MSS Effective Date, and under
Section 14A on and after the CMS/MSS Effective Date.

1.66  Interest:  Interest calculated in the manner specified in Section 8.3.

1.67  Internal Point-to-Point Service:

(1) Until the CMS/MSS Effective Date, Point-to-Point Transmission Service with respect to a transaction where the Point of Receipt is at the boundary of or within the NEPOOL Transmission System and the Point of Delivery is within the NEPOOL Transmission System.

(2) On and after the CMS/MSS Effective Date, Internal Point-to-Point Service is Point-to-Point Transmission Service with respect to a transaction where the Point of Receipt is within the NEPOOL Transmission System and the Point of Delivery is within the NEPOOL Transmission System.

1.68 Internal Point-to-Point Service Rate: The rate applicable to Internal Point-to-Point Service, which shall be equal for each delivery to the Participant RNS Rate per Kilowatt for the current Year for the Participant which owns the Local Network from which the Customer's load is served.

1.69 Interruption: A reduction in non-firm transmission service due to economic reasons pursuant to Section 28.7.

1.70 ISO: The Independent System Operator which is responsible for the continued operation of the NEPOOL Control Area from the NEPOOL control center and the administration of this Tariff, subject to regulation by the Commission.

1.71 Load Asset Contract: A transaction for the transfer of responsibility for Electrical Load (and may include Electrical Load qualifying as Dispatchable
Load), Installed Capability, or the rights to compensation for Operating Reserve to the extent the transfer relates to Dispatchable Load, the terms of which shall conform to the requirements of applicable Market Rules.

1.72 Load Ratio Share: Ratio of a Transmission Customer's most recently reported Monthly Network Load in the case of Network Customers and including where applicable Point-to-Point Customers' Reserved Capacity, to the total load of Network Customers and Point-to-Point customers, computed in accordance with Part VI of the Tariff.

1.73 Load Shedding: The systematic reduction of system demand by temporarily decreasing load in response to transmission system or area capacity shortages, system instability, or for voltage control considerations under Part VI of the Tariff.

1.74  Load Zone:  A Reliability Region, except as otherwise provided in
Section 14A.12(b) of the Agreement and Schedule 13 of the Tariff.

1.75 Local Network: The transmission facilities constituting a local network identified on Attachment E, and any other local network or change in the designation of a Local Network as a Local Network which the Management Committee may designate or approve from time to time. The Management Committee may not unreasonably withhold approval of a request by a Participant that it effect such a change or designation.

1.76 Local Network Service: Local Network Service is the service provided, under a separate tariff or contract, by a Participant that is a Transmission Provider to another Participant or other entity connected to the Transmission Provider's Local Network to permit the other Participant or entity to efficiently and economically utilize its resources to serve its load.

1.77 Local Point-To-Point Service: Local Point-To-Point service is Point-to-Point Transmission Service provided, under a separate tariff or contract, by a Participant that is a Transmission Provider over Non-PTF or distribution facilities to permit deliveries to or from an interconnection point on the NEPOOL Transmission System.

1.78  Location:  A Node, External Node, Load Zone, or Hub.

1.79 Locational Price: The price of Energy at a Location or Reliability Region, calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff. The Locational Price for a Node is the Nodal Price at that Node; the Locational Price for an External Node is the Nodal Price at that External Node; the Locational Price for a Load Zone or Reliability Region is the Zonal Price for that Load Zone or Reliability Region, respectively; and the Locational Price for a Hub is the Hub Price for that Hub.

1.80 Long-Term Firm Service: Firm Transmission Service with a term of one year or more.

1.81 Marginal Loss: The additional Energy required to overcome transmission losses or the decrease in Energy consumed through losses on the NEPOOL Transmission System associated with serving a small increment of demand at a Node or External Node. The cost of Marginal Losses at each Location, relative to the cost of Marginal Losses at the Reference Node, is reflected in the Marginal Loss Component of the Locational Price at that Location.

1.82 Marginal Loss Component: The component of the Nodal Price at a given Node or External Node that reflects the Marginal Loss at that Node or External Node. When used in connection with Hub Price or Zonal Price, the term Marginal Loss Component refers to the Marginal Loss Components of the Nodal Prices that comprise the Hub Price or Zonal Price, which Marginal Loss Components are averaged or weighted in the same way that Nodal Prices are averaged or weighted to determine the Hub Price and Zonal Price, respectively.

1.83 Marginal Loss Revenue: For each hour is the surplus revenue, if any, after netting the revenues paid and collected for the Marginal Loss Components of Locational Prices for all Energy transactions on the NEPOOL Transmission System, including Energy deliveries by Non-Participant Transmission Customers taking service under this Tariff, as settled in accordance with the Market Rules.

1.84 Marginal Loss Revenue Fund: The fund of Marginal Loss Revenue administered by the System Operator in accordance with Section 14A.16 of the Agreement,
Schedule 13 of the Tariff, and the applicable Market Rules.

1.85 Market Rules: Are the system rules and operating procedures adopted pursuant to the System Operator Agreement in connection with the administration of the NEPOOL Market.

1.85A  Merchant Transmission Facility:  Has the meaning specified in Section
51.8.

1.86  Minimum Interconnection Standard:  Has the meaning specified in Section
50.1.

1.87  Monthly Network Load:  Has the meaning specified in Section 46.1.

1.88  Monthly Peak:  Has the meaning specified in Section 46.1.

1.89 Monthly Peak Load: For purposes of Schedule 15, the Monthly Peak Load of the Transmission Customer is the Transmission Customer's Monthly Peak less any portion of such Monthly Peak served by a Congestion Paying Entity. For purposes of Schedule 15, the Monthly Peak Load of a Congestion Paying Entity includes the portion of any Transmission Customer's Monthly Peak served by the Congestion Paying Entity.

1.90 Native Load Customers: The wholesale and retail power customers of a Participant or other entity which is a Transmission Provider on whose behalf the Participant or other entity, by statute, franchise, regulatory requirement, or contract, has undertaken an obligation to construct and operate its system to meet the reliable electric needs of such customers.

1.91   NEMA:  The Northeast Massachusetts Reliability Region.

1.92 NEMA ARRs: The ARRs allocated in accordance with Schedule 15 to certain entities serving load in NEMA.

1.93 NEMA Contract: A contract described in Section C of Schedule 15 and listed in Attachment 1 to Schedule 15.

1.94 NEMA LSE: A NEMA LSE is a Transmission Customer or Congestion Paying Entity that serves load within NEMA.

1.95 NEMA or "Northeast Massachusetts" Upgrade: Is an addition to or modification of the NEPOOL Transmission System into or within the Northeast Massachusetts Reliability Region that is not, as of December 31, 1999, the subject of a System Impact Study or application filed pursuant to Section 18.4 of the Restated NEPOOL Agreement; that is not related to generation interconnections; and that will be completed and placed in service by June 30, 2004. Such upgrades include, but are not limited to, new transmission facilities and related equipment and/or modifications to existing transmission facilities and related equipment.

1.96 NEPOOL: The New England Power Pool, the power pool created under and governed by the Agreement, and the entities collectively participating in the New England Power Pool.

1.97 NEPOOL Control Area: The Control Area (as defined in Section 1.25) for NEPOOL.

1.98 NEPOOL System Rules: The Market Rules, the NEPOOL Information Policy, the Administrative Procedures, the Reliability Standards and any other system rules, procedures or criteria for the operation of the NEPOOL System and administration of the NEPOOL Market, the NEPOOL Agreement and the NEPOOL Tariff.

1.99 NEPOOL Transmission Plan: A five-year plan for the expansion or modification of the NEPOOL Transmission System which has been developed pursuant to Section 51.

1.100  NEPOOL Transmission System:  The PTF transmission facilities.

1.101  NERC:  The North American Electric Reliability Council.

1.102 Network Customer: A Participant or Non-Participant receiving transmission service pursuant to the terms of the Network Integration Transmission Service under Part II and Part VI of the Tariff.

1.103 Network Integration Transmission Service: Regional Network Service, which may be used with respect to Network Resources or Network Load not physically interconnected with the NEPOOL Transmission System.

1.104 Network Load: The load that a Network Customer designates for Network Integration Transmission Service under Part II and Part VI of the Tariff. The Network Customer's Network Load shall include all load designated by the Network Customer (including losses) and shall not be credited or reduced for any behind-the-meter generation. A Network Customer may elect to designate less than its total load as Network Load but may not designate only part of the load at a discrete Point of Delivery. Where an Eligible Customer has elected not to designate a particular load at discrete Points of Delivery as Network Load, the Eligible Customer is responsible for making separate arrangements under Part III and Part V of the Tariff for any Point-to-Point Transmission Service that may be necessary for such non-designated load.

1.105 Network Operating Agreement: An executed agreement in the form of Attachment H, or any other form that is mutually agreed to, that contains the terms and conditions under which the Network Customer shall operate its facilities and the technical and operational matters associated with the implementation of Network Integration Transmission Service under Part II and
Part VI of this Tariff. The Agreement and the rules adopted thereunder shall constitute the Network Operating Agreement for Participants.

1.106 Network Operating Committee: A group made up of representatives from the Network Customer(s) and the System Operator established to coordinate operating criteria and other technical considerations required for implementation of Network Integration Transmission Service under Part II and Part VI of this Tariff. The Network Operating Committee for Network Customers that are Participants shall be the NEPOOL Regional Transmission Operations Committee and the NEPOOL Regional Transmission Planning Committee, meeting jointly in a meeting designated as the annual Network Operating Committee meeting. Notice of each meeting of the Committee pursuant to Section 47.3 shall be given to each Non-Participant receiving Regional Network Service under this Tariff and the Non-Participant shall have the right to be represented at each of such meetings.

1.107 Network Resource: (a) With respect to Participants, (i) any generating resource located in the NEPOOL Control Area which has been placed in service prior to the Compliance Effective Date (including a unit that has lost its capacity value when its capacity value is restored and a deactivated unit which may be reactivated without satisfying the requirements of Section 49 of this Tariff in accordance with the provisions thereof) until retired; (ii) any generating resource located in the NEPOOL Control Area which is placed in service after the Compliance Effective Date until retired, provided that (1) the Generator Owner has complied with the requirements of Section 49 of the Tariff, and (2) the output of the unit shall be limited in accordance with Section 49, if required; and (iii) any generating resource or combination of resources (including bilateral purchases) located outside the NEPOOL Control Area for so long as any Participant has an Entitlement in the resource or resources which is being delivered to it in the NEPOOL Control Area to serve Network Load located in the NEPOOL Control Area or other designated Network Loads contemplated by
Section 43.3 of this Tariff taking Regional Network Service. (b) With respect to Non-Participant Network Customers, any generating resource owned, purchased or leased by the Network Customer which it designates to serve Network Load.

1.108 Network Upgrades: Modifications or additions to transmission-related facilities that are integrated with and support the overall NEPOOL Transmission System for the general benefit of all users of such Transmission System.

1.109 Nodal Price: In each hour of the Dispatch Day in the Day-Ahead Market and Real-Time Market is the price for Energy received or furnished at a Node or External Node in the hour, as calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

1.110 Node: A point on the NEPOOL Transmission System where Energy is received or furnished, and for which Nodal Prices are calculated.

1.111 Non-Firm Point-To-Point Transmission Service: Point-To-Point Transmission Service under this Tariff that is subject to Curtailment or Interruption under the circumstances specified in Section 28.7 of this Tariff.

1.112   Non-Participant:  Any entity that is not a Participant.

1.113 Non-PTF: The transmission facilities owned by the Participants that do not constitute PTF.

1.114  Northeast Massachusetts Upgrade:  Has the meaning specified in
Schedule 12.

1.115  NPCC:  The Northeast Power Coordinating Council.

1.116 Open Access Same-Time Information System (OASIS): The NEPOOL information system and standards of conduct responding to requirements of 18 C.F.R. 37 of the Commission's regulations and all additional requirements implemented by subsequent Commission orders dealing with OASIS.

1.117 Operating Reserve - 10-Minute Non-Spinning Reserve Service: This service is the form of Ancillary Service described in Schedule 6.

1.118 Operating Reserve - 10-Minute Spinning Reserve Service: This service is the form of Ancillary Service described in Schedule 5.

1.119 Operating Reserve - 30-Minute Reserve Service: This service is the form of Ancillary Service described in Schedule 7.

1.120  Participant:  A participant in NEPOOL under the Agreement.

1.121 Participant RNS Rate: The rate applicable to Regional Network Service to effect a delivery to load in a particular Local Network, as determined in accordance with Schedule 9 to this Tariff.

1.122 Participants Committee: The committee whose responsibilities are specified in Section 7 of the Agreement. To the extent applicable, references in the Tariff to the Participants Committee shall include the prior Management Committee or Executive Committee as the predecessor of the Participants Committee if not inconsistent with Section 17A of the Agreement.

1.123 Point(s) of Delivery: Point(s) where capacity and/or energy transmitted by the Participants will be made available to the Receiving Party under this Tariff. Until the CMS/MSS Effective Date, but not thereafter, the Point of Delivery may be designated as the NEPOOL power exchange. The Point(s) of Delivery shall be specified in the Service Agreement, if applicable, for Long-Term Firm Point-to-Point Transmission Service.

1.124 Point(s) of Receipt: Point(s) of interconnection where capacity and/or energy to be transmitted by the Participants will be made available to NEPOOL by the Delivering Party under this Tariff. Until the CMS/MSS Effective Date, but not thereafter, the Point of Receipt may be designated as the NEPOOL power exchange in circumstances where the System Operator does not require greater specificity. The Point(s) of Receipt shall be specified in the Service Agreement, if applicable, for Long-Term Firm Point-To-Point Transmission Service.

1.125 Point-To-Point Transmission Service: The transmission of capacity and/or energy on either a firm or non-firm basis from the Point(s) of Receipt to the Point(s) of Delivery under this Tariff. NEPOOL Point-to-Point Transmission Service includes both Internal Point-to-Point Service and Through or Out Service.

1.126 Pool-Planned Unit: One of the following units: New Haven Harbor Unit 1 (Coke Works), Mystic Unit 7, Canal Unit 2, Potter Unit 2, Wyman Unit 4, Stony Brook Units 1, 1A, 1B, 1C, 2A and 2B, Millstone Unit 3, Seabrook Unit 1 and Waters River Unit 2 (to the extent of 7 megawatts of its Summer Capability and 12 megawatts of its Winter Capability).

1.127 Pool PTF Rate: The transmission rate determined in accordance with
Schedule 8 to this Tariff.

1.128 Pool RNS Rate: The transmission rate determined in accordance with paragraph (2) of Schedule 9 to this Tariff.

1.129 Pool-Supported PTF: (i) PTF first placed in service prior to January 1, 2000; (ii) Generator Interconnection Related Upgrades with respect to Category A and B Projects (as defined in Schedule 11), but only to the extent not paid for by the interconnecting Generator Owner; (iii) Quick Fix Upgrades, in accordance with Section 52; and (iv) other PTF upgrades, but only to the extent the costs therefor are determined to be Pool-Supported PTF in accordance with Schedule 12.

1.130 Power Purchaser: The entity that is purchasing the capacity and/or energy to be transmitted under the Tariff.

1.131 Prior NEPOOL Agreement: The NEPOOL Agreement as in effect on December 1, 1996.

1.132 PTF or Pool Transmission Facilities: (i) The transmission facilities owned by the Participants and their Related Persons which constitute PTF pursuant to the Agreement, and (ii) the static VAR compensator installed at Chester, Maine at the request of the Participants.

1.133 Pre-1997 PTF Rate: The transmission rate of a Participant determined in accordance with paragraph (5) of Schedule 9 to this Tariff.

1.134 Publicly Owned Entity: An Entity which is either a municipality or an agency thereof, or a body politic and public corporation created under the authority of one of the New England states, authorized to own, lease and operate electric generation, transmission or distribution facilities, or an electric cooperative, or an organization of any such entities.

1.135  Quick Fix Upgrade:  Has the meaning specified in Section 52.

1.136  Reactive Supply and Voltage Control From Generation Sources
Service:  This service is the form of Ancillary Service described in Schedule
2.

1.137 Real-Time: A current period of a Dispatch Day for which the System Operator dispatches Resources for Energy and AGC, designates Resources for AGC and Operating Reserve and, if necessary, activates 4-Hour Reserves.

1.138 Real-Time Market: The market provided for in Section 14A of the Agreement in which obligations and prices with respect to Energy, Operating Reserve, 4-Hour Reserve and AGC are determined from the actual dispatch and designations by the System Operator during a Dispatch Day, based on applicable Demand Bids and Supply Offers and NEPOOL System Rules.

1.139 Receiving Party: The entity receiving the capacity and/or energy transmitted to Point(s) of Delivery under this Tariff.

1.140 Reference Node: The Node identified by the System Operator in accordance with the NEPOOL System Rules relative to which all mathematical quantities pertaining to physical operation, including Shift Factors and Withdrawal Factors, shall be calculated with respect to the dispatch of the system and the derivation of Locational Prices.

1.141  Regional Network Service:  The transmission service described in
Part II and Part VI of this Tariff.

1.142 Regulation and Frequency Response Service: This service is the form of Ancillary Service described in Schedule 3.

1.143 Reliability Region: As of March 31, 2000, any one of the regions identified in Attachment C to the Agreement. Subsequent to March 31, 2000, the System Operator, in a filing with the Commission and following consultation with the NEPOOL Reliability Committee, may reconfigure Reliability Regions and add or subtract Reliability Regions as necessary over time to reflect changes to the grid or changes in patterns of usage and intra-zonal Congestion. Reliability Regions reflect the operating characteristics of, and the major transmission constraints on, the NEPOOL Transmission System.

1.144 Reliability Upgrade: Those additions and upgrades not required by the interconnection of a generator that are nonetheless necessary to ensure the continued reliability of the NEPOOL system, taking into account load growth and known resource changes, and include those upgrades necessary to provide acceptable stability response, short circuit capability and system voltage levels, and those facilities required to provide adequate thermal capability and local voltage levels that cannot otherwise be achieved with reasonable assumptions for certain amounts of generation being unavailable (due to maintenance or forced outages) for purposes of long-term planning studies. Good Utility Practice, applicable reliability principles, guidelines, criteria, rules, procedures and standards of NERC and NPCC and any of their successors, applicable publicly available local reliability criteria, and the NEPOOL System Rules, as they may be amended from time to time, will be used to define the system facilities required to maintain reliability in evaluating proposed Reliability Upgrades.

1.145 Reserved Capacity: The maximum amount of capacity and energy that is committed to the Transmission Customer for transmission over the NEPOOL Transmission System between the Point(s) of Receipt and the Point(s) of Delivery under Part V of this Tariff. Reserved Capacity shall be expressed in terms of whole kilowatts on a sixty-minute interval (commencing on the clock hour) basis.

1.146 Scheduling, System Control and Dispatch Service: This service is the form of Ancillary Service described in Schedule 1.

1.147  Second Effective Date:  May 1, 1999.

1.148 Service Agreement: The initial agreement and any amendments or supplements thereto entered into by the Transmission Customer and the System Operator for service under this Tariff.

1.149 Service Commencement Date: The date service is to begin pursuant to the terms of an executed Service Agreement, or the date service begins in accordance with Section 29.3 or Section 41.1 under this Tariff, or in the case of Regional Network Service which is not required to be furnished under a Service Agreement pursuant to Section 48 of this Tariff, the date service actually commences.

1.150 Settlement Obligation Prior to the CMS/MSS Effective Date, an obligation as defined in Section 14.1(a) of the Agreement for Energy, Section 14.1(b) of the Agreement for Operating Reserve and Section 14.1(c) of the Agreement for AGC, and all applicable Market Rules and, on and after the CMS/MSS Effective Date, an obligation as defined in Section 14A.1(b) of the Agreement for Energy,
Section 14A.1(c) of the Agreement for Operating Reserve, Section 14A.1(d) of the Agreement for 4-Hour Reserve and Section 14A.1(e) of the Agreement for AGC, and all applicable Market Rules.

1.151 Shift Factor: The factor which relates to the change in power flow over the PTF that results from an increment of generation at a given Node or External Node and a corresponding increment of load at the Reference Node, relative to the size of the increment of generation. Shift Factors are used to calculate Locational Prices in accordance with Section 14A.12 of the Agreement and
Schedule 13 of the Tariff.

1.152 Short-Term Firm Service: Firm Transmission Service with a term of less than one year.

1.153 Standard Offer Obligation: Has the meaning specified in Section 14A.12(b)(ii) of the Agreement and Schedule 13 of the Tariff.

1.154 Supply Obligation: Is an obligation as defined in Section 14A.1(a) of the Agreement for Energy, Operating Reserve, 4-Hour Reserve, and/or AGC.

1.155 Supply Offer: A proposal to furnish Energy at a Node or External Node, Operating Reserve, 4-Hour Reserve and/or AGC (as defined in the Agreement) from a Resource that meets the applicable requirements set forth in the Market Rules that a Participant with Supply Offer authority for the Resource submits to the System Operator pursuant to the Agreement and applicable Market Rules, and includes a price for the Supply Offer and information with respect to the quantity proposed to be furnished, technical parameters for the Resource, timing and other matters.

1.156 System Contract: Any Contract for the purchase of Installed Capability, Energy [at a Location], Operating Reserves[, 4-Hour Reserves] and/or AGC (as defined in the Agreement), other than a Unit Contract, pursuant to which the purchaser is entitled to a specifically determined or determinable amount of such Installed Capability, Energy, Operating Reserves[, 4-Hour Reserves] and/or AGC.

1.157 System Impact Study: An assessment pursuant to Part V, VI or VII of this Tariff of (i) the adequacy of the NEPOOL Transmission System to accommodate a request for the interconnection of a new or materially changed generating unit or a new or materially changed interconnection to another Control Area or new Regional Network Service, Internal Point-to-Point Service or Through or Out Service, and (ii) whether any additional costs may be required to be incurred in order to provide the interconnection or transmission service.

1.158 System Operator: The central dispatching agency provided for in the Agreement which has responsibility for the operation of the NEPOOL Control Area from the control center and the administration of this Tariff. The System Operator is the ISO.

1.159 Target FCR Payment: The amount of an FCR Payment that an FCR Holder is entitled to in the absence of a Congestion Revenue Shortfall when the Congestion Component of the Locational Price at the Location and/or Reliability Region of a given FCR's Point of Delivery is higher than the Congestion Component of the Locational Price at the Location and/or Reliability Region of the given FCR's Point of Receipt. Target FCR Payments are calculated and Congestion Revenue Shortfalls are managed in accordance with Schedule 14.

1.160 Tariff: This NEPOOL Open Access Transmission Tariff and accompanying schedules and attachments, as modified and amended from time to time.

1.161 Third-Party Sale: Any sale for resale in interstate commerce to a Power Purchaser that is not designated as part of Network Load under the Regional Network Service.

1.162 Through or Out Service: Point-to-Point Transmission Service provided by NEPOOL with respect to a transaction which requires the use of PTF and which goes through the NEPOOL Control Area, as, for example, from the Maine Electric Power Company line or New Brunswick to New York, or from one point on the NEPOOL Control Area boundary with New York to another point on the Control Area boundary with New York, or with respect to a transaction which goes out of the NEPOOL Control Area from a point in the NEPOOL Control Area, as, for example, from Boston to New York.

1.163 Third Effective Date: The date on which all Interchange Transactions shall begin to be effected on the basis of separate Bid Prices for each type of Entitlement. The Third Effective Date shall be fixed at the discretion of the Management Committee to occur within six months to one year after the Second Effective Date, or at such later date as the Commission may fix on its own or pursuant to a request by the Management Committee.

1.164 Ties: (i) The PTF lines and facilities which connect the NEPOOL Transmission System to the transmission line owned by Maine Electric Power Company, which is in turn connected to the transmission system in New Brunswick,
(ii) the PTF lines and facilities which connect the NEPOOL Transmission System to the transmission system in New York and (iii) any new PTF lines and facilities which connect the NEPOOL Transmission System to the transmission system in another Control Area.

1.165  Transition Period:  The six-year period commencing on March 1, 1997.

1.166 Transmission Customer: Any Eligible Customer that (i) is a Participant which is not required to sign a Service Agreement with respect to a service to be furnished to it in accordance with Section 48 of this Tariff, or (ii) executes, on its own behalf or through its Designated Agent, a Service Agreement, or (iii) requests in writing, on its own behalf or through its Designated Agent, that NEPOOL file with the Commission, a proposed unexecuted Service Agreement in order that the Eligible Customer may receive transmission service under this Tariff. This term is used in Part I to include customers receiving transmission service under this Tariff.

1.167 Transmission Owner: A Transmission Provider that makes its PTF available under the Tariff and owns a Local Network listed in Attachment E to the Tariff which is not a Publicly Owned Entity and includes any affiliate of a Transmission Provider that owns transmission facilities that are made available as part of the Transmission Provider's Local Network; provided that if a Transmission Provider is not listed in Attachment E to the Tariff on May 10, 1999, the Transmission Provider must also (1) own, or lease with rights equivalent to ownership, PTF with an original capital investment in its PTF of at least $30,000,000, and (2) provide transmission service to non- affiliated customers pursuant to an open access transmission tariff on file with the Commission.

1.168  Transmission Owners Committee:  The committee established pursuant to
Section 11B of the Agreement.

1.169 Transmission Provider: The Participants, collectively, which own PTF and are in the business of providing transmission service or provide service under a local open access transmission tariff, or in the case of a state or municipal or cooperatively-owned Participant, would be required to do so if requested pursuant to the reciprocity requirements specified in the Tariff, or an individual such Participant, whichever is appropriate.

1.170  Transmission System Upgrade:  Has the meaning specified in Section 51.

1.171 Unit Contract: A purchase contract pursuant to which the purchaser is in effect currently entitled, at a specified Location, either (i) to a specifically determined or determinable portion of the capacity of a specific electric generating unit or units, or (ii) to a specifically determined or determinable amount of Installed Capability, Energy, Operating Reserves and/or AGC (as defined in the Agreement) if, or to the extent that, a specific electric generating unit or units is or can be operated.

1.172 Use: For a Transmission Customer which has exercised its option to take Internal Point-to-Point Service to serve all or a portion of its load at any Point of Delivery, the greater for the hour of (i) the maximum amount of Energy that it will receive in any hour, as determined from meters and adjusted for losses, plus, in the case of a Participant, the maximum amount of Operating Reserve assigned to the Participant by the System Operator in any hour during the month, at that Point of Delivery from the resources covered by its Completed Applications and from Interchange Transactions, or (ii) the portion of its Installed Capability Responsibility which must be satisfied with the resources covered by its Completed Applications and from Interchange Transactions. Use shall be expressed in terms of whole Kilowatts on a sixty-minute interval (commencing on the clock hour) basis.

1.173 Withdrawal Factor: The factor which measures the proportion of a small increment of power injected at a given Node that can be withdrawn at the Reference Node (with any difference between the amounts injected and withdrawn attributable to Marginal Losses). Withdrawal Factors are used to calculate Locational Prices in accordance with Section 14A.12 of the Agreement and
Schedule 13 of the Tariff.

1.174 Year: A period of 365 or 366 days, whichever is appropriate, commencing on, or on the anniversary of March 1, 1997. Year One is the Year commencing on March 1, 1997, and Years Two and higher follow it in sequence.

1.175 Zonal Price: In each hour of the Dispatch Day in the Day-Ahead Market and the Real-Time Market, the price for Energy received in a Load Zone or Reliability Region in the hour, as calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

3   Purpose of This Tariff

This Tariff, together with the transmission provisions in Part Four of the Agreement, is intended to provide a regional arrangement which will cover new uses of the NEPOOL Transmission System. The arrangement is designed and shall be operated in such a manner as to encourage and promote competition in the electric market to the benefit of ultimate users of electric energy. New uses of transmission facilities which require the use of a single Participant Local Network will continue to be provided in part under that Participant's filed tariff. Any new regional use of the NEPOOL Transmission System must be obtained from NEPOOL pursuant to this Tariff and not from individual Participants. Ancillary Services will be supplied in accordance with Section 4 of this Tariff.

A five-year transitional arrangement, which is described in Part IV of this Tariff, and continuing service for Excepted Transactions, have been negotiated to phase in the financial impacts of the change from the historic regime in which uses of the NEPOOL Transmission System had to be obtained and paid for under the individual tariffs of the Participants to a regime in which the service will be obtained from the Participants through NEPOOL at a rate which will not vary with distance. This Tariff is intended to provide for comparable, non-discriminatory treatment of all similarly situated Transmission Providers and all Participants and Non-Participants that are transmission users, and it shall be construed in the manner which best achieves this objective.

This Tariff, and the provisions of Part Four of the Agreement, provide for a two-tier transmission arrangement integrating regional service which is provided under this Tariff, and local service which is provided under the Participants' individual system tariffs.

This Tariff is also intended to provide a system of Congestion management.

4   Initial Allocation and Renewal Procedures

4.1 Initial Allocation of Available Transmission Capability: For purposes of determining whether existing capability on the NEPOOL Transmission System is adequate to accommodate a request for new Through or Out Service under Part V of this Tariff, all Completed Applications for new service received during the initial sixty-day period of the Transition Period will be deemed to have been filed simultaneously. A lottery system conducted by an independent accounting firm shall be used to assign priorities for Completed Applications filed simultaneously. All Completed Applications for Through or Out Service received after the initial sixty-day period shall be assigned a priority pursuant to
Section 27.2.

4.2 Reservation Priority for Existing Firm Service Customers: Existing firm service customers receiving service with respect to Excepted Transactions and any other existing firm service customers of the Participants (wholesale requirements customers and transmission-only customers) with a contract term of one year or more have the right to continue to take transmission service at the same or a reduced level under this Tariff at the time when the existing contract terminates during or after the Transition Period. This transmission reservation priority is independent of whether the existing customer continues to purchase capacity and energy from its existing supplier or elects to purchase capacity and energy from another supplier. If, at the end of the contract term, the NEPOOL Transmission System cannot accommodate all of the requests for transmission service, the existing firm service customer must agree to accept a contract term at least equal to a competing request by any new Eligible Customer and to pay the current just and reasonable rate, filed with the Commission, for such service. This transmission reservation priority for existing firm service customers is an ongoing right that may be exercised as to any firm contract with a term of one year or longer by filing an Application in accordance with this Tariff at least sixty days in advance of the first day of the calendar month in which the existing contract term is to terminate.

4.3 Initial Election of Optional Internal Point-to-Point Service: Participants and Non-Participants receiving Regional Network Service under the Tariff on the Compliance Effective Date shall have sixty days to make an initial election to receive Internal Point-to-Point Service in lieu of, in whole or part, Regional Network Service. The election shall take effect as to such service at the end of such sixty-day period and shall be made by delivering an application to the System Operator, together with a deposit, if required, pursuant to Part V of this Tariff.

Participants and Non-Participants receiving Regional Network Service which do not make such an initial election within such sixty-day period shall continue to receive Regional Network Service, subject to their right to elect at any time later to receive Internal Point-to-Point Service.

5   Ancillary Services

Ancillary Services are needed with transmission service to maintain reliability within the NEPOOL Control Area. The Participants are required to provide through NEPOOL, and the Transmission Customer is required to purchase from NEPOOL, Scheduling, System Control and Dispatch Service, and Reactive Supply and Voltage Control from Generation Sources Service. The Participants offer to provide or arrange for, through NEPOOL, the following Ancillary Services, but only to a Transmission Customer serving load within the NEPOOL Control Area (i) Regulation and Frequency Response (Automatic Generator Control), (ii) Energy Imbalance,
(iii) Operating Reserve - 10-Minute Spinning, (iv) Operating Reserve - 10-Minute Non-Spinning and (v) Operating Reserve - 30-Minute. A Participant or other Transmission Customer serving load within the NEPOOL Control Area is required to provide these Ancillary Services, whether from the System Operator, from a third party, or by self- supply. A Transmission Customer may not decline NEPOOL's offer of these Ancillary Services unless the Transmission Customer demonstrates to the System Operator that the Transmission Customer has acquired Ancillary Services of equal quality from another source. The Transmission Customer that is not a Participant must list in its Application which Ancillary Services it will purchase through NEPOOL.

In the event of an unauthorized use of any Ancillary Service by the Transmission Customer, the Transmission Customer will be required to pay 200% of the charge which would otherwise be applicable.

The specific Ancillary Services, prices and/or compensation methods are described on the Schedules that are attached to and made a part of this Tariff. Three principal requirements apply to discounts for Ancillary Services provided by NEPOOL in conjunction with its provision of transmission service as follows:
(1) any offer of a discount made by NEPOOL must be announced to all Eligible Customers solely by posting on the OASIS, (2) any customer-initiated requests for discounts (including requests for use by one's wholesale merchant or an affiliate's use) must occur solely by posting on the OASIS, and (3) once a discount is negotiated, details must be immediately posted on the OASIS. A discount agreed upon for an Ancillary Service must be offered for the same period to all Eligible Customers on the NEPOOL Transmission System. Sections 4.1 through 4.7 below list the seven Ancillary Services.

5.1 Scheduling, System Control and Dispatch Service: The rates and/or methodology are described in Schedule 1.

5.2 Reactive Supply and Voltage Control from Generation Sources Service: The rates and/or methodology are described in Schedule 2.

5.3 Regulation and Frequency Response Service: Where applicable, the rates and/or methodology are described in Schedule 3.

5.4 Energy Imbalance Service: Where applicable, the rates and/or methodology are described in Schedule 4.

5.5 Operating Reserve - 10-Minute Spinning Reserve Service: Where applicable, the rates and/or methodology for this service are described in Schedule 5.

5.6 Operating Reserve - 10-Minute Non-Spinning Reserve Service: Where applicable, the rates and/or methodology for this service are described in
Schedule 6.

5.7 Operating Reserve - 30-Minute Reserve Service: Where applicable, the rates and/or methodology for this service are described in Schedule 7.

5.8 System Restoration and Planning Service: Where applicable, the rates and/or methodology for this service are described in Schedule 16.

6  Open Access Same-Time Information System (OASIS)

Terms and conditions regarding the NEPOOL Open Access Same-Time Information System and standards of conduct are set forth in 18 C.F.R. 37 of the Commission's regulations (Open Access Same-Time Information System and Standards of Conduct for Public Utilities). In the event available transmission capability, as posted on OASIS, is insufficient to accommodate a request for firm transmission service, additional studies may be required as provided by this Tariff pursuant to Sections 33 and 44.

7   Local Furnishing and Other Tax-Exempt Bonds

7.1 Participants That Own Facilities Financed by Local Furnishing or Other Tax-Exempt Bonds: This provision is applicable only to Participants that have financed facilities for the local furnishing of electric energy with tax-exempt bonds, as described in Section 142(f) of the Internal Revenue Code ("local furnishing bonds") or other tax-exempt bonds, as described in Section 103(b) of the Internal Revenue Code ("other tax-exempt bonds"). Notwithstanding any other provision of this Tariff, a Participant shall not be required to provide service to any Eligible Customer pursuant to this Tariff if the provision of such transmission service would jeopardize the tax-exempt status of any local furnishing bond(s) or other tax-exempt bonds used to finance the Participant's facilities that would be used in providing such Transmission Service.

7.2 Alternative Procedures for Requesting Transmission Service - Local Furnishing Bonds:

(i) If a Participant determines that the provision of transmission service to be provided under this Tariff would jeopardize the tax-exempt status of any local furnishing bond(s) used to finance the Participant's facilities that would be used in providing such transmission service, the Management Committee shall be advised within thirty days of receipt of a Completed Application by an Eligible Customer requesting such service, or the date on which this Tariff becomes effective, whichever is applicable.

(ii) If an Eligible Customer thereafter renews its request for the same transmission service referred to in (i) by tendering an application under
Section 211 of the Federal Power Act, or the Management Committee tenders such an application requesting that service be provided under this Tariff, the Participant, within ten days of receiving a copy of the Section 211 application, will waive its rights to receive a request for service under Section 213(a) of the Federal Power Act and to the issuance of a proposed order under Section 212(c) of the Federal Power Act. The Commission, upon receipt of the Transmission Provider's waiver of its rights to a request for service under
Section 213(a) of the Federal Power Act and to the issuance of a proposed order under Section 212(c) of the Federal Power Act, shall issue an order under
Section 211 of the Federal Power Act. Upon issuance of the order under Section 211 of the Federal Power Act, the Transmission Provider shall be required to provide the requested transmission service in accordance with the terms and conditions of this Tariff.

7.3 Alternative Procedures for Requesting Transmission Service - Other Tax-Exempt Bonds: If a Participant determines that the provision of transmission service to be provided under the Tariff would jeopardize the tax-exempt status of any other tax-exempt bonds used to finance the Participant's facilities that would be used in furnishing such transmission service, it shall notify the Management Committee within thirty days of the date on which this Tariff becomes effective, and shall elect in its notice either to comply with the procedure specified in Section 6.2(ii) or to make its facilities unavailable under the Tariff and thereby waive its right to share in the distribution of revenues received under the Tariff derived from such facilities. Any such election may be changed at any time.

8   Reciprocity

A Transmission Customer receiving transmission service under this Tariff, whether a Participant or a Non-Participant, agrees to provide comparable transmission service that it is capable of providing to the Participants on similar terms and conditions over facilities used for the transmission of electric energy in Canada or used for such transmission in the United States and that are owned, controlled or operated by, or on behalf of the Transmission Customer and over facilities used for the transmission of electric energy owned, controlled or operated by the Transmission Customer's corporate affiliates. Transmission of power on the Transmission Customer's system to the border of the NEPOOL Control Area and transfer of ownership at that point shall not satisfy, or relieve the Transmission Customer of, the obligation to provide reciprocal service.

This reciprocity requirement applies not only to the Transmission Customer that obtains transmission service under the Tariff, but also to all parties to a transaction that involves the use of transmission service under the Tariff, including the power seller, buyer and any intermediary, such as a power marketer. This reciprocity requirement also applies to any Eligible Customer that owns, controls or operates transmission facilities that uses an intermediary, such as a power marketer, to request transmission service under the Tariff. If the Transmission Customer does not own, control or operate transmission facilities, the Transmission Customer must include in its Application a sworn statement of one of its duly authorized officers or other representatives that the purpose of its Application is not to assist an Eligible Customer to avoid the requirements of this provision.

9   Billing and Payment; Accounting

9.1 Participant Billing Procedure: Billings to Transmission Customers shall be made in accordance with this Section 8 and the NEPOOL Billing Policy set forth in Attachment N hereto, as such Billing Policy with respect to Participants may be amended, modified or supplemented by other billing procedures established pursuant to the Agreement.

9.2 Non-Participant Billing Procedure: Within a reasonable time after the first day of each month, the System Operator will submit on behalf of the Participants an invoice to each Non-Participant Transmission Customer for the charges for all services furnished under this Tariff during the preceding month. The invoice shall be paid by the Non-Participant Transmission Customer to the System Operator for NEPOOL within ten days of receipt. All payments shall be made, in accordance with the procedure specified by the System Operator, in immediately available funds payable to the System Operator or by wire transfer to a bank account designated by the System Operator.

9.3 Interest on Unpaid Balances: Interest on any unpaid amounts (including amounts placed in escrow) will be calculated in accordance with the methodology specified for interest on refunds in 18 C.F.R. 35.19a(a)(2)(iii) of the Commission's regulations. Interest on delinquent amounts will be calculated from the due date of the bill to the date of payment. When payments are made by mail, bills will be considered as having been paid on the date of receipt of payment by the System Operator or by the bank designated by the System Operator.

9.4 Customer Default: In the event a Non-Participant Transmission Customer fails to make payment to the ISO on or before the due date as described above, and such failure of payment is not corrected within thirty calendar days after the ISO notifies the Transmission Customer to cure such failure, a default by the Transmission Customer will be deemed to exist. Upon the occurrence of a default, NEPOOL may initiate a proceeding with the Commission to terminate service but shall not terminate service until the Commission approves such termination. In the event of a billing dispute between NEPOOL and the Transmission Customer, service will continue to be provided under the Service Agreement and service termination proceedings will not be initiated as long as the Transmission Customer continues to make all payments invoiced by NEPOOL, including any disputed amounts, subject to resolution of such dispute in favor of such Transmission Customer. If the Transmission Customer fails to meet this requirement for continuation of service, then the ISO may provide notice to the Transmission Customer of NEPOOL's intention to suspend service in sixty days, in accordance with applicable Commission rules and regulations, and may proceed with such suspension.
In the event a Transmission Customer that is a Participant fails to perform its obligations under the Tariff, Section 21.2 of the Agreement shall be applicable to that failure. That section of the Agreement addresses defaults under both the Tariff and the Agreement and also addresses termination of an entity's status as a Participant.

9.5 Study Costs and Revenues: A Participant which is a Transmission Provider shall (i) include in a separate operating revenue account or subaccount the revenues, if any, it receives from transmission service when making Third-Party Sales under Part V of this Tariff, and (ii) include in a separate transmission operating expense account or subaccount, costs properly chargeable to expense that are incurred to perform any System Impact Studies or Facilities Studies which the Transmission Provider conducts to determine if it must construct new transmission facilities or upgrades necessary for its own uses, including Third-Party Sales, if any, under this Tariff; and include in a separate operating revenue account or subaccount the revenues received for System Impact Studies or Facilities Studies performed when such amounts are separately stated and identified in a billing under the Tariff.

10  Regulatory Filings

Nothing contained in this Tariff or any Service Agreement shall be construed as affecting in any way the right of the Participants to file with the Commission under Section 205 of the Federal Power Act and pursuant to the Commission's rules and regulations promulgated thereunder for a change in any rates, terms and conditions, charges, classification of service, Service Agreement, rule or regulation.

Nothing contained in this Tariff or any Service Agreement shall be construed as affecting in any way the ability of any Transmission Customer receiving service under this Tariff or for an Excepted Transaction to exercise its rights under the Federal Power Act and pursuant to the Commission's rules and regulations promulgated thereunder.

11   Force Majeure and Indemnification

11.1 Force Majeure: An event of Force Majeure means any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, any Curtailment, any order, regulation or restriction imposed by a court or governmental military or lawfully established civilian authorities, or any other cause beyond a party's control. A Force Majeure event does not include an act of negligence or intentional wrongdoing. Neither the Participants, NEPOOL, the System Operator nor the Transmission Customer will be considered in default as to any obligation under this Tariff if prevented from fulfilling the obligation due to an event of Force Majeure; provided that no event of Force Majeure affecting any entity shall excuse that entity from making any payment that it is obligated to make hereunder or under a Service Agreement. However, an entity whose performance under this Tariff is hindered by an event of Force Majeure shall make all reasonable efforts to perform its obligations under this Tariff, and shall promptly notify the System Operator or the Transmission Customer, whichever is appropriate, of the commencement and end of each event of Force Majeure.

11.2 Indemnification: The Transmission Customer shall at all times indemnify, defend, and save harmless the System Operator, NEPOOL and each Participant from any and all damages, losses, claims, including claims and actions relating to injury to or death of any person or damage to property, demands, suits, recoveries, costs and expenses, court costs, attorney fees, and all other obligations by or to third parties, arising out of or resulting from the performance by the System Operator, NEPOOL or any Participant of their obligations under this Tariff on behalf of the Transmission Customer, except in cases of negligence or intentional wrongdoing by the System Operator, NEPOOL or a Participant, as the case may be.

12  Creditworthiness

For the purpose of determining the ability of a Transmission Customer which is a Non-Participant to meet its obligations related to service hereunder, NEPOOL may require reasonable credit review procedures. This review shall be made in accordance with standard commercial practices. In addition, NEPOOL may require the Transmission Customer to provide and maintain in effect during the term of the Service Agreement an irrevocable letter of credit as security to meet its responsibilities and obligations under this Tariff, or an alternative form of security proposed by the Transmission Customer and acceptable to NEPOOL and consistent with commercial practices established by the Uniform Commercial Code that protects the Participants against the risk of non-payment. The Financial Assurance Policy for NEPOOL Non-Participant Transmission Customers set forth in Attachment M hereto provides in greater detail NEPOOL's credit review procedures and the types of security that are acceptable to NEPOOL to protect against the risk of non-payment.

13  Dispute Resolution Procedures

13.1 Internal Dispute Resolution Procedures: Any dispute between an Eligible Customer or Transmission Customer which is a Participant and NEPOOL involving transmission service under the Tariff may be submitted to mediation and/or arbitration and resolved in accordance with the alternate dispute resolution procedures set forth in Section 21.1 of the Agreement. Any dispute between a Non-Participant Eligible Customer or Transmission Customer and NEPOOL involving this Tariff (excluding applications for rate changes or other changes to this Tariff, or to any Service Agreement entered into under this Tariff, which shall be presented directly to the Commission for resolution) shall be referred to a designated senior representative of the Eligible Customer or Transmission Customer and a representative of the Management Committee for resolution on an informal basis as promptly as practicable. In the event the designated representatives are unable to resolve the dispute within thirty days or such other period as the parties may fix by mutual agreement, such dispute may be submitted to mediation and/or arbitration and resolved in accordance with the alternate dispute resolution procedures set forth in Section 21.1 of the Agreement, with any Non-Participant being treated as if it were a Participant for purposes of such procedures.

13.2 Rights Under The Federal Power Act: Nothing in this section shall restrict the rights of any party to file a complaint with the Commission, or seek any other available remedy, under relevant provisions of the Federal Power Act.

14  Stranded Costs

14.1 General: This Tariff shall not be used to evade or enhance in whole or in part the stranded cost policies or charges established by law or by the regulatory commission with jurisdiction.

14.2 Commission Requirements: A Participant which seeks to recover stranded costs from a Transmission Customer pursuant to this Tariff may do so in accordance with the terms, conditions and procedures in the Commission's Order No. 888 or other relevant Commission orders. However, the Participant must separately file any specific proposed stranded cost charge under Section 205 of the Federal Power Act.

14.3 Wholesale Contracts: Nothing in this Section 13 is intended to affect or alter the rights or obligations of parties under wholesale requirements contracts.

14.4 Right to Seek or Contest Recovery Unimpaired: No provision in this Tariff shall impair a Participant's right to seek stranded cost relief from the appropriate regulatory body or court or the right of any Participant or other entity to contest such relief.

II. REGIONAL NETWORK SERVICE (NETWORK INTEGRATION TRANSMISSION SERVICE) Regional Network Service or Network Integration Transmission Service will be provided by the Participants through NEPOOL during and after the Transition Period to Transmission Customers pursuant to the applicable terms and conditions of this Tariff. Local Network Service will be provided during and after the Transition Period pursuant to the applicable terms and conditions of tariffs filed by an individual Participant that is a Transmission Provider and/or pursuant to an agreement between a Participant that is a Transmission Provider and a Transmission Customer. This Tariff does not prescribe the methodology to be used by the individual Participant in developing its Local Network Service rate, but the Agreement prescribes certain requirements with respect thereto.

15  Nature of Regional Network Service

Regional Network Service or Network Integration Transmission Service is the service provided under Parts II and VI of this Tariff over the NEPOOL Transmission System which is provided to Network Customers to serve their loads. It includes firm transmission service for the delivery to a Network Customer of its energy and capacity in Network Resources and secondary service for the delivery to or by Network Customers of energy and capacity in Interchange Transactions.

1.1 Rules for Import Transactions Conducted in Conjunction with Regional Network Service:

For purposes of scheduling and curtailment of Import Transactions over interconnections between the NEPOOL Control Areas and neighboring Control Areas, the following rules shall apply:

(a) Excepted Transactions, and those service agreements covering the importation over the PTF of the allocation of New York Power Authority power and energy that were in effect as of the date that the NEPOOL Tariff became effective, shall have highest priority, and shall be scheduled first and curtailed last;

(b) other than as provided in 14.1(a), Import Transactions shall, to the maximum extent practicable, be scheduled and curtailed on the basis of economic merit order and in accordance with NEPOOL System Rules, except that Short Notice External Transactions (as defined in the Market Rules) shall be scheduled and curtailed in accordance with the Market Rules governing such transactions;

(c) other than as provided in 14.1(a), to the extent that Import Transactions cannot be scheduled and curtailed on the basis of economic merit order, such transactions shall be scheduled in order of submittal time (first submitted, first served) and curtailed in reverse order of submittal time (last submitted, first curtailed);

(d) to the extent that multiple schedules for Import Transactions submitted at the same time have the same economic merit order, the System Operator shall curtail the schedules on a non-discriminatory basis in accordance with NEPOOL System Rules; and

(e) market participants wishing to schedule Import Transactions shall comply with applicable NEPOOL System Rules. The System Operator shall apply the above-listed rules consistent with maintaining the reliability of the NEPOOL Transmission System. The System Operator shall develop and post procedures on its Internet website reflecting the above-listed Import Transaction rules.

16   Availability of Regional Network Service

16.1 Provision of Regional Network Service: Regional Network Service shall be provided by the Participants through NEPOOL, and shall be available to each Eligible Customer.

16.2 Eligibility to Receive Regional Network Service: Regional Network Service shall be taken and paid for by (i) each Eligible Customer which has a load within the NEPOOL Control Area and has not elected to take Internal Point-to-Point Service at all of its Point(s) of Delivery, and (ii) each Non-Participant which is an Eligible Customer and has a load within the NEPOOL Control Area unless such Non-Participant operates its own Control Area or has elected to take Internal Point-to-Point Service at all of its Point(s) of Delivery. Participants and Non-Participants which take Regional Network Service must also take Local Network Service except as otherwise provided in Section 25.

17  Payment for Regional Network Service

Each Participant or Non-Participant which has a load in the NEPOOL Control Area and takes Regional Network Service for a month shall pay to NEPOOL for such month an amount equal to its Monthly Network Load for the month times the applicable Participant RNS Rate, and shall pay in addition any amount which it is required to pay for the service pursuant to Section 43.3 of this Tariff. It shall also be obligated to pay any ancillary service charges and any applicable congestion or other uplift charge required to be paid pursuant to Sections 24, 25A and 25B of this Tariff. The applicable Participant RNS Rate shall be the rate, determined in accordance with Schedule 9, which is applicable to a delivery to load in the particular Local Network in which the load served by the Participant or Non-Participant is located. In the event the Participant or Non-Participant serves Network Load located on more than one Local Network, the amount to be paid by it shall be separately computed for the Network Load located on each Local Network.

18   Procedure for Obtaining Regional Network Service

A Participant or Non-Participant which takes Regional Network Service shall be subject to the applicable provisions of Part II and Part VI of this Tariff, except to the extent otherwise specifically provided in Section 48 of this Tariff

III.   THROUGH OR OUT SERVICE; INTERNAL POINT-TO-POINT SERVICE

Point-to-Point Transmission Service as Through or Out Service or Internal Point-to-Point Service will be provided during and after the Transition Period pursuant to the applicable terms and conditions of this Tariff.

19   Through or Out Service

19.1 Provision of Through or Out Service: Through or Out Service shall be provided by the Participants through NEPOOL, and shall be available to any Participant and to any Non-Participant which is an Eligible Customer.

19.2 Use of Through or Out Service: A Participant or Non-Participant shall take Through or Out Service as Firm or Non-Firm Point-To-Point Transmission Service for the transmission of any Unit Contract Entitlement or System Contract transaction with respect to a transaction which requires the use of PTF if either (i) the transaction goes through the NEPOOL Control Area and the Point(s) of Receipt for NEPOOL are at one point on the NEPOOL Control Area boundary and the Point(s) of Delivery for NEPOOL are at another point on the NEPOOL Control Area boundary, as, for example, from the Maine Electric Power Company line or New Brunswick to New York or from one point on the NEPOOL Control Area boundary with New York to another point on the Control Area boundary with New York, or
(ii) the transaction goes out of the NEPOOL Control Area and the Point(s) of Receipt are within the NEPOOL Control Area and the Point(s) of Delivery for NEPOOL are at a NEPOOL Control Area boundary, as, for example, from Boston to New York.

20  Internal Point-to-Point Service

20.1 Provision of Internal Point-to-Point Service: Internal Point-to-Point Service shall be provided by the Participants through NEPOOL, and shall be available to any Participant and to any Non-Participant which is an Eligible Customer.

20.2 Use of Internal Point-to-Point Service: A Participant or Non-Participant which is an Eligible Customer may take Internal Point-to-Point Service as Firm or Non-Firm Point-to-Point Transmission Service with respect to any transaction if the Point(s) of Receipt are at the NEPOOL Control Area boundary or within the NEPOOL Control Area, and the Point(s) of Delivery are within the NEPOOL Control Area, including Interchange Transactions meeting these requirements. Non-Firm Internal Point-to-Point Service shall be available to an entity to serve its load only if the entity (i) demonstrates to the satisfaction of the System Operator a physical ability to interrupt its receipt of energy and/or capacity and (ii) gives the System Operator physical control over such an interruption.

20.3 Use by a Transmission Customer: If a Transmission Customer elects to take Internal Point-to-Point Service with respect to any Points of Delivery, it may reserve transmission capacity for the service to cover both the delivery to it of Energy and capacity covered by the Entitlements or System Contracts designated by it in Completed Applications and the delivery to or from it in Interchange Transactions of Energy and/or capacity. A transmission Customer which takes Internal Point-to-Point Service to serve its load must also take point-to-point service under the applicable Local Network Service tariff. A load-serving Participant or Non-Participant which takes Internal Point-to-Point Service in this manner must reserve each month sufficient Reserved Capacity, after adjusting for any Backyard Generation, at a Point of Delivery to cover (i) the maximum amount of Energy that it will receive in any hour, as determined from meters and adjusted for losses, plus, in the case of a Participant, the maximum amount of Operating Reserve assigned to that Participant by the System Operator in any hour during the month, or (ii) the portion of its Installed Capability Responsibility which must be satisfied with the resources covered by its Completed Applications and from Interchange Transactions if such portion exceeds the amount determined in accordance with clause (i) of this sentence. Any load-serving entity may use Internal Point-to-Point Service to effect sales in bilateral arrangements, whether or not it elects to take Point-to-Point Service to serve its load.

21   Payment for Through or Out Service

Each Participant or Non-Participant which takes Firm or Non-Firm Through or Out Service shall pay to NEPOOL a charge per Kilowatt of Reserved Capacity based on an annual rate (the "T or O Rate") which shall be the highest of (i) the Pool PTF Rate, or (ii) a rate which is derived from the annual incremental cost, not otherwise borne by the Transmission Customer or a Generation Owner, of any new facilities or upgrades that would not be required but for the need to provide the requested service or (iii) a rate which is equal to the Pool's opportunity cost (if and when available) capped at the cost of expansion. If at any time NEPOOL proposes to charge a rate based on opportunity cost, it shall first file with the Commission procedures for computing opportunity cost pricing for all Transmission Customers. The Transmission Customer shall also be obligated to pay any ancillary service charge and any applicable congestion or other uplift charge required to be paid pursuant to Section 24 of this Tariff. The rate for Firm Through or Out Service shall be as follows:

Per year      -   the T or O Rate
Per month     -   the T or O Rate divided by 12
Per week     -    the T or O Rate divided by 52
Per               day - the T or O Rate "per week" divided by 5; provided that the rate for 5 to 7 consecutive days may not exceed the "per week" rate.

The rate for Non-Firm Through or Out Service shall be as follows:

Per year      -    the T or O Rate
Per month     -    the T or O Rate divided by 12
Per week     -     the T or O Rate divided by 52
Per day     -      the T or O Rate "per week" divided by 7;
Per hour - the Non-Firm T or O Rate "per day" divided by 24.

The Pool PTF Rate shall be the Rate determined annually in accordance with paragraph (2) of Schedule 8.

22  Payment for Internal Point-to-Point Service

Each Participant or Non-Participant which takes firm or non-firm Internal Point-to-Point Service shall pay to NEPOOL a charge per Kilowatt of Reserved Capacity based on an annual rate (the "IPTP Charge") which shall be the Internal Point-to-Point Service Rate; provided that if either or both (i) a rate which is derived from the annual incremental cost, not otherwise borne by the Transmission Customer or a Generator Owner, of any new facilities or upgrades that would not be required but for the need to provide the requested service, or
(ii) a rate which is equal to the Pool's opportunity cost (if and when available) capped at the cost of expansion is greater than the Pool PTF Rate, the IPTP Charge shall be the higher of such amounts; provided further that no such charge shall be payable with respect to the use of Internal Point-to-Point Service to effect a delivery to the NEPOOL power exchange in an Interchange Transaction. If at any time NEPOOL proposes to charge a rate based on opportunity cost, it shall first file with the Commission procedures for computing opportunity cost pricing for all Transmission Customers. The Transmission Customer shall also be obligated to pay any ancillary service charges and any applicable congestion or other uplift charge required to be paid pursuant to Sections 24, 25A and 25B of this Tariff. The charge for firm Internal Point-to-Point Service shall be as follows:

Per year      -     the IPTP Charge
Per month     -     the IPTP Charge divided by 12
Per week     -     the IPTP Charge divided by 52
Per day - the IPTP Charge "per week" divided by 5; provided that the rate for 5 to 7 consecutive days may not exceed the "per week" rate.

The rate for non-firm Internal Point-to-Point Service shall be as follows:

Per year      -     the IPTP Charge
Per month     -     the IPTP Charge divided by 12
Per week     -     the IPTP Charge divided by 52
Per day     -     the IPTP Charge "per week" divided by 7;
Per hour - the non-firm IPTP Charge "per day" divided by 24.

If several power marketers or other entities are involved in a series of sales of the same energy and/or capacity, transmission service shall be required only with respect to the delivery to the ultimate wholesale buyer, and if an Internal Point-to-Point Service charge is payable with respect to the transaction, the charge shall be paid only with respect to the delivery to, and absent other arrangements the charge shall be paid by, the ultimate wholesale buyer.

23 Reservation of Capacity for Point-to-Point Transmission Service Compliance with the applicable requirements of Part V of this Tariff is required for the initiation of Through or Out Service or Internal Point-to- Point Service.


IV.  SERVICE DURING THE TRANSITION PERIOD; CONGESTION COSTS; EXCEPTED
TRANSACTIONS

The six-year Transition Period, and additional arrangements to be in effect during the succeeding five-year period, will permit the phase-in on a negotiated basis of the Tariff rates.

24   Transition Arrangements

The transition arrangements include (i) the treatment provided for certain Excepted Transactions in Section 25, (ii) the provisions in Schedule 9 for the phase-in of the rates for Regional Network Service, and (iii) the rules provided in Sections 16.3 and 16.6 of the Agreement for the distribution and application of revenues received by NEPOOL on behalf of the Participants from the payment of the Tariff rates.

25   Congestion Costs and Congestion Revenue

(1) Until the earlier of the CMS/MSS Effective Date or the implementation effective date of an order issued by the Commission directing a different allocation of Congestion Costs, if limitations in available transmission capacity over any interface within the NEPOOL Control Area in any hour require that the System Operator dispatch resources out-of-merit, the System Operator shall determine for the affected area or areas the aggregate of the Congestion Costs for all such out-of-merit resources for the hour. The Congestion Costs for each hour in any month shall be paid as a transmission charge and included in the charge for Regional Network Service or Internal Point-to-Point Service or Through or Out Service, whichever is applicable, by those Participants and Non-Participants which are obligated to pay a Regional Network Service, Internal Point-to-Point Service or Through or Out Service charge for the month, in accordance with the following formula:

(EQUATION)

in which

CH =  the amount to be paid by a Participant or Non-Participant for the hour;

CC = the Congestion Costs for the hour to be allocated and paid pursuant to this Section 24(a);

HLi = the Network Load of the Participant or Non-Participant for the hour, if it is obligated to pay a Regional Network Service charge for the month;

HL = the aggregate of the Network Loads for the hour of all Participants and Non-Participants which are obligated to pay a Regional Network Service charge for the month;

RCi = the Reserved Capacity, if any, for Internal Point-to-Point Service or Through or Out Service of the Participant or Non-Participant for the hour; and

RC = the aggregate Reserved Capacity, if any, for Internal Point-to-Point Service or Through or Out Service of all Participants and Non-Participants for the hour.

This Section 24(a) shall terminate on the implementation effective date of an order issued by the Commission directing a different allocation of Congestion Costs.

As used in this Section 24(a), the "Congestion Cost" of an out-of-merit resource for an hour means the product of (i) the difference between its Dispatch Price and the Energy Clearing Price for the hour, times (ii) the number of megawatt hours of out-of-merit generation produced by the resource for the hour. The "Dispatch Price" of an out-of-merit resource for an hour is the price to provide energy from the resource, as determined pursuant to market operation rules approved by the NEPOOL Regional Market Operations Committee to incorporate the Bid Price for such energy and any loss adjustments, if and as appropriate under such market operation rules. The "Energy Clearing Price" for an hour is the price determined for the hour in accordance with Section 14.8 of the Agreement.

26 (b) On and after the CMS/MSS Effective Date, when Congestion exists, the Congestion Cost shall be reflected in Locational Prices calculated in accordance with Section 14A.12 of the Agreement and Schedule 13 of the Tariff.

Congestion Cost shall be recovered from Non-Participant Transmission Customers taking service under the Tariff in accordance with Schedule 13 of the Tariff. Congestion Cost shall be recovered from Participants in accordance with Section 14A.17 of the Agreement.

Congestion Revenue shall be collected and maintained in a Congestion Revenue Fund in accordance with Section E of Schedule 14 of the Tariff.

A system of Financial Congestion Rights shall be implemented and administered in accordance with Schedule 14 of the Tariff.

A system of Auction Revenue Rights shall be implemented and administered in accordance with Schedule 15 of the Tariff.

27   Excepted Transactions

Notwithstanding any other section of the Tariff but except as otherwise provided in Section 25A or 25B of this Tariff, the power transfers and other uses of the NEPOOL Transmission System effected under the transmission agreements in effect on November 1, 1996 specified below ("Excepted Transactions") will continue to be effected under such agreements for the respective periods specified below rather than under this Tariff, but not thereafter, and such transfers and other uses will continue to be effected after such period, if still occurring, under this Tariff. Participants receiving service under the agreements listed in Attachment G-1 shall not be required to take Local Network Service for such transfers and other uses. The period for which each Excepted Transaction will continue to be effected under such existing transmission agreements shall be:

(1) for the period to and including February 28, 2001, the following transfers pursuant to Section 17 of the Agreement:

(a) the transfer to a Participant's system within the NEPOOL Control Area of its ownership interest in a Pool-Planned Unit which is off its system;

(b) the transfer to a Participant's system within the NEPOOL Control Area of its Unit Contract Entitlement, under a contract entered into by it on or before November 1, 1996, in a Pool-Planned Unit which is off its system; and

(c) the transfer to a Participant's system within the NEPOOL Control Area of its Entitlement in a purchase (including a purchase under the HQ Phase II Firm Energy Contract) from Hydro-Quebec under a contract entered into by it on or before November 1, 1996, where the line over which the transfer is made into New England is the HQ Interconnection;

(2) for the period to and including February 28, 2001, the transfer to a Participant's system within the NEPOOL Control Area of its Unit Contract Entitlement in the Vermont Yankee Nuclear Power Corporation unit or the Pilgrim 1 unit; provided the transfer is pursuant to a transmission agreement in effect on November 1, 1996 and is to the entity which was receiving the service on November 1, 1996; and

(3) for the period from the effective date of the Tariff until the termination of the transmission agreement:

(a) transfers and other uses within the NEPOOL Control Area, as of November 1, 1996, of the NEPOOL Transmission System under the support or exchange agreements specified in Attachment G;

(b) transfers and other uses within the NEPOOL Control Area, as of November 1, 1996, of the NEPOOL Transmission System under the comprehensive network service agreements specified in Attachment G-1; and

(c) transfers and other uses within the NEPOOL Control Area, as of November 1, 1996, of the NEPOOL Transmission System under the other transmission agreements or tariff service agreements specified in Attachment G.

The Management Committee is authorized to add additional agreements to Attachment G if they have been inadvertently omitted. Except as otherwise provided in Sections 25A or 25B below, the transfers or other uses under any of the transmission agreements covering the transfers referred to in paragraphs
(1), (2) and (3) above shall be in accordance with the terms of the transmission agreement as in effect on November 1, 1996, or a modification of the terms which is expressly provided for in the agreement as in effect on November 1, 1996 and is accomplished without amendment of the agreement or by an amendment entered into after November 1, 1996 that does not extend the term of the agreement or increase the amount of the service. Further, except as otherwise provided in Sections 25A or 25B below, and notwithstanding the foregoing restriction on the amendment after November 1, 1996 of transmission agreements with respect to Excepted Transactions, the transmission arrangements for the Masspower and Altresco facilities may continue as Excepted Transactions in accordance with transmission agreement amendments or memoranda of understanding entered into as of December, 1996 which do not extend the term of the agreements.

For the purpose of determining priorities under this Tariff, Excepted Transactions shall have the same priority as Firm Point-To-Point Transmission Service transactions for resources in existence on the effective date of this Tariff which are effected as Regional Network Service or as Internal Point-to-Point Service or as Through or Out Service.

When the transfers and other uses effected under the transmission agreements that are Excepted Transactions cease to be Excepted Transactions before the end of their term, except as therein provided in Sections 25A or 25B below the transactions shall be effected under this Tariff and under any applicable Local Network Service Tariff, to the extent appropriate, but the transactions shall continue to have a priority not less than the priority that they would have had if Regional Network Service had been used for the transactions from the effective date of this Tariff. New transactions entered into after November 1, 1996 under umbrella tariff agreements then in effect will not be Excepted Transactions.

Notwithstanding the foregoing or any other section of the Tariff, existing agreements which provide for the support of the costs of transmission facilities or for the interconnection of transmission facilities shall continue in effect until the termination of the agreement to provide for such support or for the rights and obligations of the parties with respect to the interconnection arrangements. Attachment G-2 lists certain additional agreements covering transactions, the status of which is described in the Attachment.

25A  Phase I Credit and Uplift Charge With Respect to Excepted Transactions

Notwithstanding the provisions of any other Section of this Tariff, the following Participants will receive a total credit of $12,012,000 to settle certain disputes regarding Excepted Transactions, allocated as set forth below (defined for purposes of this Section 25A only as the Participant's "Phase I Credit"):

Bangor Hydro-Electric Company     $     896,000

Massachusetts Municipal
Wholesale Electric Company
clients                           $     6,182,400

Braintree Electric Light
Department                        $     666,400

Reading Municipal Light
Department                        $     1,430,240

Taunton Municipal Lighting
Plant                             $     479,360

United Illuminating Company       $     280,000

Fitchburg Gas and Electric
Light Company                     $     117,600

Unitil Power Corporation          $     1,960,000

The Phase I Credit for each of the Participants identified above shall be provided as reductions in each entity's NEPOOL bill equal to one-twelfth (1/12) of the amount identified above commencing with and including the bill covering the period June 1 - 30, 1999 and ending with the bill covering the period May 1
- May 31, 2000.

The total $12,012,000 Phase I Credit shall be funded with twelve equal monthly uplift charges (the "Phase I Uplift") which will be in effect for the twelve month period beginning June 1, 1999 and continuing through May 31, 2000, and which will be included in the bills corresponding to this time period. Each RNS and Internal Point-to-Point Transmission Customer under the NEPOOL Tariff shall pay the monthly Phase I Uplift charge determined as follows:

1) A Transmission Customer's monthly share of the Phase I Uplift charge shall be determined in accordance with the following formula:

PIU     =     $998,387 x [(ULi + URCi + UAUi) / (UL + URC + UAU)]

Where:

PIU = The Phase I Uplift Charge for the Participant or Non-Participant per month.

$998,387  =     The total monthly Phase I Uplift charge, exclusive of Taunton's portion of the charge, calculated as follows:  ($12,012,000 / 12) - $2,613.

ULi     =     Monthly Uplift Network Load of a Participant or Non-Participant
for the month

UL     =     Aggregate of the Uplift Network Loads of all Participants or
Non-Participants for the month

URCi = The sum of a Participant's or Non-Participant's Maximum Reserved Capacity for Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month

URC     =     Aggregate of URCi for all Participants and Non-Participants

UAUi = The sum of a Participant's or Non-Participant's Maximum Unauthorized Use associated with Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month

UAU     =     Aggregate of UAUi for all Participants and Non-Participants

The monthly Uplift Network Load (ULi) for each Non-Participant shall be its Network Load for the month.The monthly Uplift Network Load (ULi) for each Participant shall be the "1998 12 CP Network Load" identified in connection with the determination of the Pool PTF Rate to become effective June 1, 1999, on a basis comparable to the "1997 12 CP Network Load" reflected in Attachment K of this Tariff, except as follows:

1) The total Uplift Load (ULi + URCi + UAUi) for the Vermont Electric Power Company shall be zero.

2) The total Uplift Load (ULi + URCi + UAUi) for Bangor Hydro-Electric Company shall be 50 MW.

3) The monthly Uplift Network Load (ULi) for Commonwealth Electric Company and Cambridge Electric Light Company shall be one half of the value reflected in the "1998 12 CP Network Load" for such companies (excluding the load for Nantucket).

4) The monthly Uplift Network Load (ULi) for Montaup Electric Company and the affiliated Eastern Utilities Associates Operating Companies shall be one half of the value reflected in the "1998 12 CP Network Load" for "Eastern Utilities Associates."

5) The Taunton Municipal Lighting Plant's monthly payment for the Phase I Uplift shall be limited to $2,613.

25B Phase II Credit and Uplift Charge With Respect to Certain Excepted Transactions Notwithstanding the provisions of any other Section of this Tariff, the Participants identified in Section 25A of this Tariff receiving a Phase I Credit as set forth in that Section, so long as they remain RNS Transmission Customers under the Tariff, shall receive a credit (defined for purposes of this Section 25B only as a "Phase II Credit") to their NEPOOL transmission bills equal to the amounts they are assessed under the contracts and arrangements for the month within the scope of Sections 25(1) and 25(2) of the NEPOOL Tariff (specifically PPU, Yankee, Pilgrim and HQ II), for all charges assessed during the period March 1, 1999 through and including February 28, 2001 (defined for purposes of this Section 25B only as "Phase II").

The Phase II Credit for each of the Participants that are to receive the Phase II Credit shall be provided as reductions in that Participant's NEPOOL bill commencing with and including the bill covering the period beginning March 1, 1999 and terminating with the bill for the period through February 28, 2001.

The total Phase II Credit shall be funded with a monthly uplift charge (the "Phase II Uplift") which will be in effect for the twenty-four-month period beginning June 1, 1999 and continuing through May 31, 2001, and which will be included in the bills corresponding to this time period. Each RNS and Internal Point-to-Point Transmission Customer under the NEPOOL Tariff shall pay a share of the monthly Phase II Uplift charge, determined as follows:

PIIUi  =     $Y x [(PIILi + URCi + UAUi) / (PIIL + URC + UAU)]

Where:

PIIUi  =     The Phase II Uplift charge for the Participant or Non-Participant for the month

$Y = Sum of the EHV PTF, Vermont Yankee and Pilgrim transmission charges for the month for Bangor Hydro-Electric Company, Massachusetts Municipal Wholesale Electric Company, Braintree Electric Light Department, Reading Municipal Light Department and Taunton Municipal Lighting Plant, the United Illuminating Company and Unitil Power Corp.

PIILi     =     Phase II Uplift Network Load of a Participant or Non-Participant
for the month

UL     =     Aggregate of the Phase II Uplift Network Loads of all Participants
or Non-Participants for the month

URCi = The sum of a Participant's or Non-Participant's maximum Reserved Capacity for Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month

URC  =     Aggregate of URCi for all Participants and Non-Participants

UAUi = The sum of a Participant's or Non-Participant's Maximum Unauthorized Use associated with Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month

UAU     =     Aggregate of UAUi for all Participants and Non-Participants

The Phase II Uplift Network Load (PIIli) of a Transmission Customer in a month shall be its Network Load in that month, except as follows:

1) The Phase II Uplift Network Load (PIILi) for the Vermont Electric Power Company shall be zero.

2) The Phase II Uplift Network Load (PIILi) for Central Maine Power Company shall be zero.

3) The Phase II Uplift Network Load (PIIli) for Bangor Hydro-Electric Company shall be 50 MW.

4) The total Phase II Uplift Load (PIILi) and URCi) shall be one half of the sum of the Network Load and Reserved Capacity for Internal Point-to-Point Service for the following Transmission Customers:

Commonwealth Electric Company
Cambridge Electric Company
Canal Electric Company
Montaup Electric Company on its own behalf and on behalf of the operating affiliates of Eastern Utilities Associates

All Internal Point-to-Point Service shall be deemed to be under the NEPOOL and LNS Tariffs rather than under an Excepted Transaction.

V.     POINT-TO-POINT TRANSMISSION SERVICE

Preamble

Firm or Non-Firm Point-to-Point Transmission Service shall be reserved by all Transmission Customers, whether Participants or Non-Participants, for all new transfers to be effected as Internal Point-to-Point Service or as Through or Out Service, pursuant to the applicable terms and conditions of Part III and this
Part V of the Tariff. Point-to-Point Transmission Service is the service required for the receipt of capacity and/or energy at designated Point(s) of Receipt and the transmission of such capacity and/or energy to designated Point(s) of Delivery.

28   Scope of Application of Part V

Except for the deposit and creditworthiness requirement of Section 31.3, which will apply only to Non-Participants, all of the requirements of this Part V shall be fully applicable to both Participants and Non-Participants requesting Internal Point-to-Point Service or Through or Out Service. Alternative deposit and creditworthiness requirements are applicable to Participants under the Financial Assurance Policy for NEPOOL Members which is set forth in Attachment L hereto. Reservations under the Tariff shall not be required for the use of Internal Point-to-Point Service for deliveries to the NEPOOL power exchange in Interchange Transactions from a Point of Receipt within the NEPOOL Control Area, but are required for the use of In Service for such deliveries from a Point of Receipt at the NEPOOL Control Area boundary.

29   Nature of Firm Point-To-Point Transmission Service

29.1 Term: The minimum term of Firm Point-To-Point Transmission Service shall be one day and the maximum term shall be that specified in the Service Agreement.

29.2 Reservation Priority: Long-Term Firm Point-To-Point Transmission Service shall be available to Participants and Non-Participants on a first-come, first-served basis, i.e., in the chronological sequence in which each Transmission Customer's application for reserved service is received by the System Operator pursuant to Section 31. Reservations for Short-Term Firm Point-To-Point Transmission Service will be conditional based upon the length of the requested transaction. If the NEPOOL Transmission System becomes oversubscribed, requests for longer term service may preempt requests for shorter term service up to the following deadlines: one day before the commencement of daily service, one week before the commencement of weekly service, and one month before the commencement of monthly service. Before the conditional reservation deadline, if available transmission capability is insufficient to satisfy all Applications, an Eligible Customer with a reservation for shorter term service has the right of first refusal to match any longer term reservation before losing its reservation priority. A longer term competing request for Short-Term Firm Point-To-Point Transmission Service will be granted if the Eligible Customer with the right of first refusal does not agree to match the competing request within 24 hours (or earlier if necessary to comply with the scheduling deadlines provided in Section 27.8) from being notified by the System Operator of a longer-term competing request for Short-Term Firm Point-To-Point Transmission Service. After the conditional reservation deadline, service will commence pursuant to the terms of Part III of this Tariff. Firm Point-To-Point Transmission Service will always have a reservation priority over non-firm Point-To-Point Transmission Service under the Tariff. All Long-Term Firm Point-To-Point Transmission Service will have reservation priority equal to Native Load Customers, Network Customers and customers for Excepted Transactions. Reservation priorities for existing firm service customers, including customers receiving service with respect to Excepted Transactions, are provided in Section 3.2.

29.3 Use of Firm Point-To-Point Transmission Service by the Participants That Own PTF: A Transmission Provider that owns PTF will be subject to the rates, terms and conditions of this Tariff when making Third-Party Sales to be transmitted as Point-to-Point Transmission Service under (i) agreements executed after November 1, 1996 or (ii) agreements executed on or before November 1, 1996 to the extent that the Commission requires them to be unbundled, by the date specified by the Commission. A Transmission Provider that owns PTF will maintain separate accounting, pursuant to Section 8, for any use of Firm Point-To-Point Transmission Service to make Third-Party Sales to the extent not paid for under this Tariff.

29.4 Service Agreements: A standard form Firm Point-To-Point Transmission Service Agreement (Attachment A) will be offered to an Eligible Customer when it submits a Completed Application for Long-Term or Short-Term Firm Point-To- Point Transmission Service to be transmitted pursuant to this Tariff. Executed Service Agreements that contain the information required under this Tariff will be filed with the Commission in compliance with applicable Commission regulations.

29.5 Transmission Customer Obligations for Facility Additions or Redispatch
Costs: In cases where it is determined that the NEPOOL Transmission System is not capable of providing new Firm Point-To-Point Transmission Service without
(1) degrading or impairing the reliability of service to Native Load Customers, Network Customers, customers taking service for Excepted Transactions and other Transmission Customers taking Firm Point-To-Point Transmission Service, or (2) interfering with a Participant's ability to meet prior firm contractual commitments to others, the Transmission Providers will be obligated to arrange to expand or upgrade PTF for Long-Term Firm Service pursuant to the terms of
Section 33. The Transmission Customer must agree to compensate the Transmission Providers or any other entity designated to effect construction through the System Operator for any necessary transmission facility additions or upgrades pursuant to the terms of Section 39. To the extent the System Operator can relieve any system constraint more economically by redispatching the Participants' resources, rather than through construction of additions or upgrades, it shall do so, provided that the Eligible Customer agrees to compensate the Participants pursuant to the terms of Section 39. Any redispatch, addition or upgrade or Direct Assignment Facilities costs to be charged to the Transmission Customer on an incremental basis under this Tariff will be specified in the Service Agreement prior to initiating service.

29.6 Curtailment of Firm Transmission Service: In the event that a Curtailment on the NEPOOL Transmission System, or a portion thereof, is required to maintain reliable operation of the system, the Curtailment will be made on a non-discriminatory basis to the transaction(s) that effectively relieve the constraint. If multiple transactions require Curtailment, to the extent practicable and consistent with Good Utility Practice, the System Operator will curtail service to Network Customers and Transmission Customers taking Firm Point- To-Point Transmission Service on a non-discriminatory basis. All Curtailments will be made on a non-discriminatory basis; however, Non-Firm Point-To-Point Transmission Service shall be subordinate to Firm Transmission Service. When the System Operator determines that an electrical emergency exists on the NEPOOL Transmission System and implements emergency procedures to effect a Curtailment of Firm Transmission Service, the Transmission Customer shall make the required reductions upon the System Operator's request. However, NEPOOL reserves the right to effect a Curtailment, in whole or in part, of any Firm Transmission Service provided under this Tariff when, in the System Operator's sole discretion, an emergency or other unforeseen condition impairs or degrades the reliability of the NEPOOL Transmission System. The System Operator will notify all affected Transmission Customers in a timely manner of any scheduled Curtailments. In the event the System Operator exercises its right to effect a Curtailment, in whole or part, of Firm Point-to-Point Transmission Service, no credit or other adjustment shall be provided as a result of the Curtailment with respect to the charge payable by the Customer.

29.7   Classification of Firm Point-To-Point Transmission Service:

(a) A Transmission Customer taking Firm Point-To-Point Transmission Service may
(1) change its Points of Receipt and Delivery to obtain service on a non- firm basis consistent with the terms of Section 36.1 or (2) request a modification of the Points of Receipt or Delivery on a firm basis pursuant to the terms of
Section 36.2; provided that if any Transmission Provider or its designee constructed new facilities or upgraded facilities to accommodate the original firm service, such Transmission Provider or its designee shall continue to be compensated for its facility costs by the Transmission Customer.

(b) A Transmission Customer may purchase transmission service to make sales from multiple generating units or contracts that are on the NEPOOL Transmission System. For such purchase of transmission service the Transmission Customer shall specify a Location for each generating unit or contract.

(c) Deliveries will be provided from the Point(s) of Receipt to the Point(s) of Delivery. Each Point of Receipt and Point of Delivery at which firm transmission capacity is reserved for Long-Term Firm Point-to-Point Transmission Service by the Transmission Customer shall be set forth in the Service Agreement for such Service along with a corresponding capacity reservation. The greater of either
(1) the sum of the capacity reservations at the Point(s) of Receipt, or (2) the sum of the capacity reservations at the Point(s) of Delivery shall be the Transmission Customer's Reserved Capacity. The Transmission Customer will be billed for its Reserved Capacity under the terms of Section 20 or Section 21, whichever is applicable. The Transmission Customer's Use may not exceed its firm capacity reserved at each Point of Receipt and each Point of Delivery except as otherwise specified in Section 36. In the event that the Use by a Transmission Customer (including Third-Party Sales by the Participants) exceeds that Transmission Customer's Reserved Capacity at any Point of Receipt or Point of Delivery in any hour, it shall pay 200% of the charge which is otherwise applicable for each Kilowatt of the excess. In addition, the System Operator will record all instances in which a Transmission Customer's Use exceeds that Transmission Customer's firm Reserved Capacity, and if in any calendar year more than 10 such instances occur with respect to any single Transmission Customer, then the System Operator may require such Transmission Customer to apply for additional Firm Point-to-Point Transmission Service under the Tariff in an amount equal to the greatest amount of the excess of such Transmission Customer's Use over its firm Reserved Capacity for the remainder of that calendar year. Charges for such additional Firm Point-to-Point Transmission Service will relate back to the first day of the month following the month in which the System Operator notifies such Transmission Customer that it is subject to the provisions of this paragraph.

29.8   Scheduling of Firm Point-To-Point Transmission Service:

(a) Until the CMS/MSS Effective Date, unless other schedules are permitted pursuant to NEPOOL System Rules, schedules for the Transmission Customer's Firm Point-To-Point Transmission Service (including schedules for resources to be self scheduled) must be submitted to the System Operator no later than noon of the day prior to commencement of such service. In the cases which are bid into the power exchange, the Energy bid price must be submitted to the System Operator by the noon deadline. Hour-to-hour schedules of any capacity and energy that is to be delivered must be stated in increments of 1000 kW per hour. Transmission Customers with multiple requests for Firm Point-To-Point Transmission Service at a Point of Receipt, each of which request is under 1000 kW per hour, may consolidate their service requests at a common Point of Receipt into units of 1000 kW per hour for scheduling and billing purposes. Scheduling changes will be permitted up to thirty-five minutes before the start of the next clock hour, provided that the Delivering Party and Receiving Party also agree to the schedule modification. The System Operator will furnish to the Delivering Party's system operator hour-to-hour schedules equal to those furnished by the Receiving Party (unless reduced for losses) and will deliver the capacity and energy provided by such schedules. Should the Transmission Customer, Delivering Party or Receiving Party revise or terminate any schedule, such party shall immediately notify the System Operator, and the System Operator will have the right to adjust accordingly the schedule for capacity and energy to be received and to be delivered.

(b) On and after the CMS/MSS Effective Date, unless other schedules are permitted pursuant to the NEPOOL System Rules, Day-Ahead Market schedules for the Transmission Customer's Firm Point-To-Point transmission service must be submitted to the System Operator no later than noon of the day prior to the Dispatch Day. The Supply Offers and Demand Bids must be submitted to the System Operator by the noon deadline. The System Operator will furnish to the Delivering Party's system operator hour-to-hour schedules equal to those furnished by the Receiving Party and will deliver the capacity and Energy provided by such schedules. Should the Transmission Customer, Delivering Party or Receiving Party revise or terminate any schedule, such party shall immediately notify the System Operator, and the System Operator will have the right to adjust accordingly the schedule for capacity and Energy to be received and to be delivered.

     On and after the CMS/MSS Effective Date, unless other schedules are permitted pursuant to the NEPOOL System Rules, Real-Time Market schedules for the Transmission Customer's Firm Point-To-Point transmission service must be submitted to the System Operator in accordance with the NEPOOL System Rules. The Supply Offers and Demand Bids must be submitted to the System Operator in accordance with the NEPOOL System Rules. Scheduling changes will be permitted up to thirty-five minutes before the start of the next clock hour, provided that the Delivering Party and Receiving Party also agree to the schedule modification. The System Operator will furnish to the Delivering Party's system operator hour-to-hour schedules equal to those furnished by the Receiving Party and will deliver the capacity and Energy provided by such schedules. Should the Transmission Customer, Delivering Party or Receiving Party revise or terminate any schedule, such party shall immediately notify the System Operator, and the System Operator will have the right to adjust accordingly the schedule for capacity and Energy to be received and to be delivered.

30   Nature of Non-Firm Point-To-Point Transmission Service

30.1 Term: Non-Firm Point-To-Point Transmission Service will be available for periods ranging from one hour to one month. However, a Purchaser of Non-Firm Point-To-Point Transmission Service will be entitled to reserve a sequential term of service (such as a sequential monthly term without having to wait for the initial term to expire before requesting another monthly term) so that the total time period for which the reservation applies is greater than one month, subject to the requirements of Section 32.3.


30.3 Reservation Priority: Non-Firm Point-To-Point Transmission Service shall be available from transmission capability in excess of that needed for reliable service to Native Load Customers, Network Customers, customers for Excepted Transactions and other Transmission Customers taking Long-Term and Short-Term Firm Point-To-Point Transmission Service. A higher priority will be assigned to reservations with a longer duration of service. In the event the NEPOOL Transmission System is constrained, competing requests of equal duration will be prioritized based on the highest price offered by the Eligible Customer for the Transmission Service, or in the event the price for all Eligible Customers is the same, will be prioritized on a first-come, first-served basis i.e., in the chronological sequence in which each Customer has reserved service. Eligible Customers that have already reserved shorter term service have the right of first refusal to match any longer term reservation before being preempted. A longer term competing request for Non- Firm Point-To-Point Transmission Service will be granted if the Eligible Customer with the right of first refusal does not agree to match the competing request: (a) immediately for hourly Non-Firm Point-To-Point Transmission Service after notification by the System Operator; and (b) within 24 hours (or earlier if necessary to comply with the scheduling deadlines provided in Section 28.6) for Non-Firm Point-To-Point Transmission Service other than hourly transactions after notification by the System Operator. Secondary transmission service for Network Customers pursuant to
Section 40.4 will have a higher priority than any Non-Firm Point-To-Point Transmission Service. Non-Firm Point-To-Point Transmission Service over secondary Point(s) of Receipt and Point(s) of Delivery will have the lowest reservation priority under this Tariff.

30.4 Use of Non-Firm Point-To-Point Transmission Service by the Transmission
Provider: A Transmission Provider will be subject to the rates, terms and conditions of this Tariff when making Third-Party Sales to be transmitted as Non-Firm Point-to-Point Transmission Service under (i) agreements executed after November 1, 1996 or (ii) agreements executed on or before November 1, 1996 to the extent that the Commission requires them to be unbundled, by the date specified by the Commission. A Transmission Provider will maintain separate accounting, pursuant to Section 8, for any use of Non-Firm Point-To- Point Transmission Service to make Third-Party Sales, to the extent not paid for under this Tariff.

30.5 Service Agreements: The System Operator shall offer a standard form Point-To-Point Transmission Service Agreement (Attachment A, modified to cover non-firm service) to an Eligible Customer when the Eligible Customer first submits a Completed Application for Non-Firm Point-To-Point Transmission Service pursuant to the Tariff. Executed Service Agreements that contain the information required under this Tariff shall be filed with the Commission in compliance with applicable Commission regulations.

30.6 Classification of Non-Firm Point-To-Point Transmission Service: Non-Firm Point-To-Point Transmission Service shall be offered under applicable terms and conditions contained in Part III of this Tariff. The NEPOOL Participants undertake no obligation under this Tariff to plan the NEPOOL Transmission System in order to have sufficient capacity for Non-Firm Point-To-Point Transmission Service. Parties requesting Non-Firm Point-To-Point Transmission Service for the transmission of firm power do so with the full realization that such service is subject to availability and to Curtailment or Interruption under the terms of this Tariff. In the event that the Use by a Transmission Customer (including Third-Party Sales by a Participant) exceeds that Transmission Customer's non-firm Reserved Capacity at any Point of Receipt or Point of Delivery, it shall pay 200% of the charge which is otherwise applicable for each Kilowatt of the excess. In addition, the System Operator will record all instances in which a Transmission Customer's Use exceeds that Transmission Customer's non-firm Reserved Capacity, and if in any calendar year more than 10 such instances occur with respect to any single Transmission Customer, then the System Operator may require such Transmission Customer to apply for additional Non-Firm Point-to-Point Transmission Service under the Tariff in an amount equal to the greatest amount of the excess of such Transmission Customer's Use over its non-firm Reserved Capacity for the remainder of that calendar year. Charges for such additional Non-Firm Point-to-Point Transmission Service will relate back to the first day of the month following the month in which the System Operator notifies such Transmission Customer that it is subject to the provisions of this paragraph.

(a) Non-Firm Point-To-Point Transmission Service shall include transmission of energy on an hourly basis and transmission of scheduled short-term capacity and energy on a daily, weekly or monthly basis, but not to exceed one month's reservation for any one Application.

(b) Each Point of Receipt at which non-firm transmission capacity is reserved by the Transmission Customer shall be set forth in the Application along with a corresponding capacity reservation associated with each Point of Receipt.

30.7     Scheduling of Non-Firm Point-To-Point Transmission Service:

(a) Until the CMS/MSS Effective Date, unless other schedules are permitted pursuant to NEPOOL System Rules, schedules for Non-Firm Point-To-Point Transmission Service must be submitted to the Transmission Provider no later than noon of the day prior to commencement of such service. Schedules submitted after noon will be accommodated, if practicable. Hour-to-hour schedules of energy that is to be delivered must be stated in increments of 1,000 kW per hour. Transmission Customers within the NEPOOL Control Area with multiple requests for Transmission Service at a Point of Receipt, each of which is under 1,000 kW per hour, may consolidate their schedules at a common Point of Receipt into units of 1,000 kW per hour. Scheduling changes will be permitted up to thirty-five minutes before the start of the next clock hour provided that the Delivering Party and Receiving Party also agree to the schedule modification. The System Operator will furnish to the Delivering Party's system operator, hour-to-hour schedules equal to those furnished by the Receiving Party (unless reduced for losses) and shall deliver the capacity and energy provided by such schedules. Should the Transmission Customer, Delivering Party or Receiving Party revise or terminate any schedule, such party shall immediately notify the System Operator, and the System Operator shall have the right to adjust accordingly the schedule for capacity and energy to be received and to be delivered.

(b) On and after the CMS/MSS Effective Date, unless other schedules are permitted pursuant to the NEPOOL System Rules, Day-Ahead Market schedules for Non-Firm Point-To-Point Transmission Service must be submitted to the Transmission Provider no later than noon of the day prior to the Dispatch Day. The Supply Offers and Demand Bids must be submitted to the System Operator by the noon deadline. The System Operator will furnish to the Delivering Party's system operator hour-to-hour schedules equal to those furnished by the Receiving Party and shall deliver the capacity and Energy provided by such schedules. Should the Transmission Customer, Delivering Party or Receiving Party revise or terminate any schedule, such party shall immediately notify the System Operator, and the System Operator shall have the right to adjust accordingly the schedule for capacity and Energy to be received and to be delivered.

     On and after the CMS/MSS Effective Date, unless other schedules are permitted pursuant to the NEPOOL System Rules, Real-Time Market schedules for Non-Firm Point-To-Point Transmission Service must be submitted to the Transmission Provider in accordance with the NEPOOL System Rules. The Supply Offers and Demand Bids must be submitted to the System Operator in accordance with the Market Rules. Scheduling changes will be permitted up to thirty-five minutes before the start of the next clock hour provided that the Delivering Party and Receiving Party also agree to the schedule modification. The System Operator will furnish to the Delivering Party's system operator hour-to-hour schedules equal to those furnished by the Receiving Party and shall deliver the capacity and Energy provided by such schedules. Should the Transmission Customer, Delivering Party or Receiving Party revise or terminate any schedule, such party shall immediately notify the System Operator, and the System Operator shall have the right to adjust accordingly the schedule for capacity and Energy to be received and to be delivered.

30.8 Curtailment or Interruption of Service: The System Operator reserves the right to effect a Curtailment, in whole or in part, of Non-Firm Point-To-Point Transmission Service provided under this Tariff for reliability reasons when an emergency or other unforeseen condition threatens to impair or degrade the reliability of the NEPOOL Transmission System. The System Operator reserves the right to effect an Interruption, in whole or in part, of Non-Firm Point-To-Point Transmission Service provided under this Tariff for economic reasons in order to accommodate (1) a request for Firm Transmission Service, (2) a request for Non-Firm Point-To-Point Transmission Service of greater duration, or (3) transmission service for Network Customers. The System Operator also will discontinue or reduce service to the Transmission Customer to the extent that deliveries for transmission are discontinued or reduced at the Point(s) of Receipt. Where required, Curtailments or Interruptions will be made on a non-discriminatory basis to the transaction(s) that effectively relieve the constraint; however, Non-Firm Point-To-Point Transmission Service shall be subordinate to Firm Transmission Service. If multiple transactions require Curtailment or Interruption, to the extent practicable and consistent with Good Utility Practice, Curtailments or Interruptions will be made to transactions of the shortest term (e.g., hourly non-firm transactions will be Curtailed or Interrupted before daily non-firm transactions and daily non-firm transactions will be Curtailed or Interrupted before weekly non-firm transactions). Transmission service for Network Customers will have a higher priority than any Non-Firm Point-To-Point Transmission Service under this Tariff. Non-Firm Point-To- Point Transmission Service furnished over secondary Point(s) of Receipt and Point(s) of Delivery will have a lower priority than any other Non-Firm Point-To-Point Transmission Service under this Tariff. The System Operator will provide advance notice of Curtailment or Interruption where such notice can be provided consistent with Good Utility Practice. In the event the System Operator exercises its right to effect a Curtailment, in whole or part, of Non-Firm Point-to-Point Transmission Service, no credit or other adjustment shall be provided as a result of the Curtailment with respect to the charge payable by the Customer. In the event the System Operator exercises its right to effect an Interruption, in whole or part, of Non-Firm Point-to-Point Transmission Service, the charge payable by the Customer shall be computed as if the term of service actually rendered were the term of service reserved; provided that an adjustment of the charge shall be made only when the Interruption is initiated by the System Operator, not when the Customer fails to deliver energy to NEPOOL.

31   Service Availability

31.1 General Conditions: Firm Point-To-Point Transmission Service over, on or across the NEPOOL Transmission System is available to any Transmission Customer that has met the applicable requirements of Section 31.

31.2 Determination of Available Transmission Capability: A description of NEPOOL's specific methodology for assessing available transmission capability posted on the NEPOOL OASIS(Section 5) is contained in Attachment C of this Tariff. In the event sufficient transmission capability may not exist to accommodate a service request, a System Impact Study will be performed.

31.3 Initiating Service in the Absence of an Executed Service Agreement: If the System Operator and the Transmission Customer requesting Firm Point-To- Point Transmission Service cannot agree on all the terms and conditions of the applicable Service Agreement, the System Operator will file with the Commission, within thirty days after the date the Transmission Customer provides written notification directing the System Operator to file, an unexecuted Service Agreement containing terms and conditions deemed appropriate by the System Operator for such requested transmission service. The service will be commenced subject to the Transmission Customer agreeing to (i) pay whatever rate the Commission ultimately determines to be just and reasonable, and (ii) comply with the terms and conditions of this Tariff including providing appropriate security deposits in accordance with the terms of Section 31.3.

31.4 Obligation to Provide Transmission Service that Requires Expansion or Modification of the Transmission System: If it is determined that the service requested in a Completed Application for Long-Term Firm Point-To- Point Transmission Service cannot be provided because of insufficient capability on the NEPOOL Transmission System, one or more Transmission Providers or other entities will be designated to use due diligence to expand or modify the NEPOOL Transmission System to provide the requested Long-Term Firm Point-To-Point Transmission Service, provided that the Transmission Customer agrees to compensate the Transmission Providers or other entities that will be responsible for the construction of any new facilities or upgrades for the costs of such new facilities or upgrades pursuant to the terms of Section 39. The System Operator and the designated Transmission Providers or other entities will conform to Good Utility Practice in determining the need for new transmission facilities or upgrades and in coordinating the design and construction of such facilities. This obligation applies only to those facilities that the designated Transmission Providers or other entities have the right to expand or modify.

31.5 Deferral of Service: Long-Term Firm Point-To-Point Transmission Service may be deferred until the designated Transmission Providers or other entities complete construction of new transmission facilities or upgrades needed to provide such service whenever it is determined that providing the requested service would, without such new facilities or upgrades, impair or degrade reliability to any existing Firm Transmission Service.

31.6 Real Power Losses: Real power losses are associated with all transmission service. The Transmission Provider is not obligated to provide real power losses. Until the CMS/MSS Effective Date, to the extent PTF losses are not specifically allocated through the market procedures provided for in Section 14 of the Agreement, point-to-point losses will be allocated on the basis of PTF average losses as established by the System Operator. The System Operator shall post on the OASIS the PTF average loss, which is initially set at 1.13% but shall be adjusted by the System Operator from time to time. The applicable real power loss factor shall be determined on the basis of PTF average losses. Average PTF losses shall be determined initially on an estimated basis, pending the accumulation of metered data needed to determine actual average PTF losses.

On and after the CMS/MSS Effective Date, the cost of PTF losses shall be recovered through the Marginal Loss cost recovery mechanisms provided for in
Section 14A.16 of the Agreement and Schedule 13 of the Tariff.

31.7 Load Shedding: To the extent that a system contingency exists on the NEPOOL Transmission System and the System Operator determines that it is necessary for the Participants and the Transmission Customer to shed load, the Parties shall shed load in accordance with the procedures under the Agreement and the rules adopted thereunder, or in accordance with other mutually agreed-to provisions.

32     Transmission Customer Responsibilities

32.2     Conditions Required of Transmission Customers:  Firm Point-To-Point

Transmission Service will be provided only if the following conditions are satisfied by the Transmission Customer:

a. The Transmission Customer has pending a Completed Application for service;

b. In the case of a Non-Participant, the Transmission Customer meets the creditworthiness criteria set forth in Section 11;

c. The Transmission Customer will have arrangements in place for any other transmission service necessary to effect the delivery from the generating source to the Point of Receipt prior to the time service under the Tariff commences;

d. The Transmission Customer agrees to pay for any facilities or upgrades constructed or any redispatch costs chargeable to such Transmission Customer under this Tariff, whether or not the Transmission Customer takes service for the full term of its reservation; and

e. The Transmission Customer has executed a Service Agreement or has agreed to receive service pursuant to Section 29.3.

32.3 Transmission Customer Responsibility for Third-Party Arrangements: Any scheduling arrangements that may be required by other electric systems shall be the responsibility of the Transmission Customer requesting service. (If Local Network Service will be required, the System Operator shall notify the Transmission Customer and the affected Participants.) The Transmission Customer shall provide, unless waived by the System Operator, notification to the System Operator identifying such other electric systems and authorizing them to schedule the capacity and energy to be transmitted pursuant to this Tariff on behalf of the Receiving Party at the Point of Delivery or the Delivering Party at the Point of Receipt. The System Operator will undertake reasonable efforts to assist the Transmission Customer in making such arrangements, including without limitation, providing any information or data required by such other electric system pursuant to Good Utility Practice.

33   Procedures for Arranging Firm Point-To-Point Transmission Service

33.1 Application: A request for Firm Point-To-Point Transmission Service for periods of one year or longer must be made in an Application, delivered to ISO New England Inc., One Sullivan Road, Holyoke, MA 01040-2841 or such other address as may be specified from time to time. The request should be delivered at least sixty days in advance of the calendar month in which service is requested to commence. The System Operator will consider requests for such firm service on shorter notice when practicable. Requests for firm service for periods of less than one year will be subject to expedited procedures that will be negotiated between the System Operator and the party requesting service within the time constraints provided in Section 27.8. All Firm Point-To-Point Transmission Service requests should be submitted by transmitting the Completed Application to NEPOOL by mail or telefax. Each of these methods will provide a time-stamped record for establishing the priority of the Application.

33.2 Completed Application: A Completed Application for Firm Point-To-Point Transmission Service shall provide all of the information included at 18 C.F.R.
2.20 of the Commission's regulations, including but not limited to the following:

(i) The identity, address, telephone number and facsimile number of the entity requesting service;

(ii) A statement that the entity requesting service is, or will be upon commencement of service, an Eligible Customer under this Tariff;

(iii) The location of the Point(s) of Receipt and Point(s) of Delivery and the identities of the Delivering Parties and the Receiving Parties;

(iv) The location of the generating facility(ies) supplying the capacity and energy, and the location of the load ultimately served by the capacity and energy transmitted. The System Operator will treat this information as confidential in accordance with the NEPOOL information policy except to the extent that disclosure of this information is required by this Tariff, by regulatory or judicial order, or for reliability purposes pursuant to Good Utility Practice. The System Operator will treat this information consistent with the standards of conduct contained in 18 C.F.R. Part 37 of the Commission's regulations;

(v) A description of the supply characteristics of the capacity and energy to be delivered;

(vi) An estimate of the capacity and energy expected to be delivered to the Receiving Party;

(vii) The Service Commencement Date and the term of the requested transmission service; and

(viii) The transmission capacity requested for each Point of Receipt and each Point of Delivery on the NEPOOL Transmission System; customers may combine their requests for service in order to satisfy the minimum transmission capacity requirement.

The System Operator will treat this information consistent with the standards of conduct contained in 18 C.F.R. Part 37 of the Commission's regulations.

33.3 Deposit: A Completed Application for Firm Point-To-Point Transmission Service by a Non-Participant shall also include a deposit of either one month's charge for Reserved Capacity or the full charge for Reserved Capacity for service requests of less than one month. If the Application is rejected by the System Operator because it does not meet the conditions for service as set forth herein, or in the case of requests for service arising in connection with losing bidders in a request for proposals (RFP), the deposit will be returned with Interest, less any reasonable Administrative Costs incurred by the System Operator or any affected Participants in connection with the review of the Application. The deposit also will be returned with Interest less any reasonable Administrative Costs incurred by the System Operator or any affected Participants if the new facilities or upgrades needed to provide the service cannot be completed. If an Application is withdrawn or the Eligible Customer decides not to enter into a Service Agreement for the Service, the deposit will be refunded in full, with Interest, less reasonable Administrative Costs incurred by the System Operator or any affected Participants to the extent such costs have not already been recovered from the Eligible Customer. The System Operator will provide to the Eligible Customer a complete accounting of all costs deducted from the refunded deposit, which the Eligible Customer may contest if there is a dispute concerning the deducted costs. Deposits associated with construction of new facilities or upgrades are subject to the provisions of
Section 33. If a Service Agreement for Firm Point-To-Point Transmission Service is executed, the deposit, with interest, will be returned to the Transmission Customer upon expiration or termination of the Service Agreement. Applicable Interest will be calculated from the day the deposit is credited to the System Operator's account.

33.4 Notice of Deficient Application: If an Application fails to meet the requirements of this Tariff, the System Operator will notify the entity requesting service within fifteen days of the System Operator's receipt of the Application of the reasons for such failure. The System Operator will attempt to remedy minor deficiencies in the Application through informal communications with the Eligible Customer. If such efforts are unsuccessful, the System Operator will return the Application, along with any deposit (less the reasonable Administrative Costs incurred by the System Operator or any affected Participants in connection with the Application), with Interest. Upon receipt of a new or revised Application that fully complies with the requirements of this Tariff, the Eligible Customer will be assigned a new priority based upon the date of receipt by the System Operator of the new or revised Application.

33.5 Response to a Completed Application: Following receipt of a Completed Application for Firm Point-To-Point Transmission Service, a determination of available transmission capability will be made pursuant to Section 29.2. The Eligible Customer will be notified as soon as practicable, but not later than thirty days after the date of receipt of a Completed Application, if required, that either (i) service will be provided without performing a System Impact Study, or (ii) such a study is needed to evaluate the impact of the Application pursuant to Section 33.1. Responses by the System Operator must be made as soon as practicable to all Completed Applications and the timing of such responses must be made on a non-discriminatory basis.


33.6 Execution of Service Agreement: Whenever the System Operator determines that a System Impact Study is not required and that the requested service can be provided, it will notify the Eligible Customer as soon as practicable but no later than thirty days after receipt of the Completed Application, and will tender a Service Agreement to the Eligible Customer. Failure of an Eligible Customer to execute and return the Service Agreement or request the filing of an unexecuted Service Agreement pursuant to Section 29.3, within fifteen days after it is tendered by the System Operator shall be deemed a withdrawal and termination of the Application and any deposit (less the reasonable Administrative Costs incurred by the System Operator and any affected Participants in connection with the Application) submitted will be refunded with Interest. Nothing herein limits the right of an Eligible Customer to file another Application after such withdrawal and termination. Where a System Impact Study is required, the provisions of Section 33 will govern the execution of a Service Agreement.

33.7 Extensions for Commencement of Service: The Transmission Customer can obtain up to five one-year extensions for the commencement of service. The Transmission Customer may postpone service by paying a non-refundable annual reservation fee equal to one-month's charge for Firm Point-To-Point Transmission Service for each year or fraction thereof. If during any extension for the commencement of service an Eligible Customer submits a Completed Application for Firm Point-To-Point Transmission Service, and such request can be satisfied only by releasing all or part of the Transmission Customer's Reserved Capacity, the original Reserved Capacity will be released unless the following condition is satisfied: within thirty days, the original Transmission Customer agrees to pay the applicable rate for Firm Point-To- Point Transmission Service for its Reserved Capacity for the period that its reservation overlaps the period covered by such Eligible Customer's Completed Application. In the event the Transmission Customer elects to release the Reserved Capacity, the reservation fees or portions thereof previously paid will be forfeited.

34     Procedures for Arranging Non-Firm Point-To-Point Transmission Service

34.1 Application: Eligible Customers seeking Non-Firm Point-To-Point Transmission Service must submit a Completed Application to the System Operator. Applications should be submitted by entering the information listed below on the NEPOOL OASIS.

34.2 Completed Application: A Completed Application shall provide all of the information included in 18 C.F.R. 2.20 including but not limited to the following:

(i) The identity, address, telephone number and facsimile number of the entity requesting service;

(ii) A statement that the entity requesting service is, or will be upon commencement of service, an Eligible Customer under this Tariff;

(iii)     The Point(s) of Receipt and the Point(s) of Delivery;

(iv) The maximum amount of capacity requested at each Point of Receipt and Point of Delivery; and

(v) The proposed dates and hours for initiating and terminating transmission service hereunder.

In addition to the information specified above, when required to properly evaluate system conditions, the System Operator also may ask the Transmission Customer to provide the following:

(vi) The electrical location of the initial source of the power to be transmitted pursuant to the Transmission Customer's request for service; and

(vii)     The electrical location of the ultimate load.

The System Operator will treat this information in (vi) and (vii) as confidential at the request of the Transmission Customer except to the extent that disclosure of this information is required by this Tariff, by regulatory or judicial order, or for reliability purposes pursuant to Good Utility Practice. The System Operator shall treat this information consistent with the standards of conduct contained in Part 37 of the Commission's regulations.

34.3 Reservation of Non-Firm Point-To-Point Transmission Service: Requests for monthly service shall be submitted no earlier than sixty days before service is to commence; requests for weekly service shall be submitted no earlier than fourteen days before service is to commence; requests for daily service shall be submitted no earlier than five days before service is to commence; and requests for hourly service shall be submitted no earlier than 9:00 a.m. the second day before service is to commence. Requests for service received later than noon of the day prior to the day service is scheduled to commence will be accommodated if practicable.

34.4 Determination of Available Transmission Capability: Following receipt of a tendered schedule the System Operator will make a determination on a non-discriminatory basis of available transmission capability pursuant to
Section 29.2. Such determination shall be made as soon as reasonably practicable after receipt, but not later than the following time periods for the following terms of service (i) thirty-five minutes for hourly service, (ii) thirty-five minutes for daily service, (iii) four hours for weekly service, and (iv) two days for monthly service.

35   Additional Study Procedures For Firm Point-To-Point Transmission Service
Requests

35.1 Notice of Need for System Impact Study: After receiving a request for Firm Point-To-Point Transmission Service, the System Operator will review the effect of the proposed service on the reliability requirements to meet existing and pending obligations of the Participants and Non-Participants, and the obligations of the particular Participants whose PTF facilities will be impacted by the proposed service and determine on a non-discriminatory basis whether a System Impact Study is needed. A description of the methodology for completing a System Impact Study is provided in Attachment D. If the System Operator determines that a System Impact Study is necessary to accommodate the requested service, as soon as practicable thereafter the System Operator will so inform the Eligible Customer and any affected Participants if the System Impact Study is to be performed by the Participants. If the likely result of the study is that a Direct Assignment Facility will be required, the study shall be performed by the affected Participants, subject to review by the System Operator. In such cases, the System Operator will within thirty days of receipt of a Completed Application, tender a System Impact Study agreement in the form of Exhibit I to this Tariff, or in any other form that is mutually agreed to, pursuant to which the Eligible Customer shall agree to reimburse the System Operator and any affected Participants for performing the required System Impact Study. For a service request to remain a Completed Application, the Eligible Customer shall execute the System Impact Study agreement and return it to the System Operator within fifteen days. If the Eligible Customer elects not to execute a System Impact Study agreement, its application shall be deemed withdrawn and its deposit (less the reasonable Administrative Costs incurred by the System Operator and any affected Participants in connection with the Application), will be returned with Interest.

35.2     System Impact Study Agreement and Cost Reimbursement:

(i) The System Impact Study agreement shall clearly specify the System Operator's estimate of the actual cost, and time for completion of the System Impact Study. The charge shall not exceed the actual cost of the study. In performing the System Impact Study, the System Operator and any affected Participants will rely, to the extent reasonably practicable, on existing transmission planning studies. The Eligible Customer shall not be assessed a charge for such existing studies; however, the Eligible Customer shall be responsible for charges associated with any modifications to existing planning studies that are reasonably necessary to evaluate the impact of the Eligible Customer's request for service on the NEPOOL Transmission System.

(ii) If in response to multiple Eligible Customers requesting service in relation to the same competitive solicitation, a single System Impact Study is sufficient for the System Operator to accommodate the requests for service, the costs of that study will be equitably prorated among the Eligible Customers.

(iii) For System Impact Studies that the System Operator and any affected Participants conduct on behalf of the Transmission Providers, the Participants will record the cost of the System Impact Studies pursuant to Section 8.5.

35.3 System Impact Study Procedures: Upon receipt of an executed System Impact Study agreement, the System Operator and any affected Participants will use due diligence to complete the required System Impact Study within a sixty-day period. The System Impact Study, if required, shall identify any system constraints and redispatch options and the need for additional Direct Assignment Facilities or facility additions or upgrades required to provide the requested service. In the event that the required System Impact Study cannot be completed within such time period, the System Operator will so notify the Eligible Customer and provide an estimated completion date along with an explanation of the reasons why additional time is required to complete the required study and an estimate of any increase in cost which will result from the delay. A copy of the completed System Impact Study and related work papers shall be made available to the Eligible Customer. The System Operator will use the same due diligence in completing the System Impact Study for an Eligible Customer that is a Non-Participant as it uses when completing studies for the Participants. The System Operator will notify the Eligible Customer immediately upon completion of the System Impact Study if the NEPOOL Transmission System will be adequate to accommodate all or part of a request for service or that no costs are likely to be incurred for new transmission facilities or upgrades. Within fifteen days of completion of the System Impact Study, the Eligible Customer must execute a Service Agreement or request the filing of an unexecuted Service Agreement pursuant to Section 29.3, or the Application shall be deemed terminated and withdrawn.

35.4 Facilities Study Procedures: If a System Impact Study indicates that additions or upgrades to the NEPOOL Transmission System are needed to supply the Eligible Customer's service request, the System Operator, within thirty days of the completion of the System Impact Study, will tender to the Eligible Customer a Facilities Study agreement in the form of Attachment J to this Tariff, or in any other form that is mutually agreed to, which is to be entered into by the Eligible Customer and the System Operator and, if deemed necessary by the System Operator, by one or more affected Transmission Provider(s) and pursuant to which the Eligible Customer shall agree to reimburse the System Operator and any affected Transmission Providers or other entity designated by the System Operator for performing any required Facilities Study. For a service request to remain a Completed Application, the Eligible Customer shall execute the Facilities Study agreement and return it to the System Operator within fifteen days. If the Eligible Customer elects not to execute the Facilities Study agreement, its application shall be deemed withdrawn and its deposit, if any (less the reasonable Administrative Costs incurred by the System Operator and any affected Participants in connection with the Application), will be returned with Interest. Upon receipt of an executed Facilities Study agreement, the System Operator and any affected Transmission Provider(s) or other designated entity will use due diligence to cause the required Facilities Study to be completed within a sixty-day period. If a Facilities Study cannot be completed in the allotted time period, the System Operator will notify the Transmission Customer and provide an estimate of the time needed to reach a final determination and any resulting increase in the cost, along with an explanation of the reasons that additional time is required to complete the study. When completed, the Facilities Study shall include a good faith estimate of (i) the cost of Direct Assignment Facilities to be charged to the Transmission Customer, or (ii) the Transmission Customer's appropriate share of the cost of any required additions or upgrades, and (iii) the time required to complete such construction and initiate the requested service. The Transmission Customer shall provide a letter of credit or other reasonable form of security acceptable to the Transmission Providers or other entities that will be responsible for the construction of the new facilities or upgrades equivalent to the costs of the new facilities or upgrades and consistent with relevant commercial practices, as established by the Uniform Commercial Code. The Transmission Customer shall have thirty days to execute a Service Agreement, if required, or request the filing of an unexecuted Service Agreement with the Commission and provide the required letter of credit or other form of security or the request will no longer be a Completed Application and shall be deemed terminated and withdrawn.

     In addition to the foregoing, each Facilities Study shall contain a non-binding estimate from the System Operator of the incremental FCRs and associated ARRs, if any, resulting from the construction of the new facilities. After completion of the transmission upgrade or expansion, the System Operator shall determine the incremental FCRs and associated ARRs, if any, resulting from the upgrade or expansion.

35.5 Facilities Study Modifications: Any change in design arising from inability to site or construct proposed facilities will require development of a revised good faith estimate. New good faith estimates also will be required in the event of new statutory or regulatory requirements that are effective before the completion of construction or other circumstances beyond the control of the Transmission Providers or other entities that are responsible for the construction of the new facilities or upgrades and that significantly affect the final cost of the new facilities or upgrades to be charged to the Transmission Customer pursuant to the provisions of this Tariff.

35.6 Due Diligence in Completing New Facilities: The System Operator will use due diligence to designate Transmission Providers or other entities to add necessary facilities or upgrade the NEPOOL Transmission System within a reasonable time. A Transmission Provider or other entity will have no obligation to upgrade its existing or planned transmission system in order to provide the requested Firm Point-To-Point Transmission Service if doing so would impair system reliability or otherwise impair or degrade existing firm service.

35.7 Partial Interim Service: If the System Operator determines that there will not be adequate transmission capability to satisfy the full amount of a Completed Application for Long-Term Firm Point-To-Point Transmission Service, the portion of the requested Service that can be accommodated without addition of any facilities or upgrades and through redispatch will be offered and provided. However, there shall be no obligation to provide the incremental amount of requested Long-Term Firm Point-To-Point Transmission Service that requires the addition of facilities or upgrades to the NEPOOL Transmission System until such facilities or upgrades have been placed in service.

35.8 Expedited Procedures for New Facilities: In lieu of the procedures set forth above, the Eligible Customer shall have the option to expedite the process by requesting the System Operator to tender at one time, together with the results of required studies, an "Expedited Service Agreement" pursuant to which the Eligible Customer would agree to pay for all costs incurred pursuant to the terms of this Tariff. In order to exercise this option, the Eligible Customer shall request in writing an Expedited Service Agreement covering all of the above-specified items within thirty days of receiving the results of the System Impact Study identifying the need for facility additions or upgrades and costs to be incurred in providing the requested service. While the System Operator, on behalf of the Transmission Providers or other entities that will be responsible for constructing the new facilities or upgrades, agrees to provide the Eligible Customer with its best estimate of the new facility costs and other charges that may be incurred, such estimate shall not be binding and the Eligible Customer shall agree in writing to pay for all costs incurred pursuant to the provisions of this Tariff. The Eligible Customer shall execute and return such an Expedited Service Agreement within fifteen days of its receipt or the Eligible Customer's request for service will cease to be a Completed Application and will be deemed terminated and withdrawn.

36   Procedures if New Transmission Facilities for Firm Point-To-Point
Transmission Service Cannot be Completed

36.1 Delays in Construction of New Facilities: If any event occurs that will materially affect the time for completion of new facilities for Firm Point-To-Point Service, or the ability to complete such facilities, the System Operator will promptly notify the Transmission Customer. In such circumstances, the System Operator will within thirty days of notifying the Transmission Customer of such delays, convene a technical meeting with the Transmission Customer and any affected Transmission Providers or other entities responsible for construction to evaluate the alternatives available to the Transmission Customer. The System Operator and the affected Transmission Providers or other entities will make available to the Transmission Customer studies and work papers related to the delay, including all information that is in the possession of the System Operator or the Transmission Providers or other entities that are responsible for the construction of the new facilities or upgrades that is reasonably needed by the Transmission Customer to evaluate any alternatives.

36.2 Alternatives to the Original Facility Additions: When the review process of
Section 34.1 determines that one or more alternatives exist to the originally planned construction project, the System Operator will present such alternatives for consideration by the Transmission Customer. If, upon review of any alternatives, the Transmission Customer desires to proceed with its Completed Application subject to construction of the alternative facilities, it may request the System Operator to submit a revised Service Agreement. If the alternative approach solely involves Non-Firm Point-To-Point Transmission Service, the System Operator will promptly tender a Service Agreement for Non-Firm Point-To-Point Transmission Service providing for such service. In the event the System Operator and the affected Participants or other entities responsible for construction conclude that no reasonable alternative exists and the Transmission Customer disagrees, the Transmission Customer may seek relief under the dispute resolution procedures pursuant to Section 12 or it may refer the dispute to the Commission for resolution.

36.3 Refund Obligation for Unfinished Facility Additions: If the System Operator, the affected Transmission Providers or other entities responsible for construction and the Transmission Customer mutually agree that no other reasonable alternatives exist and the requested service cannot be provided out of existing capability under the conditions of this Tariff, the obligation to provide the requested Firm Point-To-Point Transmission Service shall terminate and any deposit made by the Transmission Customer shall be returned, with Interest. The Transmission Customer shall be responsible for all costs prudently incurred by the System Operator and by the Transmission Providers or other entities that have been responsible for the construction of the new facilities or upgrades through the date that any required regulatory approval is denied or construction is suspended and for cost of removal, if necessary, of facilities constructed prior to suspension.

37     Provisions Relating to Transmission Construction and Services on the
Systems of Other Utilities

37.1 Responsibility for Third-Party System Additions: Neither the System Operator nor any Participant which is not the Transmission Customer will be responsible for making arrangements for any necessary engineering, permitting, and construction of transmission or distribution facilities on the system(s) of any other entity or for obtaining any regulatory approval for such facilities. The System Operator will undertake reasonable efforts to assist the Transmission Customer in obtaining such arrangements, including without limitation, providing any information or data required by such other electric system pursuant to Good Utility Practice.

37.2 Coordination of Third-Party System Additions: In circumstances where the need for transmission facilities or upgrades is identified pursuant to the provisions of this Tariff, and if such upgrades further require the addition of transmission facilities on third-party systems, the System Operator and the Transmission Providers or other entities that are responsible for the construction of any new facilities or upgrades on the NEPOOL Transmission System will have the right to coordinate construction on the NEPOOL Transmission System with the construction required by the third parties. The System Operator and the Transmission Providers or other entities that are responsible for the construction of any new facilities or upgrades on the NEPOOL Transmission System may, after consultation with the Transmission Customer and representatives of such other systems, defer construction of new transmission facilities or upgrades on the NEPOOL Transmission System if the new transmission facilities on another system cannot be completed in a timely manner. The System Operator will notify the Transmission Customer in writing of the basis for any decision to defer construction and the specific problems that must be resolved before the construction of new facilities will be initiated or resumed. Within sixty days of receiving written notification by the System Operator of a decision to defer construction pursuant to this section, the Transmission Customer may challenge the decision in accordance with the dispute resolution procedures contained in
Section 12 or it may refer the dispute to the Commission for resolution.

38     Changes in Service Specifications

38.1 Modifications on a Non-Firm Basis: The Transmission Customer taking Firm Point-To-Point Transmission Service may submit a request to the System Operator for transmission service on a non-firm basis over Point(s) of Receipt and Point(s) of Delivery other than those specified in the Service Agreement ("Secondary Receipt and Delivery Points"), in amounts not to exceed the Transmission Customer's firm capacity reservation, without incurring an additional Non-Firm Point-to-Point Transmission Service charge or executing a new Service Agreement, subject to the following conditions:

(a) service provided over Secondary Receipt and Delivery Points will be non-firm only, on an as-available basis, and will not displace any firm or non-firm service reserved or scheduled by Participants or Non-Participants under this Tariff or by the Participants on behalf of their Native Load Customers or Excepted Transactions;

(b) the sum of all Firm Point-To-Point Transmission Service and Non-Firm Point-To-Point Transmission Service provided to the Transmission Customer at any time pursuant to this section shall not exceed the Reserved Capacity specified in the relevant Service Agreement under which such services are provided;

(c) the Transmission Customer shall retain its right to schedule Firm Point-To-Point Transmission Service at the Point(s) of Receipt and Point(s) of Delivery specified in the relevant Service Agreement in the amount of the Transmission Customer's original capacity reservation; and

(d) service over Secondary Receipt and Delivery Points on a non-firm basis shall not require the filing of an Application for Non-Firm Point-to-Point Transmission Service under the Tariff. However, all other requirements of this Tariff (except as to transmission rates) shall apply to transmission service on a non-firm basis over Secondary Receipt and Delivery Points.

38.2 Modification on a Firm Basis: Any request by a Transmission Customer to modify Point(s) of Receipt and Point(s) of Delivery on a firm basis shall be treated as a new request for service in accordance with Section 31, except that such Transmission Customer shall not be obligated to pay any additional deposit if the capacity reservation does not exceed the amount reserved in the existing Service Agreement. While such new request is pending, the Transmission Customer shall retain its priority for service at the firm Receipt Point(s) and Delivery Point(s) specified in the Transmission Customer's Service Agreement.

39     Sale, Assignment or Transfer of Transmission Service

39.1 Procedures for Sale, Assignment or Transfer of Service: Subject to Commission action on any necessary filings, a Transmission Customer may sell, assign, or transfer all or a portion of its rights under its Service Agreement, but only to another Eligible Customer (the "Assignee"). The Transmission Customer that sells, assigns or transfers its rights under its Service Agreement is hereafter referred to as the "Reseller." Compensation to the Reseller shall not exceed the higher of (i) the original rate paid by the Reseller, (ii) the maximum applicable rate on file under this Tariff at the time of the assignment, or (iii) the Reseller's opportunity cost capped at the Participants' cost of expansion. If the Assignee does not request any change in the Point(s) of Receipt or the Point(s) of Delivery, or a change in any other term or condition set forth in the original Service Agreement, the Assignee shall receive the same services as did the Reseller and the priority of service for the Assignee shall be the same as that of the Reseller. A Reseller shall notify the System Operator as soon as possible after any sale, assignment or transfer of service occurs, but in any event, notification must be provided prior to any provision of service to the Assignee. The Assignee shall be subject to all terms and conditions of this Tariff. If the Assignee requests a change in service, the reservation priority of service will be determined by the System Operator pursuant to Section 27.2.

     The sale, resale or assignment of FCRs is governed by Schedule 14 of the Tariff, and this Section 37.1 is not applicable to such sales, resales and assignments.

39.2 Limitations on Assignment or Transfer of Service: If the Assignee requests a change in the Point(s) of Receipt or Point(s) of Delivery, or a change in any other specifications set forth in the original Service Agreement, the System Operator will consent to such change subject to the provisions of this Tariff, provided that the change will not impair the operation and reliability of the Participants' generation, transmission, or distribution systems. The Assignee shall compensate the System Operator and any affected Participants for performing any System Impact Study needed to evaluate the capability of the NEPOOL Transmission System to accommodate the proposed change and any additional costs resulting from such change. The Reseller shall remain liable for the performance of all obligations under the Service Agreement, except as specifically agreed to by the System Operator, the Reseller and the Assignee through an amendment to the Service Agreement.

39.3 Information on Assignment or Transfer of Service: In accordance with
Section 5, Transmission Customers may use the NEPOOL OASIS to post information regarding transmission capacity available for resale.

40     Metering and Power Factor Correction at Receipt and Delivery Points(s)

40.1 Transmission Customer Obligations: Unless the System Operator otherwise agrees, the Transmission Customer shall be responsible for installing and maintaining compatible metering and communications equipment to accurately account for the capacity and energy being transmitted under this Tariff and to communicate the information to the System Operator. Unless otherwise agreed, such equipment shall remain the property of the Transmission Provider.

40.2 NEPOOL Access to Metering Data: The System Operator will have access to such metering data as may reasonably be required to facilitate measurements and billing under the Service Agreement.

40.3 Power Factor: Unless otherwise agreed, the Transmission Customer is required to maintain a power factor within the same range as the Participants maintain pursuant to Good Utility Practice and applicable NEPOOL requirements. The power factor requirements are specified in the Service Agreement, where applicable.

41     Compensation for New Facilities and Redispatch Costs

Whenever a System Impact Study performed in connection with the provision of Firm Point-To-Point Transmission Service identifies the need for new facilities or upgrades, the Transmission Customer shall be responsible for such costs to the extent they are consistent with Commission policy. Whenever a System Impact Study identifies capacity constraints that may be relieved more economically by redispatching the Participants' resources than by building new facilities or upgrading existing facilities to eliminate such constraints, the Transmission Customer shall be responsible for the redispatch costs to the extent consistent with applicable Commission policy.

VI.     REGIONAL NETWORK SERVICE (NETWORK INTEGRATION TRANSMISSION SERVICE)

The Participants will provide NEPOOL Regional Network Service (Network Integration Transmission Service), as described in Part II of this Tariff to Participants and Non-Participants pursuant to the applicable terms and conditions contained in this Tariff. Part II of this Tariff specifies certain terms and conditions which are generally applicable to the receipt of Regional Network Service by both Participants and Non-Participants. This Part VI specifies additional provisions with respect to the provision of Regional Network Service.

42     Nature of Regional Network Service

42.1 Scope of Service: Regional Network Service (Network Integration Transmission Service) is the transmission service described in Section 14 that allows Network Customers to efficiently and economically utilize their resources and Interchange Transactions to serve their Network Load located in the NEPOOL Control Area and any additional load that may be designated pursuant to Section
43.3 of this Tariff. The Network Customer taking Regional Network Service must obtain or provide Ancillary Services pursuant to Section 4.

42.2 Transmission Provider Responsibilities: The NEPOOL Participants will plan, construct, operate and maintain the NEPOOL Transmission System in accordance with Good Utility Practice in order to provide the Network Customer with Regional Network Service over the NEPOOL Transmission System. Subject to Section 48, each Participant which is individually a Transmission Provider, on behalf of its Native Load Customers, shall be required to designate resources and loads in the same manner as any Network Customer under Part VI of this Tariff. This information must be consistent with the information used by the Transmission Provider to calculate available transmission capacity. The Participants shall include the Network Customer's Network Load in NEPOOL Transmission System planning and shall, consistent with Good Utility Practice, endeavor to construct and place into service sufficient transmission capacity to deliver Network Resources to serve the Network Customer's Network Load on a basis comparable to the Participants' delivery of their own generating and purchased resources to their Native Load Customers.

42.3 Network Integration Transmission Service: The Participants that are individually Transmission Providers will provide firm transmission service over the NEPOOL Transmission System to the Network Customer for the delivery of energy and/or capacity from its resources to service its Network Loads on a basis that is comparable to the Participants' use of the NEPOOL Transmission System to reliably serve their Native Load Customers.

42.4 Secondary Service: The Network Customer may use the NEPOOL Transmission System to deliver energy and/or capacity to its Network Loads from resources that have not been designated as Network Resources. Such energy and capacity shall be transmitted, on an as-available basis, at no additional charge, except for any applicable charges for Congestion Cost and/or Marginal Loss cost recovery, which are recovered from Non-Participants as part of Regional Network Service and from Participants under the Agreement. Deliveries from resources other than Network Resources will have a higher priority than any Non-Firm Point-to-Point Transmission Service under this Tariff.

42.5 Real Power Losses: Real Power Losses are associated with all transmission service. The Transmission Provider is not obligated to provide Real Power Losses. To the extent PTF losses are not specifically allocated through the market procedures provided for in Section 14 of the Agreement, total remaining PTF losses, minus point-to-point losses, shall be allocated to all load on a load ratio basis.

42.6 Restrictions on Use of Service: The Network Customer is entitled to use Regional Network Service for any of the uses specified in Part II of this Tariff.

43     Initiating Service

43.1 Condition Precedent for Receiving Service: Subject to the terms and conditions of Parts II and VI of this Tariff, the Participants will provide Regional Network Service to any Eligible Customer, provided that, except as otherwise provided in Section 48, (i) the Eligible Customer completes an Application for service as provided under Part VI of this Tariff, (ii) the Eligible Customer and the System Operator complete the technical arrangements set forth in Sections 41.3 and 41.4, (iii) the Eligible Customer executes a Service Agreement in the form of Attachment B for service under Part VI of this Tariff or requests in writing that the Transmission Provider file a proposed unexecuted Service Agreement with the Commission, and (iv) the Eligible Customer executes a Network Operating Agreement in the form of Exhibit H to this Tariff, or in any other form that is mutually agreed to, with the Transmission Provider.

43.2 Application Procedures: Except as otherwise provided in Section 48, an Eligible Customer requesting Network Integration Transmission Service under this Tariff must submit an Application, with a deposit approximating the charge for one month of service, to the System Operator as far as possible in advance of the month in which service is to commence. Completed Applications for Network Integration Transmission Service will be assigned a priority according to the date and time the Application is received, with the earliest Application receiving the highest priority. Applications should be submitted by entering the information listed below on the NEPOOL OASIS to the extent feasible. A Completed Application shall provide all of the information included in 18 CFR 2.20 including but not limited to the following:

(i) The identity, address, telephone number and facsimile number of the party requesting service;

(ii) A statement that the party requesting service is, or will be upon commencement of service, an Eligible Customer under this Tariff;

(iii) A description of the Network Load at each delivery point. This description should separately identify and provide the Eligible Customer's best estimate of the total loads to be served at each transmission voltage level, and the loads to be served from each Transmission Provider substation at the same transmission voltage level. The description should include a ten-year forecast of summer and winter load resource requirements beginning with the first year after the service is scheduled to commence;

(iv) The amount and location of any interruptible loads included in the Network Load. This shall include the summer and winter capacity requirements for each interruptible load (had such load not been interruptible), that portion of the load subject to Interruption, the conditions under which an Interruption can be implemented and any limitations on the amount and frequency of Interruptions. An Eligible Customer should identify the amount of interruptible customer load (if any) included in the ten-year load forecast provided in response to (iii) above;

(v) A description of Network Resources (current and ten-year projection), which shall include, for each Network Resource, if not otherwise available to the System Operator:

- Unit size and amount of capacity from that unit to be designated as Network Resource

-     VAR capability (both leading and lagging) of all generators

-     Operating restrictions

-     Any periods of restricted operations throughout the year

-     Maintenance schedules

-     Minimum loading level of unit

-     Normal operating level of unit

- Any must-run unit designations required for system reliability or contract reasons

-     Approximate variable dispatch price ($/MWH) for redispatch computations

- Arrangements governing sale and delivery of power to third parties from generating facilities located in the NEPOOL Control Area, where only a portion of unit output is designated as a Network Resource

- Description of external purchased power designated as a Network Resource including source of supply, Control Area location, transmission arrangements and delivery point(s) to the Transmission Provider's Transmission System;

(vi)     Description of Eligible Customer's transmission system:

- Load flow and stability data, such as real and reactive parts of the load, lines, transformers, reactive devices and load type, including normal and emergency ratings of all transmission equipment in a load flow format compatible with that used by the Participants

-     Operating restrictions needed for reliability

-     Operating guides employed by system operators

- Contractual restrictions or committed uses of the Eligible Customer's transmission system, other than the Eligible Customer's Network Loads and Resources

-     Location of Network Resources described in subsection (v) above

-     ten-year projection of system expansions or upgrades

-     Transmission System maps that include any proposed expansions or upgrades

- Thermal ratings of Eligible Customer's Control Area ties with other Control Areas; and

(vii) Service Commencement Date and the term of the requested Network Integration Transmission Service. The minimum term for Network Integration Transmission Service is one year.

Unless the Eligible Customer and the System Operator agree to a different time frame, the System Operator must acknowledge the request within ten days of receipt. The acknowledgment must include a date by which a response, including a Service Agreement, will be sent to the Eligible Customer. If an Application fails to meet the requirements of this section, the System Operator shall notify the Eligible Customer requesting service within fifteen days of receipt and specify the reasons for such failure. Wherever possible, the System Operator will attempt to remedy deficiencies in the Application through informal communications with the Eligible Customer. If such efforts are unsuccessful, the System Operator shall return the Application without prejudice to the Eligible Customer, who may thereafter file a new or revised Application that fully complies with the requirements of this section. The Eligible Customer will be assigned a new priority consistent with the date of the new or revised Application. The System Operator shall treat this information consistent with the standards of conduct contained in Part 37 of the Commission's regulations.

43.3 Technical Arrangements to be Completed Prior to Commencement of Service:
Except as otherwise provided in Section 48, Regional Network Service shall not commence until the Participants and the Network Customer, or a third party, have completed installation of all equipment specified under a Network Operating Agreement consistent with Good Utility Practice and any additional requirements reasonably and consistently imposed to ensure the reliable operation of the NEPOOL Transmission System. The Participants shall exercise reasonable efforts, in coordination with the Network Customer, to complete such arrangements as soon as practicable taking into consideration the Service Commencement Date.

43.4 Network Customer Facilities: The provision of Regional Network Service shall be conditioned upon the Network Customer's constructing, maintaining and operating the facilities on its side of each delivery point or interconnection necessary to reliably deliver capacity and energy from the NEPOOL Transmission System to the Network Customer. The Network Customer shall be solely responsible for constructing or installing and operating and maintaining all facilities on the Network Customer's side of each such delivery point or interconnection.

43.5 Filing of Service Agreement: The System Operator will file Service Agreements with the Commission in compliance with applicable Commission regulations.

44     Network Resources

44.1 Designation of Network Resources: The designation of generation resources as Network Resources shall be effected automatically in accordance with the definition thereof for Participant Network Customers. A Network Customer shall designate to the System Operator those Network Resources which are owned, purchased or leased by it. The Network Resources so designated may not include resources, or any portion thereof, that are committed for sale to non-designated third party load or otherwise cannot be called upon to meet the Network Customer's Network Load on a non-interruptible basis, or to the extent that the resource is being delivered directly to a load being served with Internal Point-to-Point Service. Any owned, purchased or leased resources that were serving the Network Customer's loads under firm agreements entered into on or before the Compliance Effective Date shall be deemed to continue to be so owned, purchased or leased by it until the Network Customer informs the System Operator of a change. Nothing in this Section is intended to relieve any customer of its obligation to pay the charge for Internal Point-to-Point Service deliveries of Network Resources to it.

44.2 Designation of New Network Resources: The Network Customer shall identify the Network Resources which are owned, purchased or leased by it to the System Operator with as much advance notice as practicable. A designation of a Network Resource as owned, purchased or leased by the Customer must be made by a notice to the System Operator.

44.3 Termination of Network Resources: The Network Customer may terminate the designation of all or part of a Network Resource as owned, purchased or leased by it at any time but should provide notification to the System Operator as soon as reasonably practicable.

44.4 Network Customer Redispatch Obligation: As a condition to receiving Network Integration Transmission Service, the Network Customer agrees to redispatch its Network Resources as requested by the System Operator pursuant to Section 45.2. To the extent practical, the redispatch of resources pursuant to this section shall be on a least cost, non-discriminatory basis between all Network Customers and the Participants.

44.5 Transmission Arrangements for Network Resources Not Physically Interconnected With The NEPOOL Transmission System: The Network Customer shall be responsible for any arrangements necessary to deliver capacity and energy from a Network Resource not physically interconnected with the NEPOOL Transmission System. The System Operator will undertake reasonable efforts to assist the Network Customer in obtaining such arrangements, including without limitation, providing any information or data required by such other entity pursuant to Good Utility Practice.

44.6 Limitation on Designation of Resources: The Network Customer must demonstrate that it owns, leases or has committed to purchase an Entitlement in a generation resource pursuant to an executed contract in order to designate the generating resource to serve its Network Load. Alternatively, the Network Customer may establish that execution of a contract is contingent upon the availability of transmission service under Part II of this Tariff.

44.7 Use of Interface Capacity by the Network Customer: There is no limitation upon a Network Customer's use of the NEPOOL Transmission System at any particular interface to integrate the Network Customer's resources (or substitute purchases in Interchange Transactions) with its Network Loads. However, a Network Customer's use of the NEPOOL total interface capacity with other transmission systems to serve its Network Load may not exceed the Network Customer's load.

45     Designation of Network Load

45.1 Network Load: Except as otherwise provided in Section 48, the Network Customer must designate the individual Network Loads on whose behalf the Participants will provide through NEPOOL Network Integration Transmission Service. The Network Loads shall be specified in the Service Agreement.

45.2 New Network Loads Connected With the NEPOOL Transmission System: The Network Customer shall provide the System Operator with as much advance notice as reasonably practicable of the designation of new Network Load that will be added to the NEPOOL Transmission System. A designation of new Network Load must be made through a modification of service pursuant to a new Application. The Participants will use due diligence to install or cause to be installed any transmission facilities required to interconnect a new Network Load designated by the Network Customer. The costs of new facilities required to interconnect a new Network Load shall be determined in accordance with the procedures provided in Section 44.4 and shall be charged to the Network Customer in accordance with Commission policy and Schedule 11.

45.3 Network Load Not Physically Interconnected with the NEPOOL Transmission
System: This section applies to both initial designation pursuant to Section
43.1 and the subsequent addition of new Network Load not physically interconnected with the NEPOOL Transmission System. To the extent that the Network Customer desires to obtain transmission service for a load outside the NEPOOL Control Area, the Network Customer shall have the option of (1) electing to include the entire load as Network Load for all purposes under Part VI of this Tariff and designating resources to serve such additional Network Load, or
(2) excluding that entire load from its Network Load. To the extent that the Network Customer gives notice of its intent to add a new Network Load as part of its Network Load pursuant to this section the request must be made through a modification of service pursuant to a new Application, and shall be available only so long as a scheduling and interconnection agreement acceptable to the System Operator shall be required to be in effect with the Control Area in which the load is located. Charges for such portion of the service shall be based on the Through or Out Service rate applied to the amount reserved for the Network Load which is not physically interconnected with the NEPOOL Transmission System.

45.4 New Interconnection Points: To the extent the Network Customer desires to add a new Delivery Point or interconnection point between the NEPOOL Transmission System and a Network Load, the Network Customer shall provide the System Operator with as much advance notice as reasonably practicable.

45.5 Changes in Service Requests: Under no circumstances shall the Network Customer's decision to cancel or delay a requested change in Network Integration Transmission Service (the addition of a new Network Resource, if any, or designation of a new Network Load) in any way relieve the Network Customer of its obligation to pay the costs of transmission facilities constructed by the Participants and charged to the Network Customer as reflected in the Service Agreement or other appropriate agreement. However, the System Operator must treat any requested change in Network Integration Transmission Service in a non-discriminatory manner.

45.6 Annual Load and Resource Information Updates: The Network Customer shall provide the System Operator with annual updates of Network Load and Network Resource forecasts consistent with those included in its Application under Part VI of this Tariff. The Network Customer also shall provide the System Operator with timely written notice of material changes in any other information provided in its Application relating to the Network Customer's Network Load, Network Resources, its transmission system or other aspects of its facilities or operations affecting the Participants' ability to provide reliable service.

46     Additional Study Procedures For Network Integration Transmission Service
Requests

46.1 Notice of Need for System Impact Study: After receiving a request for service, the System Operator shall review the effect of the requested service on the reliability requirements to meet existing and pending obligations of the Participant(s) and on the obligations of the particular Participant(s) whose PTF facilities will be impacted by the proposed service and shall determine on a non-discriminatory basis whether a System Impact Study is needed. A description of the methodology for completing a System Impact Study is provided in Attachment D. If the System Operator determines that a System Impact Study is necessary to accommodate the requested service, it shall as soon as practicable inform the Eligible Customer and any affected Participant(s) if the System Impact Study is to be performed by the Participant(s). If the likely result of the study is that a Direct Assignment Facility will be required, the study shall be performed by the affected Participant(s), subject to review by the System Operator. In such cases, the System Operator shall within thirty days of receipt of a Completed Application, tender a System Impact Study agreement in the form of Attachment I to this Tariff, or in any other form that is mutually agreed to, pursuant to which the Eligible Customer shall agree to reimburse the System Operator and any affected Participant for performing the required System Impact Study. For a service request to remain a Completed Application, the Eligible Customer shall execute a System Impact Study agreement and return it to the System Operator within fifteen days. If the Eligible Customer elects not to execute a System Impact Study agreement, its Application shall be deemed withdrawn and its deposit (less the reasonable Administrative Costs incurred by the System Operator and any affected Participant(s)) shall be returned with Interest.

46.2     System Impact Study Agreement and Cost Reimbursement:

(i) The System Impact Study agreement, whether in the form detailed in Attachment I or in any other form that is mutually agreed to, will clearly specify the System Operator's actual estimate of the actual cost, and time for completion of the System Impact Study. The actual charge shall not exceed the actual cost of the study. In performing the System Impact Study, the System Operator and the affected Participants shall rely, to the extent reasonably practicable, on existing transmission planning studies. The Eligible Customer will not be assessed a charge for such existing studies; however, the Eligible Customer will be responsible for charges associated with any modifications to existing planning studies that are reasonably necessary to evaluate the impact of the Eligible Customer's request for service on the NEPOOL Transmission System.

(ii) If in response to multiple Eligible Customers requesting service in relation to the same competitive solicitation, a single System Impact Study is sufficient for the System Operator and the affected Participants to accommodate the service requests, the costs of that study shall be prorated among the Eligible Customers.

(iii) For System Impact Studies that the System Operator and any affected Participants conduct on behalf of a Participant which is a Transmission Provider, the Participant will record the cost of the System Impact Studies pursuant to Section 8.5.

46.3 System Impact Study Procedures: Upon receipt of an executed System Impact Study agreement, the System Operator and any affected Participants will use due diligence to complete the required System Impact Study within a 60-day period. The System Impact Study, if required, shall identify any system constraints, redispatch options, or the need for additional Direct Assignment Facilities or other facility additions or upgrades to provide the requested service. In the event that the System Operator and any affected Participants are unable to complete the required System Impact Study within such time period, the System Operator shall so notify the Eligible Customer and provide an estimated completion date along with an explanation of the reasons why additional time is required to complete the required studies and an estimate of any increase in cost which will result from the delay. A copy of the completed System Impact Study and related work papers shall be made available to the Eligible Customer. The System Operator will use the same due diligence in completing the System Impact Study for an Eligible Customer as it uses when completing studies for the Participants. The System Operator shall notify the Eligible Customer immediately upon completion of the System Impact Study if the NEPOOL Transmission System will be adequate to accommodate all or part of a request for service or that no costs are likely to be incurred for new transmission facilities or upgrades. In order for a request to remain a Completed Application, within fifteen days of completion of the System Impact Study the Eligible Customer must execute a Service Agreement or request the filing of an unexecuted Service Agreement, or the Application shall be deemed terminated and withdrawn.

46.4 Facilities Study Procedures: If a System Impact Study indicates that additions or upgrades to the NEPOOL Transmission System are needed to supply the Eligible Customer's service request, the System Operator, within thirty days of the completion of the System Impact Study, shall tender to the Eligible Customer a Facilities Study agreement in the form of Attachment J to this Tariff, or in any other form that is mutually agreed to, which is to be entered into by the Eligible Customer and the System Operator and, if deemed necessary by the System Operator, by one or more affected Transmission Provider(s) and pursuant to which the Eligible Customer shall agree to reimburse the System Operator and any affected Transmission Provider(s) for performing the required Facilities Study. For a service request to remain a Completed Application, the Eligible Customer shall execute the Facilities Study agreement and return it to the System Operator within fifteen days. If the Eligible Customer elects not to execute a Facilities Study agreement, its Application shall be deemed withdrawn and its deposit, if any (less the reasonable Administrative Costs incurred by the System Operator and any affected Transmission Provider(s)), shall be returned with Interest. Upon receipt of an executed Facilities Study agreement, the System Operator and any affected Transmission Provider(s), will use due diligence to complete the required Facilities Study within a sixty-day period. If the System Operator and any affected Transmission Provider(s) are unable to complete the Facilities Study in the allotted time period, the System Operator shall notify the Eligible Customer and provide an estimate of the time needed to reach a final determination and any resulting increase in the cost, along with an explanation of the reasons that additional time is required to complete the study. When completed, the Facilities Study will include a good faith estimate of (i) the cost of Direct Assignment Facilities to be charged to the Eligible Customer, (ii) the Eligible Customer's appropriate share of the cost of any required Network Upgrades, and (iii) the time required to complete such construction and initiate the requested service. The Eligible Customer shall provide a letter of credit or other reasonable form of security acceptable to the affected Transmission Provider(s) or other entities that will be responsible for the construction of the new facilities or upgrades equivalent to the costs of new facilities or upgrades consistent with commercial practices as established by the Uniform Commercial Code. The Eligible Customer shall have thirty days to execute a Service Agreement or request the filing of an unexecuted Service Agreement and provide the required letter of credit or other form of security or the request no longer will be a Completed Application and shall be deemed terminated and withdrawn.

     In addition to the foregoing, each Facilities Study shall contain a non-binding estimate from the System Operator of the incremental FCRs and associated ARRs, if any, resulting from the construction of the new facilities. After completion of the transmission upgrade or expansion, the System Operator shall determine the incremental FCRs and associated ARRs, if any, resulting from the upgrade or expansion.

47     Load Shedding and Curtailments

47.1 Procedures: Prior to the Service Commencement Date, the System Operator and the Network Customer shall establish Load Shedding and Curtailment procedures pursuant to the Network Operating Agreement with the objective of responding to contingencies on the NEPOOL Transmission System. The parties will implement such programs during any period when the System Operator determines that a system contingency exists and such procedures are necessary to alleviate such contingency. The System Operator will notify all affected Network Customers in a timely manner of any scheduled Curtailment.

47.2 Transmission Constraints: During any period when the System Operator determines that a transmission constraint exists on the NEPOOL Transmission System, and such constraint may impair the reliability of the NEPOOL Transmission System, the System Operator will take whatever actions, consistent with Good Utility Practice, that are reasonably necessary to maintain the reliability of the system. To the extent the System Operator determines that the reliability of the System can be maintained by redispatching resources, the System Operator will initiate procedures pursuant to a Network Operating Agreement to redispatch all the Network Customer's resources and the Participants' own resources on a least-cost basis without regard to the ownership of such resources. Any redispatch under this section may not unduly discriminate between the Participants' use of the NEPOOL Transmission System on behalf of their Native Load Customers and any Network Customer's use of the Transmission System to serve its designated Network Load.

47.3     Cost Responsibility for Relieving Transmission Constraints:

(a) Until the earlier of the CMS/MSS Effective Date or the implementation effective date of an order issued by the Commission directing a different allocation of Congestion Costs, to the extent not otherwise covered under the Network Operating Agreement, whenever the System Operator implements least- cost redispatch procedures in response to a transmission constraint, the customers taking Internal Point-to-Point Service and/or Through or Out Service and Network Customers will each bear a proportionate share of the total redispatch cost.

(b) On and after the CMS/MSS Effective Date, to the extent not otherwise covered under the Network Operating Agreement, whenever the System Operator implements least-cost redispatch procedures in response to a transmission constraint, the customers taking Internal Point-to-Point Service and/or Through or Out Service and Network Customers will each bear a share of the total redispatch cost in accordance with Section 14A.12 and 14A.17 of the Agreement and Schedule 13 of the Tariff.

47.4 Curtailments of Scheduled Deliveries: If a transmission constraint on the NEPOOL Transmission System cannot be relieved through the implementation of least-cost redispatch procedures and the System Operator determines that it is necessary to effect a Curtailment of scheduled deliveries, such schedule shall be curtailed in accordance with the Network Operating Agreement.

47.5 Allocation of Curtailments: The System Operator shall on a non-discriminatory basis, effect a Curtailment of the transaction(s) that effectively relieve the constraint. However, to the extent practicable and consistent with Good Utility Practice, any Curtailment will be shared by the customers taking Internal Point-to-Point Service and/or Through or Out Service and Network Customers on a non-discriminatory basis. The System Operator shall not direct the Network Customer to effect a Curtailment of schedules to an extent greater than the System Operator would effect a Curtailment of the Participants' schedules under similar circumstances. Notwithstanding the preceding provisions of this Section, Import Transactions shall be scheduled and curtailed in accordance with Section 14.1.

47.6 Load Shedding: To the extent that a system contingency exists on the NEPOOL Transmission System and the System Operator determines that it is necessary for the customers taking Internal Point-to-Point Service and/or Through or Out Service and Network Customers to shed load, the Parties shall shed load in accordance with previously established procedures under the Network Operating Agreement, or in accordance with other mutually agreed-to provisions.

47.7 System Reliability: Notwithstanding any other provisions of this Tariff, the System Operator reserves the right, consistent with Good Utility Practice and on a not unduly discriminatory basis, to effect a Curtailment of Network Integration Transmission Service without liability on the part of the System Operator or the Participants for the purpose of making necessary adjustments to, changes in, or repairs on the Participants' lines, substations and facilities, and in cases where the continuance of Network Integration Transmission Service would endanger persons or property. In the event of any adverse condition(s) or disturbance(s) on the NEPOOL Transmission System or on any other system(s) directly or indirectly interconnected with the NEPOOL Transmission System, the System Operator, consistent with Good Utility Practice, also may effect a Curtailment of Network Integration Transmission Service in order to (i) limit the extent or damage of the adverse condition(s) or disturbance(s), (ii) prevent damage to generating or transmission facilities, or (iii) expedite restoration of service. The System Operator will give the Network Customer as much advance notice as is practicable in the event of such Curtailment. Any Curtailment of Network Integration Transmission Service will be not unduly discriminatory relative to the Participants' use of the Transmission System on behalf of their Native Load Customers. The Network Operating Agreement shall specify the rate treatment and all related terms and conditions applicable in the event that the Network Customer fails to respond to established Load Shedding and Curtailment procedures.

48     Rates and Charges

The Network Customer shall pay Transmission Providers for any Direct Assignment Facilities and its share of the cost of any required Network Upgrades and applicable study costs consistent with Commission policy, along with the payment to the System Operator of the charges for Ancillary Services and the charge for Regional Network Service provided under this Tariff.

48.1 Determination of Network Customer's Monthly Network Load: The Network Customer's "Monthly Network Load" is its hourly load (including its designated Network Load not physically interconnected with the Transmission Provider under
Section 43.3) coincident with the coincident aggregate load of the Participants and other Network Customers served in each Local Network in the hour in which the coincident load is at its maximum for the month ("Monthly Peak").

49     Operating Arrangements

49.1 Operation under The Network Operating Agreement: The Network Customer shall plan, construct, operate and maintain its facilities in accordance with Good Utility Practice and in conformance with the Network Operating Agreement which shall be in the form of Exhibit H to this Tariff, or in any other form that is mutually agreed to.

49.2 Network Operating Agreement: The terms and conditions under which the Network Customer shall operate its facilities and the technical and operational matters associated with the implementation of Part VI of the Tariff shall be specified in the Network Operating Agreement. The Network Operating Agreement shall provide for the Parties to (i) operate and maintain equipment necessary for integrating the Network Customer within the NEPOOL Transmission System (including, but not limited to, remote terminal units, metering, communications equipment and relaying equipment), (ii) transfer data between the System Operator and the Network Customer (including, but not limited to, heat rates and operational characteristics of Network Resources, generation schedules for units outside the NEPOOL Transmission System, interchange schedules, unit outputs for redispatch required under Section 45, voltage schedules, loss factors and other real time data), (iii) use software programs required for data links and constraint dispatching, (iv) exchange data on forecasted loads and resources necessary for long-term planning, and (v) address any other technical and operational considerations required for implementation of Part VI of this Tariff, including scheduling protocols. The Network Operating Agreement will recognize that the Network Customer shall either (i) operate as a Control Area under applicable guidelines of the North American Electric Reliability Council
(NERC) and the Northeast Power Coordinating Council (NPCC), (ii) satisfy its Control Area requirements, including all necessary Ancillary Services, by contracting with the System Operator and the Participants, or (iii) satisfy its Control Area requirements, including all necessary Ancillary Services, by contracting with another entity, consistent with Good Utility Practice, which satisfies NERC and NPCC requirements. The System Operator shall not unreasonably refuse to accept contractual arrangements with another entity for Ancillary Services.

49.3 Network Operating Committee: A Network Operating Committee (Committee) shall be established to coordinate operating criteria for the Parties' respective responsibilities under the Network Operating Agreement, where the Network Customer is not a Participant. Each Network Customer shall be entitled to have at least one representative on the Committee. The Committee shall meet from time to time as need requires, but no less than once each calendar year.

50     Scope of Application of Part VI to Participants

(a) All Participants which are receiving Regional Network Service on the Compliance Effective Date shall be deemed to have requested to continue Regional Network Service and to have identified as their Network Resources and Network Load all of their resources and load as of the Compliance Effective Date, unless they elect in accordance with Section 3.3 of this Tariff to receive Internal Point-to-Point Service at one or more Point(s) of Delivery from one or more Point(s) of Receipt.

(b) In view of the operational, informational and financial obligations imposed on Participants by the Agreement, the NEPOOL Financial Assurance Policy (which is set forth in Attachment L hereto) and NEPOOL rules, the following requirements shall not be applicable to Participants:

(1) the Application requirement specified in Sections 41.1(i) and 42 of this Tariff;

(2)     the deposit requirement specified in Section 41.2 of this Tariff;

(3) the requirement that a Network Customer execute a Service Agreement, as specified in Section 41.1 (iii) of this Tariff; provided that a Service Agreement shall be required (i) for any Participant initially taking Regional Network Service after the Compliance Effective Date, (ii) if a Participant serves load not physically interconnected with the NEPOOL Transmission System pursuant to Section 43.3 of this Tariff or (iii) if a new facility or upgrade is to be constructed pursuant to Section 44.4 of this Tariff;

(4) the requirement that a Network Customer execute a Network Operating Agreement, as specified in Section 41.1(iv) of this Tariff; provided that a Network Operating Agreement shall be required if a Participant serves load not physically interconnected with the NEPOOL Transmission System pursuant to
Section 43.3 of this Tariff; and

(5) the requirement that a Network Customer provide an annual update of Network Load and Network Resource forecasts, as specified in Section 43.6 of the Tariff.

Notwithstanding the foregoing, if the System Operator determines at any time that it requires information from a Participant which would be contained in an Application submitted pursuant to Section 41.2 or an annual update of Network Load and Network Resource forecasts provided pursuant to Section 43.6, it has the right to require that the Customer provide the information.

VII.     TRANSMISSION PLANNING, ADDITIONS AND MODIFICATIONS

51     General

Additions to or modifications of the NEPOOL Transmission System may be required or permitted under this Tariff, and be subject to related rights, obligations and procedures, in any of the following circumstances:

(a) An addition or modification may be required under Part V or Part VI of the Tariff in order to meet a new request for Point-to-Point Service or Regional Network Service. Where such an addition or modification is to be effected, the rights and obligations of the System Operator, the Transmission Providers and Transmission Customers shall be determined in accordance with the applicable provisions of Parts V and VI.

(b) An addition or modification may be required to permit the interconnection of a new or modified generating unit or the interconnection of an Elective Transmission Upgrade. Where such an addition or modification is to be effected, the rights and obligations of the System Operator, the Transmission Owners, and the Generator Owner or applicant for an Elective Transmission Upgrade, shall be determined in accordance with Section 50 and Schedules 11 and 12.

(c) A Reliability Upgrade, an Economic Upgrade or a NEMA Upgrade may be required or proposed pursuant to a NEPOOL Transmission Plan. Where a Reliability Upgrade, an Economic Upgrade, or a NEMA Upgrade is to be effected, the rights and obligations of the System Operator, the Transmission Owners and other Participants shall be determined in accordance with Schedule 12.

(d) A Quick Fix Upgrade may be identified for implementation in 2000 or 2001. Where a Quick Fix Upgrade is to be effected, the rights and obligations of the System Operator, the Transmission Owners and other Participants shall be determined in accordance with Section 52.

(e) Consistent with reliability and safety standards, Transmission Owners, the operators of affected satellites in the NEPOOL Control Area and the System Operator will coordinate scheduled generation and transmission facility outages so as to minimize, to the extent practicable, Congestion and RMR-related costs. The System Operator shall provide Transmission Owners and the operators of the affected satellites with such information as is necessary to enable them to perform this function. Any information provided to Transmission Owners and the operators of the affected satellites pursuant to this provision will be subject to all the applicable requirements of the Commission's Order 889.

These provisions for PTF additions and modifications are not intended to be exclusive.

Nothing in this Tariff is intended to preclude any entity from identifying and constructing Elective Transmission Upgrades on a merchant or other basis, so long as it obtains all required legal rights and approvals and satisfies applicable System Operator, NEPOOL, and Transmission Owner requirements relating to such facilities.

An addition or modification which constitutes PTF under the Agreement and the Tariff shall become part of the NEPOOL Transmission System and shall be fully subject to this Tariff, whether or not all or any part of the costs of the addition or modification are included in Pool-Supported PTF costs. The priorities, if any, with respect to the use of the addition or modification as among the owner and supporters of the addition or modification and other Transmission Customers shall be determined under Parts I to VI, inclusive, of this Tariff.

To the extent that a Generator Owner is responsible for the costs of a Generator Interconnection Related Upgrade or Elective Transmission Upgrade, or an entity other than a Generator Owner is responsible for costs of any other system upgrade, the Generator Owner or entity which supports part or all of the costs of the addition or modification shall be entitled to a share of any associated ARRs equivalent to the share of the total costs of such upgrade which it supports, as assigned and allocated in accordance with Schedules 14 and 15. Any incremental FCRs resulting from Generator Interconnection Related Upgrades or other upgrades shall be auctioned along with other FCRs in accordance with
Schedule 14.

Nothing in this Tariff is intended to waive the legal rights of any person or the rights of the Transmission Owners under Section 17A of the Agreement.

If issues of cost allocation arise with respect to the recovery of any of the costs provided for in this Part VII, or in Schedules 11 or 12, such issues shall be subject to determination by the Commission in the appropriate proceeding.

52     Interconnection Procedures and Requirements

52.1 Interconnection of Generating Unit Under the Minimum Interconnection
Standard: Any Generator Owner that proposes after the Compliance Effective Date
(i) to place in service a new generating unit at a site which the Generator Owner owns or controls, or which it has the right to acquire or control, and that will interconnect to the NEPOOL Transmission System, or (ii) to materially change and increase the capacity of an existing generating unit located in the NEPOOL Control Area shall be obligated to:

(a) complete and submit to the System Operator a standard application, which is available from the System Operator ("Interconnection Application"), along with the administrative fee and description of its proposal and site information required by the Interconnection Application, as well as any additional information that may be reasonably required by the System Operator;

(b) within fifteen (15) days of its tender by the System Operator (which tender shall occur no later than thirty (30) days following System Operator's receipt of a complete Interconnection Application), enter into an agreement with the System Operator and, if deemed necessary by the System Operator, one or more affected Transmission Owners to provide for the conduct of a System Impact Study to determine what additions or modifications to the NEPOOL Transmission System and to the Non-PTF system are required in order to permit its generating unit to interconnect in a manner that avoids any significant adverse effect on system reliability, stability, and operability, including protecting against the degradation of transfer capability for interfaces affected by the unit ("Minimum Interconnection Standard"). If the Generator Owner does not enter into the System Impact Study agreement within the above time period, its Interconnection Application shall be deemed terminated and withdrawn. The System Impact Study shall be conducted in accordance with the procedures, and subject to the obligations, specified in Sections 33.2 and 33.3 and Attachment D of this Tariff and using the form of agreement specified in Attachment I of this Tariff, except that: (1) references therein to transmission service shall be deemed to refer to interconnection; (2) references therein to Eligible Customer or Transmission Customer shall be deemed to refer to the Generator Owner; (3) Attachment D shall be applied so that the interconnection is studied on a Minimum Interconnection Standard basis; and (4) any references to, or requirements for, a Service Agreement in Section 33.3 shall be inapplicable;

(c) if a System Impact Study indicates that additions or modifications to the NEPOOL Transmission System are required in order to permit the Generator Owner's generating unit to be interconnected with the NEPOOL Transmission System on a basis satisfying the Minimum Interconnection Standard, within fifteen (15) days of its tender by the System Operator (which tender shall occur no later than thirty (30) days following the completion of the System Impact Study), enter into an agreement with the System Operator and, if deemed necessary by the System Operator, one or more affected Transmission Owners to provide for the conduct of a Facilities Study. The Facilities Study shall be conducted in accordance with the procedures, and subject to the obligations, specified in Sections 33.4 and 33.5 of this Tariff, and using the form of agreement specified in Attachment J of this Tariff, except that: (1) references therein to transmission service shall be deemed to refer to interconnection; (2) references therein to Eligible Customer or Transmission Customer shall be deemed to refer to the Generator Owner; and (3) any references to, or requirements for, a Service Agreement in Section 33.4 shall be inapplicable. In lieu of a Facilities Study, if transmission system additions or modifications are required, within forty-five (45) days of submission of the final System Impact Study report to the Generator Owner, the Generator Owner, the affected Transmission Owner(s) and, when necessary, the System Operator may establish an agreement for expedited interconnection. While the Transmission Owner(s) or other entities that will be responsible for constructing the new facilities or modifications pursuant to an expedited interconnection agreement will provide the Generator Owner with its best estimate of the new facility costs and other charges that may be incurred, such estimate shall not be binding and the Generator Owner shall agree in writing to pay for all applicable costs ultimately incurred. If the Generator Owner does not enter into the Facilities Study or expedited interconnection agreement within the above time periods, its Interconnection Application shall be deemed terminated and withdrawn;

(d) if the System Impact Study indicates that no additions or modifications are required, work with the interconnecting Transmission Owner(s) to establish appropriate interconnection agreements and provide the security, credit assurances and/or deposits that the Transmission Owner determines is necessary to ensure payment within ninety (90) days following issuance of a final System Impact Study report. If the studies conducted pursuant to this Section indicate that additions or modifications to PTF or Non-PTF are required: (i) the Generator Owner and the interconnecting Transmission Owner(s) shall enter into appropriate interconnection agreements, including security and deposit provisions, or the Generator Owner may request, upon providing the security, credit assurances, and/or deposits required by the Transmission Owner, the filing with the Commission by the Transmission Owner of an unexecuted agreement; and (ii) within ninety (90) days following issuance of the final Facilities Study report, or within ninety (90) days following execution of an agreement for expedited interconnection, the Generator Owner shall provide the security, credit assurances, and/or deposits that the Transmission Owner determines is necessary to ensure payment to the extent not already provided under (i) above; and (iii) the Transmission Owner or its designee designated to perform the construction of the additions or modifications shall, in accordance with the terms of the arrangements described in this paragraph and subject to Sections
18.4 and 18.5 of the Agreement, use due diligence to design and effect the proposed construction. If the Generator Owner fails to enter into an interconnection agreement or to request the filing of an unexecuted agreement within ninety (90) days following issuance of the final Facilities Study report, or if it fails to provide the security, credit assurances and/or deposits required by the Transmission Owner, its Interconnection Application shall be deemed terminated and withdrawn. Sections 34.1, 34.2 (other than those sentences referring to Service Agreements), 34.3 and 35 of the Tariff shall be applicable to the facilities construction or modification, except that: (1) references therein to transmission service shall be deemed to refer to interconnection; and
(2) references therein to Eligible Customer or Transmission Customer shall be deemed to refer to the Generator Owner.

(e) satisfy any applicable requirements under the applicable tariff of the relevant Transmission Owner on file with the Commission (except for those relating to System Impact Studies and Facilities Studies, which will be performed on a unified basis by the System Operator in accordance with this Section) in the event that transmission service will be needed across Non-PTF of the Transmission Owner; and

(f) submit its proposal for review in accordance with Section 18.4 of the Agreement and related NEPOOL System Rules and thereafter take any action required pursuant to Section 18.5 of the Agreement as a result of such Section
18.4 review.

Upon the satisfaction of the obligations described in (a), (b), (c), (d), (e), and (f) above, and subject to all necessary legal rights and approvals being obtained, the Generator Owner's unit shall have the right to be interconnected with the NEPOOL Transmission System.

A Generator Owner proposing the interconnection of a new or materially changed generating unit shall be responsible for the costs of any required Generator Interconnection Related Upgrades which do not constitute costs of Pool-Supported PTF in accordance with Schedule 11, and shall comply with the Transmission Owner's requirements with respect to security, credit assurances and/or deposits in accordance with Schedule 11.

With respect to upgrades required to meet the Minimum Interconnection Standard, and consistent with reliability and safety standards, Transmission Owners, the interconnecting Generator Owner and the System Operator shall jointly use their best reasonable efforts to develop Congestion and RMR- related cost estimates and construction schedules designed to minimize, to the extent practicable, the financial impact of the upgrade-related transmission outages on all affected parties. The development of the aforementioned construction schedule shall include consultation with any affected existing Generator Owner. To the extent it is possible to implement a procedure that facilitates the ability of interconnecting Generator Owners and Transmission Owners to minimize, to the extent reasonably practicable, the associated RMR and Congestion cost exposure prior to implementation of CMS, the parties agree to continue the use of the procedure after the implementation of CMS to the extent that such procedures are consistent with CMS. There shall be no payment under this Tariff of lost opportunity costs to Generator Owners for generating units that are dispatched down or dispatched off. In connection with the consultation required by this paragraph, the affected parties shall, as necessary, enter into non- disclosure agreements protecting commercially sensitive information from unlimited disclosure in order to facilitate the development of construction schedules designed to minimize the financial impact on the affected parties.

For purposes of determining whether a generating unit is to be deemed a new generating unit placed in service after the Compliance Effective Date so that it is obligated to satisfy the requirements of this Section, any unit which, on January 1, 1999, was in active or deactivated status, as classified in the April 1998 NEPOOL Capacity, Energy, Loads and Transmission Report and any other generating unit in active status on that date which may receive deactivated status after that date, subject to criteria developed by the appropriate NEPOOL committee, may retain this status for a period not to exceed three (3) years from the date the unit receives deactivated status and shall not be obligated to comply with this Section if it is reactivated during such period, but if not reactivated during such period shall be deemed retired at the end of such period for purposes of this Section. Notwithstanding the foregoing, if a proposal is submitted and approved under Section 18.4 of the Agreement during the three-year period to 1) reactivate, 2) materially modify and reactivate or 3) replace the deactivated unit, the unit may be reactivated without material modification without compliance with this Section. Further, notwithstanding the foregoing, any unit in deactivated status prior to January 1, 1999 shall be entitled to retain such status through December 31, 2001 whether or not a submission is made under Section 18.4 during such period.

52.2 Interconnection of Elective Transmission Upgrades: Any Participant or Non-Participant may undertake the design, construction and interconnection of an Elective Transmission Upgrade ("Elective Transmission Upgrade Applicant"). In undertaking the design, construction and interconnection of an Elective Transmission Upgrade, the Elective Transmission Upgrade Applicant shall undertake, as a condition to its right to place the Elective Transmission Upgrade in service, the following procedures and otherwise comply with the relevant NEPOOL System Rules:

(a) complete and submit to the System Operator a standard application, which is available from the System Operator, along with the administrative fee, that describes the Elective Transmission Upgrade in sufficient detail to enable the System Operator to identify the location of the upgrade, affected Transmission Owners, and the purpose of the Elective Transmission Upgrade;

(b) if required by the System Operator, enter into a System Impact Study Agreement with the System Operator and, if deemed necessary by the System Operator, one or more affected Transmission Owners to determine the effects, if any, of the upgrade on the NEPOOL Transmission System and Non-PTF. The System Operator may permit the Elective Transmission Upgrade Applicant to undertake on its own a System Impact Study in consultation with the System Operator and affected Transmission Owner(s).

(c) upon receipt of the completed System Impact Study, notify the System Operator whether it will seek approval of the Elective Transmission Upgrade pursuant to Section 18.4 of the Agreement and, if so, submit its proposal for review in accordance with Section 18.4 of the Agreement and relevant rules and procedures of NEPOOL and the System Operator; and

(d) after obtaining approval for the Elective Transmission Upgrade, or after the time periods set forth in Section 18.4 of the Agreement have passed without the Elective Transmission Upgrade Transmission Applicant receiving notice in writing that its proposed upgrade will have a significant adverse effect upon the reliability or operating characteristics of its system or the system of one or more Participants, the Elective Transmission Upgrade Applicant shall enter into an interconnection agreement with the affected Transmission Owners. To the extent necessary and appropriate, the Elective Transmission Upgrade Applicant shall also enter into support agreements with the affected Transmission Owners. The Elective Transmission Upgrade Applicant also may request, upon providing the security, credit assurances, and/or deposits required by the affected Transmission Owners, the filing with the Commission by the Transmission Owner of unexecuted interconnection and support agreements. The Elective Transmission Upgrade Applicant shall obtain all necessary legal rights and approvals for the construction and maintenance of the upgrade and shall cooperate with Transmission Owners in obtaining all necessary legal rights and approvals for the construction and maintenance of additions or modifications, if any, required in conjunction with the upgrade.

Upon satisfaction of the obligations described in (a), (b), (c), and (d) above, subject to all necessary legal rights and approvals being obtained, and upon satisfaction of any conditions placed on the Elective Transmission Upgrade Applicant pursuant to Sections 18.4 and 18.5 of the Agreement, the Elective Transmission Upgrade shall have the right to be interconnected with the NEPOOL Transmission System.

The Participant or Non-Participant that constructs and/or maintains the Elective Transmission Upgrade shall be responsible for 100% of all of the costs of said upgrade and of any additions to or modifications of the NEPOOL Transmission System and Non-PTF that are required to accommodate the Elective Transmission Upgrade. A request for rate treatment of an Elective Transmission Upgrade, if any, shall be determined by the Commission in the appropriate proceeding.

The completion of a System Impact Study for an Elective Transmission Upgrade and the construction of an Elective Transmission Upgrade shall not delay the completion of a System Impact Study or Facilities Study for a Generator Owner applying to interconnect under the Minimum Interconnection Standard and shall not delay the construction of upgrades for a generating unit interconnecting under the Minimum Interconnection Standard.

53     Regional Transmission Planning and Expansion

53.1 General: Commencing with the NEPOOL Transmission Plan that will be effective for the period 2001 and beyond, and subject to the final outcome of rehearing requests and any appeals with respect to the Commission's June 28, 2000 CMS/MSS Order issued in Docket Nos. EL00-62-000 et al., and subject to any changes resulting from compliance with the requirements of Commission Order No. 2000, the process defined in this Section 51, as amended from time to time, shall be utilized for regional transmission planning. No provisions of this
Section 51 reflect or are intended to reflect agreement among the Participants as to the ownership of any Upgrades to the NEPOOL Transmission System built pursuant to an RFP under Section 51.6.

     The NEPOOL Transmission Plan and transmission enhancement and expansion studies shall be completed with the involvement of the Transmission Expansion Advisory Committee and the Transmission Planning Committee. These two committees shall be established in accordance with the provisions of Section 51.2, and shall be responsible for the functions identified in that Section.

53.2 Responsibilities of the Transmission Expansion Advisory Committee, Transmission Planning Committee and System Operator:

(a) A Transmission Expansion Advisory Committee shall be established to perform the functions set forth in subsection (b) below. This Committee shall not be subject to the governance provisions of the Agreement nor shall it have any of the authority conferred by those provisions. It shall have a Chair and Secretary, who shall be appointed by the chief executive officer of the System Operator after consultation with the Participant members of the Liaison Committee established pursuant to Section 11C of the Agreement. Before appointing an individual to the position of the Chair or Secretary, the System Operator shall notify the Committee of the proposed assignment and, consistent with its personnel practices, provide any other information about the individual reasonably requested by the Committee. The chief executive officer of the System Operator shall consider the input of the members of the Committee in selecting, removing or replacing such officers. If members of the Committee representing five or more entities conclude that the performance of the Chair or Secretary is not satisfactory, they may identify their concerns to the System Operator. If after 30 days their concerns have not been reasonably addressed, they may request that the Participants Committee consider a resolution to remove the officer. A vote of the Participants Committee to remove an officer of the Transmission Expansion Advisory Committee shall be immediately effective and binding on the System Operator and not subject to any appeal. If the Participants Committee votes to remove an officer of the Transmission Expansion Advisory Committee, the System Operator shall appoint a replacement officer in accordance with this subsection.

(b) The Transmission Expansion Advisory Committee shall be responsible for providing input to and feedback for both the development of the NEPOOL Transmission Plan and the conduct of enhancement and expansion studies. Such input and feedback may include comment on policy issues, objectives, study scope, and solutions and alternatives for consideration in the development of the NEPOOL Transmission Plan. Any entity may designate a member to the Transmission Expansion Advisory Committee by providing written notice to the Secretary of that Committee identifying the name of the entity represented by the member and the member's name, address, telephone number, facsimile number and electronic mail address. The entity may remove or replace such member at any time by written notice to the Secretary of the Transmission Expansion Advisory Committee.

(c) A Transmission Planning Committee shall be established to perform the functions set forth in subsection (d) below. This Committee shall not be subject to the governance provisions of the Agreement nor shall it have any of the authority conferred by those provisions. It shall have a Chair and Secretary, who shall be appointed by the chief executive officer of the System Operator after consultation with the members of the Committee. The Chair shall be an employee of the System Operator. Before an individual is appointed to the position of the Chair or Secretary, the System Operator shall, consistent with its personnel practices, provide any information about the individual reasonably requested by members of the Transmission Planning Committee. The chief executive officer of the System Operator shall consider the input of the members of this Committee in selecting, removing or replacing such officers.

(d) The Transmission Planning Committee shall be responsible for providing the data, information and analytical support necessary to perform studies as required, and shall identify engineering and technical issues and engineering and technical solutions and alternatives with respect to the work within the scope of the NEPOOL Transmission Plan. The Transmission Planning Committee shall be comprised of at least one representative from the System Operator and from each of the Transmission Owners. The Transmission Owners' representatives must be "transmission function employees" subject to the code of conduct requirements of 18 C.F.R. 37.4, as such requirements may be amended or superseded from time to time. The System Operator may, after notice to the Transmission Planning Committee, invite representatives of other entities to attend a discussion by the Transmission Planning Committee of an Upgrade proposed by such entities, provided such representatives either are by confidentiality agreement or otherwise, subject to the same limitations on the use and disclosure of information as, "transmission function employees" subject to the standards of conduct requirements of 18 C.F.R. 37.4, as such requirements may be amended or superseded from time to time. The Transmission Planning Committee shall not be subject to the requirements of Section 7.6 of the Agreement and, except as provided above, attendance at any meeting shall be restricted solely to members of that Committee.

(e) In addition to the responsibilities specifically assigned to the System Operator in other Sections of this Section 51, those NEPOOL Transmission System planning functions required by this Section 51 that are not functions of the Transmission Expansion Advisory Committee, the Transmission Planning Committee or another NEPOOL Committee or entity under other provisions of the Agreement or this Tariff, shall be the sole responsibility of the System Operator; provided, that the assignment of any technical, engineering or analytical planning function to the Transmission Planning Committee is not intended to preclude the performance of any technical, engineering or analytical planning function by the System Operator. For Upgrades proposed to reduce Congestion Costs, the System Operator also shall perform and publish analysis that identifies the costs and benefits of the Upgrade and, to the extent feasible, the distribution of such benefits in the region.

53.3     NEPOOL Transmission Plan: Principles, Scope, and Contents:

(a) The NEPOOL Transmission Plan shall conform to Good Utility Practice, applicable reliability principles, guidelines, criteria, rules, procedures and standards of NERC and NPCC and any of their successors, applicable publicly available local reliability criteria, and the NEPOOL System Rules, as they may be amended from time to time.

(b) The NEPOOL Transmission Plan shall consolidate regional transmission needs into a single plan which is assessed on the basis of maintaining the NEPOOL Control Area's reliability while accounting for economic and environmental considerations. The NEPOOL Transmission Plan shall be based on the results of a comprehensive transmission expansion and enhancement study conducted at least once every three years in accordance with Section 51.5. The NEPOOL Transmission Plan shall also account for at least the ensuing five year load and capacity forecasts, proposed generation additions and retirements, proposed Merchant Transmission Facility additions, and the requirements for system restoration services (but will not include development of a system restoration plan). Based on the foregoing requirements and considerations, the NEPOOL Transmission Plan shall identify for at least each of the ensuing five years a list of proposed enhancements and expansions to the NEPOOL Transmission System not otherwise proposed as Merchant Transmission Facilities that are determined to be appropriate at the time of the issuance of the Plan (collectively referred to as "Upgrades"). That list of Upgrades is subject to adjustment in accordance with subsection (c) of Section 51.4 and, accordingly, an Upgrade included in a Plan may subsequently be removed from the Plan and not be constructed. The NEPOOL Transmission Plan shall also identify any projected need for Transfer Capability during or before the five-year period, based on information at that time, for which Upgrades have not been identified.

(c) The NEPOOL Transmission Plan shall be designed (i) to avoid unnecessary duplication of facilities; (ii) to avoid the imposition of unreasonable costs upon any Transmission Owner, Transmission Customer or other user of a transmission facility; (iii) to take into account the legal and contractual rights and obligations of the Transmission Owners and the transmission-related legal and contractual rights and obligations of any other entity; and (iv) to provide for coordination with existing transmission systems and with appropriate interregional and local expansion plans.

53.4     Procedures for Developing a NEPOOL Transmission Plan:

(a) An initial draft of a five-year NEPOOL Transmission Plan for the years 2001-2005 (the "2000 Plan") shall be assembled and provided to Participants as soon as reasonably practicable. The 2000 Plan shall reflect the list of additions and modifications to the NEPOOL Transmission System that have been identified by the System Operator and by Transmission Owners for their individual systems or that have been jointly planned by Transmission Owners by December 31, 2000. The 2000 Plan shall reflect the results of reliability-related studies including those already identified in Form 715 filings with the Commission as of March 31, 2000; provided that the 2000 Plan may also reflect studies completed after March 31, 2000 and prior to December 31, 2000. The 2000 Plan shall be issued by December 31, 2000 and shall be deemed to be the NEPOOL Transmission Plan referred to in Section (3) of Schedule 12.

(b) The starting point for the NEPOOL Transmission Plan for the years 2002-2006 (the "2001 Plan") and each subsequent NEPOOL Transmission Plan shall be the list of Upgrades included in the prior Plan, as updated, that have not been completed at that time. The 2001 Plan and each subsequent Plan shall include for each year covered by that Plan on a coordinated regional basis a list of additional Upgrades identified in enhancement and expansion studies performed pursuant to
Section 51.5. That list shall identify separately (i) Reliability Upgrades, (ii) Economic Upgrades, (iii) Generator Interconnection Related Upgrades to be effected pursuant to Section 50 to accommodate new generation interconnections that have satisfied the requirements under Sections 18.4 and 18.5 of the Agreement, and (iv) NEMA Upgrades as appropriate. The Plan shall also include a description of the reasons for any new Upgrades proposed in the Plan, including the information identified in subsection (g) below, or for any removal of Upgrades from the Plan pursuant to subsection (c) below.

(c) An Upgrade may be added to the NEPOOL Transmission Plan at any time in a given year, provided there has been consultation with and consideration of input from the Transmission Expansion Advisory Committee and the Transmission Planning Committee, within the scope of their respective functions as specified in subsections (b) and (d) of Section 51.2. Similarly, provided there has been consultation with and consideration of input from the Transmission Expansion Advisory Committee and the Transmission Planning Committee, within the scope of their functions as specified in subsections (b) and (d) of Section 51.2, the NEPOOL Transmission Plan may be revised to remove a proposed Upgrade if the market responds by proposing alternative generation projects, Merchant Transmission Facilities in accordance with Section 51.8, or demand-side projects, or other circumstances arise such that the need for the Upgrade no longer exists; provided that the entity responsible for the construction of the Upgrade is reimbursed for any costs prudently incurred or prudently committed to be incurred in connection with the planning, preparation for construction, and/or construction of the Upgrades proposed for removal from the Plan. All Upgrades proposed to be added or removed during this planning process must meet the requirements of subsection (a) of Section 51.3.

(d) The Transmission Owners, those entities requesting transmission service or interconnection, and any other entities proposing to provide facilities to be integrated into the NEPOOL Control Area or alternatives to such facilities shall supply upon request and subject to applicable confidentiality requirements of the NEPOOL Information Policy any information and data reasonably required to prepare a NEPOOL Transmission Plan or to perform a transmission enhancement and expansion study. Any confidential cost estimate for a proposed Upgrade to the NEPOOL Transmission System that is or may be subject to subsection (a) of
Section 51.6 shall be considered by the System Operator to be competitively sensitive, confidential information and shall be considered the estimator's confidential information under the NEPOOL Information Policy, and shall not be disclosed by the System Operator to other entities that may be eligible to submit a proposal in accordance with Section 51.6, including, without limitation, other Transmission Owners. Any other information or data provided shall be subject to the rights and obligations of the NEPOOL Information Policy.

(e) The NEPOOL Transmission Plan shall be developed in coordination with the transmission systems of the surrounding Control Areas and the regional reliability councils, as appropriate.

(f) At the initiation of an effort to update a Plan or develop a new Plan, the System Operator shall solicit input for the updated or new Plan from members of the Transmission Expansion Advisory Committee and Transmission Planning Committee. These Committees shall meet to perform their respective functions in connection with the preparation of the NEPOOL Transmission Plan, as specified in subsections (b) and (d) of Section 51.2. Thereafter, drafts of the NEPOOL Transmission Plan shall be provided to the Transmission Expansion Advisory Committee and input from that Committee shall be received and considered in preparing and revising subsequent drafts. Before a final draft of any proposed NEPOOL Transmission Plan is presented to the System Operator's Board of Directors for approval, a subcommittee of that Board shall hold a public meeting to receive input directly and to discuss any proposed revisions to the draft.

(g) For potential Upgrades proposed to be included in the NEPOOL Transmission Plan, the System Operator (in connection with the preparation of the NEPOOL Transmission Plan) shall identify, to the extent practicable, the anticipated benefits of the proposed Upgrade. To the extent an Upgrade is proposed to reduce Congestion Costs, the System Operator shall publish data and information, in a manner that does not violate the Information Policy, that would reasonably permit entities to calculate the costs and economic benefits of such an Upgrade and, to the extent feasible, the distribution of such benefits within the region. Such information shall be published so as to permit analysis for a reasonably limited period of time (generally ten years or less), and shall include the effects of (i) all projects for which applications have been received for approval under Section 18.4 of the Restated NEPOOL Agreement, including but not limited to proposed generation projects and Merchant Transmission Facilities and (ii) demand-side projects planned within the NEPOOL Control Area and identified to the System Operator.

(h) Any entity with a representative on the Transmission Expansion Advisory Committee may request that specific proposals for alternative solutions or facilities, including but not limited to generation projects, transmission projects, and/or demand-side projects, be accounted for in the development of the NEPOOL Transmission Plan. The recommended draft of a NEPOOL Transmission Plan shall account for such proposals where appropriate provided that the recommended Plan shall not include in the list of Upgrades any proposed resource participating in competitive electricity markets or Merchant Transmission Facilities. If a proposal is not accounted for in the draft Plan to be recommended to the System Operator's Board of Directors, the recommendation to the Board shall include a written explanation of why such proposal(s) were not accounted for in the recommended Plan, which shall be made public.

(i) A draft of a recommended NEPOOL Transmission Plan shall be presented at least annually to the System Operator's Board of Directors for approval. At least every three years, a draft shall reflect the results of a new comprehensive transmission planning and expansion study conducted pursuant to
Section 51.5. In other years, the draft may be only an update to a prior approved Plan. The draft shall be presented to the System Operator's Board of Directors no later than September 30 of each year and shall be acted on by the Board within 60 days of receipt. The Board of Directors may approve the recommended Plan as submitted, modify the Plan or remand all or any portion of it back with guidance for development of a revised recommendation in accordance with this Section 51.4. The Board of Directors may consider the Plan in executive session, and shall consider in its deliberations the views of the subcommittee of the Board reflecting the public meeting held pursuant to subsection (f) of Section 51.4.

(j) The cost responsibility for each Upgrade that is listed in the NEPOOL Transmission Plan shall be determined in accordance with this Tariff, including
Schedule 11 or 12 of this Tariff, as applicable.

53.5 Procedures for the Conduct of Enhancement and Expansion Studies: From time to time in connection with the development of a NEPOOL Transmission Plan or any updates thereto, transmission enhancement and expansion studies may be desired or necessary. Such studies shall be conducted in accordance with the following procedures:

(a) The System Operator shall initiate a comprehensive transmission enhancement and expansion study at least once every three years. A more limited study shall be conducted if (i) a need for additional transfer capability is identified by the System Operator in its evaluation of requests for firm transmission service with a term of one year or more or as a result of the System Operator's on-going evaluation of the bulk power supply system's adequacy and performance; (ii) a need for additional transfer capability is identified as a result of the NERC and/or NPCC reliability assessment or more stringent publicly available local reliability criteria, if any; or (iii) constraints or available transfer capability limitations are identified as a result of generation additions or retirements, evaluation of load forecasts or proposals for the addition of transmission facilities in the NEPOOL Control Area. A transmission enhancement and expansion study may also be initiated for any other circumstances which may warrant such a study.

(b) Written notice of the initiation of a transmission enhancement and expansion study shall be provided to all members of the Transmission Expansion Advisory Committee and Transmission Planning Committee. That notice shall identify the needs supporting the initiation of the study. Meetings of these two Committees shall be convened thereafter to identify additional considerations relating to such a transmission enhancement and expansion study that were not identified in support of initiating the study, and to provide input on the study's scope, assumptions and procedures, consistent with the respective responsibilities of these Committees as set forth in Section 51.2.

(c) The results of the enhancement and expansion study, along with a discussion of the study assumptions and input, shall be made public.

53.6     Request for Proposals ("RFP") Process For Upgrades:

(a) Except as otherwise provided in subsections (e) or (f) of this Section 51.6 below, the System Operator shall circulate a request for proposals ("RFP") inviting any entity or entities to build an Upgrade included in the NEPOOL Transmission Plan. The RFP shall be prepared by the System Operator which shall, to the extent necessary, consult with the Transmission Owner(s) to obtain necessary data, information and technical specifications that the System Operator requires to prepare the RFP. The RFP shall include appropriate requirements to safeguard the confidential nature of information provided by a Transmission Owner in accordance with applicable commercial practices, the requirements of the NEPOOL Information Policy and the requirements of any applicable Commission order. Each such RFP shall require that respondents meet specified technical and financial qualifications and submit proposals (i) that conform with all the requirements of subsection (a) of Section 51.3 and reasonable Transmission Owner requirements and specifications identified in the RFP which are not inconsistent with Commission policy, (ii) that are consistent with other applicable accepted engineering practices, governmental, technical, and financial requirements, and (iii) that do not use a Transmission Owner's facilities, rights-of-way or other property, provided that the affected Transmission Owner may voluntarily agree, in its own discretion, to the use of its property in connection with a proposal.

(b) The System Operator shall develop selection criteria in consultation with the Transmission Expansion Advisory Committee and post the criteria on the System Operator's website before it issues the RFP. The evaluation criteria may consider any or all of the following non-exclusive factors: (i) the qualifications of the entity that would be responsible for implementing the proposal to build the proposed Upgrade; (ii) the estimated financial and reliability impacts on Transmission Customers and load during and after construction and installation of the proposed Upgrade if the proposal is accepted and implemented; (iii) the timing for completion of the proposal; (iv) the assurance that the entity responsible for implementing the proposal is able to perform; and (v) the mobilization or demobilization of facilities affected by the building of the proposed Upgrade during construction and installation.

(c) The issuance of an RFP for an Upgrade shall not preclude the modification of a NEPOOL Transmission Plan in accordance with Section 51.4(c), including, without limitation, a modification that eliminates such Upgrade from the recommended plan.

(d) Any entity whose proposal is accepted by the System Operator in accordance with subsection (b) shall be compensated in accordance with the terms of its accepted proposal.

(e) An RFP shall not be required for an Upgrade under this Section 51.6 if the Upgrade is initially included in the 2000 Plan or its estimated cost is less than $10 million. In such circumstances, the Transmission Owner or Owners on whose system(s) the proposed Upgrade in the Plan is located, or its/their designee(s), shall be designated as the appropriate entity responsible for completion of that Upgrade, in accordance with the requirements of Section 51.7.

(f) No proposed Merchant Transmission Facility and no Upgrade that uses the facilities, rights-of-way or other property of a Transmission Owner, except as the affected Transmission Owner may voluntarily agree, in its own discretion, to such use, shall be the subject of the RFP process of this Section 51.6. No provision of Section 51 affects any obligations to interconnect new customers to the NEPOOL Transmission System imposed by other provisions of this Tariff or the Federal Power Act.

53.7     Obligations of Transmission Owners to Build:

(a) If a Transmission Owner is responsible for completion of an Upgrade identified in a NEPOOL Transmission Plan in accordance with subsection (e) of
Section 51.6, or the Upgrade is a Reliability Upgrade and construction is not being accomplished in accordance with a proposal accepted by the System Operator in accordance with subsection (b) of Section 51.6, or if the Transmission Owner is otherwise required to complete an Upgrade in accordance with provisions of
Part III, V or VI of the Tariff or applicable regulations or statutes, the Transmission Owner shall use its reasonable efforts to design, construct and place the proposed Upgrade into service or enter into appropriate contracts to fulfill such obligations, subject to a Transmission Owner's ability to: (i) satisfy the requirements of applicable law, government regulations and approvals, including, without limitation, requirements to obtain any necessary state or local siting, construction and operating permits; (ii) obtain required financing; (iii) acquire necessary rights-of-way; (iv) recover, pursuant to appropriate financial arrangements and tariffs or contracts, all reasonably incurred costs, plus a reasonable return on investment; and (v) comply with Sections 18.4 and 18.5 of the Agreement.

(b) Any Transmission Owner may seek recovery for the costs of an Upgrade for which it is responsible under this Section 51.7 on any basis it determines appropriate, including on an incremental cost basis; provided that rates, charges and terms and conditions for such recovery are accepted or approved by the Commission. Nothing herein shall prohibit or otherwise restrict the ability of affected entities to protest, challenge, comment upon or object to efforts by any Transmission Owner to obtain regulatory approval of any proposed mechanism for recovery by such Owner of the costs of such Upgrade.

53.8     Merchant Transmission Facilities; Compliance:

(a) Subject to compliance with the requirements of Section 18.4 and 18.5 of the Agreement and any other applicable requirements with respect to the interconnection of bulk power facilities with the NEPOOL Transmission System, any entity shall have the right to propose and construct the addition of transmission facilities outside the Plan, none of the costs of which shall be Pool-Supported PTF or covered under Schedule 11 or 12 of this Tariff ("Merchant Transmission Facilities"). Any such Merchant Transmission Facilities shall be subject to the requirements of subsection (b) below. In performing studies in connection with the NEPOOL Transmission Plan, the prospect that proposed Merchant Transmission Facilities will be completed shall be accounted for on the same basis as the prospect that proposed generating units will be completed.

(b) All Merchant Transmission Facilities shall comply with Sections 18.4 and
18.5 of the Agreement and shall be subject to: (i) agreements between the proposed owner of such Merchant Transmission Facilities and the affected Transmission Owners covering the interconnection of the Merchant Transmission Facilities, said agreement not to be unreasonably withheld; (ii) agreements with one or more Transmission Owners or the System Operator establishing responsibility for the operation and maintenance of the Merchant Transmission Facilities; (iii) agreements with any affected Transmission Owner or other entity for access to and/or use of the property of such entity, as may be necessary for the completion and operation of the Merchant Transmission Facilities; (iv) if any such owner of the Merchant Transmission Facilities is not a Participant, an agreement (A) to transfer to the System Operator operational authority of any facilities rated 69 kV or above which constitute part of the Merchant Transmission Facilities that are to be integrated with, or that will affect, the NEPOOL Transmission System and (B) that comply with the requirements of Sections 13, 21.3 and 21.7 of the Agreement, to the same extent if such owner were a Participant; and (v) taking such other action as may be required to make the facility available for use as part of the NEPOOL Transmission System. A Transmission Owner shall have the right to require that any agreement providing for the interconnection of any Merchant Transmission Facilities with its own facilities includes requirements that the Merchant Transmission Facilities' owner provide security, credit assurances and/or deposits deemed necessary by the Transmission Owner, subject to Commission acceptance or approval.

53.9 Alternative Remedies: Nothing herein shall limit in any way the right of any entity to seek any available relief pursuant to the provisions of the Federal Power Act.

1     "Quick Fix" Measures

Commencing as promptly as possible in 2000, and to the extent practicable, Transmission Owners and the System Operator shall recommend cost effective "quick fix" measures that they reasonably believe can be constructed/installed in less than thirty (30) days and that reduce the likelihood of Congestion or the running of generation resources out of merit order. These measures shall include, but are not limited to, resagging transmission lines, relay changes or additions, raising transmission structures, better coordination of maintenance outages between the System Operator, Transmission Owners and the Satellites, using temperature sensitive ratings, replacing limiting equipment such as wavetraps and disconnect switches, transferring load, installing reactors and capacitors, and sectionalizing lines. The Transmission Owners and the System Operator shall recommend cost effective "quick fix" measures during 2000 and 2001. All expenses and capital investments incurred during 2000 and 2001 that are related to these measures shall constitute Pool-Supported PTF costs and shall be recovered through NEPOOL transmission charges, including the Post-1996 Pool PTF Rate. The System Operator and Transmission Owners will report to the Participant Committee quarterly beginning in March 2000 as to which measures have been completed or if any difficulties are occurring that prevent the identification or implementation of such measures.




                                   SCHEDULE 1

                Scheduling, System Control and Dispatch Service

Scheduling, System Control and Dispatch Service is the service required to schedule at the pool level the movement of power through, out of, within, or into the NEPOOL Control Area. Local level service is provided under the Local Network Service tariffs of the Participants which are the individual Transmission Providers. For transmission service under this Tariff, this Ancillary Service can be provided only by the System Operator and the Transmission Customer must purchase this service from the System Operator. Charges for Scheduling, System Control and Dispatch Service are to be based on the expenses incurred by the System Operator, and by the individual Transmission Providers in the operation of satellite dispatch centers or otherwise, to provide these services. Effective as of January 1, 1999, or such other date as the Commission may determine, the expenses incurred by the System Operator in providing these services are to be recovered under its Tariff for Transmission Dispatch and Power Administration Services, which has been filed in Docket No. ER98-3554-000. A surcharge for the expenses incurred by Participants in the provision of these services will be added to the Internal Point-to-Point Service rate, to the Through or Out Service rate and to the Regional Network Service rate.

The expenses incurred in providing Scheduling, System Control and Dispatch Service for each Participant will be determined by an annual calculation based on the previous calendar year's data as shown, in the case of Transmission Providers which are subject to the Commission's jurisdiction, in the Participants' FERC Form 1 report for that year, and shall be based on actual data in lieu of allocated data if specifically identified in the Form 1 report.

This amended Schedule 1 shall be effective as of January 1, 1999, or such other date as the Commission may determine. The surcharge shall be redetermined annually as of June 1 in each year and shall be in effect for the succeeding twelve months. The rate surcharge per kilowatt for each month is one-twelfth of the amount derived by dividing the total annual Participant expenses for providing the service by the sum of the average of the coincident Monthly Peaks (as defined in Section 46.1) of all Local Networks for the prior calendar year.

Each Participant or Non-Participant which is obligated to pay the rate for Regional Network Service for a month shall pay the surcharge on the basis of the number of kilowatts of its Monthly Network Load (as defined in Section 46.1) for the month. Each Participant or Non-Participant which is obligated to pay the rate for Internal Point-to-Point Service or Through or Out Service for the applicable period shall pay the surcharge on the basis of the highest amount of its Reserved Capacity for each transaction scheduled as Internal Point-to-Point Service and/or Through or Out Service for such period.

The revenues received under this Schedule 1 to cover the expenses incurred by Participants for providing Scheduling, System Control and Dispatch Service shall be allocated each month among the Participants whose satellite or other costs are reflected in the computation of the surcharge for the service in proportion to the costs for each which are reflected in the computation of the surcharge.

The details for implementation of Schedule 1 shall be established in accordance with a rule approved by the Regional Transmission Operations Committee which shall be filed with the Commission and considered a supplement to this Tariff.




                              SCHEDULE 2

               Reactive Supply and Voltage Control from
                     Generation Sources Service

In order to maintain transmission voltages on the NEPOOL Transmission System within acceptable limits, generation facilities are operated to produce (or absorb) reactive power. Thus, Reactive Supply and Voltage Control from Generation Sources Service must be provided for each transaction on the NEPOOL Transmission System. The amount of Reactive Supply and Voltage Control from Generation Sources Service that must be supplied with respect to a Transmission Customer's transaction will be determined based on the reactive power support necessary to maintain transmission voltages within limits that are generally accepted in the region and consistently adhered to by the Participants.

Reactive Supply and Voltage Control from Generation Sources Service is to be provided through the Participants and the System Operator and the Transmission Customer must purchase this service from the Participants through the System Operator when the System Operator (or applicable satellite dispatching center) determines, in the exercise of its discretion, that it is necessary to direct a generating unit to alter its operations in an hour in order to provide such service. The charge for each hour for such service, when required by the System Operator (or satellite dispatching center) as set forth above, shall be paid by each Participant or Non-Participant which receives either Regional Network Service or Internal Point-to-Point Service or Through or Out Service and shall be determined in accordance with the following formula:

The formula in Schedule 2 is amended to read as follows:

(EQUATION)

in which

CH      =     the amount to be paid by the Participant or Non-Participant for the hour;

CC      =     the capacity costs for the hour, which shall be stated in an informational filing with the Commission;

LOC     =     the lost opportunity costs for the hour to be paid to Participants who provide VAR support;

PC = the portion of the amount paid to Participants for the hour for Energy produced by a generating unit that is considered under the applicable Implementation Rule to be paid for VAR support;

SCL = the cost of energy used in the hour by generating facilities, synchronous condensers or static controlled VAR regulators in order to provide VAR support to the transmission system;

HL1     =     the Network Load of the Participant or Non-Participant for the
hour;

HL     =     the aggregate of the Network Loads of all Participants and Non-
Participants for the hour;

RC1     =     the Reserved Capacity for Internal Point-to-Point Service and/or
Through or Out Service of the Participant or Non-Participant for the hour; and

RC = the aggregate Reserved Capacity for Internal Point-to-Point Service and/or Through or Out Service of all Participants and Non-Participants for the hour.




                                   SCHEDULE 3

                  Regulation and Frequency Response Service
                         (Automatic Generation Control)

Regulation and Frequency Response Service (Automatic Generation Control or AGC) is necessary to provide for continuous balancing of resources (generation and interchange) with load, and for maintaining scheduled interconnection frequency at sixty cycles per second (60 Hz). Regulation and Frequency Response Service (Automatic Generation Control) is accomplished by dispatching on-line resources whose output is raised or lowered (predominantly through the use of automatic generating control equipment) as necessary to follow the moment-by-moment changes in load. The obligation to maintain this balance between resources and load lies with the System Operator and this service will be available to all Participants and other entities that serve load within the NEPOOL Control Area either under the Agreement for Participants or pursuant to Service Agreements with Non- Participants entered into under the Tariff. The Transmission Customer must either take this service from the System Operator pursuant to the Tariff or under the Agreement or make alternative comparable arrangements to satisfy its Regulation and Frequency Response Service (Automatic Generation Control) obligation.

Until the CMS/MSS Effective Date, charges for this Service will be determined on the basis of bids submitted by Participants in accordance with Section 14 of the Agreement and applicable Market Rules. After the CMS/MSS Effective Date, charges for this Service will be determined on the basis of Supply Offer Prices submitted by Participants in accordance with Section 14A of the Agreement and applicable Market Rules. In either case, the per unit charge for this service to Non-Participants shall be the same as determined for Participants under Section
14.10 of the Agreement prior to the CMS/MSS Effective Date, and under Section 14A.8(c) of the Agreement and applicable Market Rules on and after the CMS/MSS Effective Date.

The transmission service required with respect to Regulation and Frequency Response Service (Automatic Generation Control) will be paid for as part of Regional Network Service or Internal Point-to-Point Service by all Participants and other entities serving load in the NEPOOL Control Area. The charge for Regional Network Service is determined in accordance with Schedule 9 of the Tariff. The charge for Internal Point-to-Point Service is determined in accordance with Schedule 10 of the Tariff.

Sheet No. 204 is intentionally blank.




                              SCHEDULE 4

                            Energy Imbalance Service

Energy Imbalance Service is the service provided when a difference occurs between the scheduled and the actual delivery of energy to a load located within the NEPOOL Control Area during a single hour. The Transmission Customer may either supply its load from its own resources or through bilateral arrangements or obtain the service under the Agreement. This service will be available to all Participants and other entities that serve load within the NEPOOL Control Area either under the Agreement for Participants or pursuant to Service Agreements with Non-Participants entered into under the Tariff. The prices for such service will be determined in accordance with Section 14 of the Agreement and applicable Market Rules until the CMS/MSS Effective Date, and will be the applicable Locational Prices determined pursuant to Section 14A.12 of the Agreement and applicable Market Rules on and after the CMS/MSS Effective Date.

The transmission service required with respect to Energy Imbalance Service under the Agreement will be furnished as part of Regional Network Service or Internal Point-to-Point Service to all Participants and other entities serving load in the NEPOOL Control Area. The charges for Regional Network Service are determined in accordance with Schedule 9 of the Tariff. The charges for Internal Point-to-Point Service are determined in accordance with Schedule 10 of the Tariff.




                                   SCHEDULE 5

         Operating Reserve - 10-Minute Spinning Reserve Service

10-Minute Spinning Reserve Service is a service needed to serve load immediately in the event of a system contingency. This service will be available to all Participants and other entities that serve load within the NEPOOL Control Area. The Transmission Customer may either supply this service with its own resources or through bilateral arrangements, or obtain the service either under the Agreement for Participants or pursuant to Service Agreements with Non-Participants entered into under the Tariff.

The total of each category of Operating Reserve requirements for the NEPOOL Control Area in each hour is determined by the System Operator in accordance with applicable NEPOOL System Rules. The currently applicable NEPOOL System Rule, Operating Procedure No. 8, is on file with the Commission as a supplement to the Tariff.

Under Section 14 of the Agreement, until the CMS/MSS Effective Date, the price to be paid for Operating Reserve Service received in any hour will be the Operating Reserve Clearing Price for the hour for that category of reserve service, as determined on the basis of bids to provide the service plus any applicable uplift charge.

On and after the CMS/MSS Effective Date, the price to be paid for Operating Reserve Service shall be determined in accordance with Section 14A.8(b) of the Agreement. In accordance with Section 14A.1(c) of the Agreement, Participants and Non-Participant Transmission Customers shall be assigned Settlement Obligations by the System Operator, which are used to allocate among the Participants and Non-Participant Transmission Customers cost responsibility for each category of Operating Reserve that is not self- supplied. The allocated costs that must be paid for each category of Operating Reserve following the CMS/MSS Effective Date are determined in accordance with Sections 14A.1(c) and 14A.8(c) of the Agreement.

The transmission service required with respect to Operating Reserve will be paid for as part of Regional Network Service or Internal Point-to-Point Service by all Participants and other entities serving load in the NEPOOL Control Area. The charge for Regional Network Service is determined in accordance with Schedule 9 of the Tariff. The charge for Internal Point-to- Point Service is determined in accordance with Schedule 10 of the Tariff.





                                   SCHEDULE 6

        Operating Reserve - 10-Minute Non-Spinning Reserve Service


10-Minute Non-Spinning Reserve Service is a service needed to serve load in the event of a system contingency. This service will be available to all Participants and other entities that serve load within the NEPOOL Control Area. The Transmission Customer may either supply this service with its own resources or through bilateral arrangements, or obtain the service either under the Agreement for Participants or pursuant to Service Agreement with Non-Participants entered into under the Tariff.

The total of each category of Operating Reserve requirements for the NEPOOL Control Area in each hour is determined by the System Operator in accordance with applicable NEPOOL System Rules. The currently applicable NEPOOL System Rule, Operating Procedure No. 8, is on file with the Commission as a supplement to the Tariff.

Under Section 14 of the Agreement, until the CMS/MSS Effective Date, the price to be paid for Operating Reserve Service received in any hour will be the Operating Reserve Clearing Price for the hour for that category of reserve service, as determined on the basis of bids to provide the service plus any applicable uplift charge.

On and after the CMS/MSS Effective Date, the price to be paid for Operating Reserve Services shall be determined in accordance with Section 14A.8(b) of the Agreement. In accordance with Section 14A.1(c) of the Agreement, Participants and Non-Participant Transmission Customers shall be assigned Settlement Obligations by the System Operator, which are used to allocate among the Participants and Non-Participant Transmission Customers cost responsibility for each category of Operating Reserve that is not self- supplied. The allocated costs that must be paid for each category of Operating Reserve following the CMS/MSS Effective Date are determined in accordance with Sections 14A.1(c) and 14A.8(c) of the Agreement.

The transmission service required with respect to Operating Reserve will be furnished as part of Regional Network Service or Internal Point-to-Point Service to all Participants and other entities serving load in the NEPOOL Control Area. The charge for Regional Network Service is determined in accordance with
Schedule 9 of the Tariff. The charge for Internal Point-to- Point Service is determined in accordance with Schedule 10 of the Tariff.



                                   SCHEDULE 7

               Operating Reserve - 30-Minute Reserve Service

30-Minute Reserve Service is a service needed to serve load in the event of a system contingency. This service will be available to all Participants and other entities that serve load within the NEPOOL Control Area. The Transmission Customer may either supply this service with its own resources or through bilateral arrangements, or obtain the service either under the Agreement for Participants or pursuant to Service Agreements with Non- Participants entered into under the Tariff.

The total of each category of Operating Reserve requirements for the NEPOOL Control Area in each hour is determined by the System Operator in accordance with applicable NEPOOL System Rules. The currently applicable NEPOOL System Rule, Operating Procedure No. 8, is on file with the Commission as a supplement to the Tariff.

Under Section 14 of the Agreement, until the CMS/MSS Effective Date, the price to be paid for Operating Reserve Service received in any hour will be the Operating Reserve Clearing Price for the hour for that category of reserve service, as determined on the basis of bids to provide the service plus any applicable uplift charge.

On and after the CMS/MSS Effective Date, the price to be paid for Operating Reserve Service shall be determined in accordance with Section 14A.8(b) of the Agreement. In accordance with Section 14A.1(c) of the Agreement, Participants and Non-Participant Transmission Customers shall be assigned Settlement Obligations by the System Operator, which are used to allocate among the Participants and Non-Participant Transmission Customers cost responsibility for each category of Operating Reserve that is not self- supplied. The allocated costs that must be paid for each category of Operating Reserve following the CMS/MSS Effective Date are determined in accordance with Sections 14A.1(c) and 14A.8(c) of the Agreement.

The transmission service required with respect to Operating Reserve will be furnished as part of Regional Network Service or Internal Point-to-Point Service to all Participants and other entities serving load in the NEPOOL Control Area. The charge for Regional Network Service is determined in accordance with
Schedule 9 of the Tariff. The charge for Internal Point-to- Point Service is determined in accordance with Schedule 10 of the Tariff.





                              SCHEDULE 8

                       Through or Out Service -
                         The Pool PTF Rate

(1) A Transmission Customer shall pay to NEPOOL for firm or non-firm Through or Out Service reserved for it in accordance with Section 19 of the Tariff the highest of (a) the Pool PTF Rate or (b)a rate which is derived from the annual incremental cost, not otherwise borne by the Transmission Customer or a Generator Owner, of any new facilities or upgrades that would not be required but for the need to provide the requested service or (c) a rate which is equal to NEPOOL's opportunity cost (if and when available) capped at the cost of expansion, as determined for the period of service in accordance with Section 20 of this Tariff. If at any time NEPOOL proposes to charge a rate based on opportunity cost, it shall first file with the Commission procedures for computing opportunity cost pricing for all Transmission Customers. The Transmission Customer shall also be obligated to pay any applicable ancillary service charges and any congestion or other uplift charge required to be paid pursuant to Section 24 of this Tariff.

(2) The Pool PTF Rate in effect at any time shall be determined annually on the basis of the information for the most recent calendar year contained in Form 1 filings (or similar information on the books of Transmission Providers that are not required to submit a Form 1 filing) and shall be changed annually effective as of June 1 in each year. The Pool PTF rate shall be equal to (i) the sum for all Participants of Annual Transmission Revenue Requirements determined in accordance with Attachment F divided by (ii) the sum of the coincident Monthly Peaks (as defined in Section 46.1) of all Local Networks, excluding from the Monthly Peak for each Local Network as applicable the loads at each applicable Point of Delivery of each Participant or Non-Participant which has elected to take Internal Point-to-Point Service in lieu of Regional Network Service at one or more Points of Delivery; plus the Long-Term Firm Reserved Capacity amount for each such Participant or Non- Participant which has elected to take Firm Internal Point-to-Point Service in lieu of Regional Network Service at one or more Points of Delivery plus the Long-Term Reserved Capacity amount for each Participant or Non-Participant for Firm Through or Out Service. Revenues associated with Short-Term Point- to-Point reservations will be credited to the sum of all Participants' Annual Transmission Revenue Requirements referred to in
(i) above.

(3) Discounts: Three principal requirements apply to discounts for Through or Out Service as follows (1) any offer of a discount made by the Participants must be announced to all Eligible Customers solely by posting on the OASIS, (2) any customer-initiated requests for discounts (including requests for use by one's wholesale merchant or an affiliate's use) must occur solely by posting on the OASIS, and (3) once a discount is negotiated, details must be immediately posted on the OASIS. For any discount agreed upon for service on a path, from Point(s) of Receipt to Point(s) of Delivery, the Participants must offer the same discounted transmission service rate for the same time period to all Eligible Customers on all unconstrained transmission paths that go to the same Point(s) of Delivery on the NEPOOL Transmission System.




                                   SCHEDULE 9

                            Regional Network Service

(1) A Transmission Customer which serves a Network Load in the NEPOOL Control Area shall pay to NEPOOL each month for Regional Network Service the amount determined in accordance with the following formula:

A =     1/12 (R . L)

in which

A =     the amount to be paid

R = the Participant RNS Rate per Kilowatt for the current Year for the Participant which owns the Local Network from which the Customer's load is served

L =     the Customer's Monthly Network Load for the month

It shall also be obligated to pay any ancillary charges and any applicable congestion or other uplift charge required to be paid pursuant to Sections 24, 25A and 25B of this Tariff.

Each Participant RNS Rate is to be determined in accordance with the remaining provisions of this Schedule 9. The Participants intend that the rate will be determined by looking separately at the costs associated with facilities which are in service at December 31, 1996, and the costs associated with new facilities which are placed in service after December 31, 1996. Costs of new facilities are to be shared regionally on a per Kilowatt basis in determining the rates of each of the Participants with a Local Network, unless otherwise allocated to a particular entity pursuant to this Tariff.

Costs of existing facilities are to be determined separately for each Participant and reflected in the rate for service to Transmission Customers serving load in the Participant's Local Network. This is initially subject to a band width which limits the variation of the Participant per Kilowatt cost from the average per Kilowatt cost for all Participants to not less than 70%, or more than 130%, of the average cost.

(2) The Pool RNS Rate per Kilowatt is $1 in Year One, $4 in Year Two, $7 in Year Three, $10 in Year Four and $13 in Years Five and Six and the period from the end of Year Six to the next succeeding June 1, and is equal to the Pool PTF Rate for each Year thereafter.

(3) The Participant RNS Rate for a Participant for a Year shall be a percentage of the Pool RNS Rate for the year and shall be equal to the Pool RNS Rate after the end of the transitional period described in paragraph (4) of this Schedule. The percentage for each Participant for each Year shall equal the percentage which the sum of (i) the Participant's pre-1997 Participant RNS Rate and (ii) the post-1996 Pool PTF Rate represents of (iii) the Pool PTF Rate for the Year.

(4) The pre-1997 Participant RNS Rate for each Participant shall be determined by comparing its individual pre-1997 PTF Rate, for the most recent calendar year for which information is available from Form 1 filings or otherwise to the pre-1997 Pool PTF Rate for the same calendar year. If the Participant's individual pre-1997 PTF Rate for a Year is less than the pre- 1997 Pool PTF Rate, its pre-1997 Participant RNS Rate for the Year shall be the rate determined by reducing the pre-1997 Pool PTF Rate by the percentage which the Participant's pre-1997 PTF Rate is less than the pre-1997 Pool PTF Rate; provided that in no event shall its pre-1997 Participant RNS Rate be less than 70% of the pre-1997 Pool PTF Rate, until the end of Year Five, and thereafter shall be no less than 50% of the pre-1997 Pool PTF Rate for Year Six through Year Eleven, and shall be equal to the pre-1997 Pool PTF Rate for Year Twelve and thereafter. If the Participant's individual pre-1997 PTF Rate is greater than the pre-1997 Pool PTF Rate, its pre-1997 Participant RNS Rate shall be the rate determined by increasing the pre-1997 Pool PTF Rate by the percentage which its pre-1997 Participant PTF Rate is greater than the pre-1997 Pool PTF Rate; provided that in no event shall its pre-1997 Participant RNS Rate be greater than 130% of the pre-1997 Pool PTF Rate until the end of Year Six, and thereafter shall be no greater than 127% of the pre- 1997 Pool PTF Rate for Year Six, 123% of the pre-1997 Pool PTF Rate for Year Eight, 118% of the pre-1997 Pool PTF Rate for Year Nine, 112% of the pre-1997 Pool PTF Rate for Year Ten, 105% of the pre-1997 Pool PTF Rate for Year Eleven, and shall be equal to the pre-1997 Pool PTF Rate for Year Twelve and thereafter. If for any Year the revenues to be received from the payment by Participants or other Transmission Customers of their respective applicable Participant RNS Rates will average more or less than the Pool PTF Rate per Kilowatt for the Year, each Participant RNS Rate will be increased or decreased, as appropriate, so that the revenues to be received per Kilowatt per Year will equal the Pool PTF Rate per Kilowatt for the Year.

(5) The individual pre-1997 PTF Rate of a Participant which owns a Local Network for a year is the amount derived annually by dividing its Annual Transmission Revenue Requirements for the most recent calendar year for which information is available from Form 1 filings (or similar information on the books of Transmission Providers that are not required to submit a Form 1 filing) with respect to PTF placed in service before January 1, 1997, as determined in accordance with Attachment F to this Tariff, by the average for the twelve months of the calendar year on which the rate is based of the sum of the coincident Monthly Peaks for the Local Network, as adjusted each month for losses, excluding from the Monthly Peak the load at each applicable Point of Delivery of each Participant or Non-Participant which has elected to take Internal Point-to-Point Service in lieu of Regional Network Service at one or more Points of Delivery; plus the Long-Term Firm Reserved Capacity amount for each such Participant or Non-Participant which has elected to take Firm Internal Point-to-Point Service in lieu of Regional Network Service at one or more Points of Delivery.

(6) The pre-1997 Pool PTF Rate shall be determined in accordance with the following formula:

(EQUATION)

and the post-1996 Pool PTF Rate shall be determined in accordance with the following formula:

(EQUATION)

     in which

R =     the pre-1997 Pool PTF Rate

          R' =      the post-1996 Pool PTF Rate

ATRR = the aggregate of the Annual Transmission Revenue Requirements of the Participants with respect to PTF placed in service before January 1, 1997, as determined in accordance with Attachment F to this Tariff.

ATRR' = the aggregate of the Annual Transmission Revenue Requirements of the Participants with respect to PTF placed in service on or after January 1, 1997, including upgrades, modifications or additions to PTF placed in service before January 1, 1997, as determined in accordance with Attachment F to this Tariff.

ARNL = the average for the twelve months of the calendar year on which the rate is based of the sum of the coincident Monthly Peaks for all Local Networks, as adjusted each month for NEPOOL losses, excluding from the Monthly Peak for each Local Network as applicable the load at each applicable Point of Delivery of each Participant or Non-Participant which has elected to take Internal Point-to-Point Service in lieu of Regional Network Service at one or more Points of Delivery; plus the Long-Term Firm Reserved Capacity amount for each such Participant or Non-Participant which has elected to take Firm Internal Point-to-Point Service in lieu of Regional Network Service at one or more Points of Delivery plus the Long-Term Reserved Capacity amount for each Participant or Non-Participant for Firm Through or Out Service.

(7) As used in this Schedule, "Monthly Peak" and "Monthly Network Load" each has the meaning specified in Section 46.1 of this Tariff.

(8) With the exception of any provision of this Schedule relating to the determination or application of the post-1996 Pool PTF Rate and technical changes to the last sentence of paragraph (4) of this Schedule 9 to allocate costs as necessary to keep Participants within the band widths identified in that paragraph, the provisions of this Schedule 9 shall not be amended for service rendered under the NEPOOL Tariff through December 31, 2003, except by agreement in writing of the parties executing the Settlement Agreement in FERC Docket Nos. OA97-237-000 et al. and compliance with the applicable requirements of the Restated NEPOOL Agreement.



                            SCHEDULE 10

                   Internal Point-to-Point Service

(1) A Transmission Customer shall pay to NEPOOL for firm or non-firm Internal Point-to-Point Service reserved for it in accordance with Section 19 of the Tariff a charge per Kilowatt, as determined for the period of the service in accordance with Section 21 of this Tariff, equal to the Internal Point-to-Point Service Rate; provided if either or both (i) a rate which is derived from the annual incremental cost not otherwise borne by the Transmission Customer or a Generator Owner, of any new facilities or upgrades that would not be required but for the need to provide the requested service or (ii) a rate which is equal to NEPOOL's opportunity cost (if and when available) capped at the cost of expansion, is greater than the Pool PTF Rate the charge shall be the higher of such amounts; provided further that no such charge shall be payable with respect to the use of Internal Point-to-Point Service to effect a delivery to the NEPOOL power exchange in an Interchange Transaction. If at any time NEPOOL proposes to charge a rate based on opportunity cost, it shall first file with the Commission procedures for computing opportunity cost pricing for all Transmission Customers. The Customer shall also be obligated to pay any applicable ancillary service charge and any applicable congestion or other uplift charge required to be paid pursuant to Sections 24, 25A and 25B of this Tariff.

(2) Discounts: Three principal requirements apply to discounts for Internal Point-to-Point Service as follows (1) any offer of a discount made by the Participants must be announced to all Eligible Customers solely by posting on the OASIS, (2) any customer-initiated requests for discounts (including requests for use by one's wholesale merchant or an affiliate's use) must occur solely by posting on the OASIS, and (3) once a discount is negotiated, details must be immediately posted on the OASIS. For any discount agreed upon for service on a path, from Point(s) of Receipt to Point(s) of Delivery, the Participants must offer the same discounted transmission service rate for the same time period to all Eligible Customers on all unconstrained transmission paths that go to the same Point(s) of Delivery on the NEPOOL Transmission System.





                            SCHEDULE 11

            Generator Interconnection Related Upgrade Costs

(1) Classification of Generating Projects. The treatment for purposes of this Tariff of the Generator Interconnection Related Upgrade costs with respect to the facilities needed for the interconnection of a particular new or modified generating unit project in accordance with Section 50 of the Tariff depends on whether the project is a Category A Project, a Category B Project or a Category C Project, as follows:

(a) A Category A Project is one whose Generator Owner committed to pay for upgrade costs prior to October 29, 1998 and has filed a petition with the Commission requesting that the costs associated with the interconnection of its generation project be determined in accordance with Schedule 11 of the Tariff, as filed with the Thirty-Sixth Agreement Amending the Restated NEPOOL Agreement. Subject to the outcome of proceedings pending before the Commission in Docket No. ER98-3853, including all appeals, and consistent with the Commission's June 28, 2000 order in Docket Nos. EL00-62-000, et al., and further Commission orders with respect thereto, the following projects have been identified as potentially being Category A Projects:

EMI Dighton
EMI Tiverton
EMI Rumford
Polsky AEC
Millennium Power Partners, L.P.
PDC Berkshire
Duke, Bridgeport Energy
Duke, Maine Independence


(b) A Category B Project is any one, other than a Category A Project, on which the Generator Owner had expended at least $5,000,000, including amounts due under irrevocable commitments, as of June 22, 1999 with respect to the project. The Category B Projects are:

Sithe, Mystic Station Expansion Sithe Edgar Station Expansion, Fore River Sithe, West Medway PG&E, Generating Lake Road Generating PDC, Milford Power PDC, Meriden Power Reliant Energy, Hope Rhode Island IDC FPL, Bellingham Constellation, Merrimack (Nickel Hill) Energy Project SEI, Canal Re-powering ANP, Bellingham ANP, Blackstone Cabot, Island End Calpine, Westbrook Power HQ, Bucksport AES, Londonderry ConEd, Newington

(c) A Category C Project is any project which is not a Category A Project or a Category B Project.

(2) Direct Interconnection Transmission Costs. Direct Interconnection Transmission Costs shall mean the cost of facilities constructed for sole use of the Generator Owner that are not PTF. One hundred percent of Direct Interconnection Transmission Costs shall be the responsibility of the Generator Owner whether the Generator Owner's project is a Category A Project, a Category B Project or a Category C Project.

(3) Treatment of Category A Project Transmission Costs. The allocation of costs of Generator Interconnection Related Upgrades for Category A Projects will be determined as follows:

(a) One-half of the Shared Amount (as defined below) of the capital cost of the PTF upgrade shall constitute Pool-Supported PTF and be included in Annual Transmission Revenue Requirements under Attachment F. The Generator Owner shall be obligated to pay, in addition to the Direct Interconnection Transmission Costs, the other half of the Shared Amount of the capital cost of the PTF upgrade and all of the capital costs in excess of the Shared Amount, and any applicable tax gross-up amounts, and such amounts to be paid by the Generator Owner shall not be included in Annual Transmission Revenue Requirements under Attachment F. Following completion of the construction or modification of the Generator Interconnection Related Upgrade, the Generator Owner shall be obligated to pay its pro rata share of all of the annual costs (including cost of capital, federal and state income taxes, O&M and A&G expenses, annual property taxes and other related costs) which are allocable to such upgrade, pursuant to the interconnection agreement with the individual Transmission Owner or its designee which is responsible for the construction or modification, which agreement may be filed with the Commission by the Transmission Owner unsigned either on its own or at the request of the Generator Owner.

(b) In determining the cost responsibilities related to a Generator Interconnection Related Upgrade to PTF, the Participants Committee may determine that all or a portion of the proposed facilities exceed regional system, regulatory or other public requirements. In such a case, the Participants Committee shall determine the amount of the excess costs of the Generator Interconnection Related Upgrade which shall be borne by the entity which is responsible for requiring such excess costs, and the excess costs shall not be included in the calculation of the Shared Amount.

(c) The Shared Amount of the capital cost of the Generator Interconnection Related Upgrade of PTF shall be initially determined as of the time that the System Impact Study agreement is executed by all parties and the Generator Owner has paid the cost of the study (such initial determination to be based on the estimated cost of the Generator Interconnection Related Upgrade, subject to later adjustment as set forth below) subject to truing up the KW element of the following formula upon completion of the Generator Interconnection Upgrade, and shall be the lesser of (1) the full actual capital cost of the Generator Interconnection Related Upgrade of PTF (excluding any costs which are determined to be excess costs in accordance with paragraph (b) above) or (2) the amount determined in accordance with the following formula:

(EQUATION)

               in which:

P     is the maximum amount to be shared;

KW in the case of a generating unit, is the actual demonstrated net capability of the new generating unit or increase in the capacity of an existing generating unit corrected to 50*F in kilowatts. If winter operating conditions are shown in the System Impact Study and/or application under Section 18.4 of the Agreement to require additional transmission reinforcements beyond those reinforcements required for summer operating conditions, the net capability of the unit will be corrected to an ambient air temperature of 0*F;

R is the Pool PTF Rate in effect on the Compliance Effective Date, which is $15.57 per kilowatt year, adjusted to reflect compliance with the April 5, 1999 Settlement Agreement, approved by the Commission by order dated July 30, 1999 in Docket Nos. OA97-237-000, et al.; and

C is the weighted average carrying charge factor of all of the Transmission Providers which own PTF, determined, as of the Compliance Effective Date, in accordance with Attachment F to the Tariff, which is 15.87 percent, adjusted to reflect compliance with the April 5, 1999 Settlement Agreement, approved by the Commission by order dated July 30, 1999 in Docket Nos. OA97-237-000, et al.

(d) All payments required hereunder shall be determined initially on an estimated basis, and then adjusted after the appropriate portion of the construction or modification costs has been reflected in Tariff rates in the first adjustment of Tariff rates after the upgrade has been placed in commercial operation.

(e) The provisions in this Section (3) with respect to allocation of costs for Generator Interconnection Related Upgrades of PTF for Category A projects are subject to further clarifications and/or modifications to reflect the outcome of proceedings in Commission Docket Nos. ER98-3853 (including any court appeals) and EL00-62-000, et al., and further Commission orders with respect thereto.

(4) Treatment of Category B Project Transmission Costs. If, and to the extent capital costs for, a Generator Interconnection Related Upgrade are required to be incurred in order to satisfy the Minimum Interconnection Standard in connection with a Category B Project, and would not have been required but for the interconnection of the generator, one-half of such capital cost of the Generator Interconnection Related Upgrade, other than Direct Interconnection Transmission Costs and any excess costs as described below, up to a maximum of two million dollars ($2,000,000) (or one-half of $4,000,000), shall constitute Pool-Supported PTF costs and shall be included in Annual Transmission Revenue Requirements under Attachment F of the Tariff. The Generator Owner shall be obligated to pay the remaining costs of the Generation Interconnection Related Upgrade required to be incurred to meet the Minimum Interconnection Standard for the Category B Project that would not be needed but for the interconnection of that Generator (including all Direct Interconnection Transmission Costs, any excess costs as described below, and any applicable tax gross-up amounts) and to pay the entire costs of any Elective Transmission Upgrade requested by such Generator Owner (including all Direct Interconnection Transmission Costs, any excess costs as described below, and any applicable tax gross-up amounts); and such amounts to be paid by the Generator Owner shall not be included in Annual Transmission Revenue Requirements under Attachment F. Following completion of the construction or modification of the Generator Interconnection Related Upgrade, the Generator Owner shall be obligated to pay its pro rata share of all of the annual costs (including cost of capital, federal and state income taxes, O&M and A&G expenses, annual property taxes and other related costs) which are allocable to such upgrade, pursuant to the interconnection agreement with the individual Transmission Owner or its designee which is responsible for the construction or modification, which agreement may be filed with the Commission by the Transmission Owner unsigned either on its own or at the request of the Generator Owner.

      In determining the cost responsibilities related to a Generator Interconnection Related Upgrade for a particular Category B Project, the Participants Committee may determine that all or a portion of the proposed facilities exceed regional system, regulatory or other public requirements. In such a case, the Participants Committee shall determine the amount of the excess costs of the Generator Interconnection Related Upgrade which shall be borne by the entity which is responsible for requiring such excess costs, and the excess costs shall not be included in the calculation of the amount of the capital costs to be shared as discussed above. All payments required hereunder shall be determined initially on an estimated basis, and then adjusted after the appropriate portion of the construction or modification costs has been reflected in Tariff rates in the first adjustment of Tariff rates after the upgrade has been placed in commercial operation.

(5) Treatment of Category C Project Transmission Costs. If a Generator Interconnection Related Upgrade is required in order to satisfy the Minimum Interconnection Standard in connection with a Category C Project, the Generator Owner shall be obligated to pay all of the cost of such upgrade, including all Direct Interconnection Transmission Costs and any applicable tax gross-up amounts, to the extent such costs would not have been incurred but for the interconnection. Following completion of the construction or modification, the Generator Owner shall be obligated to pay all of the annual costs (including federal and state income taxes, O&M and A&G expenses, annual property taxes and other related costs) which are allocable to the Generator Interconnection Related Upgrade, pursuant to the interconnection agreement (or support agreement) with the individual Transmission Owner or its designee which is responsible for the construction or modification, which agreement may be filed with the Commission by the Transmission Owner either signed by both parties or unsigned at the request of the Generator Owner.

(6) Treatment of Elective Transmission Upgrades for Generating Units. If a Generator Owner has requested an Elective Transmission Upgrade pursuant to
Section 50.2 of this Tariff in connection with a new or materially changed generation unit, the Generator Owner shall be subject to the cost, credit assurance and contract obligations set forth in Section 50.2 and Schedule 12 for Elective Transmission Upgrades.

(7) Contract and Credit Requirements. If a Generator Interconnection Related Upgrade is required, the Generator Owner requesting such upgrade, at the request of the Transmission Owner or its designee responsible for effecting the construction or modification, shall be obligated to pay to the Transmission Owner or its designee responsible for effecting the Generator Interconnection Related Upgrade an amount equal to its share of the estimated cost of the construction at one time or in monthly or other periodic installments, including, without limitation, all costs associated with acquiring land, rights of way easements, purchasing equipment and materials, installing, constructing, interconnecting, and testing the facilities; O&M and engineering costs; all related overheads; and any and all associated taxes and government fees. In addition to, or in lieu of said payment, the affected Transmission Owner or its designee may require the Generator Owner to provide, as security for its obligation to pay any unfunded balance of the construction costs, a letter of credit or other reasonable form of security acceptable to the Transmission Owner or its designee that will be responsible for the construction equivalent to the cost of the upgrade including taxes and consistent with relevant commercial practices, as established by the Uniform Commercial Code. As soon as reasonably practical, but in any event within 180 days after completion of the construction or modifications, or as otherwise mutually agreed, the Transmission Owner or its designee responsible for the construction or modification will determine the difference, if any, between the estimated cost already paid by the Generator Owner to the Transmission Owner or its designee responsible for the construction or modification and its share of the actual cost of the construction or modification, and will either receive from the Generator Owner, with Interest (if the sum paid is insufficient) or pay to the Generator Owner, with Interest (if the sum paid is surplus) the difference; provided that if, at the time such determination is made, items of construction that remain to be completed and/or some construction costs have not been invoiced and paid, the Transmission Owner or its designee responsible for the construction or modification shall continue to be entitled to recover from the Generator Owner the Generator Owner's share of the costs of such remaining items and may retain a reserve to cover such items. Furthermore, the Transmission Owner shall release any letter of credit or other security instrument received by the Transmission Owner, up to the amount allowed to be recovered through the Transmission Owner's Annual Transmission Revenue Requirement for Category A and B Projects, no later than sixty (60) days after the later of the reflection of such costs in the Pool rates and the commercial operation of the generation addition or modification. To the extent Generator Interconnection Related Upgrades, or any portion thereof, are completed in a calendar year, Transmission Owners will use their best efforts to reflect such facilities in their Annual Transmission Revenue Requirements calculated on the basis of that year. That portion of the construction or modification costs or deposit paid by the Generator Owner may, by mutual agreement of the Transmission Owner and the Generator Owner, either be retained by the Transmission Owner, or be refunded to the Generator Owner upon the Generator Owner executing a contract with the Transmission Owner obligating the Generator Owner to pay the Transmission Owner the ongoing transmission revenue requirement associated with its share of the Generator Interconnection Related Upgrade, including but not limited to cost of capital, federal and state income taxes, O&M and A&G costs, annual property taxes and all other related costs, and providing the Transmission Owner with an irrevocable letter of credit or other form of security acceptable to the Transmission Owner. In the event the Generator Owner's portion of the construction or modification costs is retained by the Transmission Owner or its designee in accordance with the preceding sentence, the Generator Owner will be obligated (i) to pay the federal and state income taxes required to be paid by the Transmission Owner with respect to the retained amount, and (ii) to pay annually its percentage of the O&M and A&G costs, annual property taxes and all other related costs, except for those costs required to be paid under (i) or any costs that are retained by the Transmission Owner in accordance with the interconnection agreement. If the Generator Owner for whatever reason goes out of business, or otherwise abandons its generation project and the Generator Interconnection Related Upgrade has already been partially or completely constructed, the Generator Owner shall be responsible for all of the unrecovered ongoing costs of the upgrade that would not have been incurred but for the proposed generation project. Nothing contained herein shall prevent the Transmission Owner or its designee responsible for the construction or modification and the Generator Owner from negotiating other methods for providing financial security associated with the cost of an upgrade deemed acceptable to the Transmission Owner or other entity. Subject to the foregoing, the interconnection and support agreements for a Generation Interconnection Related Upgrade may specify the basis for continued support of such upgrade in the event of a termination of NEPOOL, the cancellation of the project due to a failure to obtain regulatory approvals or permits or required rights of way or other property, or action to terminate the project before its completion for whatever reason and any other matters.

Interest payable hereunder shall be calculated in accordance with Section 8.3 of the Tariff.




                                   SCHEDULE 12

                 Reliability Upgrade, Economic Upgrade
                and Elective Transmission Upgrade Costs

(1) Allocation and Recovery of Costs for Reliability Upgrades and Economic Upgrades Associated with the NEPOOL Transmission Plan. All costs of Merchant Transmission Facilities shall be recovered in accordance with the recovery mechanism for those facilities that is filed with and accepted by the Commission. All costs associated with Upgrades for the interconnection of Merchant Transmission Facilities shall be treated in the same fashion and subject to the same rights and obligations as Generator Interconnection Related Upgrade Costs for Category C Projects under Schedule 11 of this Tariff, including the provisions of Sections (5), (6) and (7) of that Schedule. To the extent not otherwise covered above or by Part III or Schedule 11 of the Tariff or Sections (2) or (3) of this Schedule 12 below, the costs of a Reliability Upgrade and Economic Upgrade shall be allocated as follows:

(a) If entities have agreed to bear some or all of the cost responsibility for an Upgrade, the Upgrade costs shall be allocated to such entities in accordance with that agreement.

(b) To the extent there are Reliability Upgrade or Economic Upgrade costs that are not allocated in accordance with other arrangements as identified in the introductory language of this Section (1) or subparagraph (a) above, such costs shall be allocated utilizing an appropriate cost causation and cost benefit methodology to be specified in NEPOOL System Rules, which are to be a supplement to the Tariff and are filed with, and accepted by, the Commission. Any allocation to a specific entity or entities or a Reliability Region or Region(s) pursuant to such Rules over which there is a dispute shall be filed with the Commission and shall become effective on the date specified by the Commission.

(c) To the extent there still remain Reliability Upgrade or Economic Upgrade costs that are not allocated in accordance with other arrangements as identified in the introductory language of this Section (1) or subparagraphs (a) or (b) above, or the cost allocation determined in accordance with subparagraph (b) has not yet become effective, such costs shall be treated as Pool-Supported PTF costs recoverable under Attachment F to this Tariff.

(2) Elective Transmission Upgrade Costs. The capital and annual costs of Elective Transmission Upgrades and of any additions to or modifications of the NEPOOL Transmission System that are required to accommodate the Elective Transmission Upgrades shall not constitute Pool-Supported PTF costs and shall not be included in Annual Transmission Revenue Requirements under Attachment F, except to the extent approved pursuant to the Agreement. Until further review by the NEPOOL Reliability Committee and amendment of this Tariff, contract and credit requirements for an Elective Transmission Upgrade shall be governed by the provisions of Section 50.2 of this Tariff.

(3) Northeast Massachusetts Upgrade Costs. In recognition of the unique Congestion situation in the Northeast Massachusetts Reliability Region, as identified in Attachment B to the Agreement, up to thirty-five million dollars ($35,000,000) of the capital costs of Northeast Massachusetts Upgrades shall constitute Pool-Supported PTF costs and shall be included in Annual Transmission Revenue Requirements under Attachment F.

A "Northeast Massachusetts Upgrade" is an addition to or modification of the NEPOOL Transmission System into or within the Northeast Massachusetts Reliability Region that is not, as of December 31, 1999, the subject of a System Impact Study or application filed pursuant to Section 18.4 of the Restated NEPOOL Agreement; that is not related to generation interconnections; and that will be completed and placed in service by June 30, 2004. Such upgrades include, but are not limited to, new transmission facilities and related equipment and/or modifications to existing transmission facilities and related equipment. Any Northeast Massachusetts Upgrade will be identified within a reasonable period of time and included in the NEPOOL Transmission Plan to be completed on or about September 1, 2000. A Northeast Massachusetts Upgrade also must satisfy one of the following three criteria:

(a) The addition or modification qualifies as an Economic Upgrade. If an addition or modification meets these requirements, the full estimated capital cost of the upgrade shall be taken into account for purposes of the $35,000,000 aggregate limit specified above.

(b) The addition or modification qualifies as a Reliability Upgrade meet a future reliability need within the five years covered by the NEPOOL Transmission Plan, and the net present value of the expected benefit advancing the construction of the addition or modification exceeds the incremental cost of advancing the in-service date of the addition or modification. The incremental cost of the advancement shall qualify as a cost of Pool-Supported PTF pursuant to this Section and only the incremental cost shall be taken into account for purposes of the $35,000,000 aggregate limit specified above. The remaining cost of the addition or modification shall qualify as the Pool-Supported PTF cost of a Reliability Upgrade.

(c) The addition or modification is in construction as of January 1, 2000 or planned for construction in 2000 and would qualify as an Economic Upgrade except for the fact that it has not yet been included in a NEPOOL Transmission Plan. If an addition or modification meets this requirement, the full estimated capital cost of the addition or modification shall be taken into account for purposes of the $35,000,000 aggregate limit specified above.

The aggregate capital costs of the Northeast Massachusetts Upgrades which qualify as Pool-Supported PTF costs shall not exceed $35,000,000. If there are multiple proposed additions or modifications which satisfy the criteria specified in paragraphs (a), (b), or (c) above, and the aggregate cost of such proposed additions or modifications to be taken into account for purposes of the $35,000,000 limit specified above exceeds $35,000,000, the proposed additions or modifications meeting the criteria specified in paragraph (a) or (b) above with the highest benefit/cost ratios shall be given priority. For this purpose, the benefit/cost ratio of an addition or modification is the net present value of the benefit of the addition or modification divided by the net present value of the cost of the addition or modification.

In considering whether to undertake a proposed addition or modification which might otherwise qualify under this Subsection (3), the Transmission Owners and the System Operator shall not limit their consideration of alternative means of Congestion relief to transmission additions or modifications.




                              SCHEDULE 13

          Locational Prices; Congestion Cost; Congestion Revenue;
                Marginal Loss Cost; Marginal Loss Revenue

A. Calculation of Locational Prices: When Congestion exists on the NEPOOL Transmission System, Congestion Cost and Marginal Loss cost shall be recovered, pursuant to Section B below, from Non-Participant Transmission Customers taking service under the Tariff. Congestion Cost and Marginal Loss Cost are derived from the Congestion Components and Marginal Loss Components of Locational Prices calculated as described below.

(1) Nodal Prices for Nodes and External Nodes. The System Operator shall calculate the Nodal Price at each Node for each hour of the Dispatch Day for the Day-Ahead Market using the Day-Ahead unit commitment model, and for the Real-Time Market using the Real-Time scheduling software. In calculating Nodal Prices the System Operator shall use the Demand Bids and Supply Offers submitted pursuant to Sections 14A.3, 14A.4 and 14A.6 of the Agreement. The Real-Time Nodal Price at each Node for each hour shall be the time interval weighted-average of the Clearing Prices calculated at that Node for each time interval within that hour, except as noted in Section A(4) below with respect to the prices used for Real-Time settlements at External Nodes.

The System Operator shall calculate Nodal Prices for an hour for the Day-Ahead Market or the Real-Time Market at a given Node i using the following formula, or a formula similar in substance and effect:

(EQUATION)

where:

(EQUATION)      the Nodal Price at Node i in $/megawatthour;

(EQUATION)      the marginal cost in $/megawatthour, based on Demand Bids and
Supply Offers, to serve additional load at the Reference Node;

(EQUATION)      the Marginal Loss Component of the Nodal Price at Node i in
$/megawatthour; and

(EQUATION) the Congestion Component of the Nodal Price at Node i in $/megawatthour.

     The Marginal Loss Component of the Nodal Price at any Node i on the NEPOOL Transmission System is calculated using the equation

(EQUATION)

     in which WFi, the Withdrawal Factor at Node i relative to the system Reference Node, is calculated using the following equation:

where:

(EQUATION)

L =      NEPOOL Transmission System losses;

Pi =      the net amount of Energy injected into the NEPOOL Transmission System at Node i; and

(EQUATION) = the ratio of: (1) the amount by which NEPOOL Transmission System losses occurring in the Day-Ahead Schedule or Real-Time dispatch would have increased, as calculated by the System Operator's Day-Ahead or Real-Time computer algorithm, if a very small additional amount of Energy had been injected at Node i (in addition to the injections and withdrawals already scheduled to occur on the NEPOOL Transmission System in the Day-Ahead schedule or occurring on the NEPOOL Transmission System in the Real-Time dispatch), to
(2) the size of the additional injection of Energy at Node i.

     The Congestion Component of the Nodal Price at Node i is calculated using the equation:

(EQUATION)

where:

K =     the set of thermal or interface constraints;

GFik = the Shift Factor for the generator at Node i on constraint k in the pre- or post-contingency case that limits flows across that constraint; and

(EQUATION) the reduction in system cost that results from an incremental relaxation of constraint k, expressed in $/megawatthour.

     Substituting the equations for calculating the Marginal Loss Component and the Congestion Component of the Nodal Price for the terms and into the equation for calculating the Nodal Price for a given Node i yields:

(2) Zonal Prices. For Congestion pricing purposes, Load Zones based on Reliability Regions have been established and Zonal Prices shall be calculated by the System Operator for each Load Zone. Each Load Zone shall be coterminous with a Reliability Region, except that a Participant which owns and operates distribution lines and other facilities used for the distribution of Energy to retail customers in a single state in New England and which is subject to regulation by the public utility regulatory authority in that state (a "Distribution Company") which (i) serves retail customers in more than one Reliability Region in a single state and (ii) is subject to a state-imposed obligation to provide its retail customers with a power supply at fixed prices for a certain time period ("Standard Offer Obligation"), may elect, by notice to the System Operator and the Secretary of the Participants Committee, within the time prescribed by the Market Rules, to have its entire service territory treated as a single Load Zone (a "Distribution Company Load Zone") until its Standard Offer Obligation ends. In addition, Vermont shall be a single Load Zone for those Distribution Companies in Vermont that maintain their single Participant status for settlement purposes with other Distribution Companies in Vermont pursuant to Section 4 of the Agreement even if Vermont spans more than one Reliability Region. The election by one or more Distribution Companies in Vermont not to be treated as a single Participant with other Vermont Participants shall not affect the Load Zone for the remaining Distribution Companies in Vermont maintaining the single Participant election.

     After consulting with the Participants, the System Operator may reconfigure Reliability Regions and add or subtract Reliability Regions as necessary over time to reflect changes to the grid, patterns of usage and intrazonal Congestion. The System Operator shall file any such changes with the Commission.

     The System Operator shall calculate a Zonal Price for each Reliability Region for both the Day-Ahead and Real-Time Markets for each hour using a load-weighted average of the Nodal Prices for the Nodes within that Reliability Region. The load weights used in calculating the Day-Ahead Zonal Prices for the Reliability Region shall be determined in accordance with applicable Market Rules and shall be based on the Demand Bids for the Nodes that make up that Reliability Region. The System Operator shall determine, in accordance with applicable Market Rules, the load weights used in Real-Time based on calculated load distribution. The System Operator shall calculate Zonal Prices for Reliability Regions using the following formula, or a formula similar in substance and effect, where the Zonal Price for a Reliability Region j can be written as:

(EQUATION)

where:

(EQUATION)  =      Zonal Price for Reliability Region j in $/megawatthour;

(EQUATION)  is the Marginal Loss Component of the Zonal Price for
Reliability Region j in $/megawatthour;

(EQUATION) is the Congestion Component of the Zonal Price for Reliability Region j in $/megawatthour;

Nj =      the set of Nodes that make up the Reliability Region j; and

Wij = the load-weighting factor for Node i used to calculate the Zonal Price for Reliability Region j, determined such that the weighting factors for any given Reliability Region sum to one.

     For a Distribution Company Load Zone, the Zonal Price shall be determined by the weighted average of the Zonal Prices for the Reliability Regions making up the Load Zone, with the weights equal to that Distribution Company's share of the load in each of those Reliability Regions. The load weights used in calculating the Day-Ahead Zonal Prices for the Distribution Company Load Zones shall be determined in accordance with applicable Market Rules and shall be based on the Demand Bids for the Nodes that make up the Distribution Company Load Zones. The System Operator shall determine, in accordance with applicable Market Rules, the load weights used in Real-Time based on the calculated Real-Time load distribution. The System Operator shall calculate Zonal Prices for each hour of the Dispatch Day for Distribution Company Load Zones using the following formula: Zonal Price equals the Distribution Company's load in each Reliability Region making up the Distribution Company Load Zone times the Zonal Price for each such Reliability Region summed for all such Reliability Regions making up the Distribution Company Load Zone, divided by the sum of the Distribution Company's load in each Reliability Region making up the Distribution Company Load Zone. The Congestion and Marginal Loss Components of the Zonal Price for each Distribution Company Load Zone shall be calculated as the weighted average of the Congestion and Marginal Loss Components, respectively, of the Zonal Prices in the Reliability Regions making up that Load Zone, using the same weights that are used to calculate the Zonal Price for that Distribution Company Load Zone.

(3) Hub Prices. On behalf of the Participants, the System Operator shall maintain and facilitate the use of a Hub or Hubs for the Energy market, comprised of a set of Nodes within NEPOOL, which Nodes shall be identified by the System Operator on its Internet website. The System Operator has used the following criteria to establish an initial Hub and shall use the same criteria to establish any additional Hubs:

(i) each Hub shall contain a sufficient number of Nodes to try to ensure that a Hub Price can be calculated for that Hub at all times;

(ii) each Hub shall contain a sufficient number of Nodes to ensure that the unavailability of, or an adjacent line outage to, any one Node or set of Nodes would have only a minor impact on the Hub Price;

(iii) each Hub shall consist of Nodes with a relatively high rate of service availability;

(iv) each Hub shall consist of Nodes among which transmission service is relatively unconstrained; and

(v) no Hub shall consist of a set of Nodes for which directly connected load and/or generation at that set of Nodes is dominated by any one entity or its affiliates.

The System Operator shall calculate hourly Hub Prices for both the Day-Ahead and Real-Time Markets using a fixed-weighted average of the Nodal Prices that comprise the Hub. The System Operator shall calculate Hub Prices using the following formula, or a formula similar in substance and effect, where the Hub Price for a Hub j can be written as:

(EQUATION)

where:

(EQUATION)  =      Hub Price for Hub j in $/megawatthour;

(EQUATION)     is as defined in Section A(1);

(EQUATION) is the Marginal Loss Component of the Hub Price for Hub j in $/megawatthour;

(EQUATION) is the Congestion Component of the Hub Price for Hub j in $/megawatthour;

Hj =      the set of  Nodes in Hub j; and

WijH = the load weighting factor for Node i used to calculate the Hub Price for Hub j, determined such that the weighting factors for any given Hub sum to one.

Participants may acquire FCRs to and from the Hub in accordance with Schedule 14 of the Tariff.

(4) Nodal Prices for External Nodes. The System Operator shall calculate Nodal Prices for External Nodes. The External Nodes shall be identified in applicable Market Rules. External Nodes shall be used for pricing Energy that is received from or delivered to neighboring Control Areas. The Nodal Prices for External Nodes shall be calculated in the same way as Nodal Prices for Nodes, with the exception of the calculation of the Marginal Loss Component of the price.

The Marginal Loss Component of Nodal Prices for External Nodes shall be calculated so as to ensure that it does not include the effect of withdrawals at a Node or External Nodes on the cost of losses incurred outside the NEPOOL Control Area. In order to accomplish this, a hypothetical transaction will be modeled, in which an increment of load at each External Node is served by an increment of generation at the Reference Node. The amount of Energy that would flow out of the NEPOOL Transmission System over each interconnection point between the NEPOOL Transmission System and an adjoining Control Area or the Non-PTF transmission system will be calculated next. Finally, the Marginal Loss Component of the Nodal Price at each External Node will be calculated as the weighted average of the Marginal Loss Components at each of the interconnection points between the NEPOOL Transmission System and an adjoining Control Area or the Non-PTF transmission system. The weight assigned to each interconnection will be equal to the proportion of the total amount of Energy delivered off of the NEPOOL Transmission System in association with this hypothetical transaction that flows over that interconnection. As a result, the Marginal Loss Component of the price at each External Node will only include the effects on Marginal Losses on the NEPOOL Transmission System.

The Shift Factors for each External Node determine the proportion of the Energy in such a transaction that would flow over each interconnection point between the NEPOOL Transmission System and external Control Areas or the Non- PTF transmission system and, therefore, the Marginal Loss Component of the Nodal Price at an External Node i shall be calculated using the following equation, or a formula similar in substance and effect:

(EQUATION)

where:

(EQUATION)  =      the Marginal Loss Component of the Nodal Price at an External
Node i in $/megawatthour;

I =     the set of interconnection points between the NEPOOL Transmission System and adjacent Control Areas or the Non-PTF transmission system;

GFin =     Shift Factor at External Node i for the interconnection line that passes through Node n; and

(WFn - 1) = the Marginal Loss Component of the Nodal Price at Node n in $/megawatthour, where WFn is the withdrawal factor at Node n and (EQUATION)
  is as defined in Section A(1).

The price used for Real-Time settlements at External Nodes will be the Real-Time price as determined based on the Real-Time dispatch except in the circumstance in which imports or exports were constrained in the hour ahead scheduling process either by constraints that are not monitored in Real-Time or by closed interface constraints that are not affected by internal dispatchable generators. In this special circumstance, the price used for Real-Time settlements of imports from External Nodes will be the lower of the Real-Time price at the External Node or the hour ahead price at the External Node. Similarly, in this situation, the price used for Real-Time settlements of exports to External Nodes will be the higher of the Real-Time price at the External Node or the hour ahead price at the External Node.

B.     Congestion Cost:

(1) Congestion Cost. Congestion Cost shall be recovered under this Section B from each Non-Participant Transmission Customer taking service under the Tariff when the Congestion Component of the Locational Price at the Point of Delivery's Location exceeds the Congestion Component of the Locational Price at the Point of Receipt's Location for the transaction. In accordance with NEPOOL System Rules, each Transmission Customer may elect to specify a maximum Congestion Cost that it is willing to pay to have its transaction scheduled or to keep its transaction from being wholly or partially curtailed.

The System Operator shall calculate Congestion Cost to be recovered from such customers for each hour of the Dispatch Day in which Congestion exists in the Day-Ahead and the Real-Time Markets. Such Congestion Cost recovered with respect to Day-Ahead transmission service scheduling shall equal (1) the amount (in $/megawatthour) by which the Congestion Component of the Day-Ahead Locational Price at the Point of Delivery's Location exceeds the Congestion Component of the Day-Ahead Locational Price at the Point of Receipt's Location; multiplied by
(2) the quantity of Energy scheduled by the Transmission Customer for that hour. Such Congestion Cost recovered with respect to Real-Time transmission service scheduling shall equal (1) the amount (in $/megawatthour) by which the Congestion Component of the Real-Time Locational Price at the Point of Delivery's Location exceeds the Congestion Component of the Real-Time Locational Price at the Point of Receipt's Location; multiplied by (2) the quantity of Energy scheduled by the Transmission Customer for that hour, minus the quantity of Energy that Transmission Customer scheduled for that hour in its Day-Ahead transmission service scheduling.

(2) Congestion Cost Relief. Each Non-Participant Transmission Customer taking Through or Out or Point-to-Point Service shall be paid or be credited for Congestion relief when the Congestion Component of the Locational Price at the Point of Receipt's Location exceeds the Congestion Component of the Locational Price at the Point of Delivery's Location for the transaction.

The System Operator shall calculate and allocate such payments or credits to such customers for each hour of the Dispatch Day in which Congestion exists in the Day-Ahead and the Real-Time Markets. Such payments or credits made with respect to the Day-Ahead transmission service scheduling shall equal (i) the amount (in $/megawatthour) by which the Congestion Component of the Day- Ahead Locational Price at the Point of Receipt's Location exceeds the Congestion Component of the Day-Ahead Locational Price at the Point of Delivery's Location; multiplied by (ii) the quantity of Energy scheduled by the Transmission Customer for that hour. Such payments or credits made with respect to the Real-Time Market shall equal (i) the amount (in $/megawatthour) by which the Congestion Component of the Real-Time Locational Price at the Point of Receipt's Location exceeds the Congestion Component of the Real-Time Locational Price at the Point of Delivery's Location; multiplied by (ii) the quantity of Energy scheduled by the Transmission Customer for that hour, minus the quantity of Energy that Transmission Customer scheduled for that hour in its Day-Ahead transmission service scheduling.

C. Congestion Revenue: For each hour the System Operator shall calculate and collect Congestion Revenue and maintain a Congestion Revenue Fund in accordance with Section E of Schedule 14.

D.      Marginal Loss Cost and Marginal Loss Revenue:

(1) Marginal Loss Cost. Marginal Loss cost shall be recovered under this Section D from each Non-Participant Transmission Customer taking service under the Tariff when the Marginal Loss Component of the Locational Price at the Point of Delivery's Location exceeds the Marginal Loss Component of the Locational Price at the Point of Receipt's Location for the transaction.

The System Operator shall calculate Marginal Loss cost to be recovered from such customers for each hour of the Dispatch Day. Such costs shall equal the amount (in $/megawatthour) of the Marginal Loss Component of the Real-Time Locational Price at the Point of Delivery's Location minus the Marginal Loss Component of the Real-Time Locational Price at the Point of Receipt's Location, multiplied by the amount of Energy scheduled for the transaction in that hour.

Each Non-Participant Transmission shall be paid or credited when the Marginal Loss Component of the Real-Time Locational Price at the Point of Receipt's

Location exceeds the Marginal Loss Component of the Real-Time Locational Price at the Point of Delivery's Location for the transaction. Such Marginal Loss payment or credit shall equal the amount (in $/megawatthour) of the Marginal Loss Component of the Real-Time Locational Price at the Point of Receipt's Location minus the Marginal Loss Component of the Real-Time Locational Price at the Point of Delivery's Location, multiplied by the amount of Energy scheduled for the transaction in that hour.

(2) Marginal Loss Revenue. To the extent that there is any Marginal Loss Revenue in any settlement period, such revenue shall be collected in a Marginal Loss Revenue Fund and allocated in accordance with the Market Rules to load serving entities paying for Energy during such settlement period.

E. Additional Rules and Procedures: Consistent with this Schedule 13, the implementation of its provisions shall further be detailed, defined and carried out pursuant to the Agreement and Market Rules.




                                   SCHEDULE 14

                 Financial Congestion Rights ("FCRs")

The System Operator shall implement and administer a system of Financial Congestion Rights ("FCRs") as provided for below.

A. FCR Holder Status and Transfer of FCRs: FCRs shall be awarded to winning bidders in the mandatory FCR Auctions pursuant to Section F below and may be acquired in the subsequent bilateral market from FCR Holders. An entity that acquires an FCR through the FCR Auction shall automatically be recognized by the System Operator as the registered FCR Holder of that FCR, subject to having already met the eligibility criteria for bidding in the FCR Auction. The registered FCR Holder shall be entitled to receive or be obligated to make FCR Payments arising from such FCR in accordance with Section C.

An entity that acquires an FCR through the FCR Auction or through a subsequent bilateral transaction may elect to hold it, sell it in the FCR Auction or sell it bilaterally. The registered FCR Holder of an FCR sold in a bilateral transaction will continue to be the FCR Holder for that FCR unless it submits a confirmation of the sale to the System Operator in accordance with the Market Rules. The System Operator upon receipt of such a confirmation will transfer record ownership on its register. The purchaser of an FCR in a bilateral transaction that is not recorded on the System Operator's register receives only a contractual right against the seller of the FCR and has no rights or obligations in settlement or in the Energy market. An entity who subsequently acquires an FCR from an FCR Holder through a bilateral transaction must meet applicable criteria established by the Participants Committee, including creditworthiness criteria, to be the FCR Holder of that FCR and secure the associated rights and obligations. The System Operator shall settle FCRs only with the registered FCR Holders. At any given time, each FCR shall have only one registered FCR Holder.

B. FCR Designation and Simultaneous Feasibility: FCRs shall be unidirectional, financial transmission rights based on the transfer capability of the NEPOOL Transmission System, denominated in Megawatts, designated to and from specified Locations and/or Reliability Regions, and lasting for a certain term. To the extent feasible, FCRs valid for on-peak and/or off-peak periods shall be available in the FCR Auctions and shall be accommodated in the FCR settlement process by the System Operator.

Each FCR shall be designated to and from specified Locations and/or Reliability Regions for the purpose of determining FCR Payments. Each FCR shall also have a specified origin and destination Node that shall be used to determine to which new Load Zone and/or Reliability Region an existing FCR would be assigned if and when a Load Zone and/or Reliability Region were reconfigured.

The System Operator shall determine, initially and periodically thereafter in conjunction with the FCR Auctions, the FCRs that can be made available based on a simultaneous feasibility test. The purpose of the test shall be to determine whether the NEPOOL Transmission System, under security constrained conditions, could accommodate all the potential transactions represented by a defined set of FCRs.

The System Operator shall maintain a record of the FCRs, containing such information as is necessary to administer the system of FCRs including, but not limited to, each FCR's designated origin and destination Nodes and settlement Locations and/or Reliability Regions, Megawatt amount, registered Holder, and the period during which the FCR is valid. FCR Holders shall provide the System Operator with such information regarding the FCRs as is reasonably requested by the System Operator for the administration of the system of FCRs.

An FCR Holder may, to the extent permitted by the Market Rules, subdivide FCRs into individually transferable components representing the intermediate points of injection and withdrawal contained within the FCR's path, such that an FCR from point A to point C, for example, may be subdivided prior to transfer based on the intermediate point B, resulting in two individually transferable FCRs, one from point A to point B, and one from point B to point C. Likewise, the Holder of an FCR that is valid for more than one hour may, to the extent permitted by the Market Rules, subdivide that FCR into individually transferable components representing subsets of those hours. For example, an FCR valid during January and February may be subdivided into an FCR valid during January and an FCR valid during February, each of which would be individually transferable.

FCRs awarded in the FCR Auction or acquired through subsequent bilateral transactions may be reconfigured, but only through the System Operator. The System Operator shall facilitate the transfer and reconfiguration of FCRs, ensure their simultaneous feasibility, and register the FCR Holders of the reconfigured FCRs.

In effecting the award or transfer of any FCR that can be subdivided into any of the following general and specific components, the System Operator shall subdivide the FCR into its general and specific components and record the FCR as having such components. The general components are Load Zone and/or Reliability Region to Load Zone and/or Reliability Region, Hub to Load Zone and/or Reliability Region, Load Zone and/or Reliability Region to Hub. The specific components are Node or External Node to Load Zone and/or Reliability Region in which the Node or External Node is located, Load Zone and/or Reliability Region to Node or External Node contained in the Load Zone and/or Reliability Region, and Node or External Node to Node or External Node contained in the same Load Zone and/or Reliability Region.

Each FCR shall be designated to and from specified Locations and/or Reliability Regions for the purpose of determining FCR Payments. Each FCR shall also have a specified origin and destination Node that shall be used to determine to which new Load Zone and/or Reliability Region an existing FCR would be assigned if and when a Load Zone and/or Reliability Region were reconfigured.

The System Operator shall determine, initially and periodically thereafter in conjunction with the FCR Auctions, the FCRs that can be made available based on a simultaneous feasibility test. The purpose of the test shall be to determine whether the NEPOOL Transmission System, under security constrained conditions, could accommodate all the potential transactions represented by a defined set of FCRs.

The System Operator shall maintain a record of the FCRs, containing such information as is necessary to administer the system of FCRs including, but not limited to, each FCR's designated origin and destination Nodes and settlement Locations and/or Reliability Regions, Megawatt amount, registered Holder, and the period during which the FCR is valid. FCR Holders shall provide the System Operator with such information regarding the FCRs as is reasonably requested by the System Operator for the administration of the system of FCRs.

An FCR Holder may, to the extent permitted by the Market Rules, subdivide FCRs into individually transferable components representing the intermediate points of injection and withdrawal contained within the FCR's path, such that an FCR from point A to point C, for example, may be subdivided prior to transfer based on the intermediate point B, resulting in two individually transferable FCRs, one from point A to point B, and one from point B to point C. Likewise, the Holder of an FCR that is valid for more than one hour may, to the extent permitted by the Market Rules, subdivide that FCR into individually transferable components representing subsets of those hours. For example, an FCR valid during January and February may be subdivided into an FCR valid during January and an FCR valid during February, each of which would be individually transferable.

FCRs awarded in the FCR Auction or acquired through subsequent bilateral transactions may be reconfigured, but only through the System Operator. The System Operator shall facilitate the transfer and reconfiguration of FCRs, ensure their simultaneous feasibility, and register the FCR Holders of the reconfigured FCRs.

In effecting the award or transfer of any FCR that can be subdivided into any of the following general and specific components, the System Operator shall subdivide the FCR into its general and specific components and record the FCR as having such components. The general components are Load Zone and/or Reliability Region to Load Zone and/or Reliability Region, Hub to Load Zone and/or Reliability Region, Load Zone and/or Reliability Region to Hub. The specific components are Node or External Node to Load Zone and/or Reliability Region in which the Node or External Node is located, Load Zone and/or Reliability Region to Node or External Node contained in the Load Zone and/or Reliability Region, and Node or External Node to Node or External Node contained in the same Load Zone and/or Reliability Region.

C. FCR Payments: Except as provided in Section E below, each FCR Holder shall be entitled to receive for each hour of the Dispatch Day for which that FCR is valid an FCR Payment for an FCR when the Congestion Component of the Locational Price at the FCR's specified destination Location and/or Reliability Region exceeds the Congestion Component of the Locational Price at the FCR's specified origin Location and/or Reliability Region. Such FCR Payment shall equal the amount (in $/megawatthour) by which the Congestion Component of the Locational Price at the FCR's specified destination Location and/or Reliability Region exceeds the Congestion Component of the Locational Price at the FCR's specified origin Location and/or Reliability Region, multiplied by the Megawatt designation of the FCR for that hour. The FCR Holder shall be entitled to receive such FCR Payments independent of the FCR Holder's actual use of the NEPOOL Transmission System.

In the event that in any hour of the Dispatch Day in which an FCR is valid the Congestion Component of the Locational Price at an FCR's specified origin Location and/or Reliability Region exceeds the Congestion Component of the Locational Price at the FCR's specified destination Location and/or Reliability Region, the FCR Holder of that FCR shall be obligated to make an FCR Payment. Such FCR Payment shall equal the amount (in $/megawatthour) by which the Congestion Component of the Locational Price at the FCR's specified origin Location exceeds the Locational Price at the FCR's specified destination Location, multiplied by the Megawatt designation of the FCR, for that hour. The FCR Holder shall be obligated to make such FCR Payments independent of the FCR Holder's actual use of the NEPOOL Transmission System.

D. FCR Settlements: FCRs may be acquired from: Node to Node, Node to External Node, Node to Hub, Node to Load Zone, Node to Reliability Region; External Node to Node, External Node to External Node, External Node to Hub, External Node to Load Zone, External Node to Reliability Region; Hub to Node, Hub to External Node, Hub to Hub (if multiple Hubs are established), Hub to Load Zone, Hub to Reliability Region; Load Zone to Hub, Load Zone to Node, Load Zone to External Node, Load Zone to Load Zone, Load Zone to Reliability Region; Reliability Region to Node, Reliability Region to External Node, Reliability Region to Hub, Reliability Region to Load Zone, and Reliability Region to Reliability Region. Each FCR shall be settled based on its designated settlement Locations and/or Reliability Regions.

FCRs shall be settled for the Day-Ahead Market not the Real-Time Market. FCRs shall be settled based on the difference between the Congestion Components of the relevant Locational Prices at the origin and destination Locations and/or Reliability Regions.

E. Congestion Revenue Shortfalls or Surpluses: There may be instances (resulting from physical conditions on the NEPOOL Transmission System or other reasons) in which the total Congestion Revenue collected by the System Operator will be less or more than the sum of all Target FCR Payments, creating Congestion Revenue Shortfalls or Surpluses. A cash reserve in the Congestion Revenue Fund shall be established and maintained by the System Operator so as to minimize the impact on FCR Holders of Congestion Revenue Shortfalls. During each month, a Congestion Revenue Surplus would increase the cash reserve, and a Congestion Revenue Shortfall would decrease the cash reserve.

The System Operator shall calculate the Congestion Revenue collected and the total Target FCR Payments on an hourly basis. The System Operator shall determine total Target FCR Payments by summing the Target FCR Payments in a given hour over all FCRs. The actual Congestion Revenue collections in each hour shall be calculated through the following steps:

(1) multiplying the withdrawals at each Location and/or Reliability Regions by the Congestion Component of the Locational Price applying to that withdrawal;

(2)     summing the calculation in Step 1 over all withdrawals;

(3) multiplying the injections at each Node by the Congestion Component of the Nodal Price applying to that injection;

(4)     summing the calculation in Step 3 over all injections; and

(5) subtracting the total calculated in Step 4 from the total calculated in Step 2.

If the actual Congestion Revenue collected in each hour, summed over all hours in a billing month, exceeds the total Target FCR Payments for each hour, summed over all hours in that billing month, then the difference will constitute a Congestion Revenue Surplus for that billing month. All Congestion Revenue Surpluses will be added to the Congestion Revenue Fund, and all FCR Payments made from the Congestion Revenue Fund to FCR Holders for that billing month shall be equal to the Target FCR Payments to those FCR Holders.

If the actual Congestion Revenue collected in each hour, summed over all hours in a billing month, is less than the total Target FCR Payments for each hour, summed over all hours in that billing month, then the difference will constitute a Congestion Revenue Shortfall for that billing month. If there is a Congestion Revenue Shortfall for that billing month, but that Congestion Revenue Shortfall is not greater than the balance of the Congestion Revenue Fund cash reserve entering the month, then the Congestion Revenue Shortfall shall be deducted from the Congestion Revenue Fund, and all FCR Payments made from the Congestion Revenue Fund to FCR Holders for that billing month shall be equal to the Target FCR Payments to those FCR Holders.

If the Congestion Revenue Shortfall for a month is greater than the balance of the Congestion Revenue Fund cash reserve entering the month, then that balance as of the conclusion of that month shall be set to zero, and the funds in the Congestion Revenue Fund will be used to make FCR Payments to FCR Holders. However, these funds, in combination with the Congestion Revenue collected in that billing month, will not be sufficient to permit the FCR Payment to each FCR Holder to be equal to the Target FCR Payment to that FCR Holder for every hour in that billing month. Consequently, each FCR Payment made by the Congestion Revenue Fund to an FCR Holder for an hour in that month shall be set equal to the Target FCR Payment that would have been payable to that FCR Holder for that hour multiplied by a proportionality factor. This proportionality factor (which shall be the same for all hours and all FCRs) shall be the number that makes the sum of all FCR Payments made by the Congestion Revenue Fund for that billing month equal to the sum of: (1) the balance of the Congestion Revenue Fund at the beginning of that billing month; (2) the Congestion Revenue collected for that billing month; (3) the FCR Payments made by FCR Holders to the Congestion Revenue Fund for that billing month; and (4) the amount paid, if any and to the extent provided for in the Market Rules, by generators interconnecting with the NEPOOL Transmission System for redispatch caused by interconnecting such generators.

When an FCR Holder is obligated to make an FCR Payment in accordance with Section C above, the FCR Holder shall be obligated to make a payment to the Congestion Revenue Fund equal to the Target FCR Payment. This obligation shall not be affected by the existence of a Congestion Revenue Shortfall or Surplus.

At the end of each calendar year, the balance of the Congestion Revenue fund will first be used to pay the holder of any FCR who received less than the Target FCR Payment with respect to that FCR in a month during the calendar year. To the extent that the balance is not sufficient to pay all such Target FCR Payment shortfalls, the shortfalls will be multiplied by a proportionality factor that makes the sum of all shortfalls equal to the balance in the Congestion Revenue fund. To the extent that the balance exceeds the amount required to pay all shortfalls, any remaining balance, with the exception of any amount that is retained in the Congestion Revenue Fund pursuant to the Market Rules, shall be allocated to those entities who paid for Congestion Cost either under the Agreement or the Tariff. Such allocation shall be in accordance with the Market Rules.

F. FCR Auctions: Prior to the implementation of CMS, and on an annual and monthly basis following the CMS/MSS Effective Date, the System Operator shall perform a simultaneous feasibility test using appropriate power flow models of security-constrained dispatch to determine the feasible set of simultaneous FCRs that can be offered in the annual and monthly FCR Auctions. Such test shall take into account already awarded FCRs (following the first FCR Auction), and outages of both individual generation units and transmission facilities. Such tests shall be based on reasonable assumptions about the configuration and availability of transmission capability during the period covered by the FCR Auction. The System Operator shall perform the simultaneous feasibility test with the purpose of ensuring that there will be adequate Congestion Revenue under expected conditions to fund FCR Payments made to the purchasers of FCRs sold in the FCR Auction.

FCRs shall be reconfigured and awarded in the FCR Auction to maximize the valuation of the awarded FCRs (based on buyers' bids) net of the value of the offered FCRs (based on sellers' reservation prices in the case of previously awarded FCRs offered for sale, or based on a zero price in the case of FCRs supporting payments to ARR Holders), subject to the constraint that the awarded FCRs must be simultaneously feasible in a security constrained dispatch in conjunction with all FCRs already awarded in the FCR Auction or acquired through subsequent bilateral transactions and held by FCR Holders and not offered into the auction.

Based on the outcome of the System Operator's simultaneous feasibility tests, FCRs shall be made available to Eligible FCR Bidders through periodic FCR Auctions conducted by the System Operator or another authorized agent of the NEPOOL Participants. An "Eligible FCR Bidder" is an entity that has satisfied the reasonable creditworthiness criteria set by the Participants Committee, and shall not include the Auctioneer, its affiliates, and their officers, directors, employees, consultants and other representatives.

FCR Auctions shall initially be held on both a biannual and a monthly basis. In the initial biannual FCR Auction, the maximum term of the awarded FCRs shall be six months. Ten percent of the transfer capacity of the NEPOOL Transmission System will be made available to support the sale in this initial auction of FCRs with a term of six months. During the second biannual FCR Auction, twenty-five percent of the transfer capacity of the NEPOOL Transmission System will be made available to support FCRs with a term of six months. During this initial twelve-month period, following each biannual FCR Auction, the remaining transfer capability of the NEPOOL Transmission System will be made available to support the sale of FCRs with a term of one month in the monthly FCR Auctions.

Following the initial auctions, FCR Auctions shall be held on both an annual and a monthly basis. Fifty percent of the feasible FCRs that can be made available with a term of one (1) year to five (5) years (in one-year increments for the five calendar years immediately subsequent to the FCR Auction) shall be made available in the annual FCR Auction conducted in accordance with the Market Rules.

Each Eligible FCR Bidder may submit bids in the annual FCR Auction for FCRs for a single year or for multiple years in the five-year period covered by the auction. Each Eligible FCR Bidder in the annual FCR Auction shall specify the year or years for which it wishes to purchase a specified FCR.

After the annual FCR Auction has been conducted, the remaining feasible FCRs, each having a term of one month, shall be made available in monthly FCR Auctions conducted in accordance with the Market Rules.

After each auction of monthly FCRs is complete, a residual FCR sale mechanism shall be established pursuant to the Market Rules, in which any FCR that is simultaneously feasible in conjunction with all outstanding FCRs may be purchased on a daily, peak and off-peak basis for any day of the next month.

Each offer to sell a previously awarded FCR shall identify the FCR by Megawatt quantity and the FCR's origin and destination Locations and/or Reliability Regions and other pertinent information as required by the Market Rules. An offer to sell a specified Megawatt quantity of FCRs shall be deemed an offer to sell a quantity of FCRs equal to or less than the specified quantity. An offer to sell may not specify a minimum quantity being offered. Each offer to sell a previously awarded FCR may specify a reservation price, below which the offeror will not sell the FCR.

Each bid to buy an FCR shall specify the Megawatt quantity, price per Megawatt, and specific origin and destination Locations and/or Reliability Regions of the FCR and other pertinent information as required by the Market Rules. A bid to purchase a specified Megawatt quantity of FCRs shall be deemed a bid to purchase a quantity of FCRs equal to or less than the specified quantity. A bid to purchase may not specify a minimum quantity that the bidder wishes to purchase. A bid to purchase may specify any origin and destination Locations and/or Reliability Regions for which the System Operator calculates Locational Prices.

Offers and bids in the FCR Auction may specify on-peak and off-peak time periods of the Dispatch Day for which an FCR will be valid.

The System Operator shall model all existing FCRs not offered into the FCR Auction in the simultaneous feasibility test as fixed injections and withdrawals on the NEPOOL Transmission System for their remaining term, thereby in effect reserving the transfer capability required to honor the existing FCR. FCRs to and from a Hub shall be treated in the simultaneous feasibility test as injections and withdrawals at each Node comprising that Hub, with the amount injected or withdrawn at each such Node corresponding to the weight assigned by the System Operator to that Node when calculating the Hub Price at that Hub in the Day-Ahead Market. FCRs to and from Load Zones and/or Reliability Regions shall be treated in the simultaneous feasibility test as injections and withdrawals at each Node in that Load Zone and/or Reliability Regions, with the amount injected or withdrawn at each such Node corresponding to the weights assigned by the System Operator to that Node when calculating the Zonal Price for that Load Zone and/or Reliability Regions in the Day-Ahead Market. The System Operator's simultaneous feasibility test shall also test for revenue adequacy under future Load Zone and/or Reliability Regions definitions through a second test in which FCRs with a term of one year or more to and from Load Zones and/or Reliability Regions would be treated as injections and withdrawals at the designated origin and destination Locations and/or Reliability Regions for each FCR.

Each winning bidder for an FCR in an FCR Auction shall pay the market- clearing price as determined by the FCR Auction, for the awarded FCR when that price is positive. If the market-clearing price for the awarded FCR is negative, the winning bidder for that FCR shall receive a payment equal to the absolute value of the market-clearing price for that FCR. Each seller of an FCR in the FCR Auction shall be paid the market-clearing price, as determined by the FCR Auction, for the FCR sold when that price is positive. If the market-clearing price for the FCR sold is negative, the seller of that FCR shall make a payment equal to the absolute value of the market-clearing price for that FCR. As soon as feasible and in accordance with the Market Rules, the System Operator shall post on its Internet website the market- clearing price of each FCR sold in the FCR Auction.

Revenues from the FCR Auctions shall be collected by the System Operator or another authorized agent of the NEPOOL Participants and held in the Auction Revenue Fund. FCR Auction Revenue shall be allocated to FCR Holders who sell their FCRs in the FCR Auction and to Auction Revenue Rights Holders as described in Schedule 15 and Section 49.

G. FCRs as Options: To the extent feasible, as determined by the Participants Committee and the System Operator, FCRs in the form of financial options shall be available through the FCR Auctions. The rules governing such option type FCRs, if such FCRs have been determined feasible, shall be stated in the Tariff and detailed in the NEPOOL System Rules.

H.     Additional Rules and Procedures:       Consistent with this Schedule 14,
the implementation of its provisions shall further be detailed, defined and carried out pursuant to the Market Rules.




                            SCHEDULE 15

                        Auction Revenue Rights

Auction Revenue Rights ("ARRs") are rights to receive FCR Auction Revenues from the sale of FCRs other than FCRs sold by FCR Holders. ARRs shall be determined and allocated to Congestion Paying Entities, Transmission Customers and NEMA LSEs (including any of the foregoing that are parties to Excepted Transactions that are included in the list of transactions in Attachments G and G-2 of the Tariff), using a four-stage process as described below (the "ARR Allocation").

A.     First Stage of ARR Allocation

(1) Excepted Transactions. In the first stage of each ARR Allocation, each entity serving load to which Energy is delivered pursuant to an Excepted Transaction included in the list of transactions in Attachments G and G-2 of the Tariff, and which is the party responsible for paying Congestion Cost associated with Energy purchased under the Excepted Transaction shall have the option to be allocated ARRs from the generator to the location of the load. Alternatively, each seller delivering Energy pursuant to an Excepted Transaction to an entity serving load and which seller is the party responsible for paying Congestion Cost associated with Energy purchased under the Excepted Transaction shall have the option to be allocated ARRs from the generation source to the load.

In order to be eligible to receive ARRs in association with an Excepted Transaction, each entity to which Energy is delivered pursuant to an Excepted Transaction or which delivers Energy pursuant to an Excepted Transaction must request that it be allocated ARRs pursuant to this section prior to the second stage of the ARR Allocation. The first-stage ARR Allocation to an entity serving load to which Energy is delivered pursuant to an Excepted Transaction who makes such a request shall be equal to the number of Megawatts of Energy to be delivered to that customer under the Excepted Transaction. The origin Node or External Node for those ARRs shall match the generation source for any such Excepted Transaction and the destination Locations and/or Reliability Regions for those ARRs shall match the location of the load served by those Excepted Transactions. The first-stage ARR Allocation to an entity selling Energy to an entity serving load to which Energy is delivered pursuant to an Excepted Transaction who makes such a request shall be equal to the number of Megawatts of Energy to be delivered by that selling entity under the Excepted Transaction. The origin Node or External Node for those ARRs shall match the generation source for any such Excepted Transaction and the destination Locations and/or Reliability Regions for those ARRs shall match the Locations and/or Reliability Regions of the load served by those Excepted Transactions.

Each entity shall be entitled to make requests for ARRs under the terms of this section until the Excepted Transaction has terminated, or ten years from the CMS/MSS Effective Date, whichever is earlier.

(2) Transmission Customers and Congestion Paying Entities. ARRs shall be allocated to each Congestion Paying Entity and Transmission Customer from each NEPOOL generator and tie line source in proportion to the capacity of the generator and tie line source and in proportion to the Monthly Peak Load served by that Congestion Paying Entity or Transmission Customer, provided, however, that the allocation of first-stage ARRs to Transmission Customers under this Section A(2) shall be in proportion to: (i) the Transmission Customer's Monthly Peak Load not served by a Congestion Paying Entity, less (ii) any portion of the Transmission Customer's or Congestion Paying Entity's load for which ARRs have been allocated pursuant to the Excepted Transaction election described above. The determination of the first-stage ARR Allocation to Transmission Customers and Congestion Paying Entities shall be performed using the following formula:

Nijkt = Git * (Ljkt/Lt),

where:

Nijkt = the amount of ARRs from Node or External Node i to Reliability Region j awarded to Transmission Customer or Congestion Paying Entity k for month t;

Git =     the total rated capacity for month t of generators or the capacity during month t-1 of tie line capacity located at node i;

Ljkt= the Monthly Peak Load of Transmission Customer or Congestion Paying Entity k calculated on the basis of its Monthly Peak Load during the same month t of the prior year in Reliability Region j, less any portion of that Monthly Peak Load (up to a maximum of the total Monthly Peak Load) for which ARRs have been allocated in association with Excepted Transactions as described above; and

Lt = total Monthly Peak Load during month t of the prior year.

The total quantity of ARRs assigned pursuant to this Section A(2) to Transmission Customer or Congestion Paying Entity k in month t shall be:

(EQUATION)

B. Second Stage of ARR Allocation: The amount of ARRs allocated to each entity in the first stage of each ARR Allocation may be modified in the second stage of that ARR Allocation. The second stage of each ARR Allocation shall determine the final allocation of ARRs to all ARR Holders for that FCR Auction, except for NEMA LSEs. Allocations of ARRs to NEMA LSEs may be modified in the third and fourth stages of the ARR Allocation for each FCR Auction.

The second stage of each ARR Allocation shall be performed using the following procedure, which will be adjusted on an annual and monthly basis to account for changes in available transmission capacity, load ratio shares, transfer of load obligations and the termination or expiration of Excepted Transactions. The System Operator shall make such adjustments in accordance with the allocation methodology described below, the Agreement, and NEPOOL System Rules.

Step 1: Begin with the combination of all ARRs included in the first-stage ARR Allocation described in Section A above. This set of ARRs almost certainly will not be simultaneously feasible.

Step 2:      Hold the FCR Auction as described in Section F of Schedule 14.

Step 3: Through the following steps, eliminate ARRs having a negative value in the FCR Auction and then reduce the set of remaining ARRs defined in Step 1 proportionately on a per Megawatt of constraint impact basis as necessary to arrive at a set of ARRs that is simultaneously feasible in a contingency constrained dispatch.

3(a):     Identify all ARRs determined in Step 1 that receive a positive value
(in $/Megawatt) in the FCR Auction.

3(b):     Test whether the ARRs identified in Step 3(a) are simultaneously feasible.

3(c):     If the ARRs identified in Step 3(a) are simultaneously feasible, go to
Step 4.

3(d): If the ARRs identified in Step 3(a) are not simultaneously feasible, calculate the pre- and post-contingency power flows associated with dispatching the system to honor the ARRs defined in Step 3(a).

3(e): Identify the constraint whose relief would require the largest proportionate reduction in all of the ARRs defined in Step 3(a) that increase flows over that constraint. Reduce proportionately on a per Megawatt of constraint impact basis all ARRs defined in Step 3(a) that increase flows over this constraint until the constraint is relieved.

3(f): Test whether the ARRs identified in Step 3(e) are simultaneously feasible. If the set of ARRs defined in Step 3(e) is simultaneously feasible, proceed to Step 4.

3(g): Otherwise, calculate the pre- and post-contingency power flows associated with dispatching the system to honor the ARRs defined in Step 3(e).

3(h): Identify the constraint whose relief would require the largest proportionate reduction in all of the ARRs defined in Step 3(e) that increase flows over that constraint. Reduce proportionately on a per Megawatt of constraint impact basis all ARRs defined in Step 3(e) that increase flows over this constraint until the constraint is relieved.

3(i)     Repeat Steps 3(f) through 3(h) as necessary until a simultaneously feasible set of ARRs is obtained.

3(j) If as a result of the application of Steps 3(e) through 3(i) any of the constraints over which ARRs were reduced in Steps 3(e) through 3(i) is no longer binding, ARRs defined in Step 3(a) that have been reduced in Steps 3(e) through 3(i) and do not exacerbate any binding transmission constraint would be proportionately scaled up until a transmission constraint becomes binding.

The allocation process ends here if NEMA is not significantly constrained and the ARRs allocated at the conclusion of Step 3(j) constitute the final allocation of ARRs.

Step 4. The ARR Allocation determined in the preceding steps shall be divided into two sets: ARRs allocated to entities that are not NEMA LSEs, and ARRs allocated to NEMA LSEs.

NEMA LSEs are Transmission Customers and Congestion Paying Entities that serve load within NEMA.

C. Third Stage of ARR Allocation. The ARRs allocated to NEMA LSEs, as determined in the first two stages of each ARR Allocation, may be modified further in the third and fourth stages of the ARR Allocation. The third and fourth stages of any ARR Allocation shall not change the amount or origin Nodes or External Nodes or destination Locations and/or Reliability Regions of any ARRs allocated to entities that are not NEMA LSEs as of the conclusion of the second stage of that ARR Allocation.

For the purposes of this stage, a set of "Stage 3 ARRs" shall be defined as follows: Certain NEMA LSEs which have long-term purchase contracts in effect as of November 1, 1999 for generation resources with delivery points in NEMA, excluding long-term purchase contracts covered by Excepted Transactions, ("NEMA Contracts") shall be allocated Stage 3 ARRs. The NEMA Contracts for these NEMA LSEs' respective generation resources and entitlements, which entitle them to Stage 3 ARRs subject to verification that the NEMA Contracts meet the criteria specified in the preceding sentence, are listed in Attachment 1 to this Schedule
15. Each NEMA LSE listed in Attachment 1 shall provide by October 1, 2000 to the System Operator and shall make available upon request to each NEMA LSE, copies of its NEMA Contract(s) in the form that such contracts existed as of November 1, 1999, together with copies of any subsequent modifications or amendments, any notices of termination, and any notices or elections shortening the term or reducing the amount of power to be purchased under its NEMA Contract(s). For as long as a NEMA LSE listed in Attachment 1 has a right to request Stage 3 ARRs, it shall have an ongoing obligation to provide, in a timely manner, each NEMA LSE and the System Operator with copies of any further modifications or amendments, any notices of termination, and any notices or elections shortening the term or reducing the amount of power to be purchased under its NEMA Contract. The amount of Stage 3 ARRs that will be allocated to each NEMA LSE shall be equal to the sum of the Megawatts of entitlement specified in each NEMA LSE's NEMA Contract(s) calculated based on the winter capability period (the period from the beginning of October through the end of May) capacity during months of the winter capability period and the summer capability period (the period from the beginning of June through the end of September) capacity during the months of the summer capability period subject to the limitation that the Stage 3 ARRs allocated to each NEMA LSE shall not exceed that NEMA LSE's Monthly Peak Load during that month of the prior year, as defined in the NEPOOL Tariff. The origin Node or External Node for the Stage 3 ARRs allocated to NEMA LSEs shall match the Node or External Node where Energy was purchased in association with the NEMA Contracts listed in Attachment 1, and the destination Location for the Stage 3 ARRs allocated to NEMA LSEs shall match the Location of the load served by that NEMA LSE in association with that contract.

The NEMA LSEs identified in Attachment 1 to this Schedule 15 shall be entitled to make requests for Stage 3 ARRs under the terms of this section until the earlier of the expiration of the term of each of its NEMA Contract(s) in effect as of November 1, 1999, but excluding any optional extensions which had not been exercised as of November 1, 1999, or until NEMA is no longer significantly constrained. To the extent that such a NEMA LSE transfers to other another entity the responsibility under the Agreement or the Tariff for paying for the Congestion Cost and RMR Charge, resulting from the NEMA LSE's NEMA Contract, the entity assuming such responsibility shall receive the entitlement to the NEMA LSE's Stage 3 ARRs in lieu of the NEMA LSE receiving that entitlement.

The third stage of each ARR Allocation shall be performed using the following procedure, which will be adjusted on an annual and monthly basis to account for changes in available transmission capacity, load ratio shares, transfer of load obligations, reductions in or resale of purchase amounts under NEMA Contracts, and the termination of the NEMA Contract(s) or expiration of the term of the NEMA Contract(s) in effect as of November 1, 1999, but excluding any optional extensions which had not been exercised as of November 1, 1999. The System Operator shall make such adjustments in accordance with the allocation methodology described below, the Agreement, and the NEPOOL System Rules:

Step 1:       Begin with the set of all Stage 3 ARRs.

Step 2: Through the following steps, eliminate Stage 3 ARRs having a negative value in the FCR Auction and then reduce the set of remaining Stage 3 ARRs proportionately on a per Megawatt of constraint impact basis as necessary to arrive at a set of ARRs that is simultaneously feasible in a contingency constrained dispatch.

2(a): Identify all ARRs determined in Step 1 that receive a positive value (in $/Megawatt) in the FCR Auction. Then add the set of all non-NEMA ARRs as determined in Step 4 of Stage 2 to the remaining Stage 3 ARRs.

2(b):     Test whether the ARRs identified in Step 2(a) are simultaneously feasible.

2(c):     If the ARRs identified in Step 2(a) are simultaneously feasible, go to
Step 3.

2(d): If the ARRs identified in Step 2(a) are not simultaneously feasible, calculate the pre- and post-contingency power flows associated with dispatching the system to honor the ARRs defined in Step 2(a).

2(e): Identify the constraint whose relief would require the largest proportionate reduction in all of the Stage 3 ARRs defined in Step 2(a) that increase flows over that constraint. Reduce proportionately on a per Megawatt of constraint impact basis all Stage 3 ARRs defined in Step 2(a) that increase flows over this constraint until the constraint is relieved.

2(f): Test whether the ARRs identified in Step 2(e) are simultaneously feasible. If the set of ARRs defined in Step 2(e) is simultaneously feasible, proceed to Step 3.

2(g): Otherwise, calculate the pre- and post-contingency power flows associated with dispatching the system to honor the ARRs defined in Step 2(e).

2(h): Identify the constraint whose relief would require the largest proportionate reduction in all of the Stage 3 ARRs defined in Step 2(e) that increase flows over that constraint. Reduce proportionately on a per Megawatt of constraint impact basis all Stage 3 ARRs defined in Step 2(e) that increase flows over this constraint until the constraint is relieved.

2(i)     Repeat Steps 2(f) through 2(h) as necessary until a simultaneously feasible set of ARRs is obtained.

2(j) If as a result of the application of Steps 2(e) through 2(i) any of the constraints over which ARRs were reduced in Steps 2(e) through 2(i) is no longer binding, ARRs defined in Step 2(a) that have been reduced in Steps 2(e) through 2(i) and do not exacerbate any binding transmission constraint would be proportionately scaled up until a transmission constraint becomes binding.

Step 3.     Remove the non-NEMA ARRs.  The remaining ARRs will be the ARRs for the NEMA Contracts.

D. Fourth Stage of ARR Allocation. The fourth stage of the ARR Allocation shall determine the final allocation of ARRs for a given FCR Auction. The fourth stage shall only affect the allocation of ARRs to NEMA LSEs. For the purposes of this step, a set of "Stage 4 ARRs" shall be defined. Each NEMA LSE shall be allocated Stage 4 ARRs, using the following formula:

Nikt = Aikt * Xkt

where:

Nikt = the amount of Stage 4 ARRs from Node or External Node i to the Locations within NEMA allocated to NEMA LSE k for month t;

Aikt = the amount of ARRs from Node i to NEMA that had been allocated to NEMA LSE k for month t as of the conclusion of the second stage of the ARR Allocation; and

Xkt = the ratio of (the Monthly Peak Load of NEMA LSE k calculated on the basis of its Monthly Peak Load during the same month t of the prior year less the allocation of ARRs for NEMA Contracts to NEMA LSE k for month t) to the Monthly Peak Load of NEMA LSE k in month t of the prior year.

The fourth stage of each ARR Allocation shall be performed using the following procedure, which will be adjusted on an annual and monthly basis to account for changes in available transmission capacity, load ratio shares, transfer of load obligations, reductions in purchase amounts under NEMA Contracts, and the termination of the NEMA Contract(s) or expiration of the term of the NEMA Contract(s) in effect as of November 1, 1999, but excluding any optional extensions which had not been exercised as of November 1, 1999. The System Operator shall make such adjustments in accordance with the allocation methodology described below, the Agreement, and NEPOOL System Rules:
Step 1:     Begin with the set of all Stage 4 ARRs.

Step 2: Through the following steps, eliminate negatively-valued Stage 4 ARRs and then reduce the set of remaining Stage 4 ARRs proportionately on a per Megawatt of constraint impact basis as necessary to arrive at a set of ARRs that is simultaneously feasible in a contingency constrained dispatch.

2(a): Identify all ARRs determined in Step 1 that receive a positive value (in $/Megawatt) in the FCR Auction. Then add the set of all non-NEMA ARRs and all ARRs for NEMA Contracts to the remaining Stage 4 ARRs.

2(b):     Test whether the ARRs identified in Step 2(a) are simultaneously feasible.

2(c):     If the ARRs identified in Step 2(a) are simultaneously feasible, go to
Step 3.

2(d): If the ARRs identified in Step 2(a) are not simultaneously feasible, calculate the pre- and post-contingency power flows associated with dispatching the system to honor the ARRs defined in Step 2(a).

2(e): Identify the constraint whose relief would require the largest proportionate reduction in all of the Stage 4 ARRs defined in Step 2(a) that increase flows over that constraint. Reduce proportionately on a per Megawatt of constraint impact basis all Stage 4 ARRs defined in Step 2(a) that increase flows over this constraint until the constraint is relieved.

2(f):     Test whether the ARRs identified in Step 2(e) are simultaneously feasible. If the set of ARRs defined in Step 2(e) is simultaneously feasible, proceed to Step 3.

2(g):     Otherwise, calculate the pre- and post-contingency power flows associated with dispatching the system to honor the ARRs defined in Step
2(e).

2(h): Identify the constraint whose relief would require the largest proportionate reduction in all of the Stage 4 ARRs defined in Step 2(e) that increase flows over that constraint. Reduce proportionately on a per Megawatt of constraint impact basis all Stage 4 ARRs defined in Step 2(e) that increase flows over this constraint until the constraint is relieved.

2(i)     Repeat Steps 2(f) through 2(h) as necessary until a simultaneously feasible set of ARRs is obtained.

2(j) If as a result of the application of Steps 2(e) through 2(i) any of the constraints over which ARRs were reduced in Steps 2(e) through 2(i) is no longer binding, ARRs defined in Step 2(a) that have been reduced in Steps 2(e) through 2(i) and do not exacerbate any binding transmission constraint would be proportionately scaled up until a transmission constraint becomes binding.

Step 3. The remaining ARRs constitute the final allocation of ARRs. Holders of ARRs in this allocation shall be deemed ARR Holders.

E. Payments to ARR Holders. Each ARR Holder shall be entitled to receive a share of the Auction Revenues from each annual or monthly FCR Auction reflecting the value in that auction of FCRs, other than those sold by FCR Holders, corresponding to its ARRs, whether or not such specific FCRs are actually sold. This share shall equal the amount of ARRs (quantified in Megawatts) received in the final allocation of ARRs with specified origin Nodes or External Nodes and destination Locations and/or Reliability Regions that it holds which cover the period for which FCRs were sold in that auction, multiplied by the value determined in that FCR Auction for FCRs with the same origin Nodes or External Nodes and destination Locations and/or Reliability Regions as the ARRs. The determination of the FCRs awarded in each FCR Auction shall be subject to a simultaneous feasibility test in accordance with Schedule 14. The amount of feasible FCRs available in the FCR Auction (and the corresponding Auction Revenues and payments to ARR Holders) will vary depending on transmission system conditions.

F. Annual and Monthly ARR Adjustments. ARR Holders who receive a share of the Auction Revenues from FCRs sold in the annual FCR Auction and whose load serving responsibility (as reflected in the NEPOOL market settlement system) decreases in subsequent months in the same year shall retain the annual ARR payments, but shall be allocated a smaller share of ARRs, in proportion to their decrease in load ratio share, to the monthly Auction Revenues.

G. Incremental ARRs. An entity who pays for new transmission upgrades which increase transfer capability on the NEPOOL Transmission System, making it possible for the System Operator to award additional FCRs in the FCR Auction, shall be awarded ARRs. The amount of ARRs awarded to such an entity, and the origin and destination Locations and/or Hubs for those ARRs, shall be consistent with the FCRs that were made possible by the transmission upgrade, as determined by the System Operator and the FCRs awarded in the auction. The award shall be in direct proportion to the percentage of the costs of the upgrade paid by such entity, and shall continue for so long as the entity supports the costs of the upgrade. ARRs awarded to an entity who pays for transmission upgrades will not be subject to reduction in Stages 2, 3 and 4 of the ARR Allocation process described above. To the extent that transmission upgrades resulting in new transfer capability are paid for through the Pool RNS Rate, any Auction Revenue Rights associated with the sale of FCRs made possible by such upgrades, other than FCRs sold by FCR Holders, shall be allocated to Transmission Customers and Congestion Paying Entities on a Monthly Peak Load basis.

H. Additional Rules and Procedures. Consistent with this Schedule 15, the implementation of its provisions shall further be detailed, defined and carried out pursuant to Market Rules.



                       ATTACHMENT 1 TO SCHEDULE 15


                                     TABLE 1

                                 NEMA CONTRACTS

NEMA Load-Serving Entity                   NEMA Contract Entitlements(FN1)

Danvers                                    1.  Millstone 3 (.263%)
                                           2.  Seabrook (1.12%)
                                           3.  Stony Brook Combined Cycle
                                               (8.457%)
                                           4.  Stony Brook 2A (11.555%)
                                           5.  Stony Brook 2B (11.555%)
                                           6.  Vermont Yankee (1.08 MW)
                                           7.  Hydro Quebec (2.93 MW
                                              (winter))
                                           8.  NYPA (2.44 MW)

Georgetown                                 1.  Millstone 3 (.021%)
                                           2.  Seabrook (.096%)
                                           3.  Stony Brook Combined Cycle
                                               (.736%)










------
(FN1) NEMA Contract entitlements are stated by percentage in case of unit entitlements held on percentage basis, and by megawatts (MW) where contract states entitlement in MW.



                                           4.  Stony Brook 2A (1.014%)
                                           5.  Stony Brook 2B (1.014%)
                                           6.  Vermont Yankee (.144 MW)
                                           7.  System Power (Select Energy)
                                              (2.0 MW)
                                           8.  Hydro Quebec (.280 MW
                                              (winter))
                                           9.  NYPA (.620 MW)

Ipswich                                    1.  Millstone 3 (.061%)
                                           2.  Seabrook (.107%)
                                           3.  Stony Brook Combined Cycle
                                             (.293%)
                                           4.  Vermont Yankee (.522 MW)
                                           5.  NYPA (1.35 MW)

Marblehead                                 1.  Millstone 3 (.154%)
                                           2.  Seabrook (.135%)
                                           3.  Stony Brook Combined Cycle
                                               (2.64%)
                                           4.  Stony Brook 2A (1.598%)
                                           5.  Stony Brook 2B (1.598%)
                                           6.  Wyman 4 (.279%)
                                           7.  Vermont Yankee (.655 MW)
                                           8.  Hydro Quebec (1.040 MW
                                              (winter))
                                           9.  NYPA (2.140 MW)

Middleton                                  1.  Millstone 3 (.044%)
                                           2.  Seabrook (.328%)
                                           3.  Stony Brook Combined Cycle
                                              (.878%)
                                           4.  Stony Brook 2A (1.892%)
                                           5.  Stony Brook 2B (1.892%)
                                           6.  Wyman 4 (.101%)
                                           7.  Vermont Yankee (.213%)
                                           8.  System Power (NU) (10.5 MW)
                                           9.  Hydro Quebec (.580 MW
                                              (winter))
                                           10. NYPA (.6 MW)

Peabody                                    1.  Millstone 3 (.297%)
                                           2.  Seabrook (1.13%)
                                           3.  Stony Brook Combined Cycle
                                                (13.052%)
                                           4.  Vermont Yankee (1.693 MW)
                                           5.  Hydro Quebec (3.480 MW
                                              (winter))
                                           6.  NYPA (4.860 MW)

Reading                                    1.  Millstone 3 (.404%)
                                           2.  Seabrook (.635%)
                                           3.  Stony Brook Combined Cycle
                                              (14.453%)
                                           4.  Stony Brook 2A (19.516%)
                                           5.  Stony Brook 2B (19.516%)
                                           6.   System Power (NU) 15 MW
                                               (out of a total of 30 -
                                               remaining 15 MW are
                                               Excepted Transactions)
                                           7.  Hydro Quebec (5.710 MW
                                              (winter))

Wakefield                                  1.  Millstone 3 (.206%)
                                           2.  Seabrook (.387%)
                                           3.  Stony Brook (3.993%)
                                           4.  Stony Brook 2A (6.379%)
                                           5.  Stony Brook 2B (6.379%)
                                           6.  Wyman 4 (.440%)
                                           7.  Vermont Yankee (.885 MW)
                                           8.  Hydro Quebec (1.520 MW
                                               (winter))
                                           9.  NYPA (2.230 MW)

Concord                                    1.  Hydro Quebec (.890 MW
                                              (winter))

Groveland                                  1.  System Power (NU) (6.1 MW)
                                           2.  NYPA (.510 MW)

Merrimac                                   1.  System Power (NU) (4.9 MW)
                                           2.  NYPA (.520 MW)

Rowley                                     1.  System Power (NU) (6.7 MW)
                                           2.  Hydro Quebec (.2 MW (winter))
                                           3.  NYPA (.510)




                                   SCHEDULE 16

         System Restoration and Planning Service from Generators


System Restoration and Planning Service is necessary to ensure the continued reliable operation of the New England Transmission System. System Restoration and Planning Service enables the System Operator to designate specific generators interconnected to the transmission or distribution system at strategic locations capable of supplying load to re-energize the transmission system following a system-wide blackout. These designated generators are able to start without an outside electrical supply and are otherwise known as "Black Start Capable." The planning and maintenance of adequate capability for restoration of the NEPOOL Control Area following a blackout represents a benefit to all entities using the power system. Therefore, this service must be taken from the System Operator. In contrast to the System Restoration and Planning Service described herein, the actual supply of power that would allow a power producer to restart its own generating units may itself be self-supplied or purchased from another power producer independent of the NEPOOL Control Area arrangements formulated by the System Operator. The Black Start Capability intrinsic of System Restoration and Planning Service is to be provided by designated Participants through the System Operator.

I.  Rate Formulas

A Transmission Customer Purchasing either Regional Network Service under
Schedule 9 of this Agreement or Internal Point to Point Service under Schedule 10 of this Agreement, or a Transmission Customer making Unauthorized Use shall be required to pay NEPOOL for its share of Black Start Restoration and Planning Service ("Black Start Responsibility") as determined in accordance with the following formulas:

MRSR =       (EQUATION)

     Where:

MRSR =     The Transmission Customers' Monthly Restoration Service Rate.

NL = The aggregate of the individual sums of each Participant's or Non-Participant's Network Load for the billing month.

IPP = The aggregate of the individual sums of each Participant's or Non-Participant's maximum Reserved Capacity for Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the billing month.

UAU = The aggregate of the individual sums of each Participant's or Non-Participant's Maximum Unauthorized Use associated with Internal Point-to- Point Service for each load served within a Local Network or Network(s) during the month.

C = The annual cost of Service as determined from Supplement 1.

Each individual Participant's or Non-Participant's charge in any billing month would be calculated by the following formula:

     MC =     (MRSR)(NLi + IPPi + UAUi)

     Where

MC =     The Monthly Charge.

NLi = The sum of a Participant's or Non-Participant's Network Load for the billing month.

IPPi = The sum of a Participant's or Non-Participant's maximum Reserved Capacity for Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the billing month.

UAUi = The sum of a Participant's or Non-Participant's Maximum Unauthorized Use associated with Internal Point-to-Point Service for each load served within a Local Network or Network(s) during the month.

A separate charge for this service based upon the above rates will be added to the Transmission Customer's monthly bill. The above rates are based upon generator expense as determined by Supplement 1.

II.

III.     Compensation to Generators

A. Eligibility. In order to be designated as a "Black Start Generator" providing System Restoration Service and to be eligible for compensation under this Schedule 16 of the NEPOOL Open Access Transmission Tariff, a generator must meet the following criteria:

1. The unit is "Black Start Capable" in that it has the ability of being started without energy from other NEPOOL generating units in such a way that it meets all of the requirements stated in Operating Procedure 11 (Black Start Capability Eligibility & Testing Requirements); and

2. The unit owner, NEPOOL, and the System Operator agree that the unit should be designated Black Start Capable and accordingly is listed as a Black Start unit in Operating Procedure 11.

Each generator which is eligible for and seeks compensation under the NEPOOL Open Access Transmission Tariff for providing System Restoration Service shall execute an agreement with NEPOOL.

III.     Effective Date.  This Schedule 16 shall be effective as of September 1,
1998.



                                  Supplement 1
                                 To Schedule 16

         System Restoration and Planning Service Revenue Requirement

The annual Revenue Requirement for System Restoration and Planning Service will be the sum of the annual revenue requirements for each generator which is designated in NEPOOL Operating Procedure 11 as providing Black Start Service and which has provided to the System Operator, along with work papers and supporting documents, a calculation of its annual Revenue Requirement, determined in accordance with this Supplement 1.

Each Black Start Generator's Revenue Requirement will reflect the generator's costs for its Black Start equipment as listed in Exhibit 1. Each Generator's Revenue Requirement will be an annual calculation based on the previous calendar year's data and supplied to the ISO in time for a June 1 informational filing. The calculation is set forth below:

The Generator's Revenue Requirement shall equal the sum of generator's (A) Return and Associated Income Taxes, (B) Black Start Plant Depreciation Expense,
(C) Black Start Related Amortization of Loss on Reacquired Debt, (D) Black Start Related Amortization of Investment Tax Credits, (E) Black Start Related Municipal Tax Expense, (F) Black Start Operation and Maintenance Expense, and
(G) Black Start Related Administrative and General Expense.

A. Return and Associated Income Taxes shall equal the product of the Black Start Plant Investment Base and the Cost of Capital Rate.

1. The Black Start Plant Investment Base will consist of (a) Black Start Plant in FERC 345 or equivalent accounts, plus (b) Related General Plant in FERC 244 or equivalent accounts, less (c) Related Depreciation Reserve, less (d) Related Accumulated Deferred Taxes, plus (e) Related Loss on Reacquired Debt, plus (f) other regulatory assets, plus (g) Prepayments, plus (h) Materials and Supplies, plus (i) Related Cash Working Capital.

a. Black Start Plant will equal the calculated average balance of generator's investment in the Exhibit 1 facilities based upon GAAP records and engineering studies and evaluations categorized similar in principal to FERC 345 or equivalent accounts.

b. Black Start Related General Plant shall equal generator's calculated average balance of investment in general plant based upon GAAP records and engineering studies and evaluations categorized similar in principal to FERC 244 or equivalent accounts multiplied by the ratio of Black Start related wages and salaries utilizing a standard labor rate to the generator's total wages and salaries of the black start facilities, and excluding administrative and general wages and salaries ("Black Start Allocation Factor").

c. Black Start Related Depreciation Reserve shall equal the average balance of total Black Start depreciation reserve for the Black Start Plant plus the average balance of Black Start Related General Plant depreciation reserve. The Black Start Plant depreciation reserve shall be the average balance of the total Black Start Plant depreciation recovered by the generator for providing system restoration services. Black Start Related General Plant depreciation reserve shall equal the product of the Black Start General Plant reserve and the Black Start Allocation Factor.

d. Black Start Related Accumulated Deferred Taxes shall equal generator's average balance of total accumulated deferred income taxes, multiplied by the ratio of total investment in Black Start Plant plus Black Start Related General Plant to total plant in service excluding general plant ("Plant Allocation Factor").

e. Black Start Related Loss on Reacquired Debt shall equal generator's average balance of total loss on reacquired debt multiplied by the Plant Allocation Factor described in Section (A) (1) (d).

f. Other Regulatory Assets shall equal generator's average balance of FAS 106 multiplied by the Black Start Allocation Factor described in Section (A) (1) (b) above and the balance of FAS 109, net of FAS 109 liability multiplied by the Plant Allocation Factor described in Section (A) (1) (d) above.

g. Black Start Prepayments shall equal generator's average balance of prepayments multiplied by the Black Start Allocation Factor described in Section
(A) (1) (b) above.

h. Black Start Materials and Supplies shall equal generator's average balance of plant materials and supplies multiplied by the Plant Allocation Factor described in Section (A) (1) (d) above or the actual materials and supplies utilized in the operation and maintenance of Black Start equipment.

i. Black Start Related Cash Working Capital shall be a 12.5% allowance (45 days / 360 days) of Black Start operation and maintenance expense and related administrative and general expense.

2. The Cost of Capital Rate shall equal (a) the Weighted Cost of Capital, plus (b) Federal Income Taxes, plus (c) State Income Taxes.

a. The Weighted Cost of Capital will be the weighted average cost of debt and common equity, using a proxy capital structure based upon a 50% debt and 50% equity split.

i) The Return on Equity Component shall be the average of the NEPOOL Transmission Providers' return on equity pursuant to the NEPOOL Tariff.

ii) The Cost of Debt component shall equal the current interest rate of a 30-year U.S. Treasury Bond.

b.     Federal Income Taxes shall equal

(EQUATION)

where FT is the federal income tax rate (35%) and A is the Return on Equity Component, as determined in Section (A) (2) (a) (i).

c.     State Income Taxes shall equal

(A + Federal Income Tax)(ST)
        1 - ST

Where ST is the state income tax rate for the applicable state and A is the Return on Equity Component, as determined in Section (A) (2) (a) (i), and Federal Income Tax is the rate determined in Section (A) (2) (b) above.

B. Black Start Depreciation Expense shall equal the sum of depreciation expense for Black Start Plant plus an allocation of general plant depreciation expense calculated by multiplying general plant depreciation expense by the Black Start Allocation Factor, described in Section (A) (1) (b) above.


C. Black Start Related Amortization of Loss on Reacquired Debt shall equal generator's amortization of loss on reacquired debt multiplied by the Plant Allocation Factor described in Section (A) (1) (d) above.


D. Black Start Related Amortization of Investment Tax Credits shall equal generator's amortization of investment tax credits multiplied by the Plant Allocation Factor described in Section (A) (1) (d) above.

E. Black Start Related Municipal Tax Expense shall equal generator's total municipal tax expense multiplied by the Plant Allocation Factor described in Section (A) (1) (d) above.

F. Black Start Operation and Maintenance Expense shall equal all expenses charged directly to Black Start equipment.

G. Black Start Related Administrative and General Expenses shall equal generator's administrative and general expenses, plus payroll taxes, multiplied by the Black Start Allocation Factor described in Section (A) (1) (b) above.





                            Exhibit 1 to Supplement 1

        Additional Black Start Cost of Service Methodology Details


The objective of this methodology is to apply cost of service principles to determine the amount of compensation providers of black start service receive. Black Start Generators are only compensated for the incremental costs that are incurred in making and maintaining a unit black start capable and do not include any other costs. Generators shall not recover those black start costs for which they are otherwise compensated through other rate schedules or divestiture contracts.

O&M includes equipment wear and tear, training, black start labor costs associated with testing, and periodic maintenance. It is assumed that there are 25 worker-hours per black start unit per year of training. Wear and tear associated with testing black start units will be prorated based on number of hours between maintenance activities. For example, if a maintenance activity occurs every 1,000 hours, and black start testing lasts 1 hour per year, than 0.1% of the costs associated with that maintenance activity will be recovered through black start charges.

Fuel costs are those actual, average in tank fuel costs including emission allowances/credits used in testing Black Start Generators and their actual use in system restoration. Fuel costs include fuel consumed due to minimum run requirements.

Cash and Working Capital include spare parts associated with the equipment that makes a generating unit black start capable.

The list of equipment below is equipment commonly associated with making generating units Black Start Capable. The exact equipment varies depending on the specific generator. In addition, some generating units are made Black Start Capable by having a stand alone generating unit that is not connected to the bulk power system (and therefore cannot participate in any of the NEPOOL markets). This stand-alone generating unit provides the means by which the black start generating unit is Black Start Capable.



      (FN1) The following equipment is assumed to be depreciated over the following number of years (unless a different depreciation is required by FERC):


Air compressors          10 years
Air tanks               30 years
Batteries/Chargers          10 years
DC motors               25 years
DC Controllers          25 years
DC/AC Inverters          10 years








----
(FN 1) These depreciation times are intended to be consistent with FERC policy and need to be verified as such. If they are not consistent, they will be made so.





                             Supplement 2
                            To Schedule 16

Black Start System Restoration and Planning Service Terms and Conditions

1. Definition of System Restoration and Planning Service. A unit is defined to provide "System Restoration and Planning Service" if both of the following conditions are met:

A. The unit is "Black Start Capable" in that it has the ability of being started without energy from other NEPOOL generating units in such a way that it meets all of the requirements stated in Operating Procedure 11 (Black Start Capability Eligibility & Testing Requirements); and

B. The unit owner, NEPOOL, and the System Operator agree that the unit should be designated Black Start Capable.

2.     Generator Owner's commitment to provide System Restoration and Planning
Service:

A. Generators need to commit initially for at least three years to provide System Restoration and Planning Service from the date of the last black-start/system restoration study. The most recent study was conducted in October 1998.

B.     All succeeding commitments must be at least for three years.

C. Generators may, and are encouraged to, commit to provide System Restoration and Planning Service for periods greater than three years with System Operator and NEPOOL concurrence.

D. Generators need to give at least one-year notice that they will no longer be able to provide System Restoration and Planning Service. This one-year notice cannot truncate the generator's commitment to provide System Restoration and Planning Service except as noted in item 2(E) or 2(F) below.

E. If due to an event of Force Majeure a Generator Owner cannot provide System Restoration and Planning Service, the above notification requirements stated in items 2(A) and 2(B) are not binding.

F. If an owner of a generation unit that is designated Black Start Capable decides to retire that unit, then the three year requirement to provide System Restoration and Planning Service from that unit is not binding. The one-year notice, however, is binding.

3. Performance obligations of generators that are providing System Restoration and Planning Service:

A. Generators that are providing System Restoration and Planning Service will be tested in accordance with Operating Procedure 11 or its successor, which may be revised from time to time.

B. Units that are providing System Restoration and Planning Service must start-up within the prescribed time stipulated in Operating Procedure 11 (Black Start Capability Eligibility & Testing Requirements). Not all unmanned units that are providing System Restoration and Planning Service will be asked to start-up at the same time.

C. If a unit fails a System Restoration and Planning Service test, the owner must incur the necessary costs to make that unit capable of passing the test within a reasonable amount of time. Until the unit passes another System Restoration and Planning Service test, it would not be compensated for providing System Restoration and Planning Service. All costs associated with System Restoration and Planning Service unit re-tests are at the owner's expense.

4. Obligations by System Operator and NEPOOL to generators that are providing System Restoration and Planning Service:

A. Generators that commit to provide System Restoration and Planning Service will not have their Black Start Capable designation terminated within the time period of their commitment.

B. The System Operator and NEPOOL must provide at least one-year notice to the owner or owners of generation units that are providing System Restoration and Planning Service prior to terminating that unit's designation as Black Start Capable.

C. There are no additional restrictions on generation maintenance of designated Black Start Capable units beyond what exists for non-Black Start units except that designated Black Start generation units cannot take seasonal outages.

If a Generator Owner makes System Operator and NEPOOL approved capital investments necessary to System Restoration and Planning Service, then that owner will recover all of the associated costs of that investment, including on and of capital, unless the owner voluntary removes that unit from providing System Restoration and Planning Service prior to the recovery of its investment costs in accordance with the cost-of-service methodology approved for the recovery of System Restoration and Planning Service costs. If a Generator Owner voluntary removes a unit from providing System Restoration and Planning Service prior to the recovery of all of its investment costs, then that owner only receives that portion of its investment cost that was recovered during the period that its unit was providing System Restoration and Planning Service.

The System Operator or its designated agent shall have the right to independently audit the accounts and records of each generator receiving payments under this rate schedule. The generator shall make its accounts and records available at its offices at a mutually agreeable time for this audit. Such audit shall extend only to those areas relating specifically to this rate schedule. Any errors identified as a result of such audit shall be corrected with interest in accordance with FERC policy with refunds and surcharges, as appropriate, for any amounts previously over- or under-charged due to such errors.




                            ATTACHMENT A

                   Form of Service Agreement for
                     Through or Out Service or
                  Internal Point-To-Point Service


1.0 This Service Agreement, dated as of , is entered into, by and between the NEPOOL Participants acting through (the "System Operator") and ("Transmission Customer").

2.0 The Transmission Customer has been determined by the System Operator to have a Completed Application for Firm [Non-Firm] Transmission Service under this Tariff.

3.0 If required, the Transmission Customer has provided to the System Operator an Application deposit in accordance with the provisions of this Tariff.

4.0 Service under this Service Agreement shall commence on the later of (1) the requested service commencement date, or (2) the date on which construction or any Direct Assignment Facilities and/or facility additions or upgrades are completed, or (3) such other date as it is permitted to become effective by the Commission. Service under this Service Agreement shall terminate on such date as is mutually agreed upon by the parties.

     [The Service Agreement may be a blanket agreement for non-firm service.]

5.0 The Participants agree to provide, and the Transmission Customer agrees to take and pay for, Transmission Service in accordance with the provisions of the Tariff and this Service Agreement.

6.0 Any notice or request made to or by either party regarding this Service Agreement shall be made to the representative of the other party as indicated below.

NEPOOL Participants:

New England Power Pool
One Sullivan Road
Holyoke, MA 01040-2841

Transmission Customer:

7.0 The Tariff is incorporated in this Service Agreement and made a part hereof.

IN WITNESS WHEREOF, the Parties have caused this Service Agreement to be executed by their respective authorized officials.

NEPOOL Participants:

By [System Operator]

By:

Name
Title
Date




Transmission Customer:

By:
Name
Title
Date




                      Specifications For Through or Out Service
                       or Internal Point-to-Point Service


1.0  Term of Transaction:
     Start Date:
     Termination Date:

2.0 Description of capacity and energy to be transmitted by Participants including the electric Control Area in which the transaction originates.


3.0     Point(s) of Receipt:
        Delivering party:

4.0     Point(s) of Delivery:
        Receiving party:

5.0     Maximum amount of capacity and energy to be transmitted (Reserved
Capacity):

6.0 Designation of party(ies) or other entity(ies) subject to reciprocal service obligation:

7.0 Name(s) of any intervening systems providing transmission service:


8.0 Service under this Service Agreement may be subject to some combination of the charges detailed below. (The appropriate charges for individual transactions will be determined in accordance with the terms and conditions of this Tariff.)

8.1     Transmission Charge:


8.2     System Impact Study and/or Facilities Study Charge(s):



8.3 direct assignment expansion charge [Need to define or reference upgrade costs]:








                             ATTACHMENT B

                          Form Of Service Agreement For
                            Regional Network Service


1.0     This Service Agreement, dated as of             , is entered into, by
and between the NEPOOL Participants acting through
                  (the "System Operator"), and
("Transmission Customer").

2.0 The Transmission Customer has been determined by the System Operator to be a Transmission Customer under the Tariff and has requested Regional Network Service under the Tariff.

3.0 Regional Network Service (including, if requested, Network Integration Transmission Service) under this Agreement shall be provided by the NEPOOL Participants upon request by an authorized representative of the Transmission Customer.

4.0 The Transmission Customer agrees to supply information the System Operator deems reasonably necessary in accordance with Good Utility Practice in order for it to provide the requested service.

5.0 The Participants agree to provide and the Transmission Customer agrees to take and pay for Regional Network Service in accordance with the provisions of the Tariff and this Service Agreement.

6.0 Any notice or request made to or by either party regarding this Service Agreement shall be made to the representative of the other party as indicated below.

NEPOOL Participants:
New England Power Pool
One Sullivan Road
Holyoke, MA 01040-2841

Transmission Customer:



7.0     The Tariff is incorporated herein and made a part hereof.

IN WITNESS WHEREOF, the Parties have caused this Service Agreement to be executed by their respective authorized officials.


Transmission Customer:

By:


Name
Title
Date



NEPOOL Participants:

By: [System Operator]
By:


Name
Title
Date





                                  ATTACHMENT C


         Methodology To Assess Available Transmission Capability

Available Transmission Capability (ATC) will be assessed based on industry-accepted standards; currently, ATC will be established by reducing the determined Total Transfer Capability (TTC) by the Transmission Reliability Margin (TRM) and by transmission commitments.

Total Transfer Capability (TTC) is the determined amount of electric power that can be reliably transferred over the network consistent with the following:


     Good utility practice

     NERC standards, guides, and procedures;

     NPCC criteria and guidelines;

     New England criteria, rules, procedures, and reliability standards; Applicable guides, standards, and criteria of the affected Transmission Owner(s), whether Participant or Non-Participant; Other applicable guidelines and standards which may need to be established from time to time.

As such, TTC will be determined at a level which maintains all of the following:


     All equipment within its applicable capabilities;

     Voltages and reactive reserves within acceptable levels;

     Stability maintained with adequate levels of damping;

     Frequency (Hz) within acceptable levels.

TTC will be evaluated using appropriate and suitable tools, data, and information, considering the physical impacts of electric power transfers on the interconnected transmission network. It will reflect anticipated system conditions and equipment status to the degree practicable.

The Transmission Reliability Margin (TRM) will be established at a level which incorporates the uncertainties and continued variability of system conditions and the practical limitations of system control.

Transmission commitments include existing and pending requests for transmission service and obligations of other existing contracts under which transmission service is provided.






                             ATTACHMENT D


         Methodology for Completing a System Impact Study

The system impact study will be performed to evaluate the impact of the requested service on the reliability and operating characteristics of the bulk power system, consistent with:


     Good utility practice

     NERC standards, guides, and procedures;

     NPCC criteria and guidelines;

     New England criteria, rules, procedures, and reliability standards;

     Applicable guides, standards, and criteria of the impacted Transmission Owner(s), whether Participant or Non-Participant; Other applicable guidelines and standards which may need to be established from time to time.

As such, the study will examine the impact on the New England regional bulk power system and its component systems and neighboring and external systems. Consistent with the aforementioned, the ability to operate the system subject to the following will be considered:


     All equipment within its applicable capabilities;

     Voltages and reactive reserves within acceptable levels;

     Stability maintained with adequate levels of damping;

     Frequency (Hz) within acceptable levels.

The study will consider the reliability requirements to meet existing and pending obligations of the Participants and the obligations of the impacted Transmission Owner(s).

The study will be performed using appropriate and suitable analysis tools and modeling data consistent with the nature and duration of the requested service. It is expected that the Eligible Customer will provide the information as prescribed in Exhibit 1 of Attachment I, and such other information as may be reasonably required and associated with the requested service and necessary for its study. It is also recognized that it may be determined that additional or specialized analysis tools or computer software are necessary for the study. The responsibility for the provision of these items will be subject to the System Impact Study Agreement.

The study will identify if the requested service or a portion of it can be provided without adverse impact on the reliability and operating characteristics of the system. The study will also identify if it appears that modification of the system is necessary to provide the service.







                             ATTACHMENT E

                            Local Networks

The Local Networks, as of the effective date of this Tariff, are those of the following:

1.     Bangor Hydro-Electric Company
2.     Boston Edison Company
3.     Central Maine Power Company
4.     the Commonwealth Energy System companies
5.     the Eastern Utility Associates companies
6.     the New England Electric System companies
7.     the Northeast Utilities companies
8.     The United Illuminating Company
9. Vermont Electric Power Company and the entities which are grouped with it as a single Participant.





                          ATTACHMENT F

          Annual Transmission Revenue Requirements

The Transmission Revenue Requirements for each Participant will reflect the Participant's costs with respect to Pool-Supported PTF. The Transmission Revenue Requirements will be an annual calculation based on the previous year's calendar data as shown, in the case of Transmission Providers which are subject to the Commission's jurisdiction, in the Participants' FERC Form 1 report for that year, and shall be based on actual data in lieu of allocated data if specifically identified in the Form 1 report in accordance with the following formula:

I. The Transmission Revenue Requirement shall equal the sum of the Transmission Provider's (A) Return and Associated Income Taxes, (B) Transmission Depreciation Expense, (C) Transmission Related Amortization of Loss on Reacquired Debt, (D) Transmission Related Amortization of Investment Tax Credits, (E) Transmission Related Municipal Tax Expense, (F) Transmission Related Payroll Tax Expense, (G) Transmission Operation and Maintenance Expense, (H) Transmission Related Administrative and General Expense, (I)

     Transmission Related Integrated Facilities Charges, minus (J) Transmission Support Revenue, plus (K) Transmission Support Expense, plus (L) Transmission Related Expense from Generators, plus (M) Transmission Related Taxes and Fees Charge, minus (N) Revenue for Short-Term Transmission Service under the NEPOOL Tariff and (O) Transmission Rents Received from Electric Property.

The details for implementation of Attachment F, as well as the definitions of the terms used in the Attachment F formula, shall be established in accordance with the applicable rule set forth in the Settlement Agreement entered into in FERC Dockets OA97-237-000, et al. Any changes to that rule must be approved by the Regional Transmission Operations Committee. The rule and any changes thereto shall be filed with the Commission and considered a supplement to this Tariff.



ATTACHMENT G: List of Excepted Transaction Agreements

                         (Table)

Attachment G is a listing of transmission agreements pertaining to certain point-to-point wheeling transactions across or out of a Local Network. In accordance with Sections 25, 25A and 25B of the Tariff, these agreements will continue to be in effect at the rates and terms thereunder rather than under the Tariff.


Notes to Attachments G, G-1 and G-2

1. NEP's long-term Point-to-Point transmission services will be grandfathered at a fixed rate of $17.00/kW-yr. Distribution, transformation, and metering surcharges when applicable, will be subject to NEP's applicable point-to-point tariffs.

2. See FERC Contract for specific details of agreement. In general, 100MW's until transmission upgrades are complete. This item is still under review and is subject to further review dependent upon outcome of Congestion Pricing.

3. Excepted status applies to transmission by CMP. Transmission by others (MEPCO, NBP, MPS) remains under the rates, terms and conditions of applicable agreements.

4. This Transmission Service Agreement is governed in part by a memorandum of understanding, filed 6/13/97 in Docket nos. EC90-10-007, ER93-294-000, ER95-1686-000, ER96-496-000, OA97-237-000, and ER97-1079-000.




               ADDENDUM TO ATTACHMENTS G, G-1 AND G-2


Pursuant to the terms of a settlement agreement (the "Settlement Agreement") reached in FERC Dockets OA97-237-000, et al., the parties to the Excepted Transaction Agreements specifically identified below have reached the following agreements with respect to those Excepted Transaction Agreements. In addition to the items specifically identified below, other Excepted Transaction Agreements listed in Attachment G, G-1 and G-2 to this Tariff may also be affected more generally by the terms of that Settlement Agreement.

NEPOOL Tariff Attachment G, Item 1

If the Settlement Agreement is approved in its entirety and takes effect as to all signatories, Unitil and CMP agree as follows: This Transmission Service Agreement between Unitil and CMP (the "Unitil/CMP Agreement") will continue in effect without modification until that date on which the revenues received by CMP, pursuant to the terms and conditions of the Unitil/CMP Agreement, as calculated prospectively from March 1, 1999, equals Three Hundred Thousand Dollars ($300,000.00). Such date is anticipated to be December 13, 1999. On that date, the said Unitil/CMP Agreement will terminate, and any rights and obligations enjoyed by CMP and Unitil under the terms of the Unitil/CMP Agreement will cease. Any issues involving the revenues received prior to March 1, 1999 by CMP from Unitil pursuant to the Unitil/CMP Agreement have been resolved in accordance with the terms of the Settlement Agreement, Section G. Unitil and CMP each agree to waive any claims against the other arising prior to March 1, 1999, whether identified previously or not, that are based on or in any way relate to the terms and conditions of the Unitil/CMP Agreement.

NEPOOL Tariff Attachment G, Item 4

Phase I payments will be made according to the Settlement Agreement, Section G. This Excepted Transaction will be terminated effective March 1, 1999.

NEPOOL Tariff Attachment G, Items 7 and 8

From March 1, 1999 forward the service under the Excepted Transaction will be terminated and will be subject to NEPOOL Tariff and, if applicable, the NEP LNS Tariff.

NEPOOL Tariff Attachment G, Item 10

Phase I payments will be made according to the Settlement Agreement, Section G. This Excepted Transaction will be terminated effective March 1, 1999.

NEPOOL Tariff Attachment G, Item 11

Phase I payments will be made according to the Settlement Agreement, Section G. This Excepted Transaction will be terminated effective March 1, 1999.

NEPOOL Tariff Attachment G, Item 12

Phase I payments will be made according to the Settlement Agreement, Section G. This Excepted Transaction will be terminated effective March 1, 1999.

NEPOOL Tariff Attachment G, Item 13

Phase I payments will be made according to the Settlement Agreement, Section G. This Excepted Transaction will be terminated effective March 1, 1999. As a clarification, Maine Yankee has been retired and swapped for Vermont Yankee. Therefore, retroactively, the refunds apply to both Maine and Vermont Yankee and prospectively the transmission of Vermont Yankee is terminated.

NEPOOL Tariff Attachment G, Item 15

This contract has been terminated and Holyoke is receiving service under NU's Open Access Tariff.

NEPOOL Tariff Attachment G, Items 17, 19 and 46

These arrangements will continue for the life of the Unit Contract at a rate of $6.50 per kw-year.

NEPOOL Tariff Attachment G, Item 18

NU, UI and Unitil agree that Item 19, which is a contract for corridor transmission service between NU and UI (the "NU-UI Agreement") that was entered into as a settlement of prior disputes, will remain in effect in accordance with its terms. The parties further agree that the Purchased Power Agreement between UI and Unitil for power from Bridgeport Harbor Station Unit No. 3 (the "UI-UNITIL Agreement") shall remain in effect subject to the terms of that agreement for its full term at the rate stated therein. NU shall pay Unitil an amount equal to one-third of the transmission charges Unitil pays to reimburse UI for the costs UI incurs for the transmission of Unitil's power in connection with the UI-UNITIL agreement for the period between March 1, 1999 and October 31, 2003. From November 1, 2003 to October 31, 2005, NU shall pay Unitil an amount equal to 100% of the transmission charges Unitil pays UI to reimburse UI for the costs UI incurs for the transmission of Unitil's power in connection with the UI-UNITIL Agreement. NU, UI and Unitil agree that the foregoing arrangements satisfy any claims of double charges under the NU-UI Agreement and the UI-UNITIL Agreement.

NEPOOL Tariff Attachment G, Item 20

This contract will remain in force according to its terms at a rate of $6.50 per kw-year.

NEPOOL Tariff Attachment G, Item 21 and 23

The transmission contract between NUSCO and MASSPOWER will remain in effect for its full term. The MASSPOWER transmission contract (and the contract between NUSCO and Pittsfield) will remain under the NU System Companies' Tariff No. 9, subject to the settlement among MASSPOWER, Pittsfield and the NU System Companies that is currently pending the Commission in Dockets ER93- 545-000 and ER93-219-000. The parties in those dockets who are also signatories to this Settlement Agreement will withdraw their opposition to the settlement pending in those dockets.

NEPOOL Tariff, Attachment G, Items 24 and 25

The parties to these Excepted Transactions, which are contracts for transmission service by NU over the New York tie, have agreed that these contracts for transmission service will remain in effect for their full term at a rate of $6.50 per kw-year.

NEPOOL Tariff Attachment G, Item 32

NU and Reading have agreed that the transmission rate applicable to this Attachment G contract will be one-half of the current transmission charge paid by Reading under such contract from March 1, 1999 through the remainder of its term. This Attachment G contract will remain in effect in accordance with its current terms. Reading will continue to be billed and pay for service in accordance with the pre-existing negotiated rates in this Attachment G contract and such bills will include a line item reflecting the cost of transmission based on the NU Tariff 9 rate in effect for the applicable billing period. Monthly adjustments in the transmission portion of the bill will be made separately by NU's transmission group to account for the difference between the Tariff 9 rate used for billing purposes and the settlement rate of one-half the current transmission charge paid by Reading under this contract such that Reading will pay a net transmission charge of one-half the current transmission charge paid by Reading under this contract.

NEPOOL Tariff Attachment G, Items 33, 34, 35, 39, 40, 41, 42, 43 and 45

NU and the MMWEC parties have agreed that the transmission rate applicable to these Attachment G contracts will be $6.50/kw-year from March 1, 1999 through the remainder of their terms. These Attachment G contracts will remain in effect in accordance with their current terms. The customers will continue to be billed and pay for service in accordance with the pre-existing negotiated rates in those contracts and such bills will include a line item reflecting the cost of transmission based on the NU Tariff 9 rate in effect for the applicable billing period. Monthly adjustments in the transmission portion of the bill will be made separately by NU's transmission group to account for the difference between the Tariff 9 rate used for billing purposes and the settlement rate of $6.50/kw-year such that the MMWEC parties will pay a net transmission charge of $6.50/kw-year.

NEPOOL Tariff Attachment G, Item 38

     This contract ended by its terms in 1998.

NEPOOL Tariff Attachment G, Items 55 and 56

Montaup, as Transmission Provider, and MASSPOWER and Pittsfield, as Transmission Customers, and all other Parties agree that these Excepted Transactions shall not be affected by this Settlement Agreement and shall remain in full force and effect in accordance with their terms.

NEPOOL Tariff Attachment G, Items 57, 58, 60 and 61

Non-firm wheeling of Cleary 9 power by Montaup to North Attleboro, Hudson Light & Power and Hingham will continue at 50% of the current contract transmission rate until February 28, 2001, after which date it will terminate. Non-firm wheeling of Cleary 9 power by Montaup to Braintree terminated as of February 28, 1999.

NEPOOL Tariff Attachment G, Item 59

Firm wheeling of NYPA power by Montaup for Braintree and Reading will continue at 50% of the current contract transmission rate until the expiration of the existing contract. Firm wheeling by Montaup for Hingham, Hull, Wellesley, Belmont and Concord under the same transaction will continue at 50% of the current transmission rate until February 28, 2001 after which date it terminates subject to extension upon agreement of the parties.

NEPOOL Tariff Attachment G, Item 63

Firm wheeling of NYPA power by Montaup for Pascoag Fire District will continue at 50% of the current transmission rate until February 28, 2001 after which date it terminates, subject to extension upon agreement of the parties.

NEPOOL Tariff Attachment G, Item 68

From March 1, 1999 to the expiration of the contract, BECO will not bill Braintree, Reading, Hingham and Hull, and BECO will bill Concord, Wellesley and Belmont at 50% of the contract rate.

NEPOOL Tariff Attachment G, Item 69

CVPS and Unitil are currently engaged in an arbitration with respect to this Excepted Transaction. This Settlement Agreement has no impact on arbitration findings for payments due prior to March 1, 1997. For purposes of this Settlement Agreement, CVPS and Unitil agree as follows: If Unitil prevails at the arbitration, Unitil will owe nothing to CVPS. If CVPS prevails, then Unitil will pay 75% of the amount of the award related to the period March 1, 1997 through February 28, 1999, plus 100% of any interest. The transmission component of this contract shall be null and void going forward from February 28, 1999. Unitil shall continue to take and pay for capacity and energy for the term of the contract, consistent with the existing terms of the agreement. Neither CVPS nor Unitil shall communicate any aspect of this Settlement Agreement, or side agreement between them, to the arbitrator prior to the rendering of his decision.

NEPOOL Tariff Attachment G-1, Items 1 and 2

NEP and NU will terminate items 1 and 2 in Attachment G-1 to the NEPOOL Tariff and both services will transfer to the respective LNS Tariffs as of April 1, 1999.

NEPOOL Tariff Attachment G-1, Item 10

     This contract has been terminated.




                                  ATTACHMENT H

                                     Form of
                           Network Operating Agreement

1.0     Preamble

This Network Operating Agreement is entered into by and between the NEPOOL Participants (the "Transmission Provider") acting through (the "System Operator") and (the "Transmission Customer") as an implementing agreement for the NEPOOL Open Access Transmission Tariff and is subject to and in accordance with the NEPOOL Open Access Transmission Tariff. All definitions and other terms and conditions of the NEPOOL Open Access Transmission Tariff are incorporated herein by reference. The Transmission Provider may designate a satellite dispatch center and/or one or more Participants to act for it under this Agreement.

2.0     General Terms and Conditions

The Transmission Provider agrees to provide transmission service to the Transmission Customer's equipment or facilities, etc., subject to the Transmission Customer operating its facilities in accordance with applicable NEPOOL and NPCC criteria, rules, standards, procedures, or guidelines as they may be adopted and/or amended from time to time. In addition to the provisions defined in those documents, service to the Transmission Customer's equipment or facilities, etc. is provided subject to the following specified terms and conditions.

2.1 Electrical Supply: The electrical supply to the Point(s) of Delivery shall be in the form of three-phase sixty-hertz alternating current at a voltage class determined by mutual agreement of the parties.

2.2 Coordination of Operations: The Transmission Provider shall consult the Transmission Customer and/or its Designated Agent regarding timing of scheduled maintenance of the Transmission System and the Transmission Provider shall schedule any shutdown or withdrawal of facilities to coincide with the Transmission Customer's equipment or facilities, etc. scheduled outages of the Transmission Customer's resources, to the extent practicable. In the event the Transmission Provider is unable to schedule the shutdown of its facilities to coincide with Transmission Customer's schedule, the Transmission Provider shall notify the Transmission Customer and/or its Designated Agent, in advance if feasible, of reasons for the shutdown, the time scheduled for it to take place, and its expected duration. The Transmission Provider shall use due diligence to resume delivery of electric power as quickly as possible.

2.3 Reporting Obligations: The Transmission Customer shall be responsible for all information required by NPCC or NEPOOL. The Transmission Customer shall respond promptly and completely to the Transmission Provider's reasonable requests for information, including but not limited to, data necessary for operations, maintenance, regulatory requirements and analysis. In particular, that information may include:

For Network Loads:

- 10-year coincident, seasonal (summer, winter) Annual Peak Load forecast, aggregated by geographic distribution area

-     Load Power Factor performance by geographic distribution area

- Underfrequency load shedding capability aggregated by geographic distribution area

-     Block load shedding capability aggregated by geographic distribution area

-     Disturbance/interruption reports

-     Protection system setting conformance

-     Protection system testing and maintenance conformance

-     Planned changes to protection systems

-     Metering testing and maintenance conformance

-     Planned changes in transformation capability

-     Conformance to harmonic and voltage fluctuation limits

-     Dead station tripping conformance

-     Voltage reduction capability conformance

For Network Resources and interconnected generators:

- 10-year forecast of generation capacity retirements and additions, if applicable

-     Generator reactive capability verification

-     Generator underfrequency relaying conformance

-     Protection system testing and maintenance conformance

-     Planned changes to protection system

-     Planned changes to generation parameters

-     Metering testing and maintenance conformance

Failure by the Transmission Customer to do so may constitute default. Delinquency in responding by the Transmission Customer will result in a fine as described in 5.0 below.

The Transmission Customer shall supply accurate and reliable information to the system operators regarding metered values for MW, MVAR, volt, amp, frequency, breaker status indication, and all other information deemed necessary by the Transmission Provider for reliable operation. Information shall be gathered for electronic communication using one or more of the following: supervisory control and data acquisition (SCADA), remote terminal unit (RTU) equipment, and remote access pulse recorders (RAPR). All equipment used for metering, SCADA, RTU, RAPR, and communications must be approved by the Transmission Provider.

2.4 Operational Obligations: The Transmission Customer shall request permission from the system operators prior to opening and/or closing circuit breakers per applicable switching and operating procedures. The Transmission Customer shall carry out all switching orders from the Transmission Provider, the System Operator or the Transmission Provider's designee in a timely manner.

The Transmission Customer shall balance the load at the Point(s) of Delivery such that the difference in the individual phase currents are acceptable to the Transmission Provider.

The Transmission Customer's equipment shall conform with harmonic distortion and voltage fluctuation standards of the Transmission Provider.

The Transmission Customer's equipment must comply with all environmental requirements to the extent they impact the operation of the Transmission Provider's system.

The Transmission Customer shall operate all of its equipment and facilities connected to the Transmission Provider's system in a safe and efficient manner and in accordance with manufacturers' recommendations, Good Utility Practice, applicable regulations, and requirements of the Transmission Provider, the System Operator, and NPCC.

2.5 Notice of Transmission Service Interruptions: If at any time, in the reasonable exercise of the system operator's judgement, operation of the Transmission Customer's equipment adversely affects the quality of service or interferes with the safe and reliable operation of the system, the Transmission Provider may discontinue transmission service until the condition has been corrected. Unless the system operators perceive that an emergency exists or the risk of one is imminent, the system operators shall give the Transmission Customer and/or its Designated Agent reasonable notice of its intention to discontinue transmission service and, where practical, allow suitable time for the Transmission Customer to remove the interfering condition. The Transmission Provider's judgement with regard to the discontinuance of service under this paragraph shall be made in accordance with Good Utility Practice. In the case of such discontinuance, the Transmission Provider shall immediately confer with the Transmission Customer regarding the conditions causing such discontinuance and its recommendation concerning timely correction thereof. Failure by a Customer to shed load would be subject to an additional charge of 10/kWh for every kWh the Customer failed to shed.

2.6 Access and Control: Properly accredited representatives of the Transmission Provider shall at all reasonable times have access to the Transmission Customer's facilities to make reasonable inspections and obtain information required in connection with this Tariff. Such representatives shall make themselves known to the Transmission Customer's personnel, state the object of their visit, and conduct themselves in a manner that will not interfere with the construction or operation of the Transmission Customer's facilities. The Transmission Provider or its designee will have control such that it may open or close the circuit breaker or disconnect and place safety grounds at the Point(s) of Delivery, or at the station, if the Point(s) of Delivery is remote from the station.

2.7 Point(s) of Delivery: Network Integration Transmission Service will be delivered by the Transmission Provider at the Point(s) of Delivery as specified in the customer's Service Agreement, and as amended from time to time. Each Point of Delivery shall have a unique identifier, meter location, meter number, metered voltage, terms on meter compensation and, the actual, or if not currently in service, the projected in-service year.

2.8 Maintenance of Equipment: The Transmission Customer shall maintain all of its equipment and facilities connected to the Transmission Provider's system in a safe and efficient manner and in accordance with manufacturers' recommendations, Good Utility Practice, applicable regulations, and requirements of NEPOOL, and NPCC.

     The Transmission Provider may request that the Transmission Customer test, calibrate, verify or validate the data link, metering, data acquisition, transmission, protective, or other equipment or software consistent with the Transmission Customer's routine obligation to maintain its equipment and facilities or for the purposes of trouble shooting problems on the network facilities. The Transmission Customer will be responsible for the cost to test, calibrate, verify or validate the equipment or software.

     The Transmission Provider shall have the right to inspect the tests, calibrations, verifications and validations of the data link, metering, data acquisition, transmission, protective, or other equipment or other software connected to the Transmission Provider's system.

     The Transmission Customer, at the Transmission Provider's request, shall supply the Transmission Provider with a copy of the installation, test, and calibration records of the data link, metering, data acquisition, transmission, protective or other equipment or software connected to the Transmission Provider's system.

     The Transmission Provider shall have the right, at the Transmission Customer's expense, to monitor the factory acceptance test, the field acceptance test, and the installation of any metering, data acquisition, transmission, protective or other equipment or software connected to the Transmission Provider's system.

2.9 Emergency System Operations: The Transmission Customer's equipment and facilities, etc. shall be subject to all applicable emergency operation standards required of and by the Transmission Provider to operate in an interconnected transmission network.

     The Transmission Provider reserves the right to have the system operators take whatever actions or inactions they deem necessary during emergency operating conditions to: (i) preserve the integrity of the Transmission System,
(ii) limit or prevent damage, (iii) expedite restoration of service, or (iv) preserve public safety.

2.10 Cost Responsibility: The Transmission Customer shall be responsible for all costs incurred by the Transmission Provider relative to the Transmission Customer's facilities. Some costs may be allocated to several Transmission Customers. If the method for allocating costs is not clearly defined, then the method for allocation will be at the Transmission Provider's discretion.

3.0     Service For a Network Resource

The following Terms and Conditions are specific to Service for a generator Network Resource.

3.1 Voltage or Reactive Control Requirements: Unless directed otherwise, the Transmission Customer will operate its existing interconnected generation facility(ies) with an automatic voltage regulator(s). The voltage regulator will control voltage at the Point(s) of Receipt consistent with the range of voltage scheduled by the System Operator.

     At the discretion of the Transmission Provider, the Transmission Customer may be directed to deactivate the automatic voltage regulator and to supply reactive power per a schedule provided by the Transmission Provider.

     If the Transmission Customer has not installed capacity sufficient to operate its generation facility consistent with recommendations of the Transmission Provider resulting from the System Impact and Facilities Studies or fails to operate at such capacity, the Transmission Provider may install, at the Transmission Customer's expense, reactive compensation equipment necessary to ensure the proper voltage or reactive supply at the Point(s) of Receipt.

3.2 Station Service: When the Transmission Customer's generation facility is producing electricity, the Customer must supply its own station service power. If and when the Transmission Customer's generation facility is not producing electricity, the Customer must obtain station service capacity and energy from another supplier or another of its resources.

3.3 Protection Requirements: Protection requirements are defined in NEPOOL and NPCC documents as may be adopted or amended from time to time.

3.4 Operational Obligations: The Transmission Provider may require the generator to be equipped for Automatic Generation Control (AGC). The Transmission Customer will be responsible for all costs associated with installing and maintaining an AGC system on the generator(s).

     The Transmission Provider retains the right to require reduced generation at times when system conditions present transmission restrictions or otherwise adversely affect the Transmission Provider's other customers. The Transmission Provider will use due diligence to resolve the problems to allow the generator to return to the operating level prior to the Transmission Provider's notice to reduce generation.

     All operations (including start-up, shutdown and determination of hourly generation) will be coordinated by the Transmission Provider.

3.5 Coordination of Operations: The Transmission Customer shall furnish the Transmission Provider with generator annual maintenance schedules, advise the Transmission Provider if its Network Resource is capable of participation in system restoration and/or if it has black start capability.

     The Transmission Provider reserves the right to specify turbine and/or generator control (e.g., droop) settings as determined by the System Impact or Facilities Study or subsequent studies. The Transmission Customer agrees to comply with such specifications by the Transmission Provider at the Transmission Customer's expense.

     If the generator is not dispatchable by the Transmission Provider, the Transmission Customer shall notify the Transmission Provider at least 48 hours in advance of its intent to take its resource temporarily off-line and its intent to resume generation. In circumstances such as forced outages, the Transmission Customer shall notify the Transmission Provider as promptly as possible of the Network Resource's temporary interruption of generation and/or transmission.

4.0     Service for Delivery to Load

The following Terms and Conditions are specific to Service for Delivery to Load.

4.1 Power Factor Requirement: The Transmission Customer agrees to maintain an overall Load Power Factor and reactive power supply within predefined sub-areas as measured at the Point(s) of Delivery within ranges specified by the Transmission Provider or NEPOOL criteria, rules and standards which identify the power factor levels that must be maintained throughout the applicable sub-area for each anticipated level of total NEPOOL load. The Transmission Customer agrees to maintain Load Power Factor and reactive power requirements within the range specified by the Transmission Provider for the sub-area based on total NEPOOL load during that hour. NEPOOL may revise the power factor limits required from time to time. If the Transmission Customer lacks the capability to maintain the Load Power Factor within the ranges specified, the Transmission Provider may:

a) install, at the Transmission Customer's expense, reactive compensation equipment necessary to ensure proper load power factor at the Point(s) of Delivery;

b)     charge the Transmission Customer per the Tariff.

4.2 Protection Requirements: The Transmission Customer's relay and protection systems must comply with all applicable NEPOOL and NPCC criteria, rules, procedures, guidelines, standards or requirements as may be adopted or amended from time to time.

4.3 Operational Obligations: The Transmission Customer shall be responsible for operating and maintaining security of its electric system in a manner that avoids adverse impact to the Transmission Provider's or others' interconnected systems and complies with all applicable NEPOOL, and NPCC operating criteria, rules, procedures, guidelines and interconnection standards as may be amended or adopted from time to time. These actions include, but are not limited to:

-     Voltage Reduction Load Shedding
-     Underfrequency Load Shedding
-     Block Load Shedding
-     Dead Station Tripping
-     Transferring Load Between Point(s) of Delivery
-     Implementing Voluntary Load Reductions Including Interruptible Customers
-     Starting Stand-by Generation
- Permitting Transmission Provider Controlled Service Restoration Following Supply Delivery Contingencies on Transmission Provider Facilities

5.0     Default

If the Transmission Customer's equipment fails to perform consistent with the Terms and Conditions of this agreement, then the Transmission Customer will be deemed to be in default and service may be suspended immediately and subject to a termination through a FERC filing. If the Transmission Customer fails to provide the information required in Section 2.3 in a timely manner, the Transmission Provider shall be permitted to assess a penalty of $100 per day until such information is provided in its entirety to the Transmission Provider.

The Parties whose authorizing signatures appear below warrant that they will abide by the foregoing terms and conditions.


NEPOOL Participants
By (System Operator)

(Transmission Customers)


By:

By:

Title:

Title:

Date:
Date:





                                  ATTACHMENT I

                                Form of
                     System Impact Study Agreement

This Agreement dated , is entered into by (the "Transmission Customer") and the NEPOOL Participants (the "Transmission Provider") acting through (the "System Operator"), for the purpose of setting forth the terms, conditions and costs for conducting a System Impact Study relative to ,in accordance with the NEPOOL Open Access Transmission Tariff ("Tariff"). All definitions and other terms and conditions of that Tariff are incorporated herein by reference. The Transmission Provider may designate one or more Participants or the System Operator to act for it under this Agreement.

1. The Transmission Customer agrees to provide, in a timely and complete manner, the information and technical data specified in Exhibit 1 to this Agreement and reasonably necessary for the Transmission Provider to conduct the System Impact study. The Transmission Customer understands that it must provide all such information and data prior to the Transmission Provider's commencement of the Study. Such information and technical data is specified in Exhibit 1 to this Agreement.

2. All work pertaining to the System Impact Study that is the subject of this Agreement will be approved and coordinated only through designated and authorized representatives of the Transmission Provider and the Transmission Customer. Each party shall inform the other in writing of its designated and authorized representative.

3. The Transmission Provider will advise the Transmission Customer of any additional information as it may in its sole reasonable discretion deem necessary to complete the study. Any such additional information shall be obtained only if required by Good Utility Practice and shall be subject to the Transmission Customer's consent to proceed, such consent not to be unreasonably withheld.

4. The Transmission Provider contemplates that it will require to complete the System Impact Study. Upon completion of the Study by the Transmission Provider, the Transmission Provider will provide a report to the Transmission Customer based on the information provided and developed as a result of this effort. If, upon review of the Study results, the Transmission Customer decides to pursue , the Transmission Provider will, at the Transmission Customer's direction, tender a Facilities Study Agreement within thirty (30) days. The System Impact and Facilities Studies, together with any additional studies contemplated in Paragraph 3, shall form the basis for the Transmission Customer's proposed use of the Transmission Provider's transmission system and shall be furthermore utilized in obtaining necessary third-party approvals of any interconnection facilities and requested transmission services. The Transmission Customer understands and acknowledges that any use of study results by the Transmission Customer or its agents, whether in preliminary or final form, prior to NEPOOL l8.4 approval, is completely at the Transmission Customer's risk and that the Transmission Provider will not guarantee or warrant the completeness, validity or utility of study results prior to NEPOOL 18.4 approval.

5. The estimated costs contained within this Agreement are the Transmission Provider's good faith estimate of its costs to perform the System Impact Study contemplated by this Agreement. The Transmission Provider's estimates do not include any estimates for wheeling charges that may be associated with the transmission of facility output to third parties or with rates for station service. The actual costs charged to the Transmission Customer by the Transmission Provider may change as set forth in this Agreement. Prepayment will be required for all study, analysis, and review work performed by the Transmission Provider or its Designated Agent, all of which will be billed by the Transmission provider to the Transmission Customer in accordance with Paragraph 6 of this Agreement.

6. The payment required is $ from the Transmission Customer to the Transmission Provider for the primary system analysis, coordination, and monitoring of the System Impact Study. The Transmission Provider will, in writing, advise the Transmission Customer in advance of any cost increases for work to be performed if total amount increases by 10% or more. Any such changes to the Transmission Provider's costs for the study work shall be subject to the Transmission Customer's consent, such consent not to be unreasonably withheld. The Transmission Customer shall, within thirty (30) days of the Transmission Provider's notice of increase, either authorize such increases and make payment in the amount set forth in such notice, or the Transmission Provider will suspend the System Impact Study and this Agreement will terminate if so permitted by the Federal Energy Regulatory Commission. In the event this Agreement is terminated for any reason, the Transmission Provider shall refund to the Transmission Customer the portion of the above credit or any subsequent payment to the Transmission Provider by the Transmission Customer that the Transmission provider did not expend in performing its obligations under this Agreement. Any additional billings under this Agreement shall be subject to an interest charge computed in accordance with the provisions of the Tariff. Payments for work performed shall not be subject to refunding except in accordance with Paragraph 7 below.

7. If the actual costs for the work exceed prepaid estimated costs, the Transmission Customer shall make payment to the Transmission Provider for such actual costs within thirty (30) days of the date of the Transmission Provider's invoice for such costs. If the actual costs for the work are less than those prepaid, the Transmission Provider will credit such difference toward Transmission Provider costs unbilled, or in the event there will be no additional billed expenses, the amount of the overpayment will be returned to the Transmission Customer with interest computed as stated in Paragraph 6 of this Agreement, from the date of reconciliation.

8. Nothing in this Agreement shall be interpreted to give the Transmission Customer immediate rights to wheel over or interconnect with the Transmission Provider's transmission or distribution system. Such rights shall be provided for under separate agreement and in accordance with the Transmission Provider's open access tariff.

9. Within one (1) year following the Transmission Provider's issuance of a final bill under this Agreement, the Transmission Customer shall have the right to audit the Transmission Provider's accounts and records at the offices where such accounts and records are maintained, during normal business hours; provided that appropriate notice shall have been given prior to any audit and provided that the audit shall be limited to those portions of such accounts and records that relate to service under this Agreement. The Transmission Provider reserves the right to assess a reasonable fee to compensate for the use of its personnel time in assisting any inspection or audit of its books, records or accounts by the Transmission Customer or its Designated Agent.

10. Each party agrees to indemnify and hold the other party and its Related Persons of each of them (collectively "Affiliates") harmless from and against any and all damages, costs (including attorney's fees), fines, penalties and liabilities, in tort, contract, or otherwise (collectively "Liabilities") resulting from claims of third parties arising, or claimed to have arisen as a result of any acts or omissions of either party under this Agreement. Each party hereby waives recourse against the other party and its Related Persons for, and releases the other party and its Related Persons from, any and all Liabilities for or arising from damage to its property due to a performance under this Agreement by such other party except in cases of negligence or intentional wrongdoing by either party.

11. If either party materially breaches any of its covenants hereunder, the other party may terminate this Agreement by filing a notice of intent to terminate with the Federal Energy Regulatory Commission and serving notice of same on the other party to this Agreement. This remedy is in addition to any other remedies available to the injured party.

12. This Agreement shall be construed and governed in accordance with the laws of the State of Connecticut and with Part II of the Federal Power Act, 16 U.S.C. 824d et seq., and with Part 35 of Title 18 of the Code of Federal Regulations, 18 C.F.R. 35 et seq.

13. All amendments to this Agreement shall be in written form executed by both parties.

14. The terms and conditions of this Agreement shall be binding on the successors and assigns of either party.

15. This Agreement will remain in effect for a period of up to two years from its effective date as permitted by the Federal Energy Regulatory Commission, and is subject to extension by mutual agreement. Either party may terminate this Agreement by thirty (30) days' notice except as is otherwise provided herein. If this Agreement expires by its own terms, it shall be the Transmission Provider's responsibility to make such filing. Transmission Customer:

Name:

Title:

Date:


NEPOOL Participants

By (System Operator)

Name:

Title:

Date:





                                    EXHIBIT 1
          Information to be Provided to the Transmission Provider by the Transmission Customer for System Impact Study


1.0     Facilities Identification

1.1     Requested capability in MW and MVA; summer and winter

1.2     Site location and plot plan with clear geographical references

1.3 Preliminary one-line diagram showing major equipment and extent of Transmission Customer ownership

1.4     Auxiliary power system requirements

1.5 Back-up facilities such as standby generation or alternate supply sources

2.0     Major Equipment

2.1 Power transformer(s): rated voltage, MVA and BIL of each winding, LTC and or NLTC taps and range, Z1 (positive sequence) and Zo (zero sequence) impedances, and winding connections. Provide normal, long-time emergency and short-time emergency thermal ratings.

2.2 Generator(s): rated MVA, speed and maximum and minimum MW output, reactive capability curves, open circuit saturation curve, power factor (V) curve, response (ramp) rates, H (inertia), D (speed damping), short circuit ratio, X1 (leakage), X2:(negative sequence), and Xo (zero sequence) reactances and other data:


                                          Direct          Quadrature
                                           Axis               Axis

Saturated synchronous reactance             Xdv               Xqv
unsaturated synchronous reactance           Xdi               Xqt
saturated transient reactance               X'dv              X'qv
unsaturated transient reactance             X'di              X'qi
saturated subtransient reactance            X"dv              X"qv
unsaturated subtransient reactance          X"di              X"qi
transient open-circuit time constant        T'do              T'qo
transient short-circuit time constant       T"d               T"q
subtransient open-circuit time constant     T"do              T"qo
subtransient short-circuit time constant    T"d               T"q

2.3 Excitation system, power system stabilizer and governor: manufacturer's data in sufficient detail to allow modeling in transient stability simulations.

2.4 Prime mover: manufacturer's data in sufficient detail to allow modeling in transient stability simulations, if determined necessary.

2.5 Busses: rated voltage and ampacity (normal, long-time emergency and short-time emergency thermal ratings), conductor type and configuration.

2.6 Transmission lines: overhead line or underground cable rated voltage and ampacity (normal, long-time emergency and short-time emergency thermal ratings), Z1 (positive sequence) and Zo (zero sequence) impedances, conductor type, configuration, length and termination points.

2.7 Motors greater than 150 kW 3-phase or 50 kW single-phase: type (induction or synchronous), rated hp, speed, voltage and current, efficiency and power factor at 1/2, 3/4 and full load, stator resistance and reactance, rotor resistance and reactance, magnetizing reactance.

2.8     Circuit breakers and switches:  rated voltage, interrupting time and
continuous, interrupting and momentary currents.   Provide normal, long-time
emergency and short-time emergency thermal ratings.

2.9 Protective relays and systems: ANSI function number, quantity manufacturer's catalog number, range, descriptive bulletin, tripping diagram and three-line diagram showing AC connections to all relaying and metering.

2.10     CT's and VT's: location, quantity, rated voltage, current and ratio.

2.11 Surge protective devices: location, quantity, rated voltage and energy capability.

3.0     Other

3.1 Additional data reasonably necessary to perform the System Impact Study will be provided by the Transmission Customer as requested by the Transmission Provider.

3.2 The Transmission Provider reserves the right to require that the Transmission Customer accept the use in the study of specific equipment settings or characteristics necessary to meet NEPOOL and NPCC criteria and standards.





                                  ATTACHMENT J

                                Form of
                           Facilities Study Agreement

This agreement dated , is entered into by (the Transmission Customer) and the NEPOOL Participants (the "Transmission Operator") acting through the ("System Provider"), for the purpose of setting forth the terms, conditions and costs for conducting a Facilities Study relative to , in accordance with the NEPOOL Open Access Transmission Tariff ("Tariff"). All definitions and other terms and conditions of that Tariff are incorporated herein by reference. The Transmission Provider may designate one or more Participants or the System Operator to act for it under this Agreement. The Facilities Study will determine the detailed engineering, design and cost of the facilities necessary to satisfy the Transmission Customer's request for service over the NEPOOL Transmission System.

1. The Transmission customer agrees to provide, in a timely complete manner, the information and technical data specified in Exhibit 1 to this Agreement and reasonably necessary for the Transmission Provider to conduct the Facilities Study. Where such information and technical data was provided for the System Impact Study, it should be reviewed and updated with current information, as required.

2. All work pertaining to the Facilities Study that is the subject of this Agreement will be approved and coordinated only through designated and authorized representatives of the Transmission Provider and the Transmission Customer. Each party shall inform the other in writing of its designated and authorized representative.

3. The Transmission Provider will advise the Transmission Customer of additional information as may be reasonably deemed necessary to complete the study by the Transmission Provider. Any such additional information shall be obtained only if required by Good Utility Practice and shall be subject to the Transmission Customer's consent to proceed, such consent not to be unreasonably withheld.

4. The Transmission Provider contemplates that it will require ____ days to complete the Facilities Study. Upon completion of the study by the Transmission Provider, the Transmission Provider will provide a report to the Transmission Customer based on the information provided and developed as a result of this effort. If, upon review of the study results, the Transmission Customer decides to pursue its transmission service request, the Transmission Customer must sign a supplemental Service Agreement with the Transmission Provider under the Tariff. The System Impact and Facilities Studies, together with any additional studies contemplated in Paragraph 3, shall form the basis for the Transmission Customer's proposed use of the Transmission Provider's Transmission System and shall be furthermore utilized in obtaining necessary third-party approvals of any facilities and requested transmission services. The Transmission Customer understands and acknowledges that any use of the study results by the Transmission Customer or its agents whether in preliminary or final form, prior to approval under Section 18.4 of the Restated NEPOOL Agreement, is completely at the Transmission Customer's risk and that the Transmission Provider will not guarantee or warrant the completeness, validity or utility of the study results prior to NEPOOL 18.4 approval.

5. The estimated costs contained within this Agreement are the Transmission Provider's good faith estimate of its costs to perform the Facilities Study contemplated by this Agreement. The Transmission Provider's estimates do not include any estimates for wheeling charges that may be associated with the transmission of facility output to third parties or with rates for station service. The actual costs charged to the Transmission Customer by the Transmission Provider may change as set forth in this Agreement. Prepayment will be required for all study, analysis, and review work performed by the Transmission Provider's or its Designated Agent's personnel, all of which will be billed by the Transmission Provider to the Transmission Customer in accordance with Paragraph 6 of this Agreement.

6. The payment required is $ from the Transmission Customer to the Transmission Provider for the primary system analysis, coordination, and monitoring of the Facilities Study to be performed by the Transmission Provider for the Transmission Customer's requested service. The Transmission Provider will, in writing, advise the Transmission Customer in advance of any cost increases for work to be performed if the total amount increases by 10% or more. Any such changes to the Transmission Provider's costs for the study work to be performed shall be subject to the Transmission Customer's consent, such consent not to be unreasonably withheld. The Transmission Customer shall, within thirty (30) days of the Transmission Provider's notice of increase, either authorize such increases and make payment in the amount set forth in such notice, or the Transmission Provider will suspend the study and this Agreement will terminate if so permitted by the Federal Energy Regulatory Commission.

     In the event this Agreement is terminated for any reason, the Transmission Provider shall refund to the Transmission Customer the portion of the above credit or any subsequent payment to the Transmission Provider by the Transmission Customer that the Transmission Provider did not expend in performing its obligations under this Agreement. Any additional billings under this Agreement shall be subject to an interest charge computed in accordance with the provisions of the Tariff. Payments for work performed shall not be subject to refunding except in accordance with Paragraph 7 below.

7. If the actual costs for the work exceed prepaid estimated costs, the Transmission Customer shall make payment to the Transmission Provider for such actual costs within thirty (30) days of the date of the Transmission Provider's invoice for such costs. If the actual costs for the work are less than that prepaid, the Transmission Provider will credit such difference toward Transmission Provider's costs unbilled, or in the event there will be no additional billed expenses, the amount of the overpayment will be returned to the Transmission Customer with interest computed in accordance with the provisions of the Tariff.

8. Nothing in this Agreement shall be interpreted to give the Transmission Customer immediate rights to interconnect to or wheel over the NEPOOL Transmission System. Such rights shall be provided for under separate agreement.

9. Within one (1) year following the Transmission Provider's issuance of a final bill under this Agreement, the Transmission Customer shall have the right to audit the Transmission Provider's accounts and records at the offices where such accounts and records are maintained during normal business hours; provided that appropriate notice shall have been given prior to any audit and provided that the audit shall be limited to those portions of such accounts and records that relate to service under this Agreement. The Transmission Provider reserves the right to assess a reasonable fee to compensate for the use of its personnel time in assisting any inspection or audit of its books, records or accounts by the Transmission Customer or its Designated Agent.

10. Each party agrees to indemnify and hold the other party and its Related Persons harmless from and against any and all damages, costs (including attorney's fees), fines, penalties and liabilities, in tort, contract, or otherwise (collectively "Liabilities") resulting from claims of third parties arising, or claimed to have arisen as a result of any acts or omissions of either party under this Agreement. Each party hereby waives recourse against the other party and its Related Persons for, and releases the other party and its Related Persons from, any and all Liabilities for or arising from damage to its property due to performance under this Agreement by such other party except in cases of negligence or intentional wrongdoing by either party.

11. If any party materially breaches any of its covenants hereunder, the other party may terminate this Agreement by filing a notice of intent to terminate with the Federal Energy Regulatory Commission and serving notice of same on the other party to this Agreement. This remedy is in addition to any other remedies available for the injured party.

12. This agreement shall be construed and governed in accordance with the laws of the State of Connecticut and with Part II of the Federal Power Act, 16 U.S.C. Sections 824d et seq., and with Part 35 of Title 18 of the Code of Federal Regulations, 18 C.F.R. Sections 35 et seq.

13. All amendments to this Agreement shall be in written form executed by both parties.

14. The terms and conditions of this Agreement shall be binding on the successors and assigns of either party.

15. This Agreement will remain in effect for a period of two years from its effective date as permitted by the Federal Energy Regulatory Commission, and is subject to extension by mutual agreement.

     Either party may terminate this Agreement by thirty (30) days' notice except as is otherwise provided herein. If this Agreement expires by its own terms, it shall be the Transmission Provider's responsibility to make such filing.

Transmission Customer:


Name:

Title:

Date:



NEPOOL Participants

By (System Operator)

Name:

Title:

Date:






                                  ATTACHMENT K

                        1997 Twelve CP Network Load Data

                         NEPOOL 1997 12 CP Network Load

                         NEPOOL 1997 12CP Network Loads


NEPOOL

Local Networks - 1997                            1997 12CP
                                             Network Load (MW)

Boston Edison Co.                             3,023.024
Bangor Hydro Electric                           255.589
Commonwealth Energy Systems                     601.023
Central Maine Power                           1,464.781
Eastern Utilities Associates                    885.357
New England Electric System                   3,957.775
Northeast Utilities                           6,332.724
United Illuminating                             677.367
Vermont Electric Light Co.                      796.881
     TOTAL                                   17,994.521



Boston Edison Company

Network Load Customer                         1997 12CP
                                               Network
                                              Load (MW)

Boston Edison Co.**                           2,383.727
Braintree                                        58.395
Cambridge***                                    216.966
Concord (PASNY)                                   1.690
Hingham                                          25.083
Hull                                              6.139
MBTA                                              7.283
Norwood (NYPA)                                    2.635
Norwood (NEP Tariff 1)                           48.448
Quincy/Weymouth (Retail Wheeling-MECO)            0.000
Quincy/Weymouth (NEP Tariff 1)                  185.693
Reading                                          82.333
Wellseley (PASNY)                                 2.335
Belmont (PASNY)                                   2.297
          Total                               3,023.024




                Bangor Hydro Electric Company


Network Load Customer                        1997 12CP
                                              Network
                                              Load (NW)

Bangor Hydro Electric                         255.589
     Total                                    255.589




               Commonwealth Electric Company


Network Load Customer                       1997 12CP
                                             Network
                                            Loan (MW)

Commonwealth Electric Company               585.283
Nantucket (NEP Tariff 1)                     15.740
Nantucket (Retail Wheeling)                   0.000
     Total                                  601.023



                     Central Maine Power


Network Load Customer                      1997 12CP
                                            Network
                                           Loan (MW)

Central Maine Power                       1,407.939
Fox Island                                    1.491
Kennebunk                                    15.024
Madison                                      40.327
     Total                                1,464.781




                    Eastern Utilities Associates


Network Load Customer                     1997 12CP
                                           Network
                                          Loan (MW)

Eastern Utilities Associates**            756.175
Middleborough                              22.967
Pascoag, RI                                 1.592
Taunton                                    90.940
Tiverton (Retail Wheeling - NECO)           0.000
Tiverton (NEP Tariff 1)                    13.683
     Total                                885.357




                        New England Power


Network Load Customer                     1997 12CP
                                           Network
                                          Loan (MW)

New England Power**                       3,287.945
Granite State Electric (Retail Wheeling)      2.307
Massachusetts Electric (Retail Wheeling)     43.397
Narragansett Electric (Retail Wheeling)       2.750
Ashburnham                                    4.540
Boylston                                      3.930
Central Vermont Public Service                8.234
Danvers                                      52.435
Fitchburg Gas & Electric                     72.331
French King                                  11.341
Georgetown                                    6.805
Green Mountain Power (Except Stamford)       59.480
Groton, MA                                    8.281
Groveland (NYPA Load)                         0.510
Holden                                       15.199
Hudson                                       47.500
Ispwich                                      14.670
Littleton, MA                                26.751
Mansfield                                    31.725
MBTA                                          5.851
Marblehead                                   17.121
Massachusetts Governors Land Bank             2.127
Merrimac (NYPA)                               0.525
Middleton                                    14.928
N. Attleboro                                 36.158
Paxton                                        3.069


Network Load Customer                      1997 12CP
                                            Network
                                           Loan (MW)

Peabody                                     73.540
Princeton                                    2.388
Rowley                                       5.305
Shrewsbury                                  43.113
Sterling                                     6.673
Templeton                                    8.902
Wakefield                                   28.317
W. Boylston                                  9.627
     Total                               3,957.775



                 Northeast Utilities


Network Load Customer                          1997 12CP
                                                Network
                                               Loan (MW)

Northeast Utilities**                         5,377.920
Bolt Hill                                        34.630
Chicopee                                         64.539
Conn. Municipal Electric Energy Co-op           268.199
Holyoke Gas & Electric                           48.541
SBNG (Retail Wheeling - MECO)***                  0.000
SBNG (NEP Tariff 1)***                           84.184
S. Hadley                                        21.182
The Six United Illuminating Substations         218.535
UNITIL                                          164.297
Westfield                                        50.697
     Total                                    6,332.724




                   United Illuminating Company


Network Load Customer                          1997 12CP
                                                Network
                                               Loan (MW)

United Illuminating                             677.367
     Total                                      677.367




                    Vermont Electric Power Co.



Network Load Customer                           1997 12CP
                                                 Network
                                                Loan (MW)

Vermont Electric Light Co.                       796.881
     Total                                       796.881



Total of all Transmission Providers 12CP = 17,994.521





                                  ATTACHMENT L

               Financial Assurance Policy for NEPOOL Members


This Financial Assurance Policy for NEPOOL Members ("Policy") shall become effective January 1, 1999 (the "Policy Effective Date"). (FN1)


The purpose of this Policy is (i) to establish a financial assurance policy for NEPOOL members ("Participants") that includes commercially reasonable credit review procedures to assess the financial ability of an applicant for membership in NEPOOL ("Applicant") or of a Participant to pay for service transactions under the Restated NEPOOL Agreement and the NEPOOL Open Access Transmission Tariff (the "Tariff") and to pay its share of NEPOOL expenses, including amounts owed to the ISO under its tariff, (ii) to set forth requirements for alternative forms of security that will be deemed acceptable to NEPOOL and consistent with commercial practices established by the Uniform Commercial Code that protects the Participants against the risk of non- payment by other, defaulting Participants, (iii) to set forth the conditions under which NEPOOL will conduct business so as to avoid the possibility of failure of payment for services rendered under the Tariff or the Restated NEPOOL Agreement, and (iv) to collect amounts past due, collect amounts payable upon billing adjustments, make up shortfalls in payments, and terminate membership of defaulting Participants.

In accordance with Sections 3.5 and 7.5 of the Restated NEPOOL Agreement, NEPOOL requires the following procedures and requirements to apply to all Applicants and Participants. Generally, any Applicant or Participant that does not have an investment grade rating by either Standard & Poor's, Moody's, Duff & Phelps, or Fitch (or in the case of Applicants or Participants that are not rated themselves, any Applicant or Participant that does not have outstanding debt with such a rating) will be required to provide financial assurances, as described in detail below.








---------
(FN1) Capitalized terms used but not defined in this Policy are intended to have the meanings given to such terms in Section 1 of the Restated NEPOOL Agreement or Section 1 of the Restated NEPOOL Open Access Transmission Tariff (the "Tariff"), as amended.










GENERAL REQUIREMENTS

Each Applicant or Participant must comply with the following general requirements. In the case of a group of members that are treated as a single Participant pursuant to Section 4.1 of the Restated NEPOOL Agreement, the group members shall be deemed to have elected to be jointly and severally liable for all debts to NEPOOL of any of the group members unless (i) charges of an individual member can be tracked and allocated to the member incurring such charges by the System Operator (FN1) utilizing all information available to the System Operator determined by it to be reliable, including information from Participants or from a single Participant's representative, (ii) an alternate form of financial assurance is provided as set forth below, (iii) the group members agree to allocate amongst themselves responsibility for payment of group member charges on a percentage basis in a manner acceptable to NEPOOL, with additional financial assurance to be provided by those members, if any, that do not satisfy the minimum corporate debt rating, or (iv) the group members when evaluated as a whole (at their expense by one of the above rating agencies) satisfy the minimum corporate debt rating requirement set forth above and, in addition, provide a corporate guaranty from a parent or other responsible affiliate, which parent or affiliate satisfies the minimum corporate debt rating. For the fourth type of consolidated Participant, NEPOOL will conduct a financial assurances review based on the credit rating of only the rated members of the group.

For the purposes of these financial assurance provisions, the term "Participant" shall, in the case of a group of members that are treated as a single Participant pursuant to Section 4.1 of the Restated NEPOOL Agreement, be deemed to refer to the group of members as a whole unless the group members have affirmatively indicated to NEPOOL, and NEPOOL has agreed, that they are to be treated pursuant to options (i) or (iii) above, in which case the term "Participant" shall be deemed to refer to each individual group member and not to the aggregate of such group; and the terms "charges" and fees" shall, likewise, be deemed to refer to the charges and fees allocable to the individual group member as opposed to the aggregate of such group.








--------
(FN1) The System Operator will act as NEPOOL's agent in managing and enforcing this Policy with the exception of termination of membership issues, which are specifically reserved to the NEPOOL Participants and will be addressed by the NEPOOL Executive Committee Membership Subcommittee, subject to appeal to the Management Committee. Accordingly, all financial information required pursuant to this Policy is to be provided to the System Operator, which will keep all such information confidential in accordance with the provisions of Section 2 of NEPOOL Criteria, Rules and Standards No. 45.

Proof of Financial Viability

Each Applicant must with its application submit proof of financial viability, as described below, satisfying NEPOOL requirements to demonstrate the Applicant's ability to meet its obligations, or must provide prior to its membership becoming effective financial assurance in the form of a cash deposit, letter of credit or performance bond as set forth below. An Applicant that chooses to provide a cash deposit, letter of credit or performance bond will not be required to provide financial information to NEPOOL.

Generally, each Applicant must submit a current rating agency report, which report must indicate an investment grade rating by either Standard & Poor's, Moody's, Duff & Phelps, or Fitch for the Applicant or, if the Applicant itself is not rated, for the Applicant's outstanding rated debt, in order for the Applicant to be considered as a candidate for NEPOOL membership without furnishing additional financial assurances as described below.

Current Participants must also provide a current rating agency report by the Policy Effective Date, as well as any of the financial statements and information set forth below if and as requested by NEPOOL within ten (10) days of such request. Those Participants that do not satisfy the rating requirement as set forth above must provide instead on the Policy Effective Date one form of the financial assurances set forth below. A Participant's failure to meet these requirements may result in termination proceedings by NEPOOL.

Financial Statements

Each Applicant must submit, if and as requested by NEPOOL and within ten (10) days of such request, audited financial statements for at least the immediately preceding three years, or the period of its existence, if shorter, including, but not limited to, the following information:

               Balance Sheets
               Income Statements
               Statements of Cash Flows
               Notes to Financial Statements

Additionally, the following information for at least the immediately preceding three years, if available, must be submitted if and as requested by NEPOOL and within ten (10) days of such request:

               Annual and Quarterly Reports
               10-K, 10-Q and 8-K Reports

Where the above financial statements are available on the Internet, the Applicant may provide instead a letter to NEPOOL stating where such statements may be located and retrieved by NEPOOL.

Each Applicant may also be required to provide at least one bank reference and three (3) Utility credit references. In those cases where an Applicant does not have three (3) Utility credit references, three (3) trade payable vendor references may be substituted.

Each Applicant may also be required to include information as to any known or anticipated material lawsuits, as well as any prior bankruptcy declarations by the Applicant, or by its predecessor(s), if any.

In the case of certain Applicants, some of the above financial submittals may not be applicable, and alternate requirements may be specified by NEPOOL.

Ongoing Financial Review

Each Participant that has not provided a cash deposit, letter of credit, performance bond, or corporate guaranty must submit its current rating agency report promptly upon the request of NEPOOL, and 8-K Reports promptly upon their issuance.

In addition, each Participant is responsible for informing NEPOOL in writing within ten (10) business days of any material change in its financial status. A material change in financial status includes, but is not limited to, the following: a downgrade to a below investment grade rating of senior long term debt by a major rating agency, being placed on credit watch with negative implication by a major rating agency if senior long term debt does not have an investment grade rating, a bankruptcy filing, insolvency, a report of a significant quarterly loss or decline of earnings, the resignation of key officer(s), and/or the filing of a material lawsuit that could materially adversely impact current or future financial results. A Participant's failure to provide this information may result in termination proceedings by NEPOOL.

If there is a material adverse change in the financial condition of the Participant, NEPOOL may require the Participant to provide one of the forms of other financial assurances set forth below. If the Participant fails to do so, NEPOOL may initiate termination proceedings in accordance with the procedure set forth in Section 21.2(d) of the Restated NEPOOL Agreement.

OTHER FINANCIAL ASSURANCES

Applicants or Participants that do not satisfy the rating requirement or NEPOOL's credit review process must submit instead one of the following additional financial assurances, depending on the type of transactions they anticipate engaging in as Participants. Each financial assurance for monthly charges, unless replaced in accordance with the terms hereof or no longer required pursuant to the terms hereof, shall remain in effect for one hundred twenty days after termination of the Participant's membership, provided, however that financial assurances required by this Financial Assurance Policy related to potential billing adjustments chargeable to a terminated Participant shall remain in effect until such billing adjustment request is finally resolved in accordance with the provisions of the NEPOOL Billing Policy.

In general, Participants must provide additional financial assurance in the following amounts, based on their average or expected monthly charges for interchange and transmission service under the Tariff (which would include charges for Regional Network Service or Through or Out Service) and the Restated NEPOOL Agreement (which would include energy and other services received through NEPOOL) and NEPOOL expenses for services, including amounts owed to ISO New England Inc. under its tariff (collectively the "NEPOOL Charges"):

Monthly NEPOOL Charges                   Financial Assurance Requirement

$0 - $15,000                               0 months' NEPOOL Charges
$15,001 - $30,000                          1 month's NEPOOL Charges
$30,001 - $50,000                          2 months' NEPOOL Charges
$50,001 or more                            3 1/2 months' NEPOOL Charges

The three and one-half months is based on the time required for a FERC filing made by NEPOOL to suspend service to be effective.

Therefore, a Participant with $32,000 in monthly NEPOOL Charges that does not satisfy the rating requirement or NEPOOL credit review process must provide additional financial assurances in the amount of $64,000 to NEPOOL.

In the case of new Participants, the additional financial assurance requirement will be based on estimated monthly NEPOOL Charges, which estimate NEPOOL has the right to adjust in light of subsequent experience as to actual monthly NEPOOL Charges.

Furthermore and without limiting the generality of the foregoing, if a Participant that has received from one or more other Participants or Non-Participant Transmission Customers an amount the payment of which is the subject of a dispute, an amount equal to 100% of such amount in dispute shall be included in determining that Participant's overall financial assurance requirement. Any additional financial assurance provided under this paragraph shall not be terminated or returned prior to the resolution of the dispute requiring such additional financial assurance, even if the Participant providing such additional financial assurance is terminated or withdraws from NEPOOL and otherwise satisfies all of its obligations to NEPOOL. As used herein, the term "Financial Assurance Requirement" shall include 100% of such amount in dispute, in addition to the other amounts included in such Financial Assurance Requirement for the relevant Participant.

In addition, and without limiting the foregoing, any Participant that does not satisfy the rating requirement or NEPOOL's credit review process and that has monthly NEPOOL Charges (determined as set forth above) in excess of $15,000 shall not at any time have net NEPOOL Charges (regardless of whether such charges have actually become due and owing or not) in excess of the amount of the additional financial assurance provided by such Participant. Any Participant that does not satisfy the rating requirement or NEPOOL's credit review process but is exempt from providing additional financial assurance by virtue of having monthly NEPOOL charges of $15,000 or less shall not at any time have net NEPOOL Charges (regardless of whether such charges have actually become due and owing or not) in excess of $15,000 unless such Participant provides the additional financial assurance described herein in an amount not less than such net NEPOOL Charges. If a Participant that does not satisfy the rating requirement or NEPOOL's credit review process exceeds the limits for net NEPOOL Charges set forth for it in this paragraph, NEPOOL may initiate termination proceedings. A Participant that does not satisfy the rating requirement or NEPOOL's credit review process and knows or reasonably should know that it has exceeded the limits for net NEPOOL Charges set forth for it in this paragraph shall notify the ISO immediately that it has exceeded such limits.

Cash Deposit

A cash deposit for the full value of the Financial Assurance Requirement, as determined by NEPOOL, provides an acceptable form of financial assurance to NEPOOL.

If the amount of the deposit is below the required level, the Participant shall immediately replenish or increase the deposit to the required level; otherwise, NEPOOL may initiate termination proceedings. In the event that actual NEPOOL Charges exceed those anticipated, the anticipated charges will be increased accordingly and the Participant must augment its cash deposit to reach the required level.

The cash deposit will be invested by NEPOOL in investments as may be designated by the Participant in direct obligations of the United States or its agencies and interest earned will be paid to the Participant. NEPOOL may sell or otherwise liquidate such investments at its discretion to meet the Participant's obligations to NEPOOL.

The requirement to continue the deposit may be reviewed by NEPOOL after one year. Consideration will be given to replacing the cash deposit with a corporate guaranty if certain conditions are met, as discussed below in the Corporate Guaranty section.

Letter of Credit

An irrevocable standby letter of credit for the full value of the Financial Assurance Requirement, as determined by NEPOOL, provides an acceptable form of financial assurance to NEPOOL. The letter of credit will renew automatically unless the issuing bank provides notice to NEPOOL at least ninety (90) days prior to the letter of credit's expiration of the bank's decision not to renew the letter of credit.

If the letter of credit amount is below the required level, the Participant shall immediately replenish or increase the letter of credit amount; otherwise, NEPOOL may initiate termination proceedings. If actual NEPOOL Charges exceed those anticipated, the Participant must obtain a substitute letter of credit that equals the actual NEPOOL Charges.

The form, substance, and provider of the letter of credit must all be acceptable to NEPOOL. The letter of credit should clearly state the full names of the "Issuer," "Account Party" and "Beneficiary" (NEPOOL), the dollar amount available for drawings, and should include a statement required on the drawing certificate and other terms and conditions that should apply. It should also specify that funds will be disbursed, in accordance with the instructions, within one (1) business day after due presentation of the drawing certificate. The bank issuing the letter of credit must have a minimum corporate debt rating of an "A-" by Standard & Poor's, or "A3" by Moody's, or "A-" by Duff & Phelps, or "A-" by Fitch, or an equivalent short term debt rating by one of these agencies.

Please refer to Attachment 1, which provides an example of a generally acceptable sample "clean" letter of credit. All costs associated with obtaining financial security and meeting the Policy provisions are the responsibility of the Applicant or Participant.

The requirement to continue to provide a letter of credit may be reviewed by NEPOOL after one year. Consideration will be given to replacing the letter of credit with a corporate guaranty if certain conditions are met, as discussed below in the Corporate Guaranty section.

Performance Bond

A performance bond complying with the requirements set forth herein provides an acceptable form of financial assurance to NEPOOL. The penal sum of such performance bond shall be in an amount equal to the full value of the Financial Assurance Requirement, as determined by NEPOOL, and shall automatically be adjusted to reflect any adjustment in such Financial Assurance Requirement. The bond shall permit suit thereunder until two years after the date that all of the Applicant's or Participant's obligations to NEPOOL expire.

If the amount of the penal sum of the performance bond available to NEPOOL is below the required level, the Participant shall immediately replenish or increase the amount of the penal sum; otherwise, NEPOOL may initiate termination proceedings. If actual NEPOOL Charges exceed those anticipated, the Participant must either cause the penal sum of such performance bond to be increased accordingly or must obtain a substitute performance bond in the appropriate amount.

The form, substance and provider of the performance bond must be acceptable to NEPOOL. The performance bond should clearly state the full names of the "Principal," the "Surety" and the "Obligee" (NEPOOL) and the penal sum and should include a clear statement that the surety will promptly and faithfully perform the Participant's obligations to NEPOOL if the Participant fails to do so. The insurance company issuing the performance bond must be rated "A" or better by A.M. Best & Co.

Please refer to Attachment 2, which provides an example of a generally acceptable sample performance bond. All costs associated with obtaining financial security and meeting the Policy provisions, including without limitation the cost of the premiums for such performance bond, are the responsibility of the Applicant or Participant.

The requirement to continue to provide a performance bond may be reviewed by NEPOOL after one year. Consideration will given to replacing the performance bond with a corporate guaranty if certain conditions are met, as discussed below in the Corporate Guaranty section.

Weekly Payments

A Participant that does not satisfy the rating requirement may request that, in lieu of providing one of the additional financial assurances set forth above, a weekly billing schedule be implemented for it. NEPOOL may, in its discretion, agree to such a request; provided, however, that any weekly billing arrangement will terminate no more than six months after the date on which such arrangement begins unless the Participant requests an extension of such arrangement and demonstrates to NEPOOL's satisfaction in its sole discretion that the termination of such arrangement and compliance with the other provisions of this Policy (including providing another form of financial assurance, if required) will impose a substantial hardship on the Participant. Such demonstration of a substantial hardship shall be made every six months after the initial demonstration, and a Participant's weekly billing arrangement will be terminated if it fails to demonstrate to NEPOOL's satisfaction in its sole discretion at any such six month interval that compliance with the other provisions of this Policy will impose a substantial hardship on it.

If NEPOOL agrees to implement a weekly billing schedule for a Participant, the Participant shall be billed weekly in arrears on an estimated basis for all amounts owed to NEPOOL and the System Operator for the week, with an adjustment for each month as part of the regular NEPOOL monthly billing to reflect any under or over collection for the month. The Participant shall be obligated to pay each such weekly bill within five business days after it is received. The Participant shall pay with respect to each weekly bill an administrative fee, determined by the System Operator, to reimburse the System Operator for the costs it incurs as a result of that Participant's weekly billing arrangement.

If a weekly billing schedule is implemented for a Participant in lieu of requiring the Participant to provide an additional financial assurance, the Participant may be required to provide an additional financial assurance at any time if the Participant fails to pay when due any weekly bill. In addition, upon the termination of a Participant's weekly billing arrangement, the Participant shall either satisfy the rating requirement set forth herein or provide one of the other forms of financial assurance set forth herein.

Use of Transaction Setoffs

Under certain conditions, NEPOOL may be obligated to make payments to a Participant. In this event, the amount of the cash deposit, letter of credit or performance bond required for financial assurance for the contemplated transactions may be reduced ("setoff") by an amount equal to NEPOOL's unpaid balance or expected billing under the other transactions. The terms and the amount of the setoff must be approved by NEPOOL.

Corporate Guaranty

An irrevocable corporate guaranty obtained from a Participant's affiliated company ("Guarantor") for the full value of the Financial Assurance Requirement, as determined by NEPOOL, may provide an acceptable form of financial assurance to NEPOOL.

If actual NEPOOL Charges exceed those anticipated, the Participant must provide a substitute corporate guaranty that equals the actual NEPOOL Charges.

A Participant for which a letter of credit, performance bond or cash deposit was initially required may have the opportunity to substitute a corporate guaranty if the following conditions are met:

1. NEPOOL determines that the Participant has satisfactorily met its payment obligations in NEPOOL for at least one-year, which one-year period may in whole or in part pre-date the Policy Effective Date;

2. NEPOOL determines that the financial condition of the Guarantor meets the requirements of this Policy; and 3.

3. The form and substance of the corporate guaranty are acceptable to NEPOOL.

Upon NEPOOL's written authorization, the Participant may substitute a corporate guaranty that is issued by the Guarantor for a cash deposit, bank letter of credit or performance bond when it has satisfied the conditions stipulated above. The corporate guaranty is considered to be a lesser form of financial assurance than a cash deposit, letter of credit or performance bond, and therefore is allowed as an acceptable form of financial assurance only to those Participants that have satisfied their payment obligations to NEPOOL in a timely manner for at least one year.

The corporate guaranty may only be used if the Participant is affiliated with a Guarantor that has greater financial assets, a strong balance sheet and income statements, and at minimum an investment grade rating by either Standard & Poor's, Moody's, Duff & Phelps, or Fitch.

The corporate guaranty should clearly state the identities of the "Guarantor," "Beneficiary" and "Obligor," and the relationship between the Guarantor and the Participant Obligor. The corporate guaranty must be duly authorized by the Guarantor, must be signed by an officer of the Guarantor, and must be furnished with either an opinion satisfactory to NEPOOL of the Guarantor's counsel with respect to the enforceability of the guaranty or accompanied by a certificate of corporate guarantee that includes a seal of the corporation with the signature of the corporate secretary. Additionally, adequate documentation regarding the signature authority of the person signing the corporate guaranty must be provided with the corporate guaranty.

A corporate guaranty must also obligate the Guarantor to submit a current rating agency report promptly upon the request of NEPOOL, to submit 8-K Reports promptly upon their issuance, to submit financial reports if and as requested by NEPOOL within ten (10) days of such request, and to inform NEPOOL in writing within ten (10) business days of any material change in its financial status. A material change in financial status includes, but is not limited to, the following: a downgrade to a below investment grade rating of senior long term debt by a major rating agency, being placed on credit watch with negative implication by a major rating agency if senior long term debt does not have an investment grade rating, a bankruptcy filing, insolvency, a report of a significant quarterly loss or decline of earnings, the resignation of key officer(s), and/or the filing of a material lawsuit that could materially adversely impact current or future financial results. A Guarantor's failure to provide this information may result in proceedings by NEPOOL to terminate the Participant Obligor. If there is a material adverse change in the financial condition of the Guarantor, NEPOOL may require the Participant Obligor to provide another form of financial assurance, either a cash deposit or a letter of credit or a performance bond.

Non-payment of Amounts Due

If a Participant does not pay amounts billed when due and as a result a letter of credit or cash deposit is drawn down or a performance bond is paid on, then the Participant must immediately replenish the letter of credit or cash deposit to the required amount or cause the penal sum of the performance bond to be increased to equal the required amount plus all amounts paid thereunder. If a Participant fails to do so, NEPOOL may initiate termination proceedings against the Participant in accordance with the procedure set forth in Section 21.2(d) of the Restated NEPOOL Agreement.

In order to encourage prompt payment by Participants of amounts owed to NEPOOL and the ISO, if a Participant is delinquent two or more times within any period of twelve months in paying on time its NEPOOL Charges, the Participant shall pay, in addition to interest on each late payment, a late payment charge for its second failure to pay on time, and for each subsequent failure to pay on time, within the same twelve-month period, in an amount equal to the greater of (i) two percent (2%) of the total amount of such late payment or (ii) $250.00.

In the case of a former Participant that applies again for membership in NEPOOL, a determination of delinquency shall be based on the Participant's history of payment of its NEPOOL Charges in its last twelve (12) months of membership.

Financial Assurance upon Termination of Membership

Upon termination of membership in NEPOOL, a Participant must provide financial assurance in the amount of all potential billing adjustments chargeable to such Participant for all unresolved billing disputes in existence on the date of termination of such Participant's membership. Such financial assurance must be in the form of a cash deposit, a letter of credit, an affiliate guaranty, or a performance bond meeting the requirements of this policy. The amount of such financial assurance shall be reduced to the extent any billing dispute is resolved and the former Participant pays the billing adjustments or no billing adjustment is chargeable to the former Participant.

Notification of Default

In the event that a Participant fails to comply with this Financial Assurance Policy (including, without limitation, a failure by such Participant (i) to provide NEPOOL with the required information, (ii) to maintain its additional financial assurance at the required level, (iii) to notify NEPOOL of a material adverse change in the financial condition of such Participant or its Guarantor, or (iv) to notify NEPOOL of such Participant's net Monthly Charges exceeding the limits set forth above) (a "Financial Assurance Default") and such failure continues for at least ten days, NEPOOL may (but shall not be required to) notify such Participant in writing, electronically and by first class mail sent in each case to such Participant's member or alternate on the NEPOOL Participants Committee or billing contact (it being understood that NEPOOL will use reasonable efforts to contact all three), of such Financial Assurance Default. Either simultaneously with the giving of the notice described in the preceding sentence or within the ten days thereafter (unless the Financial Assurance Default is cured during such period), NEPOOL shall notify each other member and alternate on the NEPOOL Participants Committee and each Participant's billing contact of the identity of the Participant receiving such notice, whether such notice relates to a Financial Assurance Default, and the actions NEPOOL plans to take and/or has taken in response to such Financial Assurance Default.

No remedy for a Financial Assurance Default is or shall be deemed to be exclusive of any other available remedy or remedies. Each such remedy shall be distinct, separate and cumulative, shall not be deemed inconsistent with or in exclusion of any other available remedy, and shall be in addition to and separate and distinct from every other remedy.





                                  ATTACHMENT 1
                             SAMPLE LETTER OF CREDIT
                                                            [DATE PROVIDED]

                   IRREVOCABLE STANDBY LETTER OF CREDIT NO.

[EXPIRATION DATE] AT OUR COUNTERS [unless an evergreen l/c is obtained]

WE DO HEREBY ISSUE AN IRREVOCABLE NON-TRANSFERABLE STANDBY LETTER OF CREDIT BY ORDER OF AND FOR THE ACCOUNT OF ON BEHALF OF [PARTICIPANT] ("ACCOUNT PARTY") IN FAVOR OF THE PARTICIPANTS IN THE NEW ENGLAND POWER POOL ("NEPOOL") IN AN AMOUNT NOT EXCEEDING US$ .00 (UNITED STATES DOLLARS
          AND 00/100) AGAINST PRESENTATION TO US OF A DRAWING CERTIFICATE SIGNED BY A PURPORTED OFFICER OR AUTHORIZED AGENT OF NEPOOL AND DATED THE DATE OF PRESENTATION CONTAINING THE FOLLOWING STATEMENT:

"THE UNDERSIGNED HEREBY CERTIFIES TO [BANK] ("BANK"), WITH REFERENCE TO IRREVOCABLE NON-TRANSFERABLE STANDBY LETTER OF CREDIT NO. ISSUED BY [BANK] IN FAVOR OF THE PARTICIPANTS IN THE NEW ENGLAND POWER POOL ("NEPOOL") THAT [PARTICIPANT] HAS FAILED TO PAY NEPOOL IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THE RESTATED NEPOOL AGREEMENT BETWEEN [PARTICIPANT] AND THE OTHER NEPOOL MEMBERS , AND THUS NEPOOL IS DRAWING UPON THE LETTER OF CREDIT IN AN AMOUNT EQUAL TO $ ."

IF PRESENTATION OF ANY DRAWING CERTIFICATE IS MADE ON A BUSINESS DAY AND SUCH PRESENTATION IS MADE AT OUR COUNTERS ON OR BEFORE 10:00 A.M. TIME, WE SHALL SATISFY SUCH DRAWING REQUEST ON THE SAME BUSINESS DAY. IF THE DRAWING CERTIFICATE IS RECEIVED AT OUR COUNTERS AFTER 10:00 A.M. TIME, WE WILL SATISFY SUCH DRAWING REQUEST ON THE NEXT BUSINESS DAY, FOR THE PURPOSES OF THIS SECTION, A BUSINESS DAY MEANS A DAY, OTHER THAN A SATURDAY OR SUNDAY, ON WHICH COMMERCIAL BANKS ARE NOT AUTHORIZED OR REQUIRED TO BE CLOSED IN NEW YORK, NEW YORK.

DISBURSEMENTS SHALL BE IN ACCORDANCE WITH THE INSTRUCTIONS OF NEPOOL.

THE FOLLOWING TERMS AND CONDITIONS APPLY:

THIS LETTER OF CREDIT SHALL EXPIRE AT THE CLOSE OF BUSINESS [DATE]. WE WILL PROVIDE NOTICE TO NEPOOL AT LEAST 90 DAYS PRIOR TO SUCH DATE IF THIS LETTER OF CREDIT WILL NOT BE RENEWED AS OF SUCH DATE [or: THIS LETTER OF CREDIT SHALL EXPIRE ONLY UPON THE FOLLOWING CONDITIONS: (1) WHEN FULL PAYMENT HAS BEEN RECEIVED BY NEPOOL FROM [PARTICIPANT] AND (2) NEPOOL HAS PROVIDED A WRITTEN RELEASE TO THIS BANK .]

THE AMOUNT WHICH MAY BE DRAWN BY YOU UNDER THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY REDUCED BY THE AMOUNT OF ANY UNREIMBURSED DRAWINGS HEREUNDER AT OUR COUNTERS. ANY NUMBER OF PARTIAL DRAWINGS ARE PERMITTED FROM TIME TO TIME HEREUNDER.

ALL COMMISSIONS AND CHARGES WILL BE BORNE BY THE ACCOUNT PARTY.

THIS LETTER OF CREDIT IS NOT TRANSFERABLE OR ASSIGNABLE.

THIS LETTER OF CREDIT DOES NOT INCORPORATE AND SHALL NOT BE DEEMED MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT (A) THAT IS REFERRED TO HEREIN (EXCEPT FOR THE UCP, AS DEFINED BELOW) OR (B) IN WHICH THIS LETTER OF CREDIT IS REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES.

THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, 1993 REVISION, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (THE "UCP"), EXCEPT TO THE EXTENT THAT TERMS HEREOF ARE INCONSISTENT WITH THE PROVISIONS OF THE UCP, INCLUDING BUT NOT LIMITED TO ARTICLES 13(b) AND 17 OF THE UCP, IN WHICH CASE THE TERMS OF THE LETTER OF CREDIT SHALL GOVERN.

THIS LETTER OF CREDIT MAY NOT BE AMENDED, CHANGED OR MODIFIED WITHOUT THE EXPRESS WRITTEN CONSENT OF NEPOOL AND US.

WE HEREBY ENGAGE WITH YOU THAT DOCUMENTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION AS SPECIFIED.

PRESENTATION OF ANY DRAWING CERTIFICATE UNDER THIS STANDBY LETTER OF CREDIT MAY BE SENT TO US BY COURIER, CERTIFIED MAIL, REGISTERED MAIL, TELEGRAM, TELEX TO THE ADDRESS SET FORTH BELOW, OR SUCH OTHER ADDRESS AS MAY HEREAFTER BE FURNISHED BY US. OTHER NOTICES CONCERNING THIS STANDBY LETTER OF CREDIT MAY BE SENT BY FACSIMILE OR SIMILAR COMMUNICATIONS FACILITY TO THE RESPECTIVE ADDRESSES SET FORTH BELOW. ALL SUCH NOTICES AND COMMUNICATIONS SHALL BE EFFECTIVE WHEN ACTUALLY RECEIVED BY THE INTENDED RECIPIENT PARTY.

IF TO THE BENEFICIARY OF THIS LETTER OF CREDIT:


IF TO THE ACCOUNT PARTY:


IF TO US:



[signature]

[signature]






                                  ATTACHMENT 2

                             SAMPLE PERFORMANCE BOND

                               [Insurance Company]



Bond No.

KNOW ALL MEN BY THESE PRESENTS, That the undersigned [participant], of [participant's address] hereinafter referred to as the Principal, and [insurance company], a corporation organized and existing under the laws of the State of [insurance company's state of incorporation], as Surety, are held and firmly bound unto the Participants in the New England Power Pool as obligees, hereinafter referred to collectively as the Obligee, in the sum of
                , lawful money of the United States of America (which sum shall automatically be adjusted to reflect any adjustment in the Financial Assurance Requirement applicable to the Principal under the New England Power Pool's Financial Assurance Policy for NEPOOL Members, as in effect from time to time) for the payment of which sum, well and truly to be made, we bind ourselves, our executors, administrators, successors, and assigns, jointly and severally, firmly by these presents.

WHEREAS, the Principal has entered into agreements for the purchase and sale of electric services and the payment of amounts owed to ISO New England Inc. and its share of the expenses of the New England Power Pool under the Restated NEPOOL Agreement, the Restated NEPOOL Open Access Transmission Tariff and the ISO New England Inc. Tariff for Transmission Dispatch and Power Administration Services, each as amended from time to time (collectively referred to as the "Agreements"), and in strict accordance with their respective terms.

NOW, THEREFORE, the condition of this obligation is such, that if the Principal shall promptly and faithfully make the payments required by, and comply with terms of, the Agreements which have been or may hereafter be in force and shall save and keep harmless the Obligee from all loss or damage which it may sustain or for which it may become liable on account of the issuance of said Agreements to the Principal, then this obligation shall be void; otherwise, it shall remain in full force and effect.

Upon notice from ISO New England Inc. of nonpayment by the Principal, Surety will pay to ISO New England Inc., as agent for the Obligee, the amounts owed by the Principal under the Agreements.

The Surety hereby waives notice of any alteration or extension of time made by the Obligee.

Any suit on this bond must be instituted before the expiration of two (2) years from the date on which the Principal's obligations under the Agreements expires.

SIGNED, SEALED AND DATED this        day of                               ,
19   .




[Seal]
[Participant]

Principal
By:





[Seal]
[Insurance Company]

Surety
By:





                                  ATTACHMENT 3
                               CORPORATE GUARANTY

     For and in consideration of the credit advance or sale of products on open account by the New England Power Pool Participants from time to time ("Participants") to [Participant] ("Company"), the undersigned guarantor, ("Guarantor"), the [subsidiary/affiliate] of Company, hereby unconditionally and irrevocably guarantees the prompt and complete payment of all amounts that Company now or hereafter owes to Participants under the Restated NEPOOL Agreement and Restated NEPOOL Open Access Transmission Tariff, [and performance by Company of any other agreements, whether now existing or hereafter arising, between Company and Participants], as amended from time to time (collectively referred to as the "Agreements"), in strict accordance with their respective terms.

1. If Company does not perform its obligations in strict accordance with the Agreements, Guarantor shall immediately pay all amounts now or hereafter due thereunder (including, without limitation, all principal, interest, and fees) and otherwise proceed to complete the same and satisfy all of Company's obligations under the Agreements. This Guaranty may be satisfied by Guarantor paying and/or performing (as appropriate) Company's obligations or by Guarantor causing Company's obligations to be paid or performed; provided, however, that Guarantor shall at all times remain fully responsible and liable for its obligations hereunder notwithstanding any such payment or performance (or failure thereof) by any third party. Participants will undertake commercially reasonable efforts to notify Guarantor of a failure by Company to make a payment or perform its obligations under the Agreements; provided, however, that failure by Participants to so notify Guarantor shall not defeat, limit or otherwise affect the rights and obligations of Participants, Company or Guarantor. Subject to the terms and conditions set forth herein, Guarantor's obligations hereunder shall not exceed the complete payment of all amounts that Company now or hereafter owes to Participants under the Restated NEPOOL Agreement and NEPOOL Open Access Transmission Tariff and performance by Company of the Agreements in strict accordance with their respective terms.

2. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by Company of each of its obligations under the Agreements, and not of collectibility only, and is in no way conditioned upon any requirement that Participants first attempt to collect payment from Company or any other guarantor or surety or resort to any security or other means of obtaining payment of all or any part of Company's obligations or upon any other contingency. This is a continuing guaranty and shall be binding upon Guarantor until the full, final and irrevocable payment and performance of all of Company's obligations under the Agreements, regardless of
(i) how long after the date hereof any part of the obligations under the Agreements is incurred by Company and (ii) the amount of the obligations under the Agreements at any time outstanding. This Guaranty may be enforced by Participants from time to time and as often as occasion for such enforcement may arise.

3. The obligations hereunder are independent of the obligations of Company, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Company or whether Company be joined in any such action or actions. Guarantor's liability under this Guaranty is not conditioned or contingent upon genuineness, validity, regularity or enforceability of the Agreements.

4. Guarantor authorizes Participants, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Agreements or any part thereof, (b) take and hold security for the payment of the Agreements, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Participants in their sole discretion may determine. The obligations and liabilities of Guarantor hereunder shall be absolute and unconditional, shall not be subject to any counterclaim, set- off, deduction or defense based upon any claim Guarantor may have against Company, any other guarantor, or any other person or entity, and shall remain in full force and effect until all of the obligations hereunder and under the Agreements have been fully satisfied, without regard to, or release or discharge by, any event, circumstance or condition (whether or not Guarantor shall have knowledge or notice thereof) which but for the provisions of this Section might constitute a legal or equitable defense or discharge of a guarantor or surety or which might in any way limit recourse against Guarantor, including without limitation:
(a) any amendment or modification of, or supplement to, the terms of the Agreements; (b) any waiver, consent or indulgence by Participants, or any exercise or non-exercise by Participants of any right, power or remedy, under or in respect of this Guaranty or the Agreements (whether or not Guarantor or Company has or have notice or knowledge of any such action or inaction); (c) the invalidity or unenforceability, in whole or in part, of the Agreements, or the termination (except pursuant to its terms or by written agreement between Participants and Company), cancellation or frustration of any thereof, or any limitation or cessation of Company's liability under any thereof (other than any limitation or cessation expressly provided for therein), including without limitation any invalidity, unenforceability or impaired liability resulting from Company's lack of capacity, power and/or authority to enter into the Agreements and/or to incur any or all of the obligations thereunder, or from the execution and delivery of any Agreement by any person acting for Company without or in excess of authority (except to the extent the same would limit or cease Company's liability under the Agreements); (d) any actual, purported or attempted sale, assignment or other transfer by Participants of any Agreement or of any of its rights, interests or obligations thereunder; (e) the taking or holding by Participants of a security interest, lien or other encumbrance in or on any property as security for any or all of the obligations of Company under the Agreements or any exchange, release, non- perfection, loss or alteration of, or any other dealing with, any such security; (f) the addition of any party as a guarantor or surety of all or any part of the obligations of Company under the Agreements; (g) any merger, amalgamation or consolidation of Company into or with any other entity, or any sale, lease, transfer or other disposition of any or all of Company's assets or any sale, transfer or other disposition of any or all of the shares of capital stock or other securities of Company to any other person or entity; (h) any change in the financial condition of Company or (as applicable) of any subsidiary, affiliate, partner or controlling shareholder thereof, or Company's entry into an assignment for the benefit of creditors, an arrangement or any other agreement or procedure for the restructuring of its liabilities, or Company's insolvency, bankruptcy, reorganization, dissolution, liquidation or any similar action by or occurrence with respect to Company.

5. Guarantor unconditionally waives, to the fullest extent permitted by law: (a) notice of any of the matters referred to in Section 4 hereof; (b) any right to the enforcement, assertion or exercise by Participants of any of their rights, powers or remedies under, against or with respect to (i) any of the Agreements,
(ii) any other guarantor or surety, or (iii) any security for all or any part of the obligations of Company under the Agreements or obligations of Guarantor hereunder; (c) any requirement of diligence and any defense based on a claim of laches; (d) all defenses which may now or hereafter exist by virtue of any statute of limitations, or of any stay, valuation, exemption, moratorium or similar law, except the sole defense of full and indefeasible payment; (e) any requirement that Guarantor be joined as a party in any action or proceeding against Company to enforce any of the provisions of the Agreements; (f) any requirement that Participants mitigate or attempt to mitigate damages resulting from a default by Guarantor hereunder or from a default by Company under any of the Agreements; (g) acceptance of this Guaranty by Participants; and (h) all presentments, protests, notices of dishonor, demands for performance and any and all other demands upon and notices to Company, and any and all other formalities of any kind, the omission of or delay in performance of which might but for the provisions of this Section constitute legal or equitable grounds for relieving or discharging Guarantor in whole or in part from its irrevocable, absolute and continuing obligations hereunder, it being the intention of Guarantor that its obligations hereunder shall not be discharged except by payment and performance and then only to the extent thereof.

6. Guarantor waives any right to require Participants to (a) proceed against Company; (b) proceed against or exhaust any security held from Company; or (c) pursue any other remedy in Participants' power whatsoever. So long as any obligations remain outstanding under this Guaranty or the Agreements, Guarantor shall not exercise any rights against Company arising as a result of payment by Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with Participants or their affiliates in respect of any payment under the Agreements in bankruptcy or insolvency proceedings of any nature; Guarantor will not claim any set-off or counterclaim against Company in respect of any liability of Guarantor to Company and Guarantor waives any benefit of any right to participate in any collateral which may be held by Participants or any of their affiliates. Guarantor shall have no right of subrogation or reimbursement, contribution or other rights against Company.

7. If after receipt of any payment of, or the proceeds of any collateral for, all or any part of the obligations of Company under the Agreements, Participants are compelled to surrender or voluntarily surrender such payment or proceeds to any person because such payment or application of proceeds is or may be avoided, invalidated, recaptured, or set aside as a preference, fraudulent conveyance, impermissible setoff or for any other reason, whether or not such surrender is the result of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Participants, or (ii) any settlement or compromise by Participants of any claim as to any of the foregoing with any person (including Company), then the obligations of Company under the Agreements, or part thereof affected, shall be reinstated and continue and this Guaranty shall be reinstated and continue in full force as to such obligations or part thereof as if such payment or proceeds had not been received, notwithstanding any previous cancellation of any instrument evidencing any such obligation or any previous instrument delivered to evidence the satisfaction thereof. The provisions of this Section shall survive the termination of this Guaranty and any satisfaction and discharge of Company by virtue of any payment, court order or any federal or state law until the full, final and irrevocable satisfaction of all of Company's obligations under the Agreements.

8. Any indebtedness of Company now or hereafter held by Guarantor is hereby subordinated to any indebtedness of Company to Participants; and such indebtedness of Company to Guarantor shall be collected, enforced and received by Guarantor as trustee for Participants and be paid over to Participants on account of the indebtedness of Company due and owing at any time to Participants but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

9. Guarantor represents and warrants to Participants, as an inducement to Participants to make the credit advances or sales of products on open account to Company, that:

a. the execution, delivery and performance by Guarantor of this Guaranty (i) are within Guarantor's powers and have been duly authorized by all necessary action;
(ii) do not contravene Guarantor's charter documents or any law or any material contractual restrictions binding on or affecting Guarantor or by which Guarantor's property may be affected; and (iii) do not require any authorization or approval or other action by, or any notice to or filing with, any public authority or any other person except such as have been obtained or made;

b. this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general principles of equity; and

c. there is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or public authority that may materially adversely affect Guarantor's ability to perform its obligations under this Guaranty, except as set forth in writing to the Participants and ISO New England Inc. prior to Participants' written authorization of this Guaranty.

10. Guarantor shall submit to Participants (i) a current credit rating agency report regarding Guarantor promptly upon the request of Participants, (ii) a copy of any Report on Form 8-K promptly after the filing by Guarantor of such report with the Securities and Exchange Commission, and (iii) a balance sheet, statement of income and such other financial statements of Guarantor as Participants shall reasonably request within ten (10) days after such statements are requested by Participants. Guarantor shall notify Participants in writing within ten (10) days after a material change in the financial status of Guarantor. For purposes of this section, a material change in financial status includes, but is not limited to, the following: (a) a downgrade to a below investment grade rating in the rating of Guarantor's senior long-term debt by a major rating agency; (b) the placement of Guarantor on credit watch with negative implication by a major credit rating agency if Guarantor's senior long-term debt does not have an investment grade rating; (c) Guarantor's bankruptcy or insolvency; (d) a report by Guarantor of a significant quarterly loss or decline in earnings; (e) the resignation of a key officer of Guarantor; and (e) the filing of a lawsuit that could materially adversely impact Guarantor's current or future financial results. Guarantor acknowledges that failure by it to provide the information required hereunder may result in Participants bringing proceedings to terminate Company from the New England Power Pool.

11. Guarantor agrees to pay on demand all reasonable attorneys' fees and all other costs and expenses which may be incurred by Participants in the enforcement of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked or amended without Participants' prior written consent. Should any provision of this Guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Guaranty embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty. Participants may assign this Guaranty without in any way affecting Guarantor's liability under it, except that Guarantor shall be provided reasonable notice of any such assignment. This Guaranty shall inure to the benefit of Participants and their successors and assigns. This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Company's indebtedness or liabilities to Participants.

12. This Guaranty shall be governed by the laws of the State of Connecticut, without regard to conflicts of laws principles. Guarantor hereby irrevocably submits to the jurisdiction of any Connecticut State or United States Federal court sitting in Connecticut over any action or proceeding arising out of or relating to this Guaranty or any of the Agreements, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Connecticut State or Federal court. Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Guarantor at its address set forth below its signature. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Guarantor further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. Guarantor further agrees that any action or proceeding brought against Participants shall be brought only in Connecticut State or United States Federal courts sitting in Connecticut. Nothing herein shall affect the right of Participants to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

13. GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS GUARANTY AND THAT IT MAKES THE FOLLOWING WAIVERS KNOWINGLY AND VOLUNTARILY:

a. IRREVOCABLY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THE AGREEMENTS OR ANY DOCUMENTS RELATED THERETO (INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS) AND THE ENFORCEMENT OF ANY OF PARTICIPANTS' RIGHTS AND REMEDIES; AND

b. GUARANTOR EXPRESSLY ACKNOWLEDGES THAT THE OBLIGATIONS GUARANTEED HEREBY ARE PART OF A COMMERCIAL TRANSACTION AS SUCH TERM IS USED AND DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AND VOLUNTARILY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER CHAPTER 903a OF SAID STATUTES (OR ANY OTHER STATUTE AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF ANY BOND PRIOR TO ANY PREJUDGMENT REMEDY WHICH PARTICIPANTS MAY USE.

14. Any demand, notice, request, instruction or other communication to be given hereunder by any party to another party shall be in writing and delivered personally, by nationally recognized overnight courier, by certified mail, postage prepaid and return receipt requested, by telegram, or by telecopier, as follows:

     If to Guarantor, at:




     If to Participants, at:

Communications given by personal delivery or mail shall be effective upon actual receipt. Communications given by telegram or telecopier shall be effective upon actual receipt during the recipient's normal business hours, or at the beginning of the next business day after receipt if not received during the recipient's normal business hours. All communications by telegram or telecopier shall be confirmed promptly in writing by certified mail or personal delivery. Any party may change any address to which communications are to be given by giving notice as provided above of such change of address.

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of this day of [month], 199_.

[GUARANTOR]
By:

Title:
     Corporate Officer

Address:






                          ATTACHMENT M
      Financial Assurance Policy for NEPOOL Non-Participant
                      Transmission Customers

This Financial Assurance Policy for Transmission Customers (FN1) that are Non-Participants ("Policy") shall become effective on January 1, 1999 (the "Policy Effective Date").

The purpose of this Policy is (i) to establish a financial assurance policy for Non-Participant Transmission Customers pursuant to Section 11 of the Restated NEPOOL Open Access Transmission Tariff (the "Tariff") that includes commercially reasonable credit review procedures to assess the financial ability of each Non-Participant applicant for service ("Applicant") under the Tariff to pay for service transactions under the Tariff and under the ISO New England Inc. Tariff for Transmission Dispatch and Power Administration Services (the "ISO Tariff"),
(ii) to set forth requirements for alternative forms of security that will be deemed acceptable to NEPOOL and consistent with commercial practices established by the Uniform Commercial Code that protects the Participants against the risk of non-payment by Non-Participant Transmission Customers, (iii) to set forth the conditions under which NEPOOL will conduct business so as to avoid the possibility of failure of payment for services rendered to Non-Participant Transmission Customers under the Tariff and the ISO Tariff, and (iv) to collect amounts past due, make up shortfalls in payments, and terminate service to defaulting Non-Participant Transmission Customers.


-------
(FN1)

Capitalized terms used but not defined in this Policy are intended to have the meanings given to such terms in Section 1 of the Restated NEPOOL Agreement or
Section 1 of the Restated NEPOOL Open Access Transmission Tariff (the "Tariff"), as amended.


In accordance with Section 11 of the Tariff, NEPOOL requires the following procedures and requirements to apply to all Applicants and Non-Participant Transmission Customers. Generally, any Applicant or Non-Participant Transmission Customer that does not have an investment grade rating by either Standard & Poor's, Moody's, Duff & Phelps, or Fitch (or in the case of Applicants and Non-Participant Transmission Customers that are not rated themselves, any Applicant or Non-Participant Transmission Customer that does not have outstanding debt with such a rating) will be required to provide financial assurances, as described in detail below. (FN2)






------
(FN2)


The System Operator will act as NEPOOL's agent in managing and enforcing this Policy with the exception of termination of membership issues, which are specifically reserved to the NEPOOL Participants and will be addressed by the NEPOOL Executive Committee Membership Subcommittee, subject to appeal to the Management Committee. Accordingly, all financial information required pursuant to this Policy is to be provided to the System Operator, which will keep all such information confidential in accordance with the provisions of Section 2 of NEPOOL Criteria, Rules and Standards No. 45.





                              GENERAL REQUIREMENTS

Each Applicant or Non-Participant Transmission Customer must comply with the following general requirements.

Proof of Financial Viability

Each Applicant must with its application for service submit proof of financial viability, as described below, satisfying NEPOOL requirements to demonstrate the Applicant's ability to meet its obligations, or must provide, prior to NEPOOL's filing of a Service Agreement for the Applicant and provision of service to the Applicant under the Tariff, financial assurance in the form of a cash deposit, letter of credit or performance bond as set forth below. An Applicant that chooses to provide a cash deposit, letter of credit or performance bond will not be required to provide financial information to NEPOOL.

Generally, each Applicant must submit a current rating agency report, which report must indicate an investment grade rating by either Standard & Poor's, Moody's, Duff & Phelps, or Fitch for the Applicant or, if the Applicant itself is not rated, for the Applicant's outstanding rated debt, in order for NEPOOL to file a Service Agreement for the Applicant and provide service to the Applicant under the Tariff without the Applicant being required to furnish additional financial assurances as described below.

Current Non-Participant Transmission Customers that have not already provided to NEPOOL financial assurances consistent with the requirements of this Policy must also provide a current rating agency report by the Policy Effective Date, as well as any of the financial statements and information set forth below if and as requested by NEPOOL within ten (10) days of such request. Those Non-Participant Transmission Customers that do not satisfy the rating requirement as set forth above must provide instead on the Policy Effective Date one form of the financial assurances set forth below. A Non- Participant Transmission Customer's failure to meet these requirements may result in termination of service by NEPOOL in accordance with the procedure set forth for payment defaults in Section 8.4 of the Tariff.

Financial Statements

Each Applicant must submit, if and as requested by NEPOOL and within ten (10) days of such request, audited financial statements for at least the immediately preceding three years, or the period of its existence, if shorter, including, but not limited to, the following information:

          Balance Sheets
          Income Statements
          Statements of Cash Flows
          Notes to Financial Statements

Additionally, the following information for at least the immediately preceding three years, if available, must be submitted if and as requested by NEPOOL and within ten (10) days of such request:

          Annual and Quarterly Reports
          10-K, 10-Q and 8-K Reports

Where the above financial statements are available on the Internet, the Applicant may provide instead a letter to NEPOOL stating where such statements may be located and retrieved by NEPOOL.

Each Applicant may also be required to provide at least one bank reference and three (3) utility credit references. In those cases where an Applicant does not have three (3) utility credit references, three (3) trade payable vendor references may be substituted.

Each Applicant may also be required to include information as to any known or anticipated material lawsuits, as well as any prior bankruptcy declarations by the Applicant, or by its predecessor(s), if any.

In the case of certain Applicants, some of the above financial submittals may not be applicable, and alternate requirements may be specified by NEPOOL.

Ongoing Financial Review

Each Non-Participant Transmission Customer that has not provided a cash deposit, letter of credit, performance bond, or corporate guaranty must submit its current rating agency report promptly upon the request of NEPOOL, and 8-K Reports promptly upon their issuance.

In addition, each Non-Participant Transmission Customer that has not provided a cash deposit, letter of credit, performance bond or corporate guaranty is responsible for informing NEPOOL in writing within ten (10) business days of any material change in its financial status. A material change in financial status includes, but is not limited to, the following: a downgrade to a below investment grade rating of senior long term debt by a major rating agency, being placed on credit watch with negative implication by a major rating agency if senior long term debt does not have an investment grade rating, a bankruptcy filing, insolvency, a report of a significant quarterly loss or decline of earnings, the resignation of key officer(s), and/or the filing of a material lawsuit that could materially adversely impact current or future financial results. A Non-Participant Transmission Customer's failure to provide this information as required may result in termination of service by NEPOOL in accordance with the procedure set forth in Section 8.4 of the Tariff.

If there is a material adverse change in the financial condition of the Non-Participant Transmission Customer that has not provided a cash deposit, letter of credit, performance bond or corporate guaranty, NEPOOL may require such Non-Participant Transmission Customer to provide one of the forms of other financial assurances set forth below. If the Non-Participant Transmission Customer fails to do so, NEPOOL may terminate service in accordance with the procedure set forth for payment defaults in Section 8.4 of the Tariff.

OTHER FINANCIAL ASSURANCES

Applicants or Non-Participant Transmission Customers that do not satisfy the rating requirement or NEPOOL's credit review process must submit instead one of the following additional financial assurances, depending on the specific aspects of the transactions they anticipate engaging in as Non-Participant Transmission Customers.

In general, Non-Participant Transmission Customers must provide additional financial assurance in the following amounts, based on their average or expected monthly charges for service under the Tariff, including amounts owed to ISO New England Inc. under the ISO Tariff (collectively the "NEPOOL Charges"):

Monthly NEPOOL Charges                Financial Assurance Requirement

$0 - $15,000                           0 months' NEPOOL Charges
$15,001 - $30,000                      1 month's NEPOOL Charges
$30,001 - $50,000                      2 months' NEPOOL Charges
$50,001 or more                        31/2 months' NEPOOL Charges

The three and one-half months is based on the time required for a FERC filing made by NEPOOL to suspend service to be effective.

Therefore, a Non-Participant Transmission Customer with $32,000 in monthly NEPOOL Charges that does not satisfy the rating requirement or NEPOOL credit review process must provide additional financial assurances in the amount of $64,000 to NEPOOL.

In the case of new Non-Participant Transmission Customers, the Financial Assurance Requirement will be based on estimated monthly NEPOOL Charges, which estimate NEPOOL has the right to adjust in light of subsequent experience as to actual monthly NEPOOL Charges. In no event will the Financial Assurance Requirement exceed the anticipated charge for the service requested by the Non-Participant Transmission Customer.

Cash Deposit

A cash deposit for the full value of the Financial Assurance Requirement based on actual or anticipated NEPOOL Charges, as determined by NEPOOL, provides an acceptable form of financial assurance to NEPOOL. A cash deposit greater than or equal to one month's NEPOOL Charges of a Non-Participant Transmission Customer shall also serve as that Non-Participant Transmission Customer's deposit under Sections 31.3 and 41.2 of the Tariff.

If it is necessary to use all or a portion of the deposit to pay the Non-Participant Transmission Customer's obligation, the deposit must be promptly replenished to the required level; otherwise, termination of service proceedings may be initiated. In the event that actual NEPOOL Charges exceed those anticipated, the anticipated charges will be increased accordingly and the Non-Participant Transmission Customer must augment its cash deposit to reach the required level.

The cash deposit will be invested by NEPOOL in investments as may be designated by the Non-Participant Transmission Customer in direct obligations of the United States or its agencies and interest earned will be paid to the Non-Participant Transmission Customer. NEPOOL may sell or otherwise liquidate such investments at its discretion to meet the Non-Participant Transmission Customer's obligations to NEPOOL.

The requirement to continue the deposit may be reviewed by NEPOOL after one year. Consideration will be given to replacing the cash deposit with a corporate guaranty if certain conditions are met, as discussed below in the Corporate Guaranty section.

Letter of Credit

An irrevocable standby letter of credit for the full value of the Financial Assurance Requirement based on actual or anticipated NEPOOL Charges, as determined by NEPOOL, provides an acceptable form of financial assurance to NEPOOL. The letter of credit will renew automatically unless the issuing bank provides notice to NEPOOL at least ninety (90) days prior to the letter of credit's expiration of the bank's decision not to renew the letter of credit.

If the letter of credit amount falls below the required level because of a drawing, it must be replenished immediately; otherwise, termination of service proceedings may be initiated by NEPOOL. If actual NEPOOL Charges exceed those anticipated, the Non-Participant Transmission Customer must obtain a substitute letter of credit that equals the actual NEPOOL Charges.

The form, substance, and provider of the letter of credit must all be acceptable to NEPOOL. The letter of credit should clearly state the full names of the "Issuer," "Account Party" and "Beneficiary" (NEPOOL), the dollar amount available for drawings, and should include a statement required on the drawing certificate and other terms and conditions that should apply. It should also specify that funds will be disbursed, in accordance with the instructions, within one (1) business day after due presentation of the drawing certificate. The bank issuing the letter of credit must have a minimum corporate debt rating of an "A-" by Standard & Poor's, or "A3" by Moody's, or "A-" by Duff & Phelps, or "A-" by Fitch, or an equivalent short term debt rating by one of these agencies.

Please refer to Attachment 1, which provides an example of a generally acceptable sample "clean" letter of credit. All costs associated with obtaining financial security and meeting the Policy provisions are the responsibility of the Applicant or Non-Participant Transmission Customer.

The requirement to continue to provide a letter of credit may be reviewed by NEPOOL after one year. Consideration will be given to replacing the letter of credit with a corporate guaranty if certain conditions are met, as discussed below in the Corporate Guaranty section.

Performance Bond

A performance bond complying with the requirements set forth herein provides an acceptable form of financial assurance to NEPOOL. The penal sum of such performance bond shall be in an amount equal to the full value of the Financial Assurance Requirement based on actual or anticipated NEPOOL Charges, as determined by NEPOOL, and shall automatically be adjusted to reflect any adjustment in such Financial Assurance Requirement. The bond shall permit suit thereunder until two years after the last date that service is provided to the Non-Participant Transmission Customer under the Tariff.

If the amount of penal sum of the performance bond available to NEPOOL falls below the required level because of a payment thereon, it must be increased to the required level immediately; otherwise, termination of service proceedings may be initiated by NEPOOL. If actual NEPOOL Charges exceed those anticipated, the Non-Participant Transmission Customer must either cause the penal sum of such performance bond to be increased accordingly or must obtain a substitute performance bond in the appropriate amount.

The form, substance and provider of the performance bond must be acceptable to NEPOOL. The performance bond should clearly state the full names of the "Principal," the "Surety" and the "Obligee" (NEPOOL) and the penal sum and should include a clear statement that the surety will promptly and faithfully perform the Non-Participant Transmission Customer's obligations to NEPOOL if the Non-Participant Transmission Customer fails to do so. The insurance company issuing the performance bond must be rated "A" or better by A.M. Best & Co.

Please refer to Attachment 2, which provides an example of a generally acceptable sample performance bond. All costs associated with obtaining financial security and meeting the Policy provisions, including without limitation the cost of the premiums for such performance bond, are the responsibility of the Applicant or Non-Participant Transmission Customer.

The requirement to continue to provide a performance bond may be reviewed by NEPOOL after one year. Consideration will given to replacing the performance bond with a corporate guaranty if certain conditions are met, as discussed below in the Corporate Guaranty section.

Weekly Payments

A Non-Participant Transmission Customer that does not satisfy the rating requirement may request that, in lieu of providing one of the additional financial assurances set forth above, a weekly billing schedule be implemented for it. NEPOOL may, in its discretion, agree to such a request; provided, however, that any weekly billing arrangement will terminate no more than six months after the date on which such arrangement begins unless the Non-Participant Transmission Customer requests an extension of such arrangement and demonstrates to NEPOOL's satisfaction in its sole discretion that the termination of such arrangement and compliance with the other provisions of this Policy (including providing another form of financial assurance, if required) will impose a substantial hardship on the Non- Participant Transmission Customer. Such demonstration of a substantial hardship shall be made every six months after the initial demonstration, and a Non-Participant Transmission Customer's weekly billing arrangement will be terminated if it fails to demonstrate to NEPOOL's satisfaction in its sole discretion at any such six month interval that compliance with the other provisions of this Policy will impose a substantial hardship on it.

If NEPOOL agrees to implement a weekly billing schedule for a Non-Participant Transmission Customer, the Non-Participant Transmission Customer shall be billed weekly in arrears on an estimated basis for all amounts owed to NEPOOL and the System Operator for the week, with an adjustment for each month as part of the regular NEPOOL monthly billing to reflect any under or over collection for the month. The Non-Participant Transmission Customer shall be obligated to pay each such weekly bill within five business days after it is received. The Non-Participant Transmission Customer shall pay with respect to each weekly bill an administrative fee, determined by the System Operator, to reimburse the System Operator for the costs it incurs as a result of that Non-Participant Transmission Customer's weekly billing arrangement.

If a weekly billing schedule is implemented for a Non-Participant Transmission Customer in lieu of requiring the Non-Participant Transmission Customer to provide an additional financial assurance, the Non-Participant Transmission Customer may be required to provide an additional financial assurance at any time if the Non-Participant Transmission Customer fails to pay when due any weekly bill or, in its sole discretion, termination of service proceedings may be initiated by NEPOOL. In addition, upon the termination of a Non-Participant Transmission Customer's weekly billing arrangement, the Non-Participant Transmission Customer shall either satisfy the rating requirement set forth herein or provide one of the other forms of financial assurance set forth herein.

Use of Transaction Setoffs

Under certain conditions, NEPOOL may be involved in other transactions with a Non-Participant Transmission Customer in which NEPOOL is the buyer. In this event, the amount of the prepayment, cash deposit, performance bond or letter of credit required hereunder may be reduced ("setoff") by an amount equal to NEPOOL's unpaid balance or expected billing under the other transaction. The terms and the amount of the setoff must be approved by the System Operator. The System Operator is responsible for monitoring the status of the setoff and ensuring that an adequate financial assurance balance is maintained at all times until the transaction is settled.

Corporate Guaranty

An irrevocable corporate guaranty obtained from a Non-Participant Transmission Customer's affiliated company ("Guarantor") for the full value of the Financial Assurance Requirement based on actual or anticipated NEPOOL Charges, as determined by NEPOOL, may provide an acceptable form of financial assurance to NEPOOL.

If actual NEPOOL Charges exceed those anticipated, the Non-Participant Transmission Customer must provide a substitute corporate guaranty that equals the actual NEPOOL Charges.

A Non-Participant Transmission Customer for which a letter of credit, performance bond or cash deposit was initially required may have the opportunity to substitute a corporate guaranty if the following conditions are met:

1. NEPOOL determines that the Non-Participant Transmission Customer has satisfactorily met its payment obligations in NEPOOL for at least one year, which one-year period may in whole or in part pre-date the Policy Effective Date;

2. NEPOOL determines that the financial condition of the Guarantor meets the requirements of this Policy; and

3. The form and substance of the corporate guaranty are acceptable to NEPOOL.

Upon NEPOOL's written authorization, the Non-Participant Transmission Customer may substitute a corporate guaranty that is issued by the Guarantor for a cash deposit, bank letter of credit or performance bond when it has satisfied the conditions stipulated above. The corporate guaranty is considered to be a lesser form of financial assurance than a cash deposit, letter of credit or performance bond, and therefore is allowed as an acceptable form of financial assurance only to those Non-Participant Transmission Customers that have satisfied their payment obligations to NEPOOL in a timely manner for at least one year.

The corporate guaranty may only be used if the Non-Participant Transmission Customer is affiliated with a Guarantor that has greater financial assets, a strong balance sheet and income statements, and at minimum an investment grade rating by either Standard & Poor's, Moody's, Duff & Phelps, or Fitch.

The corporate guaranty should clearly state the identities of the "Guarantor," "Beneficiary" and "Obligor," and the relationship between the Guarantor and the Non-Participant Transmission Customer Obligor. The corporate guaranty must be duly authorized by the Guarantor, must be signed by an officer of the Guarantor, and must be furnished with either an opinion satisfactory to NEPOOL of the Guarantor's counsel with respect to the enforceability of the guaranty or accompanied by a certificate of corporate guarantee that includes a seal of the corporation with the signature of the corporate secretary. Additionally, adequate documentation regarding the signature authority of the person signing the corporate guaranty must be provided with the corporate guaranty.

A corporate guaranty must also obligate the Guarantor to submit a current rating agency report promptly upon the request of NEPOOL, to submit 8-K Reports promptly upon their issuance, to submit financial reports if and as requested by NEPOOL within ten (10) days of such request, and to inform NEPOOL in writing within ten (10) business days of any material change in its financial status. A material change in financial status includes, but is not limited to, the following: a downgrade to a below investment grade rating of senior long term debt by a major rating agency, being placed on credit watch with negative implication by a major rating agency if senior long term debt does not have an investment grade rating, a bankruptcy filing, insolvency, a report of a significant quarterly loss or decline of earnings, the resignation of key officer(s), and/or the filing of a material lawsuit that could materially adversely impact current or future financial results. A Guarantor's failure to provide this information may result in proceedings by NEPOOL to terminate service to the Non-Participant Transmission Customer Obligor. If there is a material adverse change in the financial condition of the Guarantor, NEPOOL may require the Non-Participant Transmission Customer Obligor to provide another form of financial assurance, either a cash deposit or a letter of credit or a performance bond.

Non-payment of Amounts Due

If a Non-Participant Transmission Customer does not pay amounts billed when due and as a result a letter of credit or cash deposit is drawn down or a performance bond is paid on, then the Non-Participant Transmission Customer must immediately replenish the letter of credit or cash deposit to the required amount or cause the penal sum of the performance bond to be increased to equal the required amount plus all amounts paid thereunder. If a Non-Participant Transmission Customer fails to do so, NEPOOL may initiate termination of service proceedings against the

Non-Participant Transmission Customer in accordance with the procedure for payment defaults set forth in Section 8.4 of the Tariff.

In order to encourage prompt payment of NEPOOL Charges by Non-Participant Transmission Customers, if a Non-Participant Transmission Customer is delinquent in paying on time its NEPOOL Charges, the Non-Participant Transmission Customer shall pay interest on any unpaid amount as provided in Section 8.3 of the Tariff.



                                  ATTACHMENT 1
                             SAMPLE LETTER OF CREDIT

                                                        [DATE PROVIDED]

                 IRREVOCABLE STANDBY LETTER OF CREDIT NO.


[EXPIRATION DATE] AT OUR COUNTERS [unless an evergreen l/c is obtained]

WE DO HEREBY ISSUE AN IRREVOCABLE NON-TRANSFERABLE STANDBY LETTER OF CREDIT BY ORDER OF AND FOR THE ACCOUNT OF ON BEHALF OF [NON- PARTICIPANT TRANSMISSION CUSTOMER] ("ACCOUNT PARTY") IN FAVOR OF THE PARTICIPANTS IN THE NEW ENGLAND POWER POOL ("NEPOOL") IN AN AMOUNT NOT EXCEEDING US$ .00 (UNITED STATES DOLLARS AND 00/100) AGAINST PRESENTATION TO US OF A DRAWING CERTIFICATE SIGNED BY A PURPORTED OFFICER OR AUTHORIZED AGENT OF NEPOOL AND DATED THE DATE OF PRESENTATION CONTAINING THE FOLLOWING STATEMENT:

"THE UNDERSIGNED HEREBY CERTIFIES TO [BANK] ("BANK"), WITH REFERENCE TO IRREVOCABLE NON-TRANSFERABLE STANDBY LETTER OF CREDIT NO. ISSUED BY [BANK] IN FAVOR OF THE PARTICIPANTS IN THE NEW ENGLAND POWER POOL ("NEPOOL") THAT [NON-PARTICIPANT TRANSMISSION CUSTOMER] HAS FAILED TO PAY AMOUNTS DUE UNDER THE RESTATED NEPOOL OPEN ACCESS TRANSMISSION TARIFF OR THE ISO NEW ENGLAND INC. TARIFF FOR TRANSMISSION DISPATCH AND POWER ADMINISTRATION SERVICES, AND THUS NEPOOL IS DRAWING UPON THE LETTER OF CREDIT IN AN AMOUNT EQUAL TO $ ."

IF PRESENTATION OF ANY DRAWING CERTIFICATE IS MADE ON A BUSINESS DAY AND SUCH PRESENTATION IS MADE AT OUR COUNTERS ON OR BEFORE 10:00 A.M. TIME, WE SHALL SATISFY SUCH DRAWING REQUEST ON THE SAME BUSINESS DAY. IF THE DRAWING CERTIFICATE IS RECEIVED AT OUR COUNTERS AFTER 10:00 A.M. TIME, WE WILL SATISFY SUCH DRAWING REQUEST ON THE NEXT BUSINESS DAY, FOR THE PURPOSES OF THIS SECTION, A BUSINESS DAY MEANS A DAY, OTHER THAN A SATURDAY OR SUNDAY, ON WHICH COMMERCIAL BANKS ARE NOT AUTHORIZED OR REQUIRED TO BE CLOSED IN NEW YORK, NEW YORK.

DISBURSEMENTS SHALL BE IN ACCORDANCE WITH THE INSTRUCTIONS OF NEPOOL.

THE FOLLOWING TERMS AND CONDITIONS APPLY:

THIS LETTER OF CREDIT SHALL EXPIRE AT THE CLOSE OF BUSINESS [DATE]. WE WILL PROVIDE NOTICE TO NEPOOL AT LEAST 90 DAYS PRIOR TO SUCH DATE IF THIS LETTER OF CREDIT WILL NOT BE RENEWED AS OF SUCH DATE [or: THIS LETTER OF CREDIT SHALL EXPIRE ONLY UPON THE FOLLOWING CONDITIONS: (1) WHEN FULL PAYMENT HAS BEEN RECEIVED BY NEPOOL FROM [NON-PARTICIPANT TRANSMISSION CUSTOMER] AND (2) NEPOOL HAS PROVIDED A WRITTEN RELEASE TO THIS BANK .]

THE AMOUNT WHICH MAY BE DRAWN BY YOU UNDER THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY REDUCED BY THE AMOUNT OF ANY UNREIMBURSED DRAWINGS HEREUNDER AT OUR COUNTERS. ANY NUMBER OF PARTIAL DRAWINGS ARE PERMITTED FROM TIME TO TIME HEREUNDER.

ALL COMMISSIONS AND CHARGES WILL BE BORNE BY THE ACCOUNT PARTY.

THIS LETTER OF CREDIT IS NOT TRANSFERABLE OR ASSIGNABLE.

THIS LETTER OF CREDIT DOES NOT INCORPORATE AND SHALL NOT BE DEEMED MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT (A) THAT IS REFERRED TO HEREIN (EXCEPT FOR THE UCP, AS DEFINED BELOW) OR (B) IN WHICH THIS LETTER OF CREDIT IS REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES.

THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, 1993 REVISION, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 (THE "UCP"), EXCEPT TO THE EXTENT THAT TERMS HEREOF ARE INCONSISTENT WITH THE PROVISIONS OF THE UCP, INCLUDING BUT NOT LIMITED TO ARTICLES 13(b) AND 17 OF THE UCP, IN WHICH CASE THE TERMS OF THE LETTER OF CREDIT SHALL GOVERN.

THIS LETTER OF CREDIT MAY NOT BE AMENDED, CHANGED OR MODIFIED WITHOUT THE EXPRESS WRITTEN CONSENT OF NEPOOL AND US.

WE HEREBY ENGAGE WITH YOU THAT DOCUMENTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION AS SPECIFIED.

PRESENTATION OF ANY DRAWING CERTIFICATE UNDER THIS STANDBY LETTER OF CREDIT MAY BE SENT TO US BY COURIER, CERTIFIED MAIL, REGISTERED MAIL, TELEGRAM, TELEX TO THE ADDRESS SET FORTH BELOW, OR SUCH OTHER ADDRESS AS MAY HEREAFTER BE FURNISHED BY US. OTHER NOTICES CONCERNING THIS STANDBY LETTER OF CREDIT MAY BE SENT BY FACSIMILE OR SIMILAR COMMUNICATIONS FACILITY TO THE RESPECTIVE ADDRESSES SET FORTH BELOW. ALL SUCH NOTICES AND COMMUNICATIONS SHALL BE EFFECTIVE WHEN ACTUALLY RECEIVED BY THE INTENDED RECIPIENT PARTY.

IF TO THE BENEFICIARY OF THIS LETTER OF CREDIT:


IF TO THE ACCOUNT PARTY:



IF TO US:




[signature]

[signature]




                                  ATTACHMENT 2

                               SAMPLE PERFORMANCE BOND

                                 [Insurance Company]



Bond No.

KNOW ALL MEN BY THESE PRESENTS, That the undersigned [Non-Participant Transmission Customer], of [Non-Participant Transmission Customer's address] hereinafter referred to as the Principal, and [insurance company], a corporation organized and existing under the laws of the State of [insurance company's state of incorporation], as Surety, are held and firmly bound unto the Participants in the New England Power Pool as obligees, hereinafter referred to collectively as the Obligee, in the sum of , lawful money of the United States of America (which sum shall automatically be adjusted to reflect any adjustment in the Financial Assurance Requirement applicable to the Principal under the New England Power Pool's Financial Assurance Policy for NEPOOL Non-Participant Transmission Customers, as in effect from time to time) for the payment of which sum, well and truly to be made, we bind ourselves, our executors, administrators, successors, and assigns, jointly and severally, firmly by these presents.

WHEREAS, the Principal has entered into agreements for the purchase and sale of electric services under the Restated NEPOOL Open Access Transmission Tariff and the ISO New England Inc. Tariff for Transmission Dispatch and Power Administration Services, each as amended from time to time (collectively referred to as the "Agreements"), and in strict accordance with their respective terms.

NOW, THEREFORE, the condition of this obligation is such, that if the Principal shall promptly and faithfully make the payments required by, and comply with terms of, the Agreements which have been or may hereafter be in force and shall save and keep harmless the Obligee from all loss or damage which it may sustain or for which it may become liable on account of the issuance of said Agreements to the Principal, then this obligation shall be void; otherwise, it shall remain in full force and effect.

Upon notice from ISO New England Inc. of nonpayment by the Principal, Surety will pay to ISO New England Inc., as agent for the Obligee, the amounts owed by the Principal under the Agreements.

The Surety hereby waives notice of any alteration or extension of time made by the Obligee.

Any suit on this bond must be instituted before the expiration of two (2) years from the date on which the Principal's obligations under the Agreements expires.

SIGNED, SEALED AND DATED this        day of                               ,
19  .




[Seal]
[Non-Participant Transmission Customer]

Principal
By:





[Seal]
[Insurance Company]

Surety
By:






                                  ATTACHMENT 3
                               CORPORATE GUARANTY

     For and in consideration of the credit advance or sale of products on open account by the New England Power Pool Participants from time to time ("Participants") to [Non-Participant Transmission Customer] ("Company"), the undersigned guarantor, ("Guarantor"), the [subsidiary/affiliate] of Company, hereby unconditionally and irrevocably guarantees the prompt and complete payment of all amounts that Company now or hereafter owes to Participants under the Restated NEPOOL Open Access Transmission Tariff (the "Tariff") and the ISO New England Inc. Tariff for Transmission Dispatch and Power Administration Services (the "ISO Tariff"), and performance by Company of any other agreements, whether now existing or hereafter arising, between Company and Participants, as amended from time to time (collectively referred to as the "Agreements"), in strict accordance with their respective terms.

1. If Company does not perform its obligations in strict accordance with the Agreements, Guarantor shall immediately pay all amounts now or hereafter due thereunder (including, without limitation, all principal, interest, and fees) and otherwise proceed to complete the same and satisfy all of Company's obligations under the Agreements. This Guaranty may be satisfied by Guarantor paying and/or performing (as appropriate) Company's obligations or by Guarantor causing Company's obligations to be paid or performed; provided, however, that Guarantor shall at all times remain fully responsible and liable for its obligations hereunder notwithstanding any such payment or performance (or failure thereof) by any third party. Participants will undertake commercially reasonable efforts to notify Guarantor of a failure by Company to make a payment or perform its obligations under the Agreements; provided, however, that failure by Participants to so notify Guarantor shall not defeat, limit or otherwise affect the rights and obligations of Participants, Company or Guarantor. Subject to the terms and conditions set forth herein, Guarantor's obligations hereunder shall not exceed the complete payment of all amounts that Company now or hereafter owes to Participants under the Agreements and performance by Company of the Agreements in strict accordance with their respective terms.

2. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by Company of each of its obligations under the Agreements, and not of collectibility only, and is in no way conditioned upon any requirement that Participants first attempt to collect payment from Company or any other guarantor or surety or resort to any security or other means of obtaining payment of all or any part of Company's obligations or upon any other contingency. This is a continuing guaranty and shall be binding upon Guarantor until the full, final and irrevocable payment and performance of all of Company's obligations under the Agreements, regardless of
(i) how long after the date hereof any part of the obligations under the Agreements is incurred by Company and (ii) the amount of the obligations under the Agreements at any time outstanding. This Guaranty may be enforced by Participants from time to time and as often as occasion for such enforcement may arise.

3. The obligations hereunder are independent of the obligations of Company, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Company or whether Company be joined in any such action or actions. Guarantor's liability under this Guaranty is not conditioned or contingent upon genuineness, validity, regularity or enforceability of the Agreements.

4. Guarantor authorizes Participants, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Agreements or any part thereof, (b) take and hold security for the payment of the Agreements, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Participants in their sole discretion may determine. The obligations and liabilities of Guarantor hereunder shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim Guarantor may have against Company, any other guarantor, or any other person or entity, and shall remain in full force and effect until all of the obligations hereunder and under the Agreements have been fully satisfied, without regard to, or release or discharge by, any event, circumstance or condition (whether or not Guarantor shall have knowledge or notice thereof) which but for the provisions of this Section might constitute a legal or equitable defense or discharge of a guarantor or surety or which might in any way limit recourse against Guarantor, including without limitation:
(a) any amendment or modification of, or supplement to, the terms of the Agreements; (b) any waiver, consent or indulgence by Participants, or any exercise or non-exercise by Participants of any right, power or remedy, under or in respect of this Guaranty or the Agreements (whether or not Guarantor or Company has or have notice or knowledge of any such action or inaction); (c) the invalidity or unenforceability, in whole or in part, of the Agreements, or the termination (except pursuant to its terms or by written agreement between Participants and Company), cancellation or frustration of any thereof, or any limitation or cessation of Company's liability under any thereof (other than any limitation or cessation expressly provided for therein), including without limitation any invalidity, unenforceability or impaired liability resulting from Company's lack of capacity, power and/or authority to enter into the Agreements and/or to incur any or all of the obligations thereunder, or from the execution and delivery of any Agreement by any person acting for Company without or in excess of authority (except to the extent the same would limit or cease Company's liability under the Agreements); (d) any actual, purported or attempted sale, assignment or other transfer by Participants of any Agreement or of any of its rights, interests or obligations thereunder; (e) the taking or holding by Participants of a security interest, lien or other encumbrance in or on any property as security for any or all of the obligations of Company under the Agreements or any exchange, release, non-perfection, loss or alteration of, or any other dealing with, any such security; (f) the addition of any party as a guarantor or surety of all or any part of the obligations of Company under the Agreements; (g) any merger, amalgamation or consolidation of Company into or with any other entity, or any sale, lease, transfer or other disposition of any or all of Company's assets or any sale, transfer or other disposition of any or all of the shares of capital stock or other securities of Company to any other person or entity; (h) any change in the financial condition of Company or (as applicable) of any subsidiary, affiliate, partner or controlling shareholder thereof, or Company's entry into an assignment for the benefit of creditors, an arrangement or any other agreement or procedure for the restructuring of its liabilities, or Company's insolvency, bankruptcy, reorganization, dissolution, liquidation or any similar action by or occurrence with respect to Company.

5. Guarantor unconditionally waives, to the fullest extent permitted by law: (a) notice of any of the matters referred to in Section 4 hereof; (b) any right to the enforcement, assertion or exercise by Participants of any of their rights, powers or remedies under, against or with respect to (i) any of the Agreements,
(ii) any other guarantor or surety, or (iii) any security for all or any part of the obligations of Company under the Agreements or obligations of Guarantor hereunder; (c) any requirement of diligence and any defense based on a claim of laches; (d) all defenses which may now or hereafter exist by virtue of any statute of limitations, or of any stay, valuation, exemption, moratorium or similar law, except the sole defense of full and indefeasible payment; (e) any requirement that Guarantor be joined as a party in any action or proceeding against Company to enforce any of the provisions of the Agreements; (f) any requirement that Participants mitigate or attempt to mitigate damages resulting from a default by Guarantor hereunder or from a default by Company under any of the Agreements; (g) acceptance of this Guaranty by Participants; and (h) all presentments, protests, notices of dishonor, demands for performance and any and all other demands upon and notices to Company, and any and all other formalities of any kind, the omission of or delay in performance of which might but for the provisions of this Section constitute legal or equitable grounds for relieving or discharging Guarantor in whole or in part from its irrevocable, absolute and continuing obligations hereunder, it being the intention of Guarantor that its obligations hereunder shall not be discharged except by payment and performance and then only to the extent thereof.

6. Guarantor waives any right to require Participants to (a) proceed against Company; (b) proceed against or exhaust any security held from Company; or (c) pursue any other remedy in Participants' power whatsoever. So long as any obligations remain outstanding under this Guaranty or the Agreements, Guarantor shall not exercise any rights against Company arising as a result of payment by Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with Participants or their affiliates in respect of any payment under the Agreements in bankruptcy or insolvency proceedings of any nature; Guarantor will not claim any set-off or counterclaim against Company in respect of any liability of Guarantor to Company and Guarantor waives any benefit of any right to participate in any collateral which may be held by Participants or any of their affiliates. Guarantor shall have no right of subrogation or reimbursement, contribution or other rights against Company.

7. If after receipt of any payment of, or the proceeds of any collateral for, all or any part of the obligations of Company under the Agreements, Participants are compelled to surrender or voluntarily surrender such payment or proceeds to any person because such payment or application of proceeds is or may be avoided, invalidated, recaptured, or set aside as a preference, fraudulent conveyance, impermissible setoff or for any other reason, whether or not such surrender is the result of (i) any judgment, decree or order of any court or administrative body having jurisdiction over Participants, or (ii) any settlement or compromise by Participants of any claim as to any of the foregoing with any person (including Company), then the obligations of Company under the Agreements, or part thereof affected, shall be reinstated and continue and this Guaranty shall be reinstated and continue in full force as to such obligations or part thereof as if such payment or proceeds had not been received, notwithstanding any previous cancellation of any instrument evidencing any such obligation or any previous instrument delivered to evidence the satisfaction thereof. The provisions of this Section shall survive the termination of this Guaranty and any satisfaction and discharge of Company by virtue of any payment, court order or any federal or state law until the full, final and irrevocable satisfaction of all of Company's obligations under the Agreements.

8. Any indebtedness of Company now or hereafter held by Guarantor is hereby subordinated to any indebtedness of Company to Participants; and such indebtedness of Company to Guarantor shall be collected, enforced and received by Guarantor as trustee for Participants and be paid over to Participants on account of the indebtedness of Company due and owing at any time to Participants but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

9. Guarantor represents and warrants to Participants, as an inducement to Participants to make the credit advances or sales of products on open account to Company, that:

a. the execution, delivery and performance by Guarantor of this Guaranty (i) are within Guarantor's powers and have been duly authorized by all necessary action;
(ii) do not contravene Guarantor's charter documents or any law or any material contractual restrictions binding on or affecting Guarantor or by which Guarantor's property may be affected; and (iii) do not require any authorization or approval or other action by, or any notice to or filing with, any public authority or any other person except such as have been obtained or made;

b. this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general principles of equity; and

c. there is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or public authority that may materially adversely affect Guarantor's ability to perform its obligations under this Guaranty, except as set forth in writing to the Participants and ISO New England Inc. prior to Participants' written authorization of this Guaranty.

10. Guarantor shall submit to Participants (i) a current credit rating agency report regarding Guarantor promptly upon the request of Participants, (ii) a copy of any Report on Form 8-K promptly after the filing by Guarantor of such report with the Securities and Exchange Commission, and (iii) a balance sheet, statement of income and such other financial statements of Guarantor as Participants shall reasonably request within ten (10) days after such statements are requested by Participants. Guarantor shall notify Participants in writing within ten (10) days after a material change in the financial status of Guarantor. For purposes of this section, a material change in financial status includes, but is not limited to, the following: (a) a downgrade to a below investment grade rating in the rating of Guarantor's senior long-term debt by a major rating agency; (b) the placement of Guarantor on credit watch with negative implication by a major credit rating agency if Guarantor's senior long-term debt does not have an investment grade rating; (c) Guarantor's bankruptcy or insolvency; (d) a report by Guarantor of a significant quarterly loss or decline in earnings; (e) the resignation of a key officer of Guarantor; and (e) the filing of a lawsuit that could materially adversely impact Guarantor's current or future financial results. Guarantor acknowledges that failure by it to provide the information required hereunder may result in Participants bringing proceedings to terminate service to Company in accordance with the procedure set forth for payment defaults in Section 8.4 of the Tariff.

11. Guarantor agrees to pay on demand all reasonable attorneys' fees and all other costs and expenses which may be incurred by Participants in the enforcement of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked or amended without Participants' prior written consent. Should any provision of this Guaranty be determined by a court of competent jurisdiction to be unenforceable, all of the other provisions shall remain effective. This Guaranty embodies the entire agreement among the parties hereto with respect to the matters set forth herein, and supersedes all prior agreements among the parties with respect to the matters set forth herein. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty. Participants may assign this Guaranty without in any way affecting Guarantor's liability under it, except that Guarantor shall be provided reasonable notice of any such assignment. This Guaranty shall inure to the benefit of Participants and their successors and assigns. This Guaranty is in addition to the guaranties of any other guarantors and any and all other guaranties of Company's indebtedness or liabilities to Participants.

12. This Guaranty shall be governed by the laws of the State of Connecticut, without regard to conflicts of laws principles. Guarantor hereby irrevocably submits to the jurisdiction of any Connecticut State or United States Federal court sitting in Connecticut over any action or proceeding arising out of or relating to this Guaranty or any of the Agreements, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Connecticut State or Federal court. Guarantor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Guarantor at its address set forth below its signature. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Guarantor further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. Guarantor further agrees that any action or proceeding brought against Participants shall be brought only in Connecticut State or United States Federal courts sitting in Connecticut. Nothing herein shall affect the right of Participants to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdictions.

13. GUARANTOR ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS GUARANTY AND THAT IT MAKES THE FOLLOWING WAIVERS KNOWINGLY AND VOLUNTARILY:

a. GUARANTOR IRREVOCABLY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, THE AGREEMENTS OR ANY DOCUMENTS RELATED THERETO (INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS) AND THE ENFORCEMENT OF ANY OF PARTICIPANTS' RIGHTS AND REMEDIES; AND

b. GUARANTOR EXPRESSLY ACKNOWLEDGES THAT THE OBLIGATIONS GUARANTEED HEREBY ARE PART OF A COMMERCIAL TRANSACTION AS SUCH TERM IS USED AND DEFINED IN CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AND VOLUNTARILY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER CHAPTER 903a OF SAID STATUTES (OR ANY OTHER STATUTE AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF ANY BOND PRIOR TO ANY PREJUDGMENT REMEDY WHICH PARTICIPANTS MAY USE.

14. Any demand, notice, request, instruction or other communication to be given hereunder by any party to another party shall be in writing and delivered personally, by nationally recognized overnight courier, by certified mail, postage prepaid and return receipt requested, by telegram, or by telecopier, as follows:

     If to Guarantor, at:



     If to Participants, at:






     Communications given by personal delivery or mail shall be effective upon actual receipt. Communications given by telegram or telecopier shall be effective upon actual receipt during the recipient's normal business hours, or at the beginning of the next business day after receipt if not received during the recipient's normal business hours. All communications by telegram or telecopier shall be confirmed promptly in writing by certified mail or personal delivery. Any party may change any address to which communications are to be given by giving notice as provided above of such change of address.

     IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty as of this day of [month], 199_.

[GUARANTOR]

By:

Title:

     Corporate Officer
Address:








                                  ATTACHMENT N

                      New England Power Pool Billing Policy

This New England Power Pool ("NEPOOL") Billing Policy (the "Policy") shall become effective on the later of (i) the Second Effective Date or (ii) the date that is sixty (60) days after the filing of this Policy with the Federal Energy Regulatory Commission. (FN1)

SECTION 1 - OVERVIEW

Section 1.1 - Scope. The objective of this Policy is to define the billing and payment procedures to be utilized in administering charges and payments due under the NEPOOL Agreement, the NEPOOL Tariff, the Interim Independent System Operator Agreement (the "Interim ISO Agreement") between NEPOOL and ISO New England Inc. (the "ISO"), the Amended and Restated Independent System Operator Agreement between NEPOOL and the ISO, when such agreement becomes effective (the "Amended ISO Agreement" and together with the Interim ISO Agreement, the "ISO Agreement"), and the ISO's Tariff for Transmission Dispatch and Power Administration Services (the "ISO Tariff"), in each case as amended, modified, supplemented and restated from time to time (collectively, the "Documents").(FN2) This Policy applies to the ISO, the NEPOOL Participants and Non-Participant Transmission Customers for billing and payments procedures for amounts due under the Documents, including without limitation those procedures related to the seven markets administered by the ISO.

------
(FN1) Capitalized terms used but not defined in this Policy are intended to have the meanings given to such terms in Section 1 of the Restated NEPOOL Agreement (the "NEPOOL Agreement") or Section 1 of the Restated NEPOOL Open Access Transmission Tariff (the "NEPOOL Tariff"), in each case as amended from time to time.

(FN2) Unless otherwise stated herein, the ISO will act as NEPOOL's agent in administering, managing and enforcing this Policy.




Section 1.2 - Financial Transaction Conventions. The following conventions have been adopted in defining sums of money to be paid or received under this Policy:

a) The term "Charge" refers to a sum of money due from a Participant or a Non-Participant Transmission Customer to the ISO, either in its individual capacity or as billing agent for the Participants.

b) The term "Payment" refers to a sum of money due to a Participant or Non-Participant Transmission Customer from the ISO, as remitting agent for the Participants. Amounts due to and from the ISO include amounts collected and paid by the ISO as billing agent for the Participants.

c) Where a Participant's or a Non-Participant Transmission Customer's total Charges exceed its total Payments in a month, the ISO shall issue an "Invoice" for the net Charge owed by such Participant or Non-Participant Transmission Customer.

d) Where a Participant's or a Non-Participant Transmission Customer's total Payments exceed its total Charges in a month, the ISO shall issue a "Remittance Advice" for the net Payment owed to the Participant or Non- Participant Transmission Customer. Invoices and Remittance Advices are collectively referred to herein as "Statements."

Section 1.3 - General Process. The billing process is performed monthly, except in the case of (i) Participants and Non-Participant Transmission Customers who have requested and received a weekly billing schedule in accordance with the Financial Assurance Policy for NEPOOL Members or the Financial Assurance Policy for NEPOOL Non-Participant Transmission Customers (collectively, the "Financial Assurance Policies") and (ii) special billings, as described below. There are two major steps in the billing process:

a) Statement Issuance. The ISO will issue an Invoice or Remittance Advice showing the net amounts due from or owed to a Participant or a Non- Participant Transmission Customer for the preceding calendar month. This Statement is determined from the preliminary statements of the seven markets, applicable Charges due under the Documents (including amounts due under the Financial Assurance Policies), as well as any monthly adjustments. This Statement is normally issued not earlier than the fifth (5th) Business Day nor later than the fifteenth (15th) day after the end of the calendar month to which such Statement relates.

b) Electronic Funds Transfer ("EFT"). EFTs related to Invoices and Remittance Advices are performed in a two-step process, as described below, in which all Invoices are paid first and all Remittance Advices are paid within two Business Days later.

Section 1.4 - Special Billings. In addition to the regular monthly billing, the ISO will issue special, extraordinary Statements as and when required under the Documents or in order to adjust for special circumstances. Such Statements shall be payable in accordance with the instructions set forth therein.

Section 1.5 - Conflicts with Documents. To the extent any provision hereof conflicts with any provision of any Document, the provision in the Document shall govern.

SECTION 2 - TIMING AND CONTENT OF STATEMENTS.

Section 2.1 - Normal Billing Cycle. The ISO shall provide to each Participant and Non-Participant Transmission Customer on a monthly basis one Statement for the previous calendar month or the portion thereof capable of being settled. The ISO shall issue the Statement typically not earlier than the fifth (5th) Business Day nor later than the fifteenth (15th) day following the end of the calendar month to which such Statement relates (although nothing set forth herein shall prohibit the ISO from issuing Statements between the first and fifth Business Days of a month). If the Statement is not issued by the 15th day of a month, the ISO shall delay the relevant funds transfer dates as described below.

Section 2.2 - Provisions for Weekly Billing. The ISO shall implement any weekly billing arrangements effected under the Financial Assurance Policies in accordance therewith and with the procedures set forth below.

Section 2.3 - Contents of Statements. Each Statement will include all of the following line items that are applicable to the Participant or Non- Participant Transmission Customer receiving such Statement for the month to which such Statement relates:

a) Invoice or Remittance Advice Amount. The net amount of all Charges and Payments owed by or due to a Participant or a Non-Participant Transmission Customer for the relevant Statement. The ISO shall issue an Invoice where the Participant or Non-Participant Transmission Customer owes monies. The ISO shall issue a Remittance Advice where the Participant or Non-Participant Transmission Customer is owed monies.

b) NEPOOL Tariff Charges and Payments. The Charges owed by and the Payments owed to the Participant or Non-Participant Transmission Customer under the NEPOOL Tariff.

c) ISO Tariff Charges. The Charges owed by the Participant or Non-Participant Transmission Customer under the ISO Tariff, categorized by the section or schedule under which such Charges arise.

d) Markets Charges and Payments. The Charges owed by and the Payments owed to the Participant as a result of transactions in each of the seven markets administered by the ISO.

e) NEPOOL Expenses. The Participant's pro-rata share of Pool fees and expenses as set forth in Section 19 of the NEPOOL Agreement.

f) Sanctions Charges. Any Charges assessed on the Participant pursuant to Market Rule 13, the so-called Sanctions Rule.

g) Other Amounts due under the NEPOOL Agreement and the ISO Agreement. The Charges owed by or the Payments owed to the Participant under the NEPOOL Agreement and the ISO Agreement to the extent that those amounts are not included in items (b) - (f) above.

h) Other Charges, Payments or Adjustments. Any other Charges, Payments, or adjustments owed by or to the Participant or Non-Participant Transmission Customer that are not included in items (b) - (g) above. These items may be due to retroactive billing adjustments, late payment fees, penalties or other items collectible under the Documents.

i) Billing Periods. The billing period (from and to dates) covered for each line item on the Statement. The billing periods for the various line items are not necessarily the same because of differences in timing of settlements (e.g. the ICAP market may be two months in arrears while hourly markets may be one month in arrears) and because of retroactive adjustments.

j) Payment Due Date and Time. If the Statement is an Invoice, the date and time on which the net amount due is to be received by the ISO.

k) Wire Transfer Instructions. Details including the account number, bank name, routing number and electronic transfer instructions which, in the case of an Invoice, will be for the ISO account to which Charges owed by the Participant or Non-Participant Transmission Customer are to be paid or, in the case of a Remittance Advice, will be for the Participant's or Non- Participant Transmission Customer's account to which the ISO shall remit Payments owed to that Participant or Non-Participant Transmission Customer (as previously provided to the ISO by such Participant or Non-Participant Transmission Customer).

A sample Invoice is attached hereto as Attachment 1. A sample Remittance Advice is attached hereto as Attachment 2.

Section 2.4 - Subsequent Adjustments to Previously Issued Statements.

a) Adjustments Requested by Participants. Participants supplying Network Load and other input data to the ISO for use by the ISO in developing Statements shall use reasonable care to assure that the data supplied is complete and accurate. Should a Participant supplying input data subsequently determine that the data supplied was incorrect, that Participant shall notify the ISO promptly of the error and submit corrected data as soon as practicable. If the error is detected and corrected data is provided within the time frames set forth below, the ISO will issue corrected Statements to reflect the newly supplied data.

Type of Adjustment                             Corrected Data Must be
                                                 Submitted Within

Adjustments to Monthly                      Three (3) months from the
Network Load Submissions                    date the subject Statement
                                            for that calendar month is
                                            issued

Adjustments to EHV                          Three (3) months from the
and LV PTF Percentages for                  effective date of the
PTF Billing of Excepted                     modification to an
Transactions Submissions                    entitlement receiving EHV and
                                            LV PTF billing

Adjustments to                              Three (3) months after the
Annual Average                              annual average Network Load
Network Load                                for the current NEPOOL Tariff
(12CP) Submissions                          year has been developed

Adjustments to Annual Revenue              Three (3) months after the
Requirement Submissions                    applicable RNS rate has been
                                           established

Adjustments to                             Three (3) months after the
Annual NEPOOL Schedule 1                   applicable annual Schedule 1
Submissions                                rate has been established


If the data correction is not submitted within the applicable time frame set forth above, the obligation of the ISO to issue corrected Statements reflecting that adjustment shall be as set forth in a written re-billing protocol approved by the Transmission Settlement Sub-committee (or such other NEPOOL committee as the NEPOOL Participants Committee may determine) and posted on the ISO web-site. The re-billing protocol shall provide, for each category of adjustment listed above, whether and to what extent the adjustment shall be prospective or retroactive and the timing of the adjustment. If the corrected data is not submitted within the applicable time frame, the ISO may assess each Participant submitting corrected data on an untimely basis its costs in generating and issuing the corrected Statement. The written re-billing protocol shall include a fee schedule for this purpose.

b) Adjustments Triggered by ISO Audit. The ISO will review the results of internal and outsourced audits with the Transmission Settlement Subcommittee, or such other NEPOOL committee as the NEPOOL Participants Committee may determine. That Subcommittee, or other designated committee, will determine whether any errors found are sufficiently significant to require a re- billing. The reasonable costs to the ISO of the re-billing shall be allocated to Schedule 1 of the ISO Tariff.

c) Adjustments Reflecting Compliance with an Order of the Commission or other Regulatory or Judicial Authority With Jurisdiction. Adjustments required to effect compliance with an order of the Commission (or any other regulatory or judicial authority with jurisdiction to interpret and/or enforce the provisions of the Documents) shall be completed by the ISO in compliance with such order. The costs of any such re-billing to the ISO shall be allocated among the NEPOOL Participants in accordance with the provisions of Section 19.2 of the Restated NEPOOL Agreement.



SECTION 3 - PAYMENT PROCEDURES.

All Payments made by the ISO will in all instances be made by EFT or in immediately available funds payable to the account designated to the ISO by the Participant or Non-Participant Transmission Customer to which such Payment is due. Payments made by Participants or Non-Participant Transmission Customers shall be made by EFT to the account designated by the ISO.

Section 3.1 - Invoice Payments.

a) Payment Date. Except in the case of weekly billings and special billings, all Charges due shall be paid to and received by the ISO not later than the first
(1st) Business Day after the nineteenth (19th) day of the calendar month in which the subject invoice was issued; provided, however, that if the Invoice is issued on or after the sixteenth (16th) day of the calendar month, the payment on that Invoice shall be due on the fourth (4th) Business Day after the Invoice is issued; and provided further that a Non- Participant Transmission Customer will in no event be required to make a payment on an Invoice any sooner than provided in Section 8.2 of the NEPOOL Tariff.

b) Right to Alter Payment Date. The ISO may alter the dates on which payments are due in the case of special billings and Participants and Non-Participant Transmission Customers that are on weekly billing schedules in accordance with the Financial Assurance Policies; provided, however, that (i) payment on any Invoice shall not be due prior to the fourth (4th) Business Day after the Invoice is issued, and (ii) a Non-Participant Transmission Customer shall not be required to make a payment on an Invoice any sooner than provided in Section 8.2 of the NEPOOL Tariff.

c) Payments Received by ISO. Each Participant or Non-Participant Transmission Customer owing monies shall remit the amount shown on its Invoice no later than the date such payment is due. Disputed amounts shall be paid in accordance with clause (d) below.

d) Payments Pending Resolution of a Dispute. Any Participant or Non- Participant Transmission Customer that disputes the amount due on any Invoice for service other than transmission service under the NEPOOL Tariff shall pay to the ISO all amounts due on such Invoice, including those in dispute. Such payment shall in no way prejudice the right of such Participant or Non- Participant Transmission Customer to seek reimbursement of such disputed amounts, including accrued interest on such amounts at the Commission's standard rate, set forth in 18 C.F.R. Section 35.19, pursuant to the Billing Dispute Resolution Procedures provided in Section 5 below.

Any Participant or Non-Participant Transmission Customer that disputes the amount due on any Invoice for transmission service under the NEPOOL Tariff shall pay to the ISO all amounts not in dispute and shall pay the amount in dispute into an independent escrow account designated by the ISO, which account shall be established at a banking institution acceptable to the ISO and the Participant or Non-Participant Transmission Customer challenging the amount due and shall accrue interest at a prevailing market rate. Such amount in dispute shall be held in escrow pending the resolution of such dispute in accordance with the applicable Document(s). To the extent that the amount in dispute would be payable to one or more identifiable Participants (but not to the ISO), then the amount due to each such Participant in the billing period to which such dispute relates shall be reduced by the portion of the total amount in dispute that would be payable to such Participant, subject to payment with interest accrued thereon if and when the dispute is resolved in favor of such Participant(s). To the extent that the amount in dispute would be payable to the ISO, or the specific Participant(s) to which such amount would be payable cannot be identified, then the shortfall of funds available to pay Remittance Advices resulting from the amount in dispute being held in an escrow account shall be allocated among the Participants according to the two-step allocation process described in Section 3.3(e) below, subject to payment to all such Participants being allocated a portion of the shortfall, with applicable interest (if any), once the dispute is resolved with the funds in such escrow account or with other amounts provided by the Participant or Non-Participant Transmission Customer losing such dispute.

Section 3.2 - ISO Payment of Remittance Advice Amounts. The Payment Date for Remittance Advices shall be the second (2nd) Business Day after the date on which Invoices are due in such month.

Section 3.3 - Payment Default. If the ISO, in its reasonable opinion, believes that all or any part of any amount due to be paid by any Participant or Non-Participant Transmission Customer will not or has not been paid when due (other than in the case of a payment dispute) (the "Default Amount"), then the following procedures shall apply:

a) ISO Charges Paid First. The ISO shall use monies received by it from Participants and Non-Participant Transmission Customers to pay all amounts due to the ISO under the ISO Tariff and ISO Agreement before making any payments to any Participants or Non-Participant Transmission Customers.

b) Use of Set-Offs. The ISO shall use any and all rights of set-off it has under the Documents and this Policy against a defaulting Participant or a Non-Participant Transmission Customer to the extent necessary to pay the Default Amount, together with any interest accrued thereon and any late charges assessed under the Documents and the Financial Assurance Policies, due from such Participant or Non-Participant Transmission Customer.

c) Enforcing the Security of a Defaulting Party. If and to the extent that the procedure described in clause (b) above is insufficient to effect payment of the Default Amount and all interest accrued thereon and late charges assessed under the Documents and the Financial Assurance Policies, the ISO shall use the financial assurance(s) provided by the Participant or Non- Participant Transmission Customer under the Financial Assurance Policies to the extent necessary to pay the Default Amount and such interest and late charges. Any use of financial assurance(s) shall be undertaken in compliance with the Financial Assurance Policies.

d) Action Against a Defaulting Party. If and to the extent that the procedures described in clauses (b) and (c) above are insufficient to effect payment of the Default Amount and all interest accrued thereon and late charges assessed under the Documents and the Financial Assurance Policies, the ISO shall take appropriate actions to recover the Default Amount and such accrued interest and late charges, which actions may include, without limitation, initiating proceedings in accordance with the appropriate dispute resolution mechanisms or actions with NEPOOL or before the Federal Energy Regulatory Commission or a court of competent jurisdiction against the defaulting Participant or Non-Participant Transmission Customer. Prior to the commencement of any such action or proceeding with respect to amounts due to Participants, the ISO shall obtain the approval of the NEPOOL Executive Committee or its designee and shall offer to the NEPOOL Executive Committee or its designee an opportunity to be involved in such action or proceeding. Any amounts incurred by the ISO or any Participant in connection with any such action or proceeding shall be paid by the defaulting Participant or Non- Participant Transmission Customer.

e)  Reduction of Payments and Increases in Charges.

(i) If and to the extent that the procedures described in clauses (b), (c) and
(d) above do not yield sufficient funds to pay all Remittance Advice amounts in full (after payment of amounts due to the ISO in accordance with clause (a) above) on the date such Payments are due, the ISO shall reduce Payments to those Participants owed monies for that billing period (the "Default Period"), pro rata based on the amounts owed to such Participants, to the extent necessary to clear its accounts by the close of banking business on the date such Payments are due. As funds attributable to a Default Amount are received by the ISO (including amounts received through financial assurances provided under the Financial Assurance Policies or through actions or proceedings commenced against the defaulting Participant or Non-Participant Transmission Customer) prior to the next billing period's Statements being distributed, such funds, together with any interest and late charges collected on the applicable Default Amount, shall be distributed pro rata to the Participants that did not receive the full amount of their Payments as a result of such Default Amount not being paid.

(ii) To the extent that any amount remains unpaid to Participants on the date that Statements are distributed to Participants in the billing period immediately following the Default Period, the Default Amount remaining unpaid shall be reallocated among all of the Participants receiving Statements for the Default Period (other than the Participant or Non-Participant Transmission Customer defaulting on its payment obligations), pro rata based, for each Participant being allocated a share of the Default Amount remaining unpaid, on the sum of (i) all Charges due from such Participant that are reflected on its Statement for the Default Period and (ii) all Payments due to such Participant that are reflected on its Statement for the Default Period, without giving any effect to the process of netting Charges against Payments on each Statement that is the result of the ISO's single billing system. Thus, by way of example, a Participant with $2,000 of Charges and no Payments on its Statement for the Default Period and a Participant with $1,000 of Charges and $1,000 of Payments on its Statement for the Default Period would be allocated an equal share of the unpaid Default Amount under this clause (e)(ii). Each Participant that received a Statement for the Default Period shall have the amount of its Invoice or Remittance Advice in the billing period immediately following the Default Period adjusted as necessary to reflect its obligation for the Default Amount remaining unpaid under this clause (e)(ii). As funds attributable to a Default Amount are received by the ISO (including amounts received through financial assurances provided under the Financial Assurance Policies or through actions or proceedings commenced against the defaulting Participant or Non-Participant Transmission Customer) after such adjusted Statements are distributed, such funds, together with any interest and late charges collected on the applicable Default Amount, shall be distributed to the Participants pro rata based on their allocation of the Default Amount under this clause (e)(ii).

f) Other Rights Against Defaulting Parties. Nothing set forth in this Policy shall nullify, restrict or otherwise limit the rights and remedies of the ISO and the Participants against a defaulting Participant or Non-Participant Transmission Customer that are set forth in the Documents, the Financial Assurance Policies or otherwise, including without limitation any late payment charges or rights to terminate or limit trading rights of the defaulting Participant, to the extent such rights and remedies otherwise exist.

g) Set-Off. The ISO shall apply any amount to which any defaulting Participant or Non-Participant Transmission Customer is or will be entitled toward the satisfaction of any of that defaulting Participant's or Non- Participant Transmission Customer's debts to the ISO or the Participants which are incurred under the Documents or the Financial Assurance Policies.

h) Order of Settlement. As amounts on Default Amounts are received by the ISO, the oldest outstanding amount will be settled first in the order of the creation of such debts.

i) Notification of Payment Default. Without limiting any of the other remedies described above, in the event that the ISO, in its reasonable opinion, believes that all or any part of any amount due to be paid by any Participant or any Non-Participant Transmission Customer will not be or has not been paid within 10 days of when due (a "Payment Default"), the ISO (on its own behalf or on behalf of NEPOOL) may (but shall not be required to) notify such Participant or Non-Participant Transmission Customer in writing, electronically and by first class mail sent in each case to such Participant's member or alternate on the Participants Committee or billing contact (it being understood that the ISO will use reasonable efforts to contact all three) or such Non-Participant Transmission Customer's billing contact, of such Payment Default. Either simultaneously with the giving of the notice described in the preceding sentence or within ten days thereafter (unless the Payment Default giving rise to such notice is cured during such period), the ISO shall notify each other member and alternate on the NEPOOL Participants Committee and each Participant's billing contact of the identity of the Participant or Non-Participant Transmission Customer receiving such notice, whether such notice relates to a Payment Default and the actions the ISO plans to take and/or has taken in response to such Payment Default. Section 3.4 - Bankruptcy Filings. In the event any Participant or Non- Participant Transmission Customer files a voluntary or involuntary petition in bankruptcy or commences a proceeding under the United States Bankruptcy Code or any other applicable law concerning insolvency, reorganization or bankruptcy by or against such Participant or Non-Participant Transmission Customer as debtor (the "Bankruptcy Event") and the ISO is required to return any payments made by such Participant or Non-Participant Transmission Customer to the bankruptcy court having jurisdiction over such Bankruptcy Event, the ISO may avail itself of any emergency funding provisions in the ISO Agreement to collect the amounts returned by the ISO.

SECTION 4 - WEEKLY BILLING PRINCIPLES.

The ISO shall administer weekly billing arrangements according to the following principles:

Section 4.1 - Weekly Invoices. The ISO shall issue an Invoice each Friday to each Participant and Non-Participant Transmission Customer for which a weekly billing arrangement has been established to the extent such Participant's or Non-Participant Transmission Customer's Charges exceed the Payments due to it for the current calendar week. Remittance Advices for such Participants will still be issued monthly, in accordance with the procedures set forth above.

Section 4.2 - Basis for Billing. The amounts for each market (except the Installed Capability market), and all other amounts due from such Participant or Non-Participant Transmission Customer shall be based on estimates derived by pro-rating the most recent final monthly Statements issued for such Participant or Non-Participant Transmission Customer. For the Installed Capability market, the weekly amount billed for Capability Responsibility shall be based on estimates derived by pro-rating the most recent preliminary report of the Participant's position in the Installed Capability market.

Section 4.3 - Payment Date and Time. Each Participant or Non-Participant Transmission Customer receiving such a weekly Invoice shall remit the amount shown on its Invoice no later than five (5) Business Days after the date the Invoice is issued.

Section 4.4 - Monthly Reconciliation. In connection with each monthly billing cycle, the ISO shall reconcile the sum of the weekly Invoices issued with the normal monthly billing quantities calculated for the Participant or Non-Participant Transmission Customer. The ISO shall perform a true-up of any amounts owed or due on the following weekly Statements.

SECTION 5 - BILLING DISPUTE PROCEDURES.

Section 5.1 - Requested Billing Adjustments Eligible for Resolution under Billing Dispute Procedures. Any Participant or Non-Participant Transmission Customer may dispute the amount due on any fully paid monthly Invoice and/or any amount believed to be due or owed on a Remittance Advice (a "Disputed Amount"). Such party (a "Disputing Party") shall seek to recover such Disputed Amount, including accrued interest, pursuant to this Section 5, by first submitting a request for billing adjustment to the ISO (a "Requested Billing Adjustment" or "RBA") in accordance with the procedures provided in this Section 5 and Market Rule 18. A Disputing Party may seek resolution of a Requested Billing Adjustment under this Section 5 concerning any Disputed Amount resulting from the determination of a market clearing price, NEPOOL Tariff and/or ISO Tariff rate by the ISO that allegedly either violates or is otherwise inconsistent with the NEPOOL Tariff, ISO Tariff or the Market Rules, or results from error by the ISO. Notwithstanding the foregoing, a Requested Billing Adjustment must involve a requested change in an amount owed or believed to be owed in a Remittance Advice that is not covered by another alternative dispute resolution procedure under the NEPOOL Tariff, the ISO Tariff, the Interim ISO Agreement or the Market Rules. Furthermore, a Requested Billing Adjustment must not involve Disputed Amounts paid on a weekly Invoice pursuant to the Financial Assurance Policies, provided, however, that this provision shall not preclude a Disputing Party from submitting a Requested Billing Adjustment for a Disputed Amount on a fully paid monthly Invoice which has been paid pursuant to a weekly Invoice in that month.

Section 5.2 - Effect of this Policy on Rights of Participant or Non- Participant Transmission Customer with Respect to a Disputed Amount. Except as otherwise set forth in this Section 5.2, nothing in this Section 5 shall in any way abridge the right of any Participant or Non-Participant Transmission Customer to seek legal or equitable relief under the Federal Power Act and/or any other applicable laws with respect to any Disputed Amount. Prior to commencing a proceeding before the Commission or other regulatory or judicial authority with jurisdiction to resolve the dispute which is the subject of the Requested Billing Adjustment, the Disputing Party must first submit the Requested Billing Adjustment to the ISO for review pursuant to Section 5.3 of this Policy.

Section 5.3 - ISO Review of Requested Billing Adjustment.

Section 5.3.1 - Submission of Requested Billing Adjustment to ISO; Required Contents of Requested Billing Adjustment. A Disputing Party shall submit a Requested Billing Adjustment in writing to the chief financial officer of the ISO. In its Requested Billing Adjustment, the Disputing Party must specify the Disputed Amount at issue and specify the instance of alleged error at issue, including a statement detailing the specific provisions of all applicable governing documents that support the Requested Billing Adjustment. The Disputing Party also must state the relief being requested and identify a specific person or persons to whom all communications to the Disputing Party regarding the Requested Billing Adjustment are to be addressed. A Disputing Party must submit its Requested Billing Adjustment within 3 months of the date that the Invoice or Remittance Advice containing the Disputed Amount was issued by the ISO unless the Disputing Party could not have reasonably known of the existence of the alleged error within such time.

Section 5.3.2 - Notice of ISO Review of Requested Billing Adjustment. Within three (3) Business Days of the receipt by the ISO's Chief Financial Officer of a Requested Billing Adjustment, the ISO shall prepare and submit to the Secretary of the Participants Committee for distribution by the Secretary to all Participants and Non-Participant Transmission Customers a notice of the Requested Billing Adjustment ("Notice of RBA"), including, subject to the protection of Confidential Information, the specifics of the Requested Billing Adjustment. The Notice of RBA shall identify a specific representative of the ISO to whom all communications regarding the Requested Billing Adjustment are to be sent. The Secretary of the Participants Committee shall distribute the Notice of RBA to all Participants and Non- Participant Transmission Customers by no later than 5:00 p.m. on the next business day after receiving the Notice of RBA from the ISO.

Section 5.3.3 - ISO Review of Requested Billing Adjustments. The ISO shall complete its review of a Requested Billing Adjustment received pursuant to
Section 5.3 within twenty (20) business days of the date the Secretary of the Participants Committee distributes the Notice of RBA. To the extent that either party makes such a request and both parties agree to such request, the ISO and Disputing Party may meet or otherwise confer during this period in an effort to resolve the Requested Billing Adjustment.

Section 5.3.4 - Comment Period. Any Participant or Non-Participant Transmission Customer, which desires to do so may submit to the ISO's designated representative, on or before the tenth (10th) Business Day following the date the Secretary of the Participants Committee distributes the Notice of RBA, written comments to the ISO with respect to the Requested Billing Adjustment. Any such comments are to be transmitted simultaneously to the Disputing Party. The Disputing Party may respond to any such comments by submitting a written response to the ISO's designated representative and to the commenting party on or before the fifteenth (15th) Business Day following the date the Secretary of the Participants Committee distributes the Notice of RBA. In determining the action it will take with respect to the Requested Billing Adjustment, the ISO shall consider the written response filed by the Disputing Party. The ISO may but is not required to consider any written comments that are filed by any other interested party.

Section 5.3.5 - ISO Action on Requested Billing Adjustment. The ISO shall provide to the Disputing Party a written decision (the "RBA Decision") accepting or denying a Requested Billing Adjustment received pursuant to Section 5.3 within twenty (20) Business Days of the date the Secretary of the Participants Committee distributes the Notice of RBA, unless some later date is agreed upon by the Disputing Party and the ISO. The ISO shall provide written notice and a copy of each RBA Decision to each Participant or Non- Participant Transmission Customer either eligible for reimbursement, denied reimbursement of a Disputed Amount or required to provide reimbursement of a Disputed Amount because of an RBA Decision (hereafter referred to as an "Affected Party" or the "Affected Parties") within five (5) business days of the date the RBA Decision is rendered. In providing such notice to any Affected Party required to provide reimbursement of a Disputed Amount, the ISO shall specify the amount to be reimbursed by such Affected Party and the calculations supporting the determination of such reimbursement amount. Subsequent to the provision of the written notice of the RBA Decision as set forth above, the ISO shall provide each Affected Party with respect to that RBA Decision a monthly report of the status of such RBA Decision within the dispute resolution process set forth in this Section 5 of the Billing Policy, including a statement of the accounting treatment of the disputed amount owed by or to that Affected Party with respect to that RBA Decision in accordance with the most recent decision issued pursuant to Sections 5.3.6 or 5.4 of this Billing Policy, whichever applies, with respect to that RBA Decision. For purposes of Section 5 of this Policy, the term "Affected Parties" shall also include the Disputing Party.

Section 5.3.6 - Finality of ISO Action on Requested Billing Adjustment. Except as otherwise provided in this Section 5.3.6, the RBA Decision shall become final and binding on the Affected Parties and shall not be appealable in any forum on the twenty-first (21st) Business Day after the notice of the specific RBA Decision at issue was provided to the Affected Parties as set forth in Section
5.3.5 above. The RBA Decision shall not become final or binding if, on or before the twentieth (20th) Business Day after the notice of the specific RBA Decision at issue was provided to the Affected Parties as set forth in Section 5.3.5 above, an Affected Party or Parties has appealed the RBA Decision by commencing a proceeding before the Commission or other regulatory or judicial authority with jurisdiction over the dispute, or has filed an appeal pursuant to Section
5.4 of this Policy. If a proceeding is commenced before the Commission or other regulatory or judicial authority with jurisdiction over the dispute, the Affected Party commencing that proceeding shall simultaneously transmit a copy of their initial pleading in that proceeding to the ISO's designated representative for that particular RBA Decision, and shall also submit to the ISO's designated representative for that particular RBA a copy of the final order or decision in that proceeding resolving the dispute. If any such appeal is filed pursuant to Section 5.4 of this Policy, the RBA Decision shall have no force or effect unless or until it is affirmed or upheld upon completion of the appeal process selected by the Affected Party and as provided for in this Policy.

Section 5.4 - Right of Affected Party to Review of ISO RBA Decision by AAA.

Section 5.4.1 - Right to Further Review. Any Affected Party may seek review of an RBA Decision by an independent third party neutral by submitting, on or before the twentieth (20th) Business Day after the notice of the specific RBA Decision at issue was provided to the Affected Parties as set forth in Section
5.3.5 above, a request for arbitration of the Requested Billing Adjustment with the American Arbitration Association ("AAA"). At the same time that it submits its request to the AAA, the Affected Party commencing any such review of an RBA Decision shall transmit its request for arbitration: (i) to the ISO's designated representative for that particular RBA Decision; (ii) to each of the Affected Parties; and, (iii) to the Secretary of the Participants Committee. The ISO and any Affected Party shall be joined as parties to the arbitration. NEPOOL shall be permitted to intervene in the arbitration if it desires to do so.

Section 5.4.2 - Finality of the AAA Neutral's Decision. Except as otherwise provided in this Section 5.4.2, the written, final decision of the AAA neutral (the "Neutral's Decision") shall become final and binding on the Affected Parties, including the ISO, and shall not be appealable in any forum on the twenty-first (21st) Business Day after the date on which the Neutral's Decision was issued. The Neutral's Decision shall not become final or binding if on or before the twentieth (20th) business day after the date on which the Neutral's Decision was issued, an Affected Party or Parties or the ISO has appealed the Neutral's Decision by commencing a proceeding before the Commission or other regulatory or judicial authority with jurisdiction over the dispute. If any such appeal is filed, the Neutral's Decision shall have no force or effect unless or until it is affirmed or upheld upon completion of the appeal process.

Section 5.5 - Access to Confidential Information. Information that is deemed confidential pursuant to the NEPOOL Information Policy in the possession, custody or control of the ISO concerning the dollar amount in Invoices or Remittance Advices issued by the ISO ("Confidential Information") shall be made available under these Billing Dispute Procedures only to "Dispute Representatives" as defined herein who have executed a confidentiality agreement in accordance both with this Section 5.5 and the NEPOOL Information Policy ("Confidentiality Agreement"). A copy of the executed Confidentiality Agreement for a Dispute Representative shall be provided to the ISO prior to the disclosure of any Confidential Information to said Dispute Representative. Confidential Information shall not be disclosed to anyone other than in accordance with this Section 5.5, and shall be used only in connection with the Billing Dispute Procedures provided under Section 5.

a) Potential Disputing Parties' Right of Access to Confidential Information. A Participant or Non-Participant Transmission Customer that is a potential Disputing Party is entitled to obtain access to Confidential Information for its Dispute Representative, if and only if, it can demonstrate to the ISO that such access is required to determine if it has a substantive basis for filing a Requested Billing Adjustment with the ISO. Such demonstration by a potential Disputing Party, at a minimum, shall include: the information submitted to the chief financial officer of the ISO required in Section 5.3.1; and, why lack of access to Confidential Information prevents the potential Disputing Party from determining if it has a substantive basis for filing such a Requested Billing Adjustment. A potential Disputing Party shall submit a request for access to Confidential Information in writing to the ISO (an "Information Request"). The ISO shall evaluate and respond to such an Information Request within ten (10) days of the receipt of the Information Request, and where the need for access to Confidential Information is demonstrated in accordance with the above, shall provide access to such Confidential Information within fifteen (15) days of the receipt of the Information Request.

b) Affected Parties Right of Access to Confidential Information. If the RBA Decision is submitted to the AAA for resolution pursuant to Section 5.4, then for purposes of that AAA proceeding a Participant or Non-Participant Transmission Customer that is an Affected Party is entitled to obtain access to Confidential Information for its Dispute Representative if, and only if, it can demonstrate to the AAA Neutral that such access is required to protect its financial interests with respect to review of an RBA Decision pending before the Neutral. An Affected Party shall submit a request for access to Confidential Information concerning an RBA Decision within the timeframes established by the Neutral. The Neutral shall have the authority to enter such orders as may be necessary to protect the Confidential Information, in accordance with applicable NEPOOL policies including but not limited to the NEPOOL Information Policy.

c) Dispute Representatives. Dispute Representatives shall be limited to the AAA Neutral(s), Participants, Non-Participant Transmission Customers, and third parties retained by and/or in-house legal counsel of the AAA, Participants or Non-Participant Transmission Customers, provided, however, that Confidential Information may not be disclosed to a Dispute Representative to the extent the disclosure is prohibited by Order 889. A Dispute Representative may disclose Confidential Information to any other Dispute Representative as long as the disclosing Dispute Representative and the receiving Dispute Representative each have executed a Confidentiality Agreement. In the event that any Dispute Representative to whom Confidential Information is disclosed ceases to be engaged in a matter under these Billing Dispute Procedures, or is no longer qualified to be a Dispute Representative under this Section, access to Confidential Information by that person, or persons, shall be terminated and all such Confidential Information received by that party shall be returned to the ISO or destroyed to the satisfaction of the ISO. Even if no longer engaged as a Dispute Representative under this Section, every person who has executed the Confidentiality Agreement set forth below shall continue to be bound by the provisions of this Section and such Confidentiality Agreement. All Dispute Representatives are responsible for ensuring that persons under their supervision or control comply with this Section and the Confidentiality Agreement.


Re:     Requested Billing Adjustment ______________

          CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

The ISO ("Provider") agrees to make available, pursuant to Section 5 of the NEPOOL Billing Policy, to ("Recipient") confidential and proprietary information ("Confidential Information") relevant to resolution of Requested Billing Adjustment and any appeals thereof as provided for in said Section 5.

1. Any information provided to Recipient and labeled "Confidential Information" by Provider shall be Confidential Information subject to this Agreement.

2.     The Confidential Information is received by Recipient in confidence.

3. The Confidential Information shall not be used or disclosed by the Recipient except in accordance with the terms contained herein, with Section 5 of the NEPOOL Billing Policy and with the NEPOOL Information Policy.

4. Only individuals who are Dispute Representatives as that term is defined in
Section 5 of the NEPOOL Billing Policy, and not entities, may be Recipients of Confidential Information under this paragraph. By executing this Agreement, each Recipient certifies that he/she meets the requirements of this Agreement.

5.     The following conditions shall apply to each Recipient:

a. Each Recipient will receive one (1) numbered, controlled copy of the Confidential Information. The Recipient shall not make any copies thereof or provide the Confidential Information to any individual or entity except one who has executed and delivered an Agreement identical to this Agreement to the Provider.

b. The Recipient shall maintain a log of all persons granted access to the Confidential Information.

c. The Recipient, by signing this Agreement acknowledges that he/she may not in any manner disclose the Confidential Information to any person, and that he/she may not use the Confidential Information for the benefit of any person except in this proceeding and in accordance with the terms of this Agreement, Section 5 of the NEPOOL Billing Policy and the NEPOOL Information Policy.

d. The Recipient acknowledges that any violation of this Agreement may subject the Recipient to civil actions for violation hereof.

e. Within thirty (30) days of the final decision issued with respect to the Requested Billing Adjustment terminating all appeals with respect to this Requested Billing Adjustment, Recipient shall return the Confidential Information to Provider.

PROVIDER:                          RECIPIENT:

By:                                By:

Dated:                             Dated:

d) Maintenance of Confidential Information. All copies of all documents and materials containing Confidential Information shall be maintained by Dispute Representatives at all times in a secure place in sealed envelopes or other appropriate containers endorsed to the effect that they are sealed pursuant to this Section. Such documents and material shall be marked PROTECTED CONFIDENTIAL INFORMATION and shall be maintained under seal and provided only to Dispute Representatives as are authorized to examine and inspect such Confidential Informational. Dispute Representatives shall provide to the ISO a list of those persons under the supervision and/or control of the Dispute Representative who are entitled to receive Confidential Information. Dispute Representatives shall take all reasonable precautions to ensure that Confidential Information is not distributed to unauthorized persons.

e) ISO Right to Object to Access to Confidential Information. Nothing in this Section shall be construed as precluding the ISO from objecting to providing any party access to Confidential Information on any legal grounds other than those provided under the NEPOOL Information Policy, the NEPOOL Agreement, and/or the Interim ISO Agreement, as they may be amended time to time.

Section 5.6 - Transition Rules. Any Disputed Amount raised with the ISO between the Second Effective Date and the effective date of these Billing Dispute Procedures that is unresolved as of the effective date of these Billing Dispute Procedures as determined by the Commission shall be submitted for resolution under these Billing Dispute Procedures as specified below. Disputed Amounts so referred shall be termed "Pre-Existing Disputes".

a) Review of Pre-Existing Disputes. On or before the thirtieth (30th) calendar day after the date of the Commission's order accepting this Section 5 of the Billing Policy, the Disputing Party in a Pre-Existing Dispute shall submit to the ISO a Request for Billing Adjustment. All parties to Pre- Existing Disputes shall be entitled to access to Confidential Information subject to the rights and obligations provided with respect to Confidential Information in Section 5.5 above. If a Request for Billing Adjustment with respect to a Pre-Existing Dispute is not submitted in accordance with this Section 5.6(a), the Pre-Existing Dispute shall be deemed resolved for purposes of this Billing Policy and Section 21.2 of the Restated NEPOOL Agreement .

b) Release of Amounts in Escrow for Pre-Existing Disputes Other than Disputes Involving Transmission Service Under the Tariff. All amounts at issue in a Pre-Existing Dispute held in escrow, except for amounts at issue in a Pre-Existing Dispute concerning amounts due with respect to transmission service under the NEPOOL Tariff, pursuant to the provisions of Section 3.1(d) of the NEPOOL Billing Policy and Section 21.2(c) of the NEPOOL Agreement in effect immediately prior to the effective date of this Section 5 of the NEPOOL Billing Policy (together, the "Former Escrow Provisions") shall be released from escrow to the payee upon satisfaction of the following two conditions: (1) thirty (30) calendar days have elapsed since the date of the Commission's Order accepting this Billing Policy; and, (2) the ISO has determined that the required Financial Assurances under this Section 5 of the Billing Policy and the relevant provisions of Attachment L to the NEPOOL Tariff have been satisfied with respect to the amount at issue in the Dispute. If a Participant that has received from one or more other Participants or Non-Participant Transmission Customers an amount the payment of which is the subject of a dispute, an amount equal to 100% of such amount in dispute shall be included in determining that Participant's overall financial assurance requirement and the relevant provisions of Attachment L to the NEPOOL Tariff shall apply.

c) Release of Amounts in Escrow With Respect to Disputes Concerning Transmission Service Under the Tariff. If the Pre-Existing Dispute concerns amounts due on any Invoice for transmission service under the NEPOOL Tariff, any amounts held in escrow with respect to such Pre-Existing Dispute shall remain in escrow and shall accrue interest at a prevailing market rate. Such amount in dispute shall be held in escrow pending the resolution of such dispute in accordance with the applicable Document(s). To the extent that the amount in dispute would be payable to one or more identifiable Participants (but not to the ISO), then the amount due to each such Participant in the billing period to which such dispute relates shall be reduced by the portion of the total amount in dispute that would be payable to such Participant, subject to payment with interest accrued thereon if and when the dispute is resolved in favor of such Participant(s). To the extent that the amount in dispute would be payable to the ISO, or the specific Participant(s) to which such amount would be payable cannot be identified, then the shortfall of funds available to pay Remittance Advices resulting from the amount in dispute being held in an escrow account shall be allocated among the Participants according to the two-step allocation process described in Section 3.3(e) below, subject to payment to all such Participants being allocated a portion of the shortfall, with applicable interest (if any), once the dispute is resolved with the funds in such escrow account or with other amounts provided by the Participant or Non-Participant Transmission Customer losing such dispute.





                                                            Attachment 1

                                 SAMPLE INVOICE
                               See attached pages




                            [Form of Sample Invoice]









                                                                Attachment 2



                            SAMPLE REMITTANCE ADVICE


                               See attached pages










                       [Form of Sample Remittance Advice]








                  Sheet Nos. 457-500 are reserved for future use.






                         ANCILLARY SERVICE SCHEDULE 1
                SCHEDULING, SYSTEM CONTROL AND DISPATCH SERVICE
                               IMPLEMENTATION RULE

This rule provides detail with respect to the calculation of the rate surcharge each year for Scheduling, System Control and Dispatch Service, which is defined in the Tariff as the service required to schedule the movement of power through, out of, within, or into the NEPOOL Control Area over Pool Transmission Facilities ("PTF"). This service also includes the dispatch and security analysis of the system. Scheduling, System Control and Dispatch Service for transmission service over transmission facilities other than PTF is provided under the Local Network Service Tariffs of the individual Transmission Providers. For transmission service under the NEPOOL Tariff, this Ancillary Service will be provided by the Independent System Operator (ISO), satellites, and the Transmission Providers. All of the costs of the ISO will be recovered directly by the ISO under its own tariff once that tariff becomes effective (a January 1, 1999 effective date has been requested) and Schedule 1 of the NEPOOL Tariff is for collection only of the revenue requirements for satellites and Transmission Providers for System Control and Dispatch Service. Any Transmission Customer taking Regional Network Service, Through or Out Service, or Internal Point-to-Point Service shall be subject to the rate surcharge calculated under
Schedule 1 of the NEPOOL Tariff as described in more detail in this rule below.

NEPOOL shall make an annual informational filing on or before July 31 of each year showing the Schedule 1 rate surcharge in effect for the period beginning June 1 of that year through May 31 of the subsequent year. If there are any corrections made to the information reflected in the informational filing after it has been submitted, NEPOOL would file corrections to the informational filing. At least thirty days before the informational filing is made with the Commission, NEPOOL shall make available to Participants and any other interested parties a draft of the proposed filing for review and comment prior to the filing. The filing of the informational filing does not re-open the formula rate set forth below for review, but rather is contestable only with respect to the accuracy of the information contained in the informational filing. The System Operator shall independently audit the charges in effect for the period June 1997 through May 2000 for charges under this Attachment, or direct that an audit[s] be conducted under its supervision by an independent third party, and shall have the discretion to conduct such audits of charges in effect beyond May 2000.

I.     DEFINITIONS

Capitalized terms used in this rule that are not defined in the NEPOOL Tariff have the following definitions:

Scheduling and Dispatch Surcharge Rate shall equal the rate surcharge that is determined for the applicable period beginning on June 1, 1999, in accordance with Section II of this rule below.

PTF Transmission-Related Satellite Scheduling and Dispatch Expense shall equal the PTF transmission related expenses incurred by the Participant from

REMVEC II, CONVEX/ESCC, and the Maine Satellite as recorded in each Participant's FERC Form 1, Account No. 561, excluding any charges recorded in this account that were incurred under the NEPOOL Tariff or the Local Network Service Tariffs of each Transmission Provider as a Transmission Customer. The expenses shall be net of any revenues, as reflected in FERC Account No. 456, received by the Participant for providing scheduling and dispatch services, excluding any revenues recorded in this account that where received as a result of charges under the NEPOOL Tariff or the LNS Tariffs of each Transmission Provider.

REMVEC II is a satellite of the ISO-NE providing security analysis of PTF.

Local PTF Transmission-Related Scheduling and Dispatch Expense shall equal the sum of (1) each Participant's expenses as recorded in FERC Account No. 561, excluding any ISO and satellite related expenses and any expenses recorded in this Account, that were incurred under this Tariff or the LNS Tariffs of each Transmission Provider as a Transmission Customer, multiplied by the PTF Transmission Plant Allocator, (2) SCADA-related expenses as calculated in accordance with Appendix A to this Rule, and (3) the Maine Satellite revenue requirements as calculated in accordance with Appendix A to this Rule.

PTF Transmission Plant Allocation Factor is the factor for allocating transmission costs and expenses between PTF and non-PTF as determined for the applicable period pursuant to Attachment F of the NEPOOL Tariff.

II.     CALCULATION OF THE SCHEDULING AND DISPATCH SURCHARGE

A.     Surcharge for Regional Network Service Customers
For Network Customers, the scheduling and dispatch surcharge shall equal the Network Customer's Monthly Network Load, as defined in Section 46.1 of the NEPOOL Tariff, multiplied by the Monthly Scheduling and Dispatch Surcharge Rate as determined in accordance with Section II.C below.

B.     Surcharge for Point-to-Point Customers

For Point to Point and Through or Out Service Customers, the Scheduling and Dispatch Surcharge shall equal the Transmission Customer's Reserved Capacity for each transaction scheduled for the month multiplied by the applicable Monthly, Weekly, or Hourly Scheduling and Dispatch Surcharge Rate, as determined in accordance with Section II.C below.

C.     Scheduling and Dispatch Surcharge Rate

The Scheduling and Dispatch Surcharge Rate will be the surcharge rate in effect from time to time for the applicable period, determined pursuant to the formula described below based on the prior calendar year's data. The Scheduling and Dispatch Surcharge Rate shall be redetermined each year, with the new Surcharge Rate going into effect on June 1 of each year, and be effective for the succeeding twelve months.

In the case of Transmission Providers which are subject to the Commission's jurisdiction, the data used shall be as identified in the Participant's FERC Form 1 report for that year, and shall be based on actual data in lieu of allocated data if specifically identified in the FERC Form 1. When FERC Form 1 data is not the direct source of the data used in the formula, the worksheets used to develop the inputs will be as reflected in Appendix A of this Rule.

The Scheduling and Dispatch Surcharge Rate shall be equal to the sum of (1) PTF Transmission-Related Satellite Scheduling and Dispatch Expense, (2) Local PTF Transmission Related Scheduling and Dispatch Expense, (3) less Schedule 1 revenues from the prior year surcharges for Short-Term Point-to-Point Transactions, and divided by the annual average of the sum of all Network Customers Monthly Peak Load, as defined in Section 46.1 of the NEPOOL Tariff, from the prior calendar year plus the Long-Term Firm Point-to-Point Reserved Capacity, from the prior calendar year.

The Monthly Scheduling and Dispatch Surcharge Rate shall equal one-twelfth of the Scheduling and Dispatch Surcharge Rate.

The Weekly Scheduling and Dispatch Surcharge Rate shall equal one-fifty- second of the Scheduling and Dispatch Surcharge Rate.

The Daily Firm Scheduling and Dispatch Surcharge Rate shall equal one-fifth of the Weekly Scheduling and Dispatch Surcharge Rate.

The Daily Non-Firm Scheduling and Dispatch Surcharge Rate shall equal one-seventh of the Weekly Scheduling and Dispatch Surcharge Rate.

The Hourly Non-Firm Scheduling and Dispatch Surcharge Rate shall equal one-twenty-fourth of the Daily Non-Firm Scheduling and Dispatch Surcharge Rate.




                               APPENDIX A-1

               NEPOOL Tariff Schedule 1 Implementation Rule
              Scheduling, System Control and Dispatch Service
                      Boston Edison Company SCADA

This service is required to schedule the movement of power through, out of, within, or into the NEPOOL Control Area over Pool Transmission Facilities (PTF). Service under this schedule represents the contribution to that service provided by The Transmission Provider's own Dispatch Center, commonly referred to as SCADA. These costs are excluded from costs in Attachment F.

Definitions:

Dispatch Center Wages and Salaries Allocation Factor: Ratio of Dispatch Center Related Direct Wages and Salaries to Boston Edison's total Direct Wages and Salaries excluding Administrative and General Wages and Salaries.

Dispatch Center Plant Allocation Factor: Ratio of Total Investment in Dispatch Center Plant plus Dispatch Center Related General Plant, to Total Plant in service.

The PTF Revenue Requirement for the Scheduling System Control and Dispatch Service shall equal the sum of The Transmission Provider's: (A) Return and Associated Income Taxes, (B) Dispatch Center Depreciation Expense, (C) Dispatch Center Related Amortization of Investment Tax Credits, (D) Dispatch Center Related Municipal Tax Expense, (E) Dispatch Center Related Payroll Tax Expense
(F) Dispatch Center Operation and Maintenance Expense, and (G) Dispatch Center Related Administrative and General Expense; multiplied by the PTF Transmission Plant Allocation Factor.

A. Return and Associated Income Taxes shall equal the product of the Dispatch Center Investment Base and the Cost of Capital Rate.

1. The Dispatch Center Investment Base will consist of (a) Dispatch Center Plant in FERC accounts 350-359, plus (b) Dispatch Center Related General Plant, plus
(c) Dispatch Center Plant Held for Future Use, less (d) Dispatch Center Related Depreciation Reserve, less (e) Dispatch Center Related Accumulated Deferred Taxes, plus (f) Other Regulatory Assets, plus (g) Dispatch Center Prepayments, plus (h) Dispatch Center Materials and Supplies, plus (i) Dispatch Center Related Cash Working Capital.

a. Dispatch Center Plant will equal the year-end balance of the Transmission Provider's Investment in Dispatch Center per FERC accounts 350 through 359.Dispatch Center Plant Investment is not included in PTF investment in the Attachment F revenue requirement.

b. Dispatch Center Related General Plant shall equal the Transmission Provider's year-end balance of Investment in General Plant multiplied by the Dispatch Center Wages and Salaries Allocation Factor described above.

c. Dispatch Center Plant Held for Future Use shall equal the year-end balance of Transmission related Dispatch Center Investment in FERC account 105.

d. Dispatch Center Related Depreciation Reserve shall equal the year-end balance of Transmission Dispatch Center Depreciation Reserve, plus the year- end balance of Dispatch Center Related General Depreciation Reserve. Dispatch Center Related General Plant Depreciation Reserve shall equal the product of General Plant Depreciation Reserve and the Dispatch Center Wages and Salaries Allocation Factor described above.

e. Dispatch Center Related Accumulated Deferred Taxes shall equal the year- end balance of Total Accumulated Deferred Income Taxes, multiplied by the Dispatch Center Plant Allocation Factor described above.

f. Other Regulatory Assets shall equal the year-end balance of FAS 106 multiplied by the Dispatch Center Wages and Salaries Allocation Factor described in Section (A) (2) (b) above and the year-end balance of FAS 109, net of FAS 109 liability, multiplied by the Dispatch Center Plant Allocation Factor described in above.

g. Dispatch Center Prepayments shall equal the year-end balance of Prepayments multiplied by the Dispatch Center Wages and Salaries Allocation Factor described above.

h. Dispatch Center Materials and Supplies shall equal the year-end balance of Transmission Plant Materials and Supplies multiplied times the Dispatch Center Plant Allocation Factor described above.

i. Dispatch Center Related Cash Working Capital shall be a 12.5% allowance (45 days/360 days) of Dispatch Center Transmission Related Operation and Maintenance Expense and Dispatch Center Transmission Related Administrative and General Expense.

2. The Cost of Capital Rate shall equal (a) the Weighted Cost of Capital, plus (b) Federal Income Taxes, plus (c) State Income Taxes.

a. the Weighted Cost of Capital will be calculated based upon the Transmission Provider's capital structure at the end of each year and will equal the sum of

i. the Long Term Debt Component, which equals the product of the actual weighted average embedded cost to maturity of Long Term Debt then outstanding and the ratio that Long-Term Debt is to Total Capital.

ii. the Preferred Stock Component, which equals the product of the actual weighted average embedded cost to maturity of Preferred Stock then outstanding and the ratio that Preferred Stock is to Total Capital.

iii. the Return on Equity Component, which equals the product of The Transmission Provider's Return on Equity as set in the Transmission Provider's LNS open access tariff rate and the ratio that Common Equity is to Total Capital.

b.     Federal Income Taxes shall equal

A + [(C+B)/D]) x FT
        1 - FT

Where FT is the Federal Income Tax Rate and A is the sum of the Preferred Stock Component and the Return on Equity Component, as determined in Sections A.2.(a)(ii) and (iii) above, B is Dispatch Center Related Amortization of Investment Tax Credits, as determined in Section II.D. below, C is the Equity AFUDC component of Dispatch Center Depreciation Expense, as defined in Section B., and D is Dispatch Center Investment Base, as determined in A.1., above.

c.     State Income Taxes shall equal

(A + [(C+B)/D] + Federal Income Tax) x ST
                1 - ST

Where ST is the State Income Tax Rate and A is the sum of the Preferred Stock Component and the Return on Equity Component, as determined in Section A.2.(a)(ii), and Section A.2.(a)(iii) above, and Federal Income Tax is the rate determined in Section A.2.(b) above.

B. Dispatch Center Depreciation Expense shall equal the sum of Transmission Depreciation Expense for Dispatch Center Plant, plus an allocation of General Plant Depreciation Expense calculated by multiplying General Plant Depreciation Expense by the Dispatch Center Wages and Salaries Allocation Factor, described in Section (A) (1) (b) above.

C. Dispatch Center Related Amortization of Investment Tax Credits shall equal the Transmission Provider's Amortization of Investment Tax Credits multiplied by the Dispatch Center Plant Allocation Factor described above.

D. Dispatch Center Related Municipal Tax Expense shall equal the Transmission Provider's total Municipal Tax Expense multiplied by the Dispatch Center Plant Allocation Factor described above.

E. Dispatch Center Related Payroll Tax Expense shall equal the Transmission Provider's total electric payroll tax expense, multiplied by the Dispatch Center Wages and Salaries Allocation Factor, described above.

F. Dispatch Center Operation and Maintenance Expense shall equal all expenses related to SCADA operation charged to FERC Account Number 561, excluding any ISO and satellite related expenses and any expenses recorded in this Account that were incurred under this Tariff or the LNS tariff of any Transmission Provider as a Transmission Customer.

G. Dispatch Center Related Administrative and General Expenses shall equal the sum of (1) Transmission Provider's Administrative and General Expenses, excluding Accounts 924, 928 and 930.1, multiplied by the Dispatch Center Wages and Salaries Allocation Factor, (2) Property Insurance multiplied by the Dispatch Center Plant Allocation Factor, and (3) Expenses included in Account 928 related to FERC

Assessments multiplied by Dispatch Center Plant Allocation Factor, plus any other Federal and State Dispatch Center related expenses or assessments, plus specific Dispatch Center related expenses included in Account 930.1.







                               APPENDIX A-2

              NEPOOL Tariff Schedule 1 Implementation Rule
             Scheduling, System Control and Dispatch Service
                      Central Maine Power Company Satellite

I.     DEFINITIONS

Capitalized terms not otherwise defined in Section 1 of the NEPOOL Tariff and as used in this rule have the following definitions:

A.      ALLOCATION FACTORS

1. Wages and Salaries Allocation Factor shall equal the ratio of the Satellite Direct Wages and Salaries to total direct wages and salaries excluding administrative and general wages and salaries.

2. Satellite Wages and Salaries Allocation Factor shall equal the ratio of the Transmission Satellite Direct Wages and Salaries to total Satellite Direct Wages and Salaries.

3. Satellite PTF Allocation Factor shall equal the ratio of the Satellite PTF Direct Wages and Salaries to the total Satellite Transmission Direct Wages and Salaries.

4. Satellite Plant Allocation Factor shall equal the ratio of the Total Investment in Satellite Plant to Total Plant in service.

B.     TERMS

Administrative and General Expense shall equal the Transmission Provider's expenses as recorded in FERC Account Nos. 920-935, excluding FERC Account Nos. 924, 928, and 930.1.

Amortization of Investment Tax Credits shall equal the Transmission Provider's credits as recorded in FERC Account No. 411.4

Amortization of Loss on Reacquired Debt shall equal the Transmission Provider's expenses as recorded in FERC Account No. 428.1

Other Regulatory Assets/Liabilities - FAS 106 shall equal the net of the Transmission Provider's FAS106 balance as recorded in FERC Account 182.3 and any FAS 106 balance as recorded in the Transmission Provider's FERC Account No. 254.

Other Regulatory Assets/Liabilities - FAS 109 shall equal the net of the Transmission Provider's FAS 109 balance in FERC Account No. 182.3 and any FAS 109 balance as recorded in the Transmission Provider's FERC Account No. 254.

Payroll Taxes shall equal those payroll expenses as recorded in the Transmission Provider's FERC Account Nos. 408.1 and 409.1.

Plant Held for Future Use shall equal the Transmission Provider's balance in FERC Account No. 105.

Prepayments shall equal the Transmission Provider's prepayment balance as recorded in FERC Account No. 165.

Property Insurance shall equal the Transmission Provider's expenses as recorded in FERC Account No. 924.

PTF Satellite Direct Wages and Salaries shall equal the Transmission Provider's direct wages and salaries related to providing PTF satellite services as recorded in FERC Account No. 561.

Satellite Direct Wages and Salaries shall equal the Transmission Provider's direct wages and salaries related to providing satellite services as recorded in FERC Account Nos. 556, 561, and 581.

Satellite Operation and Maintenance Expense shall equal the Transmission Provider's expenses recorded in FERC Account Nos. 556, 561, & 581, less any costs included in FERC Account No. 561 that are otherwise recoverable pursuant to Subpart (1) of the Local PTF Transmission Related Scheduling and Dispatch Expense of the rule implementing the Schedule 1 rate surcharge of the NEPOOL Tariff.

Satellite Plant Depreciation Reserve shall equal the Transmission Provider's depreciation reserve balance for Satellite Related Plant as recorded in FERC Account No. 108.

Materials and Supplies shall equal the Transmission Provider's balance as recorded in FERC Account No. 154.

Satellite Related Depreciation Expense shall equal the Transmission Provider's depreciation expense for Satellite Related Plant as recorded in FERC Account No. 403.

Satellite Related Plant shall equal the Transmission Provider's gross plant balances used for system control and dispatch purposes as recorded in FERC Account Nos. 303-399. To the extent that such plant includes any amounts recorded as transmission investment in FERC Account Nos. 350-359, such amounts will be excluded for purposes of determining annual transmission revenue requirements pursuant to the billing rule which implements Attachment F of the NEPOOL Tariff.

Satellite Support Revenues shall equal the revenues received from satellite supporters as recorded in FERC Account Nos. 454 and 456, excluding any revenues received under Schedule 1 of the NEPOOL Tariff or the Transmission Provider's Local Tariff.

Total Accumulated Deferred Income Taxes shall equal the net of the deferred tax balances as recorded in FERC Account Nos. 281-283 and 190..

Total Loss on Reacquired Debt shall equal the Transmission Provider's balance as recorded in FERC Account No. 189.

Total Municipal Tax Expense shall equal the Transmission Provider's municipal tax expenses as recorded in FERC Account Nos. 408.1 and 409.1.

Total Plant in Service shall equal the Transmission Provider's total gross plant balance as recorded in FERC Account Nos. 301-399.

Transmission Satellite Direct Wages and Salaries shall equal the Transmission Provider's direct wages and salaries related to providing satellite services as recorded in FERC Account No. 561.

II.     CALCULATION OF TOTAL SATELLITE REVENUE REQUIREMENTS

The Satellite Revenue Requirement shall equal the sum of the Satellite related
(A) Return and Associated Income Taxes, (B) Depreciation Expense, (C) Amortization of Loss on Reacquired Debt, (D) Amortization of Investment Tax Credits, (E) Municipal Tax Expense, (F) Payroll Tax Expense, (G) Operations and Maintenance Expense, (H) Administrative and General, minus (I) Support Revenues.

A. Return and Associated Income Taxes shall equal the product of the Satellite Investment Base and the Cost of Capital Rate reflected in the Transmission Providers' Attachment F formula of the NEPOOL Tariff.

1.     Satellite Investment Base

The Satellite Investment Base will be the year end balances of Satellite related: (a) Plant, plus (b) Plant Held for Future Use, less (c) Depreciation Reserve, less (d) Accumulated Deferred Taxes, plus (e) Loss on Reacquired Debt, plus (f) Other Regulatory Assets/Liabilities, plus (g) prepayments, plus (h) Materials and Supplies, plus (i) Cash Working Capital.

(a) Satellite Related Plant shall equal the balance of the Transmission Provider's Investment in Satellite Plant

(b) Satellite Related Plant Held for Future Use shall equal the balance of Plant Held for Future Use multiplied by the Satellite Plant Allocation Factor

(c) Satellite Related Depreciation Reserve shall equal the Depreciation Reserve for the Transmission Provider's investment in Satellite plant.

(d) Satellite Related Accumulated Deferred Taxes shall equal the Transmission Provider's electric balance of Accumulated Deferred Income Taxes multiplied by the Satellite Plant Allocation Factor.

(e) Satellite Related Loss on Reacquired Debt shall equal the Transmission Provider's electric balance of Total Loss on Reacquired Debt multiplied by the Satellite Plant Allocation Factor.

(f) Satellite Related Other Regulatory Assets/Liabilities shall equal the Transmission Provider's electric balance of any deferred recovery of FAS 106 expenses multiplied by the Satellite Wages and Salaries Allocation Factor, plus the Transmission Provider's electric balance of FAS 109 multiplied by the Satellite Plant Allocation Factor.

(g) Satellite Related Prepayments shall equal the Transmission Provider's electric balance of prepayments multiplied by the Satellite Plant Allocation Factor.

(h) Satellite Related Materials and Supplies shall equal the Transmission Provider's electric balance of Plant Materials and Supplies, multiplied by the Satellite Plant Allocation Factor.

(i) Satellite Related Cash Working Capital shall be a 12.5% allowance (45 days/360 days) of Satellite Operation and Maintenance Expense, Satellite Related Administrative and General Expense.

2.     Cost of Capital Rate

The Cost of Capital Rate will equal (a) The Transmission Provider's Weighted Cost of Capital, plus (b) Federal Income Tax plus (c) State Income Tax.

(a) The Weighted Cost of Capital will be calculated based upon the capital structure at the end of each year and will equal the sum of:

(i) the long-term debt component, which equals the product of the actual weighted average embedded cost to maturity of the Transmission Provider's long-term debt then outstanding and the ratio that long-term debt is to the Transmission Provider's total capital.

(ii) the preferred stock component, which equals the product of the actual weighted average embedded cost to maturity of the Transmission Provider's preferred stock then outstanding and the ratio that preferred stock is to the Transmission Provider's total capital.

(iii) the return on equity component, which equals the product of the Transmission Provider's Return on Equity as set in the Provider's RNS open access rate and the ratio that common equity is to the Transmission Provider's total capital.

(b)     Federal Income Tax shall equal

                    (A+[(C+B)/D]) x FT
                         1 - FT

Where FT is the Federal Income Tax Rate and A is the sum of the preferred stock component and the return on equity component, as determined in Sections II.A.2.(a)(ii) and (iii) above, B is the Amortization of Investment Tax Credits as determined in Section II.D. below, C is the equity AFUDC component of Satellite Depreciation Expense, as defined in II.B., and D is Satellite Investment Base, as determined in II.A.1., above.

(c)     State Income Tax shall equal

                    (A+[(C+B)/D] + Federal Income Tax) x ST
                              1 - ST

Where ST is the State Income Tax Rate, A is the sum of the preferred stock component and return on equity component determined in Sections II.A.2.(a)(ii) and (iii) above, B is the Amortization of Investment Tax Credits as determined in Section II.D. below, C is the equity AFUDC component of Satellite Depreciation Expense, as defined in II.B., D is the Satellite Investment Base, as determined in II.A.1., above and Federal Income Tax is the rate determined in
Section II.A.1.(b) above.

B.   Satellite Depreciation Expense shall equal the Satellite Plant Depreciation

Expense and Accumulated Amortization

C. Satellite Related Amortization of Loss on Reacquired Debt shall equal the Transmission Provider's electric balance of Loss on Reacquired Debt multiplied by the Satellite Plant Allocation Factor.

D. Satellite Related Amortization of Investment Tax Credits shall equal the Transmission Provider's electric Amortization of Investment Tax Credits multiplied by the Satellite Plant Allocation Factor.

E. Satellite Related Municipal Tax Expense shall equal the Transmission Provider's total electric municipal tax expense multiplied by the Satellite Plant Allocation Factor.

F. Satellite Related Payroll Tax Expense shall equal the Transmission Provider's total electric payroll tax expense, multiplied by the Wages and Salaries Allocation Factor.

G. Satellite Operation and Maintenance Expense shall equal the Transmission Provider's Operation and Maintenance Expenses recorded in FERC Account Nos. 556, 561, and 581, less any costs included in FERC Account No. 561 that are otherwise recoverable pursuant to Subpart (1) of Local PTF Transmission Related Scheduling and Dispatch Expense of the rule implementing the Schedule 1 rate surcharge of the NEPOOL Tariff.

H. Satellite Related Administrative and General Expenses shall equal the sum of
(1) Transmission Provider's Administrative and General Expenses multiplied by the Wages and Salaries Allocation Factor, (2) Property Insurance multiplied by the Satellite Plant Allocation Factor, and (3) Expenses included in Account 928 related to FERC Assessments multiplied by the Satellite Plant Allocation Factor, plus any other Federal and State satellite related expenses or assessments, plus specific satellite related expenses included in Account 930.1.

I. Transmission Support Revenues shall equal the Transmission Provider's revenue received for providing system control and dispatch service

III.    CALCULATION OF SATELLITE TRANSMISSION REVENUE REQUIREMENTS

The Total Satellite Revenue Requirements derived in Section II. above are further multiplied by the Satellite Wages and Salaries Allocation Factor defined in Section I. A. 2. above to determine the transmission related revenue requirement, and further multiplied by the Satellite PTF Allocation Factor defined in Section I. A. 3. above, to determine the PTF Transmission related revenue requirements to be included in Schedule I of the NEPOOL Open Access Transmission Tariff.





                        ANCILLARY SERVICE SCHEDULE 2
       (Reactive Supply And Voltage Control From Generation Sources Service)
                               IMPLEMENTATION RULE

     This rule is designed to implement the NEPOOL Open Access Transmission Tariff Ancillary Service Schedule 2 (Reactive Supply and Voltage Control from Generation Sources Service) ("Schedule 2"). As of the Second Effective Date, service within the scope of Schedule 2 shall be paid by Participants and/or Non-Participants in accordance with the formula set forth in Schedule

2. The rule defines how Participants providing Schedule 2 service shall be compensated for providing such service.

1.      Capacity Cost (CC)

1.1 The Capacity Cost will be set to zero ($0) until a methodology for cost determination and compensation is developed and approved by the NEPOOL Markets Committee (MC) and the NEPOOL Tariff Committee (TC) and filed and accepted by the Commission.

2.      Lost Opportunity Cost (LOC)

2.1 The Lost Opportunity Cost for hydro, pumped storage and thermal generating units that are dispatched down by the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control will be calculated in a manner that is consistent with the rules established in Market Rule and Procedure No. 6-A - Compensation For Resources Postured For OP-4 Conditions (MRP 6-A).

2.2      LOC Data Submission

2.2.1 A NEPOOL satellite or a NEPOOL Participant dispatch center must notify the ISO Control Room staff when a thermal, hydro, or pumped storage generating unit has been dispatched down by the satellite or NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control.

2.2.2 The ISO Control Room staff will log all instances of a thermal, hydro or pumped storage generating unit having been dispatched down by the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control.

2.2.3 The ISO Settlements staff will collect the data required for the determination of LOCSched2 from the ISO Control Room logs, Energy Management System, and Market System.

3. Cost of Energy Consumed (SCL)

3.1 Motoring Hydro or Pumped Storage Generating Units. The SCL associated with hydro and pumped storage generating units that are motoring at the request of the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control will equal the cost of energy to motor and will be calculated in each hour as follows: SCL = (MWhUnit * (ECP or Actual energy cost) + UpliftSched2), where the MwhUnit are calculated pursuant to Section 3.2.4. Actual energy cost applies only if motoring energy is purchased through a bilateral contract. Documentation of actual energy cost is to be provided to the ISO. The UpliftSched2 component of the SCL is related to the increase in the Participant's Electrical Load that was caused by the motoring of a hydro or pumped storage generating unit that was motoring at the request of the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control and any other uplift allocations associated with providing this service and will be calculated in each hour as follows: UpliftSched2 = MWhUnit * ((* AGC, OPCAP, TMNSR, TMOR and TMSR Market Payments + Energy Market Uplift Payment) / * Participants' Electrical Load + applicable ISO Tariff rates + any Emergency Purchase Cost allocation associated with provision of this service). The UpliftSched2 component of the SCL applies only until the changes indicated in Sections 3.5 and 3.6 have been implemented.

3.2 Data submissions associated with Hydro and Pumped Storage Generating Units that motored for the purpose of providing Reactive Supply and Voltage Control

3.2.1 A NEPOOL satellite or a NEPOOL Participant dispatch center must notify the ISO Control Room staff of a generating unit having been instructed by the satellite or NEPOOL Participant dispatch center to motor for the purpose of providing reactive supply and voltage control.

3.2.2 The ISO Control Room staff will log all instances of hydro and pumped storage generating units having been instructed by the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center to motor for the purpose of providing reactive supply and voltage control.

3.2.3 The ISO Settlements staff will collect the flags set by the ISO Control Room and the ISO Control Room logs to determine which hydro or pumped storage generating units had been instructed to motor for the purpose of providing reactive supply and voltage control.

3.2.4 The Lead Participant will need to submit to the ISO Settlements staff the following data for each hour that the hydro or pumped storage generating units was motoring for the purpose of providing reactive supply and voltage control:

* The hourly incremental MWh reflecting the energy in each hour required to support reactive supply and voltage control while motoring above that which is required when not providing reactive supply and voltage control,

* If the energy to supply the motoring hydro or pumped storage generating unit is being met by the hourly Energy Market, the hourly Energy Clearing Price, plus UpliftSched2 related to the increase in the Participant's Electrical Load that was caused by the motoring of a hydro or pumped storage generating unit that was motoring at the request of the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control (in the hours that the unit was motored, if any) until the changes indicated in Sections 3.5 and 3.6 below are in effect; or

If the energy to supply the motoring hydro or pumped storage generating unit is being met by a retail power agreement, the actual cost of energy associated with the wholesale/retail power agreement along with supporting contractual documentation plus UpliftSched2 related to the increase in the Participant's Electrical Load that was caused by the motoring of a hydro or pumped storage generating unit that was motoring at the request of the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control (in the hours that the unit was motored, if any) until the changes indicated in Sections 3.5 and 3.6 below are in effect, and

* An invoice for each motoring hydro or pumped storage generating unit that includes a total net cost and an hourly cost detail that includes the hourly data noted in Section 3.1.

3.3 Timing of Data Submissions by Participants for Hydro or Pumped Storage Generating Units that motored for the purpose of providing Reactive Supply and Voltage Control - Participants should submit their SCL data (noted in the above three bullets, Section 3.2.4) related to the motoring of a hydro or pumped storage generating unit for the purpose of providing reactive supply and voltage control to ISO Settlements within fourteen (14) calendar days after the completion of the month in which the unit was called to motor. Under no circumstances will data submissions received three (3) calendar months or more after the completion of the month in which the unit was called to motor be compensated. Submittals received after the 14-day deadline will be reflected in a single billing that will occur after the 3-month submission deadline has passed.

3.4 Data submissions notifying the ISO of Hydro or Pumped Storage Generating Units that have the ability to motor for the purpose of providing Reactive Supply and Voltage Control - Direction as to whether the ECP or the actual energy cost will be applied to the SCL calculation (the ECP is to be selected only if the Participant does not have a wholesale/retail agreement to supply the unit's station service requirements) must be submitted, with supporting contractual documentation, to the ISO Settlements staff prior to the month in which the hydro or pumped storage generating unit is called to motor for reactive supply and voltage control. It is not intended that a Participant would have the option to bounce back and forth between ECP and actual energy cost.

3.5 Power System Modeling of Hydro and Pumped Storage Generating Units that can be motored for the purpose of providing Reactive Supply and Voltage Control - The energy (MWh) required by a hydro or pumped storage generating unit that is motoring for the purpose of providing reactive supply and voltage control should be reported under a distinct and unique Load Asset.

The option of reporting the energy required by a hydro or pumped storage generating unit that is motoring for the purpose of providing reactive supply and voltage control under a distinct and unique Load Asset is currently not available. This option will require incorporation within the appropriate Market Rule and Procedures (e.g., MRP 20-H and MRP 20-I) and additional programming within the Market System. Until such a time as that can be accommodated, Participants will submit the appropriate data and be compensated through the mechanism noted in Section 3.1 and 3.2.

3.6 Impact of Hydro or Pumped Storage Generating Units motoring for the purpose of providing Reactive Supply and Voltage Control on the calculation of Electrical Load and Load - The MWh reported under a distinct and unique Load Asset (pursuant to Section 3.5) for the motoring of a hydro or pumped storage generating unit will be excluded from the calculation of Electrical Load and Load. The MWh that have not been reported under a distinct and unique Load Asset (pursuant to Section 3.5) for the motoring of a hydro or pumped storage generating unit will neither be excluded from the calculation of Electrical Load and Load nor be compensated under Schedule 2.

3.7 Synchronous Condensers and Static Controlled VAR Regulators (SC/SCV). The SCL will be set to zero ($0), and the cost of energy to supply reactive supply and voltage control from the Chester SCV will be treated as losses on the NEPOOL bulk transmission system. This treatment will be revisited by the MC and TC on an as needed basis (e.g., upon the addition of a new SC or SCV within the NEPOOL Control Area).

4.     Cost of Energy Produced (PC)

4.1 Thermal Generating Units. The PC associated with thermal generating units brought on-line by the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control shall equal the product of (i) the difference between its Dispatch Price and the Energy Clearing Price for the hour, times (ii) the number of megawatt hours of out-of-merit generation produced by the resource for the hour. The "Dispatch Price" of an out-of-merit resource for an hour is the price to provide energy from the resources, as determined pursuant to Market Rules approved by the NEPOOL Participants Committee, to incorporate the Bid Price for such energy and any loss adjustments, if and as appropriate under such Market Rules. The "Energy Clearing Price" for an hour is the price determined for the hour in accordance with Section 14.8 of the Agreement.

4.2 Hydro and Pumped Storage Generating Units. The PC associated with hydro or pumped storage generating units that are producing real power and that have also been brought on-line by the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center to provide reactive supply and voltage control shall equal the product of (i) the difference between its Dispatch Price and the Energy Clearing Price for the hour, times (ii) the number of megawatt hours of out-of-merit generation produced by the resource for the hour. The "Dispatch Price" of an out-of-merit resource for an hour is the price to provide energy from the resources, as determined pursuant to Market Rules approved by the NEPOOL Participants Committee, to incorporate the Bid Price for such energy and any loss adjustments, if and as appropriate under such Market Rules. The "Energy Clearing Price" for an hour is the price determined for the hour in accordance with Section 14.8 of the Agreement.

4.3     Data submissions with respect to PC

4.3.1 A NEPOOL satellite or a NEPOOL Participant dispatch center must notify the ISO Control Room staff of a generating unit having been brought on-line by the satellite or NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control.

4.3.2 The ISO Control Room staff will log all instances of a generating unit having been brought on-line by the ISO, a NEPOOL satellite or a NEPOOL Participant dispatch center for the purpose of providing reactive supply and voltage control.

4.3.3 The ISO Settlements Hourly Markets staff will collect the flags set by the ISO Control Room and the ISO Control Room logs to determine which generating units have been brought on-line for the purpose of providing reactive supply and voltage control.

4.3.4 The ISO Settlement Staff will collect the appropriate data through the Market System for each hour that the generating unit was brought on-line for the purpose of providing reactive supply and voltage control.



              Sheet Nos. 530-700 are reserved for future use.





                     NEPOOL TARIFF, ATTACHMENT F

                IMPLEMENTATION RULE FOR CALCULATING
                ANNUAL TRANSMISSION REVENUE REQUIREMENTS

This rule sets forth details with respect to the determination each year of the Transmission Revenue Requirements for each Participant. Such Transmission Revenue Requirements shall reflect the Participant's costs for Pool Transmission Facilities ("PTF"). The Transmission Revenue Requirements will be an annual formula rate calculation, effective June 1, based on the previous calendar year's data, as shown below, and in the case of each Transmission Provider which is subject to the Commission's jurisdiction, in the Participant's FERC Form 1 report for that year, and shall be based on actual data in lieu of allocated data if specifically identified in the FERC Form 1, using end-of-year balances for each rate base item, as set forth below.

NEPOOL shall make an annual informational filing on or before July 31 of each year showing the Pool PTF Rate in effect for the period beginning June 1 of that year through May 31 of the subsequent year. Further, the informational filing with respect to the determination of the Pool PTF rate would include a breakdown by Participant the amount of the change in PTF investment during the prior year and the PTF retirements or additions causing such change to beginning and end-of-year PTF balances (although beginning-of- year PTF balances are not used in the formula itself), and any additions to PTF, retirements of PTF, and reclassifications of PTF during the year for each Transmission Provider. If there are any corrections made to the information reflected in the informational filing after it has been submitted, NEPOOL would file corrections to the informational filing. At least forty-five days before the informational filing is made with the Commission, NEPOOL shall make available to Participants and any other interested parties a draft of the proposed filing for review and comment prior to the filing. The filing of the information filing does not re-open the formula rate set forth below for review, but rather is contestable only with respect to the accuracy of the information contained in the informational filing.

The System Operator shall independently audit the charges in effect for the period June 1997 through May 2000 for charges under this Attachment, or direct that an audit[s] be conducted under its supervision by an independent third party, and shall have the discretion to conduct such audits of charges in effect beyond May 2000.

I.     DEFINITIONS

Capitalized terms not otherwise defined in Section 1 of the NEPOOL Tariff and as used in this rule have the following definitions:

A.      ALLOCATION FACTORS

1. Transmission Wages and Salaries Allocation Factor shall equal the ratio of Transmission-related direct wages and salaries including those of affiliated Companies to the Transmission Provider's total direct wages and salaries including those of the affiliates Companies and excluding administrative and general wages and salaries.

2. PTF Transmission Plant Allocation Factor shall equal the ratio of PTF Transmission Plant to Total Investment in Transmission Plant, excluding capital leases in the Hydro-Quebec DC Facilities (HQ Leases).

3. Plant Allocation Factor shall equal the ratio of the sum of Total Investment in Transmission Plant, excluding HQ leases, and Transmission Related General Plant to Total Plant in service excluding HQ Leases.

B.     TERMS

Administrative and General Expense shall equal the Transmission Provider's expenses as recorded in FERC Account Nos. 920-935, excluding FERC Account Nos. 924, 928 and 930.1.

Amortization of Loss on Reacquired Debt shall equal the Transmission Provider's expenses as recorded in FERC Account No. 428.1.

Amortization of Investment Tax Credits shall equal the Transmission Provider's credits as recorded in FERC Account No. 411.4.

Depreciation Expense for Transmission Plant shall equal the Transmission Provider's transmission expenses as recorded in FERC Account No. 403.

General Plant shall equal the Transmission Provider's gross plant balance as recorded in FERC Account Nos. 389-399.

General Plant Depreciation Expense shall equal the Transmission Provider's general expenses as recorded in FERC Account No. 403.

General Plant Depreciation Reserve shall equal the Transmission Provider's general reserve balance as recorded in FERC Account No. 108.

Hydro-Quebec DC Facilities (HQ Leases) shall equal the Transmission Provider's balance in capital leases as recorded in FERC Account Nos. 350-359 and FERC Account Nos. 389-399.

Other Regulatory Assets/Liabilities - FAS 106 shall equal the net of the Transmission Provider's FAS106 balance as recorded in FERC Account 182.3 and any FAS 106 balance as recorded in the Transmission Provider's FERC Account No. 254.

Other Regulatory Assets/Liabilities - FAS 109 shall equal the net of the Transmission Provider's FAS 109 balance in FERC Account No. 182.3 and any FAS 109 balance as recorded in the Transmission Provider's FERC Account No. 254.

Payroll Taxes shall equal those payroll expenses as recorded in the Transmission Provider's FERC Account Nos. 408.1 and 409.1.

Plant Held for Future Use shall equal the Transmission Provider's balance in FERC Account No.105.

Prepayments shall equal the Transmission Provider's prepayment balance as recorded in FERC Account No. 165.

Property Insurance shall equal the Transmission Provider's expenses as recorded in FERC Account No. 924.

PTF Transmission Plant Investment shall equal the Transmission Provider's transmission plant as defined in the Section 15.1 of the Restated NEPOOL Agreement and determined in accordance with Attachment 1.5 of this rule, which is entitled "Rules for Determining Investment To be Included in PTF."

Total Accumulated Deferred Income Taxes shall equal the net of the deferred tax balance as recorded in FERC Account Nos. 281-283 and the deferred tax balance as recorded in FERC Account No. 190.

Total Loss on Reacquired Debt shall equal the Transmission Provider's expenses as recorded in FERC Account 189.

Total Municipal Tax Expense shall equal the Transmission Provider's municipal tax expenses as recorded in FERC Account Nos. 408.1, 409.1.

Total Plant in Service shall equal the Transmission Provider's total gross plant balance as recorded in FERC Account Nos. 301-399.

Total Transmission Depreciation Reserve shall equal the Transmission Provider's transmission reserve balance as recorded in FERC Account 108.

Transmission Operation and Maintenance Expense shall equal the Transmission Provider's expenses as recorded in FERC Account Nos. 560, 562-564 and 566- 573, and shall exclude all HQ HVDC expenses booked to accounts 560 through 573 and expenses already included in Transmission Support Expense, as described in Section K which are included in FERC Account Nos. 560-573.

Transmission Plant shall equal the Transmission Provider's Gross Plant balance as recorded in FERC Account Nos. 350-359.

Transmission Plant Materials and Supplies shall equal the Transmission Provider's balance as assigned to transmission, as recorded in FERC Account No. 154.


II.     CALCULATION OF TRANSMISSION REVENUE REQUIREMENTS

The Transmission Revenue Requirement shall equal the sum of the Transmission Provider's (A) Return and Associated Income Taxes, (B) Transmission Depreciation Expense, (C) Transmission Related Amortization of Loss on Reacquired Debt, (D) Transmission Related Amortization of Investment Tax Credits, (E) Transmission Related Municipal Tax Expense, (F) Transmission Related Payroll Tax Expense, (G) Transmission Operation and Maintenance Expense, (H) Transmission Related Administrative and General Expenses, (I) Transmission Related Integrated Facilities Charges, minus (J) Transmission Support Revenue, plus (K) Transmission Support Expense, plus (L) Transmission-Related Expense from Generators, plus (M) Transmission Related Taxes and Fees Charge, minus (N) Revenue for Short-Term Transmission Service under the NEPOOL Tariff and (O) Transmission Rents Received from Electric Property.

A. Return and Associated Income Taxes shall equal the product of the Transmission Investment Base and the Cost of Capital Rate.

1.     Transmission Investment Base

The Transmission Investment Base will be the year end balances of (a) PTF Transmission Plant, plus (b) Transmission Related General Plant, plus (c) Transmission Plant Held for Future Use, less (d) Transmission Related Depreciation Reserve, less (e) Transmission Related Accumulated Deferred Taxes, plus (f) Transmission Related Loss on Reacquired Debt, plus (g) Other Regulatory Assets/Liabilities, plus (h) Transmission Prepayments, plus (i) Transmission Materials and Supplies, plus (j) Transmission Related Cash Working Capital.

(a) PTF Transmission Plant will equal the balance of the Transmission Provider's PTF Investment in Transmission Plant excluding (i) the Transmission Provider's capital leases in the Hydro-Quebec DC Facilities (HQ Leases), (ii) the portion of any facilities, the cost of which is directly assigned under Schedule 11 to the Tariff, to the Transmission Customer or a Generator Owner or Interconnection Requester, (iii) the Pre-1997 PTF gross plant investment associated with leased facilities occupied by the Phase II HVDC facilities.

(b) Transmission Related General Plant shall equal the Transmission Provider's balance of investment in General Plant multiplied by the Transmission Wages and Salaries Allocation Factor and the PTF Transmission Plant Allocation Factor.

(c) Transmission Plant Held for Future Use shall equal the balance of Transmission-related Plant Held for Future Use multiplied by the PTF Transmission Plant Allocation Factor.

(d) Transmission Related Depreciation Reserve shall equal the balance of Total Transmission Depreciation Reserve, plus the balance of Transmission Related General Plant Depreciation Reserve. Transmission Related General Plant Depreciation Reserve shall equal the product General Plant Depreciation Reserve and the Transmission Wages and Salaries Allocation Factor. This sum shall be multiplied by the PTF Transmission Plant Allocation Factor.

(e) Transmission Related Accumulated Deferred Taxes shall equal the Transmission Provider's electric balance of Total Accumulated Deferred Income Taxes, multiplied by the Plant Allocation Factor, further multiplied by the PTF Transmission Plant Allocation Factor.

(f) Transmission Related Loss on Reacquired Debt shall equal the Transmission Provider's electric balance of Total Loss on Reacquired Debt multiplied by the Plant Allocation Factor, further multiplied by the PTF Transmission Plant Allocation Factor.

(g) Other Regulatory Assets/Liabilities shall equal the Transmission Provider's electric balance of any deferred rate recovery of FAS 106 expenses multiplied by the Transmission Wages and Salaries Allocation Factor, plus the Transmission Provider's electric balance of FAS 109 multiplied by the Plant Allocation Factor. This sum shall be multiplied by the PTF Transmission Plant Allocation Factor.

(h) Transmission Prepayments shall equal the Transmission Provider's electric balance of prepayments multiplied by the Transmission Wages and Salaries allocator and further multiplied by the PTF Transmission Plant Allocation Factor.

(i) Transmission Materials and Supplies shall equal the Transmission Provider's electric balance of Transmission Plant Materials and Supplies, multiplied by the PTF Transmission Plant Allocation Factor.

(j) Transmission Related Cash Working Capital shall be a 12.5% allowance (45 days/360 days) of Transmission Operation and Maintenance Expense, Transmission Related Administrative and General Expense and Transmission Support Expense, to the extent that Transmission Support Expense exceeds Transmission Support Revenue included in Paragraph J of the formula.

2.     Cost of Capital Rate

The Cost of Capital Rate will equal (a) The Transmission Provider's Weighted Cost of Capital, plus (b) Federal Income Tax plus (c) State Income Tax.

(a) The Weighted Cost of Capital will be calculated based upon the capital structure at the end of each year and will equal the sum of:

(i) the long-term debt component, which equals the product of the actual weighted average embedded cost to maturity of the Transmission Provider's long-term debt then outstanding and the ratio that long-term debt is to the Transmission Provider's total capital.

(ii) the preferred stock component, which equals the product of the actual weighted average embedded cost to maturity of the Transmission Provider's preferred stock then outstanding and the ratio that preferred stock is to the Transmission Provider's total capital.

(iii)  the return on equity component, which shall be determined as follows:

(1) For each year during the period March 1, 1997 through May 31, 2000, the return on equity component for each of the Transmission Providers identified below shall be the product of the Transmission Provider's Return on Equity ("ROE") as set forth below and the ratio that common equity is to the Transmission Provider's total capital:

Bangor Hydro-Electric Company                        11.5%
Boston Edison Company                                10.65%
Central Maine Power Company                          11.00%
Commonwealth Electric Company                        10.75%
Eastern Utilities Associates                         11.22%
                                               (through May 31, 1999)
                                                     10.65%
                                               (beginning June 1, 1999)
New England Electric System                          10.65%
The United Illuminating Company                      11.5%
                                               (through May 31, 1999)
                                                     10.75%
                                               (beginning June 1, 1999)
Vermont Electric Company                             11.50%
Northeast Utilities                                  11.75%

(2) For each year during the period commencing June 1, 2000, the return on equity component shall be determined in the same manner, and the allowed ROE for each Transmission Provider identified above shall remain in effect for purposes of such determination for the Provider until an amendment to its cost of service under the Local Network Service Tariff for the Provider filed after December 31, 1999 results in a different allowed ROE for that Provider, in which case that Provider's ROE shall be set for purposes of such determination at the ROE ultimately determined to be just and reasonable in the proceeding involving the applicable Local Network Service Tariff amendment.

(b)     Federal Income Tax shall equal

(A+[(C+B)/D])(FT)
     1 - FT

where FT is the Federal Income Tax Rate and A is the sum of the preferred stock component and the return on equity component, as determined in Sections II.A.2.(a)(ii) and (iii) above, B is Transmission Related Amortization of Investment Tax Credits, as determined in Section II.D., below, C is the Equity AFUDC component of Transmission Depreciation Expense , as defined in Section II.B., and D is Transmission Investment Base, as determined in II.A.1., above.

(c)     State Income Tax shall equal

(A+[(C+B)/D] + Federal Income Tax)(ST)
            1 - ST

where ST is the State Income Tax Rate, A is the sum of the preferred stock component and return on equity component determined in Sections II.A.2.(a)(ii) and (iii) above, B is the Amortization of Investment Tax Credits as determined in Section II.D. below, C is the equity AFUDC component of Transmission Depreciation Expense, as defined in Section II.B., D is the Transmission Investment Base, as determined in II.A.1., above and Federal Income Tax is the rate determined in Section II.A.2.(b) above.

B. Transmission Depreciation Expense shall equal the PTF Transmission Plant Allocation Factor, multiplied by the sum of Depreciation Expense for Transmission Plant, plus an allocation of General Plant Depreciation Expense calculated by multiplying General Plant Depreciation Expense by the Transmission Wages and Salaries Allocation Factor.

C. Transmission Related Amortization of Loss on Reacquired Debt shall equal the Transmission Provider's electric Amortization of Loss on Reacquired Debt multiplied by the Plant Allocation Factor, and further multiplied by the PTF Transmission Plant Allocation Factor.

D. Transmission Related Amortization of Investment Tax Credits shall equal the Transmission Provider's electric Amortization of Investment Tax Credits multiplied by the Plant Allocation Factor, and further multiplied by the PTF Transmission Plant Allocation Factor.

E. Transmission Related Municipal Tax Expense shall equal the Transmission Provider's total electric municipal tax expense multiplied by the Plant Allocation Factor, and further multiplied by the PTF Transmission Plant Allocation Factor.

F. Transmission Related Payroll Tax Expense shall equal the Transmission Provider's total electric payroll tax expense, multiplied by the Transmission Wages and Salaries Allocation Factor, further multiplied by the PTF Transmission Plant Allocation Factor.

G. Transmission Operation and Maintenance Expense shall equal Transmission Operation and Maintenance Expenses multiplied by the PTF Transmission Plant Allocation Factor.

H. Transmission Related Administrative and General Expenses shall equal the sum of (1) Transmission Provider's Administrative and General Expenses multiplied by the Transmission Wages and Salaries Allocation Factor, (2) Property Insurance multiplied by the Transmission Plant Allocation Factor, and (3) Expenses included in Account 928 related to FERC Assessments multiplied by Plant Allocation Factor, plus any other Federal and State transmission related expenses or assessments, plus specific transmission related expenses included in Account 930.1. This sum shall be multiplied by the PTF Transmission Plant Allocation Factor.

I. Transmission Related Integrated Facilities Charges shall equal the Transmission Provider's transmission payments to affiliates for use of the PTF integrated transmission facilities of those affiliates.

J. Transmission Support Revenues shall equal the Transmission Provider's revenue received for PTF transmission support but excluding the support payments to Transmission Providers or their designee pursuant to Schedule 11 and excluding the support payments to Transmission Providers or their designee pursuant to
Schedule 12 Part 1(a), Part 1(b), Part 2 and Part 3, and excluding support payments, if any, made to Transmission Owners or their respective designee pursuant to Part III of this Tariff.

K. Transmission Support Expense shall equal the expense paid by Transmission Providers or Transmission Customers for PTF transmission support other than expenses for payments made for congestion rights or for transmission facilities or facility upgrades placed in service on or after January 1, 1997, where the support obligation is required to be borne by particular Participants or other entities in accordance with the NEPOOL Tariff. Transmission Support Expenses by any entity other than an LNS Transmission Provider, included in this provision, shall be capped at that entity's annual payment for Regional Network Service or its Point to Point Service for each individual Point to Point transaction from the resource with which the support payment is associated. For the purpose of establishing this cap, for the first five years of the Transition Period the annual payment for RNS and Internal Point-to-Point shall be recalculated at the Pool PTF rate.

L. Transmission-Related Expense from Generators shall equal the expenses from generators that both (1) the Management Committee determines should be included as transmission expense as a result of the impact of such generators on reducing transmission costs that would otherwise be required to be paid by Transmission Customers and (2) are reflected in a filing made by NEPOOL with the Commission under Section 205 of the Federal Power Act and accepted by the Commission for recovery under the NEPOOL Tariff.

M. Transmission Related Taxes and Fees Charge shall include any fee or assessment imposed by any governmental authority on service provided under this Section which is not specifically identified under any other section of this rule.

N. Revenues for Short-term Transmission Service under the NEPOOL Tariff shall be revenues distributed to each Participant, from NEPOOL, for short term service provided under the NEPOOL Tariff, received after March 1, 1999. These revenues will be credited pro-rata between pre-1997 and post-1996 PTF revenue requirements in proportion to pre-1997 and post-1996 PTF Transmission Plant.

O. Transmission Rents Received from Electric Property shall equal any Account 454 Rents from electric property, associated with PTF Transmission Plant as defined in Section II.A.1.(a) above but not reflected as a credit in Transmission Support Revenues in paragraph K of this Attachment.